FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-227081-02

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated June 11, 2019, may be amended or completed prior to time of sale.

$682,179,000 (Approximate)

CSAIL 2019-C16 Commercial Mortgage Trust

(Central Index Key Number 0001776086)

as Issuing Entity

Credit Suisse Commercial Mortgage Securities Corp.

(Central Index Key Number 0001654060)

as Depositor

Column Financial, Inc.

(Central Index Key Number 0001628601)

Societe Generale Financial Corporation

(Central Index Key Number 0001755531)

Ladder Capital Finance LLC

(Central Index Key Number 0001541468)

Starwood Mortgage Capital LLC
(Central Index Key Number 0001548405)

CIBC Inc.

(Central Index Key Number 0001548567)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C16

Credit Suisse Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-C16 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named CSAIL 2019-C16 Commercial Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in July 2019. The rated final distribution date for the certificates is the distribution date in June 2052.

Class	Approximate Initial Class Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$19,153,000%		(5)	June 2024
Class A-2	(6)%		(5)	(6)
Class A-3	(6)%		(5)	(6)
Class A-SB	$31,923,000%		(5)	November 2028
Class X-A	$615,241,000	(7)%	Variable IO(8)	June 2029
Class X-B	$66,938,000	(7)%	Variable IO(8)	June 2029
Class A-S	$63,985,000%		(5)	June 2029
Class B	$31,501,000%		(5)	June 2029
Class C	$35,437,000%		(5)	June 2029

(Footnotes to table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 52 of this prospectus

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Credit Suisse Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Credit Suisse Securities (USA) LLC, SG Americas Securities, LLC and CIBC World Markets Corp., will purchase the offered certificates from Credit Suisse Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Credit Suisse Securities (USA) LLC is acting as a co-lead manager and joint bookrunner with respect to 78.1% of each class of offered certificates. SG Americas Securities, LLC is acting as a co-lead manager and joint bookrunner with respect to 21.9% of each class of offered certificates. CIBC World Markets Corp. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about June 27, 2019. Credit Suisse Commercial Mortgage Securities Corp. expects to receive from this offering approximately     % of the aggregate certificate balance of the offered certificates, plus accrued interest from and including June 1, 2019, before deducting expenses payable by the depositor.

Credit Suisse		Société Générale
Co-Lead Manager and Joint Bookrunner		Co-Lead Manager and Joint Bookrunner
CIBC World Markets Co-Manager

CSAIL 2019-C16 Commercial Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2019-C16

Washington
1 property
$41,500,000
5.3% of total
Utah
2 properties
$12,390,000
1.6% of total
Montana
1 property
$11,200,000
1.4% of total
Wyoming
1 property
$4,243,000
0.5% of total
Nebraska
1 property
$800,000
0.1% of total
Minnesota
2 properties
$7,763,456
1.0% of total
Wisconsin
2 properties
$5,701,181
0.7% of total
Illinois
3 properties
$11,250,000
1.4% of total
Michigan
7 properties
$61,655,430
7.8% of total
New York
9 properties
$186,828,062
23.7% of total
Indiana
4 properties
$6,312,364
0.8% of total
Ohio
5 properties
$13,604,727
1.7% of total
Idaho
1 property
$2,250,000
0.3% of total
California
4 properties
$60,650,000
7.7% of total
Maryland
5 properties
$50,418,489
6.4% of total
Virginia
2 properties
$9,254,091
1.2% of total
Nevada
1 property
$5,600,000
0.7% of total
North Carolina
4 properties
$32,090,000
4.1% of total
Georgia
3 properties
$4,391,545
0.6% of total
Arizona
1 property
$6,937,166
0.9% of total
Colorado
1 property
$8,000,000
1.0% of total
Florida
5 properties
$67,967,384
8.6% of total
New Mexico
12 properties
$44,443,845
5.6% of total
Louisiana
4 properties
$57,567,182
7.3% of total
Tennessee
3 properties
$12,999,000
1.7% of total
Texas
10 properties
$55,242,410
7.0% of total
Kansas
1 property
$800,000
0.1% of total
Mississippi
1 property
$5,650,000
0.7% of total
Percentage of Initial Pool Balance
0.1%-4.9%
5.0%-9.9%
10.0%-23.7%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Initial Approx. Pass-Through Rate	Weighted Average Life (Yrs.)(4)	Expected Principal Window(4)

Offered Certificates
A-1	$19,153,000		30.000%	(5)	June 2024%		2.78	1 - 60
A-2	(6)		30.000%	(5)	(6)%		(6)	(6)
A-3	(6)		30.000%	(5)	(6)%		(6)	(6)
A-SB	$31,923,000		30.000%	(5)	November 2028%		7.30	60 - 113
X-A	$615,241,000	(7)	N/A	Variable IO(8)	June 2029%		N/A	N/A
X-B	$66,938,000	(7)	N/A	Variable IO(8)	June 2029%		N/A	N/A
A-S	$63,985,000		21.875%	(5)	June 2029%		9.93	119 - 120
B	$31,501,000		17.875%	(5)	June 2029%		9.97	120 - 120
C	$35,437,000		13.375%	(5)	June 2029%		9.97	120 - 120

Non-Offered Certificates
X-D	$24,413,000	(7)(9)	N/A	Variable IO(8)	June 2029%		N/A	N/A
D	$24,413,000	(9)	10.275%	(5)	June 2029%		9.97	120 - 120
E-RR	$17,916,000	(9)	8.000%	(5)	June 2029%		9.97	120 - 120
F-RR	$20,672,000		5.375%	(5)	June 2029%		9.97	120 - 120
G-RR	$7,875,000		4.375%	(5)	June 2029%		9.97	120 - 120
NR-RR	$34,454,331		0.000%	(5)	June 2029%		9.97	120 - 120
R(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%, and further subject to the discussion in footnotes (6) and (9) below. In addition, the notional amount of each class of Class X certificates may vary depending upon the final pricing of the classes of certificates whose certificate balances comprise such notional amount and, if as a result of such pricing the pass-through rate on such class of Class X certificates would be equal to zero, such Class X certificates may not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	For any distribution date, the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will each be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) the lesser of a specified pass-through rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage.

(6)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective approximate initial certificate balances, assumed final distribution dates, weighted average lives and expected principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $500,180,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Yrs.)	Expected Range of Principal Window
Class A-2	$75,000,000 - $295,000,000	February 2029 / April 2029	9.48 – 9.65	113 - 116 / 113 - 118
Class A-3	$205,180,000 - $425,180,000	May 2029 / May 2029	9.79 – 9.87	116 - 119 / 118 - 119

(7)	The notional amount of the Class X-A certificates will be equal to the aggregate of the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balances of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. The Class X-A, Class X-B and Class X-D certificates will not be entitled to distributions of principal.

(8)	The pass-through rate on the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate on the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate on the Class X-D certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) for the related distribution date, over (b) the pass-through rate on the Class D certificates for that distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(9)	The approximate initial certificate balances of the Class D and Class E-RR certificates are estimated based in part on the estimated ranges of certificate balances and estimated fair values described in “Credit Risk Retention”. The (a) Class D certificate balances are expected to fall within a range of $22,484,000 and $26,185,000 and (b) Class E-RR certificate balances are expected to fall within a range of $16,144,000 and $19,845,000, with the ultimate certificate balance determined such that the aggregate fair value of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. Any variation in the initial certificate balances of the Class D certificates and the Class E-RR certificates would affect the credit support and yield statistics of the Class D certificates and the Class E-RR certificates, respectively, and the initial notional amount of the Class X-D certificates.

(10)	Information concerning the Class R certificates is not presented in the above table. The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date, rating or rated final distribution date. The Class R certificates represent the residual interests in each real estate mortgage investment conduit created with respect to this securitization, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	21
Risk Factors	52
The Certificates May Not Be a Suitable Investment for You	52
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	52
Risks Related to Market Conditions and Other External Factors	52
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	52
Other Events May Affect the Value and Liquidity of Your Investment	53
Risks Relating to the Mortgage Loans	53
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	53
Risks of Commercial and Multifamily Lending Generally	54
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	55
General	55
A Tenant Concentration May Result in Increased Losses	56
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	57
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	57
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	57
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	58
Early Lease Termination Options May Reduce Cash Flow	58
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	59
Hotel Properties Have Special Risks	60
Risks Relating to Affiliation with a Franchise or Hotel Management Company	61
Retail Properties Have Special Risks	62
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	62
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	63
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	63
Office Properties Have Special Risks	64
Data Center Properties Have Special Risks	65
Multifamily Properties Have Special Risks	65
Industrial and Logistics Properties Have Special Risks	68
Mixed Use Properties Have Special Risks	69
Self-Storage Properties Have Special Risks	69
Manufactured Housing Community Properties Have Special Risks	70
Sale-Leaseback Transactions Have Special Risks	71
Condominium Ownership May Limit Use and Improvements	73
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	74
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	75
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	76
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	77
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	78

Risks Related to Zoning Non-Compliance and Use Restrictions	80
Risks Relating to Inspections of Properties	81
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	82
Insurance May Not Be Available or Adequate	82
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	83
Terrorism Insurance May Not Be Available for All Mortgaged Properties	83
Risks Associated with Blanket Insurance Policies or Self-Insurance	84
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	85
Limited Information Causes Uncertainty	85
Historical Information	85
Ongoing Information	85
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	86
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	86
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	87
Static Pool Data Would Not Be Indicative of the Performance of this Pool	88
Appraisals May Not Reflect Current or Future Market Value of Each Property	88
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	89
The Borrower’s Form of Entity May Cause Special Risks	90
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	92
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	92
Other Financings or Ability to Incur Other Indebtedness Entails Risk	93
Tenancies-in-Common May Hinder Recovery	95
Delaware Statutory Trusts	95
Risks Relating to Enforceability of Cross-Collateralization	95
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	96
Risks Associated with One Action Rules	96
State Law Limitations on Assignments of Leases and Rents May Entail Risks	96
Various Other Laws Could Affect the Exercise of Lender’s Rights	97
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	97
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	97
Risks Related to Ground Leases and Other Leasehold Interests	99
Leased Fee Properties Have Special Risks	100
Increases in Real Estate Taxes May Reduce Available Funds	101
Risks Relating to Tax Credits	101
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	102
Risks Related to Conflicts of Interest	102
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	102
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	104
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	105
Potential Conflicts of Interest of the Operating Advisor	107
Potential Conflicts of Interest of the Asset Representations Reviewer	108
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	108
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	110
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	111
Other Potential Conflicts of Interest May Affect Your Investment	112
Other Risks Relating to the Certificates	112

The Certificates Are Limited Obligations	112
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	112
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	113
EU Risk Retention and Due Diligence Requirements	114
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	116
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	118
General	118
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	119
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	120
Losses and Shortfalls May Change Your Anticipated Yield	120
Risk of Early Termination	121
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	121
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	122
You Have Limited Voting Rights	122
The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	122
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	124
The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment	125
Risks Relating to Modifications of the Mortgage Loans	127
Sponsors May Not Make Required Repurchases or Substitutions of
Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	127
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	128
Risks Relating to Interest on Advances and Special Servicing Compensation	129
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	129
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	129
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	130
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	131
Tax Considerations Relating to Foreclosure	131
REMIC Status	131
Material Federal Tax Considerations Regarding Original Issue Discount	131
Description of the Mortgage Pool	133
General	133
Certain Calculations and Definitions	134
Mortgage Pool Characteristics	142
Overview	142
Property Types	143
Hotel Properties	144
Retail Properties	145
Office Properties	146
Multifamily Properties	146
Industrial Properties	146
Mixed Use Properties	146
Self-Storage Properties	147
Manufactured Housing Community Properties	147
Specialty Use Concentrations	148
Mortgage Loan Concentrations	149
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	149
Geographic Concentrations	150
Mortgaged Properties With Limited Prior Operating History	151
Delaware Statutory Trusts	151

Tenancies-in-Common; Crowd Funding; Diversified Ownership	152
Condominium Interests	152
Fee & Leasehold Estates; Ground Leases	153
Environmental Considerations	154
Redevelopment, Renovation and Expansion	155
Assessment of Property Value and Condition	156
Litigation and Other Considerations	156
Loan Purpose	158
Modified and Refinanced Loans	158
Default History, Bankruptcy Issues and Other Proceedings	158
Tenant Issues	160
Tenant Concentrations	160
Lease Expirations and Terminations	160
Expirations	160
Terminations	161
Other	162
Purchase Options and Rights of First Refusal	163
Affiliated Leases	164
Insurance Considerations	165
Use Restrictions	167
Appraised Value	167
Non-Recourse Carveout Limitations	168
Real Estate and Other Tax Considerations	168
Delinquency Information	169
Certain Terms of the Mortgage Loans	170
Amortization of Principal	170
Due Dates; Mortgage Rates; Calculations of Interest	170
Prepayment Protections and Certain Involuntary Prepayments	171
Voluntary Prepayments	172
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	172
Defeasance; Collateral Substitution	173
Partial Releases	174
Escrows	176
Mortgaged Property Accounts	177
Lockbox Accounts	177
Exceptions to Underwriting Guidelines	177
Additional Indebtedness	178
General	178
Whole Loans	178
Mezzanine Indebtedness	179
Other Secured Indebtedness	180
Preferred Equity	181
Other Unsecured Indebtedness	181
The Whole Loans	182
General	182
The Serviced Pari Passu Whole Loans	187
The Non-Serviced Pari Passu Whole Loans	189
The Non-Serviced AB Whole Loans	192
The 3 Columbus Circle Whole Loan	192
The 787 Eleventh Avenue Whole Loan	201
The Great Wolf Lodge Southern California Whole Loan	211
Additional Information	220
Transaction Parties	221
The Sponsors and Mortgage Loan Sellers	221
Column Financial, Inc.	221
General	221
Column’s Securitization Program	221
Review of Column Mortgage Loans	222
Column’s Underwriting Guidelines and Processes	224
Exceptions to Column’s Disclosed Underwriting Guidelines	227
Compliance with Rule 15Ga-1 under the Exchange Act	228
Litigation	232
Retained Interests in This Securitization	232
Societe Generale Financial Corporation	232
General	232
Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program	232
Societe Generale Financial Corporation’s Underwriting Standards	233
Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor	236
Compliance with Rule 15Ga-1 under the Exchange Act	239
Retained Interests in This Securitization	239
Ladder Capital Finance LLC	239
General	239
Ladder Capital Group’s Securitization Program	240
Ladder Capital Group’s Underwriting Guidelines and Processes	241
Review of LCF Mortgage Loans	247
Compliance with Rule 15Ga-1 under the Exchange Act	249
Retained Interests in This Securitization	249
Starwood Mortgage Capital LLC	249
General	249
Starwood’s Securitization Program	249
Review of SMC Mortgage Loans	249
Starwood’s Underwriting Guidelines and Processes	251

Exceptions to Starwood’s Underwriting Guidelines	254
Servicing	255
Compliance with Rule 15Ga-1 under the Exchange Act	255
Retained Interests in This Securitization	255
CIBC Inc.	255
General	255
CIBC’s Commercial Mortgage Securitization Program	255
CIBC’s Underwriting Guidelines and Processes	256
Exceptions to CIBC’s Disclosed Underwriting Guidelines	261
Review of CIBC Mortgage Loans	261
Repurchases and Replacements	262
Retained Interests in This Securitization	264
The Depositor	264
The Issuing Entity	265
The Trustee and Certificate Administrator	265
The Master Servicer	269
The Special Servicer	271
The Operating Advisor and Asset Representations Reviewer	276
Credit Risk Retention	278
General	278
Qualifying CRE Loans; Required Credit Risk Retention Percentage	278
The Third Party Purchaser	279
HRR Certificates	280
General	280
Material Terms of the Eligible Horizontal Residual Interest	280
Determination of Amount of Required Horizontal Credit Risk Retention	281
General	281
Swap-Priced Principal Balance Certificates	281
Hedging, Transfer and Financing Restrictions	288
Operating Advisor	288
Representations and Warranties	288
Description of the Certificates	290
General	290
Distributions	292
Method, Timing and Amount	292
Available Funds	292
Priority of Distributions	294
Pass-Through Rates	297
Interest Distribution Amount	299
Principal Distribution Amount	299
Certain Calculations with Respect to Individual Mortgage Loans	301
Application Priority of Mortgage Loan Collections or Whole Loan Collections	302
Allocation of Yield Maintenance Charges and Prepayment Premiums	304
Assumed Final Distribution Date; Rated Final Distribution Date	305
Prepayment Interest Shortfalls	306
Subordination; Allocation of Realized Losses	308
Reports to Certificateholders; Certain Available Information	309
Certificate Administrator Reports	309
Information Available Electronically	315
Voting Rights	319
Delivery, Form, Transfer and Denomination	320
Book-Entry Registration	320
Definitive Certificates	323
Certificateholder Communication	323
Access to Certificateholders’ Names and Addresses	323
Requests to Communicate	324
Description of the Mortgage Loan Purchase Agreements	325
General	325
Dispute Resolution Provisions	333
Asset Review Obligations	333
Pooling and Servicing Agreement	334
General	334
Assignment of the Mortgage Loans	334
Servicing Standard	335
Subservicing	336
Advances	337
P&I Advances	337
Servicing Advances	338
Nonrecoverable Advances	338
Recovery of Advances	339
Accounts	341
Withdrawals from the Collection Account	342
Servicing and Other Compensation and Payment of Expenses	344
General	344
Master Servicing Compensation	349
Special Servicing Compensation	351
Disclosable Special Servicer Fees	355
Certificate Administrator and Trustee Compensation	355
Operating Advisor Compensation	356
Asset Representations Reviewer Compensation	356
CREFC® Intellectual Property Royalty License Fee	357
Appraisal Reduction Amounts	357
Maintenance of Insurance	363
Modifications, Waivers and Amendments	366

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	369
Inspections	370
Collection of Operating Information	371
Special Servicing Transfer Event	371
Asset Status Report	373
Realization Upon Mortgage Loans	376
Sale of Defaulted Loans and REO Properties	378
The Directing Holder	381
General	381
Major Decisions	382
Asset Status Report	386
Replacement of Special Servicer	386
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	386
Servicing Override	388
Rights of Holders of Companion Loans	388
Limitation on Liability of Directing Holder	389
The Operating Advisor	390
General	390
Duties of Operating Advisor at All Times	391
Annual Report	392
Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event	394
Recommendation of the Replacement of the Special Servicer	394
Eligibility of Operating Advisor	394
Other Obligations of Operating Advisor	395
Delegation of Operating Advisor’s Duties	396
Termination of the Operating Advisor With Cause	396
Rights Upon Operating Advisor Termination Event	397
Waiver of Operating Advisor Termination Event	397
Termination of the Operating Advisor Without Cause	397
Resignation of the Operating Advisor	398
Operating Advisor Compensation	398
The Asset Representations Reviewer	398
Asset Review	398
Asset Review Trigger	398
Asset Review Vote	400
Review Materials	400
Asset Review	401
Eligibility of Asset Representations Reviewer	403
Other Obligations of Asset Representations Reviewer	403
Delegation of Asset Representations Reviewer’s Duties	404
Asset Representations Reviewer Termination Events	404
Rights Upon Asset Representations Reviewer Termination Event	405
Termination of the Asset Representations Reviewer Without Cause	405
Resignation of Asset Representations Reviewer	406
Asset Representations Reviewer Compensation	406
Replacement of Special Servicer Without Cause	406
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	409
Termination of Master Servicer and Special Servicer for Cause	410
Servicer Termination Events	410
Rights Upon Servicer Termination Event	411
Waiver of Servicer Termination Event	413
Resignation of a Master Servicer or Special Servicer	413
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	414
Limitation on Liability; Indemnification	414
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	417
Dispute Resolution Provisions	417
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	417
Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA	418
Resolution of a Repurchase Request	418
Mediation and Arbitration Provisions	420
Servicing of the Non-Serviced Mortgage Loans	421
General	421
Servicing of the 787 Eleventh Avenue Mortgage Loan	424
Rating Agency Confirmations	426
Evidence as to Compliance	428
Limitation on Rights of Certificateholders to Institute a Proceeding	430
Termination; Retirement of Certificates	430
Amendment	431
Resignation and Removal of the Trustee and the Certificate Administrator	433
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	434

Certain Legal Aspects of Mortgage Loans	435
New York	435
General	435
Types of Mortgage Instruments	435
Leases and Rents	436
Personalty	436
Foreclosure	436
General	436
Foreclosure Procedures Vary from State to State	436
Judicial Foreclosure	437
Equitable and Other Limitations on Enforceability of Certain Provisions	437
Nonjudicial Foreclosure/Power of Sale	437
Public Sale	438
Rights of Redemption	439
Anti-Deficiency Legislation	439
Leasehold Considerations	439
Cooperative Shares	440
Bankruptcy Laws	440
Environmental Considerations	445
General	445
Superlien Laws	446
CERCLA	446
Certain Other Federal and State Laws	446
Additional Considerations	447
Due-on-Sale and Due-on-Encumbrance Provisions	447
Subordinate Financing	447
Default Interest and Limitations on Prepayments	448
Applicability of Usury Laws	448
Americans with Disabilities Act	448
Servicemembers Civil Relief Act	449
Anti-Money Laundering, Economic Sanctions and Bribery	449
Potential Forfeiture of Assets	449
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	450
Pending Legal Proceedings Involving Transaction Parties	451
Use of Proceeds	452
Yield and Maturity Considerations	452
Yield Considerations	452
General	452
Rate and Timing of Principal Payments	452
Losses and Shortfalls	453
Certain Relevant Factors Affecting Loan Payments and Defaults	454
Delay in Payment of Distributions	454
Yield on the Certificates with Notional Amounts	455
Weighted Average Life	455
Pre-Tax Yield to Maturity Tables	461
Material Federal Income Tax Considerations	465
General	465
Qualification as a REMIC	465
Status of Offered Certificates	467
Taxation of Regular Interests	467
General	467
Original Issue Discount	468
Acquisition Premium	470
Market Discount	470
Premium	471
Election To Treat All Interest Under the Constant Yield Method	471
Treatment of Losses	472
Yield Maintenance Charges and Prepayment Premium	472
Sale or Exchange of Regular Interests	473
Taxes That May Be Imposed on a REMIC	473
Prohibited Transactions	473
Contributions to a REMIC After the Startup Day	474
Net Income from Foreclosure Property	474
Bipartisan Budget Act of 2015	474
Taxation of Certain Foreign Investors	475
FATCA	475
Backup Withholding	476
Information Reporting	476
3.8% Medicare Tax on “Net Investment Income”	476
Reporting Requirements	476
Certain State and Local Tax Considerations	477
Method of Distribution (Underwriter conflicts of interest)	477
Incorporation of Certain Information by Reference	479
Where You Can Find More Information	480
Financial Information	480
Certain ERISA Considerations	480
General	480
Plan Asset Regulations	481
Administrative Exemptions	481
Insurance Company General Accounts	483
Legal Investment	484
Legal Matters	485
Ratings	485
Index of Significant Definitions	488

ANNEX A-1 – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2 – STRUCTURAL AND COLLATERAL TERM SHEET	A-2-1
ANNEX B – DISTRIBUTION DATE STATEMENT	B-1
ANNEX C – FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1 – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2 – EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX E – CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	E-1
ANNEX F – HILTON BALTIMORE BWI AIRPORT AMORTIZATION SCHEDULE	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

Summary of Terms, commencing on page 21 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

Risk Factors, commencing on page 52 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Significant Definitions” commencing on page 488 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

the terms “depositor”, “we”, “us” and “our” refer to Credit Suisse Commercial Mortgage Securities Corp.

references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1.

references to a “pooling and servicing agreement” (other than the CSAIL 2019-C16 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan.

references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR, OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended or SUPERSEDED, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates.

EUROPEAN UNION RETENTION REQUIREMENT

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR THEIR AFFILIATES WILL RETAIN A 5% NET ECONOMIC INTEREST WITH RESPECT TO THE CERTIFICATES IN ANY OF THE FORMS PRESCRIBED BY ARTICLE 6 OF REGULATION (EU) 2017/2402 (THE “EU SECURITIZATION REGULATION”). FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION, SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS”.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of THE FSMA received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(B) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.

571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF SOUTH KOREA FOR A PUBLIC OFFERING IN SOUTH KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN SOUTH KOREA OR TO ANY RESIDENT OF SOUTH KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RISK RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA” ) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE” ). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE SPONSORS COMMIT TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT” ), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	CSAIL 2019-C16 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-C16.

Depositor	Credit Suisse Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc., which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor’s address is 11 Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. See “Transaction Parties—The Depositor”.

Issuing Entity	CSAIL 2019-C16 Commercial Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Column Financial, Inc., a Delaware corporation

●	Societe Generale Financial Corporation, a Delaware corporation

●	Ladder Capital Finance LLC, a Delaware limited liability company

●	Starwood Mortgage Capital LLC, a Delaware limited liability company

●	CIBC Inc., a Delaware corporation

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Column Financial, Inc. is also an affiliate of each of the depositor and Credit Suisse Securities (USA) LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Societe Generale Financial Corporation is also an affiliate of SG Americas Securities, LLC, one of the underwriters and an initial purchaser of the non-offered certificates. CIBC Inc. is also an affiliate of CIBC World Markets Corp., one of the underwriters. Starwood Mortgage Capital LLC is also an affiliate of LNR Partners, LLC, the initial special servicer. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans as set forth in the following chart:

Sellers of the Mortgage Loans
Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Column Financial, Inc.(1)(2)	11	$307,705,655	39.1%
Societe Generale Financial Corporation(3)	11	172,553,797	21.9
Ladder Capital Finance LLC	12	151,069,451	19.2
Starwood Mortgage Capital LLC	8	105,380,430	13.4
CIBC Inc.	5	50,800,000	6.5
Total	47	$787,509,332	100.0%

(1)	One (1) mortgage loan, 3 Columbus Circle (6.3%), was originated by JPMorgan Chase Bank, National Association and certain notes evidencing an interest therein were subsequently acquired by Column Financial, Inc. One (1) mortgage loan, Great Wolf Lodge Southern California (3.8%), was originated by Wells Fargo Bank, National Association and certain notes evidencing an interest therein were subsequently acquired by Column Financial, Inc. Two (2) mortgage loans, Quail Hollow and Union Crossing (collectively, 2.4%), were each originated by Bayview Commercial Mortgage Finance, LLC and subsequently acquired by Column Financial, Inc. Each such mortgage loan was re-underwritten pursuant to Column Financial, Inc.’s underwriting guidelines.

(2)	One (1) mortgage loan, GNL Industrial Portfolio (6.2%), was co-originated by Column Financial, Inc. and Societe Generale Financial Corporation. Only Column Financial, Inc. is transferring such mortgage loan to the depositor. Such mortgage loan was underwritten pursuant to Column Financial, Inc.’s underwriting guidelines.

(3)	One (1) mortgage loan, SWVP Portfolio (5.1%), was co-originated by Societe Generale Financial Corporation and JPMorgan Chase Bank, National Association. Such mortgage loan was underwritten pursuant to Societe Generale Financial Corporation’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) and companion loan that is part of a whole loan serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable (a “non-serviced whole loan”), indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, is expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and any related companion loans other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 1601 Washington Ave., Suite 700, Miami Beach, Florida 33139. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any serviced mortgage loan or serviced whole loan (such mortgage loan or serviced whole loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that excluded special servicer loan. If no control termination event is continuing under the pooling and servicing agreement, the directing holder will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as described under “—Directing Holder” below). After the occurrence and during the continuance of a control termination event or if the directing holder (or, if the directing holder is the directing certificateholder, the holder of the majority of the controlling class of certificates on its behalf) is required but fails to do so or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Holder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

LNR Partners, LLC is expected to be appointed as the special servicer by the initial directing certificateholder. LD II Sub IV, LLC, or its affiliate, is expected to purchase the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates and, on the closing date, LD II Sub IV, LLC or an affiliate is expected to be the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Holder” and “Credit Risk Retention”.

LNR Partners, LLC or an affiliate, assisted LD II Sub IV, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland, 21045-1951. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement or trust and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the mortgage file for each non-serviced mortgage loan (other than the promissory note evidencing such mortgage loan) will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the pooling and servicing agreement or the trust and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, is expected to act as the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than a non-serviced mortgage loan and certain excluded loans as described in the next paragraph), as further described in this prospectus.

The directing holder will be:

●	with respect to each mortgage loan (other than any non-serviced mortgage loan) or serviced whole loan, the directing certificateholder.

The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class)

there may be no directing certificateholder even if there is a controlling class.

With respect to the directing holder or (if the directing holder is the directing certificateholder) the holder of the majority of the controlling class certificates (by certificate balance), an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of the related mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided that if at any time the certificate balances of the certificates other than the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the controlling class will be the most subordinate class among the control eligible certificates that has an aggregate certificate balance greater than zero without regard to any cumulative appraisal reduction amounts; provided, further, however, that during such time as the Class E-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that LD II Sub IV, LLC or its affiliate will purchase the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates and, on the closing date, LD II Sub IV, LLC or an affiliate is expected to be the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan and any applicable excluded loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing holder (or the equivalent) under the trust and servicing agreement or the pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling

and Servicing Agreement—The Directing Holder” and “—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Subordinate

Companion Loan	Three (3) mortgage loans, 3 Columbus Circle, 787 Eleventh Avenue and Great Wolf Lodge Southern California (collectively, 14.0%) are comprised of (i) one or more senior pari passu notes (included in the trust) and (ii) one or more senior pari passu notes (not included in the trust) and one or more subordinate notes (not included in the trust).

Certain Affiliations and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in June 2019 (or, in the case of any mortgage loan that has its first due date after June 2019, the date that would have been its due date in June 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about June 27, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in July 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in July 2019.

Record Date	With respect to any distribution date, the last business day of the month immediately preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, Florida, New York, Kansas, Pennsylvania, Ohio, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date (without regard to grace periods) for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	June 2024
Class A-2	February 2029 – April 2029(1)
Class A-3	May 2029 – May 2029(2)
Class A-SB	November 2028
Class X-A	June 2029
Class X-B	June 2029
Class A-S	June 2029
Class B	June 2029
Class C	June 2029

(1)	The range of the Assumed Final Distributions Date is based on the initial certificate balance of the Class A-2 certificates ranging from $75,000,000 to $295,000,000.

(2)	The range of the Assumed Final Distributions Date is based on the initial certificate balance of the Class A-3 certificates ranging from $205,180,000 to $425,180,000.

The rated final distribution date for the certificates will be the distribution date in June 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-C16:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount(1)
Class A-1	$19,153,000
Class A-2(2)	$75,000,000 – 295,000,000
Class A-3(2)	$205,180,000 – 425,180,000
Class A-SB(3)	$31,923,000
Class X-A(4)	$615,241,000
Class X-B(4)	$66,938,000
Class A-S	$63,985,000
Class B	$31,501,000
Class C	$35,437,000

(1)	Subject to a variance of plus or minus 5% and further subject to footnote (2) below.

(2)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the above chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $500,180,000, subject to a variance of plus or minus 5%.

(3)	The Class A-SB certificates have a certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(4)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class A-1	%(1)
Class A-2	%(1)
Class A-3	%(1)
Class A-SB	%(1)
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%(1)
Class B	%(1)
Class C	%(1)

(1)	For any distribution date, the pass-through rate on each class of the offered certificates (other than the Class X-A and Class X-B certificates) will generally be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) a rate equal to the lesser of a specified pass-through rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage.

(2)	For any distribution date, the pass-through rate on the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates weighted on the basis of their respective certificate balances immediately prior to the distribution date, as described in this prospectus. For any distribution date, the pass-through rate on the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of pass-through rates on the Class B and Class C certificates weighted on the basis of their respective certificate balances immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer (or a special servicer for a non-serviced mortgage loan), any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate of between 0.00250% and 0.05125% (although with respect to serviced companion loans, the master servicing fee may be lower than the indicated rate).

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to a per annum rate of the greater of 0.25% and the rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The special servicer will also be entitled to a liquidation fee and a workout fee as further described under "Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses".

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments,

liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The trustee/certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) at a per annum rate equal to 0.00890%. The trustee fee is payable by the certificate administrator as a portion of the trustee/certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) at a per annum rate equal to 0.00199%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) at a per annum rate equal to 0.00035%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan (excluding any related companion loan) will be payable to CRE Finance Council© as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate
3 Columbus Circle	0.00250%	0.25000%
SWVP Portfolio	0.00125%	(1)
787 Eleventh Avenue	0.00125%	0.25000%
Darden Headquarters	0.00125%	(1)
Great Wolf Lodge Southern California	0.00250%	0.25000%
Kings Mountain Center	0.00125%	(1)

(1)	The special servicing fee rate is the greater of (i) 0.25000% per annum and (ii) the per annum rate that would result in a special servicing fee of $3,500 per month.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, to the extent of funds allocated to principal and available for distribution, in reduction of the then-outstanding certificate balances of those classes, in the following priority:

(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the A-SB scheduled principal balance set forth on Annex E for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero; and

(E)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero;

provided that, if the certificate balances of each class of certificates (other than the Class A-1, Class A-2, Class A-3 and Class A-SB certificates) having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, pro rata, based on their respective certificate balances;

Third, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed losses on the mortgage loans previously allocated to each such class; plus interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of those certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class R, Class X-A, Class X-B or Class X-D certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-SB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B or Class C certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class D certificates) and, therefore, the amount of interest they accrue.

*	The Class A-SB certificates will have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in their prospectus.

**	The Class X-A, Class X-B and Class X-D certificates are interest only.

***	Other than the Class X-D and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B or Class X-D certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reduction amounts to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to any serviced whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and/or one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan—Application of Payments” “—The 787 Eleventh Avenue Whole Loan—Application of Payments” and “—The Great Wolf Lodge Southern California Whole Loan—Application of Payments”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) and any REO loan (other than any portion of an REO loan related to a companion loan), unless, in each case, the master servicer, the trustee or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. The special servicer will not be required to make any principal or interest advance on any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a servicing advance, the master servicer will, subject to a recoverability determination, be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be forty-seven (47) commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in ninety-six (96) commercial, or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $787,509,332.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan, whole loan or companion loan by name refer to such mortgage loan, whole loan or companion loan, as applicable, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a reference to a mortgage loan or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the forty-seven (47) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and/or are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan” and, together with any pari passu companion loans, the “companion loans”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Pari Passu Companion Loans Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(3)(2)	Mortgage Loan Underwritten NCF DSCR(1)(4)	Whole Loan Underwritten NCF DSCR(2)(3)(4)
3 Columbus Circle	$ 50,000,000	6.3%	$ 440,000,000	$105,000,000	45.4%	55.1%	2.91x	2.40x
GNL Industrial Portfolio	$ 48,750,000	6.2%	$ 48,750,000	N/A	65.0%	65.0%	1.98x	1.98x
SWVP Portfolio	$ 40,000,000	5.1%	$ 160,000,000	N/A	59.6%	59.6%	2.04x	2.04x
ExchangeRight Net Leased Portfolio 26	$ 35,000,000	4.4%	$ 20,000,000	N/A	61.7%	61.7%	1.92x	1.92x
787 Eleventh Avenue	$ 30,000,000	3.8%	$ 145,000,000	$235,000,000	26.9%	63.1%	3.01x	1.17x
Darden Headquarters	$ 30,000,000	3.8%	$ 80,000,000	N/A	69.9%	69.9%	1.67x	1.67x
Great Wolf Lodge Southern California	$ 30,000,000	3.8%	$ 120,000,000	$20,000,000	49.5%	56.1%	2.41x	1.89x
Kings Mountain Center	$ 17,000,000	2.2%	$ 25,000,000	N/A	56.0%	56.0%	1.75x	1.75x

(1)	Calculated including any related pari passu companion loan(s), but excluding any related subordinate companion loan(s).

(2)	In the case of the SWVP Portfolio mortgage loan, the cut-off date LTV ratio was calculated based a value other than an “as-is” value. See “—Assessment of Property Value and Condition” for additional information.

(3)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s).

(4)	For each partial interest-only loan, Underwritten NCF DSCR was calculated based on the first principal and interest payment to be made into the issuing entity during the term of the mortgage loan once amortization has commenced.

Each of the GNL Industrial Portfolio whole loan and the ExchangeRight Net Leased Portfolio 26 whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and any related companion loan is referred to in this prospectus as a “serviced companion loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, as identified below and entered into in connection with the securitization of one or more related companion loan(s). Each such whole loan is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and any related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Lead Trust/Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Operating Advisor/Trust Advisor	Directing Holder(1)
3 Columbus Circle	Benchmark 2019-B10	6.3%	KeyBank National Association	LNR Partners, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Eightfold Real Estate Capital Fund V, L.P.

SWVP Portfolio	BBCMS 2019-C3(2)	5.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

787 Eleventh Avenue	SGCMS 2019-787E	3.8%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	N/A	Nonghyup Bank, a bank organized and validly existing under the laws of the Republic of Korea with its registered address at 120 Tongil-ro, Jung-gu, Seoul 04517, Republic of Korea, as trustee of Capstone US Private Real Estate Fund No. 7

Darden Headquarters	CSAIL 2019-C15	3.8%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Grass River Real Estate Credit Partners REIT LLC

Great Wolf Lodge Southern California	WFCM 2019-C50	3.8%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D WFCM 2019-C50, LLC

Kings Mountain Center	BBCMS 2019-C3(2)	2.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Or an equivalent entity.

(2)	The BBCMS 2019-C3 securitization is expected to close on or about June 11, 2019.

For further information regarding the whole loans and the rights of the “directing holder” under the related intercreditor agreement, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or any preferred equity).

Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and A-2).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated on Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balance and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$787,509,332
Number of Mortgage Loans	47
Number of Mortgaged Properties	96
Range of Cut-off Date Balances	$ 3,500,000 – $ 50,000,000
Average Cut-off Date Balance	$ 16,755,518
Range of Mortgage Rates(2)	3.9140% – 6.3500%
Weighted Average Mortgage Rate(2)	4.8385%
Original Term to Maturity	120 months
Range of Remaining Terms to Maturity	113 months to 120 months
Weighted Average Remaining Term to Maturity	118 months
Range of Original Amortization Terms(3)	300 months to 360 months
Weighted Average Original Amortization Term(3)	356 months
Range of Remaining Amortization Terms(3)	297 months to 360 months
Weighted Average Remaining Amortization Term(3)	355 months
Range of Cut-off Date LTV Ratios(2)(4)	26.9% – 74.6%
Weighted Average Cut-off Date LTV Ratio(2)(4)	61.4%
Range of Maturity Date LTV Ratios(2)(4)	26.9% – 69.9%
Weighted Average Maturity Date LTV Ratio(2)(4)	56.8%
Range of UW NCF DSCRs(2)(5)(6)	1.28x – 3.88x
Weighted Average UW NCF DSCR(2)(5)(6)	1.87x
Range of UW NOI Debt Yields(2)	6.6% – 17.0%
Weighted Average UW NOI Debt Yield(2)	11.0%
Percentage of Initial Pool Balance consisting of:
Interest-only	49.8%
IO - Balloon	25.8%
Balloon	24.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each mortgage loan that is part of a whole loan, any related pari passu companion loan is included and any related subordinate loan(s) or mezzanine loan(s) are excluded for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratios, UW NCF DSCR and UW NOI Debt Yield. Other than as specifically noted, the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR and UW NOI Debt Yield information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness. See the table titled “Whole Loan Summary” under “Description of the Mortgage Pool—The Whole Loans” for more information about the debt service coverage ratios, loan-to-value ratios and debt yields for each mortgage loan that has a related subordinate companion loan.

(3)	Excludes seventeen (17) mortgage loans (49.8%), that are interest-only for the entire term to maturity. With respect to the Hilton Baltimore BWI Airport mortgage loan (5.0%), such mortgage loan pays according to a non-standard amortization schedule for which the assumed original amortization is 360 months. See Annex F.

(4)	With respect to the SWVP Portfolio mortgage loan (5.1%), the Cut-off Date LTV Ratio and Maturity Date LTV Ratio were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As-Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte mortgaged property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “as-is” appraised values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

(5)	For each partial interest-only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced.

(6)	With respect to the Hilton Baltimore BWI Airport mortgage loan (5.0%), UW NCF DSCR is calculated using the sum of the first 12 principal and interest payments after the cut-off date based on the assumed principal and interest payment schedule set forth on Annex F.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose”, “—Default History, Bankruptcy Issues and Other Proceedings” and representation and warranty no. 15 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loans Underwritten Based on

Limited Operating Histories	Forty-one (41) of the mortgaged properties (26.2%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related sponsor’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Capital LLC—Starwood’s Underwriting Guidelines and Processes” and “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”.

With respect to one (1) mortgage loan 167 Graham Avenue originated by Starwood Mortgage Capital LLC, (3.3%), there was an exception to such mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria regarding the underwritten net cash flow debt yield. See “—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Column Financial, Inc., as retaining sponsor, see “Credit Risk Retention”.

This transaction is being structured with a “third party purchaser” that will, on the closing date, acquire an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. LD II Sub IV, LLC or its majority-owned affiliate (in satisfaction of the retention obligations of Column Financial, Inc. in its capacity as the retaining sponsor) will be contractually obligated to retain these classes of certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the U.S. credit risk retention rules. During this time, LD II Sub IV, LLC or its affiliate will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the U.S. credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc. and RealINSIGHT;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (including all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The mortgage loans held by the issuing entity may also be subject to a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates); provided that (i)

the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange as specified under the pooling and servicing agreement.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of an uncured document defect or an uncured breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). In addition, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP are to agree, pursuant to the related mortgage loan purchase agreement, to guarantee payment in connection with the performance of such obligations on the part of Ladder Capital Finance LLC. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

Any mortgage loan with associated mezzanine financing may be subject to a default-related purchase option on the part of the mezzanine lender.

If a non-serviced mortgage loan with one or more related pari passu companion loans becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing thereof determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and, with respect to each of the 787 Eleventh Avenue whole loan, the 3 Columbus Circle whole loan and the Great Wolf Lodge Southern California whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and collectively the “Trust REMICs”) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent a class of REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [____] certificates will be issued with original issue discount and that the Class [____] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction was due in part to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), as well as global financial markets and the economy generally, experienced significant dislocations, illiquidity and volatility, and thus affected the values of CMBS. Declines in real estate values, coupled with diminished availability of leverage and/or refinancings for commercial real estate resulted in increased delinquencies and defaults on commercial mortgage loans. In addition, the downturn in the general economy affected the financial strength of many commercial real estate tenants and resulted in increased rent delinquencies and decreased occupancy.

Any future economic downturn may lead to decreased occupancies, decreased rents or other declines in income from, or the value of, commercial real estate, which would likely have an adverse effect on the value and/or liquidity of CMBS that are backed by loans secured by such commercial real estate. We cannot assure you that the CMBS market will not be adversely affected by these factors. Even if the CMBS market is not affected by these factors, the mortgaged properties securing the mortgage loans and, therefore, the mortgage loans and the related certificates, may nevertheless decline in value. Any economic downturn may adversely affect the financial resources under commercial mortgage loans and may result in an inability of CMBS borrowers to make interest and principal payments on, or refinance, their outstanding debt when due or to sell their mortgaged properties for an amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

In addition to credit factors directly affecting CMBS, the markets for other asset-backed securities and structured products may also affect CMBS. Therefore, even if CMBS are performing as anticipated, the value of CMBS in the secondary market may nevertheless decline as a result of a deterioration in general market conditions for other asset backed securities or structured products. Trading activity associated with CMBS indices may also drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of CMBS.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, any guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may currently be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or such affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, or a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room or reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hotel properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels. In addition, some or all of the rental payments from tenants may be tied to that tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting the business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below and “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations”.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition,

anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant or another major tenant goes dark, if the mortgaged property does not meet certain minimum occupancy levels or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in any co-tenancy clause, and may result in reduced value of the structure or in less of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as a lab and/or for research and development may (a) require a unique layout that may make re-tenanting to new office tenants more expensive and (b) rely on funds for research and development from government and/or private sources of funding, which sources may become unavailable. These factors, among others, may adversely affect the cash flow generating monthly payments for the mortgage loan.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short-term basis. Short-term space users may be more impacted by economic fluctuations compared to traditional long-term office leases, which has the potential to impact operating profitability of the office tenant offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Data Center Properties Have Special Risks

The primary function of a data center is to provide a secure location for data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and high cost equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, rental payments that may depend on financial aid, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured currently or in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	minimum existing rent requirements that may reduce the number of units that can be converted to market rents.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent stabilized units to market rent units in the future.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the borrower sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the borrower sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●

that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial and Logistics Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	the quality of tenants;

●	reduced demand for industrial and logistics space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Concerns about the quality of tenants, particularly major tenants, are similar in both office properties and industrial or logistics properties, although industrial or logistics properties may be more frequently dependent on a single or a few tenants.

Industrial properties may be adversely affected by reduced demand for industrial and logistics space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial, logistics or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial and logistics properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial and logistics purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial and logistics property. Site characteristics that are generally desirable to a warehouse/industrial/logistics property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial and logistics properties, any vacant industrial and logistics property space may not be easily converted to other uses. Thus, if the operation of any of the industrial and logistics properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial and logistics property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial and logistics property were readily adaptable to other uses.

Location is also important because an industrial and logistics property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial and logistics properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Mixed Use Properties Have Special Risks

Certain properties have more than one property subtype. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Retail Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle parks or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups. Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Tenancy of these properties may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

In addition, certain of the manufactured housing community properties may be subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition. Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables titled “Remaining Term to Maturity in Months” on Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are hotel, retail, office, multifamily and industrial properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated cut-off date loan amount) are located in New York, Florida, Michigan, California, Louisiana, Texas, Maryland, New Mexico and Washington. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to a mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Capital LLC—Starwood’s Underwriting Guidelines and Processes” and “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undertake future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-2 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the fifteen (15) largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Mortgaged properties may have other specialty use tenants, such as retail bank branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See also representation and warranty no. 26 on

Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Further, current uses may not in all instances have all necessary licenses and permits, which may subject the borrower or tenant to penalties or disruption of the related use.

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give any related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the mortgage loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Risks Relating to Inspections of Properties

In general, licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or significant tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire June 14, 2019. We cannot assure you if or when the National Flood Insurance Program will be reauthorized by Congress. If the National Flood Insurance Program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues” and “—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” and representation and warranty nos. 8 and 14 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below, “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History”.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and each sponsor’s description of its underwriting criteria. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Capital LLC—Starwood’s Underwriting Guidelines and Processes” and “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay

Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraisal value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, an appraisal may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Appraised Value”, reflects only the “as-is” value unless otherwise specified. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values shown in this prospectus, we cannot assure you that any values other than “as-is” will be the value of the related mortgaged property at the indicated stabilization date (if applicable), or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Capital LLC—Starwood’s Underwriting Guidelines and Processes” and “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as tenants-in-common. In the case of a mortgaged property that is owned by tenants-in-common, there is a risk that obtaining the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have borrower sponsors that have previously filed bankruptcy and we cannot assure you that such borrower sponsors will not be more likely than other borrower sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose”, “—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations”, “—Loan Purpose” and “—Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty nos. 41 and 42 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to a serviced whole loan and any non-serviced mortgage loan are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership”.

Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated cut-off date loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. For example, Florida statutes render any prohibition on a property owners’ ability to obtain property-assessed clean energy (commonly referred to as “PACE”) financing unenforceable. Consequently, we cannot assure you that borrowers owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents given that such restrictions are not enforceable in Florida.

See also “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan balloon balance at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage

Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify any non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, the borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 36 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986, as amended, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code of 1986, as amended, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Column Financial, Inc., one of the sponsors and originators, and of Credit Suisse Securities (USA) LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loan related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loan or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) may not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities may have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and of Column Financial, Inc., a sponsor, a mortgage loan seller, an originator, a warehouse lender to certain other sponsors (or their respective affiliates) and the current holder of one or more of the Great Wolf Lodge Southern California companion loans.

One of the Underwriter Entities, SG Americas Securities, LLC, together with its affiliates, is playing several roles in this transaction. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, a sponsor, an originator, a mortgage loan seller and the current holder of one or more of the SWVP Portfolio companion loans.

One of the Underwriter Entities, CIBC World Markets Corp., is playing several roles in this transaction. CIBC World Markets Corp., one of the underwriters, is an affiliate of CIBC Inc., a sponsor, an originator and a mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loans are required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, each special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to an excluded special servicer loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, while no control termination event is continuing under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of offered certificates than to the Series 2019-C16 non-offered certificates, any companion loan holder or the holder of any serviced companion loan securities. In addition, in some cases, the master servicer or special servicer or their respective affiliates may be the holder of a mezzanine or subordinate loan related to a mortgage loan in the mortgage pool. Any such interest in a mezzanine or subordinate loan may result in economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. In any such instance, neither the master servicer nor the special servicer will have any obligation to take, refrain from taking or cease taking any action with respect to any existing or future mezzanine or subordinate loans based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced pari passu companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that LD II Sub IV, LLC (or an affiliate thereof) will be the initial directing certificateholder and, as such, will be the directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan). It is expected that LNR Partners, LLC will be appointed by the initial directing certificateholder.

Although the master servicer and the special servicer will be required to diligently service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or the special servicer is, or is affiliated with, a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

LNR Partners, LLC is expected to act as the special servicer, and it or an affiliate assisted LD II Sub IV, LLC and/or one of its affiliates with its due diligence of the mortgage loans prior to the closing date. In addition, LNR Partners, LLC is currently the special servicer under the Benchmark 2019-B10 pooling and servicing agreement, which governs the servicing and administration of the 3 Columbus Circle whole loan.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

See also “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing holder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that LD II Sub IV, LLC (or an affiliate thereof) will be the initial directing certificateholder and, as such, will be the directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and will be the third party purchaser with respect to the HRR Certificates. The special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced loans (other than certain excluded loans) administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan and any non-serviced whole loan) or the directing holder (which term as used in this prospectus will include any equivalent entity or any representative thereof) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the controlling noteholder and initial directing holder for each non-serviced whole loan.

The special servicer, upon consultation with a serviced pari passu companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced pari passu companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced pari passu companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause at any time prior to a control termination event (other than with respect to any non-serviced mortgage loans and any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling noteholder or directing certificateholder related to the securitization trust indicated in the chart titled “Non-Serviced Whole Loans” under “Description of the Mortgage Pool—The Whole Loans—General” as the directing holder has certain consent and/or consultation rights with respect to the non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan with respect to the directing certificateholder or the holder of the majority of the controlling class). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The directing holder and its affiliates (and a controlling noteholder under an intercreditor agreement with respect to, or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of, a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder (or equivalent entity) or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or (if the directing holder is the directing certificateholder) the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, which is referred to in this prospectus as the “third party purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was required under the credit risk retention rules to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the third party purchaser was given the opportunity to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the third party purchaser received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the third party purchaser or that the final pool as influenced by the third party purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the third party purchaser’s certificates. Because of the differing subordination levels, the third party purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the third party purchaser but that does not benefit other investors. In addition, while the third party purchaser is prohibited under the credit risk retention rules from entering into hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The third party purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The third party purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the third party purchaser’s acceptance of a mortgage loan. The third party purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The third party purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The third party purchaser, or an affiliate, is expected to be appointed the initial directing certificateholder with respect to the mortgage loans and, as such, will be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the pooling and servicing agreements and trust and servicing agreements governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Holder”.

LNR Partners, LLC, which is expected to act as the special servicer, assisted the b-piece buyer with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the third party purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder (or an equivalent entity) exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder (or an equivalent entity), or, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Section 619 of the Dodd Frank Act (such statutory provision, together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company

Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date. We cannot assure you that a borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on such mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware, and in some cases are required to be aware, of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Article 14 of Regulation (EU) No 575/2013 (the “CRR”), as amended by Article 1(11) of Regulation 2017/2401 (the “CRR Amendment”), applies certain of the requirements of the EU Securitization Regulation, including as regards due diligence, risk retention, transparency and the criteria for credit-granting, to consolidated subsidiaries of EU credit institutions and investment firms that are subject to the CRR. The European Supervisory Authorities (“ESAs”) have noted that, as a result of the scope of the CRR Amendment, difficulties may arise for relevant subsidiaries of EU credit institutions and investment firms when engaging in local securitization activities in third countries (such as the securitization transaction described in this prospectus), in particular with regard to compliance with the transparency and risk retention requirements of the EU Securitization Regulation. The ESAs have noted that they expect that such difficulties arising from the CRR Amendment will be solved with the adoption of further proposed amendments to the CRR (such proposed amendments, “CRR II”). As currently drafted, CRR II is expected to change the scope of Article 14 of the CRR such that it applies to relevant subsidiaries only the requirements of the EU Securitization Regulation as to due diligence (and not the requirements as to risk retention, transparency and the criteria for credit-granting). At present it is unclear if, or when, CRR II will take effect. In the meantime, the ESAs have stated that they expect competent authorities to apply their risk-based supervisory powers in their day-to-day enforcement of applicable legislation (such as the EU Securitization Regulation) in a proportional manner, including by taking into account the changes to Article 14 of the CRR proposed to be made by CRR II.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant EU Institutional Investor. Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors, the depositor or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under this “Credit Risk Retention” section have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence

Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six (6) nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three (3) of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one (1) nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, but not others, due, in part, to that engaged rating agency’s final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A or Class X-B certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A or Class X-B certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A or Class X-B certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties, or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and/or Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of interest-only certificates indicated in the table below is based upon all or a portion of the outstanding certificate balance(s) of the related class(es) of certificates identified under the heading “Underlying Class(es)”, the yield to maturity on the indicated interest-only certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates with certificate balances.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-3 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans after the Class A-1, Class A-2 and Class A-3 certificates are no longer outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1 for more information on earnout reserves. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balances of the Class B or the Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class A-S and Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect to the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing holder (or equivalent entity) appointed under such trust and servicing agreement or pooling and servicing agreement and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates will not have any voting rights.

The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loans and any non-serviced mortgage loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is at least 25% of its initial certificate balance) is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which no class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is at least 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Holder”.

These actions and decisions with respect to which the directing holder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted mortgage loan, and such rights will be exercised by the directing certificateholder for this transaction if no consultation termination event is continuing and by the special servicer during a consultation termination event; provided that the issuing entity will have no such consultation rights with respect to the 3 Columbus Circle whole loan or the 787 Eleventh Avenue whole loan, unless and until a control appraisal event (as defined in the related co-lender agreement) exists with respect to such whole loan. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the master servicer and the special servicer under the pooling and servicing agreement and the master servicer and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the controlling noteholder under an intercreditor agreement or the directing holder (or equivalent entity) under the related pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the controlling noteholder under an intercreditor agreement and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)   may act solely in its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iii)  does not have any duties to the holders of any class of certificates other than, in the case of the directing certificateholder, the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan);

(iv)  may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling noteholder or the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)   will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the controlling noteholder under an intercreditor agreement or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as the aggregate certificate balance of the HRR certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balance of the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates, (such event being referred to in this prospectus as an “operating advisor consultation event”), the operating advisor will have certain consultation rights with respect to certain matters relating to the serviced mortgage loans and the serviced whole loans. Further, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor (if any) appointed under the related pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. There will be no operating advisor under the SGCMS 2019-787E trust and servicing agreement with respect to the 787 Eleventh Avenue whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause unless a control termination event is continuing and other than in respect of any applicable excluded loan as described in this prospectus. During a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a written request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding: (a) at least 66 2/3% of a quorum of the certificateholders, (which is the holders of certificates other than Class X-A, Class X-B, Class X-D and Class R certificates) or (b) more than 50% of the aggregate voting rights of each class of non-reduced certificates (other than any Class X-A, Class X-B, Class X-D and Class R certificates), but only those classes of such certificates that have, in each such case, an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class, equal to or greater than 25% of the initial certificate balance of such class of certificates, as reduced by payments of principal on such class.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor or the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders in this transaction generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a pari passu companion loan relating to a serviced whole loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement (or under the pooling and servicing agreement). Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to certain whole loans that include subordinate companion loans, the holders of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related whole loan and (ii) if no control appraisal period is continuing with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing holder (or the equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and, accordingly, the directing holder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loan. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Column Financial, Inc. in its capacity as a sponsor and solely in respect of the mortgage loans sold by it to us) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will agree to guarantee the payment obligation of Ladder Capital Finance LLC in connection with any repurchase by Ladder Capital Finance LLC. We cannot assure you that the sponsors, notwithstanding the existence of any payment guarantee, will effect such repurchases or substitutions or make such payment to compensate the issuing entity or that they will have sufficient assets to do so. Although a loss of value payment may only be made by the related mortgage loan seller (or, in the case of mortgage loans sold by Ladder Capital Finance LLC, by that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and/or Series TRS of Ladder Capital Finance Holdings LLLP) to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that trust and servicing agreement or pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor (or, in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor (or, in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP) has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the 3 Columbus Circle and 787 Eleventh Avenue mortgage loans (collectively, 10.2%), prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan and the related pari passu companion loans on a pro rata and pari passu basis and to the related subordinate companion loans on a pro rata and pari passu basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan ” and “—The 787 Eleventh Avenue Whole Loan”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or the special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or the special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or the special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or the special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or the special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or the special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or the special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company; provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reduction amounts, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan or related companion loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or the other special servicer in the case of the non-serviced mortgage loans) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or the other special servicer in the case of the non-serviced mortgage loans) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year following the year of acquisition of such mortgaged property by the issuing entity.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended. See “Material Federal Income Tax Considerations—Taxation of Regular Interests—Original Issue Discount” for more information relating to original issue discount.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of forty-seven (47) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date (the “Initial Pool Balance”) of approximately $787,509,332. The “Cut-off Date” means the respective due dates for such Mortgage Loans in June 2019 (or, in the case of any Mortgage Loan that has its first due date after June 2019 the date that would have been its due date in June 2019 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Eight (8) of the Mortgage Loans (35.7%) are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Subordinate Companion Loans”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and any related Companion Loan is collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut- off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Column Financial, Inc.(1)(2)	11	$307,705,655	39.1%
Societe Generale Financial Corporation(3)	11	172,553,797	21.9
Ladder Capital Finance LLC	12	151,069,451	19.2
Starwood Mortgage Capital LLC	8	105,380,430	13.4
CIBC Inc.	5	50,800,000	6.5
Total	47	$787,509,332	100.0%

(1)	One (1) Mortgage Loan, 3 Columbus Circle (6.3%), was originated by JPMorgan Chase Bank, National Association and certain notes evidencing an interest therein were subsequently acquired by Column Financial, Inc. One (1) Mortgage Loan, Great Wolf Lodge Southern California (3.8%), was originated by Wells Fargo Bank, National Association and certain notes evidencing an interest therein were subsequently acquired by Column Financial, Inc. Two (2) Mortgage Loans, Quail Hollow and Union Crossing (collectively, 2.4%), were each originated by Bayview Commercial Mortgage Finance, LLC and subsequently acquired by Column Financial, Inc. Each such Mortgage Loan was re-underwritten pursuant to Column Financial, Inc.’s underwriting guidelines.

(2)	One (1) Mortgage Loan, GNL Industrial Portfolio (6.2%), was co-originated by Column Financial, Inc. and Societe Generale Financial Corporation. Only Column Financial, Inc. is transferring such Mortgage Loan to the depositor. Such Mortgage Loan was underwritten pursuant to Column Financial, Inc.’s underwriting guidelines.

(3)	One (1) Mortgage Loan, SWVP Portfolio (5.1%), was co-originated by Societe Generale Financial Corporation and JPMorgan Chase Bank, National Association. Such Mortgage Loan was underwritten pursuant to Societe Generale Financial Corporation’s underwriting guidelines.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more hotel, retail, office, multifamily, industrial, mixed use, self storage or other properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A-2 may not equal the indicated total due to rounding. The information on Annex A-1 and Annex A-2 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on June 27, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics on Annex A-1 and Annex A-2 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with one or more Subordinate Companion Loans is calculated without regard to any related Subordinate Companion Loan(s), unless otherwise indicated.

Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR, UW NOI Debt Yield and Mortgage Rate information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness.

With respect to each Mortgaged Property, any appraisal of such Mortgaged Property, Phase I environmental report, Phase II environmental report or seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) was prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Definitions. For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

(1)	“Actual/360” means the related Mortgage Loan accrues interest on the basis of a 360-day year and the actual number of days in the related one-month period.

(2)	“ADR” means, for any hospitality property, average daily rate.

(3)	“Allocated Cut-off Date Loan Amount” means: (a) in the case of any Mortgage Loan secured by multiple Mortgaged Properties (without regard to cross-collateralization with another Mortgage Loan), the portion of the related Cut-off Date Balance allocated to each such Mortgaged Property based on an allocated loan amount that has been assigned in the related Mortgage Loan documents to the related Mortgaged Properties based upon one or more of the related appraised values or units, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance; and (b) in the case of any Mortgage Loan secured by a single Mortgaged Property (without regard to cross-collateralization with another Mortgage Loan), the related Cut-off Date Balance of such Mortgage Loan (and only such Mortgage Loan if it is part of a Whole Loan). Information presented in this prospectus (including Annex A-1 and Annex A-2) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

(4)	“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of June 2019 (or, in the case of any Mortgage Loan or Companion Loan that has its first due date in June 2019, the anticipated annualized debt service payable on such Mortgage Loan or related Companion Loan as of June 2019); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan or Companion Loan during the amortization period.

●	The Hilton Baltimore BWI Airport Mortgage Loan (5.0%), accrues interest and amortizes based on the assumed principal and interest payment schedule set forth on Annex F. Debt service coverage ratios are calculated using the sum of the first 12 principal and interest payments after the Cut-off Date based on the assumed principal and interest payment schedule set forth on Annex F.

(5)	“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A-1 or Annex A-2 is the “as-is” appraised value unless otherwise specified under “—Appraised Value” in this prospectus, and is in each case as determined by an appraisal made not more than twelve (12) months prior to the Cut-off Date as described under “Appraisal Date” on Annex A-1. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 and the related footnotes. The appraisals for certain of the Mortgaged Properties state values other than “as-is” for such Mortgaged Properties that assume that certain events will occur with respect to the re-tenanting, renovation or other repositioning of the Mortgaged Property, and such values other than “as-is” may, to the extent indicated, be reflected elsewhere in this prospectus, on Annex A-1, and on Annex A-2. For such Appraised Values and other values on a property-by-property basis, see Annex A-1 and the related footnotes. In addition, for certain Mortgage Loans, the Cut-off Date LTV Ratio and/or LTV Ratio at Maturity was calculated based on values other than the “as-is” appraised value for the related Mortgaged Property, as described under the definitions of “Cut-off Date LTV Ratio” and “LTV Ratio at Maturity”.

(6)	“Balloon Balance” means, with respect to any Mortgage Loan, the principal balance scheduled to be due on such Mortgage Loan at maturity assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

(7)	“Cut-off Date Balance” of any Mortgage Loan or Companion Loan will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

(8)	“Cut-off Date DSCR”, “UW NCF DSCR” or “Underwritten NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date DSCR is based on the Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of Cut-off Date DSCR does not include the Annual Debt Service on the related Subordinate Companion Loan(s).

(9)	“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A-1 divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A-1, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date LTV Ratio is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan, except as described under “Description of the Mortgage Pool—Appraised Value”, the Cut-off Date LTV Ratio was calculated using the “as-is” Appraised Value.

●	With respect to the SWVP Portfolio Mortgage Loan (5.1%), the Cut-off Date LTV Ratio was calculated based on the portfolio bulk appraised value of $335,600,000 including an “As-Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV of 59.6%. The sum of the “As-Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV Ratio of 63.2%.

(10)	“Debt Yield on Underwritten Net Cash Flow”, “UW NCF Debt Yield” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s).

(11)	“Debt Yield on Underwritten Net Operating Income”, “UW NOI Debt Yield” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income produced by the related Mortgaged Property or portfolio of Mortgaged Properties divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s).

(12)	“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

(13)	“Largest Tenant” means, with respect to any Mortgaged Property, the tenant leasing the largest amount of net rentable square feet.

(14)	“Largest Tenant Lease Expiration Date” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

(15)	“Loan Per Unit” means the principal balance of each Mortgage Loan with a Pari Passu Companion Loan, as applicable, per unit of measure as of the Cut-off Date.

(16)	“LTV Ratio at Maturity”, “Maturity Date Loan-to-Value Ratio” or “Maturity Date LTV Ratio” means:

●	with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A-1, except as set forth below;

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of LTV Ratio at Maturity is based on the aggregate Balloon Balance of such Mortgage Loan and the related Pari Passu Companion Loan;

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of LTV Ratio at Maturity does not include the principal balance of the related Subordinate Companion Loan;

●	with respect to each Mortgage Loan, except as described under “Description of the Mortgage Pool—Appraised Value”, the LTV Ratio at Maturity was calculated using the “as-is” Appraised Value; and

●	With respect to the SWVP Portfolio Mortgage Loan (5.1%), the Maturity Date LTV Ratio was calculated based on the portfolio bulk appraised value of $335,600,000 including an “As-Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Maturity Date LTV of 59.6%. The sum of the “As-Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Maturity Date LTV of 63.2%.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

(17)	“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

(18)	“Occupancy Rate” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community, recreational vehicle park and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Rate As-of Date; (ii) in the case of retail, office, mixed-use (to the extent the related Mortgaged Property includes retail, industrial or office space), industrial, other and self-storage, the percentage of the net rentable square footage rented as of the Occupancy Rate As-of Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on Occupancy Rate As-of Date. In some cases, the Occupancy Rate was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and/or commence paying rent, as applicable, on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy rate assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy rate.

(19)	“Occupancy Rate As-of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

(20)	“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

(21)	“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

(22)	“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate letter on Annex A-1.

(23)	“RevPAR” means, with respect to any hospitality property, revenues per available room.

(24)	“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

(25)	“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related originator and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

(26)	“Underwritten Net Cash Flow”, “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related originator has determined for tenant improvement and leasing commissions and / or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”. In certain cases, the related lender has reserved funds for rent abatements and/or tenant build-outs at the related space. We cannot assure you that any such tenant will occupy its respective space and/or pay rent as required under its respective lease. See “Structural and Collateral Term Sheet” on Annex A-2 for additional information, with respect to the fifteen (15) largest Mortgage Loans and see Annex A-1 for information with respect to the five (5) largest tenants (by net rentable area) at each Mortgaged Property for which tenants are listed.

(27)	“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related originator, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated based on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

(28)	“UW NOI DSCR” or “Underwritten NOI DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Operating Income produced by the related Mortgaged Property or portfolio of Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to each Mortgage Loan with a Pari Passu Companion Loan, the calculation of Cut-off Date NOI is based on the Annual Debt Service of such Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Mortgage Loan with a Subordinate Companion Loan, the calculation of Cut-off Date NOI does not include the Annual Debt Service on the related Subordinate Companion Loan(s).

(29)	“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related originator and generally derived from the rental revenue based on leases in place, leases that have been executed but the tenant is not yet paying rent, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, manufactured housing community and self-storage properties, the related originator either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

(30)	“Units”, “Rooms”, “Beds” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily property, the number of apartments, regardless of the size of or number of units in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property or recreational vehicle park property, the number of pads for manufactured homes or recreational vehicles, (d) in the case of certain Mortgaged Properties operating as student housing, the number of beds or (e) in the case of a Mortgaged Property operated as a self-storage property, the number of units for self-storage.

(31)	“Weighted Average Mortgage Loan Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-

to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

References to “Weighted Averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the Mortgage Loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables on Annex A-1 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information on Annexes A-1 and A-2, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the fifteen (15) largest Mortgage Loans under the definitions of “Underwritten Net Cash Flow” and “Underwritten Net Operating Income”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$787,509,332
Number of Mortgage Loans	47
Number of Mortgaged Properties	96
Range of Cut-off Date Balances	$ 3,500,000 – $ 50,000,000
Average Cut-off Date Balance	$ 16,755,518
Range of Mortgage Rates(2)	3.9140% – 6.3500%
Weighted Average Mortgage Rate(2)	4.8385%
Original Term to Maturity	120 months
Range of Remaining Terms to Maturity	113 months to 120 months
Weighted Average Remaining Term to Maturity	118 months
Range of Original Amortization Terms(3)	300 months to 360 months
Weighted Average Original Amortization Term(3)	356 months
Range of Remaining Amortization Terms(3)	297 months to 360 months
Weighted Average Remaining Amortization Term(3)	355 months
Range of Cut-off Date LTV Ratios(2)(4)	26.9% – 74.6%
Weighted Average Cut-off Date LTV Ratio(2)(4)	61.4%
Range of Maturity Date LTV Ratios(2)(4)	26.9% – 69.9%
Weighted Average Maturity Date LTV Ratio(2)(4)	56.8%
Range of UW NCF DSCRs(2)(5)(6)	1.28x – 3.88x
Weighted Average UW NCF DSCR(2)(5)(6)	1.87x
Range of UW NOI Debt Yields(2)	6.6% – 17.0%
Weighted Average UW NOI Debt Yield(2)	11.0%
Percentage of Initial Pool Balance consisting of:
Interest-only	49.8%
IO - Balloon	25.8%
Balloon	24.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to each Mortgage Loan that is part of a Whole Loan, any related Pari Passu Companion Loan is included and any related Subordinate Loan(s) or Mezzanine Loan(s) are excluded for purposes of calculating the Mortgage Rate, Cut-off Date LTV Ratio, Maturity Date LTV Ratios, UW NCF DSCR and UW NOI Debt Yield. Other than as specifically noted, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, UW NCF DSCR, UW NOI Debt Yield and Mortgage Rate information for each Mortgage Loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related Mortgage Loan without combination with the other indebtedness. See the table titled “Whole Loan Summary” under “Description of the Mortgage Pool—The Whole Loans” for more information about the debt service coverage ratios, loan-to-value ratios and debt yields for each mortgage loan that has a related subordinate companion loan.

(3)	Excludes seventeen (17) Mortgage Loans (49.8%), that are interest-only for the entire term. With respect to the Hilton Baltimore BWI Airport Mortgage Loan (5.0%), such Mortgage Loan pays according to a non-standard amortization schedule for which the assumed original amortization is 360 months. See Annex F.

(4)	With respect to the SWVP Portfolio Mortgage Loan (5.1%), the Cut-off Date LTV Ratio and Maturity Date LTV Ratio were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As-Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “as-is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

(5)	For each partial interest-only loan, the UW NCF DSCR was calculated based on the first principal and interest payment to be made into the trust during the term of the Mortgage Loan once amortization has commenced.

(6)	With respect to the Hilton Baltimore BWI Airport Mortgage Loan (5.0%), UW NCF DSCR is calculated using the sum of the first 12 principal and interest payments after the Cut-off Date based on the assumed principal and interest payment schedule set forth on Annex F.

The issuing entity will include three (3) Mortgage Loans (11.7%), that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancy-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Hotel
Full Service	8	$181,918,489	23.1%
Extended Stay	4	37,663,797	4.8
Limited Service	3	21,080,430	2.7
	15	$240,662,715	30.6%
Retail
Anchored	8	$105,037,166	13.3%
Single Tenant	27	86,825,429	11.0
Unanchored	6	40,256,027	5.1
	41	$232,118,622	29.5%
Office
Suburban	8	$70,050,581	8.9%
CBD	1	50,000,000	6.3
Data Center	1	17,000,000	2.2
Medical	1	3,500,000	0.4
	11	$140,550,581	17.8%
Multifamily
Mid-Rise	3	$52,650,000	6.7%
Garden	4	11,000,000	1.4
	7	$63,650,000	8.1%
Industrial
Warehouse/Distribution	7	$25,500,000	3.2%
Warehouse	2	12,750,000	1.6
Manufacturing	3	10,700,000	1.4
Flex	5	8,800,000	1.1
	17	$57,750,000	7.3%
Mixed Use
Retail / Office	2	$31,787,192	4.0%
Multifamily / Retail	1	6,000,000	0.8
	3	$37,787,192	4.80%
Self Storage
Self Storage	1	$8,000,000	1.0%
	1	$8,000,000	1.0%
Manufactured Housing
RV Park	1	$6,990,222	0.9%
	1	$6,990,222	0.9%
Total	96	$787,509,332	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth on Annex A-1.

Hotel Properties

With respect to the hotel properties set forth in the above chart:

●	Twelve (12) Mortgaged Properties, Embassy Suites Seattle Bellevue, SWVP Portfolio – InterContinental, SWVP Portfolio – DoubleTree Sunrise, SWVP Portfolio – DoubleTree Charlotte, SWVP Portfolio – DoubleTree RTP, Hilton Baltimore BWI Airport, TownePlace Suites Lakeland, Hampton Inn Livonia, Staybridge Suites Austin South, TownePlace Suites Albuquerque, Comfort Suites Grand Rapids North and Microtel Michigan City (collectively, 22.2%), are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement.

●	Three (3) Mortgaged Properties, The Box House Hotel, Great Wolf Lodge Southern California and CrestHill Suites - East Syracuse (collectively, 8.4%), are not flagged hotel properties.

●	Hotel properties may be particularly affected by seasonality. The Embassy Suites Seattle Bellevue, Hilton Baltimore BWI Airport, Great Wolf Lodge Southern California, The Box House Hotel, TownePlace Suites Lakeland, TownePlace Suites Albuquerque and Microtel Michigan City Mortgage Loans (collectively, 21.4%) require seasonality reserves that were deposited in connection with the origination of the related Mortgage Loan and/or that are required or may be required to be funded on an ongoing basis.

●	With respect to the SWVP Portfolio – InterContinental, SWVP Portfolio – DoubleTree RTP, Hilton Baltimore BWI Airport and Great Wolf Lodge Southern California Mortgaged Properties (collectively, 12.2%), 20% or more of the underwritten revenues at each such Mortgaged Property is derived from food and beverage operations.

●	With respect to the Embassy Suites Seattle Bellevue, SWVP Portfolio – DoubleTree Sunrise, SWVP Portfolio – DoubleTree Charlotte, the SWVP Portfolio – DoubleTree RTP, The Box House Hotel, TownePlace Suites Lakeland, TownePlace Suites Albuquerque, Staybridge Suites Austin South and Microtel Michigan City Mortgaged Properties (collectively, 16.2%), the related appraisal concluded that one or more hotel properties that have recently opened or are expected to open near the related Mortgaged Property will be directly competitive.

●	With respect to The Box House Hotel, Hampton Inn Livonia and Comfort Suites Grand Rapids North Mortgaged Properties (collectively, 6.2%), in addition to owning the related Mortgaged Property, the related borrower sponsor, or its affiliates, also own one or more hotel properties located within a 5-mile radius of the related Mortgaged Property that directly compete with the related Mortgaged Property.

●	With respect to the Great Wolf Lodge Southern California Mortgaged Property (3.8%), the borrower sponsor (McWhinney Real Estate Services, Inc.) acquired the site to construct the related project through a disposition and development agreement (the “DDA”) with the Garden Grove Agency for Community Development (the “Agency”) in 2009. The borrower sponsor-affiliated developers have completed the construction requirements contemplated by the DDA, and a release of construction covenants has been recorded. The DDA provides, following the release of the construction covenants, that the borrower’s right to transfer the Great Wolf Lodge Southern California Mortgaged Property is subject to the transferee’s net worth, development and operational qualifications and experience, and financial commitments and resources being reasonably satisfactory to the Agency. The Agency’s approval is not required, however, in connection with any transfer that is a result of a foreclosure or deed-in-lieu thereof, or the lender’s transfer to a third party purchaser thereafter.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance	Percentage (%) of the Initial Pool Balance	Expiration/Termination of Related License/ Franchise Agreement/ Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Embassy Suites Seattle Bellevue	$41,500,000	5.3%	1/31/2034	2/6/2029
SWVP Portfolio – InterContinental	$21,260,000	2.7%	1/23/2033	5/1/2029
SWVP Portfolio – DoubleTree Sunrise	$7,400,000	0.9%	5/31/2029	5/1/2029
SWVP Portfolio – DoubleTree Charlotte	$6,000,000	0.8%	10/31/2029	5/1/2029
SWVP Portfolio – DoubleTree RTP	$5,340,000	0.7%	5/31/2030	5/1/2029
Hilton Baltimore BWI Airport	$39,418,489	5.0%	3/31/2039	4/6/2029
Great Wolf Lodge Southern California	$30,000,000	3.8%	2/16/2041	3/11/2029
TownePlace Suites Lakeland	$14,500,000	1.8%	12/19/2036	6/6/2029
Hampton Inn Livonia	$11,487,402	1.5%	3/31/2038	5/6/2029
Staybridge Suites Austin South	$9,485,734	1.2%	2/1/2038	5/1/2029
TownePlace Suites Albuquerque	$8,700,000	1.1%	6/1/2032	6/6/2029
Comfort Suites Grand Rapids North	$6,093,027	0.8%	4/29/2039	5/6/2029
Microtel Michigan City(1)	$3,500,000	0.4%	12/16/2035	6/6/2029

(1)	The related franchisor may terminate the related franchise agreement without cause or liquidated damages on December 16, 2030.

In addition, with respect to the Microtel Michigan City Mortgage Loan (0.4%), in lieu of a property management agreement, the Mortgaged Property is managed pursuant to an operating lease between the related borrower that owns the Mortgaged Property, Starmax LLC, as landlord (the “Landlord Borrower”), and the other related borrower, Starmax Group Inc., as tenant (the “Tenant Borrower”). The operating lease expires December 31, 2040, and provides for rent to be paid to the Landlord Borrower equal to $22,000 per month for the first year of the term (which began upon acquisition of the Mortgaged Property), increasing 3% per year.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, “Description of the Mortgage Pool—Specialty Use Concentrations” and “—Redevelopment, Renovation and Expansion”.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the Santa Fe Portfolio Mortgage Loan (4.5%), access to the public sewer at the Springer Plaza Mortgaged Property is dependent upon an adjacent property. There is no easement in place to provide for such access. The Mortgage Loan documents require the borrower to use commercially reasonable diligence efforts to obtain an easement agreement or to arrange for direct connection to the public sewer line as soon as reasonably practicable, but in no event later than 60 days after any interruption or discontinuation of sewer access to such Mortgaged Property, as such period may be extended as reasonably necessary. The borrower and the non-recourse carveout guarantor are obligated to indemnify the lender for losses incurred in connection with any interruption, discontinuation or unavailability of sanitary sewer access at such Mortgaged Property, including, without limitation, the assertion or exercise by any tenant of such Mortgaged Property of any termination right, abatement right, offset right or defense under its lease, or any assertion by any such tenant of any claim based on the theory of constructive eviction, in connection therewith.

●	With respect to the Albertsons Mortgage Loan (0.5%), the related lease prohibits the property owner from selling the related Mortgaged Property or assigning the related sole tenant’s lease to any person whose business consists primarily of the retail sale of food, pharmaceutical products, and alcoholic beverages, among other things. This may affect the Trust’s ability to sell the related Mortgaged Property in connection with a foreclosure or as REO Property.

See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases”, “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties

With respect to the office properties set forth in the above chart:

●	With respect to the 3 Columbus Circle Mortgage Loan (6.3%), the borrower sponsor owns one or more properties within a five mile radius that directly compete with the Mortgaged Property. In addition, a portion of the Mortgaged Property was the subject of a sale-leaseback transaction in connection with the acquisition of such portion of the Mortgaged Property by the borrower, which portion is leased back to the former owner of the related condominium unit at the Mortgaged Property, pursuant to a lease.

For a summary of certain risks related to the office properties set forth in the above chart see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart:

●	With respect to the 167 Graham Avenue Mortgage Loan (3.3%), the borrower sponsor or its affiliates currently own properties within a 5-mile radius that compete with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial and Logistics Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed use properties set forth in the above chart:

Each of the mixed use Mortgaged Properties has two or more retail, office and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

●	With respect to the 27 East 20th Street Mortgage Loan (0.8%), the related Mortgaged Property consists of three (3) multifamily units, 1,548 SF of ground floor retail space, and 475 SF of basement space. The retail space is 100% leased to a borrower sponsor-affiliated tenant that operates a restaurant, which represents approximately 51.4% of the underwritten income at the related Mortgaged Property. Such tenant is paying rent at market rates.

Certain of the mixed use properties may have specialty uses. See “—Specialty Use Concentrations” below.

For a summary of certain risks related to the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks”.

Self-Storage Properties

With respect to the self-storage properties set forth in the above chart:

●	The All Storage Watauga Mortgaged Property (1.0%), derives a portion of its underwritten revenue from one or more of (a) truck rentals located at the related Mortgaged Property, (b) cell tower leases, (c) the leasing of certain parking spaces located at the related Mortgaged Property for recreational vehicle and boat storage and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Manufactured Housing Community Properties

With respect to the manufactured housing community properties set forth in the above chart:

●	The RV Ranch of Keene Mortgaged Property (0.9%) is a recreational vehicle resort with a significant portion of the property intended for short-term recreational vehicle hook-ups. The Mortgaged Property features 224 recreational vehicle pads and 30 manufactured home sites (which represent approximately 81.5% and 9.8%, respectively, of the total underwritten income of the Mortgaged Property). The Mortgaged Property also includes a single-family home and an apartment leased to third parties (which collectively represent approximately 1.7% of the total underwritten income of the Mortgaged Property), and 8,431 SF of strip-retail space leased to borrower sponsor affiliates. In addition, the borrower sponsor owns a recreational vehicle resort located approximately 10.6 miles from the Mortgaged Property that competes with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one or more of the five (5) largest tenants by net rentable area that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	14	20.4%
Grocery Store(2)	7	10.0%
Gym, fitness center or a health club(3)	8	9.6%
Water park(4)	1	3.8%
Medical/laboratory(5)	2	2.4%
Salon(6)	3	3.3%
Data Center(7)	1	2.2%
Church(8)	1	0.5%

(1)	Includes Santa Fe Portfolio-Plaza Mercado, Santa Fe Portfolio-Century Plaza, Santa Fe Portfolio-Springer Plaza, The Box House Hotel, Ambassador Crossing, Cardenas Market Center, 950 2nd Avenue, Hunter Plaza, 616 Lofts on Michigan, Bell Creek Commons, Union Crossing, 27 East 20th Street, Buffalo Springs Point and Naples Retail Center.

(2)	Includes ExchangeRight Net Leased Portfolio 26 – Hy-Vee – Oakdale (10th Street), MN, ExchangeRight Net Leased Portfolio 26 – Pick n Save - Wausau (Bridge), WI, Cardenas Market Center, University Square Bozeman, Ambassador Crossing, Union Crossing and Albertsons.

(3)	Includes Equinox Bloomfield Hills, Hunter Plaza, The Grove at Winter Park, 616 Lofts on Michigan, VASA Fitness Denver, VASA Fitness Spanish Fork, VASA Fitness Kaysville and Buffalo Springs Point.

(4)	Includes Great Wolf Lodge Southern California.

(5)	Includes 950 2nd Avenue and Walnut Professional Building.

(6)	Includes The Grove at Winter Park, Bell Creek Commons and Buffalo Springs Point.

(7)	Includes Kings Mountain Center.

(8)	Includes Naples Retail Center.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

The Union Crossing, ExchangeRight Net Leased Portfolio 26 – Hy-Vee – Oakdale (10th Street), MN, 787 Eleventh Avenue and University Square Bozeman Mortgaged Properties (collectively, 7.0%) each include one or more tenants that operate its space as an on-site gas station and/or an automobile repair and servicing company. See “—Retail Properties” above.

The Union Crossing Mortgaged Property (0.9%) has a dry cleaner tenant with on-site processing operations.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten (10) largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	UW NCF DSCR(1)(2)(3)	Cut-off Date LTV Ratio(1)	Maturity Date LTV Ratio(1)	Property Type
3 Columbus Circle	$50,000,000	6.3%	2.91x	45.4%	45.4%	Office
GNL Industrial Portfolio	48,750,000	6.2%	1.98x	65.0%	65.0%	Industrial
Embassy Suites Seattle Bellevue	41,500,000	5.3%	1.55x	64.8%	60.1%	Hotel
SWVP Portfolio	40,000,000	5.1%	2.04x	59.6%	59.6%	Hotel
Hilton Baltimore BWI Airport	39,418,489	5.0%	1.81x	70.9%	59.3%	Hotel
Santa Fe Portfolio	35,743,845	4.5%	1.42x	68.0%	57.6%	Various
ExchangeRight Net Leased Portfolio 26	35,000,000	4.4%	1.92x	61.7%	61.7%	Retail
The Box House Hotel	31,000,000	3.9%	1.57x	59.6%	49.7%	Hotel
787 Eleventh Avenue	30,000,000	3.8%	3.01x	26.9%	26.9%	Mixed Use
Darden Headquarters	30,000,000	3.8%	1.67x	69.9%	69.9%	Office
Top 3 Total/Avg	$140,250,000	17.8%	2.18x	58.0%	56.6%
Top 5 Total/Weighted Avg	$219,668,489	27.9%	2.09x	60.6%	57.6%
Top 10 Total/Weighted Avg	$381,412,334	48.4%	2.01x	59.4%	55.9%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit/SF/Room, UW NCF DSCR. Cut-off Date LTV Ratio and Maturity Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and UW NCF DSCR for the Mortgage Loan included in the issuing entity and any related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan(s).

(2)	For each partial interest-only loan, UW NCF DSCR was calculated based on the first principal and interest payment to be made into the issuing entity during the term of the Mortgage Loan once amortization has commenced.

(3)	With respect to the Hilton Baltimore BWI Airport Mortgage Loan (5.0%), UW NCF DSCR is calculated using the sum of the first 12 principal and interest payments after the Cut-off Date based on the assumed principal and interest payment schedule set forth on Annex F.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen (15) largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions on Annex A-2. Other than with respect to the ten (10) largest Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.8% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Loans set forth in the table below titled “Multi-Property Mortgage Loans” are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Cut-off Date Loan Amount for the particular Mortgaged Property or group of those properties. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan	Number of Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
GNL Industrial Portfolio	16	$48,750,000	6.2%
SWVP Portfolio	4	40,000,000	5.1
Santa Fe Portfolio	11	35,743,845	4.5
ExchangeRight Net Leased Portfolio 26	19	35,000,000	4.4
Schnader Properties Portfolio	4	11,000,000	1.4
Total	54	$170,493,845	21.6%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

The Mortgage Loans set forth in the table below titled “Related Borrower Loans”, are not cross-collateralized but have borrower sponsors related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans(1)

Property/Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group A
TownePlace Suites Lakeland	1	$14,500,000	1.8%
TownePlace Suites Albuquerque	1	8,700,000	1.1
Total for Group A:	2	$23,200,000	2.9%
Group B
VASA Fitness Denver	1	$8,000,000	1.0%
VASA Fitness Spanish Fork	1	6,440,000	0.8
VASA Fitness Kaysville	1	5,950,000	0.8
Total for Group B:	3	$20,390,000	2.6%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance by Allocated Cut-off Date Loan Amount:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	9	$186,828,062	23.7%
Florida	5	$67,967,384	8.6%
Michigan	7	$61,655,430	7.8%
California	4	$60,650,000	7.7%
Louisiana	4	$57,567,182	7.3%
Texas	10	$55,242,410	7.0%
Maryland	5	$50,418,489	6.4%
New Mexico	12	$44,443,845	5.6%
Washington	1	$41,500,000	5.3%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Cut-off Date Loan Amount as stated on Annex A-1.

The remaining Mortgaged Properties are located throughout nineteen (19) other states, with no more than 4.1% of the Initial Pool Balance by Allocated Cut-off Date Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Certain Mortgaged Properties are located in the following geographic areas or the regions of the United States that are more susceptible to natural disasters:

Twenty-seven (27) Mortgaged Properties (28.7%), are located in California, Florida, Georgia, North Carolina, Mississippi and Texas and are more susceptible to certain hazards (such as earthquakes, wildfires, floods or hurricanes) than properties in other parts of the country.

Seven (7) Mortgaged Properties (14.5%), are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%. See “—Insurance Considerations” below.

Mortgaged Properties With Limited Prior Operating History

Forty-one (41) Mortgaged Properties (26.2%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information for such acquired Mortgaged Property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Delaware Statutory Trusts

With respect to the ExchangeRight Net Leased Portfolio 26 Mortgage Loan (4.4%), the related borrower is a Delaware statutory trust.

See “Risk Factors—Risks Relating to the Mortgage Loans—Delaware Statutory Trusts”.

Tenancies-in-Common; Crowd Funding; Diversified Ownership

Three (3) Mortgage Loans, 3 Columbus Circle, Maple Research Office Park and Bell Creek Commons (collectively, 9.2%), each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Hilton Baltimore BWI Airport Mortgage Loan (5.0%), approximately 22.0% of the total equity of the Mortgaged Property was sourced through accredited investors via Crowd Street, an online crowdfunding platform.

Condominium Interests

Four (4) Mortgage Loans, 3 Columbus Circle, 950 2nd Avenue, Maple Research Office Park and Naples Retail Center (collectively, 10.6%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot generally take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●	With respect to the 950 2nd Avenue Mortgage Loan (1.9%), the related Mortgaged Property is a single commercial condominium unit located in a condominium building consisting of an additional 57 residential condominium units. The Board of Managers of the Condominium Board (the “Board”) consists of five (5) members, one (1) of which represents the retail unit owner. All elections of Board members are determined by a percentage basis and the percentage of the vote to which a unit owner is entitled is the percentage of common interest assigned to his or her unit in the condominium declaration. The related borrower’s common interest is 6.9956%. As a result, the related borrower alone cannot control the Board, nor can the related borrower block any action that all other unit owners approve (except if such action materially adversely impacts the commercial unit). The Board is not allowed to modify any of the expenses without the unanimous consent of the retail unit owner. Action taken by the Board with respect to (i) matters impacting the retail unit or (ii) amendments to the declaration and/or bylaws relating to assessments, voting power or common interest, require the consent of the retail unit owner and, in some cases, the mortgagee having a lien on the retail unit.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

With respect to the 787 Eleventh Avenue Mortgaged Property (3.8%), the Mortgage Loan documents permit the related borrower to convert all or any portion of the Mortgaged Property to a condominium, subject to certain conditions, including, but not limited to: (a) 45 days’ prior notice to the lender of the proposed condominium conversion; (b) the lender’s approval of all material documents to be entered into in connection with the condominium conversion (provided that such approval may not be unreasonably withheld) and (c) receipt by the lender of a rating agency confirmation from each applicable rating agency regarding the condominium conversion. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)(3)	94	$758,859,332	96.4%
Fee & Leasehold(4)	1	26,000,000	3.3
Leasehold	1	2,650,000	0.3
Total	96	$787,509,332	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Cut-off Date Loan Amounts as set forth on Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	In the case of the SWVP Portfolio – InterContinental Mortgaged Property (2.7%), a portion of the Mortgaged Property consists of a leasehold interest in a commercial space located in a third-party owned building that is adjacent to the Mortgaged Property, which space is currently used by the borrower for 120 parking spaces. The related lease is a space lease that expires in June 2056 and is not needed for compliance with zoning requirements.

(4)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general, with respect to each Mortgage Loan that is secured in whole or material part by a leasehold interest, unless the related fee interest is also encumbered by the related Mortgage, the related ground lease has a term that extends at least 20 years beyond the maturity date of the subject Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions, if any, to representation and warranty no. 36 on Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

●	With respect to the GNL Industrial Portfolio –Diebold Nixdorf – North Canton Mortgaged Property (0.3%), the Mortgage Loan is secured in part by one of the borrowers’ ground sub-leasehold interest. The term of the related ground sublease between the borrower, as ground sublessee, and CAK Realty LLC (“CAK”), an unaffiliated third party, as ground sublessor, expires on December 31, 2035. The related ground lease between the Akron-Canton Regional Airport Authority (the “Airport Authority”), as ground lessor, and CAK, as ground lessee, expires on January 1, 2036. However, each of the ground sublease and the ground lease provide for as-extended terms expiring on December 31, 2094 and January 1, 2095, respectively, subject to certain freely exercisable extension options. Pursuant to an estoppel, recognition, non-disturbance and modification agreement (the “Diebold Agreement”) between the borrower, the Airport Authority, CAK, and the lender, either the borrower or the lender has the right to exercise any extension options under the ground lease. The Diebold Agreement further provides that all insurance proceeds in respect of a property loss at the related Mortgaged Property may be applied and disbursed in accordance with the Mortgage Loan documents; provided however, that in the event the lender elects not to apply insurance proceeds to the restoration of the sublease premises, the lender does remain obligated to apply sufficient proceeds to restore the related site to grade and to remove any destroyed improvements to the extent CAK fails to satisfy its restoration obligations set forth in the sublease.

●	With respect to the Ambassador Crossing Mortgaged Property (3.3%), the Mortgage Loan is secured in part by the borrower’s leasehold interests in certain portions of the Mortgaged Property. The Mortgaged Property is subject to a ground lease dated July 2, 2013 between RSCT, L.L.C., Pine Farm Limited Partnership and Saloom, L.L.C., as ground lessor, and the borrower, as ground lessee, covers two parcels (“Tract A” and “Tract B”) at the Mortgaged Property (the “Phase I Ground Lease”). Tract A contains one building with 4 tenants. Tract B contains one building with a single tenant. The base rent under the Phase I Ground Lease is $180,000 per annum, subject to certain increases pursuant to the terms of the lease documents. The Phase I Ground Lease is scheduled to terminate on September 30, 2060. In addition, the Mortgaged Property is subject to a ground lease dated September 16, 2015 between Lake Farm, L.L.C., Pine Farm Limited Partnership and Saloom, L.L.C., as ground lessor, and the borrower, as ground lessee, covers one parcel (“Tract C”) at the Mortgaged Property (the “Phase II Ground Lease”). Tract C contains one building with 7 tenants (5 of which are currently vacant). The base rent under the Phase II Ground Lease is $145,000 per annum, subject to certain increases pursuant to the terms of the lease documents. The Phase II Ground Lease is scheduled to terminate on January 31, 2063.

As regards ground leases, see representation and warranty no. 36 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “Phase I ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses”. See also representation and warranty no. 43 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Embassy Suites Seattle Bellevue Mortgaged Property (5.3%), the related Phase I ESA identified a prior release of petroleum related to five underground storage tanks (“USTs”) that were previously removed from the Mortgaged Property. As of December 10, 2018, the Mortgaged Property is currently enrolled in the Pollution Liability Insurance Agency Technical Assistance Program with a status of “cleanup started.” The Phase I ESA considers the historical release of petroleum to be a REC. In connection with origination, the borrower obtained an environmental insurance policy through Beazley USA Services, Inc. and underwritten by Lloyd’s Syndicates 623/2623 with $2,000,000 of coverage. The policy is scheduled to terminate on January 25, 2029 and names the lender as an additional insured.

●	With respect to the Hilton Baltimore BWI Airport Mortgaged Property (5.0%), the related Phase I ESA identified historical groundwater contamination related to the previous operations of a steel fabrication facility at the Mortgaged Property. A limited subsurface investigation conducted in January 2004 identified such groundwater contamination, however the results of such report were not submitted to the Maryland Department of the Environment (“MDE”). The Phase I ESA considers the historical groundwater contamination to be a REC and recommends that the 2004 subsurface investigation report be submitted to the MDE in order to obtain regulatory closure. In connection with origination, the borrower obtained an environmental insurance policy through Beazley USA Services, Inc. and underwritten by Lloyd’s Syndicates 623/2623 with $1,000,000 of coverage. The policy is scheduled to expire on March 12, 2029 and names the lender as the insured.

●	With respect to the 787 Eleventh Avenue Mortgaged Property (3.8%), the Phase I ESA noted two historical RECs related to underground storage tanks. The first was a 1,000-gallon underground storage tank that was abandoned in place in 1995 and granted regulatory closure in 1995. The second was a 550-gallon underground storage tank that was discovered and removed in 2016; approximately 9 tons of petroleum-impacted soils were excavated in connection with spillage from this tank and regulatory closure was granted in June 2016. Pursuant to the Mortgage Loan documents, the borrower (but not the guarantor) has provided nonrecourse indemnities that would cover environmental cleanup costs and liabilities for the Mortgaged Property. At the origination of the Mortgage Loan, the borrower obtained a Premises Environmental Liability Insurance Policy from Great American Insurance Group (rated “A+” by S&P) with respect to the Mortgaged Property, covering the lender and the borrower as named insureds (with the lender named with its successors, assigns and/or affiliates, ATIMA). The policy, covering a period of 13 years beginning on the origination date, has per incident and aggregate limits of liability of $20,000,000 and a self-insured retention of $100,000 per incident. In addition, at the origination of the Mortgage Loan, the borrower obtained a Pollution/Environmental Liability Policy from Greenwich Insurance Company (rated “AA-” by S&P) with respect to the Mortgaged Property, covering the lender and the borrower as named insureds (with the lender named with its successors, assigns and/or affiliates, ATIMA). The policy, covering the period from July 10, 2015 to July 10, 2025, has per incident and aggregate limits of liability of $15,000,000 and a self-insured retention of $100,000 per incident.

●	With respect to the Santa Fe Portfolio – Springer Plaza Mortgaged Property (0.2%), the Mortgaged Property was used for auto sales and service with two filling stations from as early as the early 1920s until sometime before 1948. In addition, a building at the related Mortgaged Property was historically used as a printing facility from the 1930s or 1940s until sometime before 1970. The historic on-site uses and adjacent gasoline tanks in the roadway have the potential to impact the subsurface of the related Mortgaged Property and present a vapor migration concern. In the absence of documentation confirming the historical uses have not impacted the related Mortgaged Property above regulatory action levels, these historical uses are considered a REC for the related Mortgaged Property. The lender obtained a Lender Environmental Collateral Protection and Liability Insurance policy from Steadfast Insurance Company, with a term of 13 years, a self-insured retention of $25,000, and a limit of $2 million per claim and in the aggregate.

●	With respect to the Darden Headquarters Mortgage Loan (3.8%), an environmental pollution liability insurance policy was obtained in lieu of an environmental indemnity from the borrower and guarantor. However, the Phase I ESA obtained at loan origination did not identify any RECs.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties:

●	The Embassy Suites Seattle Bellevue Mortgaged Property (5.3%) is expected to undergo a franchise-required PIP with an estimated cost of $1,334,950. At origination, the borrower escrowed $1,334,950 into a PIP reserve.

●	The Hilton Baltimore BWI Airport Mortgaged Property (5.0%) is expected to undergo a franchise-required PIP with an estimated cost of $4,200,000. At origination, the borrower escrowed $4,200,000 into a PIP reserve.

●	With respect to the SWVP Portfolio – DoubleTree Charlotte Mortgaged Property (0.8%), the borrowers are performing an estimated $4,989,100 elective renovation, including, among other things, upgrades to the guestrooms, furnishings, fixtures and finishes. At origination, the borrowers reserved $5,000,000 into a capital expenditure reserve in connection with such renovations.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under FIRREA, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than twelve (12) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, the borrower sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, the borrower sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). In addition, certain of the Mortgaged Properties may be subject to material ongoing litigation. For example (with respect to the fifteen (15) largest Mortgage Loans):

●	With respect to the GNL Industrial Portfolio Mortgage Loan (6.2%), Nicholas S. Schorsch holds an indirect majority ownership interest in the entity that is the external advisor (such entity, the “Advisor”) to Global Net Lease Operating Partnership, L.P., the related borrower sponsor. In addition, one of the entities through which Mr. Schorsch holds his indirect equity interest in the Advisor, holds a 0.01%

interest in the related borrower sponsor. The related borrower sponsor, in turn, holds a 100% interest in each of the related borrowers. The Advisor (and certain affiliates and principals thereof) are subject to a pending case in the Chancery Court in New Castle County, Delaware for breach of fiduciary duty filed by RCS Creditor Trust, as plaintiff, against Global Net Lease Advisors, LLC, the general partner of the related borrower sponsor, American Finance Advisors, American Realty Capital Retail Advisor LLC, et al, as defendant. The complaint alleges that Nicholas Schorsch and his colleagues schemed to exploit their de facto control of a public company, RCS Capital Corporation (“RCAP”), to enrich their wholly owned fund management business, AR Capital, to the detriment of RCAP and its stakeholders. The matter is currently pending. In addition, Mr. Schorsch and/or companies with which he was associated, including American Realty Capital Properties Inc., have been, or currently are, the subject of various regulatory investigations and named as defendants in certain securities class action complaints, including in connection with certain financial statement errors.

●	With respect to the Embassy Suites Seattle Bellevue Mortgage Loan (5.3%), Media reports have indicated that Carlos Ghosn, the former Chairman and CEO of Nissan Motor Co., Ltd. (“Nissan”) has been indicted by Japanese prosecutors for certain financial wrongdoing, including arranging for payments to be made by Nissan to a company controlled by Khaled Juffali. Mr. Juffali owns a controlling interest in the borrower sponsor and both of the non-recourse carveout guarantors for the Mortgage Loan. Media reports indicate that Mr. Juffali has a long-standing business relationship with Mr. Ghosn. Mr. Juffali’s holding company has publicly denied any allegations of wrong-doing stating that all payments made by Nissan were for legitimate business purposes in order to support and promote Nissan’s business strategy in the Kingdom of Saudi Arabia. Mr. Juffali’s representatives have stated that no formal charges of financial wrong-doing have been brought against Mr. Juffali in connection with the accusations against Mr. Ghosn.

●	With respect to The Box House Hotel Mortgage Loan (3.9%), the borrower sponsor/ non-recourse carveout guarantor pled guilty to mail fraud and tax evasion in 2001. These charges stemmed from failure to pay prevailing wages for years 1997 through 2000 via his construction companies. The matter was concluded in 2011, with a three year probation sentence, six months of home confinement, a $100,000 fine and $5.1 million in restitution. All fines have been paid, and the borrower sponsor/non-recourse carveout guarantor completed his probation.

●	With respect to the 787 Eleventh Avenue Mortgaged Property (3.8%), the second largest tenant, Nissan (“NNA”), a wholly-owned subsidiary of the Nissan Motor Co., Ltd is currently not open for business. Ongoing litigation involving NNA could delay or prevent the opening of the Nissan car dealership businesses planned for the Mortgaged Property. NNA sub-leased its entire premises to two dealers (the “Dealer Plaintiffs”) to operate “Nissan of Manhattan” and “Infiniti of Manhattan” car dealerships at the Mortgaged Property. The Dealer Plaintiffs sued NNA and its captive finance arm, Nissan Motor Acceptance Corp. (“NMAC”), in January 2017 for breach of contract in connection with dealership agreements and related financing agreements related to dealerships in New York, including NNA’s premises at the Mortgaged Property, claiming that Nissan embarked on a pattern of bad faith whereby the dealerships were set up to fail. NNA & NMAC brought counterclaims against the Dealer Plaintiffs, and certain third-party owners, managers and guarantors associated with the Dealer Plaintiffs (together with the Dealer Plaintiffs, the “Plaintiff Parties”), claiming that the Plaintiff Parties were in default to NNA & NMAC on certain loan obligations and related guaranties related to the subject dealerships. The litigation (captioned In re Nissan Dealership Litigation, 17-cv-729 (LGS) (Southern District of New York)) is ongoing in the United States District Court for the Southern District of New York. NMAC was granted summary judgment on its counterclaims related to the Plaintiff Parties’ default on certain loan obligations and related guaranties and, on September 11, 2018, was awarded damages in the amount of approximately $40,000,000. It is anticipated that the grant of summary judgment on the NMAC counterclaims will be appealed by the Dealer Plaintiffs. NNA has filed a motion for summary judgment seeking the following: (i) dismissal of Plaintiff Parties’ claims against NNA; (ii) a determination that NNA should prevail on its counterclaim for breach of contract; and (iii) a declaratory judgement allowing NNA to terminate the applicable dealer agreements. In February 2019, the court dismissed the Plaintiff Parties’ claims against NNA, but required that NNA’s counterclaims for breach of contract and a declaratory judgment proceed to trial, which is currently scheduled for July 2019. To the extent that NNA prevails at trial, it is expected that NNA will be able to terminate the agreements with the Plaintiff Parties and find replacement dealers to operate dealerships at the premises. However, there can be no assurance that NNA will prevail.

●	With respect to the 167 Graham Avenue Mortgage Loan (3.3%), the borrower sponsor is a defendant in a pending lawsuit relating to two claims for breach of contract filed in 2015. The plaintiff alleges that it is entitled to a “flip transaction” fee for introducing the borrower sponsor and its affiliates to the purchaser of a property in Brooklyn, New York. The defendants believe that the claims fail as a matter of law because, among other things, the plaintiff executed a general release irrevocably releasing the defendants from all actions. In addition, it is undisputed that the defendants did not receive a return on the collateral, a condition precedent to the plaintiff receiving a “flip transaction” fee. The defendants filed a motion to dismiss. The motion was denied and the defendants appealed the denial. While the civil appeal was pending, the plaintiff filed an involuntary bankruptcy petition against one of the defendants other than the borrower sponsor. The bankruptcy court ruled that the claim was filed under egregious bad faith. The bankruptcy claim was dismissed and the bankruptcy court awarded such defendants damages. In 2018, the Appellate Division for the Second Department of the Supreme Court of the State of New York granted the defendants appeal on the civil matter and dismissed all of the plaintiffs’ claims based on the “flip transaction” fee, however, the plaintiff has appealed. The appeal is currently pending and the plaintiff is seeking $4,353,000 in damages.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose” and “Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose

●	Thirty-five (35) Mortgage Loans (69.9%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Ten (10) Mortgage Loans (19.4%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) Mortgage Loan (6.2%) was originated in connection with the borrower’s recapitalization of the related Mortgage Loan.

●	One (1) Mortgage Loan (4.5%) was originated in connection with the borrower’s refinancing of multiple previous mortgage loans as well as the borrower’s acquisition of additional related Mortgaged Properties.

Modified and Refinanced Loans

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default.

With respect to the 3 Columbus Circle, Hilton Baltimore BWI Airport, The Box House Hotel, 167 Graham Avenue, TownePlace Suites Lakeland, TownePlace Suites Albuquerque, Bell Creek Commons, Buffalo Springs Point, Ambassador Way and Naples Retail Center Mortgage Loans (collectively, 24.8%), (a) within approximately the last 10 years, related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or major tenant bankruptcy. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the 3 Columbus Circle Mortgage Loan (6.3%), the borrower sponsor purchased the Mortgaged Property in 2004 and refinanced the related loan in 2006 with a $250 million loan from Wachovia. The borrower sponsor defaulted on the $250 million loan in 2009, and Related Companies, a private real estate firm based in New York City, subsequently bought the defaulted loan and moved to foreclose. However, in 2011, SL Green acquired a 49.8% interest in the Mortgaged Property, preventing Related Companies from foreclosing on the Mortgaged Property. Subsequently, SL Green and the borrower sponsor refinanced the Mortgaged Property with a $350 million loan from Deutsche Bank, and in 2018 the borrower sponsor repurchased SL Green’s interest in the Mortgaged Property. The borrower sponsor did not default on the loan from Deutsche Bank throughout the loan term before refinancing it with the Mortgage Loan. The borrower sponsor has also been subject to other default and foreclosure proceedings.

●	With respect to the Hilton Baltimore BWI Airport Mortgage Loan (5.0%), the borrower sponsor had a prior discounted payoff of a mortgage loan secured by the Mortgaged Property in 2012. The mortgage loan had an original balance of $68,000,000 and was paid off for $45,100,000.

●	With respect to The Box House Hotel Mortgage Loan (3.9%), the borrower sponsor/non-recourse carveout guarantor was developing a multifamily property that secured an $8.0 million construction loan that defaulted and as to which (i) the borrowing entity filed for bankruptcy and (ii) the related property became the subject of a deed-in-lieu of foreclosure in 2011. In addition, in 2008, the related borrower sponsor/non-recourse carveout guarantor indirectly owned an office property that secured a $7.1 million mortgage loan. The borrower sponsor/non-recourse carveout guarantor was unable to pay debt service and ultimately filed for bankruptcy on the entity that owned the office property in 2010. During this time, the mortgage loan on the property was modified and extended an additional 12 months. The entity emerged from bankruptcy in 2012 after restructuring. The mortgage loan was subsequently refinanced at the modified maturity.

●	With respect to The Box House Hotel Mortgage Loan (3.9%), from 2016 to 2018, an additional three floors were built on top of the then-existing structure at the Mortgaged Property, adding 79 guestrooms and a rooftop event space. At that time, the Mortgaged Property was encumbered by a $10,665,778 first mortgage (securitized in the CGCMT 2013-GC11 securitization transaction) (the “Prior First Mortgage Loan”). Subsequent to the origination of the Prior First Mortgage Loan, a $10,200,000 second mortgage lien and a $2,000,000 third mortgage lien were placed on the

Mortgaged Property. In addition to being secured by the Mortgaged Property, this additional debt was also secured by five (5) other properties owned by affiliates of the borrower sponsor. There can be no assurance as to whether the construction of the additional improvements and/or the acquisition of the subordinate financing was permitted or had otherwise been approved by the lender under the Prior First Mortgage Loan. All of the prior mortgage debt related to the Mortgaged Property was repaid in full at the time of the origination of a bridge loan originated by the related mortgage loan seller on March 6, 2018 and, to the related mortgage loan seller’s knowledge, the Prior First Mortgage Loan performed as expected. The subject Mortgage Loan repaid the bridge loan.

●	With respect to the 167 Graham Avenue Mortgage Loan (3.3%), the borrower sponsor previously sponsored a $3,100,000 mortgage loan securitized in the CCRF 2007-MF1 CMBS transaction. The mortgage loan was transferred to special servicing in January of 2012 and was resolved in October of 2012 when it was sold for the full unpaid loan balance.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty nos. 41 and 42 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Fifty (50) Mortgaged Properties (25.4%) are leased to a single tenant.

See “—Lease Expirations and Terminations” and “—Affiliated Leases” below. See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the fifteen (15) largest Mortgage Loans, see the related summaries attached as Annex A-2. In addition, see Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the five (5) largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan. For example:

●	Seventeen (17) Mortgaged Properties (6.9%) are occupied entirely by a single tenant under a lease which expires prior to, or in the same year of, the maturity date of the related Mortgage Loan. See Annex A-1 for more information relating to single tenant properties.

●	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant as described in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Cut-Off Date Loan Amount	% of Net Rentable Area Expiring	Calendar Year of Expiration	Maturity Date
Santa Fe Portfolio - 132 E. Marcy	0.2%	56.4%	(1)	11/6/2028
950 2nd Avenue	1.9%	61.8%	2027	6/6/2029
Bell Creek Commons	1.1%	64.1%	2023	4/6/2029
Ambassador Way	1.0%	63.0%	2022	6/1/2029

(1)	The related tenant is currently occupying its space on a month-to-month basis.

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five (5) largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial or other tenants having multiple stores (whether at a Mortgaged Property included in the pool of Mortgage Loans or at a property outside the pool of Mortgage Loans) may experience adverse business conditions, bankruptcy or changes in circumstances that result in their deciding to close under-performing or redundant stores.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at specific times or at any time during the term of such lease.

For example (with respect to the fifteen (15) largest Mortgage Loans and the largest five tenants at each related Mortgaged Property):

●	With respect to the GNL Industrial Portfolio Mortgage Loan (6.2%), the sole tenant at the Diebold Nixdorf – North Canton Mortgaged Property, Diebold Nixdorf, has the right to terminate its lease effective December 31, 2021 by providing written notice by June 30, 2021 and with the payment of a termination fee in the amount equal to $320,589. In addition, the sole tenant at each of the XPO Logistics – Grand Rapids, XPO Logistics – Aurora, XPO Logistics – Salina, XPO Logistics – Riverton, XPO Logistics — Waite Park, XPO Logistics – Uhrichsville and XPO Logistics – Vincennes Mortgaged Properties (collectively, 0.6%), in each case, XPO Logistics, has the right to terminate the respective lease by providing 60 days’ notice and with the payment of a termination fee equal to the entire base rent for the remainder of the lease term for the affected lease.

●	With respect to the ExchangeRight Net Leased Portfolio 26 - Walgreens - Cincinnati (Bridgetown), OH Mortgaged Property (0.2%), the sole tenant, Walgreens, has the right to terminate its lease on February 28, 2029 by providing written notice to the landlord by August 28, 2028.

●	With respect to the 787 Eleventh Avenue Mortgaged Property (3.8%), the third largest tenant, Regus, representing approximately 19.3% of the net rentable area at the Mortgaged Property, has a one-time right to terminate its lease on October 18, 2028, with at least one year’s prior written notice and payment of a termination fee equal to $7,325,110.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

For more information related to tenant termination options see Annex A-1 and the accompanying footnotes for additional information, as well as the chart titled “Tenant Summary” for each of the fifteen (15) largest Mortgage Loans presented on Annex A-2.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the five (5) largest tenants listed on Annex A-1 by net rentable square footage for the fifteen (15) largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

●	With respect to the 3 Columbus Circle Mortgaged Property (6.3%), the 5th largest tenant and an affiliate of the borrower, Josephson LLC, has a free rent period through July 2019 in the aggregate amount of $1,259,369. The borrower was required at origination to reserve approximately $847,794 for the free rent period.

●	With respect to the 787 Eleventh Avenue Mortgaged Property (3.8%), each of the second largest tenant, Nissan, representing approximately 20.7% of the net rentable area at the Mortgaged Property, the third largest tenant, Regus, representing approximately 19.3% of the net rentable area at the Mortgaged Property, and the fourth largest tenant, Pershing Square, representing approximately 13.0% of the net rentable area at the Mortgaged Property, are currently building out their respective spaces. The borrower deposited $15,664,540 into a free rent reserve in connection with the origination of the Mortgage Loan. $6,980,561 of such free rent reserve is to be allocated to the Regus lease from February 2019 through November 2019 and in November 2023 according to a schedule set forth in the Mortgage Loan documents. At origination the borrower also deposited $24,775,711 into a tenant improvements and leasing commissions reserve to be applied to approved leasing expenses with respect to the leases for Nissan ($3,960,268 for tenant improvements), Regus $12,528,382 for tenant improvements and $521,488 for leasing commissions) and Pershing Square Capital Management ($7,765,573 for tenant improvements). Regus and Pershing Square Capital Management are expected to occupy their spaces in 2019, respectively. Nissan’s expected occupancy date is yet to be determined. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Litigation and Other Considerations”.

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-2 for more information on other tenant matters relating to the fifteen (15) largest Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a material portion of certain of the Mortgaged Properties.

With respect to the 15 largest Mortgage Loans, we note the following:

●	With respect to the 3 Columbus Circle Mortgage Loan (6.3%), JPMorgan Chase Bank, National Association (“JPMCB”) occupies a condominium unit at the Mortgaged Property and has the right to purchase such condominium unit if the borrower, as the landlord, seeks to sell such condominium unit to a third party. JPMCB executed a Subordination, Non-Disturbance and Attornment Agreement in connection with the Mortgage Loan origination, subordinating its lease to the Mortgage Loan.

●	With respect to the GNL Industrial Portfolio Mortgage Loan (6.2%), the related sole tenant at each of the Wolverine World Wide – Howard City Mortgaged Property, the FedEx Freight – Greenville Mortgaged Property, the FedEx Freight – Blackfoot Mortgaged Property, the XPO Logistics – Grand Rapids Mortgaged Property, the XPO Logistics – Aurora Mortgaged Property, the XPO Logistics – Salina Mortgaged Property, the XPO Logistics – Riverton Mortgaged Property, the XPO Logistics – Waite Park Mortgaged Property, the XPO Logistics – Uhrichsville Mortgaged Property and the XPO Logistics – Vincennes Mortgaged Property has either a right of first refusal (“ROFR”) or a ROFO to purchase the related Mortgaged Property in the event of a proposed transfer of such Mortgaged Property. None of such ROFRs or ROFOs, as applicable, apply to a transfer of any of the related Mortgaged Properties in connection with a foreclosure or a deed-in-lieu of foreclosure.

●	With respect to the SWVP Portfolio Mortgage Loan (5.1%), the franchisor at the InterContinental Mortgaged Property, Holiday Hospitality Franchising, LLC, has a ROFO to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. Such ROFO does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure.

●	With respect to the ExchangeRight Net Leased Portfolio 26 Mortgage Loan (4.4%), the sole tenant at each of the Hy-Vee - Oakdale (10th Street), MN, Pick n Save - Wausau (Bridge), WI ,Tractor Supply - Conroe (Hwy 242), TX, Tractor Supply - Santa Fe (FM 1764), TX, Tractor Supply - Odessa (Interstate 20), TX, Tractor Supply - Conyers (Highway 20), GA, CVS - Fayetteville, GA, AutoZone - Merrillville (Colorado), IN, Walgreens - Chalmette (West Judge Perez), LA, Walgreens - Cincinnati (Bridgetown), OH, Walgreens - Lafayette (Creasy Lane), IN, Walgreens - McDonough (Hwy 81), GA and Walgreens - Milwaukee (Howell), WI Mortgaged Properties (collectively, (4.0%), has a ROFR to purchase the related Mortgaged Property if the landlord seeks to sell the related Mortgaged Property to a third party. Each related sole tenant (excluding Pick n Save) executed a Subordination, Non-Disturbance and Attornment Agreement in connection with the origination of the ExchangeRight Net Leased Portfolio 26 Mortgage Loan, subordinating its lease to the ExchangeRight Net Leased Portfolio 26 Mortgage Loan. The related ROFR does not apply to a transfer of the related Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure. Pick n Save’s ROFR is not subordinate in the event of a transfer of the Pick n Save – Wausau (Bridge), WI Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Darden Headquarters Mortgage Loan (3.8%), if all or an undivided 50% or greater interest in the Mortgaged Property or of the equity interests in the entity constituting the landlord under the lease are offered for sale, Darden, the sole tenant at the Mortgaged Property, has a ROFO to purchase the Mortgaged Property or such offered equity interests (as applicable). The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed-in-lieu thereof.

●	In addition, with respect to certain Mortgage Loans not included in the 15 largest Mortgage Loans, the TownePlace Suites Lakeland, TownePlace Suites Albuquerque, Albertsons and Walnut Professional Building Mortgaged Properties (collectively, 3.9%) are each subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations”. See representation and warranty no. 7 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower (excluding Mortgaged Properties that are leased to an affiliate of the borrower under an operating lease):

●	With respect to the 3 Columbus Circle Mortgaged Property (6.3%), the fifth largest tenant, representing 3.0% of the net rentable area, Josephson, is an affiliate of the borrower.

●	With respect to the Santa Fe Portfolio Mortgage Loan (4.5%), the portfolio of related Mortgaged Properties contains several borrower sponsor-affiliated tenants, representing approximately 45.1% of the net rentable square footage and approximately 53.5% of the underwritten revenue at the portfolio. The leases for the borrower sponsor-affiliated tenants are guaranteed by the related borrower sponsor.

●	With respect to The Box House Hotel Mortgage Loan (3.9%), the Mortgaged Property features a ground-floor restaurant and a rooftop event space that are leased to a borrower sponsor affiliated-tenant and -operator, respectively. The leases are at market rates and both expire on October 31, 2034 and collectively represent approximately 12.0% of the underwritten revenue at the Mortgaged Property.

●	With respect to the 787 Eleventh Avenue Mortgaged Property (3.8%), the fourth largest tenant, Pershing Square, representing approximately 13.0% of the net rentable area at the Mortgaged Property, is an affiliate of one of the borrower sponsors. A partial lease guaranty from William A. Ackman, one of the borrower sponsors, was provided to the lender for up to approximately $6.04 million.

●	With respect to the Equinox Bloomfield Hills Mortgage Loan (1.8%), the borrower sponsor / non-recourse carveout guarantor is the investment vehicle of the principals of The Related Companies. Equinox Holdings Inc., the sole tenant at the related Mortgaged Property, was acquired by The Related Companies in 2006.

●	With respect to the VASA Fitness Denver Mortgage Loan (1.0%), the VASA Fitness Spanish Fork Mortgage Loan (0.8%) and the VASA Fitness Kaysville Mortgage Loan (0.8%), Kevin Hawkins, one of the borrower sponsors, is affiliated with the sole tenant at each related Mortgaged Property, VASA

Fitness. The respective leases are at market rates and no guaranty was provided by the borrower sponsors.

●	With respect to the RV Ranch of Keene Mortgage Loan (0.9%), the retail tenants at the Mortgaged Property are borrower sponsor-affiliates and represent approximately 5.0% of the total underwritten income for the Mortgaged Property.

●	With respect to the 27 East 20th Street Mortgage Loan (0.8%), the retail space at the Mortgaged Property is 100% leased to a borrower sponsor-affiliated tenant that operates a restaurant, which represents approximately 51.4% of the total underwritten income at the Mortgaged Property.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months, other than as described below. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance.

Seven (7) Mortgaged Properties (14.5%) are located in areas that are considered a high earthquake risk (seismic zone 3 or 4). These areas include, without limitation, all or parts of the states of California, Tennessee and Washington. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

In the case of forty-six (46) Mortgaged Properties (52.5%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager, as described below:

●	With respect to the GNL Industrial Portfolio Mortgage Loan (6.2%), as it relates to the FedEx Ground Package Systems – San Antonio Mortgaged Property, Bush Industries – Jamestown Mortgaged Property and the Mapes & Sprowl Steel – Elk Grove Village Mortgaged Property, the related borrower may rely on the single tenant’s insurance, so long as such single tenant’s lease is in effect and no default has occurred under the related lease and such tenant’s insurance meets the requirements under the related Mortgage Loan documents. If the tenant fails to provide acceptable insurance coverage, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

●	With respect to the ExchangeRight Net Leased Portfolio 26 Mortgage Loan (4.4%), the borrower may rely on the insurance provided by the sole tenant at each related Mortgaged Property, so long as the sole tenant’s lease at each respective property is in effect and no default has occurred under each such lease and such sole tenant’s insurance meets the requirements under the Mortgage Loan documents. If any tenant fails to provide acceptable insurance coverage, the related borrower must obtain or provide supplemental insurance to meet the requirements under the related Mortgage Loan documents.

●	With respect to the Darden Headquarters Mortgage Loan (3.8%), property insurance is maintained by the sole tenant, Darden Corporation. Subject to certain conditions, including the sole tenant’s lease being in full force and effect and the sole tenant or the lease guarantor, Darden Restaurants, Inc., maintaining a rating from S&P of at least “BBB-”, the Mortgage Loan documents permit a portion of the tenant’s property insurance program (up to an aggregate of $10,000,000 when combined with any deductible or self-insured retention) to be self-insured.

●	With respect to the Kings Mountain Center Mortgage Loan (2.2%), the related borrower may rely on the insurance provided by the sole tenant at the Mortgaged Property, Ensono, so long as the Ensono lease is in effect and no default has occurred under the lease and Ensono’s insurance meets the requirements under the related Mortgage Loan documents. If Ensono fails to provide acceptable insurance coverage, the related borrower must obtain or provide supplemental insurance to meet the requirements under the related Mortgage Loan documents.

●	With respect to the Quail Hollow Mortgage Loan (1.5%), certain insurance requirements in the Mortgage Loan documents are permitted to be satisfied, subject to prior approval by the lender, by the self-insurance of the sole tenant, Crye-Leike.

●	With respect to the VASA Fitness Denver Mortgage Loan (1.0%), the VASA Fitness Spanish Fork Mortgage Loan (0.8%) and the VASA Fitness Kaysville Mortgage Loan (0.8%), the related borrower may rely on the insurance provided by the sole tenant at each related Mortgaged Property, VASA Fitness, so long as VASA Fitness’s insurance meets the requirements under the related Mortgage Loan documents. If VASA Fitness fails to provide acceptable insurance coverage, the related borrower must obtain or provide supplemental insurance to meet the requirements under the related Mortgage Loan documents.

●	With respect to the Albertsons Mortgage Loan (0.5%), so long as the sole tenant’s lease is in full force and effect, the sole tenant maintains insurance required pursuant to the lease that satisfies the requirements of the related loan agreement or that is otherwise acceptable to the lender in its discretion (including (a) the sole tenant’s $1,000,000 property deductible, (b) the sole tenant’s $2,000,000 general liability deductible/self-insured retention, (c) the sole tenant’s 60-day extended period of indemnity and (d) the sole tenant’s “per policy” general liability aggregate), and no event of default exists under such Mortgage Loan documents, the borrower’s obligation to maintain the required insurance is suspended.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of certain such Mortgage Loans subject to such restrictions, the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage, if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Some Mortgaged Properties are subject to use restrictions arising out of environmental issues. See “–Environmental Considerations” above.

Appraised Value

The Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the Cut-off Date LTV and appraised value using values other than “as-is”, as well as the corresponding Cut-off Date LTV and appraised value using “as-is” values.

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
SWVP Portfolio(1)	5.1%	59.6%	$335,600,000	63.2%	$316,600,000

(1)	The Appraised Value is based on a portfolio basis, and not on an aggregate stand alone “as-is” basis.

With respect to the Great Wolf Lodge Southern California Mortgage Loan (3.8%), the Appraised Value includes $9,600,000 attributable to the disposition and development agreement and transient occupancy tax rebates at the Mortgaged Property. See “—Real Estate and Other Tax Considerations”. The Appraised Value, Cut-off Date LTV Ratio and LTV Ratio at Maturity without including such amount are $293,300,000, 51.1% and 51.1%, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The appraisal obtained with respect to each Mortgage Loan contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of FIRREA, as in effect on the date the related appraisal was completed.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts or may not have a separate non-recourse carveout guarantor or environmental indemnitor. See also representation and warranty no. 28 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Santa Fe Portfolio Mortgage Loan (4.5%), the subject Mortgage Loan is full recourse to the non-recourse carveout guarantor. There is no separate recourse carveout guaranty; however, the related non-recourse carveout guarantor signed an environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and any exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”:

●	With respect to the 3 Columbus Circle Mortgage Loan (6.3%), as a result of renovation work undertaken from 2010 to 2013, the Mortgaged Property has been granted a property tax exemption pursuant to an Industrial & Commercial Incentive Program (“ICIP”), which is scheduled to end in 2022. Based on the appraisal obtained by the lender, the tax benefits began to phase out in fiscal year 2017/18, when the applicable exemption was 80% of the full exemption amount, resulting in the tax liability of $6,704,066 for an abatement of $479,428, and will expire in 2020/21, when the applicable exemption will be 20% of the full exemption amount, resulting in an estimated tax liability of $8,177,042 for an abatement of $138,749. The lender underwrote the real estate taxes based on the full real estate taxes without accounting for the exemption.

●	With respect to The Box House Hotel Mortgage Loan (3.9%), the Mortgaged Property currently benefits from an Industrial & Commercial Incentive Program real estate tax abatement. The abatement at the related Mortgaged Property is currently in Year 19 of 25, and will continue to phase out by 10% per year until the full tax benefit erodes in Year 26 (tax year 2025/2026). The related mortgage loan seller underwrote a 10-year average tax of $618,804. If the related mortgage loan seller underwrites the related Mortgaged Property’s full unabated taxes, the net operating income / net cash flow debt yield would decrease from 11.59% to 11.28% and 10.60% to 10.29%, respectively.

●

With respect to the 787 Eleventh Avenue Mortgaged Property (3.8%), the borrower sponsors have applied for a tax abatement under the New York City Industrial & Commercial Abatement Program (“ICAP”). If accepted, the borrower sponsors’ ICAP application is anticipated to be fully approved by the end of 2019 and the abatement benefits are anticipated to take effect in the 2020/2021 tax year.

As projected, the ICAP abatement would phase out over a 10-year period, with a full abatement being realized in years 1 through 5 of the program and subsequently decreasing by 20% each year through year 9 of the abatement period (and remaining fixed at 20% in each of years 9 and 10 of the abatement period). In order to fully vest in the 787 Eleventh Avenue Mortgaged Property all rights and benefits under the ICAP program, the borrower is required to, among other conditions, (a) submit a timely ICAP notice of completion reflecting completion of construction on or before December 29, 2020; (b) receive all licenses and permits; (c) comply with all necessary legal requirements necessary, including, without limitation, the filing of all certificates of continuing use and real property income and expense statements, (d) provide to the lender all material notices it receives from the applicable governmental authorities with respect to the ICAP program within 10 business days after receipt and (e) to maintain the abatement of taxes under the ICAP program on or before July 1, 2020, subject to extension to July 1, 2021.

●	With respect to the Great Wolf Lodge Southern California Mortgage Loan (3.8%), as part of various agreements related to the borrower sponsor’s commitment to develop the Mortgaged Property, the Agency agreed to pay the borrower sponsor, on an ongoing basis, an annual transient occupancy tax (“TOT”) reimbursement based on differences in the TOT between the City of Anaheim and the City of Garden Grove as applied to total annual room revenue. For 2018, the TOT reimbursement was $743,272. We cannot assure you that the TOT reimbursement will be comparable in the future, or, if total annual room revenues decrease or differences in the TOT between the jurisdictions reduce or no longer exist, that the reimbursement will have any ongoing benefit to the Mortgaged Property.

●	With respect to the 12-18 Meserole Mortgage Loan (2.2%), the related Mortgaged Property benefits from a 421a property tax exemption in connection with the Mortgaged Property’s location in an underserved area. The Mortgaged Property’s increase in assessed value is 100% tax exempt through the 2029 tax year. With taxes related to an increase in assessed value commence phasing in at approximately 20% increments in the 2030 tax year.

●	With respect to the 950 2nd Avenue Mortgage Loan (1.9%), the related Mortgaged Property benefits from a 421a, 10-year, tax abatement that commenced in 2016/2017 and will expire in 2026/2027. The abatement phases out after the initial 2 years of the abatement. The underwritten taxes represent a 10-year average of the projected taxes at the related Mortgaged Property from origination of the subject Mortgage Loan through maturity. By year 7 of the subject Mortgage Loan’s term, the abatement will expire and taxes will be unabated. The projection also takes into consideration an increase in the assessed value annually. Because of the tenant tax reimbursement structure, which makes the tenant responsible for any amount over a base year, the increase in taxes will be reimbursed by both tenants. Underwritten reimbursements reflect the reimbursement of the increased taxes.

●	With respect to the 616 Lofts on Michigan Mortgage Loan (1.2%), the Mortgaged Property benefits from a partial tax abatement from the State of Michigan’s Neighborhood Enterprise Zone (the “NEZ”). The abatement provides partial tax abatement whereby the residential portion of the related Mortgaged Property receives a reduced tax rate for 10 years (through 2028). In addition, the borrower receives an annual reimbursement payment from property tax increments captured by the City of Grand Rapids Brownfield Redevelopment Authority, which continues for the next 19 years (through 2038). The reimbursement payment comes from a substantial portion of each year’s property tax collections pursuant to an agreement with the Brownfield Redevelopment Authority. The amount of each year’s reimbursement payment is dependent upon annual property tax assessments and collections. The related mortgage loan seller’s underwriting reflects a 10-year average tax expense.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Seventeen (17) Mortgage Loans (49.8%) are interest-only for the entire term of the Mortgage Loans to the stated maturity.

Fifteen (15) Mortgage Loans (25.8%) provide for payments of interest-only for the first 12 to 60 months following the loan origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Fifteen (15) Mortgage Loans (24.4%), provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	15	$193,353,797	24.6%
6	29	484,155,535	61.5
8	1	30,000,000	3.8
11	2	80,000,000	10.2
Total:	47	$787,509,332	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	40	$710,223,598	90.2%
5	2	26,485,734	3.4
7	5	50,800,000	6.5
Total:	47	$787,509,332	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”). None of the Mortgage Loans accrue interest on the basis of a 360-day year consisting of 12, 30-day months (“30/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 8 payments) up to and including the stated maturity date. See Annex A-1 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-2 for more information on reserves relating to the fifteen (15) largest Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Thirty-nine (39) Mortgage Loans (82.8%) each permit the related borrower, after a lockout period, to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property.

One (1) Mortgage Loan (6.2%) permits the related borrower to prepay the Mortgage Loan at any time; provided that if the prepayment is made prior to the payment date prior to the related open prepayment period prior to the related maturity date, then such prepayment must be accompanied by the payment of the greater of (i) a yield maintenance charge and (ii) a prepayment premium of 1.0% of the prepaid amount.

Five (5) Mortgage Loans (5.1%) each permit the related borrower, after a lockout period, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

One (1) Mortgage Loan (3.8%) permits the related borrower to, after a lockout period, either (a) prepay the Mortgage Loan with a payment of the greater of a yield maintenance charge or 1% or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property, prior to the open prepayment period.

One (1) Mortgage Loan (2.2%) permits the related borrower to, after a lockout period, (i) prepay the Mortgage Loan with a payment of the greater or the yield maintenance charge and 1% and then (ii) either (a) prepay the Mortgage Loan with a payment of the greater or the yield maintenance charge and 1% or (b) substitute U.S. government securities as collateral, and obtain a release of the related Mortgaged Property, prior to the open prepayment period.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	8	12.5%
4	21	44.4
5	8	19.6
6	3	6.2
7	6	12.0
8	1	5.3
Total	47	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers and pledges to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of equity in borrower will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of forty-one (41) of the Mortgage Loans (88.7%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●

With respect to the GNL Industrial Portfolio Mortgage Loan (6.2%), the borrowers may obtain the release of one or more individual Mortgaged Properties upon, among other conditions, (i) prepayment of the Mortgage Loan in an amount (the “GNL Industrial Portfolio Release Amount”) equal to (a) until such time as the outstanding principal balance of the Mortgage Loan is reduced to $87,750,000, (x) 110% of the allocated loan amount for each such Mortgaged Property being released in connection with a transfer to a third party in an arm’s-length transaction or (y) 120% of the allocated loan amount for each such Mortgaged Property being released in connection with a transfer to an affiliate of the borrower or (b) after the outstanding principal balance of the Mortgage Loan is reduced below $87,750,000, (x) 115% of the allocated loan amount for each such Mortgaged Property being released in connection with a transfer to a third party in an arm’s length transaction or (y) 125% of the allocated loan amount for each such Mortgaged Property being released in connection with a transfer to an affiliate of the borrower, in each instance along with any applicable yield maintenance premium, (ii) after giving effect to such release, (a) the debt yield for the remaining Mortgaged Properties is no less than the greater of (x) 10.45% and (y) the debt yield for the Mortgaged Properties immediately prior to such release and (iii) satisfaction of customary REMIC requirements. Notwithstanding the foregoing, in the event the individual Mortgaged Property being released is vacant, the GNL Industrial Portfolio Release Amount for such individual Mortgaged Property will be 100% of the related allocated loan amount. In connection with any such release, the Mortgage Loan documents permit the release of (i) the individual borrower which owns any applicable Mortgaged Property being released from the Mortgage Loan and (ii) the guarantor from any obligations under the related environmental indemnity with respect to any Mortgaged Property being released. In addition, the borrowers may replace one or more Mortgaged Properties (each a “Replaced Property”) by providing one or more substitute properties (each a “GNL Industrial Portfolio Substitute Property”) solely to the extent necessary to cure a lease sweep period or default; provided that, among other conditions, (i) the acquisition of the GNL Industrial Portfolio Substitute Property does not result in the incurrence of any debt that is not permitted under the terms of the Mortgage Loan documents or cause a default or event of default to occur, (ii) after giving effect to such substitution, the debt yield for the Mortgaged Properties is no less than the greater of (a) 10.45% and (b) the debt yield for the Mortgaged Properties immediately prior to such substitution, (iii) the borrowers deliver to the lender such security instruments as are necessary to subject the GNL Industrial Portfolio Substitute Property to the lien of the Mortgage Loan, (iv) the aggregate allocated loan amounts of all Replaced Properties during the term of the Mortgage Loan may not exceed $39,000,000 and (v) the borrowers obtain a rating agency confirmation from each applicable rating agency and satisfy other customary REMIC requirements.

●	With respect to the SWVP Portfolio Mortgage Loan (5.1%), after the expiration of the related lockout period, the Mortgage Loan documents permit the borrowers to obtain the release of any individual Mortgaged Property (other than the Intercontinental Mortgaged Property) in connection with a sale to an unaffiliated, third party in an arm’s length transaction, provided that, among other conditions, (i) the borrowers deliver defeasance collateral in an amount equal to the greatest of (a) 120% of the allocated loan amount for the Mortgaged Property to be released, (b) an amount that would result in the debt service coverage ratio for the remaining Mortgaged Properties being no less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 2.03x and (c) an amount which would result in the loan-to-value ratio for the remaining Mortgaged Properties being no greater than the lesser of (x) the loan-to-value ratio immediately preceding such release and (y) 59.6% and (ii) satisfaction of customary REMIC conditions.

●	With respect to the Santa Fe Portfolio Mortgage Loan (4.5%), the borrower may, at any time after the permitted defeasance date and before the open prepayment date for the subject Mortgage Loan, obtain the release of the Springer Plaza Mortgaged Property from the lien of the related mortgage; provided that, among other conditions, (a) the related borrower defeases an amount of principal equal to 150% of the related allocated loan amount, (b) after giving effect to the release, (i) the debt service coverage ratio of the remaining Mortgaged Properties is not less than the greater of 1.37x and the debt service coverage ratio in effect immediately prior to the release and (ii) the loan-to-value ratio of the remaining Mortgaged Properties is not greater than the lesser of 68.5% and the loan-to-value ratio in effect immediately prior to the release and (c) the related borrower delivers a REMIC opinion in form and substance reasonably acceptable to the lender and rating agencies.

●

With respect to the 787 Eleventh Avenue Mortgaged Property (3.8%), the Mortgage Loan documents permit the borrower, following a permitted conversion of all or a portion of the Mortgaged Property to a condominium in accordance with the Mortgage Loan documents, to obtain a one-time release of the retail condominium unit from the lien of the Mortgage Loan, upon conveyance of the retail condominium unit to another entity; provided that each of the following conditions, among others, are satisfied: (a) the borrower either (i) pays to the lender a prepayment of the principal in an amount equal to 105% of the appraised value of the retail condominium unit (together with any applicable yield maintenance premium), or (ii) elects a partial defeasance, in which case the defeased note will be in an amount equal to 105% of the appraised value of the retail condominium unit; (b) after giving effect to such prepayment or partial defeasance, the debt yield is greater than or equal to the greater of (i) 6.2% or (ii) the debt yield immediately preceding the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the Mortgage Loan in an amount sufficient to pass such debt yield test); (c) the loan-to-value ratio is equal to or less than the lesser of (i) 63.1% and (ii) the loan-to-value ratio immediately prior to the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the Mortgage Loan in an amount sufficient to pass such loan-to-value test); (d) no event of default as defined in the Mortgage Loan documents is continuing; (e) in the event that, after giving effect to such release, the loan-to-value ratio is greater than 125%, the principal balance of the Mortgage Loan must be paid down by an amount equal to the least of the following amounts: (i) the fair market value of the retail condominium unit at the time of the release; and (ii) an amount such that the loan-to-value ratio does not increase after the release of the retail condominium unit (unless the lender receives a satisfactory REMIC opinion); and (f) the lender has either received a rating agency confirmation from each rating agency or has waived such condition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

●	With respect to the Hunter Plaza Mortgaged Property (1.8%), provided that no event of default exists, the borrower may obtain a release of each individual parcel comprising the related Mortgaged Property, upon satisfaction of certain conditions, including (a) partial defeasance of the Hunter Plaza Mortgage Loan in an amount equal to the greatest of (i) the greater of 125% of the allocated loan amount for the individual parcel being released and 100% of the net sale proceeds for such parcel, (ii) an amount such that, after giving effect to the partial defeasance of the Hunter Plaza Mortgage Loan, the debt service coverage ratio when calculated with respect to the remaining portion of the Mortgaged Property is not less than the greater of (A) the debt service coverage ratio immediately prior to the partial defeasance and (B) the debt service coverage ratio as of the Mortgage Loan origination date, (iii) an amount such that, after giving effect to the partial defeasance of the Hunter Plaza Mortgage Loan, the debt yield when calculated with respect to the remaining portion of the Mortgaged Property is not less than the greater of (A) the debt yield immediately prior to the partial defeasance and (B) the debt yield as of the Mortgage Loan origination date and (iv) an amount such that, after giving effect to the partial defeasance of the Hunter Plaza Mortgage Loan, the loan-to-value ratio when calculated with respect to the remaining portion of the Mortgaged Property is not greater than the lesser of (A) the loan-to-value ratio immediately prior to the partial defeasance and (B) 66.67%; (b) delivery of a REMIC opinion; and (c) receipt of a rating agency confirmation with respect to such release.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not (i) assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or (ii) considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-five (35) of the Mortgage Loans (70.3%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-seven (37) of the Mortgage Loans (69.7%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-two (32) of the Mortgage Loans (58.4%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Ten (10) of the Mortgage Loans (28.9%) provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or provide a guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect or otherwise deal with rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	25	$511,993,872	65.0%
Springing Lockbox	18	192,865,460	24.5
None	2	43,300,000	5.5
Soft Lockbox	2	39,350,000	5.0
Total	47	$787,509,332	100.0%

Except as set forth in the table above and where noted below, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox accounts provide that the borrower has no withdrawal or transfer rights with respect to the related lockbox account. The lockbox accounts will not be assets of the issuing entity.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender) even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender (or an operating account accessible to the borrower, operating lessee and/or property manager subject to an account control agreement in favor of the lender).

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hotel properties are considered to have a soft lockbox if credit card receivables, cash, checks and “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

Exceptions to Underwriting Guidelines

Except as provided below, all of the Mortgage Loans were originated in accordance with the respective sponsors’ underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Column Financial, Inc.—Column’s Underwriting Guidelines and Processes”, “—Societe Generale Financial Corporation—Societe Generale Financial Corporation’s Underwriting Standards”, “—

Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”, “—Starwood Mortgage Capital LLC—Starwood’s Underwriting Guidelines and Processes” and “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”.

The 167 Graham Avenue Mortgage Loan (3.3%) was originated subject to an exception from the Starwood Mortgage Capital LLC underwriting guidelines and procedures due to the fact that the UW NCF Debt Yield of 6.6% is lower than the 7.0% UW NCF Debt Yield required by Starwood Mortgage Capital LLC’s underwriting guidelines. Starwood Mortgage Capital LLC’s decision to include the Mortgage Loan in the transaction was supported by, among other things, (i) the Mortgaged Property’s location in a submarket with a relatively low vacancy rate, (ii) the Mortgaged Property being 100% occupied from 2016 until the time of origination, and (iii) the Mortgaged Property featuring certain uncommon amenities, including outdoor space and communal amenities. Certain characteristics of the Mortgage Loan can be found on Annex A-1. Based on the foregoing, Starwood Mortgage Capital LLC approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender, other than as described below under “—Other Secured Indebtedness”. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt secured by a pledge of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Wtd. Avg. Total Debt Interest Rate	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR
Hilton Baltimore BWI Airport(1)	$39,418,489	5.0%	$4,241,230	$0	$43,659,718	5.4500%	70.9%	78.5%	1.81x	1.47x

(1)	With respect to the Hilton Baltimore BWI Airport Mortgage Loan (5.0%), Cut-off Date Mortgage Loan Underwritten NCF DSCR and Cut-off Date Total Debt Underwritten NCF DSCR was calculated using the sum of the first 12 principal and interest payments after the Cut-off Date based on the assumed principal and interest payment schedule set forth on Annex F.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and certain mezzanine loan guarantees), (b) so long as no event of default exists after the expiration of a mezzanine lender’s cure periods granted pursuant to the related intercreditor agreement with respect to such related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan must be made in accordance with the applicable mezzanine loan documents and the related Mortgage Loan documents, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

The specific rights of the related mezzanine lender with respect to any future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and purchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation and/or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

●	With respect to the Hilton Baltimore BWI Airport Mortgage Loan (5.0%), the related Mortgaged Property is subject to a loan with the Maryland Energy Administration dated August 15, 2014 with an initial principal balance of $531,500 secured by an interest in installed equipment at the Mortgaged Property (the “Conservation Loan”). As of April 1, 2019, the Conservation Loan had a principal balance of approximately $186,039. The Conservation Loan amortizes over a six-year period with semi-annual payments at a 2.5% interest rate. The Conservation Loan is senior to the Hilton Baltimore BWI Airport Mortgage Loan solely as it relates to the installed equipment at the Mortgaged Property. A Subordination and Intercreditor Agreement is in place providing the lender notice and cure rights. Other than as specifically noted, loan-to-value ratio, debt service coverage ratio and debt yield information for the Mortgage Loan is presented in this prospectus without regard to the CRP Loan. With respect to the Hilton Baltimore BWI Airport Mortgage Loan and the Conservation Loan on a combined basis, the UW NCF DSCR and Cut-off Date LTV Ratio are 1.43x and 78.9%, respectively.

●

With respect to the 616 Lofts on Michigan Mortgage Loan (1.2%), the Mortgaged Property is enrolled in the Michigan Community Revitalization Program (“CRP”), an incentive program designed to promote community revitalization that will accelerate private investment in areas of historical disinvestment. As part of the CRP, the Mortgaged Property is currently encumbered by the lien of a subordinate loan (the “CRP Loan”) from the Michigan Strategic Fund (“MSF”), which subordinate loan is in the amount of $1,846,221.08. The CRP Loan is secured by a subordinate mortgage on the Mortgaged Property and MSF and the lender entered into a subordination and standstill agreement with respect thereto (the “Subordination Agreement”). Pursuant to the Subordination Agreement, MSF can (i) foreclose its mortgage, subject to satisfying the senior lender’s standard loan assumption provisions, and/or (ii) bring actions against its full recourse guarantors, but if, at the time MSF is bringing a claim or has recovered any amount under its guaranty, the senior lender is pursuing a claim under its non-recourse guaranty, any recovery by MSF under its guaranty must be turned over to the senior lender until the senior lender’s guaranty claim is satisfied. Other than clauses (i) and (ii) above, MSF may not bring any enforcement or bankruptcy action against the borrower while the subject Mortgage Loan is outstanding. Other than as specifically noted, loan-to-value ratio, debt service coverage ratio and debt yield information for the 616 Lofts on Michigan Mortgage Loan is presented in this prospectus without regard to the CRP Loan. With respect to the 616 Lofts on Michigan Mortgage Loan and the CRP Loan on a combined basis, the UW NCF DSCR and Cut-off Date LTV Ratio are 1.19x and 88.5%, respectively.

●	With respect to the 3030 Bridgeway Mortgage Loan (1.1%), the related Mortgaged Property is subject to existing property assessed clean energy (“PACE”) financing for the prior installation of solar panels at the related Mortgaged Property. The original balance of the PACE financing was $269,010.98, entered into in March 2018. The amount of the annual assessment is $21,941.35, due in June of each year through June 2048. No liens for unpaid assessments are of record on title. The related borrower represented that the lender under the PACE financing may not accelerate the unpaid balance of the loan at any time. The lien of the PACE assessment is coequal with real estate taxes. The amount of the related borrower’s annual payments is being escrowed on a monthly basis and paid annually in the standard tax escrow. The borrower covenanted to comply with the terms of the PACE financing, to make all required payments, and not to amend or otherwise modify the PACE financing without the lender’s consent. Breach of these covenants, or the initiation of any enforcement actions by the PACE lender, triggers a recourse carveout for losses.

See also, “Risk Factors—Risks Relating to the Mortgage Loans—Various Other Laws Could Affect the Exercise of Lender’s Rights”.

Preferred Equity

As of the Cut-off Date, each sponsor has informed us that, it is unaware of any existing preferred equity with respect to the Mortgage Loans it is selling to the depositor.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●

With respect to the 3 Columbus Circle Mortgage Loan (6.3%), Moinian Limited, an 8% indirect equity owner of the borrowers, has issued unsecured Series A bonds and Series B bonds that are traded on the Tel Aviv Stock Exchange. The current outstanding principal balance of the Series A bonds is ILS (Israeli New Shekel) 1,119,586,061, and is scheduled to fully amortize by no later than June 30, 2022. The current outstanding principal balance of the Series B bonds is ILS 698,305,115, and is scheduled to fully amortize by no later than December 30, 2024. There can be no assurances that

Moinian Limited will be able to meet the debt service payments under the related bond documents or that there will be no impact of a default under the related bond documents on the borrower sponsor.

●	With respect to the 3 Columbus Circle Mortgage Loan (6.3%), the Mortgage Loan documents permit subordinate loans made by two of the borrowers, 3 Columbus Circle LLC – Series A and 3 Columbus Circle LLC – Series B (each, a “Series Borrower”), to each other pursuant to the terms of the related tenants-in-common agreement, upon satisfaction of certain conditions, including, without limitation, the following: (i) such subordinate loan will be unsecured and will not create a lien on the Mortgaged Property, (ii) payments under or with respect to any such subordinate loan will be made only from excess cash flow from the Mortgaged Property, (iii) the subordinate loan is non-recourse to the Series Borrower making such loan, and its assets, other than excess cash flow from the Mortgaged Property, (iv) the holder of such subordinate loan will waive all rights to declare a default and pursue remedies with respect to such subordinate loan while the Mortgage Loan is outstanding, (v) the Series Borrower holding such subordinate loan will not be permitted to petition for or otherwise institute proceedings under the bankruptcy code against the other Series Borrower or the other borrower, 3 Columbus Circle LLC, and (vi) prior to making any such subordinate loan, the Series Borrower making such loan will be required to enter into a subordination and standstill agreement in form and substance reasonably acceptable to the lender.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower or by additional assets representing at least a certain percentage of the overall collateral value.

In addition, the borrowers under some of the Mortgage Loans have incurred unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans identified on the following chart titled “Whole Loan Control Notes and Non-Control Notes” is part of a Whole Loan consisting of the Mortgage Loan and one or more related Companion Loans. In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of each related Companion Loan (each, a “Companion Loan Holder”) are generally governed by a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and each related Companion Loan(s) are cross-collateralized and cross-defaulted.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
3 Columbus Circle	Note A-1-1(2) Note A-1-2-A Note A-1-2-B Note A-1-3 Note A-1-4 Note A-1-5 Note A-1-6 Note A-1-7 Note A-1-8 Note A-2-1 Note A-2-2 Note A-2-3 Note A-2-4 Note A-2-5-A Note A-2-5-B Note B-1(2) Note B-2

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Non-Control Note

Control Note

Non-Control Note

$50,000,000

$50,000,000

$25,000,000

$75,000,000

$40,000,000

$50,000,000

$35,000,000

$25,000,000

$17,500,000

$25,000,000

$25,000,000

$25,000,000

$25,000,000

$12,500,000

$10,000,000

$51,450,000

$53,550,000

Benchmark 2019-B10

JPMCC 2019-COR5(3)

JPMorgan Chase Bank, National Association

Benchmark 2019-B11(4)

JPMorgan Chase Bank, National Association

CSAIL 2019-C16

JPMorgan Chase Bank, National Association

JPMorgan Chase Bank, National Association

JPMorgan Chase Bank, National Association

Benchmark 2019-B10

CF 2019-CF1

CF 2019-CF1

Benchmark 2019-B11(4)

Deutsche Bank AG, New York Branch

MSC 2019-H6(5)

Benchmark 2019-B10

Benchmark 2019-B10

GNL Industrial Portfolio	Note A-1 Note A-2	Control Non-Control	$48,750,000 $48,750,000	CSAIL 2019-C16 BBCMS 2019-C3(6)
SWVP Portfolio	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10	Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control	$35,000,000 $30,000,000 $10,000,000 $10,000,000 $10,000,000 $5,000,000 $25,000,000 $25,000,000 $35,000,000 $15,000,000

BBCMS 2019-C3(6)

CSAIL 2019-C16

BBCMS 2019-C3(6)

CSAIL 2019-C16

Societe Generale Financial Corporation

Societe Generale Financial Corporation

Benchmark 2019-B11(4)

Benchmark 2019-B11(4)

JPMCC 2019-COR5(3)

JPMorgan Chase Bank, National Association

ExchangeRight Net Leased Portfolio 26	Note A-1 Note A-2 Note A-3	Control Non-Control Non-Control	$25,000,000 $20,000,000 $10,000,000	CSAIL 2019-C16 BBCMS 2019-C3(6) CSAIL 2019-C16
787 Eleventh Avenue	Note A-1A Note A-1B Note A-1C Note A-1D Note A-2 Note B	Non-Control Non-Control Non-Control Non-Control Non-Control Control	$70,000,000 $45,000,000 $30,000,000 $30,000,000 $117,500,000 $117,500,000

SGCMS 2019-787E

CSAIL 2019-C15

BBCMS 2019-C3(6)

CSAIL 2019-C16

SGCMS 2019-787E

Nonghyup Bank, a bank organized and validly existing under the laws of the Republic of Korea with its registered address at 120 Tongil-ro, Jung-gu, Seoul 04517, Republic of Korea, as trustee of Capstone US Private Real Estate Fund No. 7

Darden Headquarters	Note A-1 Note A-2 Note A-3	Control Non-Control Non-Control	$60,000,000 $30,000,000 $20,000,000	CSAIL 2019-C15 CSAIL 2019-C16 CSAIL 2019-C15
Great Wolf Lodge Southern California	Note A-1(7) Note A-2 Note A-3 Note A-4A Note A-4B Note A-5 Note B-1(7)	Non-Control Non-Control Non-Control Non-Control Non-Control Non-Control Control	$35,000,000 $25,000,000 $25,000,000 $30,000,000 $20,000,000 $15,000,000 $20,000,000	WFCM 2019-C50 BANK 2019-BNK17 BANK 2019-BNK18 CSAIL 2019-C16 Column Financial, Inc. BANK 2019-BNK18 KSL Capital Partners Co Trust II
Kings Mountain Center	Note A-1 Note A-2 Note A-3 Note A-4	Control Non-Control Non-Control Non-Control	$15,000,000 $17,000,000 $5,000,000 $5,000,000	BBCMS 2019-C3(6) CSAIL 2019-C16 BBCMS 2019-C3(6) BBCMS 2019-C3(6)

(1)	The lender provides no assurances that any non-securitized notes will not be split further.

(2)	The initial Control Note is Note B-1, so long as no “control appraisal period” (as defined in the related co-lender agreement) is continuing. If and for so long as such a “control appraisal period” is continuing, then the Control Note will be Note A-1-1. See “Description of the Mortgage Loans—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan”.

(3)	The JPMCC 2019-COR5 securitization is expected to close on or about June 27, 2019.

(4)	The Benchmark 2019-B11 securitization is expected to close on or about June 17, 2019.

(5)	The MSC 2019-H6 securitization is expected to close on or about June 27, 2019.

(6)	The BBCMS 2019-C3 securitization is expected to close on or about June 11, 2019.

(7)	The initial Control Note is Note B-1, so long as no “control appraisal period” (as defined in the related co-lender agreement) is continuing. If and for so long as such a “control appraisal period” is continuing, then the Control Note will be Note A-1. See “Description of the Mortgage Loans—The Whole Loans—The Non-Serviced AB Whole Loans—The Great Wolf Lodge Southern California Whole Loan”.

The tables titled “Whole Loan Summary” and “Non-Serviced Whole Loans” in “Summary of Terms” provides certain information with respect to Mortgage Loans that have corresponding Companion Loans.

Set forth below is the identity of the initial Non-Serviced Directing Holder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the Control Note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Non-Serviced Whole Loans

Whole Loan	Non-Serviced PSA	Controlling Noteholder	Initial Directing Holder(1)(2)
3 Columbus Circle	Benchmark 2019-B10	Benchmark 2019-B10	Eightfold Real Estate Capital Fund V, L.P.
SWVP Portfolio	BBCMS 2019-C3(3)	BBCMS 2019-C3	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
787 Eleventh Avenue	SGCMS 2019-787E	Nonghyup Bank, a bank organized and validly existing under the laws of the Republic of Korea with its registered address at 120 Tongil-ro, Jung-gu, Seoul 04517, Republic of Korea, as trustee of Capstone US Private Real Estate Fund No. 7	Nonghyup Bank, a bank organized and validly existing under the laws of the Republic of Korea with its registered address at 120 Tongil-ro, Jung-gu, Seoul 04517, Republic of Korea, as trustee of Capstone US Private Real Estate Fund No. 7
Darden Headquarters	CSAIL 2019-C15	CSAIL 2019-C16	Grass River Real Estate Credit Partners REIT LLC
Great Wolf Lodge Southern California	WFCM 2019-C50	WFCM 2019-C50	KSL Capital Partners Co Trust II
Kings Mountain Center	BBCMS 2019-C3(3)	BBCMS 2019-C3	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Or an equivalent entity.

(2)	As of the closing date of the related securitization.

(3)	The BBCMS 2019-C3 securitization is expected to close on or about June 11, 2019.

“AB Whole Loan” means each of the Non-Serviced AB Whole Loans.

“Companion Loan Rating Agency” means any NRSRO rating any Serviced Companion Loan Securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement or the note held by the “Controlling Noteholder” as specified in the related Intercreditor Agreement.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table above titled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means any Non-Serviced Whole Loan that partially consists of one or more Subordinate Companion Loans.

“Non-Serviced Certificate Administrator” means, with respect to each Non-Serviced Whole Loan, the certificate administrator under the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the related Mortgage Loan.

“Non-Serviced Directing Holder” means, with respect to each Non-Serviced Whole Loan, the directing holder (or its equivalent) under the related Non-Serviced PSA and the related Non-Serviced Intercreditor Agreement.

“Non-Serviced Intercreditor Agreement” means, with respect to each Non-Serviced Whole Loan, the related Intercreditor Agreement governing the rights of the holders of the related Mortgage Loan and the related Non-Serviced Companion Loans.

“Non-Serviced Master Servicer” means, with respect to each Non-Serviced Whole Loan, the master servicer under the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan.

“Non-Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Non-Serviced Whole Loan with no related Subordinate Companion Loans.

“Non-Serviced Pari Passu Whole Loan” means each Non-Serviced Whole Loan that does not consist of any Subordinate Companion Loans.

“Non-Serviced PSA” means each pooling and servicing agreement or trust and servicing agreement governing the servicing of a Non-Serviced Whole Loan, as indicated in the chart above titled “Non-Serviced Whole Loans”.

“Non-Serviced Special Servicer” means, with respect to any Non-Serviced Whole Loan, the special servicer under the related Non-Serviced PSA.

“Non-Serviced Subordinate Companion Loan” means each of the 3 Columbus Circle Subordinate Companion Loan, 787 Eleventh Avenue Subordinate Companion Loan and the Great Wolf Lodge Southern California Subordinate Companion Loan.

“Non-Serviced Trustee” means, with respect to each Non-Serviced Whole Loan, the trustee under the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means (i) each of the Whole Loans in the chart titled “Non-Serviced Whole Loans” in “Summary of Terms”.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and the Serviced Subordinate Companion Loans.

“Serviced Companion Loan Holder” means the holder of a Serviced Companion Loan.

“Serviced Mortgage Loan” means each Mortgage Loan that is not a Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the related Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Serviced Whole Loan with no related Subordinate Companion Loans.

“Serviced Pari Passu Whole Loan” means each Serviced Whole Loan that does not consist of any Subordinate Companion Loans.

“Serviced Whole Loan” means each of the (i) GNL Industrial Portfolio Whole Loan and (ii) ExchangeRight Net Leased Portfolio 26 Whole Loan.

“Subordinate Companion Loan” means each of the Serviced Subordinate Companion Loans and the Non-Serviced Subordinate Companion Loans.

See “Risk Factors— Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders”.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a P&I advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement. The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related

Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in some cases, a sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain fees, costs and expenses (such as a pro rata share of any Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Whole Loans. With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (if no Control Termination Event is continuing) and consultation rights (during a Control Termination Event, but while no Consultation Termination Event is continuing) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent party) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an Asset Status Report by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision, and consider on a non-binding basis alternative actions recommended by such Non-Controlling Holder.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation rights, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (provided that such consent is not required from such Non-Controlling Holder if it is a borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Companion Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make P&I advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement. The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, to any sale by a securitization trust).

Certain losses, liabilities, claims, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or servicing advance) incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Non-Serviced Pari Passu Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table titled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the Directing Certificateholder (or equivalent party) under the related Non-Serviced PSA, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, if no Control Termination Event is continuing, will be entitled to exercise the consent and/or consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder or its representative copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the continuance of a “control termination event” or a consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder or its representative on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions outlined in an asset status report by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The custodian under the Non-Serviced PSA is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the related securitization trust (the “Non-Serviced Securitization Trust”), such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-

Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The 3 Columbus Circle Whole Loan

General

The 3 Columbus Circle Mortgage Loan (6.3%) is part of a split loan structure comprised of sixteen (16) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The 3 Columbus Circle Mortgage Loan is evidenced by Note A-1-5, with a Cut-off Date Balance of $50,000,000.

The related Pari Passu Companion Loans (collectively, the “3 Columbus Circle Pari Passu Companion Loans”) are evidenced by (i) Note A-1-1, with a Cut-off Date Balance of $50,000,000; (ii) Note A-1-2, with a Cut-off Date Balance of $75,000,000; (iii) Note A-1-3, with a Cut-off Date Balance of $75,000,000; (iv) Note A-1-4, with a Cut-off Date Balance of $40,000,000; (v) Note A-1-6, with a Cut-off Date Balance of $35,000,000; (vi) Note A-1-7, with a Cut-off Date Balance of $25,000,000; (vii) Note A-1-8, with a Cut-off Date Balance of $17,500,000; (viii) Note A-2-1, with a Cut-off Date Balance of $25,000,000; (ix) Note A-2-2, with a Cut-off Date Balance of $25,000,000; (x) Note A-2-3, with a Cut-off Date Balance of $25,000,000; (xi) Note A-2-4, with a Cut-off Date Balance of $25,000,000; (xii) Note A-2-5-A, with a Cut-off Date Balance of $12,500,000; and (xiii) Note A-2-5-B, with a Cut-off Date Balance of $10,000,000. The Subordinate Companion Loans (collectively, the “3 Columbus Circle Subordinate Companion Loans”, and together with the 3 Columbus Circle Pari Passu Companion Loans, the “3 Columbus Circle Companion Loans”) are subordinate to the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans, and are evidenced by two (2) promissory notes: Note B-1, with a Cut-off Date Balance of $51,450,000 and Note B-2, with a Cut-off Date Balance of $53,550,000. Only the 3 Columbus Circle Mortgage Loan is included in the issuing entity. The 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans are pari passu with each other in terms of priority. The 3 Columbus Circle Subordinate Companion Loans are subordinate to the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in terms of priority. The 3 Columbus Circle Mortgage Loan, the 3 Columbus Circle Subordinate Companion Loans and the 3 Columbus Circle Pari Passu Companion Loans are collectively referred to in this prospectus as the “3 Columbus Circle Whole Loan”. Two (2) senior pari passu promissory notes (Note A-1-1 and Note A-2-1) and the 3 Columbus Circle Subordinate Companion Loans were contributed to the BMARK 2019-B10 securitization trust; two (2) senior pari passu promissory notes (Note A-2-2 and Note A-2-3) were contributed the CF 2019-CF1 securitization trust; and two (2) senior pari passu promissory notes (Note A-1-3 and Note A-2-4) are expected to be contributed to the BMARK 2019-B11 securitization trust. It is anticipated that the other 3 Columbus Circle Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The rights of the issuing entity as the holder of the 3 Columbus Circle Mortgage Loan and the rights of the holders of the 3 Columbus Circle Companion Loans are subject to an Agreement Between Noteholders (the “3 Columbus Circle Co-Lender Agreement”). The following summaries describe certain provisions of the 3 Columbus Circle Co-Lender Agreement.

Prior to the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period, the holder of Note B-1 will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the 3 Columbus Circle Whole

Loan, each as more fully described below. The holder of the Subordinate Companion Loan also has the right to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in whole but not in part in certain instances as set forth below.

A “3 Columbus Circle Control Appraisal Period” will exist with respect to the 3 Columbus Circle Whole Loan, if and for so long as (a)(1) the initial principal balance of the Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, Subordinate Companion Loan, (y) any appraisal reductions for the 3 Columbus Circle Whole Loan that are allocated to such Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the 3 Columbus Circle Whole Loan that are allocated to the Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of the Subordinate Companion Loan.

The holder of the Subordinate Companion Loan is entitled to avoid a 3 Columbus Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the 3 Columbus Circle Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is an amount that, when added to the appraised value of the related Mortgaged Property as determined pursuant to the BMARK 2019-B10 PSA (as defined below), would cause the applicable 3 Columbus Circle Control Appraisal Period not to occur.

Servicing

The 3 Columbus Circle Whole Loan will be serviced and administered pursuant to the terms of the BMARK 2019-B10 PSA, among Deutsche Mortgage & Asset Receiving Corporation, as depositor (in such capacity, the “BMARK 2019-B10 Depositor”), KeyBank National Association, as master servicer (in such capacity, the “BMARK 2019-B10 Master Servicer”), LNR Partners, LLC, as special servicer (in such capacity, the “BMARK 2019-B10 Special Servicer”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “BMARK 2019-B10 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BMARK 2019-B10 Certificate Administrator”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “BMARK 2019-B10 Operating Advisor”) and asset representations reviewer (the “BMARK 2019-B10 PSA”). The BMARK 2019-B10 PSA is separate from the PSA under which your certificates are issued. In servicing the 3 Columbus Circle Whole Loan, the servicing standard set forth in the BMARK 2019-B10 PSA (the “BMARK 2019-B10 Servicing Standard”), which is substantially similar to (but not necessarily identical to) the Servicing Standard, will require the BMARK 2019-B10 Master Servicer and the BMARK 2019-B10 Special Servicer to take into account the interests of the Certificateholders and the holders of the 3 Columbus Circle Companion Loans as a collective whole, according to the terms of the BMARK 2019-B10 PSA, but subject to the terms of the 3 Columbus Circle Co-Lender Agreement.

Application of Payments

The 3 Columbus Circle Co-Lender Agreement sets forth the respective rights of the holder of the 3 Columbus Circle Mortgage Loan, the holders of the 3 Columbus Circle Subordinate Companion Loans, and the holders of the 3 Columbus Circle Pari Passu Companion Loans with respect to distributions of funds received in respect of the 3 Columbus Circle Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the 3 Columbus Circle Whole Loan, (ii) any other event of default for which the 3 Columbus Circle Whole Loan is actually accelerated, (iii) any other event of default which causes the 3 Columbus Circle Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “3 Columbus Circle Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of Note B-1 or the default cure period has not yet expired and the holder of Note B-1 is exercising its cure rights under the 3 Columbus Circle Co-Lender Agreement), after payment of amounts for reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable under the BMARK 2019-B10 PSA to the master servicer, special servicer, operating advisor, certificate administrator, asset representations reviewer or trustee, payments and proceeds received with respect to the 3 Columbus Circle Whole Loan will generally be applied in the following order:

●	first, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

●	second, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to principal payments received with respect to the Whole Loan, if any, until their principal balances have been reduced to zero;

●	third, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each such note, (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, on a pro rata basis, in an amount equal to any penalty charges;

●	sixth, to the extent any holder of a 3 Columbus Circle Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the 3 Columbus Circle Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	seventh, to each holder of a 3 Columbus Circle Subordinate Companion Loan, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each 3 Columbus Circle Subordinate Companion Loan at its net interest rate;

●	eighth, to each holder of a 3 Columbus Circle Subordinate Companion Loan on a pro rata and pari passu basis in an amount equal to principal payments received, if any, until its principal balance has been reduced to zero;

●	ninth, to each holder of a 3 Columbus Circle Subordinate Companion Loan on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of such note, multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement), and (iii) any prepayment premium to the extent paid by the borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of any 3 Columbus Circle Subordinate Companion Loan has been reduced, such excess amount is required to be paid to such holder of the 3 Columbus Circle Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the 3 Columbus Circle Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

●	eleventh, to each holder of a 3 Columbus Circle Subordinate Companion Loan, on a pro rata basis, in an amount equal to any penalty charges;

●	twelfth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the BMARK 2019-B10 PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the 3 Columbus Circle Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the 3 Columbus Circle Mortgage Loan, each holder of a 3 Columbus Circle Pari Passu Companion Loan and each holder of the 3 Columbus Circle Subordinate Companion Loan, pro rata, based on their respective percentage interests; and

●	thirteenth, if any excess amount is available to be distributed in respect of the 3 Columbus Circle Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid pro rata to the holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, based on their respective percentage interests.

Following the occurrence and during the continuance of a 3 Columbus Circle Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the loan documents and amounts then payable or reimbursable under the BMARK 2019-B10 PSA to the master servicer, special servicer, operating advisor, certificate administrator, asset representations reviewer and trustee, payments and proceeds with respect to the 3 Columbus Circle Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

●	second, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, based on their outstanding principal balance until their principal balances have been reduced to zero;

●	third, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest, (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the extent a holder of a 3 Columbus Circle Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the 3 Columbus Circle Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	sixth, to each holder of a 3 Columbus Circle Subordinate Companion Loan, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	seventh, to each holder of a 3 Columbus Circle Subordinate Companion Loan in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

●	eighth, to each holder of a 3 Columbus Circle Subordinate Companion Loan in an amount equal to the product of (i) percentage interest of such note, (ii) the relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(eighth) and, as a result of a workout, the balance of any 3 Columbus Circle Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of such 3 Columbus Circle Subordinate Companion Loan in an amount up to the reduction, if any, of the 3 Columbus Circle Subordinate Companion Loan principal balance as a result of such workout, plus interest on such amount at the applicable interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the BMARK 2019-B10 PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case, provided that such reimbursements or payments relate to the 3 Columbus Circle Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to the holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, based on their respective percentage interests;

●	eleventh, to the holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charged received with respect to the related note;

●	twelfth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

●	thirteenth, if any excess amount is available to be distributed in respect of the 3 Columbus Circle Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid pro rata to the holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 3 Columbus Circle Mortgage Loan pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Subordinate Companion Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 3 Columbus Circle Pari Passu Companion Loans or any loans included in any future securitization trust related to the 3 Columbus Circle Pari Passu Companion Loans.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advance) allocable to the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loans or from general collections with respect to the securitization of the 3 Columbus Circle Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 3 Columbus Circle Co-Lender Agreement, the controlling holder with respect to the 3 Columbus Circle Whole Loan (the “3 Columbus Circle Controlling Noteholder”), as of any date of determination, will be (i) the holder of Note B-1, unless a 3 Columbus Circle Control Appraisal Period has occurred and is continuing or (ii) if a 3 Columbus Circle Control Appraisal Period has occurred and is continuing, the holder of Note A-1-1; provided that at any time Note A-1-1 is the 3 Columbus Circle Controlling Noteholder and is included in the issuing entity, references to the “3 Columbus Circle Controlling Noteholder” will mean the Controlling Class Certificateholders, as and to the extent provided in the BMARK 2019-B10 PSA; provided, further, that, if the holder of the Note B-1 would be the 3 Columbus Circle Controlling Noteholder pursuant to the terms hereof, but any interest in such Note B-1 is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the 3 Columbus Circle Controlling Noteholder, a 3 Columbus Circle Control Appraisal Period will be deemed to have occurred. The holder of Note B-1 is the 3 Columbus Circle Controlling Noteholder as of the Closing Date.

Pursuant to the 3 Columbus Circle Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 3 Columbus Circle Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 3 Columbus Circle Major Decision has been requested or proposed, at least ten (10) business days prior to taking action with respect to such 3 Columbus Circle Major Decision (or making a determination not to take action with respect to such 3 Columbus Circle Major Decision), the master servicer must receive the written consent of the 3 Columbus Circle Controlling Noteholder (or its representative) before implementing a decision with respect to such 3 Columbus Circle Major Decision. If the 3 Columbus Circle Controlling Noteholder (or its representative) fails to respond to the master servicer within five (5) business days after receipt of such second notice, the 3 Columbus Circle Controlling Noteholder (or its representative), as applicable, will have no further consultation rights with respect to such action. Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to any Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the BMARK 2019-B10 Servicing Standard, the master servicer may take actions with respect to such Mortgaged Property before obtaining the consent of the 3 Columbus Circle Controlling Noteholder (or its representative) if the master servicer reasonably determines in accordance with the BMARK 2019-B10 Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders of the 3 Columbus Circle Whole Loan, and the master servicer has made a reasonable effort to contact the 3 Columbus Circle Controlling Noteholder (or its representative). The foregoing does not relieve the holder of the Note A-1-1 (or master servicer acting on its behalf) of its duties to comply with the BMARK 2019-B10 Servicing Standard.

Notwithstanding the foregoing, the master servicer may not follow any advice or consultation provided by the 3 Columbus Circle Controlling Noteholder (or its representative) that would require or cause the master servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the BMARK 2019-B10 Servicing Standard, require or cause the master servicer to violate provisions of the 3 Columbus Circle Co-Lender Agreement or the BMARK 2019-B10 PSA, require or cause the master servicer to violate the terms of the Mortgage Loan documents, or materially expand the scope of the servicer’s responsibilities under the 3 Columbus Circle Co-Lender Agreement.

During the continuance of a 3 Columbus Circle Control Appraisal Period, the Note A-1-1 holder (or the servicer acting on its behalf) will be required to provide copies of any notice, information and report that it is required to provide to the 3 Columbus Circle Controlling Class Representative pursuant to the BMARK 2019-B10 PSA with respect to any 3 Columbus Circle Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the 3 Columbus Circle Whole Loan, to each holder of the notes of the 3 Columbus Circle Whole Loan other than the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Subordinate Companion Loan (or the controlling class representative thereof) (each such holder, a “3 Columbus Circle Non-Controlling Note Holder”), within the same time frame it is required to provide to the 3 Columbus Circle Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the 3 Columbus

Circle Controlling Class Representative under the BMARK 2019-B10 PSA due to the occurrence of a BMARK 2019-B10 Control Termination Event or a BMARK 2019-B10 Consultation Termination Event).

In addition to the consultation rights of each 3 Columbus Circle Non-Controlling Note Holder (or its representative), during the continuance of a 3 Columbus Circle Control Appraisal Period, the 3 Columbus Circle Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the master servicer) with the Note A-1-1 holder (or the servicer acting on its behalf) at the offices of the master servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer, as applicable, in which servicing issues related to the 3 Columbus Circle Whole Loan are discussed.

“3 Columbus Circle Major Decision” means a Major Decision under the BMARK 2019-B10 PSA or, at any time that Note A-1-1 is not included in a securitization:

(i)       any workout or other change to any 3 Columbus Circle Whole Loan that would result in any modification of, or waiver with respect to, the 3 Columbus Circle Whole Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the 3 Columbus Circle Whole Loan or a modification or waiver of any other monetary term of the 3 Columbus Circle Whole Loan relating to the amount or timing of any payment of principal, interest, prepayment premiums or any other sums (including reserve requirements) due and payable under the Mortgage Loan documents or a modification or waiver of any material non-monetary provision of the 3 Columbus Circle Whole Loan, including but not limited to provisions which restrict the borrower or its equity owners from incurring additional indebtedness or transferring interests in the Mortgaged Property or the borrower;

(ii)      any modification of, or waiver with respect to, the 3 Columbus Circle Whole Loan that would result in a discounted pay-off of the 3 Columbus Circle Subordinate Companion Loans;

(iii)      any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the Mortgaged Property or any acquisition of the Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default under the related Mortgage Loan documents;

(iv)      any material direct or indirect sale of all or any material portion of the Mortgaged Property or REO Property;

(v)      any determination to bring the REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the REO Property;

(vi)      any substitution, release or addition of collateral for the 3 Columbus Circle Whole Loan other than those required pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion;

(vii)     any release of the borrower or guarantor from liability with respect to the 3 Columbus Circle Whole Loan including, without limitation, by acceptance of an assumption of the 3 Columbus Circle Whole Loan by a successor borrower or replacement guarantor except as expressly permitted by the Mortgage Loan documents;

(viii)    any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower) or (2) accelerate a 3 Columbus Circle Whole Loan (other than automatic accelerations pursuant to the Mortgage Loan documents);

(ix)     any transfer of the Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the borrower, except in each case as expressly permitted by the Mortgage Loan documents;

(x)      any incurring of additional debt by the borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (to the extent the lender’s approval is required by the Mortgage Loan documents);

(xi)     the waiver or modification of any documentation relating to the guarantor’s obligations under the related guaranty;

(xii)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower unless any option to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans pursuant to the 3 Columbus Circle Co-Lender Agreement has expired or been waived under the terms of the 3 Columbus Circle Co-Lender Agreement;

(xiii)    any determination of an Acceptable Insurance Default (as defined in the BMARK 2019-B10 PSA) with respect to the Mortgaged Property;

(xiv)    the approval of any Annual Budget (as defined in the Mortgage Loan documents), to the extent the lender has such approval under the Mortgage Loan documents;

(xv)     the approval of any Major Lease (as defined in the Mortgage Loan documents), to the extent the lender shall have such approval under the Mortgage Loan documents; and

(xvi)    the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the Mortgage Loan documents and for which there is no material lender discretion.

“BMARK 2019-B10 Control Termination Event” will occur when (a)(i) the Class F certificates under the BMARK 2019-B10 PSA have a certificate balance (taking into account the application of any Cumulative Appraisal Reduction Amounts (as defined in the BMARK 2019-B10 PSA) to notionally reduce the certificate balance of such class) of less than 25% of the initial certificate balance of that class; provided, that a BMARK 2019-B10 Control Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates under the other than the Class F, Class G or Class H certificates under the BMARK 2019-B10 PSA have been reduced to zero, and (ii) the 3 Columbus Circle Control Appraisal Period has occurred and is continuing; or (b) the 3 Columbus Circle Whole Loan is an Excluded Loan (as defined in the BMARK 2019-B10 PSA).

“BMARK 2019-B10 Consultation Termination Event” will occur when (a)(i) none of the Class F, Class G or Class H certificates under the BMARK 2019-B10 PSA that has a then-outstanding certificate balance (without regard to the application of any Cumulative Appraisal Reduction Amounts (as defined in the BMARK 2019-B10 PSA)) equal to at least 25% of the initial certificate balance of that class; provided that a BMARK 2019-B10 Consultation Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates other than the Class F, Class G or Class H certificates under the BMARK 2019-B10 PSA have been reduced to zero, and (ii) the 3 Columbus Circle Control Appraisal Period has occurred and is continuing; or (b) the 3 Columbus Circle Whole Loan is an Excluded Loan (as defined in the BMARK 2019-B10 PSA).

Cure Rights

In the event that the 3 Columbus Circle borrower fails to make any payment of principal or interest on the 3 Columbus Circle Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a 3 Columbus Circle Control Appraisal Period has occurred and is continuing, the holder of Note B-1 will have the right to cure such event of default subject to certain limitations set forth in the 3 Columbus Circle Co-Lender Agreement. The holder of Note B-1 will be limited to four (4) cures of monetary defaults, no more than three (3) of which may be consecutive, or cures of non-monetary defaults. The holder of Note B-1 will not be required to pay any default interest or late charges in order to effect a cure. Pursuant to the BMARK 2019-B10 PSA, the 3 Columbus Circle Controlling Class Representative will generally have the right to exercise the rights of the holder of Note B-1.

Purchase Option

If an event of default under the related Mortgage Loan documents has occurred and is continuing, the holders of the 3 Columbus Circle Subordinate Companion Loans will have the option to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans, in whole but not in part, at a price generally equal to the sum, without duplication, of (a) the principal balances of the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans, (b) accrued and unpaid interest on the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the 3 Columbus Circle Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and certain other fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the 3 Columbus Circle Whole Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) any accrued and unpaid interest on advances, (f) any amounts payable in respect of the 3 Columbus Circle Whole Loan to the asset representations reviewer, (g) if (i) the borrower or borrower related party is the purchaser or (ii) if the 3 Columbus Circle Whole Loan is purchased within 90 days after such option first becomes exercisable pursuant to the 3 Columbus Circle Co-Lender Agreement, any liquidation or workout fees, and (h) certain additional amounts to the extent provided for in the 3 Columbus Circle Co-Lender Agreement. Pursuant to the BMARK 2019-B10 PSA, the 3 Columbus Circle Controlling Class Representative generally will have the right to exercise the rights of the holder of the 3 Columbus Circle Subordinate Companion Loan.

Special Servicer Appointment Rights

Pursuant to the terms of the 3 Columbus Circle Co-Lender Agreement and the BMARK 2019-B10 PSA, the holder of Note B-1 (prior to the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period) will have the right, with or without cause, to replace the BMARK 2019-B10 Special Servicer then acting with respect to the 3 Columbus Circle Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The directing holder under the BMARK 2019-B10 PSA (after the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period and prior to the occurrence and continuance of a BMARK 2019-B10 Control Termination Event), and the applicable certificateholders with the requisite percentage of Voting Rights (after the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period and the occurrence and continuance of a BMARK 2019-B10 Control Termination Event) will have the right, with or without cause (subject to the limitations described herein), to replace the special servicer then acting with respect to the 3 Columbus Circle Whole Loan and appoint a replacement special servicer in lieu of such special servicer pursuant to the BMARK 2019-B10 PSA.

The 3 Columbus Circle Controlling Noteholder has agreed and acknowledged that the BMARK 2019-B10 PSA may contain provisions such that any special servicer could be terminated under the BMARK 2019-B10 PSA based on a recommendation by the BMARK 2019-B10 Operating Advisor if (A) the BMARK 2019-B10 Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the BMARK 2019-B10 Special Servicer has failed to comply with the BMARK 2019-B10 Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the holders of securities issued under the BMARK 2019-B10 PSA (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The 3 Columbus Circle Controlling Noteholder will retain its right to remove and replace the special servicer, but the 3 Columbus Circle Controlling Noteholder will not be permitted to restore a special servicer that has been removed in accordance with the preceding sentence.

The 787 Eleventh Avenue Whole Loan

General

The 787 Eleventh Avenue Mortgage Loan (3.8%),(the “787 Eleventh Avenue Mortgage Loan” ) is part of the 787 Eleventh Avenue Whole Loan (as defined below) comprised of 6 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “787 Eleventh Avenue Mortgaged Property” ).

The rights of the holders of the promissory notes evidencing the 787 Eleventh Avenue Whole Loan (the “787 Eleventh Avenue Noteholders”) are subject to a co-lender agreement (the “787 Eleventh Avenue Co-Lender Agreement”). The following summaries describe certain provisions of the 787 Eleventh Avenue Co-Lender Agreement.

The 787 Eleventh Avenue Mortgage Loan is evidenced by one senior pari passu promissory note (Note A-1D), with a Cut-off Date Balance of $30,000,000. The related Pari Passu Companion Loans (the “787 Eleventh Avenue Pari Passu Companion Loans” and, together with the 787 Eleventh Avenue Mortgage Loan, the “787 Eleventh Avenue Senior Loans”), have an original principal balance of $145,000,000 and are evidenced by 3 senior pari passu promissory notes. The 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans are pari passu with each other in terms of priority. There are also two Subordinate Companion Loans (collectively, the “787 Eleventh Avenue Subordinate Companion Loans”), evidenced by the senior subordinate promissory Note A-2 (the “787 Eleventh Avenue Senior Subordinate Companion Loan”) with an original principal balance of $117,500,000 and the junior subordinate promissory Note B with an original principal balance of $117,500,000 (the “787 Eleventh Avenue Junior Subordinate Companion Loan”). Neither the 787 Eleventh Avenue Subordinate Companion Loans nor the 787 Eleventh Avenue Pari Passu Companion Loans will be included in the issuing entity. The 787 Eleventh Avenue Subordinate Companion Loans, together with the 787 Eleventh Avenue Pari Passu Companion Loans, are referred to in this prospectus as the “787 Eleventh Avenue Companion Loans” and the 787 Eleventh Avenue Mortgage Loan, together with the 787 Eleventh Avenue Companion Loans, are referred to in this prospectus as the “787 Eleventh Avenue Whole Loan”.

Servicing

The 787 Eleventh Avenue Whole Loan will be serviced by Wells Fargo Bank, National Association, as servicer (in such capacity, the “SG Commercial Mortgage Securities Trust 2019-787E Servicer”) and Aegon USA Realty Advisors, LLC, as special servicer (in such capacity, the “SG Commercial Mortgage Securities Trust 2019-787E Special Servicer”) pursuant to the terms of the SGCMS 2019-787E trust and servicing agreement (the “SGCMS 2019-787E TSA”) between SG Commercial Mortgage Securities, LLC, as depositor, the SG Commercial Mortgage Securities Trust 2019-787E Servicer, the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, Wells Fargo Bank, National Association, as certificate administrator and Wilmington Trust, National Association, as trustee, in connection with the SG Commercial Mortgage Securities Trust 2019-787E mortgage trust (the “SG Commercial Mortgage Securities Trust 2019-787E Trust”), into which one of the 787 Eleventh Avenue Pari Passu Companion Loans and the 787 Eleventh Avenue Senior Subordinate Companion Loan have been deposited. Subject to the terms of the 787 Eleventh Avenue Co-Lender Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 787 Eleventh Avenue Noteholder will be effected in accordance with the SGCMS 2019-787E TSA.

The 787 Eleventh Avenue Directing Holder (as defined below) will have the right to approve certain modifications and consent to certain actions to be taken with respect to the 787 Eleventh Avenue Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the 787 Eleventh Avenue Co-Lender Agreement, the holder of the 787 Eleventh Avenue Junior Subordinate Companion Loan (the “787 Eleventh Avenue Junior Subordinate Companion Loan Holder”) has the right to cure certain defaults by the related borrower, as more fully described below.

Application of Payments

The 787 Eleventh Avenue Co-Lender Agreement sets forth the respective rights of the holders of the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Companion Loans with respect to distributions of funds received in respect of the 787 Eleventh Avenue Whole Loan, and provides, in general, that:

●	the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the 787 Eleventh Avenue Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans, and the rights of the holders of the 787 Eleventh Avenue Subordinate Companion Loans to receive payments with respect to the 787 Eleventh Avenue Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans to receive payments with respect to the 787 Eleventh Avenue Whole Loan;

●	the 787 Eleventh Avenue Junior Subordinate Companion Loan is, at all times, junior, subject and subordinate to the 787 Eleventh Avenue Senior Subordinate Companion Loan, and the rights of the holder of the 787 Eleventh Avenue Junior Subordinate Companion Loan to receive payments with respect to the 787 Eleventh Avenue Whole Loan are, at all times, junior, subject and subordinate to the rights of the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan to receive payments with respect to the 787 Eleventh Avenue Whole Loan;

●	all expenses and losses relating to the 787 Eleventh Avenue Whole Loan will, to the extent not paid by the related borrower, be allocated first to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, second to the holder of 787 Eleventh Avenue Senior Subordinate Companion Loan and third to the issuing entity, as holder of the 787 Eleventh Avenue Mortgage Loan, and the holders of the 787 Eleventh Avenue Pari Passu Companion Loans on a pro rata and pari passu basis.

If no 787 Eleventh Avenue Sequential Pay Event (as defined below) has occurred and is continuing with respect to the 787 Eleventh Avenue Whole Loan, all amounts tendered by the borrower or otherwise available for payment on the 787 Eleventh Avenue Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans (other than default interest) to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable 787 Eleventh Avenue Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, to pay accrued and unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan other than default interest) to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Third, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the 787 Eleventh Avenue Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

Fourth, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 787 Eleventh Avenue Mortgage Loan and each 787 Eleventh Avenue Pari Passu Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the 787 Eleventh Avenue Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs, and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the applicable 787 Eleventh Avenue Senior Loan as a result of such workout, plus unpaid interest on the applicable 787 Eleventh Avenue Senior Loan principal balance at a per annum rate equal the applicable net note rate;

Sixth, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the 787 Eleventh Avenue Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date, until the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan has been reduced to zero;

Seventh, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to any unreimbursed costs and expenses paid by the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the 787 Eleventh Avenue Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA;

Eighth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan as a result of such workout, plus unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Ninth, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans, in an amount equal to the product of (i) the percentage interest of the applicable 787 Eleventh Avenue Senior Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Tenth, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to the product of (i) the percentage interest of the 787 Eleventh Avenue Senior Subordinate

Companion Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Eleventh, to the extent the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the 787 Eleventh Avenue Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder for all such cure payments;

Twelfth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, to pay accrued and unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan other than default interest) to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Thirteenth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, in an amount equal to its percentage interest of all principal payments (excluding any casualty or condemnation payment proceeds payable as principal to the 787 Eleventh Avenue Noteholders) received, if any, with respect to the related monthly payment date and then, an amount equal to all remaining casualty or condemnation payment proceeds received with respect to the related monthly payment date after distribution to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans pursuant to paragraphs third and sixth above, will be distributed to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder until the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan has been reduced to zero;

Fourteenth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount equal to the product of (i) the percentage interest of the 787 Eleventh Avenue Junior Subordinate Companion Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan has been reduced, such excess amount will be paid to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan as a result of such workout, plus unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Sixteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the SGCMS 2019-787E TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 787 Eleventh Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the 787 Eleventh Avenue Noteholders, pro rata, based on their respective percentage interests;

Seventeenth, to pay any amounts actually collected on the 787 Eleventh Avenue Whole Loan from the related borrower that represent default charges, penalty charges, late fees and/or default interest, and excluding any prepayment premium then due and owing under the 787 Eleventh Avenue Whole Loan documents, all of which will be applied in accordance with the SGCMS 2019-787E TSA; and

Eighteenth, if any excess amount is available to be distributed in respect of the 787 Eleventh Avenue Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to the 787 Eleventh Avenue Noteholders in accordance with their respective initial percentage interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the 787 Eleventh Avenue Whole Loan, (ii) a non-monetary event of default as to which the 787 Eleventh Avenue Whole Loan becomes a specially serviced loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the holder of Note B (or a designee of such holder) have not exercised their cure rights under the 787 Eleventh Avenue Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “787 Eleventh Avenue Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on the 787 Eleventh Avenue Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

First, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans (other than default interest) to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the applicable 787 Eleventh Avenue Senior Loan principal balances at a per annum rate equal the applicable net note rate;

Second, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, to pay accrued and unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan other than default interest) to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Third, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans, in each case until their respective note principal balances have been reduced to zero;

Fourth, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 787 Eleventh Avenue Mortgage Loan and each 787 Eleventh Avenue Pari Passu Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the 787 Eleventh Avenue Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to such Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA;

Fifth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs, and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the applicable 787 Eleventh Avenue Senior Loan as a result of such workout, plus unpaid interest on the applicable 787 Eleventh Avenue Senior Loan principal balance at a per annum rate equal the applicable net note rate;

Sixth, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan, until the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan has been reduced to zero;

Seventh, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to any unreimbursed costs and expenses paid by the holder of the 787 Eleventh Avenue

Senior Subordinate Companion Loan, including (i) any unreimbursed property protection advances or administrative advances and any expenses incurred in enforcing the 787 Eleventh Avenue Whole Loan documents and (ii) any accrued and unpaid interest payable on advances not previously reimbursed to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA;

Eighth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan has been reduced, such excess amount will be paid to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan as a result of such workout, plus unpaid interest on the 787 Eleventh Avenue Senior Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Ninth, on a pro rata and pari passu basis, to the holders of the 787 Eleventh Avenue Mortgage Loan and 787 Eleventh Avenue Pari Passu Companion Loans, in an amount equal to the product of (i) the percentage interest of the applicable 787 Eleventh Avenue Senior Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Tenth, to the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan in an amount equal to the product of (i) the percentage interest of the 787 Eleventh Avenue Senior Subordinate Companion Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Eleventh, to the extent the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the 787 Eleventh Avenue Co-Lender Agreement (as described below under “—Cure Rights”), to reimburse the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder for all such cure payments;

Twelfth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, to pay accrued and unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan other than default interest) to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan principal balance at a per annum rate equal to the applicable net note rate;

Thirteenth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder, until the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan has been reduced to zero;

Fourteenth, to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount equal to the product of (i) the percentage interest of the 787 Eleventh Avenue Junior Subordinate Companion Loan multiplied by (ii) the applicable the ratio of the note rate for the applicable note to the weighted average of the note rates of each of the notes, and (iii) any prepayment premium, spread maintenance premium, yield maintenance premium or similar fee required to be paid in connection with a prepayment of the 787 Eleventh Avenue Whole Loan pursuant to the 787 Eleventh Avenue Whole Loan documents, including any exit fee to the extent paid by the related borrower;

Fifteenth, if the proceeds of any foreclosure sale or any liquidation of the 787 Eleventh Avenue Whole Loan or the 787 Eleventh Avenue Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan has been reduced, such excess amount will be paid to the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan as a result of such workout, plus unpaid interest on the 787 Eleventh Avenue Junior Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Sixteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the SGCMS 2019-787E TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 787 Eleventh Avenue Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the 787 Eleventh Avenue Noteholders, pro rata, based on their respective percentage interests;

Seventeenth, to pay any amounts actually collected on the 787 Eleventh Avenue Whole Loan from the related borrower that represent default charges, penalty charges, late fees and/or default interest, and excluding any prepayment premium then due and owing under the 787 Eleventh Avenue Whole Loan documents, all of which will be applied in accordance with the SGCMS 2019-787E TSA; and

Eighteenth, if any excess amount is available to be distributed in respect of the 787 Eleventh Avenue Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid pro rata to the 787 Eleventh Avenue Noteholders in accordance with their respective percentage interests.

The Directing Holder

The controlling noteholder (the “787 Eleventh Avenue Directing Holder”) under the 787 Eleventh Avenue Co-Lender Agreement, as of any date of determination, is:

●	initially, the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder;

●	if a 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, but a 787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period has not occurred and is not continuing, the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan; and

●	if a 787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period has occurred and is continuing, the holder of Note A-1-A.

The 787 Eleventh Avenue Senior Subordinate Companion Loan and Note A-1A are included in the SG Commercial Mortgage Securities Trust 2019-787E securitization. As a result, so long as the 787 Eleventh Avenue Senior Subordinate Companion Loan and Note A-1A are included in the SG Commercial Mortgage Securities Trust 2019-787E trust, such rights may be exercised by the Directing Holder of the SG Commercial Mortgage Securities Trust 2019-787E securitization.

A “787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period” will exist with respect to the 787 Eleventh Avenue Whole Loan, if and for so long as: (A) (I) (1) the initial principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 787 Eleventh Avenue Junior Subordinate Companion Loan after the date of creation of the 787 Eleventh Avenue Junior Subordinate Companion Loan, (y) any appraisal reduction amount for the 787 Eleventh Avenue Whole Loan that is allocated to the 787 Eleventh Avenue Junior Subordinate Companion Loan and (z) any losses realized with respect to the 787 Eleventh Avenue Mortgaged Property or the 787 Eleventh Avenue Whole Loan that are allocated to the 787 Eleventh Avenue Junior

Subordinate Companion Loan, plus (3) the 787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral (as defined below) then held by the servicer, is less than (II) twenty-five percent (25%) of the remainder of the (i) initial principal balance of the 787 Eleventh Avenue Junior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the 787 Eleventh Avenue Junior Subordinate Companion Loan on the 787 Eleventh Avenue Junior Subordinate Companion Loan after the date of creation of the 787 Eleventh Avenue Junior Subordinate Companion Loan; or (B) any interest in the 787 Eleventh Avenue Junior Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the holder of the 787 Eleventh Avenue Junior Subordinate Companion Loan as the Directing Holder.

A “787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period” will exist with respect to the 787 Eleventh Avenue Whole Loan, if and for so long as: (A) (I) (1) the initial principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 787 Eleventh Avenue Senior Subordinate Companion Loan after the date of creation of the 787 Eleventh Avenue Senior Subordinate Companion Loan, (y) any appraisal reduction amount for the 787 Eleventh Avenue Whole Loan that is allocated to the 787 Eleventh Avenue Senior Subordinate Companion Loan and (z) any losses realized with respect to the 787 Eleventh Avenue Mortgaged Property or the 787 Eleventh Avenue Whole Loan that are allocated to the 787 Eleventh Avenue Senior Subordinate Companion Loan, plus (3) the 787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral (as defined below) then held by the servicer, is less than (II) twenty-five percent (25%) of the remainder of the (i) initial principal balance of the 787 Eleventh Avenue Senior Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan on the 787 Eleventh Avenue Senior Subordinate Companion Loan after the date of creation of the 787 Eleventh Avenue Senior Subordinate Companion Loan; or (B) any interest in the 787 Eleventh Avenue Senior Subordinate Companion Loan is held by the related borrower or a borrower party, or the related borrower or a borrower party would otherwise be entitled to exercise the rights of the holder of the 787 Eleventh Avenue Senior Subordinate Companion Loan as the Directing Holder.

At any time that the 787 Eleventh Avenue Junior Subordinate Companion Loan is not included in a securitization, the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder is entitled to avoid a 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions (which must be completed within 30 days of the receipt of a third party appraisal that indicates such control appraisal period has occurred), including without limitation: (i) delivery of additional collateral and in the form of either (x) cash collateral for the benefit of the holders of the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Pari Passu Companion Loans and acceptable to, the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the 787 Eleventh Avenue Co-Lender Agreement (either (x) or (y), the “787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral”, and (ii) the 787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral is an amount which, when added to the appraised value of the 787 Eleventh Avenue Mortgaged Property as determined pursuant to the SGCMS 2019-787E TSA, would cause the applicable 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period not to exist.

Consultation and Control

The SG Commercial Mortgage Securities Trust 2019-787E Servicer and the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will be required to notify the 787 Eleventh Avenue Directing Holder (as defined above) (or its designee) and receive written consent with major decisions, as defined in the SGCMS 2019-787E TSA (“787 Eleventh Avenue Major Decisions”).

Neither the SG Commercial Mortgage Securities Trust 2019-787E Servicer nor the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will be required to follow any advice or consultation provided by the 787 Eleventh Avenue Directing Holder (or its representative) that would require or cause the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable, to violate provisions of the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA, require or cause the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable, to violate the terms of the 787 Eleventh Avenue Whole Loan, or materially expand the scope of any of responsibilities of the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Special Servicer, as applicable, under the 787 Eleventh Avenue Co-Lender Agreement or the SGCMS 2019-787E TSA.

In addition, pursuant to the terms of the 787 Eleventh Avenue Co-Lender Agreement, during the continuation of a 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period or a 787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period (1) the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) will be required to provide to the holder of the 787 Eleventh Avenue Mortgage Loan (i) notice, information and reports with respect to any 787 Eleventh Avenue Major Decisions (similar to such notice, information and report it is required to deliver to the directing certificateholder under the SG Commercial Mortgage Securities Trust 2019-787E Trust pursuant to the SGCMS 2019-787E TSA) without regard to whether a control termination event has occurred) and (ii) a summary of the asset status report relating to the 787 Eleventh Avenue Whole Loan and (2) the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) will be required to consult with the holder of the 787 Eleventh Avenue Mortgage Loan (or its representative) on a non-binding basis with respect to any the 787 Eleventh Avenue Major Decision or the implementation of any recommended actions in the summary of the asset status report relating to the 787 Eleventh Avenue Whole Loan, and consider alternative actions recommended by the holders of the 787 Eleventh Avenue Mortgage Loan (or its representative); provided that after the expiration of a period of 10 business days from the delivery to the holder of the 787 Eleventh Avenue Mortgage Loan (or its representative) by written notice of a proposed action, together with copies of the notice, information and report required to be provided, the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) will no longer be obligated to consult with such holder of the 787 Eleventh Avenue Mortgage Loan (or its representative), whether or not such holder of the 787 Eleventh Avenue Mortgage Loan (or its representative) has responded within such 10 business day consultation period unless, the SG Commercial Mortgage Securities Trust 2019-787E Servicer or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating to such proposal). Notwithstanding the consultation rights of the holder of the 787 Eleventh Avenue Mortgage Loan (or its representative) described above, the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) may make any 787 Eleventh Avenue Major Decision or take any action set forth in the asset status report before the expiration of the 10 business day consultation period if the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) determines that immediate action with respect thereto is necessary to protect the interests of the holders of the 787 Eleventh Avenue Whole Loan. The SG Commercial Mortgage Securities Trust 2019-787E Servicer (or the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer acting on its behalf) will not be obligated at any time to follow or take any alternative actions recommended by any of the holder of the 787 Eleventh Avenue Mortgage Loan (or its representative).

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 787 Eleventh Avenue Whole Loan that results in a monetary event of default or the related borrower otherwise defaults with respect to the 787 Eleventh Avenue Whole Loan, the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will have the right, but not the obligation, to cure such event of default subject to certain limitations set forth in the 787 Eleventh Avenue Co-Lender Agreement. The 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will be limited to a combined total of six (6) cures related to monetary defaults over the life of the 787 Eleventh Avenue Whole Loan, no more than three (3) of which may be consecutive or non-monetary defaults. So long as, among other conditions set forth in the 787 Eleventh Avenue Co-Lender Agreement, the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder is permitted to cure payment with respect to a non-monetary event of default, is diligently and expeditiously prosecuting such cure, and such cure does not exceed ninety (90) days, pursuant to the 787 Eleventh Avenue Co-Lender Agreement, neither the SG Commercial Mortgage Securities Trust 2019-787E Servicer nor the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will be permitted to treat such event of default as such for purposes of transferring the 787 Eleventh Avenue Whole Loan to special servicing or exercising remedies.

Purchase Option

At any time that the 787 Eleventh Avenue Junior Subordinate Companion Loan is not included in a securitization, if an event of default with respect to the 787 Eleventh Avenue Whole Loan has occurred and is continuing, then, upon written notice from the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder (“Note Holder Purchase Option Notice”), the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will have the right to purchase the 787 Eleventh Avenue Senior Loans for the purchase price provided in the 787 Eleventh Avenue Co-Lender Agreement on a date (i) not less than ten (10) days and not more than thirty (30) days after providing written notice.

The right of the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder to purchase the 787 Eleventh Avenue Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the 787 Eleventh Avenue Mortgaged Property (and the directing certificateholder under the SG Commercial Mortgage Securities Trust 2019-787E Trust is required to give the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder ten (10) days’ notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to the 787 Eleventh Avenue Mortgaged Property is transferred to the SG Commercial Mortgage Securities Trust 2019-787E Servicer (or another nominee on behalf of the SG Commercial Mortgage Securities Trust 2019-787E Servicer) less than ten (10) days after the acceleration of the 787 Eleventh Avenue Whole Loan, the directing certificateholder under the SG Commercial Mortgage Securities Trust 2019-787E Trust must notify the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder of such transfer, and the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will have a ten (10) day period from the date of such notice to deliver a Note Holder Purchase Option Notice, in which case the 787 Eleventh Avenue Junior Subordinate Companion Loan Holder will be obligated to purchase the 787 Eleventh Avenue Mortgaged Property, in immediately available funds, within a thirty (30) day period at the applicable purchase price.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA, if an event of default has occurred and is continuing, and if the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer determines to sell the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Companion Loans, then the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will have the right and obligation, subject to any rights of the 787 Eleventh Avenue Directing Holder under the SGCMS 2019-787E TSA, to sell the 787 Eleventh Avenue Mortgage Loan together with the 787 Eleventh Avenue Companion Loans as notes evidencing one whole loan in accordance with the terms of the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA, subject to the applicable consent rights of the 787 Eleventh Avenue Directing Holder. In connection with any such sale, the SG Commercial Mortgage Securities Trust 2019-787E Special

Servicer will be required to follow the procedures set forth in the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA, including the provision that requires fifteen (15) business days’ prior written notice to the 787 Eleventh Avenue Noteholders of the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer’s intention to sell the 787 Eleventh Avenue Whole Loan.

Special Servicer Appointment Rights

Pursuant to the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA, the 787 Eleventh Avenue Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer then acting with respect to the 787 Eleventh Avenue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the 787 Eleventh Avenue Mortgage Loan, the 787 Eleventh Avenue Pari Passu Companion Loans and the 787 Eleventh Avenue Subordinate Companion Loans (or their representatives).

The Great Wolf Lodge Southern California Whole Loan

General

The Great Wolf Lodge Southern California Mortgage Loan (3.8%) is part of a Whole Loan evidenced by seven (7) promissory notes, each of which is secured by the same mortgage instrument on the same Mortgaged Property, with an aggregate initial principal amount of $170,000,000. Note A-4-1, with an initial principal balance of $30,000,000 (the “Great Wolf Lodge Southern California Mortgage Loan”), will be deposited into this securitization.

The Great Wolf Lodge Southern California Whole Loan (as defined below) is evidenced by (i) the Great Wolf Lodge Southern California Mortgage Loan, (ii) five (5) senior promissory notes designated as Note A-1, Note A-2, Note A-3, Note A-4-2 and Note A-5 (collectively, the “Great Wolf Lodge Southern California Pari Passu Companion Loans”), which have an aggregate initial principal balance of $120,000,000, and (iii) one (1) subordinate promissory note designated as Note B-1 (the “Great Wolf Lodge Southern California Subordinate Companion Loan” and, together with the Great Wolf Lodge Southern California Pari Passu Companion Loans, the “Great Wolf Lodge Southern California Companion Loans”), which has an initial principal balance of $20,000,000.

The Great Wolf Lodge Southern California Mortgage Loan, the Great Wolf Lodge Southern California Pari Passu Companion Loans and the Great Wolf Lodge Southern California Subordinate Companion Loan are collectively referred to as the “Great Wolf Lodge Southern California Whole Loan.” The Great Wolf Lodge Southern California Mortgage Loan and the Great Wolf Lodge Southern California Pari Passu Companion Loans are collectively referred to as the “Great Wolf Lodge Southern California A Notes.” The Great Wolf Lodge Southern California Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Great Wolf Lodge Southern California Mortgage Loan. The Great Wolf Lodge Southern California Subordinate Companion Loan is generally subordinate in right of payment with respect to the Great Wolf Lodge Southern California Mortgage Loan and the other Great Wolf Lodge Southern California A Notes.

Only the Great Wolf Lodge Southern California Mortgage Loan is included in the issuing entity. The Great Wolf Lodge Southern California Pari Passu Companion Loan represented by Note A-1 was contributed to the WFCM 2019-C50 securitization trust. The Great Wolf Lodge Southern California Pari Passu Companion Loan represented by Note A-2 was contributed to the BANK 2019-BNK17 securitization trust. The Great Wolf Lodge Southern California Pari Passu Companion Loans represented by Note A-3 and Note A-5 are currently held by Wells Fargo Bank, National Association, but are expected to be contributed to future securitization transactions. The Great Wolf Lodge Southern California Pari Passu Companion Loan represented by Note A-4-2 is currently held by Column Financial, Inc., but is expected to be contributed to a future securitization transaction. The Great Wolf Lodge Southern California Subordinate Companion Loan is currently held by KSL Capital Partners Co Trust II.

The holders of the promissory notes evidencing the Great Wolf Lodge Southern California Whole Loan (the “Great Wolf Lodge Southern California Noteholders”) have entered into an Intercreditor Agreement (the “GWLSC Co-Lender Agreement”) that sets forth the respective rights of each Great Wolf Lodge Southern California Noteholder. The following summaries describe certain provisions of the GWLSC Co-Lender Agreement.

Servicing

The Great Wolf Lodge Southern California Whole Loan will be serviced and administered pursuant to the terms of the WFCM 2019-C50 PSA, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (in such capacity, the “WFCM 2019-C50 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “WFCM 2019-C50 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (in such capacity, the “WFCM 2019-C50 Special Servicer”), Wilmington Trust, National Association, as trustee (in such capacity, the “WFCM 2019-C50 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “WFCM 2019-C50 Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “WFCM 2019-C50 Operating Advisor”) and asset representations reviewer (the “WFCM 2019-C50 PSA”). The WFCM 2019-C50 PSA is separate from the PSA under which your certificates are issued. In servicing the Great Wolf Lodge Southern California Whole Loan, the servicing standard set forth in the WFCM 2019-C50 PSA (the “WFCM 2019-C50 Servicing Standard”), which is substantially similar to (but not necessarily identical to) the Servicing Standard, will require the WFCM 2019-C50 Master Servicer and the WFCM 2019-C50 Special Servicer to take into account the interests of the Certificateholders and the holders of the Great Wolf Lodge Southern California Companion Loans as a collective whole, according to the terms of the WFCM 2019-C50, but subject to the terms of the GWLSC Co-Lender Agreement.

Application of Payments

The GWLSC Co-Lender Agreement sets forth the respective rights of the holder of Great Wolf Lodge Southern California Mortgage Loan and the holders of the Great Wolf Lodge Southern California Companion Loans with respect to distributions of funds received in respect of the Great Wolf Lodge Southern California Whole Loan, and provides, in general, that the Great Wolf Lodge Southern California Subordinate Companion Loan and the rights of the holder of the Great Wolf Lodge Southern California Subordinate Companion Loan (the “Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder”) to receive payments of interest, principal and other amounts with respect to the Great Wolf Lodge Southern California Subordinate Companion Loan, will at all times be junior, subject and subordinate to the Great Wolf Lodge Southern California A Notes and the respective rights of the holders of the Great Wolf Lodge Southern California A Notes to receive payments of interest, principal and other amounts with respect to each Great Wolf Lodge Southern California A Note, respectively, as and to the extent set forth in the GWLSC Co-Lender Agreement.

If no GWLSC Triggering Event of Default has occurred and is continuing, all amounts tendered by the related borrower or otherwise available for payment on the Great Wolf Lodge Southern California Whole Loan (excluding amounts for required reserves, escrows and proceeds, awards or settlements to be applied to the restoration of the related Mortgaged Property or released to the related borrower in accordance with the servicing standard and the mortgage loan documents) will be applied by KeyBank National Association (the “GWLSC Master Servicer”) in the following order of priority:

●	first, to the holders of the Great Wolf Lodge Southern California A Notes (the “Great Wolf Lodge Southern California A Noteholders”), on a pro rata and pari passu basis, up to the amount of any unreimbursed costs paid by the Great Wolf Lodge Southern California A Noteholders (or paid or advanced by a servicer, certificate administrator or trustee, as applicable) with respect to the Great Wolf Lodge Southern California Whole Loan pursuant to the GWLSC Co-Lender Agreement or WFCM 2019-C50 PSA, including, without limitation, unreimbursed advances and interest thereon at the applicable advance rate, to the extent such costs and advances and interest thereon are then payable under the WFCM 2019-C50 PSA;

●	second, to the WFCM 2019-C50 Master Servicer, any certificate administrator and any operating advisor, if applicable, the applicable accrued and unpaid master servicing fee, certificate administrator fee (including the portion that is a trustee fee) and operating advisor fee, if any, respectively, earned by such party with respect to the Great Wolf Lodge Southern California Whole Loan (or, in the case of the certificate administrator fee and the operating advisor fee, the Great Wolf Lodge Southern California A Notes) under the GWLSC Co-Lender Agreement or the WFCM 2019-C50 PSA;

●	third, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis in an amount equal to (1) the accrued and unpaid interest on the Great Wolf Lodge Southern California A Note principal balances at the senior net interest rate, minus (2)(x) the certificate administrator fee (including the trustee fee), if any, and (y) the operating advisor fee, if any, and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, in an amount equal to the accrued and unpaid interest on the Great Wolf Lodge Southern California Subordinate Companion Loan principal balance at the junior net interest rate;

●	fourth, pro rata, to the Great Wolf Lodge Southern California Noteholders in accordance with their respective initial percentage interests in the Great Wolf Lodge Southern California Whole Loan, any principal payments received on the Great Wolf Lodge Southern California Whole Loan for the related interest accrual period, which amounts shall be applied in reduction of the principal balances of the related Great Wolf Lodge Southern California Notes;

●	fifth, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, pro rata, up to the amount of any unreimbursed costs paid by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder with respect to the Great Wolf Lodge Southern California Whole Loan pursuant to the GWLSC Co-Lender Agreement or the WFCM 2019-C50 PSA;

●	sixth, any interest accrued at the related default rate on the principal balance of the Great Wolf Lodge Southern California Whole Loan, to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the Great Wolf Lodge Southern California Whole Loan at the mortgage interest rate, first, to the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis (subject to the allocation of such amount pursuant to the terms of the WFCM 2019-C50 PSA) in an amount calculated on the Great Wolf Lodge Southern California A Note principal balances on such date prior to the application of funds pursuant to this paragraph at the excess of (A) the default rate of interest for the Great Wolf Lodge Southern California A Notes over (B) the non-default rate of interest for Great Wolf Lodge Southern California A Notes, and second, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in an amount calculated on the Great Wolf Lodge Southern California Subordinate Companion Loan principal balance on such date prior to the application of funds pursuant to clause fourth above at the excess of (A) default rate of interest for the Great Wolf Lodge Southern California Subordinate Companion Loan over (B) the non-default rate of interest for Great Wolf Lodge Southern California Subordinate Companion Loan;

●	seventh, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis, its percentage interest (prior to the application of funds pursuant to this paragraph) of any prepayment premium and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to this paragraph) of any prepayment premium, in each case, to the extent actually paid by the related borrower;

●	eighth, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders, their percentage interest (prior to the application of funds pursuant to this paragraph) of certain extension fees and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to this paragraph) of certain extension fees, in the each case, to the extent actually paid by the related borrower;

●	ninth, pro rata, to the extent not payable to the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer as additional servicing compensation to: (i) the Great Wolf Lodge Southern California A Noteholders, their percentage interest (prior to the application of funds pursuant to this paragraph) of any extension fees (other than extension fees paid pursuant to this paragraph), assumption fees and penalty charges and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to this paragraph) of any extension fees (other than extension fees paid pursuant to this paragraph), assumption fees and penalty charges, in the each case, to the extent actually paid by the related borrower; and

●	tenth, pro rata, to the Great Wolf Lodge Southern California Noteholders in accordance with their respective initial percentage interests, any excess amount not otherwise applied pursuant to this paragraph.

Upon the occurrence and continuance of a GWLSC Triggering Event of Default, all amounts tendered by the related borrower or otherwise available for payment on the Great Wolf Lodge Southern California Whole Loan (excluding amounts for required reserves, escrows and proceeds, awards or settlements to be applied to the restoration of the related Mortgaged Property or released to the related borrower in accordance with the servicing standard and the mortgage loan documents) will be applied by the GWLSC Master Servicer in the following order of priority:

●	first, to the holders of the Great Wolf Lodge Southern California A Noteholders, on a pro rata and pari passu basis up to the amount of any unreimbursed costs paid by the Great Wolf Lodge Southern California A Noteholders (or paid or advanced by a servicer, certificate administrator or trustee, as applicable) with respect to the Great Wolf Lodge Southern California Whole Loan pursuant to the GWLSC Co-Lender Agreement or WFCM 2019-C50 PSA, including, without limitation, unreimbursed advances and interest thereon at the applicable advance rate, to the extent such costs and advances and interest thereon are then payable under the WFCM 2019-C50 PSA;

●	second, to the WFCM 2019-C50 Master Servicer, any certificate administrator and any operating advisor, if applicable, the applicable accrued and unpaid master servicing fee, certificate administrator fee (including the portion that is a trustee fee) and the operating advisor fee, if any, respectively, earned by such party with respect to the Great Wolf Lodge Southern California Whole Loan (or, in the case of the certificate administrator fee and the operating advisor fee, Great Wolf Lodge Southern California A Notes) under the GWLSC Co-Lender Agreement or the WFCM 2019-C50 PSA;

●	third, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis in an amount equal to (1) the accrued and unpaid interest on the Great Wolf Lodge Southern California A Notes principal balances at the senior net interest rate, minus (2)(x) the certificate administrator fee (including the trustee fee), if any, and (y) the operating advisor fee, if any;

●

fourth, to the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis in an amount equal to the principal balances of the related Great Wolf Lodge Southern California A Notes, which amounts shall be applied in reduction of the principal balances of the related Great Wolf Lodge Southern California A Notes until their principal balances have been paid in full;

●	fifth, in the event the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder is Great Wolf Lodge Southern California Borrower Related Party, to the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis (i) any interest accrued at the default rate of interest on the principal balance of the Great Wolf Lodge Southern California Whole Loan to the extent such default interest amount is actually paid by the related borrower, (ii) any prepayment premium and (iii) any extension fees, assumption fees and penalty charges actually paid by the related borrower;

●	sixth, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, pro rata, up to the amount of any unreimbursed costs paid by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder with respect to the Great Wolf Lodge Southern California Companion Whole Loan pursuant to the GWLSC Co-Lender Agreement or the WFCM 2019-C50 PSA;

●	seventh, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in an amount equal to the accrued and unpaid interest on the Great Wolf Lodge Southern California Subordinate Companion Loan principal balance at the junior net interest rate;

●	eighth, Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in an amount equal to principal balance of the Great Wolf Lodge Southern California Subordinate Companion Loan until such principal balance has been paid in full;

●	ninth, any interest accrued at the related default rate on the principal balance of the Great Wolf Lodge Southern California Whole Loan, to the extent such default interest amount is (i) actually paid by the related borrower and (ii) in excess of interest accrued on the principal balance of the Great Wolf Lodge Southern California Whole Loan at the mortgage interest rate, first, to the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis (subject to the allocation of such amount pursuant to the terms of the WFCM 2019-C50 PSA) in an amount calculated on the Great Wolf Lodge Southern California A Note principal balances on such date prior to the application of funds pursuant to this paragraph at the excess of (A) the default rate of interest for the Great Wolf Lodge Southern California A Notes over (B) the non-default rate of interest for the Great Wolf Lodge Southern California A Notes, and second, to the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in an amount calculated on the Great Wolf Lodge Southern California Subordinate Companion Loan principal balance on such date prior to the application of funds pursuant to this paragraph at the excess of (A) default rate of interest for the Great Wolf Lodge Southern California Subordinate Companion Loan over (B) the non-default rate of interest for the Great Wolf Lodge Southern California Subordinate Companion Loan;

●	tenth, pro rata, to: to (i) the Great Wolf Lodge Southern California A Noteholders on a pro rata and pari passu basis, its percentage interest (prior to the application of funds pursuant to this paragraph) of any prepayment premium and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to clause eighth above) of any prepayment premium, in each case, to the extent actually paid by the related borrower;

●	eleventh, pro rata, to (i) the Great Wolf Lodge Southern California A Noteholders, their percentage interest (prior to the application of funds pursuant to this paragraph) of certain extension fees and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to this paragraph) of certain extension fees, in the each case, to the extent actually paid by the related borrower;

●	twelfth, pro rata, to the extent not payable to the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer as additional servicing compensation to: (i) the Great Wolf Lodge Southern California A Noteholders, their percentage interest (prior to the application of funds pursuant to this paragraph) of any extension fees (other than extension fees paid pursuant to this paragraph), assumption fees and penalty charges and (ii) the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder, its percentage interest (prior to the application of funds pursuant to this paragraph) of any extension fees (other than extension fees paid pursuant to this paragraph), assumption fees and penalty charges, in the each case, to the extent actually paid by the related borrower; and

●	thirteenth, pro rata, to the Great Wolf Lodge Southern California Noteholders in accordance with their respective initial percentage interests, any excess amount not otherwise applied pursuant to the foregoing clauses (first)-(twelfth).

“GWLSC Triggering Event of Default” means any event of default under the related Mortgage Loan documents with respect to an obligation of the related borrower to pay money due under the Great Wolf Lodge Southern California Whole Loan or any other event of default that causes the Great Wolf Lodge Southern California Whole Loan to become a specially serviced mortgage loan under the WFCM 2019-C50 PSA. A GWLSC Triggering Event of Default will no longer exist to the extent it has been cured (including any cure payment made by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder in accordance with the GWLSC Co-Lender Agreement) and will not be deemed to exist to the extent the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder is exercising its cure rights under the GWLSC Co-Lender Agreement or the default that led to the occurrence of such GWLSC Triggering Event of Default has otherwise been cured.

Consultation and Control

Pursuant to the GWLSC Co-Lender Agreement, the controlling holder with respect to the Great Wolf Lodge Southern California Mortgaged Property (the “Great Wolf Lodge Southern California Controlling Noteholder”), as of any date of determination, will be (i) the holder of the Great Wolf Lodge Southern California Subordinate Companion Loan, unless a Great Wolf Lodge Southern California Control Appraisal Event has occurred and is continuing, and (ii) if and for so long as a Great Wolf Lodge Southern California Control Appraisal Event has occurred and is continuing, the holder of the Great Wolf Lodge Southern California designated Note A-1 (the “Great Wolf Lodge Southern California Alternate Controlling Noteholder”); provided, that if the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder would be the Great Wolf Lodge Southern California Controlling Noteholder pursuant to the terms hereof, but any interest in any of the Great Wolf Lodge Southern California Subordinate Companion Loan is held by the related borrower or any other Great Wolf Lodge Southern California Borrower Related Party, then a Great Wolf Lodge Southern California Control Appraisal Event will be deemed to have occurred, and the Great Wolf Lodge Southern California Alternate Controlling Noteholder will become the Great Wolf Lodge Southern California Controlling Noteholder.

“Great Wolf Lodge Southern California Control Appraisal Event” means any period with respect to the Great Wolf Lodge Southern California Whole Loan, if and for so long as:

(a)       (1) the initial principal balance of the Great Wolf Lodge Southern California Subordinate Companion Loan together with any GWLSC Threshold Event Collateral (as defined below), minus (2) the sum of (x) any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) allocated to, and received on, the Great Wolf Lodge Southern California Subordinate Companion Loan, (y) any appraisal reduction amount for the Great Wolf Lodge Southern California Whole Loan that is allocated to, and received on, the Great Wolf Lodge Southern California Subordinate Companion Loan and (z) any losses realized with respect to the Great Wolf Lodge Southern California Mortgaged Property or the Great Wolf Lodge Southern California Whole Loan

that are allocated to the Great Wolf Lodge Southern California Subordinate Companion Loan, is less than

(b)       25% of (i) the initial principal balance of the Great Wolf Lodge Southern California Subordinate Companion Loan, minus (ii) any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) allocated to, and received by, the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder on the Great Wolf Lodge Southern California Subordinate Companion Loan;

provided, that a Great Wolf Lodge Southern California Companion Loan Appraisal Event will terminate upon the occurrence of a cure by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder pursuant to the terms of the GWLSC Co-Lender Agreement.

“Great Wolf Lodge Southern California Borrower Related Party” means, with respect to the Great Wolf Lodge Southern California Whole Loan, (a) the related borrower, (b) any guarantor of the Great Wolf Lodge Southern California Whole Loan or (c) any affiliate (as defined in the GWLSC Co-Lender Agreement) of the related borrower or any guarantor.

The Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder is entitled to avoid a Great Wolf Lodge Southern California Control Appraisal Event caused by application of an appraisal reduction amount upon the satisfaction of certain conditions (within 30 days of the WFCM 2019-C50 Master Servicer’s or WFCM 2019-C50 Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such Great Wolf Lodge Southern California Control Appraisal Event has occurred) including delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the GWLSC Co-Lender Agreement to be held by or on behalf of the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer, as applicable, in each case, in an amount which, when added to the appraised value of the Great Wolf Lodge Southern California Mortgaged Property as determined pursuant to the WFCM 2019-C50 PSA, would cause the applicable Great Wolf Lodge Southern California Control Appraisal Period not to occur (the “GWLSC Threshold Event Collateral”).

“Great Wolf Lodge Southern California Major Decision” means any major decision as defined in the GWLSC Co-Lender Agreement.

Pursuant to the terms of the GWLSC Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Great Wolf Lodge Southern California Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Great Wolf Lodge Southern California Major Decision has been requested or proposed or any fact or circumstance has occurred requiring that a Great Wolf Lodge Southern California Major Decision be made, or if the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer, as applicable, otherwise intends to make a Great Wolf Lodge Southern California Major Decision, at least 10 business days prior to taking action with respect to such Great Wolf Lodge Southern California Major Decision, the WFCM 2019-C50 Master Servicer of WFCM 2019-C50 Special Servicer, as applicable, must receive the written consent of the Great Wolf Lodge Southern California Controlling Noteholder (or its representative) before implementing a decision with respect to such Great Wolf Lodge Southern California Major Decision; provided, that if the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer, as the case may be, does not receive a response within 10 business days of its delivery of notice of a Great Wolf Lodge Southern California Major Decision, the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer, as applicable, is required to deliver a second notice to the Great Wolf Lodge Southern California Controlling Noteholder, and if the Great Wolf Lodge Southern California Controlling Noteholder does not respond within 5 business days of receipt of such second notice, it will have no further consent rights with respect to the specific action set forth in such notice and the Great Wolf Lodge Southern California Controlling Noteholder’s consent will be deemed to have been given; provided, further, that such failure to reply will not affect the rights of the Great Wolf Lodge Southern California Controlling Noteholder to consent to any future actions. Notwithstanding the foregoing, if a failure to take any such action at such time would be inconsistent with the servicing standard set forth in the WFCM 2019-C50 PSA and GWLSC Co-Lender Agreement, the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer, as the case may be, may take actions with respect to the Great Wolf Lodge Southern California Mortgaged Property before obtaining the consent of the Great Wolf Lodge Southern California Controlling Noteholder (or its representative) if the WFCM 2019-C50 Special Servicer reasonably determines in accordance with the such servicing standard that immediate action is necessary to protect the interests of the Great Wolf Lodge Southern California Noteholders.

Notwithstanding the foregoing, the WFCM 2019-C50 Master Servicer and WFCM 2019-C50 Special Servicer, as the case may be, are not required to follow any advice or consultation provided by the Great Wolf Lodge Southern California Controlling Noteholder (or its representative) that would be inconsistent with the servicing standard set forth in the WFCM 2019-C50 PSA and GWLSC Co-Lender Agreement, require or cause the WFCM 2019-C50 Master Servicer and WFCM 2019-C50 Special Servicer to violate provisions of the GWLSC Co-Lender Agreement or the WFCM 2019-C50 PSA, or require or cause a violation of the terms of the related Mortgage Loan documents.

The WFCM 2019-C50 Special Servicer will be required to provide copies to each Great Wolf Lodge Southern California Noteholder of any notice, information and report that is required to be provided to the directing certificateholder (or its representative) pursuant to the WFCM 2019-C50 PSA with respect to any Great Wolf Lodge Southern California Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report within the same time frame such notice, information and report is required to be provided to the directing certificateholder (or its representative) under the WFCM 2019-C50 PSA, and, the WFCM 2019-C50 Special Servicer will be required to consult with each Great Wolf Lodge Southern California Noteholder (other than the Great Wolf Lodge Southern California Controlling Noteholder) (each, a “Non-Controlling Great Wolf Lodge Southern California Noteholder”) on a strictly non-binding basis, to the extent having received such notices, information and reports, any Non-Controlling Great Wolf Lodge Southern California Noteholder requests consultation with respect to any such Great Wolf Lodge Southern California Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Non-Controlling Great Wolf Lodge Southern California Noteholder; provided that after the expiration of a period of 10 business days from the delivery to any Non-Controlling Great Wolf Lodge Southern California Noteholder of written notice of a proposed action, together with copies of the notice, information and reports, the WFCM 2019-C50 Special Servicer will no longer be obligated to consult with such Non-Controlling Great Wolf Lodge Southern California Noteholder, whether or not such Non-Controlling Great Wolf Lodge Southern California Noteholder has responded within such 10 business day period (unless the applicable servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Upon securitization of the Great Wolf Lodge Southern California Notes other than the Great Wolf Lodge Southern California Mortgage Loan, references in this paragraph to the Non-Controlling Great Wolf Lodge Southern California Noteholder as such term relates to the Great Wolf Lodge Southern California Noteholder will mean the related holders of the majority of the class of securities issued in such securitization designated as the “controlling class” pursuant to the related servicing agreement or their duly appointed representative.

In addition to the consultation rights provided in the immediately preceding paragraph, each Great Wolf Lodge Southern California Noteholder will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the applicable servicer) with the Great Wolf Lodge Southern California Controlling Noteholder (or the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer on its behalf), upon reasonable notice and at times reasonably acceptable to the applicable servicer, in which servicing issues related to the Great Wolf Lodge Southern California Whole Loan are discussed.

Cure Rights

In the event that there is an event of default that has occurred and is continuing under the related Mortgage Loan documents, then the Great Wolf Lodge Southern California Subordinate Companion Loan

Noteholder, so long as it is not a Great Wolf Lodge Southern California Borrower Related Party, will have the right, but not the obligation, to: (A) cure such monetary event of default within 5 business days of the later of (i) receipt of notice of such default and (ii) expiration of the applicable grace period and receipt of notice of such default and (B) cure such non-monetary event of default within the 30 days following the later of (i) receipt of notice of such default and (ii) the expiration date of the cure period afforded to the related borrower under the Mortgage Loan documents; provided, that under certain circumstances, the cure period with respect to a non-monetary event of default may be extended by up to 90 additional days. If the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder elects to cure a default (a “Great Wolf Lodge Southern California Cure Payment”), the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder will also be required to pay all out-of-pocket costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the WFCM 2019-C50 Master Servicer or WFCM 2019-C50 Special Servicer or the holders of the Great Wolf Lodge Southern California A Notes, including all unreimbursed advances and any interest charged thereon. So long as an event of default exists under the related Mortgage Loan documents, that is being cured by the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder and the applicable cure period has not expired, the default will not be treated as a GWLSC Triggering Event of Default for purposes of (i) “—Application of Payments” above, (ii) modifying, amending or waiving any provisions of the related Mortgage Loan documents, (iii) triggering an acceleration of the Great Wolf Lodge Southern California Whole Loan, (iv) commencing foreclosure proceedings or similar legal proceedings with respect to the related Mortgaged Property, or (v) treating the Great Wolf Lodge Southern California Whole Loan as a specially serviced mortgage loan. The right of the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder to cure a default will be limited to a combined total of 6 cures, no more than 4 of which may be consecutive.

Purchase Option

In the event that any of the following occur: (a) any monetary event of default under the Mortgage Loan documents that has occurred and is continuing with respect to the Great Wolf Lodge Southern California Whole Loan, (b) the Great Wolf Lodge Southern California Whole Loan has been accelerated or any other right or remedy is exercised at law, in equity or otherwise with respect to the related borrower or the Great Wolf Lodge Southern California Mortgaged Property in respect of a material continuing default thereunder, (c) the outstanding principal balance of the Great Wolf Lodge Southern California Whole Loan is not paid at maturity, (d) the commencement, whether voluntary or involuntary, of any case, proceeding or other action by or against the related borrower relating to bankruptcy, insolvency, reorganization or relief from debtors, or (e) the Great Wolf Lodge Southern California Whole Loan becomes a specially serviced mortgage loan (and the Great Wolf Lodge Southern California Whole Loan is either in default or a default with respect thereto is reasonably foreseeable), the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder will have the right, by written notice to the Great Wolf Lodge Southern California A Noteholders (a “Great Wolf Lodge Southern California Purchase Notice”), to purchase in immediately available funds, (x) the Great Wolf Lodge Southern California A Notes, in whole but not in part, at the applicable defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is a Great Wolf Lodge Southern California Borrower Related Party). Upon delivery of the Great Wolf Lodge Southern California Purchase Notice to the Great Wolf Lodge Southern California A Noteholders, such Great Wolf Lodge Southern California A Noteholders will be required to sell (and the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder will be required to purchase) the Great Wolf Lodge Southern California A Notes at the applicable defaulted mortgage loan purchase price, on a date (the “Defaulted Great Wolf Lodge Southern California Purchase Date”) not less than 5 and not more than 20 business days after the date of the Great Wolf Lodge Southern California Purchase Notice (which may be extended an additional 30 days if the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder delivers a cash deposit in an amount equal to 10% of the defaulted loan purchase price). The failure of the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder to purchase the Great Wolf Lodge Southern California A Notes on the Defaulted Great Wolf Lodge Southern California Purchase Date will result in the termination of such right with respect to the event that gave rise to such right. The right of the Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder to purchase the Great Wolf Lodge Southern California A Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Great Wolf Lodge Southern California Mortgaged Property.

Sale of Defaulted Whole Loan

If an event of default under the Great Wolf Lodge Southern California Whole Loan has occurred and is continuing, and the WFCM 2019-C50 Special Servicer, in accordance with the terms and provisions of the WFCM 2019-C50 PSA and subject to the servicing standard set forth in the WFCM 2019-C50 PSA and GWLSC Co-Lender Agreement, elects to sell the Great Wolf Lodge Southern California Whole Loan, the WFCM 2019-C50 Special Servicer will be required to sell both the Great Wolf Lodge Southern California A Notes and Great Wolf Lodge Southern California Subordinate Companion Loan as notes evidencing one whole loan. The WFCM 2019-C50 Special Servicer will not be permitted to sell the notes comprising the Great Wolf Lodge Southern California Whole Loan without the written consent of the issuing entity unless the WFCM 2019-C50 Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Great Wolf Lodge Southern California Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the WFCM 2019-C50 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Great Wolf Lodge Southern California Whole Loan, and any documents in the servicing file reasonably requested by the Non-Controlling Great Wolf Lodge Southern California Noteholders; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the directing certificateholder related to the Controlling Great Wolf Lodge Southern California Noteholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2019-C50 Master Servicer or the WFCM 2019-C50 Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as a Non-Controlling Great Wolf Lodge Southern California Noteholder, may waive any of the delivery or timing requirements set forth in this sentence.

Special Servicer Appointment Rights

Pursuant to the GWLSC Co-Lender Agreement, the Great Wolf Lodge Southern California Controlling Noteholder will have the right, at any time, with or without cause, to replace the WFCM 2019-C50 Special Servicer then acting with respect to the Great Wolf Lodge Southern California Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or any other Non-Controlling Great Wolf Lodge Southern California Noteholder (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Special Servicing Transfer Event”.

Additional Information

Each of the tables presented on Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the fifteen (15) largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-2.

The description in this prospectus, including Annex A-1 and A-2 of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in May 2019 and ending on a hypothetical Determination Date in June 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Column Financial, Inc. (and (i) solely with respect to the 3 Columbus Circle Mortgage Loan, JPMorgan Chase Bank, National Association, (ii) solely with respect to the Great Wolf Lodge Southern California Mortgage Loan, Wells Fargo Bank, National Association and (iii) solely with respect to the Quail Hollow Mortgage Loan and the Union Crossing Mortgage Loan, Bayview Commercial Mortgage Finance, LLC), Starwood Mortgage Capital LLC, CIBC Inc., Ladder Capital Finance LLC and Societe Generale Financial Corporation (and (i) solely with respect to the SWVP Portfolio Mortgage Loan, JPMorgan Chase Bank, National Association) are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Column Financial, Inc., Starwood Mortgage Capital LLC, CIBC Inc., Ladder Capital Finance LLC and Societe Generale Financial Corporation on or about June 27, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Column Financial, Inc.

General

Column Financial, Inc. (“Column”) is a Delaware corporation. Column is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter, through common parent ownership. In addition, Column is an affiliate of the depositor. Column’s principal offices are located at 11 Madison Avenue, New York, NY 10010, telephone number (212) 325-2000. Column’s primary business is the underwriting, origination, acquisition and sale of mortgage loans secured by commercial or multifamily properties.

Column is a Sponsor of this securitization and one of the mortgage loan sellers. Column is the seller of eleven (11) Mortgage Loans (39.1%) (the “Column Mortgage Loans”). Column originated (or co-originated) and underwrote (or acquired and reunderwrote) all of the Column Mortgage Loans. Column is an affiliate of the depositor and one of the underwriters.

Column’s Securitization Program

Column underwrites and closes multifamily and commercial mortgage loans through its own origination office and various correspondents in local markets across the United States. Column originates mortgage loans principally for securitization. Column also acquires multifamily and commercial mortgage loans from other lenders. Column sells the majority of the loans it originates through CMBS securitizations. Column, with its commercial mortgage lending affiliates, has been involved in the securitization of commercial mortgage loans since 1993. Since the beginning of 2014 through April 30, 2019, Column has funded approximately $23.5 billion of commercial and multifamily loans and has acted as a sponsor with respect to fifty-six (56) commercial mortgage securitization transactions to which it had contributed approximately $20 billion commercial and multifamily loans.

Column originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Credit

Suisse Securities (USA) LLC, and other underwriters, Column works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator.

Neither Column nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Column for any losses or other claims in connection with the certificates or the Column Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Column in the related MLPA.

Review of Column Mortgage Loans

Overview. Column, in its capacity as a Sponsor of the securitization described in this prospectus, has conducted a review of the Column Mortgage Loans, that it will be contributing to this securitization. The review of the Column Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Column, or one or more of Column’s affiliates, or, in certain circumstances, are consultants engaged by Column (collectively, the “Column Deal Team”). The review procedures described below were employed with respect to all of the Column Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. In the case of a Column Mortgage Loan that was co-originated with another party or acquired from another lender, some or all of the information about such Column Mortgage Loan may have been prepared by the related co-originator or originating party and reviewed by Column. In addition, such co-originator or originating party, rather than Column, may have engaged the third parties involved in the review process for the benefit of Column. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Column Deal Team updated its internal origination database of loan-level and property-level information relating to each Column Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Column during the underwriting process. After origination or acquisition of each Column Mortgage Loan, the Column Deal Team updated the information in the database with respect to such Column Mortgage Loan based on updates provided by the applicable servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Column Deal Team.

A data tape (the “Column Data Tape”) containing detailed information regarding the Column Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Column Data Tape was used by the Column Deal Team to provide the numerical information regarding the Column Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Column engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Column relating to information in this prospectus regarding the Mortgage Loans originated by Column. These procedures include:

●	comparing the information in the Column Data Tape against various source documents provided by Column that are described above under “—Database”;

●	comparing numerical information regarding the Column Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Column Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Mortgage Loans disclosed in this prospectus.

Legal Review. Column engaged various law firms to conduct certain legal reviews of the Column Mortgage Loans for disclosure. In anticipation of the securitization of each Column Mortgage Loan, origination counsel (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of Column’s standard form loan documents. In addition, origination counsel for each Column Mortgage Loan (or in the case of certain purchased Column Mortgage Loans, Column’s counsel in connection with such purchase) reviewed Column’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Column Mortgage Loans. Such assistance included, among other things, (i) a review of certain sections of the loan agreement relating to certain Column Mortgage Loans, (ii) a review of the legal data records referred to above relating to the Column Mortgage Loans prepared by origination counsel and (iii) a review of due diligence questionnaires completed by the Column Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each Column Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and/or securitization counsel also assisted in the preparation of the risk factors and Mortgage Loan summaries set forth on Annex A-2, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by Column, with respect to any pending litigation that existed at the origination of any Column Mortgage Loan that is material and not covered by insurance, Column requested updates from the applicable borrower, origination counsel and/or borrower’s litigation counsel. Column confirmed with the applicable servicer that there has not been any recent material casualty to any improvements located on any Mortgaged Property securing a Column Mortgage Loan. In addition, if Column became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a Column Mortgage Loan, Column obtained information on the status of the Mortgaged Property from the applicable borrower to confirm no material damage to the Mortgaged Property.

The Column Deal Team also consulted with Column personnel responsible for the origination of the Column Mortgage Loans to confirm that the Column Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—Column’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Column’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Column determined that the disclosure regarding the Column Mortgage Loans in this prospectus is accurate in all material respects. Column also determined that the Column Mortgage Loans were originated in accordance with Column’s origination procedures and underwriting criteria. Column attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Column will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Column, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Column Qualification Criteria”). Column will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Column and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Column to render any tax opinion required in connection with the substitution.

Column’s Underwriting Guidelines and Processes

General. Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Set forth below is a discussion of certain general underwriting guidelines of Column with respect to multifamily and commercial mortgage loans originated or acquired by Column.

Loan Analysis. Column generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis generally includes a review of reports obtained from third party servicers, including credit reports and judgment, lien, bankruptcy and litigation searches with respect to the guarantor and certain borrower related parties (generally other than borrower related parties with ownership interests of less than 20% of any particular borrower). The collateral analysis generally includes an analysis, other than in the case of newly constructed mortgaged properties, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. Column’s credit underwriting also generally includes a review of third party appraisal, environmental, building condition and seismic reports, if applicable. Generally, Column performs or causes to be performed a site inspection to ascertain the overall quality, functionality and competitiveness of the property. Column assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends, major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated or acquired by Column must be approved by a loan committee, which includes senior personnel from Column or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Column’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. In determining a debt service coverage ratio, Column may review and make adjustments to the underwritten net cash flow based on, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the mortgaged property in question as determined by Column and payments on the loan based on actual principal and/or interest due on the loan. However, determination of underwritten net cash flow is often a highly subjective process based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the applicable mortgaged property. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, Column may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There can be no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated or acquired by Column, there may exist subordinate mortgage debt or mezzanine debt. Column may originate or acquire such subordinate mortgage debt or mezzanine debt and may sell such debt to other lenders. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate and/or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on a third party appraisal.

Evaluation of Borrower, Principals and/or Borrower Sponsors. Column evaluates the borrower, its principals and/or the loan borrower sponsors with respect to credit history and prior experience as an owner and operator of commercial real estate properties. This evaluation will generally include obtaining and reviewing a credit report and other reliable indications of the borrower sponsor’s financial capacity, and obtaining and reviewing the principal’s and/or borrower sponsor’s prior real estate experience. Although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower, certain principals of the borrower and/or certain borrower sponsors of the borrower may be required to assume legal responsibility for liabilities arising as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and/or breach of environmental or hazardous materials requirements. Notwithstanding the above described review process, there can be no assurance that a borrower, a principal and/or a borrower sponsor has the financial capacity to meet the obligations that may arise with respect to such liabilities.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate or mezzanine debt, whether secured or unsecured. It is possible that Column may be the lender on that additional debt and may sell such debt to other lenders.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Third Party Reports. As part of the underwriting process, Column will obtain the reports described below (or review third party reports obtained on its behalf or in the case of certain acquired loans, on behalf of the related seller):

(i)       Appraisals. Column will generally require independent appraisals or an update of an independent appraisal in connection with the origination or acquisition of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

(ii)      Environmental Assessment. In connection with the origination or acquisition process, Column will, in most cases, require a current Phase I environmental assessment with respect to any mortgaged property. However, when circumstances warrant, Column may utilize an update of a prior environmental assessment or a desktop review. Furthermore, an environmental assessment conducted at any particular mortgaged property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Column or an environmental consultant believes that such an analysis is warranted under the circumstances. Based on the assessment, Column may (i) determine that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority and/or (ii) require the borrower to do one or more of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit (or other financial assurance acceptable to Column) at the time of origination of the mortgage loan to complete such remediation within a specified period of time or (D) obtain the benefits of an environmental insurance policy or a lender insurance policy.

(iii)     Engineering Assessment. In connection with the origination or acquisition process, Column will, in most cases, require that an engineering firm inspect the mortgaged property to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Column will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iv)     Seismic Report. In connection with the origination or acquisition process, Column will, in most cases, require that a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a mortgage loan, Column will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to such mortgaged property. Evidence of compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the applicable borrower.

Escrow Requirements. Column may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, Column may identify certain risks that warrant additional escrows or holdbacks for items such as lease-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all mortgage loans originated or acquired by Column. The typical required escrows for mortgage loans originated or acquired by Column are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Column with sufficient funds to satisfy all taxes and assessments. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or Column may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide Column with sufficient funds to pay all insurance premiums. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower maintains a blanket insurance policy; (ii) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from the property condition or engineering report or to certain minimum requirements by property type. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded at loan origination, during the related mortgage loan term and/or springing upon the occurrence of certain events to cover anticipated leasing commissions, free rent periods and/or tenant improvement costs which might be associated with re-leasing the space in the mortgaged property. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; and/or (ii) if any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of certain material repairs or replacements identified in the property assessment/condition or engineering report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee to complete the immediate repairs; (ii) if the deferred maintenance items do not materially impact the function, performance or value of the mortgaged property; (iii) if the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; and/or (iv) if any Escrow/Reserve Mitigating Circumstances exist.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. Column may waive this escrow requirement in certain circumstances, including, but not limited to: (i) if the borrower sponsor delivers a guarantee agreeing to complete the remediation; (ii) if environmental insurance is in place or obtained; and/or (iii) if any Escrow/Reserve Mitigating Circumstances exist.

Column may determine that establishing any of the foregoing escrows or reserves is not warranted given the existence of any one or more of the following circumstances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Column’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) the related mortgaged property maintaining a specified debt service coverage ratio, (iv) Column having structured springing escrows that arise for identified risks, (v) Column having an alternative to a cash escrow or reserve, such as a letter of credit, bond or other financial surety or a guarantee from the borrower or an affiliate of the borrower; (vi) Column’s belief that there are credit positive characteristics of the borrower, the borrower sponsor and/or the mortgaged property that would offset the need for the escrow or reserve; and/or (vii) such reserves are being collected and held by a third party, such as a management company, a franchisor, title company, or an association.

Notwithstanding the foregoing discussion under this caption “—Column’s Underwriting Guidelines and Processes”, one or more of the Mortgage Loans contributed to this securitization by Column may vary from, or may not comply with, Column’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by Column, Column may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Column originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Column as the payee. Column has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. Column may also acquire mortgage loans it has not originated and deposit the related promissory notes into one or more securitization trusts. One (1) of the Column Mortgage Loans, 3 Columbus Circle (6.3%), was originated by JPMorgan Chase Bank, National Association. One (1) of the Column Mortgage Loans, Great Wolf Lodge Southern California (3.8%), was originated by Wells Fargo Bank, National Association. One (1) of the Column Mortgage Loans, GNL Industrial Portfolio (6.2%), is part of a Whole Loan that was co-originated by Column Financial, Inc. and SGFC. Two (2) of the Column Mortgage Loans, Quail Hollow and Union Crossing (collectively, 2.4%), were each originated by Bayview Commercial Mortgage Finance, LLC.

Exceptions to Column’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the Mortgage Loans. However, one or more of Column’s Mortgage Loans may vary from the specific Column underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Column’s Mortgage Loans, Column may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria. Finally, in connection with certain loans acquired by Column, Column may have applied its underwriting guidelines based on information, including third party reports and other information, obtained by the related seller in connection with its origination of such loan.

The Column Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of these mortgage loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

Credit Suisse Commercial Mortgage Securities Corp. (“CSCMSC”), which is an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on February 14, 2019. CSCMSC’s Central Index Key is 0001654060. With respect to the period from and including April 1, 2016 to and including March 31, 2019, CSCMSC had no activity to report. Other than as otherwise identified in the tables below in the Forms ABS-15G filed with the SEC by its affiliated securitizers, CSCMSC has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Credit Suisse First Boston Mortgage Securities Corp. (“Credit Suisse”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on May 15, 2019. Credit Suisse’s Central Index Key is 0000802106. With respect to the period from and including April 1, 2016 to and including March 31, 2019, Credit Suisse has the following activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance (a)	Check if Registered (b)	Name of Originator (c)	Total Assets in ABS by Originator		Assets That Were Subject of Demand				Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
			# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: CMBS
Credit Suisse Commercial Mortgage Trust Series 2006-TFL2		Column Financial, Inc.	15.5	$1,906,800,000	98.9%	1	$78,000,000	100%	0	0	0.00	0	$0	0.00%	1	$78,000,000	100%	0	0	0	0	0	0.00
		Barclays Capital Real Estate Inc.	0.5	21,500,000	1.1%	0	0	0.00	0	0	0.00	0	0	0.00%	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			16	$1,928,300,000	100%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%	1	$78,000,000	100%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2006- C5 (CIK 0001382095)	X	Column Financial, Inc.	282	$3,067,296,120	89.4%	1	$1,083,094	0.96%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.97%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	22	362,477,247	10.6%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			304	$3,429,773,367	100%	1	$1,083,094	0.96%	0	$0	0.00%	0	$0	0.00%	1	$1,083,094	0.97%	0	$0	0.00%	0	$0	0.00%
Credit Suisse Commercial Mortgage Trust Series 2007-C2 (CIK 0001396399)	X	Column Financial, Inc.	179.5	$2,833,276,057	85.9%	2	$13,300,000	6.18%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	6.18%	0	$0	0.00%	0	$0	0.00%
		KeyBank National Association	27.5	464,462,649	14.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Issuing Entity			207	$3,297,738,706	100%	2	$13,300,000	6.18%	0	$0	0.00%	0	$0	0.00%	2	$13,300,000	6.18%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			527	$8,655,812,073		4	$92,383,094		0	$0		0	$0		4	$92,383,094		0	$0		0	$0
Asset Class: RMBS
TBW Mortgage-Backed Trust 2007-2 (CIK 0001399456)	X	Taylor Bean & Whitaker Mortgage Corporation	3,452	$649,173,438	100%	1,044	$208,587,967	203.20%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
Total by Issuing Entity			3,452	$649,173,438	100%	1,044	$208,587,967	203.20%	0	$0	0.00%	0	$0	0%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%

CSMC 2014-OAK1	X	Amerisave	5	$3,446,000	1.2%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%	0	$0	0.00%
		Blue Hills BK	24	$15,070,250	5.4%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Caliber Funding	9	$7,635,000	2.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guaranteed Rate	12	$8,865,600	3.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Guild MTG	4	$3,355,000	1.2%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Homestreet	56	$35,553,545	12.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		JMAC Lending	4	$4,609,999	1.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Kinecta FCU	19	$14,326,800	5.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Various small originators	143	$100,962,822	36.1%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Prime Lending	22	$16,872,725	6.0%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Provident Funding	40	$30,030,050	10.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Radius Financial Group Inc	21	$15,976,600	5.7%	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Stonegate MTG Associates	31	$23,342,795	8.3%	0	0	0.00%	0	0	0.00	0	0	0.00	1	$894,400	0.86%	0	0	0.00	0	0	0.00
Total by Issuing Entity			390	$280,047,186	100%	0	$0	0.00%	0	$0	0.00%	0	$0	0%	1	$894,400	0.86%	0	$0	0.00%	0	$0	0.00%
Total by Asset Class			3,842	$929,220,624		1,044	$208,587,967		0	$0		0	$0	0%	1	$894,400		0	$0		0	$0

Total for All Asset Classes			4,369	$9,585,032,697		1,048	$300,971,061		0	$0		0	$0		5	$93,277,494		0	$0		0	$0

The following notes apply generally to the table above:

a)	With respect to all asset classes, Credit Suisse has attempted to gather the information required by Form ABS-15G and Rule 15Ga-1 by, among other things, (i) identifying asset-backed securities transactions that fall within the scope of Rule 15Ga-1 for which Credit Suisse or Column is a securitizer and that are not covered by a filing to be made by an affiliated securitizer (“Covered Transactions”), (ii) gathering information in our records and the records of our affiliates that acted as securitizers in our transactions regarding demands for repurchase or replacement of pool assets in Covered Transactions for breaches of representations or warranties concerning those pool assets (“Repurchases”) that is required to be reported on Form ABS-15G (“Reportable Information”), (iii) identifying the parties in Covered Transactions that have a contractual obligation to enforce any Repurchase obligations of the party or parties making those representations or warranties based on Credit Suisse’s records (“Demand Entities”), and (iv) requesting all Reportable Information from trustees and other Demand Entities that is within their respective possession and which has not been previously provided to Credit Suisse. Credit Suisse followed up requests made of Demand Entities as it deemed appropriate. The information in this prospectus has not been verified by any third party.

b)	With respect to the RMBS asset class, assets included in “Assets Subject of Demand” include only assets where a demand was made during or prior to the reporting period for which we have not yet completed our initial investigation and assigned such assets to one of the other categories as of the end of the reporting period. With respect to the RMBS asset class, assets included in “Assets That Were Repurchased or Replaced” include assets that were previously liquidated and for which a make-whole payment was made in lieu of repurchase. With respect to the RMBS asset class, assets included in “Assets Pending Repurchase or Replacement” include only assets for which a decision to repurchase, replace or make-whole has been approved but such action has not been completed, and are shown without regard to cure period status. With respect to the RMBS asset class, the principal balances appearing in columns (h), (k), (n), (q), (t) and (w) and the percentages appearing in columns (i), (l), (o), (r), (u) and (x) reflect the following: (i) for denominator for percentage calculations: aggregate pool principal balance of all assets in the pool as reported to security holders as of the end of the reporting period; (ii) for each asset relating to columns (h), (i), (t), (u), (w) and (x): outstanding principal balance of such asset; (iii) for each asset relating to columns (k) and (l): outstanding principal balance of such asset at time of repurchase, replacement or make-whole, plus fees, penalties and accrued interest; and, (iv) for each asset relating to columns (n), (o), (q) and (r): if known, outstanding principal balance of such asset, plus outstanding fees, penalties and accrued interest; otherwise original principal balance of such asset.

c)	The scope of this table is limited to transactions with activity to report in which Credit Suisse First Boston Mortgage Securities Corp. is the depositor, and the sponsor is either (i) not an affiliate of Credit Suisse First Boston Mortgage Securities Corp. or (ii) an affiliate of Credit Suisse First Boston Mortgage Securities Corp. that will not file a Form ABS-15G covering the transaction.

d)	The information in the Form ABS-15G does not include any previously reported repurchase request or demand, where such repurchase request or demand was subsequently withdrawn and was reflected as having been withdrawn in a prior reporting period, unless there has been a been a change in reporting status with respect to such repurchase request or demand during the current reporting period from the status previously reported.

DLJ Commercial Mortgage Corp. (“DLJ”), an affiliate of Column, through which certain of Column’s prior securitization activity has been conducted, most recently filed a Form ABS-15G on February 14, 2019. DLJ’s Central Index Key is 0001042500. With respect to the period from and including April 1, 2016 to and including March 31, 2019, DLJ had no activity to report as required by Rule 15Ga-1 under the Exchange Act, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

With regard to securitization activity not covered by its affiliated securitizers, Column most recently filed a Form ABS-15G on February 14, 2019. With respect to the period from and including April 1, 2016 to and including March 31, 2019, Column had no activity to report. Column’s Central Index Key is 0001628601. Other than as otherwise identified in the tables above in the Forms ABS-15G filed with the SEC by its affiliated securitizers, Column has no history of repurchases or requests required to be reported under Rule 15Ga-1 under the Exchange Act.

Litigation

Column is currently engaged in, and may from time to time be engaged in, litigation with respect to certain commercial mortgage-backed securities transactions or in connection with its origination and securitization activities. Certain of such legal proceedings involve, or may involve, claims for the repurchase of one or more mortgage loans by Column from commercial mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents; other legal proceedings involve, or may involve, other types of claims, including fraud and breach of contract. While none of the foregoing existing actions are currently expected be material to Column, no assurance can be given that one or more of such actions will not ultimately result in material liability to Column.

Retained Interests in This Securitization

As of the date of this prospectus, neither Column nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Column, or its affiliates, may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Column Financial, Inc.” has been provided by Column.

Societe Generale Financial Corporation

General

Societe Generale Financial Corporation, a Delaware corporation (“Societe Generale Financial Corporation”), is a sponsor and mortgage loan seller in this transaction and an affiliate of SG Americas Securities, LLC, one of the underwriters. The principal offices of Societe Generale Financial Corporation are located at 245 Park Avenue, New York, New York 10167, telephone number (212) 278-6461.

Societe Generale Financial Corporation’s Commercial Mortgage Securitization Program

Societe Generale Financial Corporation or its affiliates (collectively, the “SGFC Entities”) have been engaged in commercial mortgage securitization in the United States since January, 2015, although the SGFC Entities were also engaged in mortgage securitization businesses prior to 2009. Prior to November 2018, the SGFC Entities originated commercial mortgage loans through Société Générale, a French limited liability company (société anonyme) authorized as a bank, acting through its New York Branch (“Société Générale”). The vast majority of mortgage loans originated by Societe Generale Financial Corporation’s commercial real estate securitization business line are intended to be either sold through securitization transactions in which Societe Generale Financial Corporation acts as a sponsor or sold to third parties in individual loan sale transactions. Other business lines within the SGFC Entities may from time to time engage in the business of making commercial real estate loans that are not originated for the purposes of securitization and that may in fact be held by the SGFC Entities through maturity. The following is a general description of the types of mortgage loans related to commercial real estate that Societe Generale Financial Corporation’s commercial real estate securitization team originates for securitization purposes:

●	Fixed rate mortgage loans generally having maturities between five and ten years and generally secured by commercial real estate such as office, retail, hospitality, multifamily, residential,

healthcare, self-storage and industrial properties. These loans are Societe Generale Financial Corporation’s commercial real estate securitization team’s principal loan product and are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans are generally not originated for securitization by Societe Generale Financial Corporation and are sold in individual loan sale transactions.

In general, Societe Generale Financial Corporation does not hold the loans that its commercial real estate securitization team originates until maturity.

Societe Generale Financial Corporation originates mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor, who in turn transfers those mortgage loans to the issuing trust fund. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria, such that the overall value and capital structure is maximized for the benefit of Societe Generale Financial Corporation. Societe Generale Financial Corporation’s role may also include engaging third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Societe Generale Financial Corporation works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

None of the SGFC Entities act as servicer of the mortgage loans in its securitization transactions it participates in. Instead, other entities will be contracted to service the mortgage loans in such securitization transactions.

Société Générale sold mortgage loans into securitizations until 2009 and resumed this activity in 2015. For the period beginning in January 2015 through December 31, 2018, Société Générale and its affiliates securitized 203 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $4.9 billion. Societe Generale Financial Corporation began selling mortgage loans into securitizations in February 2019 and has securitized 6 fixed rate commercial mortgage loans with an aggregate original principal balance of approximately $148,660,110 during the period from February 2019 through March 31, 2019.

Societe Generale Financial Corporation’s Underwriting Standards

Each of the Mortgage Loans originated by Société Générale and Societe Generale Financial Corporation (“Societe Generale Financial Corporation Mortgage Loans”) was generally originated or co-originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and Societe Generale Financial Corporation cannot assure you that every loan will comply in all respects with the guidelines. Societe Generale Financial Corporation’s commercial real estate securitization business line originates mortgage loans principally for securitization. Commercial real estate loans originated by other business lines within the SGFC Entities for purposes other than securitization are not required to be originated in accordance with the underwriting criteria described below.

General. Societe Generale Financial Corporation originates mortgage loans for securitization from its headquarters in New York, New York. Bankers within the origination group focus on sourcing, structuring, underwriting and performing due diligence on their loans. Bankers within the structured finance group work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans must be approved by at least one or more members of Societe Generale Financial Corporation’s credit committee, depending on the size of the mortgage loan.

Loan Analysis. Generally, Societe Generale Financial Corporation performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance officer of Societe Generale Financial Corporation. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated by Societe Generale Financial Corporation must be approved by at least one real estate finance credit officer and the head of commercial real estate securitization. Prior to closing loans, a credit memorandum is produced and delivered to the credit committee. If deemed appropriate a member of the real estate credit department will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Societe Generale Financial Corporation typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-value Ratio. Societe Generale Financial Corporation typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Uniform Standards of Professional Appraisal Practices as amended from time to time. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, the loan-to-value ratio of the mortgage loan is based on the “as-complete” or “as-stabilized” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio and Loan-to-value Ratio. Societe Generale Financial Corporation’s underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Societe Generale Financial Corporation may vary from these guidelines.

Escrow Requirements. Generally, Societe Generale Financial Corporation requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves.

In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated by Societe Generale Financial Corporation are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or borrower sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Societe Generale Financial Corporation relies on information provided by an independent engineer to make this determination. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., less than 60%).

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Societe Generale Financial Corporation generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, or (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Societe Generale Financial Corporation may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of investment grade tenants who do not have termination rights under their leases, (iii) where rents at the mortgaged property are considered to be significantly below market, (iv) where no material leases expire within the mortgage loan term, or (v) where there is a low loan-to-value ratio (i.e., less than 60%).

Environmental Report. Societe Generale Financial Corporation generally obtains a Phase I ESA or an update of a previously obtained Phase I ESA for each mortgaged property prepared by an approved environmental consulting firm. Societe Generale Financial Corporation or its designated agent typically reviews the Phase I ESA to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I ESA identifies any such conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, Societe Generale Financial Corporation generally requires the borrower to conduct remediation activities, or to establish an operations and maintenance plan or to place funds in escrow to be used to address any required remediation. In cases in which the Phase I ESA recommends that a Phase II ESA be obtained, Societe Generale Financial Corporation generally requires such Phase II ESA to be obtained.

Physical Condition Report. Societe Generale Financial Corporation generally obtains a current Physical Condition Report (“PCR”) for each mortgaged property prepared by an approved structural engineering firm. Societe Generale Financial Corporation, or an agent, typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Societe Generale Financial Corporation often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a borrower sponsor in lieu of reserves.

Title Insurance Policy. The borrower is required to provide, and Societe Generale Financial Corporation or its counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association (“ALTA”) form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Societe Generale Financial Corporation typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Other Factors. Other factors that are considered by Societe Generale Financial Corporation in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Exceptions. Notwithstanding the discussion under “—Societe Generale Financial Corporation’s Underwriting Standards” above, one or more of the Societe Generale Financial Corporation Mortgage Loans may vary from, or do not comply with, Societe Generale Financial Corporation’s underwriting guidelines described above. In addition, in the case of one or more of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. None of the Societe Generale Financial Corporation Mortgage Loans were originated with any material exceptions to Societe Generale Financial Corporation’s underwriting policies.

Review of the Mortgage Loans for Which Societe Generale Financial Corporation is the Sponsor

Overview. In connection with the securitization described in this prospectus, Societe Generale Financial Corporation, as a sponsor of this offering, has conducted a review of the Societe Generale Financial Corporation Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to such Societe Generale Financial Corporation Mortgage Loans is accurate in all material respects. Societe Generale Financial Corporation determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Societe Generale Financial Corporation Mortgage Loans was conducted as described below with respect to each of those Societe Generale Financial Corporation Mortgage Loans. The review of the Societe Generale Financial Corporation Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees and contractors of Societe Generale Financial Corporation or its affiliates (collectively, the “Societe Generale Financial Corporation Deal Team”) with the assistance of certain third parties. Societe Generale Financial Corporation has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Societe Generale Financial Corporation Mortgage Loans and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Societe Generale Financial Corporation Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Societe Generale Financial Corporation Deal Team created a database of loan level and property level information, and prepared an asset summary report, regarding each of the Societe Generale Financial Corporation Mortgage Loans. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance review summaries, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by Societe Generale Financial Corporation during the underwriting process. After origination of each of the Societe Generale Financial Corporation Mortgage Loans, the Societe Generale Financial Corporation Deal Team may have updated the information in the database and the related asset summary report with respect to the Societe Generale Financial Corporation Mortgage Loans based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Societe Generale Financial Corporation Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Societe Generale Financial Corporation Mortgage Loan.

A data tape (the “Societe Generale Financial Corporation Data Tape”) containing detailed information regarding each of the Societe Generale Financial Corporation Mortgage Loans was created from the information in the database referred to in the prior paragraph. The Societe Generale Financial Corporation Data Tape was used by the Societe Generale Financial Corporation Deal Team to provide the numerical information regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Societe Generale Financial Corporation, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Societe Generale Financial Corporation, relating to information in this prospectus regarding the Societe Generale Financial Corporation Mortgage Loans. These procedures included:

●	comparing the information in the Societe Generale Financial Corporation Data Tape against various source documents provided by Societe Generale Financial Corporation;

●	comparing numerical information regarding the Societe Generale Financial Corporation Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Societe Generale Financial Corporation Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Societe Generale Financial Corporation Mortgage Loans disclosed in this prospectus.

Legal Review. Societe Generale Financial Corporation engaged various law firms to conduct certain legal reviews of the Societe Generale Financial Corporation Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the Societe Generale Financial Corporation Mortgage Loans, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from Societe Generale Financial Corporation’s standard form loan documents. In addition, origination counsel for each Societe Generale Financial Corporation Mortgage Loan reviewed

Societe Generale Financial Corporation’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Loan seller’s counsel was also engaged to assist in the review of the Societe Generale Financial Corporation Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the Mortgage Loan documents that deviate materially from Societe Generale Financial Corporation’s standard form documents, as identified by Societe Generale Financial Corporation and origination counsel, (ii) a review of the asset summary reports and the loan summaries prepared by Societe Generale Financial Corporation relating to the Societe Generale Financial Corporation Mortgage Loans, and (iii) a review of due diligence questionnaires completed by origination counsel.

Societe Generale Financial Corporation prepared, and both originating counsel and loan seller’s counsel reviewed, the loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for the Societe Generale Financial Corporation Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Structural and Collateral Term Sheet” in the attached Annex A-2.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each Societe Generale Financial Corporation Mortgage Loan, Societe Generale Financial Corporation, together with origination counsel, conducted a search with respect to each borrower under the related Societe Generale Financial Corporation Mortgage Loan to determine whether it filed for bankruptcy. If Societe Generale Financial Corporation became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing one of the Societe Generale Financial Corporation Mortgage Loans, Societe Generale Financial Corporation obtained information on the status of the Mortgaged Property from the related borrower to confirm that there was no material damage to the Mortgaged Property.

Additionally, with respect to each Societe Generale Financial Corporation Mortgage Loan, the Societe Generale Financial Corporation Deal Team also consulted with the applicable Societe Generale Financial Corporation mortgage loan origination team to confirm that each of the Societe Generale Financial Corporation Mortgage Loans was originated in compliance with the origination and underwriting criteria described above under “—Societe Generale Financial Corporation’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Societe Generale Financial Corporation will perform a review of any Societe Generale Financial Corporation Mortgage Loan that it elects to substitute for a Societe Generale Financial Corporation Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Societe Generale Financial Corporation, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Societe Generale Financial Corporation may engage a third party to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Societe Generale Financial Corporation and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Societe Generale Financial Corporation to render any tax opinion required in connection with the substitution.

Findings and Conclusions. Societe Generale Financial Corporation found and concluded with reasonable assurance that the disclosure regarding the Societe Generale Financial Corporation Mortgage Loans in this prospectus is accurate in all material respects. Societe Generale Financial Corporation also found and concluded with reasonable assurance that the Societe Generale Financial Corporation Mortgage Loans were originated in accordance with Societe Generale Financial Corporation’s origination procedures and underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Societe Generale Financial Corporation has no history as a securitizer prior to February 2019. Societe General Financial Corporation’s Central Index Key number is 0001755531. Further, with respect to the SGFC Entities past commercial mortgage loan securitization activities, Société Générale most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on February 14, 2019. Société Générale’s Central Index Key number is 0001238163. With respect to the period from and including January 1, 2012 to and including March 31, 2019, Société Générale does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, none of the SGFC Entities will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, the SGFC Entities may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Societe Generale Financial Corporation” has been provided by Societe Generale Financial Corporation.

Ladder Capital Finance LLC

General

Ladder Capital Finance LLC (“LCF”) is a sponsor of, and a seller of certain Mortgage Loans (the “LCF Mortgage Loans”) into, the securitization described in this prospectus. LCF is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Ladder Capital Finance Holdings LLLP (“Ladder Holdings”), a limited liability limited partnership organized under the laws of the State of Delaware. Series TRS of Ladder Capital Finance Holdings LLLP (“TRS LLLP”) and Series REIT of Ladder Capital Finance Holdings LLLP (“REIT LLLP”) are each a Delaware series of Ladder Holdings. Ladder Capital Corp. (NYSE: LADR) holds a controlling interest in Ladder Holdings.

Ladder Holdings commenced operations in October 2008. Ladder Holdings, together with its direct and indirect subsidiaries, including LCF, are collectively referred to in this prospectus as the “Ladder Capital Group”. The Ladder Capital Group is a vertically integrated, full-service commercial real estate finance and investment management company that primarily originates, underwrites, structures, acquires, manages and distributes commercial, multifamily and manufactured housing community mortgage loans and other real estate debt instruments. The executive offices of the Ladder Capital Group are located at 345 Park Avenue, 8th Floor, New York, New York 10154. As of March 31, 2019, based on unaudited financial statements, Ladder Holdings and its consolidated subsidiaries had total assets of approximately $6.525 billion, total liabilities of approximately $4.881 billion and total capital of approximately $1.644 billion.

Wells Fargo Bank, the trustee and certificate administrator with respect to this securitization, Credit Suisse AG, acting through its Cayman Islands Branch, and Alpine Securitization Ltd. (collectively, the “Credit Suisse Lender”), affiliates of Column, the depositor and Credit Suisse Securities (USA) LLC, and certain other third party lenders provide warehouse financing to certain affiliates of LCF (the “LCF Financing Affiliates”) through various repurchase facilities, borrowing base facilities or other financing arrangements. Some or all of the LCF Mortgage Loans are (or, as of the Closing Date, may be) subject to those financing arrangements. If such is the case at the time the certificates are issued, then LCF will use the proceeds from its sale of the LCF Mortgage Loans to the depositor to, among other things, acquire the warehoused LCF Mortgage Loans from the related LCF Financing Affiliates, and each related LCF Financing Affiliate will, in turn, use the funds that it receives from LCF to, among other things, reacquire or obtain the release of, as applicable, its warehoused LCF Mortgage Loans from the applicable repurchase agreement counterparty/lender free and clear of any liens. As of June 4, 2019, neither Wells Fargo Bank nor the Credit Suisse Lender was the repurchase agreement counterparty with respect to any of the LCF Mortgage Loans. However, Wells Fargo Bank or the Credit Suisse Lender may become the repurchase counterparty with respect to one or more LCF Mortgage Loans prior to the Closing Date.

In addition, Wells Fargo Bank, National Association acts or has acted, on behalf of LCF and its affiliates, as an interim custodian of the Mortgage Loan documents with respect to all of the LCF Mortgage Loans.

Ladder Capital Group’s Securitization Program

LCF began securitizing commercial, multifamily and manufactured housing community mortgage loans in 2010 and has not been involved in the securitization of any other types of financial assets. During 2010, LCF contributed approximately $329.76 million of commercial, multifamily and manufactured housing community mortgage loans to two commercial mortgage securitizations. During 2011, LCF contributed approximately $1.02 billion of commercial, multifamily and manufactured housing community mortgage loans to three commercial mortgage securitizations. During 2012, LCF contributed approximately $1.6 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2013, LCF contributed approximately $2.23 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2014, LCF contributed approximately $3.49 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2015, LCF contributed approximately $2.59 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2016, LCF contributed approximately $1.327 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2017, LCF contributed approximately $2.367 billion of commercial, multifamily and manufactured housing community mortgage loans to 8 commercial mortgage securitizations. During 2018, LCF contributed approximately $1.304 billion of commercial, multifamily and manufactured housing community mortgage loans to 9 commercial mortgage securitizations. During the first three calendar months of 2019, LCF contributed approximately $169.67 million of commercial, multifamily and manufactured housing community mortgage loans to one (1) commercial mortgage securitization.

The Ladder Capital Group originates, and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. The following table sets forth information with respect to originations of fixed rate commercial, multifamily and manufactured housing community mortgage loans by Ladder Capital Group during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and the first three calendar months of 2019.

Originations of Fixed Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2010	48	$663,256,700
2011	65	$1,170,444,775
2012	152	$2,463,328,246
2013	120	$2,269,641,443
2014	158	$3,290,652,162
2015	180	$2,702,198,989
2016	158	$1,345,918,750
2017	119	$1,818,074,760
2018	111	$1,486,151,810
2019*	21	$257,659,500

*	Through March 31, 2019.

In connection with commercial mortgage securitization transactions in which it participates as a sponsor, LCF will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, LCF works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

LCF will generally make certain representations and warranties and undertake certain loan document delivery requirements with respect to the mortgage loans that it contributes to a commercial mortgage securitization; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, LCF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. LCF has limited assets with which to effect any such repurchase or substitution or make any such estimated loss reimbursement payment. However, as is the case in this securitization, Ladder Holdings, TRS LLLP and REIT LLLP will often guarantee LCF’s payment obligations in connection with a repurchase or substitution of a defective mortgage loan resulting from, or the making of an estimated loss reimbursement payment related to, any such breach of representation or warranty or defective or missing loan documentation. Notwithstanding the existence of any such guarantee, no assurance can be provided that Ladder Holdings, TRS LLLP, REIT LLLP or LCF will have the financial ability to effect or cause a repurchase or substitution, or to make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no other member of the Ladder Capital Group will be responsible for doing so if Ladder Holdings, TRS LLLP, REIT LLLP and LCF fail with respect to their obligations.

No member of the Ladder Capital Group acts as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that LCF or its affiliates originates, acquires or securitizes. Instead, LCF sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers. Wells Fargo Bank, National Association acts or has acted as an interim servicer on behalf of LCF and its affiliates with respect to all of the LCF Mortgage Loans.

Ladder Capital Group’s Underwriting Guidelines and Processes

Each of the LCF Mortgage Loans was originated by LCF or one of its affiliates. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or co-originated by LCF and its affiliates for securitization.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated by LCF or one of its affiliates will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular LCF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. Such searches are limited in the time periods that they cover, and often cover no more than the prior 10-year period. Furthermore, in the case of equity holders in the borrowers, such searches would generally be conducted only as to equity holders with at least a 20% interest in the subject borrower or that control the subject borrower. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate the competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated must be approved by a loan committee that includes senior personnel from the Ladder Capital Group. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, the Ladder Capital Group’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by the Ladder Capital Group and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or any related anticipated repayment date, or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by LCF or one of its affiliates may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the Ladder Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

1.       Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

2.       Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

3.       Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

4.       Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the Ladder Capital Group or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), the Ladder Capital Group typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements at the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), each of the mortgage loans requires that the related borrower maintain: (i) coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance); (ii) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (iii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Ladder Capital Group may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance or a non-recourse carveout in the related loan documents with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, the Ladder Capital Group does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, the Ladder Capital Group may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by a member of the Ladder Capital Group. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the related loan documents that may include, but are not limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or debt yield or satisfying other conditions. Furthermore, the Ladder Capital Group may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the Ladder Capital Group are as follows:

1.       Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord/borrower for the payment of such taxes or to deliver to the landlord/borrower funds for purposes of paying such taxes in advance of their due date, (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (iv) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of real estate taxes.

2.       Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate maintains a blanket insurance policy covering the subject mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is permitted or required, as applicable, to maintain the insurance or to self-insure or to reimburse the landlord/borrower for the payment of insurance premiums or to deliver to the landlord/borrower funds for the purposes of paying insurance premiums in advance of their due date, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to maintain the insurance, (v) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

3.       Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible (either directly or through reimbursing the landlord/borrower) for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve.

4.       Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

5.       Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

6.       Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the LCF Mortgage Loans, please see Annex A-1.

Exceptions. Notwithstanding the discussion under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, one or more of the LCF Mortgage Loans may vary from, or do not comply with, Ladder Capital Group’s underwriting guidelines described above. In addition, in the case of one or more of the LCF Mortgage Loans, LCF or another originator may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Ladder Capital Group’s underwriting guidelines described above in respect of the LCF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of LCF Mortgage Loans

Overview. LCF has conducted a review of the LCF Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Ladder Capital Group (the “Ladder Capital Review Team”). The review procedures described below were employed with respect to all of the LCF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Ladder Capital Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCF Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Ladder Capital Review Team during the underwriting process. After origination of each LCF Mortgage Loan, the Ladder Capital Review Team updated the information in the database and the related asset summary report with respect to such LCF Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Ladder Capital Review Team.

A data tape (the “LCF Data Tape”) containing detailed information regarding each LCF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCF Data Tape was used to provide the numerical information regarding the LCF Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of LCF, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LCF, relating to information in this prospectus regarding the LCF Mortgage Loans. These procedures included:

1.       comparing the information in the LCF Data Tape against various source documents provided by LCF;

2.       comparing numerical information regarding the LCF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCF Data Tape; and

3.       recalculating certain percentages, ratios and other formulae relating to the LCF Mortgage Loans disclosed in this prospectus.

Legal Review. The Ladder Capital Group engaged various law firms to conduct certain legal reviews of the LCF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCF Mortgage Loans, the Ladder Capital Group’s origination counsel for each LCF Mortgage Loan reviewed securitization representations and warranties presented to them by LCF and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LCF Mortgage Loans. Such assistance included, among other things, (i) a review of the Ladder Capital Group’s credit memo or asset summary report or a draft thereof for each LCF Mortgage Loan with a Cut-off Date Balance of $10 million or more, (ii) a review of a due diligence questionnaire regarding the LCF Mortgage Loans prepared by the Ladder Capital Group, (iii) a review of various statistical data tapes prepared by the Ladder Capital Group, (iv) a review of the representation and warranty exception reports referred to above relating to certain of the LCF Mortgage Loans prepared by origination counsel, and (v) the review of select provisions in certain loan documents with respect to certain of the LCF Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the individual LCF Mortgage Loan summaries set forth on Annex A-2 based on their respective reviews of the related asset summary reports and the pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. With respect to any material pending litigation of which the Ladder Capital Group was aware at the origination of any LCF Mortgage Loan, the Ladder Capital Group requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the Ladder Capital Group became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any LCF Mortgage Loan, the Ladder Capital Group obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Ladder Capital Review Team also reviewed the LCF Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any LCF Mortgage Loan materially deviated from the underwriting guidelines described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above.

Findings and Conclusions. Based on the foregoing review procedures, Ladder Capital Group determined that the disclosure regarding the LCF Mortgage Loans in this prospectus is accurate in all material respects. Ladder Capital Group also determined that none of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital Group’s origination procedures and underwriting criteria described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus. LCF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. The Ladder Capital Group will perform a review of any mortgage loan that it elects to substitute for a LCF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. The Ladder Capital Group, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Ladder Qualification Criteria”). The Ladder Capital Group will engage a third party accounting firm to compare the Ladder Qualification Criteria against the underlying source documentation to verify the accuracy of the review by the Ladder Capital Group and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by the Ladder Capital Group to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, LCF most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2019. LCF’s Central Index Key number is 0001541468. With respect to the period from and including April 1, 2016 to and including March 31, 2019, LCF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither LCF nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, prior to the Closing Date, LCF or its affiliates may determine that they wish to retain certain certificates. In addition, LCF or its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates (whether acquired on the Closing Date or in the secondary market) at any time.

The information set forth under “—Ladder Capital Finance LLC” has been provided by LCF.

Starwood Mortgage Capital LLC

General

Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, “Starwood”) is a sponsor of certain mortgage loans into this securitization. The Mortgage Loans to be contributed to this securitization by SMC are referred to herein as the “SMC Mortgage Loans”. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Manhattan Beach, California and New York, New York.

Pursuant to interim servicing agreements between Wells Fargo Bank, National Association, which is the trustee, and SMC, which is a sponsor, and an originator, Wells Fargo Bank, National Association acts as interim servicer with respect to all of the SMC Mortgage Loans (13.4%).

Starwood’s Securitization Program

This is the 77th commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $11.13 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

For a description of certain affiliations, relationships and related transactions between SMC and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of SMC Mortgage Loans

Overview. SMC has conducted a review of the SMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMC Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMC Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMC Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMC Data Tape”) containing detailed information regarding each SMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMC Data Tape was used to provide the numerical information regarding the SMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of SMC engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMC, relating to information in this prospectus regarding the SMC Mortgage Loans.

These procedures included:

●	comparing the information in the SMC Data Tape against various source documents provided by SMC that are described above under “—Database”;

●	comparing numerical information regarding the SMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the SMC Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMC Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMC Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMC Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMC Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMC Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMC Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMC Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMC Mortgage Loans to determine whether any SMC Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Starwood’s Underwriting Guidelines and Processes” below.

Findings and Conclusions. Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMC Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMC Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwriting criteria. SMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Starwood’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Starwood for securitization (which guidelines are also applicable to mortgage loans acquired by Starwood and re-underwritten prior to contribution to a securitization).

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMC Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and Mortgage Loan Sellers” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex D-2 to this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.

●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes. Typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●	Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the SMC Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to Starwood’s Underwriting Guidelines

One or more of the SMC Mortgage Loans may vary from the specific SMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the SMC Mortgage Loans, SMC may not have applied each of the specific underwriting guidelines described above on a case-by-case basis, as a result of other compensating factors.

The 167 Graham Avenue Mortgage Loan (3.3%) was originated subject to an exception from the Starwood Mortgage Capital LLC underwriting guidelines because the UW NCF Debt Yield of 6.6% is lower than the 7.0% UW NCF Debt Yield required by Starwood Mortgage Capital LLC’s underwriting guidelines. Starwood Mortgage Capital LLC’s decision to include the Mortgage Loan in the transaction was supported by, among other things, (i) the Mortgaged Property’s location in a submarket with a relatively low vacancy rate, (ii) the Mortgaged Property being 100% occupied from 2016 until the time of origination, and (iii) the Mortgaged Property featuring certain uncommon amenities, including outdoor space and communal amenities. Certain characteristics of the Mortgage Loan can be found on Annex A-1. Based on the foregoing, Starwood Mortgage Capital LLC approved inclusion of the Mortgage Loan into this transaction.

Except as described above, none of the Starwood Mortgage Loans was originated with any material exceptions from the Starwood underwriting guidelines and procedures. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Exceptions to Underwriting Guidelines.”

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on February 7, 2019. SMC’s Central Index Key is 0001548405. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) LNR Partners, LLC, an affiliate of Starwood, will be entitled to special servicing fees and certain other fees, as described “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan—Servicing” and “—Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation.” In addition, Starwood or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

CIBC Inc.

General

CIBC Inc. (“CIBC”), a Delaware corporation whose principal office is located in New York, New York, is a sponsor and mortgage loan seller in this transaction. CIBC is an affiliate of CIBC World Markets Corp., an underwriter for the offering of the Offered Certificates. CIBC is a wholly owned subsidiary of Canadian Imperial Holdings Inc. Canadian Imperial Holdings Inc. is a wholly-owned subsidiary of CIBC Bancorp USA Inc., also a Delaware corporation, which is a majority owned subsidiary of Canadian Imperial Bank of Commerce. Canadian Imperial Bank of Commerce is a bank chartered under the Bank Act of Canada, having its head office in the City of Toronto, in the Province of Ontario, Canada. It is licensed to do business in the United States through its agency located in New York, New York.

CIBC’s Commercial Mortgage Securitization Program

CIBC underwrites and originates mortgage loans secured by commercial or multifamily properties for its securitization program. As sponsor, CIBC sells the mortgage loans it originates through commercial mortgage-backed securitizations. CIBC began originating commercial and multifamily mortgage loans for securitization in 1997 and began securitizing commercial and multifamily mortgage loans in 1998. In 2010, CIBC formed a joint venture with BSSF Commercial Mortgage Member L.L.C. (“BSSF”) to originate and/or acquire and securitize fixed rate commercial and multifamily mortgage loans and invest in certain classes of the securities issued in those securitizations. The joint venture is CIBX Commercial Mortgage, LLC (“CIBX”), a Delaware limited liability company, and CIBC managed the origination and securitization process of CIBX. As of March 31, 2019, the total amount (by principal balance at the cut-off of the related securitization) of commercial mortgage loans originated and securitized by CIBC (exclusive of its services on behalf of CIBX) is in excess of $21.9 billion. In the calendar year ended December 31, 2018, CIBC originated approximately $295,962,750 of commercial mortgage loans and securitized approximately $359,493,420 of commercial mortgage loans.

The commercial mortgage loans originated or acquired by CIBC are fixed rate loans and include both smaller “conduit” loans and large loans. CIBC primarily originates mortgage loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also can originate mortgage loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed-use properties. CIBC originates loans in the United States and the Commonwealth of Puerto Rico.

As a sponsor, CIBC originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, intends to initiate their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the trust for the related securitization. In coordination with its affiliate, CIBC World Markets Corp., and other underwriters, CIBC works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transactions. CIBC acts as sponsor, originator or mortgage loan seller in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these mortgage loan sellers may be affiliated with underwriters on the transactions.

Neither CIBC nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, CIBC sells the right to be appointed master servicer of its securitized mortgage loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between CIBC, as sponsor, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

CIBC’s Underwriting Guidelines and Processes

Overview. Each of the CIBC mortgage loans was originated by CIBC. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to the mortgage loans originated by CIBC for securitization.

However, given the unique nature of income-producing real properties, variations from these procedures and guidelines may be implemented as a result of various conditions, including a CIBC mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by CIBC. Therefore, this general description of CIBC’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated or purchased by it (or on its behalf) complies entirely with all guidelines set forth below. For important information about the circumstances that have affected the underwriting of particular CIBC mortgage loans, see “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” below.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches, prior experience as an owner and operator of commercial real estate properties and the borrower’s financial capacity. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan. CIBC’s underwriting guidelines generally require, without regard to any other debt, a debt service coverage ratio (calculated for this purpose using a 30-year amortization term) of not less than 1.25x and a loan-to-value ratio of not more than 75%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and CIBC’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by CIBC and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the mortgage loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. As described above, for the purpose of determining whether a mortgage loan’s debt service coverage ratio meets CIBC’s underwriting criteria, the debt service coverage ratio is calculated based on a debt service payment using a 30-year amortization term, however if a loan’s debt service coverage ratio is less than 1.25x because its debt service payment is calculated on an amortization schedule less than 30 years but its debt service coverage ratio calculated using a 30-year amortization term is equal to or greater than 1.25x, that loan meets CIBC’s underwriting criteria for debt service coverage ratio. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Mortgage Loan Terms. CIBC’s underwriting guidelines generally require that the term of a mortgage loan be not less than five years and not more than ten years.

Escrow Requirements. CIBC may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, CIBC may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by CIBC. The typical required escrows for mortgage loans originated by CIBC are as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide CIBC with sufficient funds to satisfy all taxes and assessments. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or CIBC may not require the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

●	Insurance. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property insurance premium are required to provide CIBC with sufficient funds to pay all insurance premiums. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the borrower maintains a blanket insurance policy; (ii) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); (iii) the borrower agrees to escrow and maintain a “static” reserve in the amount equal to the aggregate amount of a fixed number of monthly escrow deposit amounts; or (iv) any Escrow/Reserve Mitigating Circumstances exist.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant or another third party is responsible for the repairs and maintenance of the mortgaged property (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions. A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; (ii) the rent for the space in question is considered below market; or (iii) any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) a tenant (which may include a ground lease tenant) at the related mortgaged property or other third party is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances exist.

●	Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; (iii) a third party unrelated to the borrower is identified as the responsible party; or (iv) any Escrow/Reserve Mitigating Circumstances exist.

CIBC may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) CIBC has structured springing escrows that arise for identified risks, (v) CIBC has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, (vi) CIBC believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve, (vi) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association or (vii) a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

For a description of certain escrows collected with respect to the CIBC mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that real property collateral. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In those cases, CIBC may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CIBC may require the borrower to remediate that violation and, subject to the discussion under “—CIBC’s Underwriting Guidelines and Processes—Escrow Requirements” above, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Title Insurance Policy. The borrower is required to provide, and CIBC reviews, a title insurance policy for each mortgaged property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) the legal description of the mortgaged property in the title policy must conform to that shown on the survey of the mortgaged property, where a survey has been required.

Property Insurance. Except in certain instances where sole or significant tenants (which may include ground lease tenants) are required to obtain insurance or may self-insure, the borrower is required to provide, and CIBC’s insurance consultant reviews, certificates of required insurance with respect to the mortgaged property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the mortgaged property is located in a flood hazard area, flood insurance; and (5) such other coverage as CIBC may require based on the specific characteristics of the mortgaged property.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CIBC mortgage loans, CIBC generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates).

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan. Each appraisal must meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The appraisal is based on the current use of the mortgaged property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, CIBC may also obtain a value on an “as-stabilized” basis reflecting leases that have been executed but tenants have not commenced paying rent or on an “as-completed” basis reflecting completion of capital improvements that are being undertaken at the mortgaged property. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation. CIBC then determines the loan-to-value ratio of the mortgage loan in each case based on the value set forth in the appraisal.

●	Environmental Assessment. In most cases, a Phase I ESA will be required with respect to the real property collateral for each mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Furthermore, a Phase I ESA conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial Phase I ESA, additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral may be required. In cases in which the Phase I ESA identifies conditions that would require cleanup, remedial action or any other response, CIBC either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the mortgaged property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

●	Certain of the mortgage loans may also have environmental insurance policies. See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” above.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. In cases in which the engineering assessment identifies material repairs or replacements needed immediately, CIBC generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, CIBC may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zone 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports may not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Exceptions to CIBC’s Disclosed Underwriting Guidelines

One or more of the mortgage loans originated by CIBC may vary from the specific CIBC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of CIBC’s mortgage loans, CIBC or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CIBC mortgage loans was originated with any material exceptions from CIBC’s underwriting guidelines and procedures.

Review of CIBC Mortgage Loans

General. In connection with the preparation of this prospectus, CIBC conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the CIBC mortgage loans is accurate in all material respects. The review of the CIBC mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of CIBC’s affiliates (including CIBC), or, in certain circumstances, are consultants engaged by CIBC (the “CIBC Deal Team”). CIBC determined the nature, extent and timing of the review and the level of assistance provided by any third party. CIBC has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the CIBC mortgage loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the CIBC Deal Team updated CIBC’s internal origination database of loan-level and property-level information relating to each CIBC mortgage loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CIBC during the underwriting process. After origination or acquisition of each CIBC mortgage loan, the CIBC Deal Team updated the information in the database with respect to such CIBC mortgage loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the CIBC Deal Team.

CIBC created a data file (the “CIBC Data File”) containing detailed information regarding each CIBC mortgage loan from the information in the database referred to in the prior paragraph. The CIBC Data File was used by the CIBC Deal Team to provide the numerical information regarding the CIBC mortgage loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of CIBC, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, which were designed by CIBC, relating to CIBC mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the CIBC Data File against various source documents provided by CIBC that are described above under “—Database”;

●	comparing numerical information regarding the CIBC mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the CIBC Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CIBC mortgage loans disclosed in this prospectus.

Legal Review. CIBC engaged various law firms to conduct certain legal reviews of the CIBC mortgage loans for disclosure in this prospectus. In anticipation of the securitization of each CIBC mortgage loan, origination counsel assisted in completion of certain due diligence questionnaires designed to identify certain material deviations from mortgage loan disclosures in this prospectus. In addition, origination counsel for each CIBC mortgage loan reviewed CIBC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CIBC mortgage loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain CIBC mortgage loans marked against the standard form document, and (ii) a review of due diligence questionnaires completed by the CIBC Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, for each CIBC mortgage loan with multiple mortgaged properties for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth on Annex A-2, to the extent applicable, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Certain Updates. On a case-by-case basis as deemed necessary by CIBC, with respect to any pending litigation that existed at the origination of any CIBC mortgage loan that is material and not covered by insurance, CIBC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. CIBC confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for CIBC mortgage loans. In addition, if CIBC became aware of a significant natural disaster in the immediate vicinity of any mortgaged property securing a CIBC mortgage loan, CIBC obtained information on the status of the mortgaged property from the related borrower to confirm no material damage to the mortgaged property.

Underwriting Standards. The CIBC Deal Team also consulted with CIBC personnel responsible for the origination of the CIBC mortgage loans to confirm that the CIBC mortgage loans were originated or acquired in compliance with the origination and underwriting criteria described above under “—CIBC’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” above.

Findings and Conclusions. CIBC found and concluded with reasonable assurance that the disclosure regarding the CIBC mortgage loans in this prospectus is accurate in all material respects. CIBC also found and concluded with reasonable assurance that the CIBC mortgage loans were originated in accordance with CIBC’s origination procedures and underwriting standards, except to the extent described above under “—Exceptions to CIBC’s Disclosed Underwriting Guidelines.”

Repurchases and Replacements

CIBC filed its most recent Form ABS-15G pursuant to Rule 15Ga-1 with the SEC on May 3, 2019, which covers the period from and including January 1, 2019 to and including March 31, 2019. CIBC’s CIK number is 0001548567. With respect to the period from and including April 1, 2016 to and including March 31, 2019, the following table provides information required by Rule 15Ga-1 regarding repurchase or replacement requests in connection with breaches of representations and warranties made by CIBC as a sponsor of commercial mortgage securitizations.

Repurchases and Replacements
Asset Class: Commercial Mortgages

Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand[1]			Assets That Were Repurchased or Replaced[1]			Assets Pending Repurchase or Replacement (within cure period)[1]			Demand in Dispute[1]			Demand Withdrawn[1]			Demand Rejected[1]
			(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)	(#)	($)	(% of principal balance)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 (CIK # 0001209655)	X	CIBC Inc.	26	255,720,442	100	1	10,718,582	4.47	1	10,718,582	4.47	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00[2,3]
Morgan Stanley Bank of America Merrill Lynch Trust 2014-C17 (CIK # 0001612124)	X	CIBC Inc.	16	220,816,779	100	1	4,874,828.51	3.92	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	4,874,828.51	3.92	0	0.00	0.004

1.	The repurchase activity included herein as assets subject to demand (columns g/h/i) includes new demands received during the reporting period, if any, and demands received in prior reporting periods. Each asset included as an asset subject to demand (columns g/h/i) is also categorized and included as an asset pending repurchase or replacement within the cure period (columns m/n/o) or as a demand in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u) or (iii) the rejection of such demand (columns v/w/x), as applicable.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the end of the reporting period (for columns g-x). The principal balances presented and used for calculations of percentages presented are principal balances as reported on trustee’s reports and servicer’s reports. The principal balances on those reports may reflect reductions based on the principal portion of any servicer advances that may have been made with respect to the related loan(s).

2.	The asset subject to the repurchase request was liquidated during, or prior to, the reporting period. For each asset that was paid off or liquidated during, or prior to, the reporting period, the outstanding principal balance is calculated as of the time of payoff or liquidation, and the percentage of principal balance is calculated by dividing the outstanding principal balance by the total CIBC pool balance as of the immediately preceding trustee’s report.

3.	At the conclusion of the trial based on the claim for repurchase, the Circuit Court of Cook County, Illinois (the “Circuit Court”) entered a judgment in favor of Wells Fargo Bank Minnesota, NA, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 holding that CIBC Inc. breached the representation in question. Because the asset subject to the repurchase request had already been liquidated, no repurchase was required, and damages were awarded in an amount equal to the repurchase price under the contract. The parties appealed, and on February 25, 2015, the Appellate Court of Illinois First Judicial District affirmed the Circuit Court’s judgment in its entirety. On July 21, 2015, CIBC Inc. made a payment to Wells Fargo Bank Minnesota, NA in satisfaction of such judgment, excluding post-judgment legal costs incurred by Wells Fargo Bank Minnesota, NA and owed by CIBC Inc., payment for which Wells Fargo Bank Minnesota, NA must petition. CIBC Inc., Wells Fargo Bank Minnesota, NA and the Official Unsecured Creditors Committee appointed in the Chapter 11 bankruptcy case of the related mortgagor filed a Plan of Liquidation with the United States Bankruptcy Court for the District of Colorado on December 1, 2017, which was approved on May 1, 2018 and extinguished any claim that Wells Fargo Bank Minnesota, NA had against CIBC Inc. in connection with the claim for repurchase, including any post-judgment legal costs.

4.	Three of the assets contributed to the transaction by CIBC Inc. were prepaid as of the end of the reporting period in the aggregate principal amount of $90,984,190; therefore, the aggregate principal amount of such assets are not included in the aggregate principal balance of the assets contributed to the transaction by CIBC Inc. as of the end of the reporting period, which is used to calculate the percentage of principal balance represented by the asset that was subject of a demand during the reporting period presented in columns i/u.

Retained Interests in This Securitization

Neither CIBC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, CIBC or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—CIBC Inc.” has been provided by CIBC.

The Depositor

Credit Suisse Commercial Mortgage Securities Corp., the depositor, is a wholly-owned subsidiary of Credit Suisse Management LLC, which is a wholly-owned subsidiary of Credit Suisse (USA), Inc. which in turn is a wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The depositor is a Delaware corporation and was organized on September 9, 2015, for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor will create the issuing entity and transfer the underlying Mortgage Loans to it. The principal executive offices of the depositor are located at Eleven Madison Avenue, New York, New York, 10010. Its telephone number is (212) 325-2000. The depositor is an affiliate of Column Financial, Inc., a sponsor and an originator, and Credit Suisse Securities (USA) LLC, an Underwriter. The depositor will not have any material assets.

After establishing the issuing entity, the depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s ongoing duties will include: (i) appointing a successor trustee or certificate administrator in the event of the resignation or removal of the trustee or certificate administrator, (ii) promptly delivering to the certificate administrator any document that comes into the depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iii) upon discovery of a breach of any of the representations and warranties of the master servicer, the special servicer or the operating advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (iv) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC administration, (v) indemnifying the issuing entity, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising from the depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the PSA or by reason of negligent disregard of its obligations and duties under the PSA, and (vi) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the issuing entity.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from the sponsors and will simultaneously transfer the Mortgage Loans, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, the special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CSAIL 2019-C16 Commercial Mortgage Trust, will be a New York common law trust (the “Trust”), formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested, the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans and certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, will act as trustee, certificate administrator and custodian on behalf of the Certificateholders pursuant to the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $141 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage loan files.

Wells Fargo Bank serves, or may have served within the past two years, as loan file custodian for various mortgage loans owned by the sponsors or affiliates of the sponsors, one or more of which such mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

The issuing entity will indemnify each of the trustee and the certificate administrator and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses (including costs for enforcement of this indemnity) that the certificate administrator may sustain in connection with the PSA (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the trustee or certificate administrator in any action or proceeding between the issuing entity and the trustee or certificate administrator or between the trustee or certificate administrator and any third party or otherwise) or the Certificates other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the PSA, of the trustee or certificate administrator. Each of the trustee and the certificate administrator will indemnify the issuing entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the issuing entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the trustee or certificate administrator, or by reason of negligent disregard of the trustee or certificate administrator’s obligations or duties, under the PSA. However, in no event will the trustee or the certificate administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the issuing entity or property securing the same is located, the depositor and the trustee acting jointly will have the power to appoint one or more persons or entities approved by the trustee to act (at the expense of the trustee) as co-trustee or co-trustees, jointly with the trustee, or separate trustee or separate trustees, of all or any part of the issuing entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the depositor and the trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the trustee of its responsibilities, obligations and liabilities under the PSA except as required by applicable law.

The trustee and the certificate administrator (except for the information under the first 10 paragraphs of this section entitled “—The Trustee and Certificate Administrator”) will not make any representation as to the validity or sufficiency of the PSA, the Certificates or the Mortgage Loans, this prospectus or related documents.

The trustee and the certificate administrator are required to perform only those duties specifically required under the PSA. The certificate administrator, or any other custodian appointed under the PSA, will hold the Mortgage File for each Mortgage Loan in trust for the benefit of all Certificateholders and the related Serviced Companion Loan Holders. Pursuant to the PSA, the certificate administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the PSA.

Neither the trustee nor the certificate administrator will be accountable for the use or application by the depositor of any Certificates issued to it or of the proceeds of such Certificates, or for the use of or application of any funds paid to the trustee or certificate administrator, as applicable, the master servicer or the special servicer in respect of the Mortgage Loans, or for investment of such amounts (except for any investment of such amounts in investments issued by the trustee or certificate administrator, as applicable, in its commercial capacity), nor will the trustee or certificate administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, or the operating advisor under the PSA unless, in the case of the trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the master servicer or the special servicer in accordance with the terms of the PSA.

Pursuant to the PSA, the certificate administrator, at the cost and expense of the depositor (other than with respect to the Distribution Date Statements), based upon reports, documents, and other information provided to the certificate administrator, will be obligated to file with the SEC, in respect of the issuing entity and the Certificates, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and any other Form 8-K reports required to be filed pursuant to the PSA.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including, and among other things, (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action and (2) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, Wells Fargo Bank and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”. The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the mortgage loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2019, Midland was master and/or primary servicing approximately 37,552 commercial and multifamily mortgage loans with a principal balance of approximately $497 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,997 of such loans, with a total principal balance of approximately $187 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary Servicer	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of March 31, 2019, Midland was named the special servicer in approximately 343 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $159 billion. With respect to such transactions as of such date, Midland was administering approximately 95 assets with an outstanding principal balance of approximately $931 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2016 to 2018.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by a sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland is also (i) the primary servicer of the 3 Columbus Circle Whole Loan under the BMARK 2019-B10 PSA, (ii) the master servicer and the special servicer of the Darden Headquarters Whole Loan under the CSAIL 2019-C15 pooling and servicing agreement and (iii) expected to be the master servicer and the special servicer of the SWVP Portfolio Whole Loan and the Kings Mountain Center Whole Loan under the BBCMS 2019-C3 pooling and servicing agreement.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its system, processes and procedures to support its Schedule AL reporting obligations.

The foregoing information regarding Midland set forth in this section “—The Master Servicer” has been provided by Midland.

Certain duties and obligations of Midland as the master servicer, and the provisions of the PSA are described under “Pooling and Servicing Agreement—General”, “— Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”, “—Inspections” and “—Collection of Operating Information” in this prospectus. Midland’s ability to waive or modify any terms, fees, penalties or payments on the mortgage loans it is servicing and the effect of that ability on the potential cash flows from such mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus.

Midland’s obligations as the master servicer to make advances, and the interest or other fees charged for those advances and the terms of Midland’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances” in this prospectus. Certain terms of the PSA regarding Midland’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event”, “—Waiver of Servicer Termination Event” and “—Resignation of the Master Servicer and Special Servicer” in this prospectus. Midland’s rights and obligations with respect to indemnification, and certain limitations on Midland’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus. The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage

Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

STWD and its affiliates hold and manage over $13.0 billion of debt and equity commercial real estate investments.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 180 as of March 31, 2019. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then-current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then-current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then-current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then-current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then-current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then-current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then-current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then-current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then-current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then-current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then-current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then-current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then-current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then-current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then-current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then-current face value in excess of $87 billion;

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then-current face value in excess of $68.9 billion;

●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then-current face value in excess of $84.2 billion; and

●	180 domestic commercial mortgage backed securitization pools as of March 31, 2019 with a then-current face value in excess of $86.5 billion.

As of March 31, 2019, LNR Partners has resolved approximately $75.8 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans in 2018 and approximately $0.53 billion of U.S. commercial and multifamily mortgage loans through March 31, 2019.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of March 31, 2019, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,112 assets across the United States with a then-current face value of approximately $86.5 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the Mortgage Loans backing the certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the Depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor (other than Starwood Mortgage Capital LLC), any originator (other than Starwood Mortgage Capital LLC) or any significant obligor.

LNR Partners currently serves as the special servicer under the BMARK 2019-B10 PSA which governs the servicing of the 3 Columbus Circle Whole Loan.

Except as disclosed in this prospectus and except for LNR Partners acting as Special Servicer for this securitization transaction, and LNR Partners or its affiliates assisting LD II Sub IV, LLC or its affiliate with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Neither LNR Partners nor any of its affiliates will retain on the Closing Date any certificates issued by the Trust or, except as discussed in this prospectus, any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as described in this prospectus with respect to the Mortgage Loans and the Serviced Companion Loans). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer” has been provided by LNR.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (during a Control Termination Event) and (ii) the Directing Holder (if no Control Termination Event is continuing), as described and to the extent in “Pooling and Servicing Agreement— Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of LNR Partners, LLC as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions” and “—Inspections” in this prospectus. LNR Partners, LLC’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831. Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of March 31, 2019, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 169 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $159 billion. As of March 31, 2019, Pentalpha Surveillance was acting as asset representations reviewer for 56 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $52 billion. Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any of its property is the subject, that are material to the holders of the certificates, nor does Pentalpha

Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. Column will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement through the purchase by a “third party purchaser” of an “eligible horizontal residual interest” (each as defined in the Credit Risk Retention Rules). It is expected that LD II Sub IV, LLC, a Delaware limited liability company, or its affiliate (the “Third Party Purchaser”), will act as the “third-party purchaser” by purchasing the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of approximately $80,917,331, representing approximately 5.00% (the “Horizontal Risk Retention Percentage”) of the aggregate fair value of the certificates (other than the Class R certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”), and will agree to hedging, transfer, financing and other restrictions applicable to a “third-party purchaser” (and its affiliates) under the Credit Risk Retention Rules. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

The Horizontal Risk Retention Percentage, as noted in the preceding paragraph, will equal at least 5.00% of the aggregate fair value of all the certificates (other than the Class R certificates) as of the Closing Date.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner that would satisfy the requirements of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.00%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5.00%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The Third Party Purchaser

LD II Sub IV, LLC, a Delaware limited liability company, or its affiliate, is expected to purchase the HRR Certificates and will act as the Third-Party Purchaser. LD II Sub IV, LLC is directly or indirectly wholly owned by Prime Finance Long Duration (B-Piece) II, L.P. and by Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., each a Delaware limited partnership (collectively, the (“Fund”). The Fund was formed primarily to acquire or invest in unrated or below investment-grade commercial mortgage-backed securities and certain other investments. The Fund commenced operations on July 16, 2018, and has total investor capital commitments of $438.7 million to date. This will represent the Fund’s tenth purchase of CMBS B-Piece Securities.

The Fund is advised by Prime Finance Advisor, L.P. (“Prime Finance”). Prime Finance is an experienced commercial real estate debt investor. The six members of the investment committee responsible for the Fund had an average of more than 26 years of real estate experience as of March 31, 2019. Funds advised by Prime Finance have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2019, funds advised by Prime Finance own approximately 193 separate real estate credit investments, including twenty-six (26) CMBS B-Piece Securities.

As of March 31, 2019, Prime Finance affiliates have originated or acquired over $12 billion of commercial real estate debt investments. Prime Finance is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Solely for its own purposes and benefit, the Third-Party Purchaser has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by the Third-Party Purchaser. The Third-Party Purchaser performed its due diligence solely for its own benefit. The Third-Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Third-Party Purchaser’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. The Third-Party Purchaser makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

The Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way the Third Party-Purchaser’s due diligence or acceptance of a mortgage loan. The Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

The Third-Party Purchaser will have no liability to any certificateholder for any actions taken by it and the PSA will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against the Third-Party Purchaser and such buyers, and their respective affiliates, in respect of such actions.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

HRR Certificates

General

The Third Party Purchaser is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance of HRR Certificates		Estimated Fair Value of the HRR Certificates (in $ and %)(1)	Expected Purchase Price of the HRR Certificates(2)
Class E-RR	$17,916,000	(3)	$9,350,975 / 1.02% - 1.20%	52.1934%
Class F-RR	$20,672,000		$10,789,426 / 1.25% - 1.31%	52.1934%
Class G-RR	$7,875,000		$4,110,233 / 0.48% - 0.50%	52.1934%
Class NR-RR	$34,454,331		$17,982,898 / 2.08% - 2.18%	52.1934%

(1)       The estimated fair value (expressed as a dollar amount) and estimated range of fair value (expressed as a percentage of the aggregate fair value of all of the Regular Certificates) of the HRR Certificates. The fair value of the HRR Certificates (expressed as a dollar amount) has been determined as described under “—Yield-Priced Principal Balance Certificates—Determination of Yield-Priced Expected Price”. The fair value of the other certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(2)       Expressed as a percentage of the expected initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Third Party Purchaser is approximately $42,233,533 excluding accrued interest.

(3)       The approximate initial Certificate Balance of the Class E-RR certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The Class E-RR certificates are expected to have an initial Certificate Balance that falls within a range of $16,144,000 and $19,845,000. The Class E-RR certificates are expected to have an estimated fair value that falls within a range of $8,426,108 and $10,357,787.

The aggregate fair value of the HRR Certificates is required to be at least 5.0% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates). The Retaining Sponsor estimates that, relying solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it is required to retain an eligible horizontal residual interest with an aggregate fair value dollar amount of between $41,225,289 and $43,205,731, which represents at least 5.00% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor is required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice following the Closing Date from the Retaining Sponsor of such disclosures is expected to be posted on the certificate administrator’s website on the “Risk Retention Special Notices” tab.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the holders of the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, in each case until the Certificate Balance of that class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

For a description of other material payment terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in “—General”, see “Description of the Certificates”.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S, Class B, Class C and Class D certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D certificates (the “Treasury Priced Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may increase in the direction of the high estimate provided, while credit spreads may decrease in the direction of the low estimate provided.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization based on when principal payments were required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance

Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 5 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	1.643%	1.923%	2.203%
3YR	1.594%	1.860%	2.126%
4YR	1.599%	1.863%	2.127%
5YR	1.632%	1.893%	2.154%
6YR	1.672%	1.929%	2.186%
7YR	1.715%	1.968%	2.221%
8YR	1.763%	2.012%	2.261%
9YR	1.808%	2.053%	2.298%
10YR	1.850%	2.092%	2.334%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.30%	0.36%	0.45%
Class A-2	0.87%	0.95%	1.03%
Class A-3	0.89%	0.97%	1.05%
Class A-SB	0.72%	0.80%	0.88%
Class A-S	1.15%	1.25%	1.35%
Class B	1.30%	1.45%	1.60%
Class C	1.50%	1.75%	2.00%
Class D	2.25%	2.65%	3.05%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.9046%	2.2336%	2.5927%
Class A-2	2.7033%	3.0265%	3.3497%
Class A-3	2.7331%	3.0556%	3.3781%
Class A-SB	2.4493%	2.7811%	3.1129%
Class A-S	2.9970%	3.3392%	3.6814%
Class B	3.1486%	3.5407%	3.9328%
Class C	3.3486%	3.8407%	4.3328%
Class D	4.0986%	4.7407%	5.3828%

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage an NRSRO for particular classes of Principal Balance Certificates, based in part on the credit support levels provided by that NRSRO. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The aggregate Certificate Balance for the Class A-1, Class A-2, Class A-3 and Class A-SB certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus 0.30. The Certificate Balance for the Class A-S certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus such class’s Constraining Level, minus the percentage of the Initial Pool Balance represented by the aggregate Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates minus such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, similar average lives, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	101.00%
Class A-3	103.00%
Class A-SB	103.00%
Class A-S	103.00%
Class B	103.00%
Class C	103.00%

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. With respect to the Class D Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be 3.0000%, which was set based on expected market demand for the Class D and Class X-D Certificates. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.9249%	2.2561%	2.6170%
Class A-2	2.8194%	3.1422%	3.4647%
Class A-3	3.0794%	3.4051%	3.7304%
Class A-SB	2.9040%	3.2399%	3.5754%
Class A-S	3.3430%	3.6882%	4.0331%
Class B	3.4947%	3.8901%	4.2849%
Class C	3.6965%	4.1922%	4.6872%
Class D	3.0000%	3.0000%	3.0000%

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Treasury Priced Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Treasury Priced Interest-Only Certificates would be over the course of the transaction (for each class of Treasury Priced Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Treasury Priced Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents and the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each class of Treasury Priced Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Treasury Priced Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair values of the Treasury-Priced Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Treasury Priced Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Treasury Priced Interest-Only Certificates, based on 5 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury Priced Interest-Only Certificates Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	1.787%	2.006%	2.225%
10YR	1.933%	2.123%	2.313%

Based on the treasury yield curve, the Retaining Sponsor determined for each class of Treasury Priced Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Treasury Priced Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Treasury Priced Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Treasury Priced Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates based on the Retaining Sponsor’s experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Treasury Priced Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.10%	1.30%	1.50%
Class X-B	1.05%	1.30%	1.55%
Class X-D	1.65%	2.00%	2.35%

Discount Yield Determination

Discount Yield for each class of Treasury Priced Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Treasury Priced Interest-Only Certificates, see the table titled “Range of Discount Yields for the Treasury Priced Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Treasury Priced Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.9897%	3.3883%	3.7869%
Class X-B	2.9675%	3.4106%	3.8537%
Class X-D	3.5692%	4.1120%	4.6547%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each class of Treasury Priced Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying class(es) of Principal Balance Certificates upon which the Notional Amount of such class of Treasury Priced Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Treasury Priced Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Treasury Priced Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Treasury Priced Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Treasury Priced Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield of 14.0500% (inclusive of agreed upon price adjustments, if applicable) for each class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each class of Yield-Priced Principal Balance Certificates, the Structuring Assumptions and 0% CPY, each as agreed to among the Retaining Sponsor and the Third Party Purchaser.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Horizontal Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the

Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Fair Value

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates (other than the Class R certificates) by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of Expected Prices.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$19,152,967	$19,152,991	$19,152,990
Class A-2(1)	$201,999,100	$201,998,748	$201,999,482
Class A-3(1)	$309,184,960	$309,184,808	$309,182,951
Class A-SB	$32,880,578	$32,880,570	$32,880,497
Class X-A	$57,742,368	$74,402,346	$91,645,444
Class X-B	$2,084,860	$4,587,385	$7,195,855
Class X-D(2)	$3,845,073	$3,672,964	$3,466,857
Class A-S	$65,904,537	$65,904,308	$65,904,476
Class B	$32,445,861	$32,445,968	$32,445,783
Class C	$36,499,937	$36,499,919	$36,500,105
Class D(2)	$21,456,878	$21,096,636	$20,499,833
Class E-RR(3)	$8,426,108	$9,350,975	$10,357,787
Class F-RR	$10,789,426	$10,789,426	$10,789,426
Class G-RR	$4,110,233	$4,110,233	$4,110,233
Class NR-RR	$17,982,898	$17,982,898	$17,982,898

(1)	The approximate initial Certificate Balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-2 certificates are expected to be within a range of $75,000,000 and $295,000,000, and the respective initial Certificate Balances of the Class A-3 certificates are expected to be within a range of $205,180,000 and $425,180,000. The aggregate initial Certificate Balance of the Class A-2 and Class A-3 certificates is expected to be approximately $500,180,000, subject to a variance of plus or minus 5%. For purposes of providing the range of estimated fair values for the certificates in the table above, the Certificate Balance of the Class A-2 certificates is assumed to be $200,000,000 and the Certificate Balance of the Class A-3 certificates is assumed to be $300,180,000.

(2)	The approximate initial Certificate Balance of the Class D certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The initial Certificate Balance of the Class D certificates is expected to fall within a range of $22,484,000 and $26,185,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all the certificates (other than the Class R certificates). Any variation in the initial Certificate Balance of the Class D certificates would affect the initial Notional Amount of the Class X-D certificates.

(3)	The approximate initial Certificate Balance of the Class E-RR certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The initial Certificate Balance of the Class E-RR certificates is expected to fall within a range of $16,144,000 and $19,845,000 with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all the certificates (other than the Class R certificates).

The estimated range of fair value for all the certificates (other than the Class R certificates) is approximately $824,505,783 to $864,114,617.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will be required to comply with the hedging, transfer and financing restrictions applicable to “third party purchasers” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the HRR Certificates except to an MOA of the Third Party Purchaser until after June 27, 2024. After that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the Certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the Certificates as of the Closing Date; or (iii) two years after the Closing Date (the “Transfer Restriction Period”).

Operating Advisor

The operating advisor for this securitization transaction will be Pentalpha Surveillance LLC, a Delaware limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each of Column, SMC, CIBC, Societe Generale Financial Corporation and LCF will make the representations and warranties identified on Annex D-1 with respect to the Mortgage Loan that it is contributing to this transaction, subject to certain exceptions to such representations and warranties set forth on Annex D-2.

At the time of its decision to include the Mortgage Loans in this transaction, each mortgage loan seller determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 (with respect to the Mortgage Loans contributed by the mortgage loan seller) were not material or were mitigated by one or more compensating factors, including without limitation, reserves, letters of credit, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the borrower sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by the related mortgage loan seller that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by the related mortgage loan seller that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which the related mortgage loan seller based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes to be designated as set forth in the table below:

Designation	Classes
“Offered Certificates”	The Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates
“Senior Certificates”	The Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B and Class X-D certificates
“Subordinate Certificates”	The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates
“Principal Balance Certificates”	The Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates
“Class X Certificates”	The Class X-A, Class X-B and Class X-D certificates
“Residual Certificates”	The Class R certificates
“Regular Certificates”	All of the certificates (other than the Class R certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-C16 will consist of the following classes: the Class A-1 certificates, the Class A-2 certificates, the Class A-3 certificates and the Class A-SB certificates (collectively with the Class A-S certificates, the “Class A Certificates”), the Class X-A certificates, the Class X-B certificates and the Class X-D certificates (collectively, the “Class X Certificates”), the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates, the Class G-RR certificates, the Class NR-RR certificates and the Class R certificates.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
Class A-1	$19,153,000
Class A-2	(1)
Class A-3	(1)
Class A-SB	$31,923,000
Class X-A	$615,241,000
Class X-B	$66,938,000
Class A-S	$63,985,000
Class B	$31,501,000
Class C	$35,437,000

Non-Offered Certificates
Class X-D	$24,413,000	(2)
Class D	$24,413,000	(2)
Class E-RR	$17,916,000	(2)
Class F-RR	$20,672,000
Class G-RR	$7,875,000
Class NR-RR	$34,454,331

(1)	The approximate initial Certificate Balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-2 certificates are expected to be within a range of $75,000,000 and $295,000,000, and the respective initial Certificate Balances of the Class A-3 certificates are expected to be within a range of $205,180,000 and $425,180,000. The aggregate initial Certificate Balance of the Class A-2 and Class A-3 certificates is expected to be approximately $500,180,000, subject to a variance of plus or minus 5%.

(2)	The initial Certificate Balance of each of the Class D and Class E-RR certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described in “Credit Risk Retention”. Any variation in the initial Certificate Balance of the Class D certificates would affect the initial Notional Amount of the Class X-D certificates. The initial Class D Certificate Balance is expected to fall within a range of $22,484,000 and $26,185,000, and the initial Class E-RR Certificate Balance is expected to fall within a range of $16,144,000 and $19,845,000, with the ultimate initial Certificate Balance of each determined such that the aggregate fair value of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will equal at least 5% of the estimated fair value as of the Closing Date of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates. The

Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in July 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class. The Percentage Interest of any Class R Certificate will be set forth on the face thereof.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and any Companion Distribution Account maintained by it in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Remittance Date, exclusive of (without duplication):

●	all Periodic Payments that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date and, in the case of a Non-Serviced Mortgage Loan, other than the monthly remittance thereon) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February or in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amounts to the extent those funds are on deposit in the Collection Account;

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (and any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (and any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (and any periodic payments for any related Companion Loan) relating to such Collection Period (or applicable grace period) on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Periodic Payments” means all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (a) the aggregate portion of the Interest Distribution Amount for each class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (c) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB certificates, in an amount equal to the lesser of the Principal Distribution Amount for such Distribution Date and the amount necessary to reduce the Certificate Balance of the Class A-SB certificates to the scheduled principal balance set forth on Annex E with respect to the Class A-SB certificates (the “Class A-SB Scheduled Principal Balance”) for such Distribution Date;

(ii)	to the holders of the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (i) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(iii)	to the holders of the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) and (ii) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(iv)	to the holders of the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (i) through (iii) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(v)	to the holders of the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses

(i) through (iv) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), first, (i) up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, then (ii) up to an amount equal to all accrued and unpaid interest on that amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date of the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the holders of the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates have been reduced to zero, to the holders of the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the holders of the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the holders of the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the holders of the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the holders of the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the holders of the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the holders of the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the holders of the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount for such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the holders of the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the holders of the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E-RR certificates have been reduced to zero, to the holders of the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the holders of the Class F-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the holders of the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates and the Class F-RR certificates have been reduced to zero, to the holders of the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the holders of the Class G-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-fifth, to the holders of the Class NR-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E-RR certificates, the Class F-RR certificates and the Class G-RR certificates have been reduced to zero, to the holders of the Class NR-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the holders of the Class NR-RR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the holders of the Class R certificates, any remaining amounts.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective outstanding Certificate Balances), among the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date on which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to          %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to          %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to          %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to       %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to          %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to             %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to             %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to              %.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to          %.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to          %.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to          %.

The Pass-Through Rate on the Class NR-RR certificates will be a per annum rate equal to        %.

The Pass-Through Rate on the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (excluding any related Companion Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including each Non-Serviced Mortgage Loan), and any REO Loan is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower, or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month accrual period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loans) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or revised rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the related Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each class of Regular Certificates for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date;

(b)       the Scheduled Principal Distribution Amount for that Distribution Date; and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties during the applicable one-month period ending on the related Determination Date (or, in the case of a Non-Serviced Mortgage Loan, received by the master servicer during such period as would allow inclusion in the Available Funds for such Distribution Date) whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the applicable one-month period ending on the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and/or the related Mortgaged Property has not become an REO Property, and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (for purposes of any P&I Advances, only taking into account the portion allocable to the related predecessor Mortgage Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth on Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth on Annex E. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will generally be reduced by the amount of payments and other collections of principal received on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will equal the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan, as applicable) is otherwise liquidated, then, as of the Distribution Date that relates to the first Determination Date on or prior to which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee payable each month, each REO Property (including any REO Property with respect to the Non-Serviced Mortgage Loan held pursuant to the Non-Serviced PSA) will be treated as if the related Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”) were still outstanding, and all references to Mortgage Loan or Mortgage Loans or Companion Loan or Companion Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Pari Passu Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I

Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest (exclusive of default interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, yield maintenance charges, if any, collected and allocated in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates (excluding the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates) in the following manner: (a) pro rata, between (i) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A and Class A-S certificates, and (ii) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of Class X-B, Class X-D, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the Classes of Principal Balance Certificates in each YM Group on such Distribution Date; and (b) as among the respective Classes of Certificates in each YM Group in the following manner: (1) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of Principal Balance Certificates in such YM Group in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of Principal Balance Certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (2) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of Principal Balance Certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, on a pro rata basis in accordance with their respective reductions in their Notional Amounts on such Distribution Date, to the Class X-B and Class X-D certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such class of Certificates and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on such Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the Mortgage Rate on the related Mortgage Loan or Serviced Whole Loan, as applicable, and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided that if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or Serviced Whole Loan, as applicable, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge and a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

No prepayment premiums or yield maintenance charges will be distributed to the holders of the Class E-RR, Class F-RR, Class G-RR, Class NR-RR or Class R certificates. After the Certificate Balances and Notional Amounts of the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be distributed to the holders of the Class X-D certificates, regardless of whether the Notional Amount of the Class X-D certificates has been reduced to zero.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	June 2024
Class A-2	February 2029 – April 2029(1)
Class A-3	May 2029 – May 2029(2)
Class A-SB	November 2028
Class X-A	June 2029
Class X-B	June 2029
Class A-S	June 2029
Class B	June 2029
Class C	June 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-2 certificates ranging from $75,000,000 to $295,000,000.

(2)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-3 certificates ranging from $205,180,000 to $425,180,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in June 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) that actually accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Serviced Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan(s) in accordance with the related Intercreditor Agreement) in whole or in part prior to the Due Date in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Serviced Mortgage Loans and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan and is required to be remitted to the holder of such Serviced Companion Loan) on each Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan (or any related Serviced Pari Passu Companion Loan) on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loan) subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Serviced Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) if no Control Termination Event is continuing, and other than with respect to an Excluded Loan, at the request or with the consent of the Directing Holder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Non-Serviced Master Servicer.

The aggregate of any Excess Prepayment Interest Shortfall with respect to the Mortgage Loans for any Distribution Date will be allocated on such Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment (or the portion thereof allocated to the Mortgage Loans) for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates by the Subordinate Certificates.

Following the retirement of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the

Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the applicable Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the forms provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for on Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (with respect to the initial Distribution Date); and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the initial Distribution Date);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount Template (if received from the special servicer for the related Distribution Date).

No later than two (2) calendar days following each Distribution Date (provided that if the second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to non-Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

Within 45 days after receipt of a quarterly operating statement, if any, commencing following the receipt of such quarterly operating statement for the quarter ending September 30, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The master servicer (with respect to any Mortgage Loans that are non-Specially Serviced Loans or REO Loans) or the special servicer (with respect to Specially Serviced Loans and REO Loans), as applicable, will deliver or make available copies (in electronic format) to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Loans) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or an REO Loan) of any annual operating statements or rent rolls commencing following the receipt of such annual operating statement for the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer in preparing the CREFC® comparative financial status report. Such master servicer or special servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if the DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” means the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the 17g-5 Information Provider’s website; provided that:

(1)	(i) if a Privileged Person is a Borrower Party and is also the Directing Holder or one of the Controlling Class Certificateholders, then such Directing Holder or Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), will not be entitled to receive any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if a Privileged Person is a Borrower Party but is not the Directing Holder or any Controlling Class Certificateholder, then such party will not be entitled to receive any information other than the Distribution Date Statement;

(2)	If the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, however, that the special servicer may not directly or indirectly provide any information related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; and

(3)	notwithstanding (1) above, any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer (including any Excluded Special Servicer) and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means, with respect to the Directing Holder or (if the Directing Holder is the Directing Certificateholder) the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, such Directing Holder or holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing:

(i)       that such person executing the certificate is a Certificateholder, the Directing Holder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing),

(ii)      that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, as applicable, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator,

(iii)      (other than with respect to a Companion Loan Holder) that such person has received a copy of the final prospectus, and

(iv)      such person agrees to keep any Privileged Information confidential and will not violate any securities laws,

provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that (1) solely for the purposes of giving any consent or taking any action pursuant to the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor, a Borrower Party or any person actually known to a responsible officer of the certificate registrar to be an affiliate of the depositor, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the operating advisor or a Borrower Party will be deemed not to be outstanding and (2) solely for the purposes of exercising any rights of a Certificateholder described under “Pooling and Servicing Agreement―Dispute Resolution Provisions”, any certificate beneficially owned by the related mortgage loan seller will be deemed not to be outstanding, and, in the case of either (1) or (2), the Voting Rights to which they are entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, take any such action or exercise any such rights has been obtained (provided that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any certificates of the Controlling Class owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Loan). Notwithstanding the foregoing, for purposes of obtaining the consent of Certificateholders to an amendment of the PSA, any certificate beneficially owned by the depositor, the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator or any of their affiliates will be deemed to be outstanding; provided that if such amendment relates to the termination, increase in compensation or material reduction of obligations of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator or any of their affiliates, then such certificate so owned will be deemed not to be outstanding. Notwithstanding the foregoing, the restrictions above will not apply (i) to the exercise of the rights of the master servicer, the special servicer or an affiliate of the master servicer or the special servicer, if any, as a member of the Controlling Class (but not with respect to any Excluded Controlling Class Loan with respect to which such party is an Excluded Controlling Class Holder) or (ii) solely for purposes of accessing information, to any affiliate of the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee, the operating advisor or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public. Each NRSRO will be deemed to recertify to the foregoing each time it accesses the certificate administrator’s website.

In addition, under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, BlackRock Financial Management, Inc. and RealINSIGHT, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or the special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

(A) the following “deal documents”:

●	this prospectus;

●	the PSA, each Sub-Servicing Agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

(B) the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system;

(C) the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

●	the CREFC® Appraisal Reduction Amount Template;

(D) the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

●	the annual reports prepared by the operating advisor;

(E) the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	any notice of the termination of a sub-servicer;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator;

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	any notice or document provided to the certificate administrator by the master servicer or the depositor directing the certificate administrator to post the same as a “special notice”;

(F) the “Investor Q&A Forum”;

(G) solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H) the “U.S. Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan. The certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, any Controlling Class Certificateholder that learns it is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, on account of it constituting Excluded Information such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered; provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will allow the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide or provide access to certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, if no Consultation Termination Event is continuing, the Directing Holder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       0% in the case of the Class R certificates,

(2)       2% in the case of the Class X-A, Class X-B and Class X-D certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(3)       in the case of any class of Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, in the case of any class of Non-Reduced Certificates), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, the operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the Principal Balance Certificates) of the Principal Balance Certificates (or, with respect to a vote of Non-Reduced Certificates, the aggregate of the Certificate Balances of all classes of the Non-Reduced Certificates), each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

None of the Class R certificates will be entitled to any Voting Rights.

“Non-Reduced Certificates” means, as of any date of determination, any class of Principal Balance Certificates then-outstanding for which (a) (1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates as of the date of determination and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such class of certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the holders of such class of certificates.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the

Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the

Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—Access to Certificateholders’ Names and Addresses” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

During the Transfer Restriction Period, certificates evidencing the HRR Certificates may only be issued as Definitive Certificates and held by the certificate administrator as custodian on behalf of the related investor pursuant to the PSA. Any request for release of a certificate evidencing an HRR Certificate must be consented to by the depositor and the retaining sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request, afford such Certificateholder (at such

Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register.

Requests to Communicate

The PSA will require that the certificate administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – CSAIL 2019-C16

with a copy to: trustadministrationgroup@wellsfargo.com. Any Communication Request must contain the name of the Requesting Investor, the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, 2019-C16 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in certifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the original (which may be in the form of an electronically issued title policy) or a copy of the policy or certificate of lender’s title insurance of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)     the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan; and

(xvii)   the original or a copy of any related mezzanine intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence File to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    all related environmental reports; and

(xiv)    all related environmental insurance policies;

(b)        a copy of any engineering reports or property condition reports;

(c)        other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)        for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)        a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)         a copy of (i) all mortgagor’s certificates of hazard insurance and/or (ii) hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), in each case, if any, delivered in connection with the closing of the related Mortgage Loan;

(g)        a copy of the appraisal for the related Mortgaged Property(ies);

(h)        for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)         a copy of the applicable mortgage loan seller’s asset summary;

(j)         a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)        a copy of all zoning reports;

(l)         a copy of financial statements of the related mortgagor;

(m)       a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)        a copy of all UCC searches;

(o)        a copy of all litigation searches;

(p)        a copy of all bankruptcy searches;

(q)        a copy of the origination settlement statement;

(r)         unless already included in the origination settlement statement, a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(s)        a copy of any insurance consultant report;

(t)         a copy of the organizational documents of the related mortgagor and any guarantor;

(u)        a copy of any closure letter (environmental); and

(v)         a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included or obtained in connection with the origination of such Mortgage Loan, (other than any document that customarily would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the related mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties with respect to the Mortgage Loans are set forth on Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth on Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)        such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)        in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the related mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or the affected REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, if no Consultation Termination Event is continuing, the applicable Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the related mortgage loan seller of its obligation to cure, repurchase or substitute for the related Mortgage Loan, unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA (other than the asset representations reviewer) to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP are payment guarantors in respect of Ladder Capital Finance LLC’s repurchase and substitution obligations described above.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (if no Control Termination Event is continuing and other than in respect of an Excluded Loan, with the consent of the Directing Holder) are able to agree, each in its sole discretion, upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related mortgage loan seller repurchases the related Non-Serviced Companion Loan securitized under the related Non-Serviced PSA from the related other issuing entity, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Non-Serviced Companion Loans contained in a securitization.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable), if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, the asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation (or, in the case of Ladder Capital Finance LLC, enforcement of the payment guarantee obligations of Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP pursuant to the Mortgage Loan Purchase Agreement to which Ladder Capital Finance LLC is a party), including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” but will include trust expenses related to such activities, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by a mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)        have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)        have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)        have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)        accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)        have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)         have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)        comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)        have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)         have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)         constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)        not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)         have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)       not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)        have been approved (if no Control Termination Event is continuing and the affected Mortgage Loan is not an Excluded Loan), by the Directing Certificateholder;

(o)        prohibit defeasance within two years of the Closing Date;

(p)        not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)        have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)         be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the related mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, if no Consultation Termination Event is continuing, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that with respect to the obligations of Ladder Capital Finance LLC, pursuant to the related MLPA, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will agree to guarantee payment in connection with the performance of such obligations; provided, further, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, in the case of Ladder Capital Finance LLC, any of the mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the related mortgage loan seller (or, in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP) will have the option to either repurchase the related Mortgage Loan or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The related mortgage loan seller (or, in the case of Ladder Capital Finance LLC, that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and/or Series TRS of Ladder Capital Finance Holdings LLLP) will remit the amount of these costs and expenses and upon its making such remittance, the related mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The related mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and (subject to the discussion above regarding Ladder Capital Finance LLC) none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the related mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator in its capacity as custodian, with a copy to the master servicer, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (if no Consultation Termination Event is continuing and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)        the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or the special servicer, as the case may be, or any of their respective affiliates;

(C)        the obligation, if any, of the master servicer to make advances;

(D)        the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)        the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)        any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)        any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase, substitute or make a Loss of Value Payment for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower(s) on similar non-defaulted debt of such borrower(s) as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any Sub-Servicing Agreement which provides for the performance by third parties of any or all of its obligations under the PSA without (if no Control Termination Event is continuing and other than with respect to an Excluded Loan) the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or the special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or the special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)        all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Remittance Date; and

(2)        in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined to exist with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such a Mortgage Loan or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in accordance with the Servicing Standard (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

The master servicer will be obligated to make Servicing Advances with respect to Serviced Whole Loans; provided that no Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for a Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan other than an Excluded Loan) make a determination, in accordance with the Servicing Standard, that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled (a) to consider (among other things) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) to estimate and consider (among other things) future expenses, (c) to estimate and consider (among other things) the timing of recoveries, and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such reimbursement, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer, which determination will be binding on the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to such Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account allocable to principal are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, other than in the case of an Excluded Loan, any such deferral exceeding 6 months will require, if no Control Termination Event is continuing, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account, in no event later than the 2nd business day following receipt in available and properly identified funds, all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including the “Lower-Tier REMIC Distribution Account” and the “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Remittance Date occurring each February and on any Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Companion Distribution Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other Permitted Investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from their investment of such funds, as provided in the PSA.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account), exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account, for any of the following purposes, in each case only to the extent permitted under the PSA, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Remittance Date (A) to the certificate administrator on the related Distribution Date for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans or (B) to the certificate administrator for deposit into the Interest Reserve Account any Withheld Amounts collected on the Actual/360 Loans for their due dates in January (except during a leap year) and February of any calendar year;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation and to pay Midland the excess servicing strip;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan that is part of a Serviced Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting

Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans, the related Serviced Companion Loans and each successor REO Loan related to a Serviced Mortgage Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of each such Mortgage Loan, Serviced Companion Loan and REO Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and the related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan and each REO Loan related to a Serviced Mortgage Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of each such Specially Serviced Loan and REO Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to (a) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are a Specially Serviced Loan for which the special servicer obtains (i) a full, partial or discounted payoff or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, and (b) in certain circumstances, each Mortgage Loan repurchased by a Mortgage Loan seller (or as to which a Loss of Value Payments is made), an amount	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments, and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
calculated by application of a Liquidation Fee rate to the related payment or proceeds (exclusive of default interest).
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption fees, waiver, consent and earnout fees, late payment charges, default interest and other processing fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan).	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan). The Trustee Fee is payable by the certificate administrator as a portion of the Trustee/Certificate Administrator Fee.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and REO Loan (excluding any related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower with respect to	Payable by the related borrower when incurred (during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	such Mortgage Loan).	such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account).
Asset Representations Reviewer Fee/Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan and any REO Loan (excluding any related Companion Loan).	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee/Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	For each Delinquent Loan, an amount equal to (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to such Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.	Payable by the related mortgage loan seller upon completion of any Asset Review and within 45 days of receipt of a written request from the asset representations reviewer; provided, however, that if the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount upon completion of any Asset Review and within 90 days of receiving an invoice from the asset representations reviewer, such fee will be paid by the trust; provided, further, that notwithstanding any payment of such fee by the trust, such fee will remain an obligation of the related mortgage loan seller and the special servicer will reasonably pursue remedies against such mortgage loan seller.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and the related Serviced Companion Loans), and then, with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and the related Serviced Companion Loans), and then, after or at the	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
same time that advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time that advance is reimbursed, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Operating Advisor, Asset Representations Reviewer or Special Servicer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans).	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to the Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expense incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan,

Specially Serviced Loan in this table will be deemed to also be references to or to also include any related REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer (if any) under the Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to the Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to a Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan, and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Whole Loan or REO Loan, equal to a per annum rate ranging from 0.00250% to 0.05125%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	a specified percentage (which may be either 0%, 50% or 100% for performing Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans, and 0% for Specially Serviced Loans) of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement; provided that with respect to such transactions, the consent of and/or processing by the special servicer is not required for the related transaction and, in the event that the special servicer’s consent and/or processing is required, then the master servicer will be entitled to 50% of such fees;

●	100% of all assumption application fees and other similar items received on any Mortgage Loans solely to the extent the master servicer is processing the underlying transaction (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) and any fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan and any related Serviced Companion Loan (provided, however, that 50% of the portion of any Excess Modification Fee or waiver fee payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction for which the consent, processing or approval of the special servicer is required under item (e) of the Special Servicer Decisions listed in this prospectus (and specifically excluding any defeasance fees), must be paid by the master servicer to the special servicer);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that with respect to such transactions, the consent, processing or approval of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and other similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the special servicer’s processing, consent or approval is required and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid;

●	100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Pari Passu Companion Loan);

●	any Prepayment Interest Excesses arising from any principal prepayments on the Mortgage Loans; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced

Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12-months of the collection of the current Excess Modification Fees) will be subject to a cap of the greater of (a) 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan and (b) $25,000.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on a 30/360 Basis for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to any split fee, the master servicer and the special servicer shall each have the right in its sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, however, that (x) neither the master servicer nor the special servicer shall have the right to reduce or elect not to charge the portion of such fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion of such fee, the party that reduced or elected not to charge such portion of such fee shall not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee, the special servicer shall still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer shall not be entitled to any of such fee charged by the special servicer.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a per annum rate equal to the greater of 0.25% and the per annum rate that would result in a special servicing fee of $5,000 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Serviced Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of the lesser of (a) 1.0% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (b) the rate that would result in a workout fee of $1,000,000 (or if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest) on any Mortgage Loan (or Whole Loan, if applicable) from the date such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in an aggregate Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest) on such Mortgage Loan (or Serviced Whole Loan, if applicable) from the date that such Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then related maturity date).

The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including each related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan, Serviced Companion Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three consecutive timely Periodic

Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property or (ii) any Loss of Value Payment or Purchase Price paid by a mortgage loan seller with respect to any Mortgage Loan. The Liquidation Fee for each Mortgage Loan (and each related Serviced Companion Loan), Specially Serviced Loan (and each related Serviced Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 1.0% with respect to each Serviced Mortgage Loan, each Specially Serviced Loan and each REO Property; provided that if the rate in clause (b) above would result in a liquidation fee that would be less than $25,000 in circumstances where a liquidation fee is to be paid, then such rate as would yield a fee of $25,000; provided, further, that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the Serviced Companion Loan or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)       the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)      the purchase of all of the Mortgage Loans and REO Properties, in connection with an optional termination of the issuing entity,

(iv)      with respect to a Serviced Companion Loan, (A) a repurchase of such Serviced Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Companion Loan within the time period (or extension of such time period) provided for such repurchase in such pooling and servicing agreement if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Holder or its affiliate; provided, however, that if no Control Termination Event is continuing, and if such affiliated Directing Holder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Holder for approval the initial asset status report with respect to such Specially Serviced

Loan, then the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Holder or its affiliates), or

(vi)      if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full; provided that, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)       a specified percentage (which may be either 0%, 50% or 100% for performing Mortgage Loans (other than Non-Serviced Mortgage Loans) and 100% for Specially Serviced Loans) of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and other similar items received with respect to Mortgage Loans for which the special servicer is processing the underlying assumption related transaction,

(iii)      50% of the portion of any Excess Modification Fees or waiver fees payable solely in connection with any modification, waiver, amendment or consent executed in connection with a defeasance transaction for which the consent, processing or approval of the special servicer is required,

(iv)      100% of all Excess Modification Fees and assumption, waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(v)       50% or 100% of all Excess Modification Fees and assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and for which the special servicer’s processing, consent or approval is required.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (and the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account or the loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for such Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date; provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loans (including any related REO Property (other than any interest in REO Property acquired with respect to any Non-Serviced Mortgage Loan)), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00890% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans. The Certificate Administrator/Trustee Fee includes the trustee fee.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to the product of (a) a rate equal to a per annum rate of 0.00199% multiplied by (b) the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any related Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the master servicer or special servicer, as applicable, collects from the related borrower) with respect to any Serviced Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will also be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any related Companion Loan), equal to the product of a rate equal to 0.00035% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

In connection with each Asset Review with respect to each Delinquent Loan (in such case, a “Subject Loan”), the asset representations reviewer will be required to be paid a fee equal to (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a

Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

Each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, except that the Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid, in the first instance, by the related mortgage loan seller upon completion of any Asset Review and within forty-five (45) days of receipt by the related mortgage loan seller of a written invoice from the asset representations reviewer. If the related mortgage loan seller is (x) insolvent or (y) fails to pay such amount within ninety (90) days of receiving an invoice from the asset representations reviewer, such fee will be paid by the issuing entity following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount. However notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to reasonably pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity, and the costs of so doing will be a trust fund expense. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan will be required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by a mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (if no Consultation Termination Event is continuing, in consultation with the Directing Holder (except in the case of an Excluded Loan) and, during an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least ten (10) business days following the date the special servicer receives an appraisal or conducts a valuation described below, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.   the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Companion Loan based upon their respective outstanding principal balances.

For a summary of the provisions in each Non-Serviced PSA relating to appraisal reduction amounts, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to obtain an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s receipt of such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than ten (10) business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within four (4) business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable, and, promptly following receipt of any such appraisal or performance of such valuation (or receipt of any supplemental appraisal, as discussed below), will deliver a copy thereof to the master servicer, the certificate administrator, the trustee, the operating advisor and (prior to the occurrence of any Consultation Termination Event and other than in the case of any Excluded Loan) the Directing Holder; provided, however, that no new or updated appraisal will be required if the Mortgage Loan, Serviced Whole Loan or REO Property is under contract to be sold within 90 days of such Appraisal Reduction Event or anniversary thereof and the special servicer reasonably believes such sale is likely to close. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, if a Consultation Termination Event is continuing and other than with respect to an Excluded Loan, to the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). If no Consultation Termination Event is continuing (and other than with respect to an Excluded Loan), the special servicer will consult with the Directing Holder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reduction amounts that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under such Non-Serviced PSA in respect of such Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, such Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to such Non-Serviced Whole Loan will generally be allocated to such Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B and Class X-D certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination and for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect with respect to such Mortgage Loan, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect with respect to such AB Modified Loan. The certificate administrator and the master servicer will be entitled to conclusively rely on the special servicer’s calculation or determination of any individual Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the master servicer, the special servicer and the certificate administrator will be entitled to conclusively rely on the calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan performed by the applicable servicer responsible therefore pursuant to the related Non-Serviced PSA. For the avoidance of doubt, nothing herein shall require the special servicer to provide the sum total of the Cumulative Appraisal Reduction Amounts for all of the Mortgage Loans.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an AB note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount. In the case of a Serviced Whole Loan, any Collateral Deficiency Amount will be allocated among the related Mortgage Loan, Serviced Pari Passu Companion Loan and Subordinate Companion Loan in the same manner Appraisal Reduction Amounts are allocated.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR Certificates, third, Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related Mortgage Loan that is an AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts (as applicable) to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable best efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted and, if so warranted, the special servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right to challenge the special servicer’s Appraisal Reduction Amount and, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with respect to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 30 days from receipt of the Requesting Holders’ written request.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, with respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and any related Serviced Companion Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged

Property securing a Non-Serviced Whole Loan), in accordance with the Servicing Standard (with respect to any Mortgage Loan other than an applicable Excluded Loan and, if no Control Termination Event is continuing, with the consent of the Directing Holder); provided, further, that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to a REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer (if no Control Termination Event is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan, then with the consent of the Directing Holder). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard to (1) cause each borrower to maintain (to the extent required by the related Mortgage Loan documents), and if the borrower does not so maintain, will be required to (2) itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer will be entitled to conclusively rely upon the certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable

Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property, insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Holder or the holder of any Companion Loan as described under “—The Directing Holder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

Subject to the Servicing Standard, during the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) (except to the extent that the failure to maintain such insurance coverage is an Acceptable Insurance Default), fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (other than with respect to any Mortgage Loan that is an Excluded Loan)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties.

Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and, if determined to be a Nonrecoverable Advance, will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this section, the special servicer (or, with respect to certain non-material modifications, waivers and amendments that are not Special Servicer Decisions or Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or to be subject to tax under the REMIC provisions. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions or Special Servicer Decisions (unless, with respect to a non-Specially Serviced Loan, the master servicer and the special servicer mutually agree that the master servicer will process and obtain the prior consent of the special servicer, which consent will be deemed received by the master servicer if the special servicer does not respond within fifteen (15) business days of delivery to the special servicer of the master servicer’s written recommendation and analysis, and all information reasonably requested by the special servicer in order to grant or withhold such consent, plus the time period provided to any Serviced Companion Loan Holder under any related intercreditor agreement to consent to such Major Decision). The master servicer may enter into any non-material modifications, amendments, consents and waivers described in the PSA and as permitted under the Mortgage Loan documents without the consent of the special servicer or any other person to the extent they do not constitute Major Decisions or Special Servicer Decisions.

With respect to each non-Specially Serviced Loan, except as otherwise described in the proviso following the Special Servicer Decisions listed below, the master servicer will not be permitted to consent to approve or process a request by a borrower with respect to any of the following types of requests, to the extent each is not a Major Decision, (each a “Special Servicer Decision”) and the special servicer will process and/or make the determination as to whether to consent to each such Special Servicer Decision:

(a)        approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(b)        approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(c)        agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(d)        in circumstances where no lender discretion is required other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(e)        in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (iii) requests that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; and

(f)         approving any transfers of an interest in the borrower under a Serviced Mortgage Loan, unless such transfer (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower; and

provided, however, that notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters (as well as any Major Decision) with respect to any non-Specially Serviced Loan; provided, further, that the master servicer will, without the need for any such mutual agreement between the master servicer and the special servicer, process any Special Servicer Decision described in subclauses (i) and (ii) of clause (c) of this definition of “Special Servicer Decision” with respect to any non-Specially Serviced Loan, in each case subject to the consent (or deemed consent) of the special servicer as obtained pursuant to the PSA.

The special servicer will be entitled to 100% of any Excess Modification Fees, consent fees, ancillary fees (other than fees for insufficient or returned checks), review fees, assumption fees, transfer fees, earnout fees and similar fees (other than defeasance fees) related to any Special Servicer Decision processed by the special servicer; provided that, if the master servicer and the special servicer mutually agree that the master servicer will process a Special Servicer Decision with respect to any non-Specially Serviced Loan, the master servicer and the special servicer will each be entitled to 50% of any such fee paid in connection with such Special Servicer Decision. Notwithstanding the foregoing, with respect to any Special Servicer Decision described in clause (c)(i) and (c)(ii) and clause (f) of the definition of “Special Servicer Decision”, the master servicer and the special servicer will each be entitled to 50% of any Excess Modification Fee, consent fees, ancillary fees (other than fees for insufficient or returned checks), assumptions fees, transfer fees, earnout fees and similar fees (other than assumption application fees, defeasance fees and review fees) paid in connection with such Special Servicer Decision with respect to any non-Specially Serviced Loan regardless of who processes such Special Servicer Decision.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, with respect to any Mortgage Loan (other than any Excluded Loan), the approval of the Directing Holder (if no Control Termination Event is continuing) or upon consultation with the Directing Holder (during a Control Termination Event, if no Consultation Termination Event is continuing) and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions of the Code, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Major Decision or any Special Servicer Decision will be required to refer the request to the special servicer. Generally, the special servicer will process the request directly. However, the master servicer and special servicer may mutually agree that the master servicer will process such request, in which case the master servicer will prepare and submit its written analysis and recommendation to the special servicer with all information in the master servicer’s possession that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus) to approve or disapprove any modification, waiver or amendment that constitutes such a Major Decision or a Special Servicer Decision.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)        extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the related Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to Major Decisions regarding any Mortgage Loan other than an Excluded Loan, if no Control Termination Event is continuing, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)        provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer is the party giving notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan and if no Consultation Termination Event is continuing) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer is the party giving notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer, the Directing Holder (other than with respect to any Mortgage Loan that is an Excluded Loan, and if no Consultation Termination Event is continuing)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Holder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will (a) with respect to Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard, or (b) with respect to non-Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard (or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to determine, in a manner consistent with the Servicing Standard and subject to the consent of the special servicer), whether (a) to exercise any right it may have with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that with respect to such waiver of rights while no Control Termination Event is continuing and other than with respect to an applicable Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Holder (or during a Control Termination Event, but while no Consultation Termination Event is continuing and other than with respect to an applicable Excluded Loan, upon consultation with the Directing Holder). However, the special servicer or the master servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-sale” clause, unless:

●	the special servicer or the master servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 5.0% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is equal to or less than $35 million and (c) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will (a) with respect to Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard, or (b) with respect to non-Specially Serviced Loans, determine, in a manner consistent with the Servicing Standard (or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to determine, in a manner consistent with the Servicing Standard and subject to the consent of the special servicer), whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that with respect to such waiver of rights while no Control Termination Event is continuing and other than with respect to an applicable Excluded Loan, the special servicer has obtained the consent of the Directing Holder (or during a Control Termination Event, but while no Consultation Termination Event is continuing and other than with respect to an applicable Excluded Loan, has consulted with the Directing Holder). However, the special servicer or the master servicer, as applicable, may not waive the rights of the lender or grant its consent under any “due-on-encumbrance” clause, unless:

●	the special servicer or the master servicer, as applicable, has received a Rating Agency Confirmation, or

●	such Mortgage Loan (including a Mortgage Loan related to a Serviced Whole Loan) (a) represents less than 2% of the principal balance of all the Mortgage Loans in the issuing entity, (b) has a principal balance that is $20 million or less, (c) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (d) has as debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan (or related Serviced Whole Loan, if applicable) and the principal amount of the proposed additional lien) and (e) is not one of the ten largest Mortgage Loans in the pool based on principal balance (although no such Rating Agency Confirmation will be required if such Mortgage Loan has a principal balance less than $10,000,000).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2020 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related

Intercreditor Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which the preparer of such report has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any visible waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the operating statements of the related Mortgaged Property commencing with the calendar quarter ending on September 30, 2019 and the calendar year ending on December 31, 2019 and to review such operating statements in connection with the preparation of the CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extend described under “Reports to Certificateholders; Certain Information Available—Certificate Administrator Reports”. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(1)	the related borrower has failed to make when due any Periodic Payment, which failure continues, unremedied (without regard to any grace period):

●	except in the case of a balloon Mortgage Loan or Serviced Whole Loan delinquent in respect of its balloon payment, for 60 days beyond the date on which the subject payment was due; or

●

solely in the case of a delinquent balloon payment, (A) after the date on which such balloon payment was due (except as described in clause (B) below) or (B) in the case of a Mortgage Loan or Serviced Whole Loan delinquent with respect to the balloon payment as to which the related borrower delivered to the master servicer or the special servicer (and in either such case the master servicer or the special servicer, as applicable, will be required to promptly deliver a copy thereof to the other servicer), on or before the date on which that balloon payment was due, a refinancing commitment or otherwise binding application or other similar binding document for refinancing from an acceptable lender or a signed purchase and sale agreement, in each case, reasonably acceptable to the special servicer (in the case of the special servicer, (A) with the consent of the Directing Holder (other than with respect to an Excluded Loan) unless a Control Termination Event is continuing or (B) during a

Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan), unless a Consultation Termination Event is continuing), 120 days beyond the date on which the balloon payment was due (or such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur); provided that such Mortgage Loan (and any related Companion Loan) will become a Specially Serviced Loan immediately upon such failure of the related borrower to diligently pursue such refinancing;

(2)	there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that (i) in the judgment of the master servicer or the special servicer (in each case, (A) with the consent of the Directing Holder (other than with respect to an Excluded Loan) unless a Control Termination Event is continuing or (B) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan), unless a Consultation Termination Event is continuing) materially impairs the value of the related Mortgaged Property as security for the applicable Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or the related Serviced Companion Loan Holder in such Serviced Whole Loan), and (ii) continues unremedied for the applicable grace period under the terms of the Mortgage Loan or Serviced Whole Loan (or, if no grace period is specified and the default is capable of being cured, for 30 days); provided that any default that results in acceleration of the related Mortgage Loan or Serviced Whole Loan without the application of any grace period under the related mortgage loan documents will be deemed not to have a grace period; and provided, further, that any default requiring a property advance will be deemed to materially and adversely affect the interests of the Certificateholders in the Mortgage Loan (or, in the case of any Serviced Whole Loan, the interests of the Certificateholders or the Serviced Companion Loan Holder in the Serviced Whole Loan);

(3)	the master servicer or the special servicer has determined (and, in each case (i) with the consent of the Directing Holder (other than with respect to an Excluded Loan), unless a Control Termination Event is continuing or (ii) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan) unless a Consultation Termination Event is continuing), that (i) a default (other than an Acceptable Insurance Default) under the Mortgage Loan or Serviced Whole Loan is reasonably foreseeable, (ii) such default will materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially adversely affects the interests of Certificateholders in the Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders or any related Companion Loan Holder in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable grace period under the terms of such Mortgage Loan or Serviced Whole Loan or, if no grace period is specified and the default is capable of being cured, for 30 days; provided that any default that results in acceleration of the related Mortgage Loan or Serviced Whole Loan without the application of any grace period under the related mortgage loan documents will be deemed not to have a grace period;

(4)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in any involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force and not dismissed for a period of 60 days (or a shorter period if the master servicer or the special servicer (and, in the case of the special servicer (i) with the consent of the Directing Holder (other than with respect to an Excluded Loan), if no Control Termination Event is continuing, or (ii) during a Control Termination Event, following consultation with the Directing Holder (other than with respect to an Excluded Loan), if no Consultation Termination Event is continuing) determines in accordance with the Servicing Standard that the circumstances warrant that the related Mortgage Loan or Serviced Whole Loan (or REO Loan or REO Serviced Companion Loan) be transferred to special servicing);

(5)	the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(6)	the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(7)	the master servicer or the special servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least three consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan upon the earlier of (i) 60 days after the servicing of such Mortgage Loan is transferred to the special servicer and (ii) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan (the “Initial Delivery Date”) and will be required to prepare one or more additional Asset Status Reports with respect to any such Specially Serviced Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in strategy reflected in the initial Asset Status Report (or subsequent Final Asset Status Report) are necessary to reflect the then-current recommendation as to how the Specially Serviced Loan might be return to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but only with respect to any Mortgage Loan other than an Excluded Loan and only while no Consultation Termination Event is continuing);

●	with respect to any related Serviced Companion Loan, to the extent such Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Companion Loan has been sold or, to the extent such Serviced Companion Loan has not been included in a securitization transaction, to the holder of such Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

●	A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

●	An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such

Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within the 10 business day period (or, in the case of an Asset Status Report prepared prior to making a determination of an Acceptable Insurance Default, 10 days) and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The procedures described in this paragraph are collectively referred to as the “Directing Holder Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the Final Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan required to be delivered by the special servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report is required to be labeled or otherwise identified or communicated as being final by the applicable special servicer.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Holder Approval Process. The Operating Advisor’s review of any such Final Asset Status Report shall only provide background information to support the Operating Advisor’s duties concerning the special servicer’s compliance with the Servicing Standard, and the operating advisor shall not provide comments to the special servicer in respect of such Final Asset Status Report. See “—The Directing Certificateholder—Major Decisions” for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

During an Operating Advisor Consultation Event, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such asset status report or (ii) such related additional information reasonably requested by the operating advisor that is in the possession of the special servicer, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling

Class Certificates), as a collective whole. The special servicer will be obligated to consider such non-binding alternative courses of action, if any, and any other feedback provided by the operating advisor (and for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any asset status report that is provided during an Operating Advisor Consultation Event. The special servicer may revise the asset status report as it deems necessary to take into account any input and/or comments from the operating advisor (and if no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders, as a collective whole. Promptly upon determining whether or not to revise any asset status report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to deliver to the operating advisor and the Directing Holder the revised asset status report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of Operating Advisor During an Operating Advisor Consultation Event”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the special servicer will be required to send the Directing Holder (other than with respect to an applicable Excluded Loan) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor, the Asset Status Report and the operating advisor and the Directing Holder will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor on a non-binding basis with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder.

The special servicer will implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged

Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, any Serviced Companion Loan Holder(s)), as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s), constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC will retain, at the expense of the issuing entity, an independent contractor to manage and operate the Mortgaged Property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and to the extent commercially feasible, maximize the issuing entity’s net after-tax proceeds from such property. Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income with respect to a Mortgaged Property would qualify if a separate charge is not stated for such non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which is currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and, with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder(s), for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. Within one business day following the end of each Collection Period, the special servicer is required to deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and the Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder(s) constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as to realize a fair price. In the case of a Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that the related Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan(s) by the special servicer for such Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing (or in consultation with the Directing Holder if a Control Termination Event, but not a Consultation Termination Event is continuing) and such Non-Serviced Mortgage Loan is not an Excluded Loan) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder at least 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan or REO Property if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan or REO Property, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 3 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received; provided, however, that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 6-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price and the offer is less than the Par Purchase Price, the trustee may (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing

Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines, in consultation with the Directing Holder (if no Consultation Termination Event is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Holder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Serviced AB Whole Loan”.

In addition, with respect to the Non-Serviced Mortgage Loans, if such Non-Serviced Mortgage Loan has become a Defaulted Loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) (and, in the case of the 3 Columbus Circle Whole Loan, the 787 Eleventh Avenue Whole Loan and the Great Wolf Lodge Southern California Whole Loan, the related Subordinate Companion Loans) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right if no Control Termination Event is continuing, and, during a Control Termination Event, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, while no Control Termination Event is continuing, the Directing Holder will be entitled to advise, in each case other than with respect to an Excluded Loan, (1) the special servicer, with respect to all Specially Serviced Loans, (2) the special servicer, with respect to Major Decisions relating to non-Specially Serviced Loans and (3) the special servicer with respect to all Mortgage Loans for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an applicable Excluded Loan, during a Control Termination Event, the Directing Holder will have certain consultation rights only, and during a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

In addition, within a reasonable time upon request from the Directing Holder or the operating advisor, as applicable, and no more often than on a monthly basis, each of the master servicer and the special servicer shall, without charge, make a knowledgeable officer available via telephone to verbally answer questions from (a) the Directing Holder ((i) if no Consultation Termination Event is continuing and (ii) other than with respect to any Excluded Loan) and (b) the operating advisor (with respect to the special servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the master servicer or the special servicer, as applicable, is responsible.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the certificate registrar from time to time); provided, however, that

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated,

the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder;

The initial Directing Certificateholder is expected to be LD II Sub IV, LLC (or an affiliate thereof).

“Directing Holder” means, with respect to each Serviced Mortgage Loan or Serviced Whole Loan, the directing certificateholder.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA. For the avoidance of doubt, whenever the term “Controlling Class Certificateholder” is used without further clarification, the parties hereto intend for such references to mean the applicable Controlling Class Certificateholder under the circumstances.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class, or if no Class of Control Eligible Certificates meets the preceding requirement, the most senior Class of Control Eligible Certificates. The Controlling Class as of the Closing Date shall be the Class NR-RR Certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Classes, have been reduced to zero, the Controlling Class shall be the most subordinate Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class or provide the name, contact information and address of the then-current Directing Holder, and the certificate registrar must thereafter provide such information to the requesting party and such party may rely on such information. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, if no Consultation Termination Event is continuing, the Directing Holder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or the special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Class E-RR certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event, Consultation Termination Event and Operating Advisor Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer, who will have 15 business days (or 60 days with respect to the determination of an Acceptable Insurance Default) (from the date that the special servicer receives the information from the master servicer) to analyze and make a recommendation regarding any of the following actions (subject, however, to the right of the special servicer to process directly any of the following actions as set forth in the PSA) (provided that, in the event that the special servicer and the master servicer have mutually agreed that the master servicer will determine and process the request with respect to the subject following action, if the special servicer does not consent, or notify the master servicer that it will not consent, to any of the following actions within the required 15 business days or 60 days, as applicable, the special servicer will be deemed to have consented to the subject following action) and (b) if no Control Termination Event is continuing, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Holder has objected in writing within ten business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the written recommendation and analysis from the special servicer (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 20-day) period the Directing Holder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Holder will not apply to any applicable Excluded Loan; and (c) prior to taking any of the following actions with respect to a Specially Serviced Loan, an REO Loan or an REO Property.

Each of the following will be a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted pay-offs but excluding late fees and default interest, but excluding provisions governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)     any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) for less than the applicable Purchase Price;

(iv)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property or any approval of a borrower’s determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property, to the extent the lender is required to consent to, or approve, any such determination by the borrower under the related Mortgage Loan documents;

(v)      any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan if lender consent is required, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement and for which there is no lender discretion or related to an immaterial easement, right of way or similar agreement;

(vii)     (A) any property management company changes or franchise changes and (B) any amendments, modifications, waivers, or other similar actions with respect to any property management agreement or franchise agreement, as applicable (in each case of clause (A) and (B), to the extent the lender is permitted to consent or approve under the Mortgage Loan documents);

(viii)    approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out” or “holdback” escrows or reserves, including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans secured by the Mortgaged Properties specifically identified in the PSA, other than routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Major Decision);

(ix)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(x)      any determination of an Acceptable Insurance Default;

(xi)     following a default or an event of default with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, any exercise of remedies, including any acceleration of such Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(xii)    any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xiii)    approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a lease of an outparcel or affects an area greater than or equal to the lesser of (1) 30,000 square feet or (2) 30% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes;

(xiv)    the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xv)     any modification, waiver or amendment of a Intercreditor Agreement or similar agreement with any mezzanine lender, Companion Loan Holder or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights (or decision not to enforce rights) with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(xvi)    any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents;

(xvii)   approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan);

(xviii)   any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(xix)   determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xx)    other than in the case of a non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xxi)   approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements.

If no Operating Advisor Consultation Event is continuing, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan, no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) if no Operating Advisor Consultation Event is continuing. During an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the special servicer’s written request for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest with respect to such Major Decision and/or Asset Status Report.

“Major Decision Reporting Package” means, with respect to any Major Decision for which it is processing, a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer and (ii) the proposed course of action recommended. Each such report may be in the form of an Asset Status Report.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process (and obtain the prior consent of the special servicer) with respect to any Major Decisions with respect to any non-Specially Serviced Loan.

Asset Status Report

If no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan). During a Consultation Termination Event, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and while no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan) or Serviced Whole Loan, during a Control Termination Event, if no Consultation Termination Event is continuing, the special servicer will not be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the special servicer if no Control Termination Event continuing) and to consider alternative actions recommended by the Directing Holder, in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Holder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the special servicer from consulting with the Directing Holder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Holder (if no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. During a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, during an Operating Advisor Consultation Event, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request (which initial request shall include the Major Decision Reporting Package) for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan (regardless of whether an Operating Advisor Consultation Event is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

During a Consultation Termination Event, no class of certificates will act as the Controlling Class and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to Asset Status Reports or material special servicing actions.

A “Control Termination Event” will occur when (i) no Class of Control Eligible Certificates exists that has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of such Class; (ii) such Mortgage Loan or Whole Loan is an Excluded Loan; or (iii) a Holder of the Class E-RR certificates becoming the majority Controlling Class Certificateholder and having irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor Controlling Class Certificateholder; provided that, a Control Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan, a Control Termination Event shall be deemed to exist with respect to such Excluded Loan at all times.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event shall be deemed to be continuing if the Certificate Balances of the Certificates other than the Control Eligible Certificates have been reduced to zero; provided, further that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder.

With respect to any Excluded Loan, a Consultation Termination Event shall be deemed to exist with respect to such Excluded Loan at all times.

An “Operating Advisor Consultation Event” will occur when either (i) the HRR Certificates have an aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class) equal to or less than 25% of the initial aggregate Certificate Balance of the HRR Certificates, or (ii) a Control Termination Event is continuing (or a Control Termination Event would be continuing if not for the last proviso in the definition thereof).

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E-RR certificates and the Class E-RR certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, trustee, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with Asset Status Reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to Asset Status Reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E-RR certificates, the successor Class E-RR Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E-RR certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E-RR certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E-RR certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E-RR certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer determines that immediate action with respect to any Major Decision (or (i) any other matter requiring consent of the Directing Holder or (ii) any matter requiring consultation with the Directing Holder or the operating advisor) is necessary to protect the interests of the Certificateholders and the holders of any related Serviced Companion Loans as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), such servicer may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that such servicer provides the Directing Holder and the operating advisor, if applicable, with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer will be permitted to (i) take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) follow any advice or consultation provided by the Directing Holder or the holder of a Serviced Companion Loan (or its representative) that would (1) cause it to violate any law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA (including the Servicing Standard) or the REMIC provisions of the Code, (2) expose the issuing entity or any party to the PSA to liability, (3) materially expand the scope of its responsibilities under the PSA or (4) constitute an action or inaction that, in its reasonable judgment, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to a Non-Serviced Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Holder. The issuing entity, as the holder of each Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to each Non-Serviced Whole Loan and, other than in respect of an Excluded Loan while no Consultation Termination Event is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an applicable Excluded Loan, while no Control Termination Event is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loan that has become a Defaulted Loan under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan, the holder of the related Serviced Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition to the foregoing, with respect to each Serviced Whole Loan, (a)(i) with respect to any non-Specially Serviced Loan the special servicer (with respect to any Major Decision or Special Servicer Decision, unless the master servicer and the special servicer mutually agree that, in connection with any modification, waiver or amendment that constitutes a Major Decision or a Special Servicer Decision, the master servicer will process and determine whether to consent, subject to the consent of the special servicer, to such modification, waiver or amendment) or the master servicer (with respect to any modification, waiver or amendment that does not constitute a Major Decision or a Special Servicer Decision), or (ii) with respect to any Specially Serviced Loan, the special servicer, as applicable, will be required, unless otherwise stated in the related Intercreditor Agreement, to provide copies of any notice, information and report that it is required to provide to the Directing Holder pursuant to the PSA with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to such Serviced Whole Loan to any related Companion Loan Holder (or its representative), within the same time frame it is required to provide to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event), and (b) the special servicer upon request, will be required to consult with any related Serviced Companion Loan Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Serviced Companion Loan Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the related Serviced Whole Loan, and consider alternative actions recommended by such related Serviced Companion Loan Holder; provided that after the expiration of a period of ten business days from the delivery to the related Companion Loan Holder of such items of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Directing Holder, the master servicer or special servicer, as applicable, will no longer be obligated to consult with such related Companion Loan Holder or consider alternate actions recommended by the related Companion Loan Holder, unless the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed; provided, further, that if the master servicer or special servicer, as applicable, determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders, the master servicer or special servicer, as applicable, may take such action without waiting for such response. The master servicer or special servicer, as applicable, will not be obligated at any time to follow or take any alternative actions recommended by a Companion Loan Holder (or its representative) with respect to a Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders .

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)     may act solely in the interests of the holders of the Controlling Class;

(c)     does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)     may take actions that favor the interests of the holders of one or more classes of certificates including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)     will have no liability whatsoever (other than to a Controlling Class Certificateholder (if the Directing Holder is the Directing Certificateholder)) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of the Non-Serviced Companion Loans or their respective designees (e.g., the Non-Serviced Directing Holder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve a Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a broker or dealer within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations (with limited exception) or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. In addition, except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a)        reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)        reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)        recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)        preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website), the special servicer and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)     after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, each of the special servicer and the operating advisor is entitled to rely solely on its receipt from the certificate administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, each of the special servicer and the operating advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operation Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and the holders of the related Companion Loans constituted a single lender, taking into account the pari passu or subordinate nature of any such Companion Loan), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any assessment of compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5

Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any assessment of compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations known to the operating advisor, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor During an Operating Advisor Consultation Event

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—The Directing Holder—Major Decisions”.

To facilitate the consultation above, the special servicer will be required to send to the operating advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)     that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)     that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is neither affiliated nor Risk Retention Affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, any Borrower Party, the Directing Certificateholder, the Third Party Purchaser, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates or Risk Retention Affiliates;

(iv)    that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)    that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any “Privileged Information” received from the special servicer or the Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including without limitation any such information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information or otherwise appears on its face to be strategically sensitive information and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved as are in this securitization, the knowledge of the employees performing the operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged

Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)     any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)     any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)     any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)     the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)      the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA; provided, further, that no such termination will terminate the rights of the operating advisor that accrued prior to such termination, including accrued and unpaid compensation and indemnification rights. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction

Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the special servicer and to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan,

(2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the distribution report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which Column (or its predecessors) was a sponsor and its affiliate was the depositor in a public offering of CMBS with a securitization closing date on or after June 1, 2009, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between June 1, 2014 and May 31, 2019 was approximately 4.47%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent 17.8% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of Asset Review Trigger was set to exceed the portion of the Initial Pool Balance represented by the three (3) largest Mortgage Loans in the pool. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if a specified percentage of Mortgage Loans by loan count are Delinquent Loans, provided those Mortgage Loans meet a minimum principal balance threshold.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election“), then the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote“), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice“), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA posted by the certificate administrator to the secure data room or to the certificate administrator’s website, as applicable, the “Review Materials“):

(i)      a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered to the applicable mortgage loan seller by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents or agreements that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to such Mortgage Loan are missing any document or agreement that is required to be part of the Review Materials or that was entered into or delivered in connection with the origination or a modification of such Mortgage Loan and, in either case, that are necessary in connection with its completion of such Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents and agreements, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents and agreements to the extent in its possession. In the event any missing documents or agreements are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents or agreements from the related mortgage loan seller. The mortgage loan seller will be required to deliver such additional documents and agreements only to the extent such additional documents and agreements are in the possession of such mortgage loan seller.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information“), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Review Materials with respect to the Delinquent Loans, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will be performed in accordance with the Asset Review Standard and will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing information and documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession within 10 business days or by the related mortgage loan seller upon request as described above, the asset representations reviewer will list such missing information and documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing information and documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such information and documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period“) to remedy or otherwise refute the failure. Any information and documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or, in the case of LCF, against Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP in respect of their respective payment guaranties), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any information or documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the information received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such information from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Third Party Purchaser or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio; provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then-outstanding certificates; provided that if such failure is capable of being cured and the asset representations reviewer certifies to the other parties to the PSA that it is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date of written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates entitled to at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts) elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, if no Control Termination Event is continuing, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder provides a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

During a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal

Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of (a) holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum or (b) holders of Non-Reduced Certificates evidencing more than 50% of the aggregate Voting Rights of each class of Non-Reduced Certificates, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notice via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 75% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. If no Control Termination Event is continuing, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Holder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related

Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by Moody’s or DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of a special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole

Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of such special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of such special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any Whole Loan so long as the holder of the related Companion Loan is the Directing Holder under the related Intercreditor Agreement) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each applicable Certificateholder of the recommendation and post the related report on the certificate administrator’s website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the applicable Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace a special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable Rating Agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee (upon receipt of written confirmation from the certificate administrator, if the certificate administrator and the trustee are different entities) will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Holder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)     (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made under the terms of the PSA, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)     any failure by the special servicer to deposit into the REO Account within two business days after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)     any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, five business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 20 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)     any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders of any class, evidencing as to that class, Percentage Interests aggregating not less than 25% or, with respect to a Serviced Whole Loan, by the holder of the related Serviced Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days; provided that the master servicer, or the special servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure;

(e)     certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)      either of Moody’s or DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by Moody’s or DBRS, as applicable, within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)     such master servicer or such special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)     the master servicer or the special servicer, as applicable, or any primary servicer or sub-servicer appointed by the master servicer or the special servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the master servicer has been instructed to retain by the depositor or a sponsor), fails to deliver the items required by the PSA after any applicable notice and cure period to enable the certificate administrator, depositor or a depositor under any other securitization to comply with the issuing entity’s reporting obligations under the Exchange Act (any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a Companion Loan that is part of a Serviced Whole Loan (or a portion of or interest in such Companion Loan).

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, if no Control Termination Event is continuing, the Directing Holder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and payment or repayment of other amounts due to the master servicer or the special servicer), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, if no Control Termination Event is continuing and other than in respect of an applicable Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, if no Control Termination Event is continuing and other than with respect to an Excluded Loan, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, the asset representations reviewer or any of its affiliates may not be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing holder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, if no Consultation Termination Event is continuing, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer under the related Non-Serviced PSA remains unremedied and affects the holder of the Non-Serviced Mortgage Loan, and the Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (if no Control Termination Event is continuing and except with respect to any Excluded Loan), will be entitled to direct the Non-Serviced Trustee to terminate the Non-Serviced Special Servicer solely with respect to the Non-Serviced Whole Loan, and a successor will be appointed in accordance with the Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the second preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any Serviced Companion Loan Securities, then the master servicer may not be terminated by or at the direction of such Serviced Companion Loan Holder or the holders of any Serviced Companion Loan Securities, but upon the written direction of such Serviced Companion Loan Holder, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the special servicer affects a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the special servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the special servicer affects only a Serviced Companion Loan, any related Serviced Companion Loan Holder or the rating on any Serviced Companion Loan Securities, then the special servicer may be terminated by or at the direction of such Serviced Companion Loan Holder or the holders of any Serviced Companion Loan Securities only with respect to the servicing of the related Serviced Whole Loan.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that (1) a Servicer Termination Event under clause (a) or (b) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and (2) a Servicer Termination Event under clause (c) or (h) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of each Serviced Companion Loan Holder, if any, that is affected by such Servicer Termination Event. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of a Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, if no Control Termination Event is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Subsequent Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of any Subsequent Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, any Subsequent Third-Party Purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of any Subsequent Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, that if the affiliation causing an Impermissible Risk Retention Affiliate is the result of a Subsequent Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be indemnified and held harmless by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including costs of enforcement of such indemnity) incurred in connection with, or related to, the PSA, the Mortgage Loans, any related Companion Loan or the certificates (including any costs of enforcement of its indemnity); provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to any Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the securitization trust formed under the Non-Serviced PSA will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator (including any costs of enforcement of its indemnity) relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and the 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Neither the trustee nor the certificate administrator will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA, or in the exercise of any of its rights or powers, if in the trustee’s or certificate administrator’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian, 17g-5 Information Provider, certificate registrar and REMIC administrator to the extent the same party is acting in such capacities.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer (in the case of Specially Serviced Loans), as applicable, will be required to promptly forward it to the applicable mortgage loan seller. The special servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the related MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Repurchase Request”), the receiving party will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Repurchase Request.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has paid the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Certificateholder’s Rights When a Repurchase Request is Delivered by Another Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the related mortgage loan seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request. However, if a Resolution Failure occurs with respect to the Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, notice that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, a statement that responding Certificateholders will be required to certify their holdings in connection with such response, a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action.

The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates (other than LNR Partners, LLC, as special servicer or any of its affiliates as a member of the Controlling Class) will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

●	The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Pari Passu Whole Loans will or are expected to be substantially similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a servicing advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the CSAIL 2019-C16 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation may, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have or is expected to have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. However, “Major Decisions” under the related Non-Serviced PSA may differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent may correspondingly differ. The related Non-Serviced PSA also provides or is expected to provide for the removal of the applicable Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not necessarily identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be or are expected to be substantially similar to, but not necessarily identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, may differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are or are expected to be substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the PSA (although the portion of the servicing fee to be applied to make such payments may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are or are expected to be substantially similar, but not necessarily identical, to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it obtains knowledge that it has become affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the CSAIL 2019-C16 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are or are expected to be similar, but not necessarily identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA.

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA may also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the 787 Eleventh Avenue Mortgage Loan

The 787 Eleventh Avenue Whole Loan, and any related REO Property, are serviced under the SGCMS 2019-787E TSA. The servicing arrangements under the SGCMS 2019-787E TSA are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The SGCMS 2019-787E TSA contains terms and conditions that are customary for securitization transactions involving assets similar to the 787 Eleventh Avenue Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the Trust and the trust funds for the 787 Eleventh Avenue Companion Loans, (ii) required by law or changes in any law, rule or regulation or (iii) generally required by the rating agencies in connection with the issuance of ratings in securitizations similar to this securitization as well as the securitizations related to 787 Eleventh Avenue Companion Loans. Such terms include, without limitation:

●	The SG Commercial Mortgage Securities Trust 2019-787E Servicer earns a primary servicing fee with respect to the 787 Eleventh Avenue Mortgage Loan and the 787 Eleventh Avenue Companion Loans that are not included in the SG Commercial Mortgage Securities Trust 2019-787E Trust at a per annum rate of 0.00125% and a primary servicing fee for the 787 Eleventh Avenue Companion Loans that are included in the SG Commercial Mortgage Securities Trust 2019-787E trust at a per annum rate of 0.0025%.

●	Upon the 787 Eleventh Avenue Whole Loan becoming a specially serviced loan under the SGCMS 2019-787E TSA, the SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will earn a special servicing fee payable monthly with respect to the 787 Eleventh Avenue Whole Loan accruing at a rate equal to 0.25% per annum, until such time as 787 Eleventh Avenue Whole Loan is no longer specially serviced.

●	Pursuant to the SGCMS 2019-787E TSA, the liquidation fee and the workout fee with respect to the 787 Eleventh Avenue Mortgage Loan are similar, but not necessarily identical, to the corresponding fees payable under the PSA. The SG Commercial Mortgage Securities Trust 2019-787E Servicer or trustee under the SGCMS 2019-787E TSA (the “SG Commercial Mortgage Securities Trust 2019-787E Trustee”), as applicable, is required to make advances of principal and interest and advances of certain administrative expenses with respect to the 787 Eleventh Avenue Companion Loans that are included in the SG Commercial Mortgage Securities Trust 2019-787E Trust (but not with respect to any 787 Eleventh Avenue Companion Loans not included in the SG Commercial Mortgage Securities Trust 2019-787E Trust), unless the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Trustee, as applicable, has determined that any such advance and interest thereon would not be recoverable from collections on the 787 Eleventh Avenue Companion Loans included in SG Commercial Mortgage Securities Trust 2019-787E Trust. Reimbursement of such amounts and interest thereon are payable only from proceeds of the 787 Eleventh Avenue Whole Loan.

●	The SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Trustee, as applicable, is obligated to make property protection advances and advances of certain administrative expenses with respect to 787 Eleventh Avenue Whole Loan, unless a determination is made by the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Trustee, as applicable, that any such advance and interest thereon would not be recoverable from collections on the 787 Eleventh Avenue Whole Loan. If the SG Commercial Mortgage Securities Trust 2019-787E Servicer or SG Commercial Mortgage Securities Trust 2019-787E Trustee determines that any such advance made with respect to the 787 Eleventh Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, such advance will be reimbursed in full from any collections on the 787 Eleventh Avenue Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the 787 Eleventh Avenue Whole Loan. In the event that collections received after the final liquidation of the 787 Eleventh Avenue Whole Loan or the related Mortgaged Property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the issuing entity will be required to pay its pro rata share of such fees and expenses.

●	Amounts payable with respect to the 787 Eleventh Avenue Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the SGCMS 2019-787E TSA may be allocated between the SG Commercial Mortgage Securities Trust 2019-787E Servicer and SG Commercial Mortgage Securities Trust 2019-787E Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Serviced Mortgage Loans.

●	The SG Commercial Mortgage Securities Trust 2019-787E Special Servicer will be required to take actions with respect to the 787 Eleventh Avenue Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	With respect to 787 Eleventh Avenue Whole Loan, the servicing provisions relating to performing inspections are similar, but not necessarily identical, to those of the PSA. The servicing provisions do not include specific provisions relating to the collection of operating information.

●	The SG Commercial Mortgage Securities Trust 2019-787E Servicer and SG Commercial Mortgage Securities Trust 2019-787E Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA.

●	The servicing transfer events under the SGCMS 2019-787E TSA that would cause the 787 Eleventh Avenue Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA. Examples of differences include, without limitation, that under the SGCMS 2019-787E TSA, a payment default will not cause a loan to become specially serviced unless there have been two consecutive monthly payment defaults, and a reasonably foreseeable default will not cause a loan to become specially serviced unless it is a reasonably foreseeable default in the payment of principal or interest.

●	The liability of the parties to SGCMS 2019-787E TSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the 787 Eleventh Avenue Mortgage Loan are required, within two (2) business days following receipt of properly identified funds by the SG Commercial Mortgage Securities Trust 2019-787E Servicer to be deposited and maintained in a separate account in the name of the SG Commercial Mortgage Securities Trust 2019-787E Servicer for the benefit of the holders of the 787 Eleventh Avenue Whole Loan until transferred (after payment of certain amounts under the SGCMS 2019-787E TSA) on a monthly basis prior to the Distribution Date to the Collection Account by the SG Commercial Mortgage Securities Trust 2019-787E Servicer for distribution in accordance with the PSA.

●	The SGCMS 2019-787E TSA may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

●	There is no operating advisor or equivalent party (and therefore no operating advisor fee) with respect to the SG Commercial Mortgage Securities Trust 2019-787E Trust.

●	The SGCMS 2019-787E TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the SG Commercial Mortgage Securities Trust 2019-787E Trust.

●	The SGCMS 2019-787E TSA does not require the SG Commercial Mortgage Securities Trust 2019-787E Servicer to make the equivalent of compensating interest payments in respect of the 787 Eleventh Avenue Whole Loan.

The SG Commercial Mortgage Securities Trust 2019-787E Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—the Non-Serviced AB Whole Loans—The 787 Eleventh Avenue Whole Loan—Special Servicer Appointment Rights”.

The SG Commercial Mortgage Securities Trust 2019-787E depositor, SG Commercial Mortgage Securities Trust 2019-787E Servicer, 787 Eleventh Avenue Special Servicer, the certificate administrator for the SG Commercial Mortgage Securities Trust 2019-787E securitization, the SG Commercial Mortgage Securities Trust 2019-787E Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity (as and to the same extent the SG Commercial Mortgage Securities Trust 2019-787E Trust issuing entity is required to indemnify such parties pursuant to the terms of the SGCMS 2019-787E TSA) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the 787 Eleventh Avenue Co-Lender Agreement and the SGCMS 2019-787E TSA. To the extent funds on collections from 787 Eleventh Avenue Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties for its pro rata share of the insufficiency, including from general collections on deposit in the Collection Account. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 787 Eleventh Avenue Whole Loan” in this prospectus. Prospective investors are encouraged to review the full provisions of the SGCMS 2019-787E TSA, which is available by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer (with respect to non-Specially Serviced Loans, if the master servicer is processing the action requiring Rating Agency Confirmation) or the special servicer (with respect to Specially Serviced Loans, REO Loans and non-Specially Serviced Loans if the special servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as the case may be, may then take such action if the master servicer (with respect to non-Specially Serviced Loans, if the master servicer is processing the action requiring Rating Agency Confirmation) or the special servicer (with respect to Specially Serviced Loans, REO Loans and non-Specially Serviced Loans if the special servicer is processing the action requiring Rating Agency Confirmation with respect to such non-Specially Serviced Loans), as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g 5 Information Provider, who will promptly post such notice to the 17g 5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during a reporting period consisting of the preceding calendar year or portion of that year and of performance under the PSA or any Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the Sub-Servicing Agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer and the Non-Serviced Special Servicer will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided that (A) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, (B) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (C) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at an amount equal to the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of Specially Serviced Loans and REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class, (3) the fair value of each Specially Serviced Loan as determined by the special servicer consistent with procedures required for making such determination in connection with the sale of a Defaulted Loan under the PSA, (4) the reasonable out of pocket expenses of the master servicer or special servicer, as applicable, related to such purchase, unless the master servicer or special servicer, as applicable, is the purchaser and (5) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirement that the then-aggregate principal balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)     to correct any defect or ambiguity in the PSA;

(b)     to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)     to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)     to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)     to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)      to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)     to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)     to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and if no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)      to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5; provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)      to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)     to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by a Non-Serviced Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by DBRS, “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1(low)” by DBRS and (c) each master servicer maintains a rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating); provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer, and, if no Control Termination Event is continuing, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, at the expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails (other than by reason of the failure of either the master servicer or the special servicer to timely perform its obligations under the PSA or as a result of other circumstances beyond the trustee’s or certificate administrator’s, as applicable, reasonable control) to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. Except as described in the following sentence, the terminated or removed trustee or certificate administrator, as applicable, will bear all reasonable costs and expenses in connection with its termination or removal. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor) conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel or motel properties constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel or motel properties may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or the lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotels, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. In some states, a lender must exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law.

The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by, among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure; provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any other form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Column, which is a sponsor and an originator, and its affiliates are playing several roles in this transaction. Credit Suisse Commercial Mortgage Securities Corp. is the depositor and an affiliate of Column. Column and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. Column is also an affiliate of Credit Suisse Securities (USA) LLC, an underwriter for the offering of the certificates.

Credit Suisse Securities (USA), one of the underwriters, is an affiliate of the depositor and of Column Financial, Inc., a sponsor, a mortgage loan seller, an originator, a warehouse lender to certain other sponsors (or their respective affiliates) and the current holder of one or more Great Wolf Lodge Southern California companion Loans.

SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the SWVP Portfolio companion loans.

CIBC, a mortgage loan seller, a sponsor and an originator, is an affiliate of CIBC World Markets Corp., one of the underwriters.

CIBC is a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as an interim custodian with respect to the Mortgage Loan files for all of the CIBC mortgage loans.

SMC, a mortgage loan seller, a sponsor and an originator, is an affiliate of the special servicer, LNR Partners, LLC, which is also the special servicer of the 3 Columbus Circle Whole Loan pursuant to the Benchmark 2019-B10 PSA.

Wells Fargo is the interim servicer, pursuant to certain servicing agreements between SMC and Wells Fargo, with respect to all of the SMC Mortgage Loans.

Midland is also (i) the primary servicer of the 3 Columbus Circle Whole Loan under the BMARK 2019-B10 PSA, (ii) the master servicer and the special servicer of the Darden Headquarters Whole Loan under the CSAIL 2019-C15 pooling and servicing agreement and (iii) expected to be the master servicer and the special servicer of the SWVP Portfolio Whole Loan and the Kings Mountain Center Whole Loan under the BBCMS 2019-C3 pooling and servicing agreement.

Pentalpha Surveillance, the operating advisor and asset representations reviewer, is also (i) expected to be the operating advisor and asset representations reviewer under the BBCMS 2019-C3 pooling and servicing agreement, which governs the servicing of the SWVP Portfolio Whole Loan and the King’s Mountain Center Whole Loan and (ii) the operating advisor and asset representations reviewer under the BMARK 2019-B10 PSA, which governs the servicing of the 3 Columbus Circle Whole Loan.

Wells Fargo Bank is also (i) the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider under (a) the CSAIL 2019-C15 pooling and servicing agreement, pursuant to which the Darden Headquarters Whole Loan is serviced and (b) the BBCMS 2019-C3 pooling and servicing agreement, pursuant to which the SWVP Portfolio Whole Loan and the King Mountain Center Whole Loan are expected to be serviced; and (ii) the certificate administrator, custodian, certificate registrar and 17g-5 information provider under the (a) BMARK 2019-B10 PSA, pursuant to which the 3

Columbus Circle Whole Loan is serviced, (b) SGCMS 2019-787E TSA, pursuant to which the 787 Eleventh Avenue Whole Loan is serviced and (c) WFCM 2019-C50 PSA, pursuant to which the Great Wolf Lodge Southern California Whole Loan is serviced and

LNR Partners, the special servicer is also the special servicer under the BMARK 2019-B10 PSA with respect to the 3 Columbus Circle Whole Loan.

LNR Partners is an affiliate of SMC, a sponsor and originator. LNR Partners or its affiliate assisted LD II Sub IV, LLC or its affiliate with their due diligence of the Mortgage Pool.

The Credit Suisse Lender, affiliates of Column, the depositor and Credit Suisse Securities (USA) LLC, Wells Fargo Bank, the trustee and certificate administrator, and certain other third party lenders provide warehouse financing to the LCF Financing Affiliates through various repurchase facilities, borrowing base facilities or other financing arrangements. Some or all of the LCF Mortgage Loans are (or, as of the Closing Date, may be) subject to those financing arrangements. LCF will use the proceeds from its sale of the LCF Mortgage Loans to the depositor to, among other things, acquire any warehoused LCF Mortgage Loans from the LCF Financing Affiliates, and the LCF Financing Affiliates will, in turn, if necessary, use the funds that they receive from LCF to, among other things, reacquire or otherwise obtain the release of, as applicable, the warehoused LCF Mortgage Loans from the repurchase agreement counterparties/lenders free and clear of any liens. As of June 4, 2019, none of the LCF Mortgage Loans were subject to the repurchase facility with Wells Fargo Bank or to the repurchase facility with the Credit Suisse Lender. However, one or more LCF Mortgage Loans may become subject to either of those repurchase facilities prior to the Closing Date.

In addition, Wells Fargo Bank, is or has been the interim custodian on behalf of LCF and its affiliates with respect to the loan files for all of the LCF Mortgage Loans.

Pursuant to certain interim servicing agreements between LCF, and certain affiliates of LCF, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank, acts, from time to time, as interim servicer with respect to certain mortgage loans owned from time to time by LCF and such affiliates (subject, in some cases, to various repurchase facilities and other financing arrangements, including the repurchase facilities provided by Wells Fargo Bank and the Credit Suisse Lender, described above), including, prior to their inclusion in the issuing entity, some or all of the LCF Mortgage Loans.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2 and Class A-3 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans after the Class A-1, Class A-2 and Class A-3 certificates are no longer outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the Principal Balance Certificates or, in the case of the Class X-A and Class X-B certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any Principal Balance Certificate purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any Principal Balance Certificate purchased at a premium (and any Class X Certificate), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a Principal Balance Certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). Any reduction of the Certificate Balances of the “Underlying Class(es)” of certificates indicated in the table below as a result of the application of Realized Losses will, in each case, also reduce the Notional Amount of the related class of interest-only certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$615,241,000	Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates
Class X-B	$66,938,000	Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, releases or application of earnout reserves, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Cut-off Date Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related “Underlying Class(es)” of certificates indicated in the table above under “—Losses and Shortfalls”, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

each Mortgage Loan is assumed to prepay at the indicated level of CPY. The column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before the maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any period in which defeasance is permitted and any applicable yield maintenance period,

●	there are no delinquencies,

●	scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are received on a timely basis, beginning in July 2019,

●	no prepayment premiums or yield maintenance charges are collected,

●	no party exercises its right of optional termination of the issuing entity described in this prospectus or any other purchase option with respect to a Mortgage Loan described in this prospectus,

●	no Mortgage Loan is required to be repurchased from the issuing entity,

●	the Administrative Cost Rate for each Mortgage Loan is the rate set forth on Annex A-1 with respect to such Mortgage Loan. The Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans,

●	there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or appraisal reduction amounts allocated to any class of certificates,

●	distributions on the certificates are made on the 15th calendar day (each assumed to be a business day) of each month, commencing in July 2019,

●	the certificates will be issued on the Closing Date,

●	the Pass-Through Rate with respect to each class of Offered Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus,

●	all prepayments are assumed to be voluntary prepayments and will not include, without limitation, Liquidation Proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the issuing entity or any prepayment that is accepted by the master servicer or the special servicer pursuant to a workout, settlement or loan modification,

●	the initial respective principal balances and notional amounts of the various classes of Regular Certificates are as set forth in the table and the footnotes to the table under “Summary of Certificates” in this prospectus,

●	with respect to any Whole Loan, for the purpose of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Whole Loan, and

●	with respect to the Hilton Baltimore BWI Airport Mortgage Loan (5.0%), such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex F.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	86%	86%	86%	86%	86%
June 2021	68%	68%	68%	68%	68%
June 2022	47%	47%	47%	47%	47%
June 2023	25%	25%	25%	25%	25%
June 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	2.78	2.78	2.78	2.78	2.78

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percentages of the Maximum Initial Certificate Balance ($295,000,000)(1) of
the Class A-2 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.65	9.62	9.57	9.52	9.27

(1)	The exact initial Certificate Balance of the Class A-2 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-2 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution n it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percentages of the Minimum Initial Certificate Balance ($75,000,000)(1) of
the Class A-2 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.48	9.42	9.34	9.28	9.10

(1)	The exact initial Certificate Balance of the Class A-2 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-2 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percentages of the Maximum Initial Certificate Balance ($425,180,000)(1) of
the Class A-3 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.79	9.77	9.74	9.70	9.45

(1)	The exact initial Certificate Balance of the Class A-3 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percentages of the Minimum Initial Certificate Balance ($205,180,000)(1) of
the Class A-3 Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(2)	9.87	9.86	9.84	9.80	9.59

(1)	The exact initial Certificate Balance of the Class A-3 certificates is unknown and will be determined based on final pricing of that class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

(2)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	79%	79%	79%	79%	79%
June 2026	57%	57%	57%	57%	57%
June 2027	34%	34%	34%	34%	34%
June 2028	10%	10%	10%	10%	10%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	7.30	7.30	7.30	7.30	7.30

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.93	9.91	9.88	9.88	9.63

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-S certificates.

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.97	9.97	9.96	9.88	9.64

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPYs:

	Prepayment Assumption
Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026	100%	100%	100%	100%	100%
June 2027	100%	100%	100%	100%	100%
June 2028	100%	100%	100%	100%	100%
June 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)(1)	9.97	9.97	9.97	9.96	9.72

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including June 1, 2019 to but excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPYs

Prepayment Assumption
Assumed Price (%)	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity to create the Lower-Tier REMIC and the Upper-Tier REMIC. The Lower-Tier REMIC will hold the Mortgage Loans and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the provisions of each Non-Serviced PSA and the continued qualification of each REMIC formed thereunder, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, seven (7) of the Mortgaged Properties securing four (4) Mortgage Loans (8.1%), are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cut and Jobs Act”), Regular Interestholders may be required to accrue amounts of yield maintenance charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption

price equal to the par amount of each such class, it is anticipated that the Regular Interest related to the Class      certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPY (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class[ ] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Regular Interest related to a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All

Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to beneficial owners of the Regular Interests relating to the Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of their Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Regular Interests related to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premium

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Investors should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount, or other amounts, previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following the startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property” taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a representative’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that residual holders, to the fullest extent possible, rather than any Trust REMIC itself, will be liable for any taxes arising from audit adjustments to such Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including

U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above must be furnished annually to the Regular Interestholders and filed annually with the IRS.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 44th day after the close of the calendar year to which the request relates and 28 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter conflicts of interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Credit Suisse Securities (USA) LLC	SG Americas Securities, LLC	CIBC World Markets Corp.
Class A-1	$	$	$
Class A-2	$	$	$
Class A-3	$	$	$
Class A-SB	$	$	$
Class X-A	$	$	$
Class X-B	$	$	$
Class A-S	$	$	$
Class B	$	$	$
Class C	$	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [___]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2019, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $               , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to

Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Credit Suisse Securities (USA) LLC, one of the underwriters, is an affiliate of the depositor and Column Financial Inc., which is a sponsor and a mortgage loan seller. SG Americas Securities, LLC, one of the underwriters, is an affiliate of Societe Generale Financial Corporation, which is a sponsor and a mortgage loan seller. CIBC World Markets Corp., one of the underwriters, is an affiliate of CIBC Inc., which is a sponsor and a mortgage loan seller.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to an affiliate of Credit Suisse Securities (USA) LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Credit Suisse Securities (USA) LLC, of the purchase price for the Offered Certificates, and the payment by the depositor to Column, an affiliate of Credit Suisse Securities (USA) LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by Column. Additionally, proceeds received by LCF in connection with the contribution of certain of the LCF Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such mortgage loans that are financed with, and to make the applicable payments to, the Credit Suisse Lender, an affiliate of Credit Suisse Securities (USA) LLC, as the related repurchase agreement counterparty. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described in the immediately preceding paragraph and the prior paragraph, Credit Suisse Securities (USA) LLC, SG Americas Securities, LLC and CIBC World Markets Corp. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-227081-02)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 11 Madison Avenue, New York, New York 10010, Attention: Secretary, or by telephone at (212) 325-2000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-227081) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain other entities whose underlying assets include “plan assets” by reason of a plan’s investment in the entity, including collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or Code Section 4975. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of the total value of any class of certificates is held by “benefit plan investors” (within the meaning of Section 3(42) of ERISA).

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to Credit Suisse Securities (USA) LLC an individual prohibited transaction exemption, PTE 89-90, 54 Fed. Reg. 42597 (October 17, 1989) as amended by PTE 2013-08, 78 Fed. Reg. 41090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass through certificates, such as the Offered Certificates, underwritten by Credit Suisse Securities (USA) LLC, SG Americas Securities, LLC or CIBC World Markets Corp., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates by a Plan subject to ERISA to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA and/or Section 4975 of the Code (an “ERISA Plan”) or is acting on behalf of an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the underwriters, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer, the servicer, the special servicer or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and applicable regulations) to the ERISA Plan or the fiduciary making the investment decision for the ERISA Plan in connection with the ERISA Plan’s acquisition of Offered Certificates, and (ii) the ERISA Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95 60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95 60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95 60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

In addition, prospective investors in the Offered Certificates should note that equity interests in the borrowers with respect to certain Mortgage Loans may be directly or indirectly owned by one or more governmental plans.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO, as defined in Section 3(a)(62) of the Exchange Act; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from each of the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in June 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g 5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Offered Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Significant Definitions

1
17g-5 Information Provider	319
1986 Act	467
1996 Act	446
2
2015 Budget Act	474
3
3 Columbus Circle Co-Lender Agreement	192
3 Columbus Circle Control Appraisal Period	193
3 Columbus Circle Controlling Noteholder	197
3 Columbus Circle Major Decision	198
3 Columbus Circle Pari Passu Companion Loan	192
3 Columbus Circle Subordinate Companion Loan	192
3 Columbus Circle Whole Loan	192
30/360 Basis	171
7
787 Eleventh Avenue Co-Lender Agreement	201
787 Eleventh Avenue Companion Loans	201
787 Eleventh Avenue Directing Holder	207
787 Eleventh Avenue Junior Subordinate Companion Loan	201
787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period	207
787 Eleventh Avenue Junior Subordinate Companion Loan Holder	201
787 Eleventh Avenue Major Decisions	208
787 Eleventh Avenue Mortgage Loan	201
787 Eleventh Avenue Mortgaged Property	201
787 Eleventh Avenue Noteholders	201
787 Eleventh Avenue Pari Passu Companion Loans	201
787 Eleventh Avenue Senior Loans	201
787 Eleventh Avenue Senior Subordinate Companion Loan	201
787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period	208
787 Eleventh Avenue Sequential Pay Event	205
787 Eleventh Avenue Subordinate Companion Loan Threshold Event Collateral	208
787 Eleventh Avenue Subordinate Companion Loans	201
787 Eleventh Avenue Whole Loan	201
A
AB Modified Loan	361
AB Whole Loan	185
Accelerated Mezzanine Loan Lender	313
Acceptable Insurance Default	365
Acting General Counsel’s Letter	130
Actual/360	135
Actual/360 Basis	171
Actual/360 Loans	342
ADA	448
Additional Exclusions	364
Administrative Cost Rate	298
ADR	135
Advances	338
Affirmative Asset Review Vote	400
Agency	144
Airport Authority	153
Allocated Cut-off Date Loan Amount	135
ALTA	236
Annual Debt Service	135
Appraisal Reduction Amount	358
Appraisal Reduction Event	357
Appraised Value	135
Appraised-Out Class	362
ASR Consultation Process	376
Assessment of Compliance Report	429
Asset Representations Reviewer Asset Review Fee	357
Asset Representations Reviewer Fee	356
Asset Representations Reviewer Fee Rate	356
Asset Representations Reviewer Termination Event	404
Asset Representations Reviewer Upfront Fee	356
Asset Review	401
Asset Review Notice	400
Asset Review Quorum	400
Asset Review Report	402
Asset Review Report Summary	402
Asset Review Standard	401
Asset Review Trigger	399
Asset Review Vote Election	400
Asset Status Report	373

Assumed Certificate Coupon	284
Assumed Final Distribution Date	305
Assumed Scheduled Payment	300
Attestation Report	429
Available Funds	292
B
Balloon Balance	136
Bankruptcy Code	440
Base Interest Fraction	305
Beds	140
BMARK 2019-B10 Certificate Administrator	193, 212
BMARK 2019-B10 Consultation Termination Event	199
BMARK 2019-B10 Control Termination Event	199
BMARK 2019-B10 Depositor	193, 212
BMARK 2019-B10 Master Servicer	193, 212
BMARK 2019-B10 Operating Advisor	193, 212
BMARK 2019-B10 PSA	193
BMARK 2019-B10 Servicing Standard	193, 212
BMARK 2019-B10 Special Servicer	193, 212
BMARK 2019-B10 Trustee	193, 212
Board	152
Borrower Party	313
Borrower Party Affiliate	313
Breach Notice	329
BSSF	255
C
C(WUMP)O	18
CAK	153
CERCLA	446
Certificate Administrator/Trustee Fee	355
Certificate Administrator/Trustee Fee Rate	355
Certificate Balance	291
Certificate Owners	321
Certificateholder	314
Certificateholder Quorum	407
CIBC	255
CIBC Data File	261
CIBC Deal Team	261
CIBX	255
Circuit Court	263
Class A Certificates	290
Class A-SB Planned Principal Balance	301
Class A-SB Scheduled Principal Balance	294
Class X Certificates	290
Clearstream	320
Clearstream Participants	322
Closing Date	134, 221
CMBS	52
CMMBS	269
Code	465
Collateral Deficiency Amount	361
Collection Account	341
Collection Period	293
Column	221
Column Data Tape	222
Column Deal Team	222
Column Mortgage Loans	221
Column Qualification Criteria	223
Communication Request	324
Companion Distribution Account	341
Companion Loan Holder	182
Companion Loan Rating Agency	185
Companion Loans	133
Compensating Interest Payment	307
Conservation Loan	180
Constant Prepayment Rate	455
Constraining Level	283
Consultation Termination Event	387
Control Eligible Certificates	382
Control Note	185
Control Termination Event	387
Controlling Class	382
Controlling Class Certificateholder	382
Controlling Holder	185
Corrected Loan	373
Covered Transactions	231
CPR	455
CPY	455
Credit Risk Retention Rules	278
Credit Suisse	228
Credit Suisse Lender	239, 451
CREFC®	310
CREFC® Intellectual Property Royalty License Fee	357
CREFC® Intellectual Property Royalty License Fee Rate	357
CREFC® Reports	310
Cross-Over Date	297
CRP	180
CRP Loan	181
CRR	115
CRR Amendment	115
CRR II	115
CSCMSC	228
Cumulative Appraisal Reduction Amount	361
Cure/Contest Period	402
Cut-off Date	133
Cut-off Date Balance	136
Cut-off Date DSCR	136
Cut-off Date Loan-to-Value Ratio	136
Cut-off Date LTV Ratio	136
D
DBRS	428

DDA	144
Dealer Plaintiffs	157
Debt Yield on Underwritten NCF	136
Debt Yield on Underwritten Net Cash Flow	136
Debt Yield on Underwritten Net Operating Income	137
Debt Yield on Underwritten NOI	137
Defaulted Great Wolf Lodge Southern California Purchase Date	219
Defaulted Loan	379
Defeasance Deposit	173
Defeasance Loans	173
Defeasance Lock Out Period	173
Defeasance Option	173
Definitive Certificate	320
DELEGATED DIRECTIVE	15
Delinquent Loan	399
Demand Entities	231
Depositaries	321
Determination Date	292
Diebold Agreement	153
Diligence File	326
Directing Certificateholder	381
Directing Holder	382
Directing Holder Approval Process	375
Disclosable Special Servicer Fees	355
Discount Yield	282
Dispute Resolution Consultation	419
Dispute Resolution Cut-off Date	419
Distribution Accounts	341
Distribution Date	292
Distribution Date Statement	310
DLJ	231
Dodd-Frank Act	113
DOL	481
DTC	320
DTC Participants	321
DTC Rules	322
Due Date	170, 294
E
EDGAR	480
EEA	15
Eligible Asset Representations Reviewer	403
Eligible Operating Advisor	394
Enforcing Party	418
Enforcing Servicer	417
ESAs	115
Escrow/Reserve Mitigating Circumstances	227, 258
EU Institutional Investors	114
EU Risk Retention and Due Diligence Requirements	114
EU Securitization Regulation	16, 115
Euroclear	320
Euroclear Operator	323
Euroclear Participants	322
Excess Modification Fee Amount	352
Excess Modification Fees	350
Excess Prepayment Interest Shortfall	307
Exchange Act	221
Excluded Controlling Class Holder	312
Excluded Controlling Class Loan	313
Excluded Information	313
Excluded Loan	313
Excluded Special Servicer	407
Excluded Special Servicer Loan	407
F
FDIA	129
FDIC	129
FIEL	19
Final Asset Status Report	375
Final Dispute Resolution Election Notice	419
FINANCIAL PROMOTION ORDER	16
FIRREA	130
Fitch	428
FSMA	16
Fund	279
G
GAAP	278
Gain-on-Sale Entitlement Amount	294
Gain-on-Sale Remittance Amount	294
Gain-on-Sale Reserve Account	342
Garn Act	447
GNL Industrial Portfolio Release Amount	174
GNL Industrial Portfolio Substitute Property	175
Great Wolf Lodge Southern California A Noteholders	212
Great Wolf Lodge Southern California A Notes	211
Great Wolf Lodge Southern California Alternate Controlling Noteholder	216
Great Wolf Lodge Southern California Borrower Related Party	217
Great Wolf Lodge Southern California Companion Loans	211
Great Wolf Lodge Southern California Control Appraisal Event	216
Great Wolf Lodge Southern California Controlling Noteholder	216
Great Wolf Lodge Southern California Cure Payment	219
Great Wolf Lodge Southern California Major Decision	217
Great Wolf Lodge Southern California Mortgage Loan	211

Great Wolf Lodge Southern California Noteholders	212
Great Wolf Lodge Southern California Pari Passu Companion Loans	211
Great Wolf Lodge Southern California Purchase Notice	219
Great Wolf Lodge Southern California Subordinate Companion Loan	211
Great Wolf Lodge Southern California Subordinate Companion Loan Noteholder	212
Great Wolf Lodge Southern California Whole Loan	211
GWLSC Master Servicer	212
GWLSC Threshold Event Collateral	217
GWLSC Triggering Event of Default	216
H
Hard Lockbox	177
Horizontal Risk Retention Percentage	278
HRR Certificates	278
I
ICAP	168
ICIP	168
Impermissible Asset Representations Reviewer Affiliate	414
Impermissible Operating Advisor Affiliate	414
Impermissible Risk Retention Affiliate	414
Impermissible TPP Affiliate	414
Indirect Participants	321
Initial Delivery Date	373
Initial Pool Balance	133
Initial Requesting Certificateholder	417
In-Place Cash Management	137
Institutional Investor	18
Insurance and Condemnation Proceeds	341
Intercreditor Agreement	183
Interest Accrual Amount	299
Interest Accrual Period	299
Interest Distribution Amount	299
Interest Reserve Account	341
Interest Shortfall	299
Interested Person	380
Interest-Only Expected Price	286
Interpolated Yield	282, 285
Investor Certification	313
Investor Registry	319
J
Japanese Retention Requirement	20
JFSA	20
JPMCB	163
JRR Rule	20
L
Ladder Capital Group	239
Ladder Capital Review Team	247
Ladder Holdings	239
Ladder Qualification Criteria	248
Landlord Borrower	145
Largest Tenant	137
Largest Tenant Lease Expiration Date	137
LCF	239
LCF Data Tape	247
LCF Financing Affiliates	239
LCF Mortgage Loans	239
Liquidation Fee	353
Liquidation Proceeds	341
LNR Partners	271
Loan Per Unit	137
Loss of Value Payment	330
Lower-Tier Regular Interests	465
Lower-Tier REMIC	50, 292
Lower-Tier REMIC Distribution Account	341
LTV Ratio at Maturity/ARD	137
M
MAI	331
Major Decision	383
Major Decision Reporting Package	385
MAS	18
Material Defect	329
Maturity Date/ARD Loan-to-Value Ratio	137
Maturity Date/ARD LTV Ratio	137
MDE	155
Midland	269
MIFID II	15
MLPA	325
MOA	278
Modeling Assumptions	455
Modification Fees	350
Moody’s	428
Mortgage	134
Mortgage File	325
Mortgage Loans	133
Mortgage Note	134
Mortgage Pool	133
Mortgage Rate	299
Mortgaged Property	134
Most Recent NOI	138
MSF	181
N
Net Cash Flow	139
Net Mortgage Rate	298
NEZ	169
Nissan	157
NMAC	157

NNA	157
Non-Control Note	185
Non-Controlling Great Wolf Lodge Southern California Noteholder	218
Non-Controlling Holder	186
Non-Controlling Note Holder	197
Nonrecoverable Advance	338
Non-Reduced Certificates	320
Non-Serviced AB Whole Loan	186
Non-Serviced Certificate Administrator	186
Non-Serviced Companion Loan	186
Non-Serviced Directing Holder	186
Non-Serviced Intercreditor Agreement	186
Non-Serviced Master Servicer	186
Non-Serviced Mortgage Loan	186
Non-Serviced Pari Passu Mortgage Loan	186
Non-Serviced Pari Passu Whole Loan	186
Non-Serviced PSA	186
Non-Serviced Securitization Trust	191
Non-Serviced Special Servicer	186
Non-Serviced Subordinate Companion Loan	186
Non-Serviced Trustee	186
Non-Serviced Whole Loan	186
Non-U.S. Person	475
Note Holder Purchase Option Notice	210
Notional Amount	291
NRSRO	312
NRSRO Certification	314
O
Occupancy Rate	138
Occupancy Rate As-of Date	138
Offered Certificates	290
OID Regulations	468
OLA	130
Operating Advisor Annual Report	392
Operating Advisor Consultation Event	387
Operating Advisor Consulting Fee	356
Operating Advisor Expenses	356
Operating Advisor Fee	356
Operating Advisor Fee Rate	356
Operating Advisor Standard	392
Operating Advisor Termination Event	396
Original Balance	138
P
P&I Advance	337
PACE	181
Pads	140
Par Purchase Price	379
Pari Passu Companion Loans	133
Pari Passu Mortgage Loan	186
Participants	320
Parties in Interest	481
Pass-Through Rate	297
Patriot Act	449
PCR	236
Pentalpha Surveillance	276
Percentage Interest	292
Periodic Payments	294
Permitted Investments	292
Permitted Special Servicer/Affiliate Fees	355
Phase I ESA	154
Phase I Ground Lease	154
Phase II Ground Lease	154
PIPs	155
Plaintiff Parties	157
Plans	480
PML	244
PRC	17
Preliminary Dispute Resolution Election Notice	419
Prepayment Assumption	469
Prepayment Interest Excess	306
Prepayment Interest Shortfall	306
Prepayment Penalty Description	138
Prepayment Provision	138
PRIIPS REGULATION	15
Prime Finance	279
Prime Rate	341
Principal Balance Certificates	290
Principal Distribution Amount	299
Principal Shortfall	301
Prior First Mortgage Loan	159
Privileged Information	395
Privileged Information Exception	395
Privileged Person	312
Professional Investors	18
Prohibited Prepayment	307
Proposed Course of Action	418
Proposed Course of Action Notice	418
Prospectus	18
Prospectus Directive	15
PSA	290
Purchase Price	330
Q
Qualification Criteria	238
Qualified Replacement Special Servicer	408
Qualified Substitute Mortgage Loan	331
Qualifying CRE Loan Percentage	278
R
RAC No-Response Scenario	427
Rated Final Distribution Date	306
Rating Agencies	428
Rating Agency Confirmation	428

RCAP	157
REA	64
Realized Loss	309
REC	154
Record Date	292
Registration Statement	480
Regular Certificates	290
Regular Interestholder	468
Regular Interests	465
Regulation AB	430
Reimbursement Rate	340
REIT LLLP	239
Related Group	138
Related Proceeds	339
Release Date	173
Relevant Investor	18
Relief Act	449
REMIC	465
REMIC Regulations	465
Remittance Date	337
REO Account	342
REO Loan	301
REO Property	373
Replaced Property	175
Reportable Information	231
Repurchase Request	417
Repurchases	231
Requesting Certificateholder	419
Requesting Holders	362
Requesting Investor	324
Requesting Party	426
Required Credit Risk Retention Percentage	278
Requirements	449
Residual Certificates	290
Resolution Failure	418
Resolved	418
Restricted Party	396
Retaining Sponsor	278
Review Materials	400
RevPAR	139
Risk Retention Affiliate	395
Risk Retention Affiliated	395
RMBS	266
ROFR	163
Rooms	140
Rule 17g-5	314
S
Scheduled Certificate Interest Payments	284
Scheduled Certificate Principal Payments	281
Scheduled Principal Distribution Amount	300
SEC	221
Securities Act	429
Securitization Accounts	342
SEL	244
Senior Certificates	290
Sequential Pay Event	193
Series Borrower	182
Serviced Companion Loan	187
Serviced Companion Loan Holder	187
Serviced Companion Loan Securities	411
Serviced Mortgage Loan	187
Serviced Pari Passu Companion Loan	187
Serviced Pari Passu Mortgage Loan	187
Serviced Pari Passu Whole Loan	187
Serviced Whole Loan	187
Servicer Termination Event	410
Servicing Advances	338
Servicing Fee	349
Servicing Fee Rate	349
Servicing Standard	336
Servicing Transfer Event	371
SFA	18
SFO	18
SG Commercial Mortgage Securities Trust 2019-787E Servicer	201
SG Commercial Mortgage Securities Trust 2019-787E Special Servicer	201
SG Commercial Mortgage Securities Trust 2019-787E Trust	201
SG Commercial Mortgage Securities Trust 2019-787E Trustee	424
SGCMS 2019-787E TSA	201
SGFC Entities	232
Similar Law	480
SMC	249
SMC Data Tape	250
SMC Mortgage Loans	249
SMMEA	484
Société Générale	232
Societe Generale Financial Corporation	232
Societe Generale Financial Corporation Data Tape	237
Societe Generale Financial Corporation Deal Team	237
Societe Generale Mortgage Loans	233
Soft Lockbox	177
Special Servicer Decision	366
Special Servicing Fee	351
Special Servicing Fee Rate	351
Specially Serviced Loan	371
sponsor	221
Springing Cash Management	139
Springing Lockbox	177
Startup Day	465
Starwood	249
Starwood Review Team	250
Stated Principal Balance	301
Structured Product	17
STWD	271

Subject Loan	356
Subordinate Certificates	290
Subordinate Companion Loan	187
Subordinate Companion Loans	133
Subordination Agreement	181
Subsequent Asset Status Report	373
Sub-Servicing Agreement	336
Swap-Priced Expected Price	284
Swap-Priced Principal Balance Certificates	281
T
Target Price	283
Tax Cut Jobs Act	468
Tenant Borrower	145
Terms and Conditions	323
Tests	401
Third Party Purchaser	278
Third Party Report	134
Threshold Event Collateral	193
Title V	448
TOT	169
Tract A	154
Tract B	154
Tract C	154
Trailing 12 NOI	138
Transfer Restriction Period	288
Treasury Priced Interest-Only Certificates	281
TRIPRA	83
TRS LLLP	239
Trust	265
Trust REMICs	50, 292
U
U.S. Person	475
UCC	436
Underwriter Entities	104
Underwriting Agreement	477
Underwritten EGI	140
Underwritten Expenses	139
Underwritten NCF	139
Underwritten NCF DSCR	136
Underwritten Net Cash Flow	139
Underwritten Net Operating Income	139
Underwritten NOI	139
Underwritten NOI DSCR	140
Underwritten Revenues	140
Units	140
Unscheduled Principal Distribution Amount	300
Unsolicited Information	401
Upper-Tier REMIC	50, 292
Upper-Tier REMIC Distribution Account	341
USTs	154
UW NCF Debt Yield	136
UW NCF DSCR	136
UW NOI Debt Yield	137
UW NOI DSCR	140
V
Volcker Rule	113
Voting Rights	319
W
WAC Rate	298
Weighted Average Mortgage Loan Rate	140
Weighted Averages	141
Wells Fargo Bank	265, 266
WFCM 2019-C50 PSA	212
Whole Loan	133
Withheld Amounts	342
Workout Fee	352
Workout Fee Rate	352
Workout-Delayed Reimbursement Amount	340
Y
Yield-Priced Expected Price	286
Yield-Priced Principal Balance Certificates	281
YM Group A	304
YM Group B	304
YM Groups	304

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Mortgage Loan Seller(1)	Mortgage Loan Originator	Original Balance(2)	Cut-off Date Balance(2)(3)	Maturity/ARD Balance(2)	Cut-off Date Balance per SF/ Units/Rooms	Loan Purpose
1		Loan	3 Columbus Circle	6.3%	Column	JPMorgan Chase Bank, National Association	$50,000,000	$50,000,000	$50,000,000	$650.11	Refinance
2		Loan	GNL Industrial Portfolio	6.2%	Column	Column Financial, Inc.; Societe Generale Financial Corporation	$48,750,000	$48,750,000	$48,750,000	$39.91	Recapitalization
2.01		Property	FedEx Ground Package System - San Antonio				$8,600,000	$8,600,000	$8,600,000	$39.91
2.02		Property	Rubbermaid - Akron				$8,000,000	$8,000,000	$8,000,000	$39.91
2.03		Property	Bush Industries - Jamestown				$6,300,000	$6,300,000	$6,300,000	$39.91
2.04		Property	Chemours - Pass Christian				$5,650,000	$5,650,000	$5,650,000	$39.91
2.05		Property	Wolverine World Wide - Howard City				$5,400,000	$5,400,000	$5,400,000	$39.91
2.06		Property	FedEx Freight - Greenville				$3,750,000	$3,750,000	$3,750,000	$39.91
2.07		Property	Diebold Nixdorf - North Canton				$2,650,000	$2,650,000	$2,650,000	$39.91
2.08		Property	FedEx Freight - Blackfoot				$2,250,000	$2,250,000	$2,250,000	$39.91
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village				$1,750,000	$1,750,000	$1,750,000	$39.91
2.10		Property	XPO Logistics - Grand Rapids				$1,050,000	$1,050,000	$1,050,000	$39.91
2.11		Property	XPO Logistics - Aurora				$800,000	$800,000	$800,000	$39.91
2.12		Property	XPO Logistics - Salina				$800,000	$800,000	$800,000	$39.91
2.13		Property	XPO Logistics - Riverton				$500,000	$500,000	$500,000	$39.91
2.14		Property	XPO Logistics - Waite Park				$500,000	$500,000	$500,000	$39.91
2.15		Property	XPO Logistics - Uhrichsville				$450,000	$450,000	$450,000	$39.91
2.16		Property	XPO Logistics - Vincennes				$300,000	$300,000	$300,000	$39.91
3		Loan	Embassy Suites Seattle Bellevue	5.3%	Column	Column Financial, Inc.	$41,500,000	$41,500,000	$38,488,964	$172,916.67	Acquisition
4		Loan	SWVP Portfolio	5.1%	SGFC	Societe Generale Financial Corporation; JPMorgan Chase Bank, National Association	$40,000,000	$40,000,000	$40,000,000	$167,785.23	Refinance
4.01		Property	InterContinental				$21,260,000	$21,260,000	$21,260,000	$167,785.23
4.02		Property	DoubleTree Sunrise				$7,400,000	$7,400,000	$7,400,000	$167,785.23
4.03		Property	DoubleTree Charlotte				$6,000,000	$6,000,000	$6,000,000	$167,785.23
4.04		Property	DoubleTree RTP				$5,340,000	$5,340,000	$5,340,000	$167,785.23
5		Loan	Hilton Baltimore BWI Airport	5.0%	Column	Column Financial, Inc.	$39,500,000	$39,418,489	$32,951,887	$140,780.32	Refinance
6		Loan	Santa Fe Portfolio	4.5%	LCF	Ladder Capital Finance LLC	$36,000,000	$35,743,845	$30,289,369	$163.92	Acquisition/Refinance
6.01		Property	The Peters Project				$11,150,000	$11,070,663	$9,381,291	$163.92
6.02		Property	Plaza Mercado				$8,550,000	$8,489,163	$7,193,725	$163.92
6.03		Property	Century Plaza				$5,200,000	$5,163,000	$4,375,131	$163.92
6.04		Property	Peters Corp. HQ				$1,975,000	$1,960,947	$1,661,708	$163.92
6.05		Property	Santa Fe Properties				$1,950,000	$1,936,125	$1,640,674	$163.92
6.06		Property	Springer Plaza				$1,900,000	$1,886,481	$1,598,606	$163.92
6.07		Property	132 E. Marcy				$1,800,000	$1,787,192	$1,514,468	$163.92
6.08		Property	Bendelier House				$1,200,000	$1,191,462	$1,009,646	$163.92
6.09		Property	216 Washington				$975,000	$968,062	$820,337	$163.92
6.10		Property	El Mercado Viejo				$660,000	$655,304	$555,305	$163.92
6.11		Property	417-419 Orchard				$640,000	$635,446	$538,478	$163.92
7		Loan	ExchangeRight Net Leased Portfolio 26	4.4%	SGFC	Societe Generale Financial Corporation	$35,000,000	$35,000,000	$35,000,000	$136.29	Acquisition
7.01		Property	Hy-Vee - Oakdale (10th Street), MN				$7,263,456	$7,263,456	$7,263,456	$136.29
7.02		Property	Pick n Save - Wausau (Bridge), WI				$4,711,636	$4,711,636	$4,711,636	$136.29
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX				$2,980,091	$2,980,091	$2,980,091	$136.29
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA				$2,607,182	$2,607,182	$2,607,182	$136.29
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX				$2,080,909	$2,080,909	$2,080,909	$136.29
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX				$2,053,545	$2,053,545	$2,053,545	$136.29
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH				$1,855,000	$1,855,000	$1,855,000	$136.29
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN				$1,786,273	$1,786,273	$1,786,273	$136.29
7.09		Property	Walgreens - McDonough (Hwy 81), GA				$1,727,727	$1,727,727	$1,727,727	$136.29
7.10		Property	CVS - Fayetteville, GA				$1,344,636	$1,344,636	$1,344,636	$136.29
7.11		Property	Tractor Supply - Conyers (Highway 20), GA				$1,319,182	$1,319,182	$1,319,182	$136.29
7.12		Property	Walgreens - Milwaukee (Howell), WI				$989,545	$989,545	$989,545	$136.29
7.13		Property	Advance Auto Parts - Midlothian, VA				$754,091	$754,091	$754,091	$136.29
7.14		Property	AutoZone - Merrillville (Colorado), IN				$726,091	$726,091	$726,091	$136.29
7.15		Property	Dollar General - Uniontown (Cleveland), OH				$649,727	$649,727	$649,727	$136.29
7.16		Property	Dollar General - Cleveland (Dalton), TN				$588,636	$588,636	$588,636	$136.29
7.17		Property	Dollar General - Edinburg (Hwy 107), TX				$533,909	$533,909	$533,909	$136.29
7.18		Property	Dollar General - Alton (West Main), TX				$518,000	$518,000	$518,000	$136.29
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN				$510,364	$510,364	$510,364	$136.29
8		Loan	The Box House Hotel	3.9%	LCF	Ladder Capital Finance LLC	$31,000,000	$31,000,000	$25,820,042	$246,031.75	Refinance
9		Loan	787 Eleventh Avenue	3.8%	SGFC	Societe Generale Financial Corporation	$30,000,000	$30,000,000	$30,000,000	$340.71	Refinance
10		Loan	Darden Headquarters	3.8%	Column	Column Financial, Inc.	$30,000,000	$30,000,000	$30,000,000	$209.52	Refinance
11		Loan	Great Wolf Lodge Southern California	3.8%	Column	Wells Fargo Bank, National Association	$30,000,000	$30,000,000	$30,000,000	$248,756.22	Refinance
12		Loan	Ambassador Crossing	3.3%	Column	Column Financial, Inc.	$26,000,000	$26,000,000	$23,924,101	$210.69	Refinance
13		Loan	167 Graham Avenue	3.3%	SMC	Starwood Mortgage Capital LLC	$25,700,000	$25,700,000	$25,700,000	$458,928.57	Refinance
14		Loan	Cardenas Market Center	2.3%	SMC	Starwood Mortgage Capital LLC	$18,500,000	$18,500,000	$18,500,000	$275.59	Refinance
15		Loan	12-18 Meserole	2.2%	SMC	Starwood Mortgage Capital LLC	$17,600,000	$17,600,000	$17,600,000	$628,571.43	Refinance

A-1-1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Property Flag	Deal Name	% of Initial Pool Balance	Mortgage Loan Seller(1)	Mortgage Loan Originator	Original Balance(2)	Cut-off Date Balance(2)(3)	Maturity/ARD Balance(2)	Cut-off Date Balance per SF/ Units/Rooms	Loan Purpose
16		Loan	Kings Mountain Center	2.2%	SGFC	Societe Generale Financial Corporation	$17,000,000	$17,000,000	$15,593,622	$195.35	Acquisition
17		Loan	950 2nd Avenue	1.9%	LCF	Ladder Capital Finance LLC	$15,250,000	$15,250,000	$15,250,000	$1,877.62	Refinance
18		Loan	Towneplace Suites Lakeland	1.8%	Column	Column Financial, Inc.	$14,500,000	$14,500,000	$12,151,809	$129,464.29	Refinance
19		Loan	Equinox Bloomfield Hills	1.8%	LCF	Ladder Capital Finance LLC	$14,275,000	$14,275,000	$14,275,000	$298.52	Refinance
20		Loan	Maple Research Office Park	1.8%	SMC	Starwood Mortgage Capital LLC	$14,000,000	$14,000,000	$12,539,292	$66.86	Acquisition
21		Loan	Hunter Plaza	1.8%	CIBC	CIBC Inc.	$14,000,000	$14,000,000	$11,644,785	$231.28	Refinance
22		Loan	The Grove at Winter Park	1.5%	LCF	Ladder Capital Finance LLC	$12,200,000	$12,200,000	$11,301,529	$108.50	Acquisition
23		Loan	Quail Hollow	1.5%	Column	Bayview Commercial Mortgage Finance, LLC	$11,900,000	$11,900,000	$9,753,151	$123.83	Acquisition
24		Loan	Hampton Inn Livonia	1.5%	SMC	Starwood Mortgage Capital LLC	$11,500,000	$11,487,402	$9,416,663	$104,430.93	Refinance
25		Loan	University Square Bozeman	1.4%	CIBC	CIBC Inc.	$11,200,000	$11,200,000	$10,308,939	$84.91	Refinance
26		Loan	Schnader Properties Portfolio	1.4%	CIBC	CIBC Inc.	$11,000,000	$11,000,000	$11,000,000	$57,591.62	Refinance
26.01		Property	Turnquist Apartments				$7,025,210	$7,025,210	$7,025,210	$57,591.62
26.02		Property	Northern Parkway Apartments				$1,879,552	$1,879,552	$1,879,552	$57,591.62
26.03		Property	Cypress Garden Apartments				$1,170,868	$1,170,868	$1,170,868	$57,591.62
26.04		Property	Harford Road Apartments (5101-5105)				$924,370	$924,370	$924,370	$57,591.62
27		Loan	Staybridge Suites Austin South	1.2%	SGFC	Societe Generale Financial Corporation	$9,500,000	$9,485,734	$7,141,281	$120,072.59	Refinance
28		Loan	616 Lofts on Michigan	1.2%	LCF	Ladder Capital Finance LLC	$9,350,000	$9,350,000	$8,458,594	$173,148.15	Refinance
29		Loan	1600 Western Buildings	1.1%	CIBC	CIBC Inc.	$9,000,000	$9,000,000	$7,600,716	$31.01	Refinance
30		Loan	Towneplace Suites Albuquerque	1.1%	Column	Column Financial, Inc.	$8,700,000	$8,700,000	$7,269,336	$95,604.40	Refinance
31		Loan	3030 Bridgeway	1.1%	LCF	Ladder Capital Finance LLC	$8,650,000	$8,650,000	$8,650,000	$271.35	Refinance
32		Loan	Bell Creek Commons	1.1%	SMC	Starwood Mortgage Capital LLC	$8,500,000	$8,500,000	$7,786,926	$181.52	Refinance
33		Loan	All Storage Watauga	1.0%	SGFC	Societe Generale Financial Corporation	$8,000,000	$8,000,000	$8,000,000	$10,050.25	Refinance
34		Loan	VASA Fitness Denver	1.0%	SGFC	Societe Generale Financial Corporation	$8,000,000	$8,000,000	$6,552,402	$131.88	Refinance
35		Loan	Ambassador Way	1.0%	SGFC	Societe Generale Financial Corporation	$7,700,000	$7,700,000	$6,978,438	$39.02	Refinance
36		Loan	RV Ranch of Keene	0.9%	LCF	Ladder Capital Finance LLC	$7,000,000	$6,990,222	$5,335,599	$27,520.56	Refinance
37		Loan	Union Crossing	0.9%	Column	Bayview Commercial Mortgage Finance, LLC	$6,975,000	$6,937,166	$5,817,462	$87.76	Acquisition
38		Loan	VASA Fitness Spanish Fork	0.8%	SGFC	Societe Generale Financial Corporation	$6,440,000	$6,440,000	$5,274,683	$128.25	Refinance
39		Loan	Comfort Suites Grand Rapids North	0.8%	SMC	Starwood Mortgage Capital LLC	$6,100,000	$6,093,027	$4,964,069	$70,849.16	Acquisition
40		Loan	27 East 20th Street	0.8%	LCF	Ladder Capital Finance LLC	$6,000,000	$6,000,000	$6,000,000	$1,333.93	Refinance
41		Loan	VASA Fitness Kaysville	0.8%	SGFC	Societe Generale Financial Corporation	$5,950,000	$5,950,000	$4,873,349	$115.64	Refinance
42		Loan	Buffalo Springs Point	0.7%	CIBC	CIBC Inc.	$5,600,000	$5,600,000	$4,815,799	$377.36	Refinance
43		Loan	CrestHill Suites - East Syracuse	0.6%	SGFC	Societe Generale Financial Corporation	$5,000,000	$4,978,062	$3,807,212	$59,976.65	Refinance
44		Loan	Albertsons	0.5%	LCF	Ladder Capital Finance LLC	$4,243,000	$4,243,000	$3,716,624	$96.51	Acquisition
45		Loan	Naples Retail Center	0.5%	LCF	Ladder Capital Finance LLC	$3,875,000	$3,867,384	$3,255,164	$136.51	Acquisition
46		Loan	Walnut Professional Building	0.4%	SMC	Starwood Mortgage Capital LLC	$3,500,000	$3,500,000	$3,500,000	$144.92	Refinance
47		Loan	Microtel Michigan City	0.4%	LCF	Ladder Capital Finance LLC	$3,500,000	$3,500,000	$2,742,822	$51,470.59	Refinance

A-1-2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Property Flag	Deal Name	Sponsor	Non-Recourse Carveout Guarantor
1		Loan	3 Columbus Circle	Joseph Moinian	Joseph Moinian
2		Loan	GNL Industrial Portfolio	Global Net Lease Operating Partnership, L.P.	Global Net Lease Operating Partnership, L.P.
2.01		Property	FedEx Ground Package System - San Antonio
2.02		Property	Rubbermaid - Akron
2.03		Property	Bush Industries - Jamestown
2.04		Property	Chemours - Pass Christian
2.05		Property	Wolverine World Wide - Howard City
2.06		Property	FedEx Freight - Greenville
2.07		Property	Diebold Nixdorf - North Canton
2.08		Property	FedEx Freight - Blackfoot
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village
2.10		Property	XPO Logistics - Grand Rapids
2.11		Property	XPO Logistics - Aurora
2.12		Property	XPO Logistics - Salina
2.13		Property	XPO Logistics - Riverton
2.14		Property	XPO Logistics - Waite Park
2.15		Property	XPO Logistics - Uhrichsville
2.16		Property	XPO Logistics - Vincennes
3		Loan	Embassy Suites Seattle Bellevue	Parkview International, Inc.; Aimbridge Hospitality	KAJ Investments I, Limited; Washington Square Guarantor LLC
4		Loan	SWVP Portfolio	Southwest Value Partners Fund XVI, LP	Southwest Value Partners Fund XVI, LP
4.01		Property	InterContinental
4.02		Property	DoubleTree Sunrise
4.03		Property	DoubleTree Charlotte
4.04		Property	DoubleTree RTP
5		Loan	Hilton Baltimore BWI Airport	David B. Pollin; Robert E. Buccini; Christopher F. Buccini	David B. Pollin; Robert E. Buccini; Christopher F. Buccini
6		Loan	Santa Fe Portfolio	Gerald P. Peters	Gerald P. Peters and Kathleen K. Peters, as trustees of the Kathleen K. Peters and Gerald P. Peters III Revocable Trust (u/t/d 9/29/2008); Gerald P. Peters
6.01		Property	The Peters Project
6.02		Property	Plaza Mercado
6.03		Property	Century Plaza
6.04		Property	Peters Corp. HQ
6.05		Property	Santa Fe Properties
6.06		Property	Springer Plaza
6.07		Property	132 E. Marcy
6.08		Property	Bendelier House
6.09		Property	216 Washington
6.10		Property	El Mercado Viejo
6.11		Property	417-419 Orchard
7		Loan	ExchangeRight Net Leased Portfolio 26	ExchangeRight Real Estate, LLC; David Fisher; Joshua Ungerecht; Warren Thomas	ExchangeRight Real Estate, LLC; David Fisher; Joshua Ungerecht; Warren Thomas
7.01		Property	Hy-Vee - Oakdale (10th Street), MN
7.02		Property	Pick n Save - Wausau (Bridge), WI
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN
7.09		Property	Walgreens - McDonough (Hwy 81), GA
7.10		Property	CVS - Fayetteville, GA
7.11		Property	Tractor Supply - Conyers (Highway 20), GA
7.12		Property	Walgreens - Milwaukee (Howell), WI
7.13		Property	Advance Auto Parts - Midlothian, VA
7.14		Property	AutoZone - Merrillville (Colorado), IN
7.15		Property	Dollar General - Uniontown (Cleveland), OH
7.16		Property	Dollar General - Cleveland (Dalton), TN
7.17		Property	Dollar General - Edinburg (Hwy 107), TX
7.18		Property	Dollar General - Alton (West Main), TX
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN
8		Loan	The Box House Hotel	Joseph Torres	Joseph Torres
9		Loan	787 Eleventh Avenue	TABLE Holdings, L.P.; Georgetown Company; William A. Ackman; Adam R. Flatto	William A. Ackman; Adam R. Flatto
10		Loan	Darden Headquarters	U.S. Realty Advisors, LLC	USRA Net Lease II Capital Corp.
11		Loan	Great Wolf Lodge Southern California	McWhinney Real Estate Services, Inc.; Chad McWhinney; Troy McWhinney; Great Wolf Resorts, Inc.	McWhinney Holding Company, LLLP
12		Loan	Ambassador Crossing	Michael C. Ainbinder; Barton L. Duckworth	Michael C. Ainbinder; Barton L. Duckworth
13		Loan	167 Graham Avenue	Joseph Brunner; Toby Mandel; Malky Landau; Meir David Tabak	Joseph Brunner; Toby Mandel; Malky Landau; Meir David Tabak
14		Loan	Cardenas Market Center	Edward S. Franklin; Steve Glusker	Edward S. Franklin; Steve Glusker
15		Loan	12-18 Meserole	Devorah Lefkowitz	Devorah Lefkowitz

A-1-3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Property Flag	Deal Name	Sponsor	Non-Recourse Carveout Guarantor
16		Loan	Kings Mountain Center	AGC Equity Partners Investments Ltd.	AGC US Data Center Holdco, LLC
17		Loan	950 2nd Avenue	Jacob Klein	Jacob Klein
18		Loan	Towneplace Suites Lakeland	Dewey F. Weaver, Jr.	Dewey F. Weaver, Jr.
19		Loan	Equinox Bloomfield Hills	Related Special Assets LLC	Related Special Assets LLC
20		Loan	Maple Research Office Park	Brad Pincus; Steven Kalabat; Bruce Federman	Brad Pincus; Steven Kalabat; Bruce Federman
21		Loan	Hunter Plaza	Gabe Arechaederra; Rudy Nodar	Gabe Arechaederra; Rudy Nodar
22		Loan	The Grove at Winter Park	Michael S. Outlaw; Jacob Kobi Avrahami	Michael S. Outlaw; Jacob Kobi Avrahami
23		Loan	Quail Hollow	Ephraim Hasenfeld	Ephraim Hasenfeld
24		Loan	Hampton Inn Livonia	Majid Koza	Majid Koza
25		Loan	University Square Bozeman	E. Stanley Kroenke	E. Stanley Kroenke
26		Loan	Schnader Properties Portfolio	George L. Schnader, III	George L. Schnader, III
26.01		Property	Turnquist Apartments
26.02		Property	Northern Parkway Apartments
26.03		Property	Cypress Garden Apartments
26.04		Property	Harford Road Apartments (5101-5105)
27		Loan	Staybridge Suites Austin South	Minhas Ladiwalla	Minhas Ladiwalla
28		Loan	616 Lofts on Michigan	Jeffrey L. Baker; Raymond A. Lanning	Jeffrey L. Baker; Raymond A. Lanning
29		Loan	1600 Western Buildings	Dorothy M. Flisk	Dorothy M. Flisk
30		Loan	Towneplace Suites Albuquerque	Dewey F. Weaver, Jr.	Dewey F. Weaver, Jr.
31		Loan	3030 Bridgeway	Willis K. Polite, Jr.; Dennis P. Fisco; Mark B. Polite; Trent Isgrig	Willis K. Polite, Jr.; Dennis P. Fisco; Mark B. Polite; Trent Isgrig
32		Loan	Bell Creek Commons	Alan C. Fox	Alan C. Fox
33		Loan	All Storage Watauga	Jay Schuminsky	Jay Schuminsky
34		Loan	VASA Fitness Denver	Kevin B. Hawkins; Kevin B. Hawkins & Jean S. Hawkins Trust dated December 24, 2012	Kevin B. Hawkins; Kevin B. Hawkins & Jean S. Hawkins Trust dated December 24, 2012
35		Loan	Ambassador Way	K. Alan Hassenflu	K. Alan Hassenflu
36		Loan	RV Ranch of Keene	Ronald D. Bowyer	Ronald D. Bowyer
37		Loan	Union Crossing	Kevin Dhillon; Daniella Dhillon	Kevin Dhillon; Daniella Dhillon
38		Loan	VASA Fitness Spanish Fork	Kevin B. Hawkins; Kevin B. Hawkins & Jean S. Hawkins Trust dated December 24, 2012; David Gaskill	Kevin B. Hawkins; Kevin B. Hawkins & Jean S. Hawkins Trust dated December 24, 2012; David Gaskill
39		Loan	Comfort Suites Grand Rapids North	Dante Bacall	Dante Bacall
40		Loan	27 East 20th Street	David Switzer; Stefano Secchi	David Switzer; Stefano Secchi
41		Loan	VASA Fitness Kaysville	Kevin B. Hawkins; Kevin B. Hawkins & Jean S. Hawkins Trust dated December 24, 2012; David Gaskill	Kevin B. Hawkins; Kevin B. Hawkins & Jean S. Hawkins Trust dated December 24, 2012; David Gaskill
42		Loan	Buffalo Springs Point	J Christopher Dapper; Scott Silver	J Christopher Dapper; Scott Silver
43		Loan	CrestHill Suites - East Syracuse	Apurv Vajifdar	Apurv Vajifdar
44		Loan	Albertsons	The Constanzo Family Trust; James R. Costanzo; Susan J. Costanzo	The Constanzo Family Trust; James R. Costanzo; Susan J. Costanzo
45		Loan	Naples Retail Center	Faisal Jacobo Cure Orfale	Faisal Jacobo Cure Orfale
46		Loan	Walnut Professional Building	David C. Anderson	David C. Anderson
47		Loan	Microtel Michigan City	Nimesh Patel; Ankit Patel	Nimesh Patel; Ankit Patel

A-1-4

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY CHARACTERISTICS

Loan ID	Footnotes	Property Flag	Deal Name	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date(4)	Address	City	County	State
1		Loan	3 Columbus Circle	1	Office	CBD	Fee	NAP	3 Columbus Circle	New York	New York	NY
2		Loan	GNL Industrial Portfolio	16	Industrial	Various	Various	Various	Various	Various	Various	Various
2.01		Property	FedEx Ground Package System - San Antonio	1	Industrial	Warehouse/Distribution	Fee	NAP	6808 Ascot Park Drive	San Antonio	Bexar	TX
2.02		Property	Rubbermaid - Akron	1	Industrial	Warehouse/Distribution	Fee	NAP	3009 Gilchrist Road	Akron	Summit	OH
2.03		Property	Bush Industries - Jamestown	1	Industrial	Manufacturing	Fee	NAP	1885 Mason Drive	Jamestown	Chautauqua	NY
2.04		Property	Chemours - Pass Christian	1	Industrial	Flex	Fee	NAP	7990 Kiln Delisle Road	Pass Christian	Harrison	MS
2.05		Property	Wolverine World Wide - Howard City	1	Industrial	Warehouse/Distribution	Fee	NAP	214 Washburn Street	Howard City	Montcalm	MI
2.06		Property	FedEx Freight - Greenville	1	Industrial	Warehouse	Fee	NAP	1200 Industrial Boulevard	Greenville	Pitt	NC
2.07		Property	Diebold Nixdorf - North Canton	1	Industrial	Manufacturing	Leasehold	12/31/2035	5571 Global Gateway	North Canton	Stark	OH
2.08		Property	FedEx Freight - Blackfoot	1	Industrial	Warehouse/Distribution	Fee	NAP	76 West 450 North	Blackfoot	Bingham	ID
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village	1	Industrial	Manufacturing	Fee	NAP	1100 East Devon Avenue	Elk Grove Village	Cook	IL
2.10		Property	XPO Logistics - Grand Rapids	1	Industrial	Flex	Fee	NAP	5350 Kraft Avenue Southeast	Grand Rapids	Kent	MI
2.11		Property	XPO Logistics - Aurora	1	Industrial	Flex	Fee	NAP	1618 Anderson Drive	Aurora	Hamilton	NE
2.12		Property	XPO Logistics - Salina	1	Industrial	Flex	Fee	NAP	358 East Berg Road	Salina	Saline	KS
2.13		Property	XPO Logistics - Riverton	1	Industrial	Flex	Fee	NAP	7220 CCX Road	Riverton	Sangamon	IL
2.14		Property	XPO Logistics - Waite Park	1	Industrial	Warehouse/Distribution	Fee	NAP	301 33rd Avenue South	Waite Park	Stearns	MN
2.15		Property	XPO Logistics - Uhrichsville	1	Industrial	Warehouse/Distribution	Fee	NAP	2401 North Water Street	Uhrichsville	Tuscarawas	OH
2.16		Property	XPO Logistics - Vincennes	1	Industrial	Warehouse/Distribution	Fee	NAP	3635 Keller Road	Vincennes	Knox	IN
3		Loan	Embassy Suites Seattle Bellevue	1	Hotel	Full Service	Fee	NAP	3225 158th Avenue Southeast	Bellevue	King	WA
4		Loan	SWVP Portfolio	4	Hotel	Full Service	Fee	NAP	Various	Various	Various	Various
4.01		Property	InterContinental	1	Hotel	Full Service	Fee	NAP	444 Saint Charles Avenue	New Orleans	Orleans Parish	LA
4.02		Property	DoubleTree Sunrise	1	Hotel	Full Service	Fee	NAP	13400 West Sunrise Boulevard	Sunrise	Broward	FL
4.03		Property	DoubleTree Charlotte	1	Hotel	Full Service	Fee	NAP	6300 Morrison Boulevard	Charlotte	Mecklenburg	NC
4.04		Property	DoubleTree RTP	1	Hotel	Full Service	Fee	NAP	4810 Page Creek Lane	Durham	Durham	NC
5		Loan	Hilton Baltimore BWI Airport	1	Hotel	Full Service	Fee	NAP	1739 West Nursery Road	Linthicum Heights	Anne Arundel	MD
6		Loan	Santa Fe Portfolio	11	Various	Various	Fee	NAP	Various	Santa Fe	Santa Fe	NM
6.01		Property	The Peters Project	1	Retail	Single Tenant	Fee	NAP	1011 Paseo de Peralta	Santa Fe	Santa Fe	NM
6.02		Property	Plaza Mercado	1	Retail	Unanchored	Fee	NAP	112 West San Francisco Street	Santa Fe	Santa Fe	NM
6.03		Property	Century Plaza	1	Retail	Unanchored	Fee	NAP	4056 Cerrillos Road	Santa Fe	Santa Fe	NM
6.04		Property	Peters Corp. HQ	1	Office	Suburban	Fee	NAP	124 East Marcy Street	Santa Fe	Santa Fe	NM
6.05		Property	Santa Fe Properties	1	Office	Suburban	Fee	NAP	1000 Paseo de Peralta	Santa Fe	Santa Fe	NM
6.06		Property	Springer Plaza	1	Retail	Unanchored	Fee	NAP	225-235 Don Gaspar Avenue	Santa Fe	Santa Fe	NM
6.07		Property	132 E. Marcy	1	Mixed Use	Retail / Office	Fee	NAP	132 East Marcy Street	Santa Fe	Santa Fe	NM
6.08		Property	Bendelier House	1	Retail	Single Tenant	Fee	NAP	1005 Paseo de Peralta	Santa Fe	Santa Fe	NM
6.09		Property	216 Washington	1	Office	Suburban	Fee	NAP	216 Washington Avenue	Santa Fe	Santa Fe	NM
6.10		Property	El Mercado Viejo	1	Retail	Single Tenant	Fee	NAP	222 Old Santa Fe Trail	Santa Fe	Santa Fe	NM
6.11		Property	417-419 Orchard	1	Office	Suburban	Fee	NAP	417-419 Orchard Drive	Santa Fe	Santa Fe	NM
7		Loan	ExchangeRight Net Leased Portfolio 26	19	Retail	Single Tenant	Fee	NAP	Various	Various	Various	Various
7.01		Property	Hy-Vee - Oakdale (10th Street), MN	1	Retail	Single Tenant	Fee	NAP	7180 10th Street North	Oakdale	Washington	MN
7.02		Property	Pick n Save - Wausau (Bridge), WI	1	Retail	Single Tenant	Fee	NAP	205 Central Bridge Street	Wausau	Marathon	WI
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX	1	Retail	Single Tenant	Fee	NAP	10800 Highway 242	Conroe	Montgomery	TX
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA	1	Retail	Single Tenant	Fee	NAP	100 West Judge Perez Drive	Chalmette	Saint Bernard	LA
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX	1	Retail	Single Tenant	Fee	NAP	13410 FM 1764 Road	Santa Fe	Galveston	TX
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX	1	Retail	Single Tenant	Fee	NAP	1511 West Interstate 20	Odessa	Ector	TX
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH	1	Retail	Single Tenant	Fee	NAP	5508 Bridgetown Road	Cincinnati	Hamilton	OH
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN	1	Retail	Single Tenant	Fee	NAP	130 South Creasy Lane	Lafayette	Tippecanoe	IN
7.09		Property	Walgreens - McDonough (Hwy 81), GA	1	Retail	Single Tenant	Fee	NAP	896 Highway 81 East	McDonough	Henry	GA
7.10		Property	CVS - Fayetteville, GA	1	Retail	Single Tenant	Fee	NAP	480 Glynn Street	Fayetteville	Fayette	GA
7.11		Property	Tractor Supply - Conyers (Highway 20), GA	1	Retail	Single Tenant	Fee	NAP	4461 Highway 20 Southeast	Conyers	Rockdale	GA
7.12		Property	Walgreens - Milwaukee (Howell), WI	1	Retail	Single Tenant	Fee	NAP	3701 South Howell Avenue	Milwaukee	Milwaukee	WI
7.13		Property	Advance Auto Parts - Midlothian, VA	1	Retail	Single Tenant	Fee	NAP	10710 Hull Street Road	Midlothian	Chesterfield	VA
7.14		Property	AutoZone - Merrillville (Colorado), IN	1	Retail	Single Tenant	Fee	NAP	8130 Colorado Street	Merrillville	Lake	IN
7.15		Property	Dollar General - Uniontown (Cleveland), OH	1	Retail	Single Tenant	Fee	NAP	13229 Cleveland Avenue Northwest	Uniontown	Stark	OH
7.16		Property	Dollar General - Cleveland (Dalton), TN	1	Retail	Single Tenant	Fee	NAP	3609 Dalton Pike Southeast	Cleveland	Bradley	TN
7.17		Property	Dollar General - Edinburg (Hwy 107), TX	1	Retail	Single Tenant	Fee	NAP	8920 East Highway 107	Edinburg	Hidalgo	TX
7.18		Property	Dollar General - Alton (West Main), TX	1	Retail	Single Tenant	Fee	NAP	2708 West Main Avenue	Alton	Hidalgo	TX
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN	1	Retail	Single Tenant	Fee	NAP	1100 Ash Ridge Drive	Clarksville	Montgomery	TN
8		Loan	The Box House Hotel	1	Hotel	Full Service	Fee	NAP	77 Box Street	Brooklyn	Kings	NY
9		Loan	787 Eleventh Avenue	1	Mixed Use	Retail / Office	Fee	NAP	787 Eleventh Avenue	New York	New York	NY
10		Loan	Darden Headquarters	1	Office	Suburban	Fee	NAP	1000 Darden Center Drive	Orlando	Orange	FL
11		Loan	Great Wolf Lodge Southern California	1	Hotel	Full Service	Fee	NAP	12681 Harbor Boulevard	Garden Grove	Orange	CA
12		Loan	Ambassador Crossing	1	Retail	Anchored	Fee & Leasehold	Phase I: 9/30/2060; Phase II: 1/31/2063	NEC Ambassador Caffery Parkway & Settlers Trace Boulevard	Lafayette	Lafayette	LA
13		Loan	167 Graham Avenue	1	Multifamily	Mid-Rise	Fee	NAP	167 Graham Avenue	Brooklyn	Kings	NY
14		Loan	Cardenas Market Center	1	Retail	Anchored	Fee	NAP	16184, 16192, 16212 and 16232 Foothill Boulevard; 8023 Citrus Avenue	Fontana	San Bernardino	CA
15		Loan	12-18 Meserole	1	Multifamily	Mid-Rise	Fee	NAP	12-18 Meserole Street	Brooklyn	Kings	NY

A-1-5

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY CHARACTERISTICS

Loan ID	Footnotes	Property Flag	Deal Name	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date(4)	Address	City	County	State
16		Loan	Kings Mountain Center	1	Office	Data Center	Fee	NAP	140 Riverside Court	Kings Mountain	Cleveland	NC
17		Loan	950 2nd Avenue	1	Retail	Unanchored	Fee	NAP	950 2nd Avenue	New York	New York	NY
18		Loan	Towneplace Suites Lakeland	1	Hotel	Extended Stay	Fee	NAP	3370 US Highway 98 North	Lakeland	Polk	FL
19		Loan	Equinox Bloomfield Hills	1	Retail	Single Tenant	Fee	NAP	4065 West Maple	Bloomfield Hills	Oakland	MI
20		Loan	Maple Research Office Park	1	Office	Suburban	Fee	NAP	1650, 1775, 1875, 1960 and 1965 Research Drive	Troy	Oakland	MI
21		Loan	Hunter Plaza	1	Retail	Anchored	Fee	NAP	1800 Market Place Boulevard	Irving	Dallas	TX
22		Loan	The Grove at Winter Park	1	Retail	Anchored	Fee	NAP	4270 Aloma Avenue	Winter Park	Seminole	FL
23		Loan	Quail Hollow	1	Office	Suburban	Fee	NAP	6525 North Quail Hollow Road	Memphis	Shelby	TN
24		Loan	Hampton Inn Livonia	1	Hotel	Limited Service	Fee	NAP	28151 Schoolcraft Road	Livonia	Wayne	MI
25		Loan	University Square Bozeman	1	Retail	Anchored	Fee	NAP	200 South 23rd Avenue	Bozeman	Gallatin	MT
26		Loan	Schnader Properties Portfolio	4	Multifamily	Garden	Fee	NAP	Various	Various	Various	MD
26.01		Property	Turnquist Apartments	1	Multifamily	Garden	Fee	NAP	110 Windward Court	Elkton	Cecil	MD
26.02		Property	Northern Parkway Apartments	1	Multifamily	Garden	Fee	NAP	401-409 East Northern Parkway	Baltimore	City of Baltimore	MD
26.03		Property	Cypress Garden Apartments	1	Multifamily	Garden	Fee	NAP	1402-1410 Cypress Street	Baltimore	City of Baltimore	MD
26.04		Property	Harford Road Apartments (5101-5105)	1	Multifamily	Garden	Fee	NAP	5101-5105 Harford Road	Baltimore	City of Baltimore	MD
27		Loan	Staybridge Suites Austin South	1	Hotel	Extended Stay	Fee	NAP	901 Little Texas Lane	Austin	Travis	TX
28		Loan	616 Lofts on Michigan	1	Multifamily	Mid-Rise	Fee	NAP	740 Michigan Street NE	Grand Rapids	Kent	MI
29		Loan	1600 Western Buildings	1	Industrial	Warehouse	Fee	NAP	2443 & 2444 West 16th Street	Chicago	Cook	IL
30		Loan	Towneplace Suites Albuquerque	1	Hotel	Extended Stay	Fee	NAP	5511 Office Boulevard Northeast	Albuquerque	Bernalillo	NM
31		Loan	3030 Bridgeway	1	Office	Suburban	Fee	NAP	3030 Bridgeway	Sausalito	Marin	CA
32		Loan	Bell Creek Commons	1	Retail	Anchored	Fee	NAP	7285, 7290-7297 Battle Hill Drive	Mechanicsville	Hanover	VA
33		Loan	All Storage Watauga	1	Self Storage	Self Storage	Fee	NAP	5431 Watauga Road	Watauga	Tarrant	TX
34		Loan	VASA Fitness Denver	1	Retail	Single Tenant	Fee	NAP	1955 South Sheridan Boulevard	Denver	Denver	CO
35		Loan	Ambassador Way	1	Retail	Anchored	Fee	NAP	3300 Ambassador Caffery Parkway	Lafayette	Lafayette	LA
36		Loan	RV Ranch of Keene	1	Manufactured Housing	RV Park	Fee	NAP	325 West Business Highway 67	Keene	Johnson	TX
37		Loan	Union Crossing	1	Retail	Anchored	Fee	NAP	4302-4410 West Union Hills Drive	Glendale	Maricopa	AZ
38		Loan	VASA Fitness Spanish Fork	1	Retail	Single Tenant	Fee	NAP	662 North 800 East	Spanish Fork	Utah	UT
39		Loan	Comfort Suites Grand Rapids North	1	Hotel	Limited Service	Fee	NAP	350 Dodge Street	Comstock Park	Kent	MI
40		Loan	27 East 20th Street	1	Mixed Use	Multifamily / Retail	Fee	NAP	27 East 20th Street	New York	New York	NY
41		Loan	VASA Fitness Kaysville	1	Retail	Single Tenant	Fee	NAP	170 West 200 North	Kaysville	Davis	UT
42		Loan	Buffalo Springs Point	1	Retail	Unanchored	Fee	NAP	7355 South Buffalo Drive	Las Vegas	Clark	NV
43		Loan	CrestHill Suites - East Syracuse	1	Hotel	Extended Stay	Fee	NAP	6410 New Venture Gear Drive	East Syracuse	Onondaga	NY
44		Loan	Albertsons	1	Retail	Single Tenant	Fee	NAP	1076 Cy Avenue	Casper	Natrona	WY
45		Loan	Naples Retail Center	1	Retail	Unanchored	Fee	NAP	7785-7795 Davis Boulevard	Naples	Collier	FL
46		Loan	Walnut Professional Building	1	Office	Medical	Fee	NAP	306 Walnut Avenue	San Diego	San Diego	CA
47		Loan	Microtel Michigan City	1	Hotel	Limited Service	Fee	NAP	9834 West 400 North	Michigan	LaPorte	IN

A-1-6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY CHARACTERISTICS

Loan ID	Footnotes	Property Flag	Deal Name	Zip Code	Year Built	Year Renovated	Net Rentable Area SF/Units/ Rooms(4)(5)	Units of Measure	Occupancy Rate(5)	Occupancy Rate As-of Date(5)	Appraised Value(7)	Appraisal As-of Date(7)
1		Loan	3 Columbus Circle	10019	1927	2010-2013	753,713	Square Feet	97.2%	1/1/2019	$1,080,000,000	1/1/2019
2		Loan	GNL Industrial Portfolio	Various	Various	Various	2,443,208	Square Feet	100.0%	3/31/2019	$150,090,000	Various
2.01		Property	FedEx Ground Package System - San Antonio	78238	2008/2012	NAP	168,576	Square Feet	100.0%	3/31/2019	$26,400,000	1/18/2019
2.02		Property	Rubbermaid - Akron	44305	1953, 1969, 2005	2018	668,592	Square Feet	100.0%	3/31/2019	$21,900,000	1/17/2019
2.03		Property	Bush Industries - Jamestown	14701	1985, 1986, 1989	2007	456,094	Square Feet	100.0%	3/31/2019	$18,300,000	1/21/2019
2.04		Property	Chemours - Pass Christian	39571	2018	NAP	300,000	Square Feet	100.0%	3/31/2019	$18,700,000	1/18/2019
2.05		Property	Wolverine World Wide - Howard City	49329	1998	2003	468,635	Square Feet	100.0%	3/31/2019	$15,000,000	1/21/2019
2.06		Property	FedEx Freight - Greenville	27834	2018	NAP	29,051	Square Feet	100.0%	3/31/2019	$11,100,000	1/16/2019
2.07		Property	Diebold Nixdorf - North Canton	44720	2005	NAP	158,330	Square Feet	100.0%	3/31/2019	$10,500,000	1/17/2019
2.08		Property	FedEx Freight - Blackfoot	83221	2017	NAP	21,574	Square Feet	100.0%	3/31/2019	$6,550,000	1/23/2019
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village	60007	1980	NAP	60,798	Square Feet	100.0%	3/31/2019	$8,200,000	1/21/2019
2.10		Property	XPO Logistics - Grand Rapids	49512	2003	NAP	28,070	Square Feet	100.0%	3/31/2019	$3,200,000	1/21/2019
2.11		Property	XPO Logistics - Aurora	68818	2004	2013	15,700	Square Feet	100.0%	3/31/2019	$2,470,000	1/23/2019
2.12		Property	XPO Logistics - Salina	67401	2002	NAP	15,029	Square Feet	100.0%	3/31/2019	$2,300,000	1/16/2019
2.13		Property	XPO Logistics - Riverton	62561	1989	2009	14,881	Square Feet	100.0%	3/31/2019	$1,600,000	1/21/2019
2.14		Property	XPO Logistics - Waite Park	56387	2001	NAP	14,160	Square Feet	100.0%	3/31/2019	$1,530,000	1/21/2019
2.15		Property	XPO Logistics - Uhrichsville	44683	1991	2001	15,068	Square Feet	100.0%	3/31/2019	$1,400,000	1/17/2019
2.16		Property	XPO Logistics - Vincennes	47591	2001	NAP	8,650	Square Feet	100.0%	3/31/2019	$940,000	1/23/2019
3		Loan	Embassy Suites Seattle Bellevue	98008	1990	2015-2016	240	Rooms	79.3%	4/30/2019	$64,000,000	12/14/2018
4		Loan	SWVP Portfolio	Various	Various	Various	1,192	Rooms	80.3%	1/31/2019	$335,600,000	10/16/2018
4.01		Property	InterContinental	70130	1983	2015	484	Rooms	78.7%	1/31/2019	$170,000,000	10/12/2018
4.02		Property	DoubleTree Sunrise	33323	2001	2016	252	Rooms	87.2%	1/31/2019	$61,000,000	10/15/2018
4.03		Property	DoubleTree Charlotte	28211	1985	2019	207	Rooms	80.4%	1/31/2019	$50,000,000	10/11/2018
4.04		Property	DoubleTree RTP	27703	1988	2016	249	Rooms	76.1%	1/31/2019	$40,200,000	10/16/2018
5		Loan	Hilton Baltimore BWI Airport	21090	2006	2014-2018	280	Rooms	77.7%	2/28/2019	$55,600,000	1/10/2019
6		Loan	Santa Fe Portfolio	Various	Various	Various	218,058	Square Feet	95.4%	12/31/2018	$52,575,000	8/31/2018
6.01		Property	The Peters Project	87501	1998	NAP	46,928	Square Feet	100.0%	12/31/2018	$16,000,000	8/31/2018
6.02		Property	Plaza Mercado	87501	1890	NAP	61,185	Square Feet	96.1%	12/31/2018	$12,300,000	8/31/2018
6.03		Property	Century Plaza	87507	1994	NAP	47,318	Square Feet	85.7%	12/31/2018	$7,200,000	8/31/2018
6.04		Property	Peters Corp. HQ	87501	1987	NAP	9,924	Square Feet	100.0%	12/31/2018	$2,650,000	8/31/2018
6.05		Property	Santa Fe Properties	87501	1950	1990	12,473	Square Feet	100.0%	12/31/2018	$2,600,000	8/31/2018
6.06		Property	Springer Plaza	87501	1927	1965	18,081	Square Feet	95.4%	12/31/2018	$4,100,000	8/31/2018
6.07		Property	132 E. Marcy	87501	1970	NAP	9,309	Square Feet	100.0%	12/31/2018	$2,400,000	8/31/2018
6.08		Property	Bendelier House	87501	1880	1998	4,379	Square Feet	100.0%	12/31/2018	$2,200,000	8/31/2018
6.09		Property	216 Washington	87501	1937	NAP	4,373	Square Feet	100.0%	12/31/2018	$1,300,000	8/31/2018
6.10		Property	El Mercado Viejo	87501	2000	NAP	2,004	Square Feet	100.0%	12/31/2018	$950,000	8/31/2018
6.11		Property	417-419 Orchard	87501	1950	2018	2,084	Square Feet	100.0%	12/31/2018	$875,000	8/31/2018
7		Loan	ExchangeRight Net Leased Portfolio 26	Various	Various	Various	403,547	Square Feet	100.0%	2/15/2019	$89,145,000	Various
7.01		Property	Hy-Vee - Oakdale (10th Street), MN	55128	2015	NAP	96,336	Square Feet	100.0%	2/15/2019	$18,500,000	11/20/2018
7.02		Property	Pick n Save - Wausau (Bridge), WI	54401	2001	NAP	67,951	Square Feet	100.0%	2/15/2019	$12,000,000	2/4/2019
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX	77385	2018	NAP	21,702	Square Feet	100.0%	2/15/2019	$7,590,000	2/1/2019
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA	70043	2003	NAP	15,120	Square Feet	100.0%	2/15/2019	$6,640,000	2/12/2019
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX	77510	2017	NAP	21,702	Square Feet	100.0%	2/15/2019	$5,300,000	2/6/2019
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX	79766	2015	NAP	21,930	Square Feet	100.0%	2/15/2019	$5,230,000	2/15/2019
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH	45248	1998	NAP	13,905	Square Feet	100.0%	2/15/2019	$4,725,000	2/4/2019
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN	47905	2007	NAP	14,820	Square Feet	100.0%	2/15/2019	$4,550,000	2/2/2019
7.09		Property	Walgreens - McDonough (Hwy 81), GA	30252	2008	NAP	14,820	Square Feet	100.0%	2/15/2019	$4,400,000	2/5/2019
7.10		Property	CVS - Fayetteville, GA	30214	2000	NAP	10,164	Square Feet	100.0%	2/15/2019	$3,425,000	2/5/2019
7.11		Property	Tractor Supply - Conyers (Highway 20), GA	30013	2018	NAP	19,097	Square Feet	100.0%	2/15/2019	$3,360,000	1/30/2019
7.12		Property	Walgreens - Milwaukee (Howell), WI	53207	1965	2016	20,645	Square Feet	100.0%	2/15/2019	$2,520,000	2/1/2019
7.13		Property	Advance Auto Parts - Midlothian, VA	23112	1995	NAP	12,000	Square Feet	100.0%	2/15/2019	$1,920,000	2/5/2019
7.14		Property	AutoZone - Merrillville (Colorado), IN	46410	1998	NAP	8,077	Square Feet	100.0%	2/15/2019	$1,850,000	2/4/2019
7.15		Property	Dollar General - Uniontown (Cleveland), OH	44685	2019	NAP	9,100	Square Feet	100.0%	2/15/2019	$1,655,000	2/2/2019
7.16		Property	Dollar General - Cleveland (Dalton), TN	37323	2018	NAP	9,026	Square Feet	100.0%	2/15/2019	$1,500,000	1/31/2019
7.17		Property	Dollar General - Edinburg (Hwy 107), TX	78542	2014	NAP	9,100	Square Feet	100.0%	2/15/2019	$1,360,000	2/5/2019
7.18		Property	Dollar General - Alton (West Main), TX	78573	2014	NAP	9,026	Square Feet	100.0%	2/15/2019	$1,320,000	2/5/2019
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN	37042	2014	NAP	9,026	Square Feet	100.0%	2/15/2019	$1,300,000	2/4/2019
8		Loan	The Box House Hotel	11222	1952	2018	126	Rooms	67.5%	4/30/2019	$52,000,000	2/14/2019
9		Loan	787 Eleventh Avenue	10019	1929	2019	513,638	Square Feet	88.4%	11/01/2018	$650,000,000	12/2/2018
10		Loan	Darden Headquarters	32837	2009	NAP	525,000	Square Feet	100.0%	11/20/2018	$157,400,000	11/29/2018
11		Loan	Great Wolf Lodge Southern California	92840	2016	NAP	603	Rooms	80.8%	1/31/2019	$302,900,000	11/28/2018
12		Loan	Ambassador Crossing	70508	2014	2017	123,405	Square Feet	92.2%	4/3/2019	$40,250,000	1/16/2019
13		Loan	167 Graham Avenue	11206	2012	NAP	56	Units	100.0%	4/30/2019	$39,000,000	4/16/2019
14		Loan	Cardenas Market Center	92335	2006	NAP	67,129	Square Feet	98.1%	5/13/2019	$30,500,000	4/26/2019
15		Loan	12-18 Meserole	11206	2005	NAP	28	Units	100.0%	4/16/2019	$27,900,000	3/28/2019

A-1-7

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY CHARACTERISTICS

Loan ID	Footnotes	Property Flag	Deal Name	Zip Code	Year Built	Year Renovated	Net Rentable Area SF/Units/ Rooms(4)(5)	Units of Measure	Occupancy Rate(5)	Occupancy Rate As-of Date(5)	Appraised Value(7)	Appraisal As-of Date(7)
16		Loan	Kings Mountain Center	28086	2007	2011	215,000	Square Feet	100.0%	4/1/2019	$75,000,000	02/07/2019
17		Loan	950 2nd Avenue	10022	2012	NAP	8,122	Square Feet	100.0%	4/15/2019	$28,200,000	4/18/2019
18		Loan	Towneplace Suites Lakeland	33809	2016	NAP	112	Rooms	75.4%	2/28/2019	$20,000,000	3/8/2019
19		Loan	Equinox Bloomfield Hills	48301	1962	2018	47,819	Square Feet	100.0%	6/6/2019	$20,750,000	1/28/2019
20		Loan	Maple Research Office Park	48083	1985	2018	209,378	Square Feet	88.2%	5/1/2019	$20,500,000	3/27/2019
21		Loan	Hunter Plaza	75063	2006	2018	60,532	Square Feet	96.6%	4/29/2019	$21,000,000	4/1/2019
22		Loan	The Grove at Winter Park	32792	1985	2018	112,440	Square Feet	74.4%	5/1/2019	$18,300,000	2/15/2019
23		Loan	Quail Hollow	38120	1991	NAP	96,096	Square Feet	100.0%	4/1/2019	$16,300,000	4/9/2019
24		Loan	Hampton Inn Livonia	48150	2017	NAP	110	Rooms	69.0%	3/31/2019	$19,500,000	4/9/2019
25		Loan	University Square Bozeman	59718	1980	2009	131,908	Square Feet	94.8%	4/11/2019	$18,800,000	10/3/2018
26		Loan	Schnader Properties Portfolio	Various	Various	2018	191	Units	93.7%	3/1/2019	$17,850,000	4/3/2019
26.01		Property	Turnquist Apartments	21921	1989	2018	120	Units	94.2%	3/1/2019	$11,400,000	4/3/2019
26.02		Property	Northern Parkway Apartments	21212	1978	2018	33	Units	87.9%	3/1/2019	$3,050,000	4/3/2019
26.03		Property	Cypress Garden Apartments	21226	1972	2018	23	Units	100.0%	3/1/2019	$1,900,000	4/3/2019
26.04		Property	Harford Road Apartments (5101-5105)	21214	1977	2018	15	Units	93.3%	3/1/2019	$1,500,000	4/3/2019
27		Loan	Staybridge Suites Austin South	78745	2017	NAP	79	Rooms	77.2%	04/02/2019	$14,000,000	03/14/2019
28		Loan	616 Lofts on Michigan	49503	2016	NAP	54	Units	94.8%	5/2/2019	$12,650,000	5/1/2019
29		Loan	1600 Western Buildings	60608	1936 & 1959	2005	290,229	Square Feet	97.7%	3/1/2019	$12,900,000	11/26/2018
30		Loan	Towneplace Suites Albuquerque	87109	2012	NAP	91	Rooms	78.5%	2/28/2019	$12,500,000	3/11/2019
31		Loan	3030 Bridgeway	94965	1940	2015-2017	31,878	Square Feet	96.2%	3/31/2019	$13,300,000	3/7/2019
32		Loan	Bell Creek Commons	23111	2007	NAP	46,828	Square Feet	100.0%	3/1/2019	$12,400,000	12/29/2018
33		Loan	All Storage Watauga	76137	2003	NAP	796	Units	83.5%	04/12/2019	$13,000,000	03/26/2019
34		Loan	VASA Fitness Denver	80227	1992	2017	60,660	Square Feet	100.0%	4/1/2019	$11,720,000	04/12/2019
35		Loan	Ambassador Way	70506	1993	2011	197,351	Square Feet	100.0%	02/01/2019	$15,350,000	03/26/2019
36		Loan	RV Ranch of Keene	76059	1986	NAP	254	Pads	93.7%	3/31/2019	$12,690,000	2/19/2019
37		Loan	Union Crossing	85308	1987-2017	NAP	79,044	Square Feet	91.6%	12/18/2018	$9,300,000	11/7/2018
38		Loan	VASA Fitness Spanish Fork	84660	1995	2018	50,216	Square Feet	100.0%	5/1/2019	$9,200,000	04/01/2019
39		Loan	Comfort Suites Grand Rapids North	49321	2005	2017	86	Rooms	73.7%	2/28/2019	$10,000,000	4/1/2019
40		Loan	27 East 20th Street	10003	1925	2018	4,498	Square Feet	100.0%	2/21/2019	$9,600,000	2/7/2019
41		Loan	VASA Fitness Kaysville	84037	1996	2018	51,451	Square Feet	100.0%	5/1/2019	$8,600,000	04/02/2019
42		Loan	Buffalo Springs Point	89113	2017	NAP	14,840	Square Feet	100.0%	4/1/2019	$8,200,000	4/18/2019
43		Loan	CrestHill Suites - East Syracuse	13057	2000	2018	83	Rooms	81.3%	01/23/2019	$8,300,000	01/03/2019
44		Loan	Albertsons	82604	1987	2017	43,965	Square Feet	100.0%	10/31/2018	$6,500,000	10/9/2018
45		Loan	Naples Retail Center	34104	2006	NAP	28,330	Square Feet	94.4%	1/1/2019	$5,500,000	2/4/2019
46		Loan	Walnut Professional Building	92103	1971	2015	24,152	Square Feet	89.5%	4/1/2019	$10,000,000	3/29/2019
47		Loan	Microtel Michigan City	46360	2010	NAP	68	Rooms	56.1%	3/31/2019	$5,900,000	5/8/2019

A-1-8

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

MORTGAGE LOAN CHARACTERISTICS

Loan ID	Footnotes	Property Flag	Deal Name	Interest Rate %	Admin Fee Rate %(8)	Net Mortgage Rate %	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)
1		Loan	3 Columbus Circle	3.9140%	0.01549%	3.89851%	Actual/360	3	No	120	117	120	117	0	0	3/12/2019	4/11/2019	NAP	3/11/2029	3/11/2029	NAP	$165,348.38
2		Loan	GNL Industrial Portfolio	4.4890%	0.01424%	4.47476%	Actual/360	1	No	120	119	120	119	0	0	4/12/2019	6/6/2019	NAP	5/6/2029	5/6/2029	NAP	$184,898.48
2.01		Property	FedEx Ground Package System - San Antonio
2.02		Property	Rubbermaid - Akron
2.03		Property	Bush Industries - Jamestown
2.04		Property	Chemours - Pass Christian
2.05		Property	Wolverine World Wide - Howard City
2.06		Property	FedEx Freight - Greenville
2.07		Property	Diebold Nixdorf - North Canton
2.08		Property	FedEx Freight - Blackfoot
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village
2.10		Property	XPO Logistics - Grand Rapids
2.11		Property	XPO Logistics - Aurora
2.12		Property	XPO Logistics - Salina
2.13		Property	XPO Logistics - Riverton
2.14		Property	XPO Logistics - Waite Park
2.15		Property	XPO Logistics - Uhrichsville
2.16		Property	XPO Logistics - Vincennes
3		Loan	Embassy Suites Seattle Bellevue	5.3740%	0.01424%	5.35976%	Actual/360	4	No	120	116	60	56	360	360	1/25/2019	3/6/2019	3/6/2024	2/6/2029	2/6/2029	$232,362.19	$188,432.09
4		Loan	SWVP Portfolio	4.9580%	0.01424%	4.94376%	Actual/360	1	No	120	119	120	119	0	0	04/18/2019	06/01/2019	NAP	05/01/2029	05/01/2029	NAP	$167,562.04
4.01		Property	InterContinental
4.02		Property	DoubleTree Sunrise
4.03		Property	DoubleTree Charlotte
4.04		Property	DoubleTree RTP
5		Loan	Hilton Baltimore BWI Airport	4.7991%	0.01424%	4.78481%	Actual/360	2	No	120	118	0	0	360	358	3/12/2019	5/6/2019	NAP	4/6/2029	4/6/2029	$201,425.90	NAP
6		Loan	Santa Fe Portfolio	5.7340%	0.01424%	5.71976%	Actual/360	7	No	120	113	0	0	360	353	10/31/2018	12/6/2018	NAP	11/6/2028	11/6/2028	$209,720.46	NAP
6.01		Property	The Peters Project
6.02		Property	Plaza Mercado
6.03		Property	Century Plaza
6.04		Property	Peters Corp. HQ
6.05		Property	Santa Fe Properties
6.06		Property	Springer Plaza
6.07		Property	132 E. Marcy
6.08		Property	Bendelier House
6.09		Property	216 Washington
6.10		Property	El Mercado Viejo
6.11		Property	417-419 Orchard
7		Loan	ExchangeRight Net Leased Portfolio 26	4.5820%	0.01424%	4.56776%	Actual/360	2	No	120	118	120	118	0	0	03/06/2019	05/01/2019	NAP	04/01/2029	04/01/2029	NAP	$135,497.80
7.01		Property	Hy-Vee - Oakdale (10th Street), MN
7.02		Property	Pick n Save - Wausau (Bridge), WI
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN
7.09		Property	Walgreens - McDonough (Hwy 81), GA
7.10		Property	CVS - Fayetteville, GA
7.11		Property	Tractor Supply - Conyers (Highway 20), GA
7.12		Property	Walgreens - Milwaukee (Howell), WI
7.13		Property	Advance Auto Parts - Midlothian, VA
7.14		Property	AutoZone - Merrillville (Colorado), IN
7.15		Property	Dollar General - Uniontown (Cleveland), OH
7.16		Property	Dollar General - Cleveland (Dalton), TN
7.17		Property	Dollar General - Edinburg (Hwy 107), TX
7.18		Property	Dollar General - Alton (West Main), TX
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN
8		Loan	The Box House Hotel	5.4000%	0.01424%	5.38576%	Actual/360	0	No	120	120	0	0	360	360	5/13/2019	7/6/2019	NAP	6/6/2029	6/6/2029	$174,074.55	NAP
9		Loan	787 Eleventh Avenue	4.5303%	0.01424%	4.51608%	Actual/360	4	No	120	116	120	116	0	0	01/09/2019	03/08/2019	NAP	02/08/2029	02/08/2029	NAP	$114,830.95
10		Loan	Darden Headquarters	4.7700%	0.01424%	4.75576%	Actual/360	5	No	120	115	120	115	0	0	12/21/2018	2/6/2019	NAP	1/6/2029	1/6/2029	NAP	$120,906.25
11		Loan	Great Wolf Lodge Southern California	5.2533%	0.01549%	5.23781%	Actual/360	3	No	120	117	120	117	0	0	3/11/2019	4/11/2019	NAP	3/11/2029	3/11/2029	NAP	$133,156.56
12		Loan	Ambassador Crossing	4.8500%	0.01424%	4.83576%	Actual/360	1	No	120	119	60	59	360	360	4/9/2019	6/6/2019	6/6/2024	5/6/2029	5/6/2029	$137,199.88	$106,542.82
13		Loan	167 Graham Avenue	4.4600%	0.01424%	4.44576%	Actual/360	0	No	120	120	120	120	0	0	5/16/2019	7/6/2019	NAP	6/6/2029	6/6/2029	NAP	$96,844.98
14		Loan	Cardenas Market Center	4.0380%	0.01424%	4.02376%	Actual/360	0	No	120	120	120	120	0	0	5/14/2019	7/6/2019	NAP	6/6/2029	6/6/2029	NAP	$63,117.12
15		Loan	12-18 Meserole	4.9600%	0.01424%	4.94576%	Actual/360	1	No	120	119	120	119	0	0	4/18/2019	6/6/2019	NAP	5/6/2029	5/6/2029	NAP	$73,757.04

A-1-9

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGE LOAN CHARACTERISTICS
Loan ID	Footnotes	Property Flag	Deal Name	Interest Rate %	Admin Fee Rate %(8)	Net Mortgage Rate %	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)
16		Loan	Kings Mountain Center	4.6500%	0.01424%	4.63576%	Actual/360	2	No	120	118	60	58	360	360	03/28/2019	05/01/2019	5/1/2024	04/01/2029	04/01/2029	$87,658.26	$66,789.93
17		Loan	950 2nd Avenue	4.2200%	0.01424%	4.20576%	Actual/360	0	No	120	120	120	120	0	0	5/16/2019	7/6/2019	NAP	6/6/2029	6/6/2029	NAP	$54,374.02
18		Loan	Towneplace Suites Lakeland	4.7500%	0.01424%	4.73576%	Actual/360	0	No	120	120	12	12	360	360	5/10/2019	7/6/2019	7/6/2020	6/6/2029	6/6/2029	$75,638.86	$58,193.00
19		Loan	Equinox Bloomfield Hills	5.5450%	0.01424%	5.53076%	Actual/360	3	No	120	117	120	117	0	0	3/5/2019	4/6/2019	NAP	3/6/2029	3/6/2029	NAP	$66,878.54
20		Loan	Maple Research Office Park	5.5500%	0.05299%	5.49701%	Actual/360	0	No	120	120	36	36	360	360	5/21/2019	7/6/2019	7/6/2022	6/6/2029	6/6/2029	$79,930.21	$65,649.31
21		Loan	Hunter Plaza	4.5000%	0.01424%	4.48576%	Actual/360	0	No	120	120	12	12	360	360	5/28/2019	7/1/2019	7/1/2020	6/1/2029	6/1/2029	$70,935.94	$53,229.17
22		Loan	The Grove at Winter Park	5.3000%	0.01424%	5.28576%	Actual/360	0	No	120	120	60	60	360	360	5/23/2019	7/6/2019	7/6/2024	6/6/2029	6/6/2029	$67,747.17	$54,631.71
23		Loan	Quail Hollow	4.9000%	0.01424%	4.88576%	Actual/360	0	No	120	120	0	0	360	360	5/15/2019	7/6/2019	NAP	6/6/2029	6/6/2029	$63,156.48	NAP
24		Loan	Hampton Inn Livonia	4.8700%	0.01424%	4.85576%	Actual/360	1	No	120	119	0	0	360	359	5/3/2019	6/6/2019	NAP	5/6/2029	5/6/2029	$60,824.05	NAP
25		Loan	University Square Bozeman	4.8700%	0.01424%	4.85576%	Actual/360	1	No	120	119	60	59	360	360	4/25/2019	6/1/2019	6/1/2024	5/1/2029	5/1/2029	$59,237.34	$46,084.63
26		Loan	Schnader Properties Portfolio	4.5200%	0.01424%	4.50576%	Actual/360	0	No	120	120	120	120	0	0	5/24/2019	7/1/2019	NAP	6/1/2029	6/1/2029	$42,008.80	$42,008.80
26.01		Property	Turnquist Apartments
26.02		Property	Northern Parkway Apartments
26.03		Property	Cypress Garden Apartments
26.04		Property	Harford Road Apartments (5101-5105)
27		Loan	Staybridge Suites Austin South	5.1400%	0.01424%	5.12576%	Actual/360	1	No	120	119	0	0	300	299	5/1/2019	06/01/2019	NAP	05/01/2029	05/01/2029	$56,313.69	NAP
28		Loan	616 Lofts on Michigan	5.0200%	0.01424%	5.00576%	Actual/360	0	No	120	120	48	48	360	360	5/24/2019	7/6/2019	7/6/2023	6/6/2029	6/6/2029	$50,307.17	$39,657.42
29		Loan	1600 Western Buildings	5.0100%	0.01424%	4.99576%	Actual/360	1	No	120	119	12	11	360	360	4/8/2019	6/1/2019	6/1/2020	5/1/2029	5/1/2029	$48,368.97	$38,096.88
30		Loan	Towneplace Suites Albuquerque	4.6500%	0.01424%	4.63576%	Actual/360	0	No	120	120	12	12	360	360	5/10/2019	7/6/2019	7/6/2020	6/6/2029	6/6/2029	$44,860.40	$34,180.73
31		Loan	3030 Bridgeway	4.6500%	0.01424%	4.63576%	Actual/360	1	No	120	119	120	119	0	0	4/30/2019	6/6/2019	NAP	5/6/2029	5/6/2029	NAP	$33,984.29
32		Loan	Bell Creek Commons	4.5700%	0.01424%	4.55576%	Actual/360	2	No	120	118	60	58	360	360	4/2/2019	5/6/2019	5/6/2024	4/6/2029	4/6/2029	$43,422.51	$32,820.43
33		Loan	All Storage Watauga	4.3300%	0.01424%	4.31576%	Actual/360	1	No	120	119	120	119	0	0	04/30/2019	06/01/2019	NAP	05/01/2029	05/01/2029	NAP	$29,267.59
34		Loan	VASA Fitness Denver	4.8800%	0.01424%	4.86576%	Actual/360	0	No	120	120	0	0	360	360	05/24/2019	07/01/2019	NAP	06/01/2029	06/01/2029	$42,360.94	NAP
35		Loan	Ambassador Way	3.9200%	0.01424%	3.90576%	Actual/360	0	No	120	120	60	60	360	360	05/29/2019	07/01/2019	7/1/2024	06/01/2029	06/01/2029	$36,406.73	$25,502.69
36		Loan	RV Ranch of Keene	5.5300%	0.01424%	5.51576%	Actual/360	1	No	120	119	0	0	300	299	4/11/2019	6/6/2019	NAP	5/6/2029	5/6/2029	$43,111.63	NAP
37		Loan	Union Crossing	5.4500%	0.01424%	5.43576%	Actual/360	5	No	120	115	0	0	360	355	12/21/2018	2/6/2019	NAP	1/6/2029	1/6/2029	$39,384.75	NAP
38		Loan	VASA Fitness Spanish Fork	4.8800%	0.01424%	4.86576%	Actual/360	0	No	120	120	0	0	360	360	05/24/2019	07/01/2019	NAP	06/01/2029	06/01/2029	$34,100.56	NAP
39		Loan	Comfort Suites Grand Rapids North	4.6850%	0.06299%	4.62201%	Actual/360	1	No	120	119	0	0	360	359	4/29/2019	6/6/2019	NAP	5/6/2029	5/6/2029	$31,581.93	NAP
40		Loan	27 East 20th Street	5.4000%	0.01424%	5.38576%	Actual/360	0	No	120	120	120	120	0	0	5/14/2019	7/6/2019	NAP	6/6/2029	6/6/2029	NAP	$27,375.00
41		Loan	VASA Fitness Kaysville	4.8800%	0.01424%	4.86576%	Actual/360	0	No	120	120	0	0	360	360	05/24/2019	07/01/2019	NAP	06/01/2029	06/01/2029	$31,505.95	NAP
42		Loan	Buffalo Springs Point	4.7600%	0.01424%	4.74576%	Actual/360	0	No	120	120	24	24	360	360	5/23/2019	7/1/2019	7/1/2021	6/1/2029	6/1/2029	$29,246.01	$22,521.85
43		Loan	CrestHill Suites - East Syracuse	5.5000%	0.01424%	5.48576%	Actual/360	3	No	120	117	0	0	300	297	02/04/2019	04/01/2019	NAP	03/01/2029	03/01/2029	$30,704.37	NAP
44		Loan	Albertsons	5.5000%	0.01424%	5.48576%	Actual/360	6	No	120	114	24	18	360	360	11/16/2018	1/6/2019	1/6/2021	12/6/2028	12/6/2028	$24,091.29	$19,717.18
45		Loan	Naples Retail Center	5.6750%	0.01424%	5.66076%	Actual/360	2	No	120	118	0	0	360	358	3/7/2019	5/6/2019	NAP	4/6/2029	4/6/2029	$22,429.16	NAP
46		Loan	Walnut Professional Building	4.1000%	0.01424%	4.08576%	Actual/360	1	No	120	119	120	119	0	0	5/1/2019	6/6/2019	NAP	5/6/2029	5/6/2029	NAP	$12,124.42
47		Loan	Microtel Michigan City	6.3500%	0.01424%	6.33576%	Actual/360	0	No	120	120	0	0	300	300	5/13/2019	7/6/2019	NAP	6/6/2029	6/6/2029	$23,305.25	NAP

A-1-10

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGE LOAN CHARACTERISTICS

Loan ID	Footnotes	Property Flag	Deal Name	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type(9)	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)(10)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)(10)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio(7)(20)	Maturity Date LTV Ratio(7)	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)(11)(12)
1		Loan	3 Columbus Circle	NAP	$1,984,181	Hard	In-Place	No	No	NAP	3.11x	NAP	2.91x	45.4%	45.4%	0	0	11	L(27), Def(88), O(5)
2		Loan	GNL Industrial Portfolio	NAP	$2,218,782	Hard	In-Place	No	No	NAP	2.16x	NAP	1.98x	65.0%	65.0%	5	0	6	YM1(116), O(4)
2.01		Property	FedEx Ground Package System - San Antonio							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.02		Property	Rubbermaid - Akron							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.03		Property	Bush Industries - Jamestown							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.04		Property	Chemours - Pass Christian							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.05		Property	Wolverine World Wide - Howard City							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.06		Property	FedEx Freight - Greenville							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.07		Property	Diebold Nixdorf - North Canton							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.08		Property	FedEx Freight - Blackfoot							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.10		Property	XPO Logistics - Grand Rapids							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.11		Property	XPO Logistics - Aurora							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.12		Property	XPO Logistics - Salina							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.13		Property	XPO Logistics - Riverton							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.14		Property	XPO Logistics - Waite Park							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.15		Property	XPO Logistics - Uhrichsville							NAP	2.16x	NAP	1.98x	65.0%	65.0%
2.16		Property	XPO Logistics - Vincennes							NAP	2.16x	NAP	1.98x	65.0%	65.0%
3		Loan	Embassy Suites Seattle Bellevue	$2,788,346	$2,261,185	Hard	Springing	No	No	1.77x	2.18x	1.55x	1.91x	64.8%	60.1%	0	0	6	L(28), Def(84), O(8)
4		Loan	SWVP Portfolio	NAP	$2,010,744	Hard	Springing	No	No	NAP	2.37x	NAP	2.04x	59.6%	59.6%	0	0	1	L(25), Def(91), O(4)
4.01		Property	InterContinental							NAP	2.37x	NAP	2.04x	59.6%	59.6%
4.02		Property	DoubleTree Sunrise							NAP	2.37x	NAP	2.04x	59.6%	59.6%
4.03		Property	DoubleTree Charlotte							NAP	2.37x	NAP	2.04x	59.6%	59.6%
4.04		Property	DoubleTree RTP							NAP	2.37x	NAP	2.04x	59.6%	59.6%
5		Loan	Hilton Baltimore BWI Airport	$2,417,111	NAP	Hard	Springing	No	No	2.09x	NAP	1.81x	NAP	70.9%	59.3%	0	0	6	L(26), Def(90), O(4)
6		Loan	Santa Fe Portfolio	$2,516,646	NAP	Springing	Springing	No	No	1.50x	NAP	1.42x	NAP	68.0%	57.6%	0	0	6	L(31), Def(86), O(3)
6.01		Property	The Peters Project							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.02		Property	Plaza Mercado							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.03		Property	Century Plaza							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.04		Property	Peters Corp. HQ							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.05		Property	Santa Fe Properties							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.06		Property	Springer Plaza							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.07		Property	132 E. Marcy							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.08		Property	Bendelier House							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.09		Property	216 Washington							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.10		Property	El Mercado Viejo							1.50x	NAP	1.42x	NAP	68.0%	57.6%
6.11		Property	417-419 Orchard							1.50x	NAP	1.42x	NAP	68.0%	57.6%
7		Loan	ExchangeRight Net Leased Portfolio 26	NAP	$1,625,974	Hard	Springing	No	No	NAP	2.00x	NAP	1.92x	61.7%	61.7%	0	0	1	L(26), Def(90), O(4)
7.01		Property	Hy-Vee - Oakdale (10th Street), MN							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.02		Property	Pick n Save - Wausau (Bridge), WI							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.09		Property	Walgreens - McDonough (Hwy 81), GA							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.10		Property	CVS - Fayetteville, GA							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.11		Property	Tractor Supply - Conyers (Highway 20), GA							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.12		Property	Walgreens - Milwaukee (Howell), WI							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.13		Property	Advance Auto Parts - Midlothian, VA							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.14		Property	AutoZone - Merrillville (Colorado), IN							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.15		Property	Dollar General - Uniontown (Cleveland), OH							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.16		Property	Dollar General - Cleveland (Dalton), TN							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.17		Property	Dollar General - Edinburg (Hwy 107), TX							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.18		Property	Dollar General - Alton (West Main), TX							NAP	2.00x	NAP	1.92x	61.7%	61.7%
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN							NAP	2.00x	NAP	1.92x	61.7%	61.7%
8		Loan	The Box House Hotel	$2,088,895	NAP	Hard	Springing	No	No	1.72x	NAP	1.57x	NAP	59.6%	49.7%	0	0	6	L(24), Def(92), O(4)
9		Loan	787 Eleventh Avenue	NAP	$1,377,971	Hard	Springing	No	No	NAP	3.14x	NAP	3.01x	26.9%	26.9%	0	0	8	L(28), Def or YM1(85), O(7)
10		Loan	Darden Headquarters	NAP	$1,450,875	Hard	In-Place	No	No	NAP	1.68x	NAP	1.67x	69.9%	69.9%	0	0	6	L(29), Def(86), O(5)
11		Loan	Great Wolf Lodge Southern California	NAP	$1,597,879	Soft	Springing	No	No	NAP	2.74x	NAP	2.41x	49.5%	49.5%	0	0	11	L(27), Def(86), O(7)
12		Loan	Ambassador Crossing	$1,646,399	$1,278,514	Hard	In-Place	No	No	1.48x	1.91x	1.37x	1.77x	64.6%	59.4%	0	0	6	L(35), Def(81), O(4)
13		Loan	167 Graham Avenue	NAP	$1,162,140	None	None	No	No	NAP	1.46x	NAP	1.45x	65.9%	65.9%	0	0	6	L(24), Def(90), O(6)
14		Loan	Cardenas Market Center	NAP	$757,405	Springing	Springing	No	No	NAP	2.59x	NAP	2.48x	60.7%	60.7%	0	0	6	L(24), Def(92), O(4)
15		Loan	12-18 Meserole	NAP	$885,084	None	None	No	No	NAP	1.41x	NAP	1.40x	63.1%	63.1%	0	0	6	L(25), Def(89), O(6)

A-1-11

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGE LOAN CHARACTERISTICS

Loan ID	Footnotes	Property Flag	Deal Name	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type(9)	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)(10)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)(10)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio(7)(20)	Maturity Date LTV Ratio(7)	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)(11)(12)
16		Loan	Kings Mountain Center	$1,051,899	$801,479	Hard	Springing	No	No	1.86x	2.45x	1.75x	2.30x	56.0%	51.4%	5	5	1	L(25), YM1(1), Def or YM1(89), O(5)
17		Loan	950 2nd Avenue	NAP	$652,488	Hard	Springing	No	No	NAP	1.67x	NAP	1.66x	54.1%	54.1%	0	0	6	L(24), Def(92), O(4)
18		Loan	Towneplace Suites Lakeland	$907,666	$698,316	Hard	Springing	No	Group A	1.87x	2.43x	1.70x	2.21x	72.5%	60.8%	0	0	6	L(35), Def(80), O(5)
19		Loan	Equinox Bloomfield Hills	NAP	$802,542	Hard	Springing	No	No	NAP	1.42x	NAP	1.42x	68.8%	68.8%	5	0	6	L(27), Def(86), O(7)
20		Loan	Maple Research Office Park	$959,163	$787,792	Springing	Springing	No	No	1.87x	2.27x	1.60x	1.95x	68.3%	61.2%	0	0	6	L(24), Def(91), O(5)
21		Loan	Hunter Plaza	$851,231	$638,750	Springing	Springing	No	No	1.63x	2.17x	1.58x	2.10x	66.7%	55.5%	7	7	1	L(24), Def(93), O(3)
22		Loan	The Grove at Winter Park	$812,966	$655,581	Hard	Springing	No	No	1.52x	1.88x	1.42x	1.76x	66.7%	61.8%	0	0	6	L(24), Def(93), O(3)
23		Loan	Quail Hollow	$757,878	NAP	Hard	Springing	No	No	1.73x	NAP	1.50x	NAP	73.0%	59.8%	0	0	6	L(24), Def(92), O(4)
24		Loan	Hampton Inn Livonia	$729,889	NAP	Springing	Springing	No	No	1.87x	NAP	1.68x	NAP	58.9%	48.3%	0	0	6	L(25), Def(90), O(5)
25		Loan	University Square Bozeman	$710,848	$553,016	Springing	Springing	No	No	1.57x	2.01x	1.45x	1.86x	59.6%	54.8%	7	7	1	L(24), YM1(92), O(4)
26		Loan	Schnader Properties Portfolio	$504,106	$504,106	Springing	Springing	No	No	2.14x	2.14x	2.05x	2.05x	61.6%	61.6%	7	7	1	L(24), Def(93), O(3)
26.01		Property	Turnquist Apartments							2.14x	2.14x	2.05x	2.05x	61.6%	61.6%
26.02		Property	Northern Parkway Apartments							2.14x	2.14x	2.05x	2.05x	61.6%	61.6%
26.03		Property	Cypress Garden Apartments							2.14x	2.14x	2.05x	2.05x	61.6%	61.6%
26.04		Property	Harford Road Apartments (5101-5105)							2.14x	2.14x	2.05x	2.05x	61.6%	61.6%
27		Loan	Staybridge Suites Austin South	$675,764	NAP	Springing	Springing	No	No	1.85x	NAP	1.68x	NAP	67.8%	51.0%	5	5	1	L(25), Def(91), O(4)
28		Loan	616 Lofts on Michigan	$603,686	$475,889	Soft	Springing	No	No	1.41x	1.78x	1.36x	1.72x	73.9%	66.9%	0	0	6	L(24), Def(92), O(4)
29		Loan	1600 Western Buildings	$580,428	$457,163	Springing	Springing	No	No	1.90x	2.42x	1.69x	2.14x	69.8%	58.9%	7	7	1	L(25), Def(92), O(3)
30		Loan	Towneplace Suites Albuquerque	$538,325	$410,169	Hard	Springing	No	Group A	2.05x	2.69x	1.84x	2.42x	69.6%	58.2%	0	0	6	L(35), Def(80), O(5)
31		Loan	3030 Bridgeway	NAP	$407,811	Springing	Springing	No	No	NAP	1.85x	NAP	1.80x	65.0%	65.0%	0	0	6	L(25), Def(92), O(3)
32		Loan	Bell Creek Commons	$521,070	$393,845	Hard	Springing	No	No	1.77x	2.34x	1.68x	2.23x	68.5%	62.8%	0	0	6	L(18), YM1(97), O(5)
33		Loan	All Storage Watauga	NAP	$351,211	Springing	Springing	No	No	NAP	2.17x	NAP	2.14x	61.5%	61.5%	0	0	1	L(25), Def(91), O(4)
34		Loan	VASA Fitness Denver	$508,331	NAP	Hard	Springing	No	Group B	1.53x	NAP	1.42x	NAP	68.3%	55.9%	0	0	1	L(36), YM1(77), O(7)
35		Loan	Ambassador Way	$436,881	$306,032	Springing	Springing	No	No	2.89x	4.13x	2.63x	3.75x	50.2%	45.5%	0	0	1	L(24), Def(92), O(4)
36		Loan	RV Ranch of Keene	$517,340	NAP	Springing	Springing	No	No	1.67x	NAP	1.65x	NAP	55.1%	42.0%	0	0	6	L(25), Def(91), O(4)
37		Loan	Union Crossing	$472,617	NAP	Springing	Springing	No	No	1.79x	NAP	1.64x	NAP	74.6%	62.6%	0	0	6	L(29), Def(87), O(4)
38		Loan	VASA Fitness Spanish Fork	$409,207	NAP	Hard	Springing	No	Group B	1.50x	NAP	1.39x	NAP	70.0%	57.3%	0	0	1	L(36), YM1(77), O(7)
39		Loan	Comfort Suites Grand Rapids North	$378,983	NAP	Springing	Springing	No	No	2.72x	NAP	2.44x	NAP	60.9%	49.6%	0	0	6	L(25), Def(91), O(4)
40		Loan	27 East 20th Street	NAP	$328,500	Hard	Springing	No	No	NAP	1.29x	NAP	1.28x	62.5%	62.5%	0	0	6	L(24), Def(92), O(4)
41		Loan	VASA Fitness Kaysville	$378,071	NAP	Hard	Springing	No	Group B	1.50x	NAP	1.38x	NAP	69.2%	56.7%	0	0	1	L(36), YM1(77), O(7)
42		Loan	Buffalo Springs Point	$350,952	$270,262	Springing	Springing	No	No	1.51x	1.96x	1.46x	1.89x	68.3%	58.7%	7	7	1	L(24), Def(90), O(6)
43		Loan	CrestHill Suites - East Syracuse	$368,452	NAP	Springing	Springing	No	No	2.12x	NAP	1.90x	NAP	60.0%	45.9%	0	0	1	L(27), Def(89), O(4)
44		Loan	Albertsons	$289,095	$236,606	Hard	Springing	No	No	1.37x	1.67x	1.37x	1.67x	65.3%	57.2%	0	0	6	L(30), Def(87), O(3)
45		Loan	Naples Retail Center	$269,150	NAP	Hard	Springing	No	No	1.49x	NAP	1.39x	NAP	70.3%	59.2%	0	0	6	L(26), Def(91), O(3)
46		Loan	Walnut Professional Building	NAP	$145,493	Springing	Springing	No	No	NAP	4.08x	NAP	3.88x	35.0%	35.0%	0	0	6	L(25), Def(91), O(4)
47		Loan	Microtel Michigan City	$279,663	NAP	Hard	Springing	No	No	1.83x	NAP	1.65x	NAP	59.3%	46.5%	0	0	6	L(24), Def(92), O(4)

A-1-12

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(13)

Loan ID	Footnotes	Property Flag	Deal Name	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses
1		Loan	3 Columbus Circle	$50,161,202	$14,968,652	$35,192,550	12/31/2016	7.2%	$50,952,874	$16,254,124	$34,698,749	12/31/2017	7.1%	$57,324,235	$17,233,200
2		Loan	GNL Industrial Portfolio	$5,518,396	$377,547	$5,140,849	12/31/2016	5.3%	$6,182,891	$1,102,029	$5,080,862	12/31/2017	5.2%	$8,380,527	$681,408
2.01		Property	FedEx Ground Package System - San Antonio	$1,761,865	$43,682	$1,718,183	12/31/2016	5.3%	$2,242,663	$576,938	$1,665,725	12/31/2017	5.2%	$1,761,799	$58,961
2.02		Property	Rubbermaid - Akron	N/A	N/A	N/A	N/A	5.3%	N/A	N/A	N/A	N/A	5.2%	$796,373	$44,479
2.03		Property	Bush Industries - Jamestown	N/A	N/A	N/A	N/A	5.3%	N/A	N/A	N/A	N/A	5.2%	$365,930	$12,048
2.04		Property	Chemours - Pass Christian	N/A	N/A	N/A	N/A	5.3%	N/A	N/A	N/A	N/A	5.2%	$1,077,295	$55,988
2.05		Property	Wolverine World Wide - Howard City	$1,369,911	$52,972	$1,316,939	12/31/2016	5.3%	$1,345,947	$29,587	$1,316,360	12/31/2017	5.2%	$1,359,074	$46,105
2.06		Property	FedEx Freight - Greenville	N/A	N/A	N/A	N/A	5.3%	N/A	N/A	N/A	N/A	5.2%	$191,489	$4,855
2.07		Property	Diebold Nixdorf - North Canton	$815,221	$33,871	$781,350	12/31/2016	5.3%	$1,073,139	$306,478	$766,661	12/31/2017	5.2%	$968,216	$185,440
2.08		Property	FedEx Freight - Blackfoot	N/A	N/A	N/A	N/A	5.3%	N/A	N/A	N/A	N/A	5.2%	$255,756	$7,686
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village	$433,824	$9,506	$424,318	12/31/2016	5.3%	$440,340	$11,354	$428,986	12/31/2017	5.2%	$446,940	$12,079
2.10		Property	XPO Logistics - Grand Rapids	$253,032	$63,981	$189,051	12/31/2016	5.3%	$254,361	$58,130	$196,231	12/31/2017	5.2%	$255,550	$59,605
2.11		Property	XPO Logistics - Aurora	$187,620	$23,214	$164,406	12/31/2016	5.3%	$189,670	$26,325	$163,345	12/31/2017	5.2%	$188,232	$25,163
2.12		Property	XPO Logistics - Salina	$233,566	$42,417	$191,149	12/31/2016	5.3%	$218,698	$27,623	$191,075	12/31/2017	5.2%	$230,732	$40,493
2.13		Property	XPO Logistics - Riverton	$116,328	$21,105	$95,223	12/31/2016	5.3%	$117,616	$23,575	$94,041	12/31/2017	5.2%	$117,821	$23,147
2.14		Property	XPO Logistics - Waite Park	$129,384	$45,687	$83,697	12/31/2016	5.3%	$79,533	($5,957)	$85,490	12/31/2017	5.2%	$129,395	$42,753
2.15		Property	XPO Logistics - Uhrichsville	$124,705	$21,145	$103,560	12/31/2016	5.3%	$124,240	$23,560	$100,680	12/31/2017	5.2%	$143,726	$42,312
2.16		Property	XPO Logistics - Vincennes	$92,940	$19,967	$72,973	12/31/2016	5.3%	$96,684	$24,416	$72,268	12/31/2017	5.2%	$92,199	$20,294
3		Loan	Embassy Suites Seattle Bellevue	$15,721,867	$10,687,615	$5,034,252	12/31/2017	12.1%	$15,668,807	$10,769,832	$4,898,975	12/31/2018	11.8%	$15,473,316	$10,600,074
4		Loan	SWVP Portfolio	$66,365,215	$43,211,736	$23,153,479	12/31/2017	11.6%	$66,729,172	$43,480,214	$23,248,958	12/31/2018	11.6%	$67,602,311	$43,879,064
4.01		Property	InterContinental	$30,980,767	$19,766,718	$11,214,049	12/31/2017	11.6%	$31,180,753	$19,795,133	$11,385,620	12/31/2018	11.6%	$32,071,611	$20,134,221
4.02		Property	DoubleTree Sunrise	$14,245,690	$9,631,768	$4,613,922	12/31/2017	11.6%	$14,475,487	$9,819,873	$4,655,614	12/31/2018	11.6%	$14,545,915	$9,864,856
4.03		Property	DoubleTree Charlotte	$10,767,997	$6,684,584	$4,083,413	12/31/2017	11.6%	$10,311,960	$6,543,660	$3,768,300	12/31/2018	11.6%	$10,215,358	$6,532,670
4.04		Property	DoubleTree RTP	$10,370,761	$7,128,666	$3,242,095	12/31/2017	11.6%	$10,760,972	$7,321,548	$3,439,424	12/31/2018	11.6%	$10,769,427	$7,347,317
5		Loan	Hilton Baltimore BWI Airport	$16,127,793	$11,387,511	$4,740,282	12/31/2017	12.0%	$16,901,863	$11,714,555	$5,187,308	12/31/2018	13.2%	$16,795,687	$11,653,707
6		Loan	Santa Fe Portfolio	$4,313,102	$1,330,644	$2,982,458	12/31/2016	8.3%	$4,397,160	$1,339,319	$3,057,840	12/31/2017	8.6%	$5,123,351	$1,365,783
6.01		Property	The Peters Project	$1,200,024	$38,878	$1,161,146	12/31/2016	8.3%	$1,200,026	$31,652	$1,168,374	12/31/2017	8.6%	$1,206,625	$7,955
6.02		Property	Plaza Mercado	$1,445,810	$689,802	$756,008	12/31/2016	8.3%	$1,470,916	$720,300	$750,616	12/31/2017	8.6%	$1,468,582	$662,794
6.03		Property	Century Plaza	$786,294	$198,149	$588,146	12/31/2016	8.3%	$815,423	$187,743	$627,680	12/31/2017	8.6%	$826,766	$189,789
6.04		Property	Peters Corp. HQ	N/A	N/A	N/A	N/A	8.3%	N/A	N/A	N/A	N/A	8.6%	$320,472	$72,978
6.05		Property	Santa Fe Properties	$240,007	$42,185	$197,823	12/31/2016	8.3%	$240,008	$41,381	$198,627	12/31/2017	8.6%	$241,661	$16,203
6.06		Property	Springer Plaza	$390,745	$298,624	$92,121	12/31/2016	8.3%	$412,514	$294,554	$117,960	12/31/2017	8.6%	$365,503	$250,136
6.07		Property	132 E. Marcy	N/A	N/A	N/A	N/A	8.3%	N/A	N/A	N/A	N/A	8.6%	$213,312	$47,708
6.08		Property	Bendelier House	$139,032	$32,313	$106,719	12/31/2016	8.3%	$146,482	$30,056	$116,426	12/31/2017	8.6%	$145,423	$35,489
6.09		Property	216 Washington	N/A	N/A	N/A	N/A	8.3%	N/A	N/A	N/A	N/A	8.6%	$148,848	$35,379
6.10		Property	El Mercado Viejo	$111,189	$30,694	$80,496	12/31/2016	8.3%	$111,791	$33,633	$78,158	12/31/2017	8.6%	$112,091	$29,990
6.11		Property	417-419 Orchard	N/A	N/A	N/A	N/A	8.3%	N/A	N/A	N/A	N/A	8.6%	$74,067	$17,362
7		Loan	ExchangeRight Net Leased Portfolio 26	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.01		Property	Hy-Vee - Oakdale (10th Street), MN	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.02		Property	Pick n Save - Wausau (Bridge), WI	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.09		Property	Walgreens - McDonough (Hwy 81), GA	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.10		Property	CVS - Fayetteville, GA	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.11		Property	Tractor Supply - Conyers (Highway 20), GA	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.12		Property	Walgreens - Milwaukee (Howell), WI	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.13		Property	Advance Auto Parts - Midlothian, VA	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.14		Property	AutoZone - Merrillville (Colorado), IN	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.15		Property	Dollar General - Uniontown (Cleveland), OH	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.16		Property	Dollar General - Cleveland (Dalton), TN	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.17		Property	Dollar General - Edinburg (Hwy 107), TX	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.18		Property	Dollar General - Alton (West Main), TX	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
8		Loan	The Box House Hotel	$5,726,084	$3,498,246	$2,227,838	12/31/2017	7.2%	$7,505,979	$4,071,990	$3,433,989	12/31/2018	11.1%	$7,664,076	$4,081,489
9		Loan	787 Eleventh Avenue	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
10		Loan	Darden Headquarters	$8,014,298	$0	$8,014,298	12/31/2016	7.3%	$8,142,009	$0	$8,142,009	12/31/2017	7.4%	$8,324,426	$0
11		Loan	Great Wolf Lodge Southern California	$73,181,700	$56,397,508	$16,784,192	12/31/2017	11.2%	$83,918,394	$62,245,360	$21,673,034	12/31/2018	14.4%	$84,732,839	$62,714,987
12		Loan	Ambassador Crossing	$2,616,030	$716,756	$1,899,274	12/31/2016	7.3%	$3,087,931	$898,814	$2,189,117	12/31/2017	8.4%	$3,320,793	$979,782
13		Loan	167 Graham Avenue	$2,255,193	$632,622	$1,622,570	12/31/2017	6.3%	$2,533,012	$768,549	$1,764,463	12/31/2018	6.9%	$2,552,125	$803,755
14		Loan	Cardenas Market Center	$2,510,089	$588,535	$1,921,554	12/31/2017	10.4%	$2,615,422	$578,165	$2,037,257	12/31/2018	11.0%	$2,605,418	$584,939
15		Loan	12-18 Meserole	$1,396,259	$109,229	$1,287,030	12/31/2017	7.3%	$1,427,494	$108,638	$1,318,856	12/31/2018	7.5%	$1,430,019	$106,582

A-1-13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(13)

Loan ID	Footnotes	Property Flag	Deal Name	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses
16		Loan	Kings Mountain Center	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
17		Loan	950 2nd Avenue	$861,956	$219,379	$642,577	12/31/2016	4.2%	$1,329,588	$367,118	$962,470	12/31/2017	6.3%	$1,425,983	$375,363
18		Loan	Towneplace Suites Lakeland	$3,652,692	$1,936,525	$1,716,167	12/31/2017	11.8%	$3,889,796	$2,106,439	$1,783,357	12/31/2018	12.3%	$3,930,033	$2,121,688
19		Loan	Equinox Bloomfield Hills	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
20		Loan	Maple Research Office Park	$2,359,503	$939,550	$1,419,953	12/31/2017	10.1%	$2,277,276	$1,067,664	$1,209,612	12/31/2018	8.6%	$2,335,990	$962,412
21		Loan	Hunter Plaza	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
22		Loan	The Grove at Winter Park	N/A	N/A	N/A	N/A	NAP	$451,382	$304,041	$147,342	12/31/2017	1.2%	$1,232,300	$387,893
23		Loan	Quail Hollow	$1,860,351	$279,019	$1,581,332	12/31/2017	13.3%	$1,902,477	$271,686	$1,630,791	12/31/2018	13.7%	$1,902,477	$271,686
24		Loan	Hampton Inn Livonia	N/A	N/A	N/A	N/A	NAP	$3,257,703	$1,872,132	$1,385,571	12/31/2018	12.1%	$3,454,028	$1,999,638
25		Loan	University Square Bozeman	$1,466,482	$460,162	$1,006,320	12/31/2016	9.0%	$1,468,701	$433,991	$1,034,710	12/31/2017	9.2%	$1,428,401	$462,670
26		Loan	Schnader Properties Portfolio	$1,776,709	$708,133	$1,068,576	12/31/2016	9.7%	$1,762,923	$705,975	$1,056,948	12/31/2017	9.6%	$1,843,709	$734,757
26.01		Property	Turnquist Apartments	$1,115,113	$427,465	$687,648	12/31/2016	9.7%	$1,113,145	$439,013	$674,132	12/31/2017	9.6%	$1,148,896	$448,577
26.02		Property	Northern Parkway Apartments	$297,115	$132,662	$164,453	12/31/2016	9.7%	$272,007	$118,352	$153,655	12/31/2017	9.6%	$316,293	$130,451
26.03		Property	Cypress Garden Apartments	$191,932	$86,404	$105,528	12/31/2016	9.7%	$206,466	$84,555	$121,911	12/31/2017	9.6%	$207,126	$90,211
26.04		Property	Harford Road Apartments (5101-5105)	$172,549	$61,602	$110,947	12/31/2016	9.7%	$171,305	$64,055	$107,250	12/31/2017	9.6%	$171,394	$65,518
27		Loan	Staybridge Suites Austin South	$2,367,997	$1,276,084	$1,091,913	12/31/2017	11.5%	$2,543,640	$1,360,357	$1,183,283	12/31/2018	12.5%	$2,784,317	$1,485,944
28		Loan	616 Lofts on Michigan	$876,761	$336,655	$540,106	12/31/2017	5.8%	$1,016,009	$301,078	$714,931	12/31/2018	7.6%	$1,057,565	$267,253
29		Loan	1600 Western Buildings	$1,385,339	$658,636	$726,703	12/31/2016	8.1%	$1,728,383	$737,863	$990,520	12/31/2017	11.0%	$1,812,659	$667,681
30		Loan	Towneplace Suites Albuquerque	$2,583,055	$1,634,748	$948,308	12/31/2017	10.9%	$2,752,176	$1,682,960	$1,069,216	12/31/2018	12.3%	$2,802,289	$1,693,758
31		Loan	3030 Bridgeway	$1,215,056	$471,291	$743,764	12/31/2017	8.6%	$1,264,886	$491,375	$773,510	12/31/2018	8.9%	$1,267,399	$486,409
32		Loan	Bell Creek Commons	$1,242,976	$202,160	$1,040,816	12/31/2017	12.2%	$1,191,004	$206,068	$984,936	12/31/2018	11.6%	$1,187,985	$204,981
33		Loan	All Storage Watauga	$1,105,070	$355,646	$749,424	12/31/2017	9.4%	$1,145,747	$384,764	$760,983	12/31/2018	9.5%	$1,147,248	$387,679
34		Loan	VASA Fitness Denver	N/A	N/A	N/A	N/A	NAP	$903,645	$99,534	$804,111	12/31/2018	10.1%	$919,391	$101,285
35		Loan	Ambassador Way	$1,757,430	$401,299	$1,356,131	12/31/2017	17.6%	$1,729,804	$412,009	$1,317,795	12/31/2018	17.1%	$1,734,132	$408,448
36		Loan	RV Ranch of Keene	$1,259,986	$493,136	$766,850	12/31/2017	11.0%	$1,353,049	$495,184	$857,865	12/31/2018	12.3%	$1,382,155	$515,003
37		Loan	Union Crossing	$905,232	$326,063	$579,169	12/31/2016	8.3%	$1,078,081	$371,718	$706,363	12/21/2017	10.2%	$1,126,751	$329,242
38		Loan	VASA Fitness Spanish Fork	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
39		Loan	Comfort Suites Grand Rapids North	$2,556,997	$1,531,208	$1,025,789	12/31/2017	16.8%	$2,582,550	$1,482,046	$1,100,504	12/31/2018	18.1%	$2,589,350	$1,471,272
40		Loan	27 East 20th Street	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
41		Loan	VASA Fitness Kaysville	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
42		Loan	Buffalo Springs Point	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
43		Loan	CrestHill Suites - East Syracuse	N/A	N/A	N/A	N/A	NAP	$1,901,330	$1,269,503	$631,827	12/31/2017	12.7%	$2,066,166	$1,300,287
44		Loan	Albertsons	N/A	N/A	N/A	N/A	NAP	N/A	N/A	N/A	N/A	NAP	N/A	N/A
45		Loan	Naples Retail Center	$418,089	$186,657	$231,432	12/31/2016	6.0%	$480,945	$156,783	$324,162	12/31/2017	8.4%	$532,130	$174,088
46		Loan	Walnut Professional Building	$769,604	$320,904	$448,700	12/31/2017	12.8%	$869,725	$308,293	$561,432	12/31/2018	16.0%	$874,555	$324,231
47		Loan	Microtel Michigan City	$1,377,206	$789,533	$587,673	12/31/2017	16.8%	$1,274,578	$752,528	$522,050	12/31/2018	14.9%	$1,242,928	$744,279

A-1-14

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(13)											LARGEST TENANT INFORMATION(14)(15)

Loan ID	Footnotes	Property Flag	Deal Name	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW Revenues(14)	UW Expenses	UW NOI	UW NOI Debt Yield(20)	UW Capital Items	UW NCF	UW NCF Debt Yield(20)	Largest Tenant(5)	Largest Tenant Lease Expiration(16)	Largest Tenant NSF	Largest Tenant % of NSF
1		Loan	3 Columbus Circle	$40,091,035	12/31/2018	8.2%	97.9%	$79,416,007	$18,918,555	$60,497,452	12.3%	$3,903,373	$56,594,080	11.5%	Young & Rubicam, Inc.	8/31/2033	375,236	49.8%
2		Loan	GNL Industrial Portfolio	$7,699,119	12/31/2018	7.9%	95.0%	$13,786,508	$4,190,341	$9,596,167	9.8%	$787,901	$8,808,266	9.0%	Various	Various	Various	Various
2.01		Property	FedEx Ground Package System - San Antonio	$1,702,838	12/31/2018	7.9%	95.0%	$2,332,456	$787,427	$1,545,029	9.8%	$83,180	$1,461,850	9.0%	FedEx Ground Package System, Inc.	8/31/2022	168,576	100.0%
2.02		Property	Rubbermaid - Akron	$751,894	12/31/2018	7.9%	95.0%	$1,815,686	$379,093	$1,436,593	9.8%	$160,061	$1,276,531	9.0%	Rubbermaid Incorporated	1/31/2029	668,592	100.0%
2.03		Property	Bush Industries - Jamestown	$353,882	12/31/2018	7.9%	95.0%	$2,217,787	$979,841	$1,237,947	9.8%	$175,912	$1,062,035	9.0%	Bush Industries, Inc.	9/27/2038	456,094	100.0%
2.04		Property	Chemours - Pass Christian	$1,021,307	12/31/2018	7.9%	95.0%	$1,611,092	$482,077	$1,129,015	9.8%	$81,067	$1,047,948	9.0%	The Chemours Company	1/31/2028	300,000	100.0%
2.05		Property	Wolverine World Wide - Howard City	$1,312,969	12/31/2018	7.9%	95.0%	$1,805,273	$603,964	$1,201,308	9.8%	$74,191	$1,127,117	9.0%	Wolverine World Wide, Inc.	1/31/2023	468,635	100.0%
2.06		Property	FedEx Freight - Greenville	$186,634	12/31/2018	7.9%	95.0%	$756,849	$83,462	$673,386	9.8%	$29,880	$643,506	9.0%	FedEx Freight Corporation	7/31/2033	29,051	100.0%
2.07		Property	Diebold Nixdorf - North Canton	$782,776	12/31/2018	7.9%	95.0%	$992,445	$258,903	$733,542	9.8%	$80,149	$653,393	9.0%	Diebold Nixdorf Incorporated	6/30/2025	158,330	100.0%
2.08		Property	FedEx Freight - Blackfoot	$248,070	12/31/2018	7.9%	95.0%	$475,795	$80,409	$395,386	9.8%	$18,387	$376,999	9.0%	FedEx Freight Corporation	9/6/2032	21,574	100.0%
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village	$434,861	12/31/2018	7.9%	95.0%	$609,886	$196,321	$413,566	9.8%	$25,000	$388,566	9.0%	Mapes & Sprowl Steel, Ltd.	1/9/2030	60,798	100.0%
2.10		Property	XPO Logistics - Grand Rapids	$195,945	12/31/2018	7.9%	95.0%	$267,773	$88,840	$178,933	9.8%	$11,602	$167,331	9.0%	XPO Logistics, Inc.	11/30/2023	28,070	100.0%
2.11		Property	XPO Logistics - Aurora	$163,069	12/31/2018	7.9%	95.0%	$196,897	$46,331	$150,566	9.8%	$7,456	$143,110	9.0%	XPO Logistics, Inc.	11/30/2023	15,700	100.0%
2.12		Property	XPO Logistics - Salina	$190,239	12/31/2018	7.9%	95.0%	$228,450	$52,479	$175,972	9.8%	$10,986	$164,986	9.0%	XPO Logistics, Inc.	11/30/2023	15,029	100.0%
2.13		Property	XPO Logistics - Riverton	$94,674	12/31/2018	7.9%	95.0%	$120,119	$33,010	$87,109	9.8%	$6,374	$80,735	9.0%	XPO Logistics, Inc.	11/30/2023	14,881	100.0%
2.14		Property	XPO Logistics - Waite Park	$86,642	12/31/2018	7.9%	95.0%	$139,481	$61,777	$77,703	9.8%	$8,867	$68,836	9.0%	XPO Logistics, Inc.	11/30/2023	14,160	100.0%
2.15		Property	XPO Logistics - Uhrichsville	$101,414	12/31/2018	7.9%	95.0%	$126,761	$32,986	$93,776	9.8%	$10,390	$83,386	9.0%	XPO Logistics, Inc.	11/30/2023	15,068	100.0%
2.16		Property	XPO Logistics - Vincennes	$71,905	12/31/2018	7.9%	95.0%	$89,757	$23,421	$66,336	9.8%	$4,398	$61,939	9.0%	XPO Logistics, Inc.	11/30/2023	8,650	100.0%
3		Loan	Embassy Suites Seattle Bellevue	$4,873,242	T12 4/30/2019	11.7%	79.3%	$15,473,316	$10,545,469	$4,927,847	11.9%	$618,933	$4,308,914	10.4%	NAP	NAP	NAP	NAP
4		Loan	SWVP Portfolio	$23,723,247	T12 1/31/2019	11.9%	80.3%	$67,719,285	$43,853,764	$23,865,520	11.9%	$3,385,964	$20,479,556	10.2%	NAP	NAP	NAP	NAP
4.01		Property	InterContinental	$11,937,390	T12 1/31/2019	11.9%	78.7%	$32,072,057	$20,123,933	$11,948,124	11.9%	$1,603,603	$10,344,521	10.2%	NAP	NAP	NAP	NAP
4.02		Property	DoubleTree Sunrise	$4,681,059	T12 1/31/2019	11.9%	87.2%	$14,545,812	$9,838,315	$4,707,496	11.9%	$727,291	$3,980,206	10.2%	NAP	NAP	NAP	NAP
4.03		Property	DoubleTree Charlotte	$3,682,688	T12 1/31/2019	11.9%	80.5%	$10,331,719	$6,558,669	$3,773,050	11.9%	$516,586	$3,256,464	10.2%	NAP	NAP	NAP	NAP
4.04		Property	DoubleTree RTP	$3,422,110	T12 1/31/2019	11.9%	76.1%	$10,769,697	$7,332,847	$3,436,850	11.9%	$538,485	$2,898,365	10.2%	NAP	NAP	NAP	NAP
5		Loan	Hilton Baltimore BWI Airport	$5,141,980	T12 2/28/2019	13.0%	78.1%	$16,901,863	$11,854,923	$5,046,940	12.8%	$676,075	$4,370,866	11.1%	NAP	NAP	NAP	NAP
6		Loan	Santa Fe Portfolio	$3,757,568	12/31/2018	10.5%	95.0%	$5,364,362	$1,579,250	$3,785,111	10.6%	$218,058	$3,567,053	10.0%	Various	Various	Various	Various
6.01		Property	The Peters Project	$1,198,669	12/31/2018	10.5%	96.2%	$1,363,367	$221,897	$1,141,471	10.6%	$46,928	$1,094,543	10.0%	Gerald Peters Gallery	9/30/2033	46,928	100.0%
6.02		Property	Plaza Mercado	$805,789	12/31/2018	10.5%	95.0%	$1,493,277	$636,236	$857,041	10.6%	$61,185	$795,856	10.0%	Blue Corn Café	9/30/2033	6,878	11.2%
6.03		Property	Century Plaza	$636,976	12/31/2018	10.5%	91.0%	$759,475	$177,078	$582,397	10.6%	$47,318	$535,079	10.0%	Pier One Imports	4/30/2021	10,244	21.6%
6.04		Property	Peters Corp. HQ	$247,494	12/31/2018	10.5%	97.0%	$328,231	$80,358	$247,873	10.6%	$9,924	$237,949	10.0%	The Peters Corp 2	9/30/2033	9,924	100.0%
6.05		Property	Santa Fe Properties	$225,458	12/31/2018	10.5%	96.4%	$330,861	$93,689	$237,172	10.6%	$12,473	$224,699	10.0%	Santa Fe Properties	9/30/2033	12,473	100.0%
6.06		Property	Springer Plaza	$115,368	12/31/2018	10.5%	95.0%	$404,887	$196,189	$208,698	10.6%	$18,081	$190,617	10.0%	The Silk Shop	4/30/2019	1,363	7.5%
6.07		Property	132 E. Marcy	$165,604	12/31/2018	10.5%	95.0%	$202,424	$54,336	$148,088	10.6%	$9,309	$138,779	10.0%	Santa Fe Reporter	MTM	5,254	56.4%
6.08		Property	Bendelier House	$109,935	12/31/2018	10.5%	97.0%	$150,904	$33,176	$117,728	10.6%	$4,379	$113,349	10.0%	Gerald Peters Gallery 1	9/30/2033	4,379	100.0%
6.09		Property	216 Washington	$113,469	12/31/2018	10.5%	95.0%	$149,192	$38,974	$110,219	10.6%	$4,373	$105,846	10.0%	Santa Fe Properties 2	9/30/2033	4,373	100.0%
6.10		Property	El Mercado Viejo	$82,101	12/31/2018	10.5%	95.0%	$106,506	$28,749	$77,757	10.6%	$2,004	$75,753	10.0%	Momeni Gallery	10/31/2020	1,673	83.5%
6.11		Property	417-419 Orchard	$56,705	12/31/2018	10.5%	97.0%	$75,238	$18,570	$56,668	10.6%	$2,084	$54,584	10.0%	Santa Fe Properties 3	9/30/2033	2,084	100.0%
7		Loan	ExchangeRight Net Leased Portfolio 26	N/A	N/A	NAP	95.0%	$5,336,942	$229,205	$5,107,737	9.3%	$198,572	$4,909,165	8.9%	Various	Various	Various	Various
7.01		Property	Hy-Vee - Oakdale (10th Street), MN	N/A	N/A	NAP	95.0%	$1,053,930	$31,618	$1,022,312	9.3%	$67,435	$954,877	8.9%	Hy-Vee	01/17/2039	96,336	100.0%
7.02		Property	Pick n Save - Wausau (Bridge), WI	N/A	N/A	NAP	95.0%	$736,315	$22,089	$714,226	9.3%	$54,361	$659,865	8.9%	Pick n Save	02/28/2029	67,951	100.0%
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX	N/A	N/A	NAP	95.0%	$433,190	$13,780	$419,410	9.3%	$17,362	$402,048	8.9%	Tractor Supply	08/30/2033	21,702	100.0%
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA	N/A	N/A	NAP	95.0%	$384,750	$11,543	$373,208	9.3%	$0	$373,208	8.9%	Walgreens	11/30/2036	15,120	100.0%
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX	N/A	N/A	NAP	95.0%	$310,018	$10,085	$299,934	9.3%	$17,362	$282,572	8.9%	Tractor Supply	05/31/2032	21,702	100.0%
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX	N/A	N/A	NAP	95.0%	$305,506	$9,165	$296,341	9.3%	$17,544	$278,797	8.9%	Tractor Supply	04/30/2031	21,930	100.0%
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH	N/A	N/A	NAP	95.0%	$299,535	$8,986	$290,549	9.3%	$3,059	$287,490	8.9%	Walgreens	2/28/2029	13,905	100.0%
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN	N/A	N/A	NAP	95.0%	$276,450	$8,294	$268,157	9.3%	$0	$268,157	8.9%	Walgreens	6/30/2033	14,820	100.0%
7.09		Property	Walgreens - McDonough (Hwy 81), GA	N/A	N/A	NAP	95.0%	$263,150	$7,895	$255,256	9.3%	$0	$255,256	8.9%	Walgreens	2/28/2033	14,820	100.0%
7.10		Property	CVS - Fayetteville, GA	N/A	N/A	NAP	95.0%	$194,061	$5,822	$188,239	9.3%	$0	$188,239	8.9%	CVS	04/30/2033	10,164	100.0%
7.11		Property	Tractor Supply - Conyers (Highway 20), GA	N/A	N/A	NAP	95.0%	$199,500	$6,663	$192,837	9.3%	$15,278	$177,559	8.9%	Tractor Supply	07/31/2033	19,097	100.0%
7.12		Property	Walgreens - Milwaukee (Howell), WI	N/A	N/A	NAP	95.0%	$147,250	$4,418	$142,833	9.3%	$2,477	$140,355	8.9%	Walgreens	7/31/2032	20,645	100.0%
7.13		Property	Advance Auto Parts - Midlothian, VA	N/A	N/A	NAP	95.0%	$129,819	$20,787	$109,033	9.3%	$2,160	$106,873	8.9%	Advance Auto Parts	12/31/2028	12,000	100.0%
7.14		Property	AutoZone - Merrillville (Colorado), IN	N/A	N/A	NAP	95.0%	$111,454	$5,152	$106,302	9.3%	$1,535	$104,768	8.9%	Autozone	12/31/2029	8,077	100.0%
7.15		Property	Dollar General - Uniontown (Cleveland), OH	N/A	N/A	NAP	95.0%	$107,290	$8,638	$98,652	9.3%	$0	$98,652	8.9%	Dollar General	01/31/2034	9,100	100.0%
7.16		Property	Dollar General - Cleveland (Dalton), TN	N/A	N/A	NAP	95.0%	$93,725	$3,335	$90,390	9.3%	$0	$90,390	8.9%	Dollar General	11/30/2033	9,026	100.0%
7.17		Property	Dollar General - Edinburg (Hwy 107), TX	N/A	N/A	NAP	95.0%	$99,242	$15,718	$83,524	9.3%	$0	$83,524	8.9%	Dollar General	05/31/2029	9,100	100.0%
7.18		Property	Dollar General - Alton (West Main), TX	N/A	N/A	NAP	95.0%	$100,359	$20,160	$80,198	9.3%	$0	$80,198	8.9%	Dollar General	08/31/2029	9,026	100.0%
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN	N/A	N/A	NAP	95.0%	$91,398	$15,060	$76,338	9.3%	$0	$76,338	8.9%	Dollar General	04/30/2029	9,026	100.0%
8		Loan	The Box House Hotel	$3,582,587	T12 4/30/2019	11.6%	67.5%	$7,664,076	$4,070,461	$3,593,615	11.6%	$306,563	$3,287,052	10.6%	NAP	NAP	NAP	NAP
9		Loan	787 Eleventh Avenue	N/A	N/A	NAP	88.2%	$33,408,153	$8,150,648	$25,257,505	14.4%	$1,078,640	$24,178,865	13.8%	GJM OPCO LLC - Jaguar Land Rover	11/30/2032	161,195	31.4%
10		Loan	Darden Headquarters	$8,324,426	12/31/2018	7.6%	97.0%	$13,482,829	$4,570,793	$8,912,036	8.1%	$52,556	$8,859,480	8.1%	Darden	10/31/2035	525,000	100.0%
11		Loan	Great Wolf Lodge Southern California	$22,017,852	T12 1/31/2019	14.7%	80.8%	$84,732,839	$62,846,900	$21,885,939	14.6%	$2,640,560	$19,245,379	12.8%	NAP	NAP	NAP	NAP
12		Loan	Ambassador Crossing	$2,341,010	12/31/2018	9.0%	91.4%	$3,378,622	$939,416	$2,439,206	9.4%	$176,345	$2,262,861	8.7%	Whole Foods Market	9/30/2034	36,170	29.3%
13		Loan	167 Graham Avenue	$1,748,370	T12 3/31/2019	6.8%	95.0%	$2,582,511	$880,215	$1,702,297	6.6%	$15,822	$1,686,475	6.6%	NAP	NAP	NAP	NAP
14		Loan	Cardenas Market Center	$2,020,479	T12 3/31/2019	10.9%	95.3%	$2,532,552	$567,765	$1,964,787	10.6%	$86,902	$1,877,885	10.2%	Cardenas Markets	8/31/2036	46,954	69.9%
15		Loan	12-18 Meserole	$1,323,437	T12 3/31/2019	7.5%	95.0%	$1,367,207	$121,454	$1,245,752	7.1%	$7,000	$1,238,752	7.0%	NAP	NAP	NAP	NAP

A-1-15

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS(13)											LARGEST TENANT INFORMATION(14)(15)

Loan ID	Footnotes	Property Flag	Deal Name	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW Revenues(14)	UW Expenses	UW NOI	UW NOI Debt Yield(20)	UW Capital Items	UW NCF	UW NCF Debt Yield(20)	Largest Tenant(5)	Largest Tenant Lease Expiration(16)	Largest Tenant NSF	Largest Tenant % of NSF
16		Loan	Kings Mountain Center	N/A	N/A	NAP	95.0%	$5,559,153	$713,240	$4,845,913	11.5%	$290,250	$4,555,663	10.8%	Ensono	03/31/2034	215,000	100.0%
17		Loan	950 2nd Avenue	$1,050,620	12/31/2018	6.9%	97.0%	$1,497,537	$406,785	$1,090,752	7.2%	$8,122	$1,082,630	7.1%	La Pecora Bianca	8/31/2027	5,021	61.8%
18		Loan	Towneplace Suites Lakeland	$1,808,345	T12 2/28/2019	12.5%	75.4%	$3,930,033	$2,230,850	$1,699,184	11.7%	$157,201	$1,541,982	10.6%	NAP	NAP	NAP	NAP
19		Loan	Equinox Bloomfield Hills	N/A	N/A	NAP	95.0%	$1,178,332	$35,350	$1,142,983	8.0%	$7,173	$1,135,810	8.0%	Equinox	12/31/2039	47,819	100.0%
20		Loan	Maple Research Office Park	$1,373,578	T12 2/28/2019	9.8%	91.1%	$3,022,367	$1,233,022	$1,789,345	12.8%	$251,254	$1,538,091	11.0%	MSX International RN	6/30/2023	30,763	14.7%
21		Loan	Hunter Plaza	N/A	N/A	NAP	95.0%	$1,992,950	$606,086	$1,386,865	9.9%	$45,399	$1,341,466	9.6%	24 Hour Fitness	5/31/2037	35,600	58.8%
22		Loan	The Grove at Winter Park	$844,408	12/31/2018	6.9%	68.7%	$1,772,738	$540,076	$1,232,662	10.1%	$82,081	$1,150,581	9.4%	24 Hour Fitness	4/30/2032	39,795	35.4%
23		Loan	Quail Hollow	$1,630,791	T12 3/31/2019	13.7%	89.1%	$2,272,472	$960,937	$1,311,535	11.0%	$172,760	$1,138,775	9.6%	Crye-Leike	4/30/2027	96,096	100.0%
24		Loan	Hampton Inn Livonia	$1,454,390	T12 3/31/2019	12.7%	69.0%	$3,454,028	$2,086,391	$1,367,637	11.9%	$138,161	$1,229,476	10.7%	NAP	NAP	NAP	NAP
25		Loan	University Square Bozeman	$965,731	T12 11/30/2018	8.6%	91.6%	$1,556,736	$443,726	$1,113,011	9.9%	$85,740	$1,027,270	9.2%	Albertsons	12/31/2020	53,746	40.7%
26		Loan	Schnader Properties Portfolio	$1,108,952	12/31/2018	10.1%	93.0%	$1,829,913	$751,212	$1,078,701	9.8%	$47,750	$1,030,951	9.4%	NAP	NAP	NAP	NAP
26.01		Property	Turnquist Apartments	$700,319	12/31/2018	10.1%	93.0%	$1,148,105	$460,627	$687,478	9.8%	$30,000	$657,478	9.4%	NAP	NAP	NAP	NAP
26.02		Property	Northern Parkway Apartments	$185,842	12/31/2018	10.1%	93.0%	$303,278	$132,612	$170,666	9.8%	$8,250	$162,416	9.4%	NAP	NAP	NAP	NAP
26.03		Property	Cypress Garden Apartments	$116,915	12/31/2018	10.1%	93.0%	$213,961	$91,151	$122,810	9.8%	$5,750	$117,060	9.4%	NAP	NAP	NAP	NAP
26.04		Property	Harford Road Apartments (5101-5105)	$105,876	12/31/2018	10.1%	93.0%	$164,569	$66,823	$97,746	9.8%	$3,750	$93,996	9.4%	NAP	NAP	NAP	NAP
27		Loan	Staybridge Suites Austin South	$1,298,373	T12 3/31/2019	13.7%	77.2%	$2,784,317	$1,534,585	$1,249,732	13.2%	$111,373	$1,138,360	12.0%	NAP	NAP	NAP	NAP
28		Loan	616 Lofts on Michigan	$790,312	T12 4/30/2019	8.5%	95.0%	$1,150,401	$301,634	$848,767	9.1%	$28,163	$820,604	8.8%	NAP	NAP	NAP	NAP
29		Loan	1600 Western Buildings	$1,144,978	12/31/2018	12.7%	94.1%	$1,764,522	$660,413	$1,104,109	12.3%	$124,654	$979,455	10.9%	LaPort	5/31/2021	34,971	12.0%
30		Loan	Towneplace Suites Albuquerque	$1,108,531	T12 2/28/2019	12.7%	78.5%	$2,802,289	$1,697,004	$1,105,285	12.7%	$112,092	$993,193	11.4%	NAP	NAP	NAP	NAP
31		Loan	3030 Bridgeway	$780,990	T12 1/31/2019	9.0%	95.0%	$1,259,635	$505,197	$754,438	8.7%	$20,721	$733,717	8.5%	USA Wine West USA, LLC	2/28/2022	1,209	3.8%
32		Loan	Bell Creek Commons	$983,004	T12 2/28/2019	11.6%	95.0%	$1,132,764	$212,694	$920,071	10.8%	$42,145	$877,925	10.3%	Best Buy	3/31/2023	30,038	64.1%
33		Loan	All Storage Watauga	$759,569	T12 2/28/2019	9.5%	84.6%	$1,158,085	$395,058	$763,027	9.5%	$12,196	$750,830	9.4%	NAP	NAP	NAP	NAP
34		Loan	VASA Fitness Denver	$818,106	T12 3/31/2019	10.2%	95.0%	$854,249	$75,283	$778,967	9.7%	$56,042	$722,924	9.0%	VASA Fitness	12/28/2032	60,660	100.0%
35		Loan	Ambassador Way	$1,325,684	T12 2/28/2019	17.2%	95.0%	$1,702,577	$439,643	$1,262,934	16.4%	$115,612	$1,147,322	14.9%	Burlington Coat Factory	02/28/2022	75,150	38.1%
36		Loan	RV Ranch of Keene	$867,152	T12 3/31/2019	12.4%	88.4%	$1,382,155	$516,164	$865,991	12.4%	$12,700	$853,291	12.2%	NAP	NAP	NAP	NAP
37		Loan	Union Crossing	$797,509	T12 10/31/2018	11.5%	90.0%	$1,171,651	$327,172	$844,479	12.2%	$69,543	$774,936	11.2%	AZ Supermarket, LLC	2/28/2028	35,534	45.0%
38		Loan	VASA Fitness Spanish Fork	N/A	N/A	NAP	95.0%	$668,845	$54,427	$614,418	9.5%	$45,788	$568,630	8.8%	VASA Fitness	11/30/2033	50,216	100.0%
39		Loan	Comfort Suites Grand Rapids North	$1,118,078	T12 2/28/2019	18.4%	73.7%	$2,589,350	$1,560,063	$1,029,287	16.9%	$103,574	$925,713	15.2%	NAP	NAP	NAP	NAP
40		Loan	27 East 20th Street	N/A	N/A	NAP	95.0%	$515,839	$91,422	$424,416	7.1%	$2,298	$422,118	7.0%	Hammock Restaurant Group, LLC	4/30/2031	1,548	34.4%
41		Loan	VASA Fitness Kaysville	N/A	N/A	NAP	95.0%	$592,451	$23,995	$568,457	9.6%	$45,464	$522,993	8.8%	VASA Fitness	12/31/2033	51,451	100.0%
42		Loan	Buffalo Springs Point	N/A	N/A	NAP	95.0%	$634,816	$105,665	$529,151	9.4%	$17,066	$512,085	9.1%	Sola Salon	4/30/2027	5,096	34.3%
43		Loan	CrestHill Suites - East Syracuse	$765,879	12/31/2018	15.4%	81.3%	$2,066,166	$1,284,492	$781,674	15.7%	$82,647	$699,027	14.0%	NAP	NAP	NAP	NAP
44		Loan	Albertsons	N/A	N/A	NAP	95.0%	$403,201	$8,064	$395,137	9.3%	$0	$395,137	9.3%	Albertson’s	10/1/2037	43,965	100.0%
45		Loan	Naples Retail Center	$358,042	12/31/2018	9.3%	94.4%	$594,010	$192,117	$401,892	10.4%	$28,402	$373,491	9.7%	Pelican Larry’s	8/30/2024	5,873	20.7%
46		Loan	Walnut Professional Building	$550,324	T12 3/31/2019	15.7%	92.4%	$912,325	$318,795	$593,530	17.0%	$28,830	$564,700	16.1%	Center for Oral & Facial	10/31/2023	6,044	25.0%
47		Loan	Microtel Michigan City	$498,649	T12 3/31/2019	14.2%	56.1%	$1,242,928	$731,773	$511,155	14.6%	$49,717	$461,438	13.2%	NAP	NAP	NAP	NAP

A-1-16

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				2ND LARGEST TENANT INFORMATION(14)(15)				3RD LARGEST TENANT INFORMATION(14)(15)				4TH LARGEST TENANT INFORMATION(14)(15)

Loan ID	Footnotes	Property Flag	Deal Name	2nd Largest Tenant(5)(6)	2nd Largest Tenant Lease Expiration(6)(16)	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant(6)(20)	3rd Largest Tenant Lease Expiration(6)	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant(6)	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF
1		Loan	3 Columbus Circle	Emerge 212 3CC LLC	11/30/2027	57,359	7.6%	Nordstrom	10/31/2039	46,991	6.2%	Jazz at Lincoln Center, Inc.	4/30/2028	30,653	4.1%
2		Loan	GNL Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.01		Property	FedEx Ground Package System - San Antonio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.02		Property	Rubbermaid - Akron	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.03		Property	Bush Industries - Jamestown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.04		Property	Chemours - Pass Christian	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.05		Property	Wolverine World Wide - Howard City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.06		Property	FedEx Freight - Greenville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.07		Property	Diebold Nixdorf - North Canton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.08		Property	FedEx Freight - Blackfoot	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.10		Property	XPO Logistics - Grand Rapids	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.11		Property	XPO Logistics - Aurora	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.12		Property	XPO Logistics - Salina	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.13		Property	XPO Logistics - Riverton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.14		Property	XPO Logistics - Waite Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.15		Property	XPO Logistics - Uhrichsville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2.16		Property	XPO Logistics - Vincennes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3		Loan	Embassy Suites Seattle Bellevue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4		Loan	SWVP Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.01		Property	InterContinental	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.02		Property	DoubleTree Sunrise	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.03		Property	DoubleTree Charlotte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4.04		Property	DoubleTree RTP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5		Loan	Hilton Baltimore BWI Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6		Loan	Santa Fe Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
6.01		Property	The Peters Project	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02		Property	Plaza Mercado	HRV Hotel Partners, LLC	1/31/2020	5,447	8.9%	Silk Road Collection	4/30/2020	4,458	7.3%	Galerie Züger	11/30/2022	3,546	5.8%
6.03		Property	Century Plaza	Blue Corn Café & Brewery II	9/30/2033	8,454	17.9%	Santa Fe Dining	9/30/2033	2,929	6.2%	M & J Bridal Boutique	9/30/2023	2,858	6.0%
6.04		Property	Peters Corp. HQ	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05		Property	Santa Fe Properties	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06		Property	Springer Plaza	Momeni Gallery 3	9/11/2023	1,000	5.5%	Palacio Café II	4/30/2021	1,000	5.5%	Crazy Fox	5/31/2021	816	4.5%
6.07		Property	132 E. Marcy	Melo Velo	9/30/2019	4,055	43.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08		Property	Bendelier House	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.09		Property	216 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.10		Property	El Mercado Viejo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.11		Property	417-419 Orchard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7		Loan	ExchangeRight Net Leased Portfolio 26	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01		Property	Hy-Vee - Oakdale (10th Street), MN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02		Property	Pick n Save - Wausau (Bridge), WI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.09		Property	Walgreens - McDonough (Hwy 81), GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.10		Property	CVS - Fayetteville, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.11		Property	Tractor Supply - Conyers (Highway 20), GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.12		Property	Walgreens - Milwaukee (Howell), WI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.13		Property	Advance Auto Parts - Midlothian, VA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.14		Property	AutoZone - Merrillville (Colorado), IN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.15		Property	Dollar General - Uniontown (Cleveland), OH	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.16		Property	Dollar General - Cleveland (Dalton), TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.17		Property	Dollar General - Edinburg (Hwy 107), TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.18		Property	Dollar General - Alton (West Main), TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8		Loan	The Box House Hotel	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9		Loan	787 Eleventh Avenue	Nissan	07/31/2032	106,391	20.7%	Regus	10/31/2031	99,337	19.3%	Pershing Square	01/30/2034	66,757	13.0%
10		Loan	Darden Headquarters	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11		Loan	Great Wolf Lodge Southern California	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12		Loan	Ambassador Crossing	Chopsticks-Fresh Asian Cuisine	7/31/2025	7,159	5.8%	J.Crew Factory	1/31/2025	6,525	5.3%	Lee Michaels Jewelers	12/31/2030	5,683	4.6%
13		Loan	167 Graham Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14		Loan	Cardenas Market Center	AT&T Mobility	1/31/2024	2,709	4.0%	T-Mobile	1/31/2022	2,542	3.8%	Waba Grill	12/31/2025	1,813	2.7%
15		Loan	12-18 Meserole	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-17

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				2ND LARGEST TENANT INFORMATION(14)(15)				3RD LARGEST TENANT INFORMATION(14)(15)				4TH LARGEST TENANT INFORMATION(14)(15)

Loan ID	Footnotes	Property Flag	Deal Name	2nd Largest Tenant(5)(6)	2nd Largest Tenant Lease Expiration(6)(16)	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant(6)(20)	3rd Largest Tenant Lease Expiration(6)	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant(6)	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF
16		Loan	Kings Mountain Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17		Loan	950 2nd Avenue	CityMD	3/31/2036	3,101	38.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18		Loan	Towneplace Suites Lakeland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19		Loan	Equinox Bloomfield Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20		Loan	Maple Research Office Park	Mackevision Corporation	6/30/2023	30,000	14.3%	Dayco Products	5/31/2025	25,124	12.0%	EDAG	2/28/2027	22,115	10.6%
21		Loan	Hunter Plaza	US Healthmarket	1/27/2025	4,571	7.6%	Munch & Crunch, LLC	1/6/2029	4,316	7.1%	Urban Tadka	6/30/2023	3,568	5.9%
22		Loan	The Grove at Winter Park	Pet Supplies	3/31/2028	8,000	7.1%	My Salon Suites	10/31/2028	5,573	5.0%	Pro Fencing Academy USA	6/30/2022	4,703	4.2%
23		Loan	Quail Hollow	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24		Loan	Hampton Inn Livonia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25		Loan	University Square Bozeman	Staples	5/31/2021	24,000	18.2%	O’Reilly Auto	5/31/2027	7,976	6.0%	Once Upon a Child	11/30/2028	6,400	4.9%
26		Loan	Schnader Properties Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.01		Property	Turnquist Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.02		Property	Northern Parkway Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.03		Property	Cypress Garden Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.04		Property	Harford Road Apartments (5101-5105)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27		Loan	Staybridge Suites Austin South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28		Loan	616 Lofts on Michigan	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29		Loan	1600 Western Buildings	Instant Collating Services	2/28/2020	30,248	10.4%	Music Zone	3/31/2022	29,809	10.3%	Chicago Women in Trade	9/30/2020	22,409	7.7%
30		Loan	Towneplace Suites Albuquerque	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31		Loan	3030 Bridgeway	Dominguez Incorporated	9/30/2020	1,176	3.7%	Nepal Youth Foundation	4/30/2021	1,107	3.5%	Oceanic Partners Inc	1/31/2022	1,073	3.4%
32		Loan	Bell Creek Commons	Chick-Fil-A	5/31/2023	4,312	9.2%	Original Mattress Factory	12/31/2019	2,800	6.0%	Noodles & Company	2/28/2023	2,450	5.2%
33		Loan	All Storage Watauga	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34		Loan	VASA Fitness Denver	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35		Loan	Ambassador Way	Conn Appliances, Inc	03/08/2022	49,217	24.9%	Dirt Cheap, LLC	12/31/2024	32,000	16.2%	Boot Barn	03/31/2023	15,652	7.9%
36		Loan	RV Ranch of Keene	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37		Loan	Union Crossing	The Helmet Center, LLC	1/31/2024	8,220	10.4%	Joe’s Auto Service	8/31/2026	4,250	5.4%	Araiza Brothers Enterprises	4/30/2032	2,249	2.8%
38		Loan	VASA Fitness Spanish Fork	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39		Loan	Comfort Suites Grand Rapids North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40		Loan	27 East 20th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41		Loan	VASA Fitness Kaysville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42		Loan	Buffalo Springs Point	Golden-PT’s	3/31/2027	4,500	30.3%	Firefly	10/31/2028	2,332	15.7%	Fist of Fusion	5/31/2028	1,512	10.2%
43		Loan	CrestHill Suites - East Syracuse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44		Loan	Albertsons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45		Loan	Naples Retail Center	On Point Medical Billing	1/31/2021	2,318	8.2%	Haitian Church	6/30/2020	2,235	7.9%	Inspired K9	4/30/2020	1,914	6.8%
46		Loan	Walnut Professional Building	Andrew Gamache	2/28/2026	2,251	9.3%	Timothy Thomas	8/31/2025	2,131	8.8%	Diane Milberg	8/31/2024	2,108	8.7%
47		Loan	Microtel Michigan City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-18

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				5TH LARGEST TENANT INFORMATION(14)(15)				MORTGAGE LOAN RESERVE INFORMATION(16)

Loan ID	Footnotes	Property Flag	Deal Name	5th Largest Tenant	5th Largest Tenant Lease Expiration(16)	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves (17)(18)	Monthly Replacement Reserves	Replacement Reserve Cap(19)
1		Loan	3 Columbus Circle	Josephson	12/31/2032	22,742	3.0%	$0	Springing	$1,000,000
2		Loan	GNL Industrial Portfolio	NAP	NAP	NAP	NAP	$0	Springing	$2,443,208
2.01		Property	FedEx Ground Package System - San Antonio	NAP	NAP	NAP	NAP
2.02		Property	Rubbermaid - Akron	NAP	NAP	NAP	NAP
2.03		Property	Bush Industries - Jamestown	NAP	NAP	NAP	NAP
2.04		Property	Chemours - Pass Christian	NAP	NAP	NAP	NAP
2.05		Property	Wolverine World Wide - Howard City	NAP	NAP	NAP	NAP
2.06		Property	FedEx Freight - Greenville	NAP	NAP	NAP	NAP
2.07		Property	Diebold Nixdorf - North Canton	NAP	NAP	NAP	NAP
2.08		Property	FedEx Freight - Blackfoot	NAP	NAP	NAP	NAP
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village	NAP	NAP	NAP	NAP
2.10		Property	XPO Logistics - Grand Rapids	NAP	NAP	NAP	NAP
2.11		Property	XPO Logistics - Aurora	NAP	NAP	NAP	NAP
2.12		Property	XPO Logistics - Salina	NAP	NAP	NAP	NAP
2.13		Property	XPO Logistics - Riverton	NAP	NAP	NAP	NAP
2.14		Property	XPO Logistics - Waite Park	NAP	NAP	NAP	NAP
2.15		Property	XPO Logistics - Uhrichsville	NAP	NAP	NAP	NAP
2.16		Property	XPO Logistics - Vincennes	NAP	NAP	NAP	NAP
3		Loan	Embassy Suites Seattle Bellevue	NAP	NAP	NAP	NAP	$0	$51,578	NAP
4		Loan	SWVP Portfolio	NAP	NAP	NAP	NAP	$0	$281,676	NAP
4.01		Property	InterContinental	NAP	NAP	NAP	NAP
4.02		Property	DoubleTree Sunrise	NAP	NAP	NAP	NAP
4.03		Property	DoubleTree Charlotte	NAP	NAP	NAP	NAP
4.04		Property	DoubleTree RTP	NAP	NAP	NAP	NAP
5		Loan	Hilton Baltimore BWI Airport	NAP	NAP	NAP	NAP	$0	Greater of (a) 1/12th of 4% of Gross Income from Operations or (b) amount required to be funded pursuant to Agreements	NAP
6		Loan	Santa Fe Portfolio	Various	Various	Various	Various	$0	$4,543	NAP
6.01		Property	The Peters Project	NAP	NAP	NAP	NAP
6.02		Property	Plaza Mercado	Singleton-Biss Museum	11/30/2019	2,915	4.8%
6.03		Property	Century Plaza	Esteban Terrazas & Silvia Ramirez	1/31/2019	2,254	4.8%
6.04		Property	Peters Corp. HQ	NAP	NAP	NAP	NAP
6.05		Property	Santa Fe Properties	NAP	NAP	NAP	NAP
6.06		Property	Springer Plaza	Annette Hemberger	9/11/2019	775	4.3%
6.07		Property	132 E. Marcy	NAP	NAP	NAP	NAP
6.08		Property	Bendelier House	NAP	NAP	NAP	NAP
6.09		Property	216 Washington	NAP	NAP	NAP	NAP
6.10		Property	El Mercado Viejo	NAP	NAP	NAP	NAP
6.11		Property	417-419 Orchard	NAP	NAP	NAP	NAP
7		Loan	ExchangeRight Net Leased Portfolio 26	NAP	NAP	NAP	NAP	$0	$2,047	NAP
7.01		Property	Hy-Vee - Oakdale (10th Street), MN	NAP	NAP	NAP	NAP
7.02		Property	Pick n Save - Wausau (Bridge), WI	NAP	NAP	NAP	NAP
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX	NAP	NAP	NAP	NAP
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA	NAP	NAP	NAP	NAP
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX	NAP	NAP	NAP	NAP
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX	NAP	NAP	NAP	NAP
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH	NAP	NAP	NAP	NAP
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN	NAP	NAP	NAP	NAP
7.09		Property	Walgreens - McDonough (Hwy 81), GA	NAP	NAP	NAP	NAP
7.10		Property	CVS - Fayetteville, GA	NAP	NAP	NAP	NAP
7.11		Property	Tractor Supply - Conyers (Highway 20), GA	NAP	NAP	NAP	NAP
7.12		Property	Walgreens - Milwaukee (Howell), WI	NAP	NAP	NAP	NAP
7.13		Property	Advance Auto Parts - Midlothian, VA	NAP	NAP	NAP	NAP
7.14		Property	AutoZone - Merrillville (Colorado), IN	NAP	NAP	NAP	NAP
7.15		Property	Dollar General - Uniontown (Cleveland), OH	NAP	NAP	NAP	NAP
7.16		Property	Dollar General - Cleveland (Dalton), TN	NAP	NAP	NAP	NAP
7.17		Property	Dollar General - Edinburg (Hwy 107), TX	NAP	NAP	NAP	NAP
7.18		Property	Dollar General - Alton (West Main), TX	NAP	NAP	NAP	NAP
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN	NAP	NAP	NAP	NAP
8		Loan	The Box House Hotel	NAP	NAP	NAP	NAP	$0	1/12th of 4% of Total Revenue	NAP
9		Loan	787 Eleventh Avenue	Dwight Capital	05/30/2029	20,322	4.0%	$0	$0	NAP
10		Loan	Darden Headquarters	NAP	NAP	NAP	NAP	$0	Springing	NAP
11		Loan	Great Wolf Lodge Southern California	NAP	NAP	NAP	NAP	$0	Springing	NAP
12		Loan	Ambassador Crossing	Shades Sunglasses & Casual Apparel	2/28/2023	5,425	4.4%	$1,472	$1,472	NAP
13		Loan	167 Graham Avenue	NAP	NAP	NAP	NAP	$0	$1,313	NAP
14		Loan	Cardenas Market Center	GameStop	3/31/2021	1,528	2.3%	$0	$839	$30,000
15		Loan	12-18 Meserole	NAP	NAP	NAP	NAP	$0	$583	NAP

A-1-19

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				5TH LARGEST TENANT INFORMATION(14)(15)				MORTGAGE LOAN RESERVE INFORMATION(16)

Loan ID	Footnotes	Property Flag	Deal Name	5th Largest Tenant	5th Largest Tenant Lease Expiration(16)	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves (17)(18)	Monthly Replacement Reserves	Replacement Reserve Cap(19)
16		Loan	Kings Mountain Center	NAP	NAP	NAP	NAP	$0	Springing	NAP
17		Loan	950 2nd Avenue	NAP	NAP	NAP	NAP	$0	$102	NAP
18		Loan	Towneplace Suites Lakeland	NAP	NAP	NAP	NAP	$25,411	$13,100	NAP
19		Loan	Equinox Bloomfield Hills	NAP	NAP	NAP	NAP	$0	Springing	NAP
20		Loan	Maple Research Office Park	Sensata Technologies	7/31/2023	20,632	9.9%	$0	$3,490	NAP
21		Loan	Hunter Plaza	U.S. Coast Guard	11/30/2019	2,443	4.0%	$0	$1,261	$30,266
22		Loan	The Grove at Winter Park	Jay Anthony Nails Spa Inc	11/30/2027	4,320	3.8%	$0	$1,593	NAP
23		Loan	Quail Hollow	NAP	NAP	NAP	NAP	$1,602	$1,602	NAP
24		Loan	Hampton Inn Livonia	NAP	NAP	NAP	NAP	$0	1.0% of Gross Revenues	NAP
25		Loan	University Square Bozeman	Morgan Stanley	11/30/2022	5,412	4.1%	$0	Springing	NAP
26		Loan	Schnader Properties Portfolio	NAP	NAP	NAP	NAP	$0	$3,979	NAP
26.01		Property	Turnquist Apartments	NAP	NAP	NAP	NAP
26.02		Property	Northern Parkway Apartments	NAP	NAP	NAP	NAP
26.03		Property	Cypress Garden Apartments	NAP	NAP	NAP	NAP
26.04		Property	Harford Road Apartments (5101-5105)	NAP	NAP	NAP	NAP
27		Loan	Staybridge Suites Austin South	NAP	NAP	NAP	NAP	$0	$2,298	NAP
28		Loan	616 Lofts on Michigan	NAP	NAP	NAP	NAP	$0	$1,382	NAP
29		Loan	1600 Western Buildings	Petote	9/30/2020	22,409	7.7%	$0	$2,415	$86,950
30		Loan	Towneplace Suites Albuquerque	NAP	NAP	NAP	NAP	$18,119	$9,341	NAP
31		Loan	3030 Bridgeway	California Commercial Solar, Inc	535 SF (1/31/2020); 365 SF (MTM)	918	2.9%	$0	$398	NAP
32		Loan	Bell Creek Commons	Sassie Day Spa & Salon	1/31/2028	2,450	5.2%	$0	$585	NAP
33		Loan	All Storage Watauga	NAP	NAP	NAP	NAP	$0	$1,016	$36,589
34		Loan	VASA Fitness Denver	NAP	NAP	NAP	NAP	$1,511	$1,511	NAP
35		Loan	Ambassador Way	NAP	NAP	NAP	NAP	$0	$2,467	NAP
36		Loan	RV Ranch of Keene	NAP	NAP	NAP	NAP	$0	$1,067	NAP
37		Loan	Union Crossing	CHR Investments, LLC	7/31/2023	2,170	2.7%	$205,000	$988	$205,000
38		Loan	VASA Fitness Spanish Fork	NAP	NAP	NAP	NAP	$1,238	$1,238	NAP
39		Loan	Comfort Suites Grand Rapids North	NAP	NAP	NAP	NAP	$0	1/12th of 2.0% of Gross Revenue until 5/6/2021 and 4.0% of Gross Revenue thereafter	NAP
40		Loan	27 East 20th Street	NAP	NAP	NAP	NAP	$0	$63	NAP
41		Loan	VASA Fitness Kaysville	NAP	NAP	NAP	NAP	$1,244	$1,244	NAP
42		Loan	Buffalo Springs Point	Power Hour 360	10/31/2027	1,400	9.4%	$0	$186	NAP
43		Loan	CrestHill Suites - East Syracuse	NAP	NAP	NAP	NAP	$0	$6,887	NAP
44		Loan	Albertsons	NAP	NAP	NAP	NAP	$0	Springing	NAP
45		Loan	Naples Retail Center	Unique Nail Spa	6/30/2023	1,584	5.6%	$0	$354	NAP
46		Loan	Walnut Professional Building	Jason Brown	8/31/2027	1,841	7.6%	$0	$0	NAP
47		Loan	Microtel Michigan City	NAP	NAP	NAP	NAP	$0	1/12th of 4% of Total Revenue	NAP

A-1-20

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

MORTGAGE LOAN RESERVE INFORMATION(16)

Loan ID	Footnotes	Property Flag	Deal Name	Upfront TI/LC Reserves (17)(18)	Monthly TI/LC Reserves	TI/LC Reserve Cap(19)	Upfront Tax Reserves (17)(18)	Monthly Tax Reserves	Upfront Insurance Reserves (17)(18)	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve (17)(18)	Upfront Debt Service Reserves(17)(18)	Monthly Debt Service Reserves
1		Loan	3 Columbus Circle	$0	Springing	$5,000,000	$0	Springing	$0	Springing	$0	$0	$0
2		Loan	GNL Industrial Portfolio	$0	Springing	$6,108,020	$0	Springing	$0	Springing	$0	$0	$0
2.01		Property	FedEx Ground Package System - San Antonio
2.02		Property	Rubbermaid - Akron
2.03		Property	Bush Industries - Jamestown
2.04		Property	Chemours - Pass Christian
2.05		Property	Wolverine World Wide - Howard City
2.06		Property	FedEx Freight - Greenville
2.07		Property	Diebold Nixdorf - North Canton
2.08		Property	FedEx Freight - Blackfoot
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village
2.10		Property	XPO Logistics - Grand Rapids
2.11		Property	XPO Logistics - Aurora
2.12		Property	XPO Logistics - Salina
2.13		Property	XPO Logistics - Riverton
2.14		Property	XPO Logistics - Waite Park
2.15		Property	XPO Logistics - Uhrichsville
2.16		Property	XPO Logistics - Vincennes
3		Loan	Embassy Suites Seattle Bellevue	$0	$0	NAP	$186,059	$37,212	$16,088	$8,044	$19,470	$0	$0
4		Loan	SWVP Portfolio	$0	$0	NAP	$822,222	$205,555	$990,844	$82,570	$97,938	$0	$0
4.01		Property	InterContinental
4.02		Property	DoubleTree Sunrise
4.03		Property	DoubleTree Charlotte
4.04		Property	DoubleTree RTP
5		Loan	Hilton Baltimore BWI Airport	$0	$0	NAP	$293,357	$41,908	$10,104	$10,104	$575	$0	$0
6		Loan	Santa Fe Portfolio	$0	$13,629	$817,717	$67,390	$33,695	$65,797	$13,159	$173,625	$0	$0
6.01		Property	The Peters Project
6.02		Property	Plaza Mercado
6.03		Property	Century Plaza
6.04		Property	Peters Corp. HQ
6.05		Property	Santa Fe Properties
6.06		Property	Springer Plaza
6.07		Property	132 E. Marcy
6.08		Property	Bendelier House
6.09		Property	216 Washington
6.10		Property	El Mercado Viejo
6.11		Property	417-419 Orchard
7		Loan	ExchangeRight Net Leased Portfolio 26	$500,000	Springing	NAP	$38,000	$9,535	$0	Springing	$346,601	$0	$0
7.01		Property	Hy-Vee - Oakdale (10th Street), MN
7.02		Property	Pick n Save - Wausau (Bridge), WI
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN
7.09		Property	Walgreens - McDonough (Hwy 81), GA
7.10		Property	CVS - Fayetteville, GA
7.11		Property	Tractor Supply - Conyers (Highway 20), GA
7.12		Property	Walgreens - Milwaukee (Howell), WI
7.13		Property	Advance Auto Parts - Midlothian, VA
7.14		Property	AutoZone - Merrillville (Colorado), IN
7.15		Property	Dollar General - Uniontown (Cleveland), OH
7.16		Property	Dollar General - Cleveland (Dalton), TN
7.17		Property	Dollar General - Edinburg (Hwy 107), TX
7.18		Property	Dollar General - Alton (West Main), TX
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN
8		Loan	The Box House Hotel	$0	$0	NAP	$48,404	$48,404	$120,491	$13,388	$0	$0	$0
9		Loan	787 Eleventh Avenue	$0	Springing	NAP	$0	Springing	$0	Springing	$0	$0	$0
10		Loan	Darden Headquarters	$0	$0	NAP	$0	Springing	$0	Springing	$0	$0	$0
11		Loan	Great Wolf Lodge Southern California	$0	$0	NAP	$0	$244,016	$0	Springing	$0	$0	$0
12		Loan	Ambassador Crossing	$500,000	Springing	$353,166	$66,835	$13,367	$0	$4,771	$0	$0	$0
13		Loan	167 Graham Avenue	$0	$0	NAP	$269,057	$44,843	$46,391	$3,715	$0	$0	$0
14		Loan	Cardenas Market Center	$0	$5,594	$150,000	$63,097	$21,032	$0	Springing	$0	$0	$0
15		Loan	12-18 Meserole	$0	$0	NAP	$1,012	$202	$17,500	$1,458	$0	$0	$0

A-1-21

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(16)

Loan ID	Footnotes	Property Flag	Deal Name	Upfront TI/LC Reserves (17)(18)	Monthly TI/LC Reserves	TI/LC Reserve Cap(19)	Upfront Tax Reserves (17)(18)	Monthly Tax Reserves	Upfront Insurance Reserves (17)(18)	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve (17)(18)	Upfront Debt Service Reserves(17)(18)	Monthly Debt Service Reserves
16		Loan	Kings Mountain Center	$0	Springing	NAP	$0	Springing	$0	Springing	$0	$0	$0
17		Loan	950 2nd Avenue	$0	$578	NAP	$23,592	$24,267	$0	$0	$0	$0	$0
18		Loan	Towneplace Suites Lakeland	$0	$0	NAP	$48,313	$12,078	$48,795	$3,948	$0	$0	$0
19		Loan	Equinox Bloomfield Hills	$0	Springing	NAP	$0	Springing	$0	Springing	$0	$0	$0
20		Loan	Maple Research Office Park	$0	$34,896.33 (7/6/2019-6/6/2020); $17,448.00 thereafter	$1,000,000	$111,575	$11,539	$7,239	$3,620	$34,000	$0	$0
21		Loan	Hunter Plaza	$300,000	$6,305	Initially capped at $300,000; cap shall increase to $450,000 on June 1, 2024	$219,508	$43,902	$19,313	$2,146	$0	$0	$0
22		Loan	The Grove at Winter Park	$836,799	$5,247	NAP	$31,181	$7,795	$8,538	$4,269	$23,050	$0	$0
23		Loan	Quail Hollow	$12,012	$12,012	NAP	$134,488	$22,415	$6,615	$2,205	$0	$0	$0
24		Loan	Hampton Inn Livonia	$0	$0	NAP	$67,254	$16,813	$30,731	$2,364	$0	$0	$0
25		Loan	University Square Bozeman	$0	Springing	NAP	$0	Springing	$0	Springing	$0	$0	$0
26		Loan	Schnader Properties Portfolio	$0	$0	NAP	$185,650	$15,471	$12,792	$6,396	$30,313	$0	$0
26.01		Property	Turnquist Apartments
26.02		Property	Northern Parkway Apartments
26.03		Property	Cypress Garden Apartments
26.04		Property	Harford Road Apartments (5101-5105)
27		Loan	Staybridge Suites Austin South	$0	$0	NAP	$96,009	$19,202	$18,073	$3,615	$0	$0	$0
28		Loan	616 Lofts on Michigan	$0	$965	NAP	$99,515	$8,293	$13,746	$1,964	$0	$0	$0
29		Loan	1600 Western Buildings	$0	$7,970	$95,645	$45,282	$11,320	$31,340	$5,325	$0	$0	$0
30		Loan	Towneplace Suites Albuquerque	$0	$0	NAP	$9,622	$4,811	$16,678	$1,349	$0	$0	$0
31		Loan	3030 Bridgeway	$0	$1,328	$80,000	$45,415	$15,138	$17,073	$2,134	$0	$0	$0
32		Loan	Bell Creek Commons	$0	$976	$46,850	$35,366	$7,073	$0	Springing	$0	$0	$0
33		Loan	All Storage Watauga	$0	$0	NAP	$67,067	$13,413	$3,504	$1,752	$0	$0	$0
34		Loan	VASA Fitness Denver	$3,160	$3,160	NAP	$0	Springing	$5,122	$732	$0	$0	$0
35		Loan	Ambassador Way	$0	$7,167	$250,000	$0	Springing	$0	Springing	$0	$0	$0
36		Loan	RV Ranch of Keene	$0	$0	NAP	$48,302	$5,367	$17,667	$1,472	$96,348	$0	$0
37		Loan	Union Crossing	$0	$4,940	NAP	$41,782	$10,445	$0	$0	$0	$0	$0
38		Loan	VASA Fitness Spanish Fork	$2,577	$2,577	NAP	$0	Springing	$3,062	$510	$0	$0	$0
39		Loan	Comfort Suites Grand Rapids North	$0	$0	NAP	$38,044	$5,211	$4,749	$2,375	$0	$0	$0
40		Loan	27 East 20th Street	$0	$0	NAP	$23,806	$3,401	$5,838	$973	$0	$0	$0
41		Loan	VASA Fitness Kaysville	$2,546	$2,546	NAP	$0	Springing	$3,111	$518	$0	$0	$0
42		Loan	Buffalo Springs Point	$0	$1,237	NAP	$7,777	$1,555	$4,649	$1,550	$0	$0	$0
43		Loan	CrestHill Suites - East Syracuse	$0	$0	NAP	$38,294	$12,765	$9,324	$1,865	$0	$0	$0
44		Loan	Albertsons	$0	Springing	$406,000	$0	Springing	$0	Springing	$0	$24,091	$0
45		Loan	Naples Retail Center	$0	$1,963	NAP	$19,790	$3,298	$2,703	$901	$0	$0	$0
46		Loan	Walnut Professional Building	$0	Springing	NAP	$15,376	$3,075	$6,238	$693	$0	$0	$0
47		Loan	Microtel Michigan City	$0	$0	NAP	$10,387	$3,463	$9,790	$1,224	$0	$0	$0

A-1-22

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

MORTGAGE LOAN RESERVE INFORMATION(16)

Loan ID	Footnotes	Property Flag	Deal Name	Upfront Environmental Reserves(17)(18)	Initial Other Reserves(17)(18)	Initial Other Reserves Description	Ongoing Other Reserves
1		Loan	3 Columbus Circle	$0	$2,668,685	TI/LC Reserve ($1,820,891); Free Rent Reserve ($847,794)	Young & Rubicam Reserve (Springing)
2		Loan	GNL Industrial Portfolio	$0	$0	NAP	Ground Sublease Reserve (Springing)
2.01		Property	FedEx Ground Package System - San Antonio
2.02		Property	Rubbermaid - Akron
2.03		Property	Bush Industries - Jamestown
2.04		Property	Chemours - Pass Christian
2.05		Property	Wolverine World Wide - Howard City
2.06		Property	FedEx Freight - Greenville
2.07		Property	Diebold Nixdorf - North Canton
2.08		Property	FedEx Freight - Blackfoot
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village
2.10		Property	XPO Logistics - Grand Rapids
2.11		Property	XPO Logistics - Aurora
2.12		Property	XPO Logistics - Salina
2.13		Property	XPO Logistics - Riverton
2.14		Property	XPO Logistics - Waite Park
2.15		Property	XPO Logistics - Uhrichsville
2.16		Property	XPO Logistics - Vincennes
3		Loan	Embassy Suites Seattle Bellevue	$0	$1,334,950	PIP Reserve	Seasonality Reserve (Springing)
4		Loan	SWVP Portfolio	$0	$5,000,000	PIP Reserve	Springing
4.01		Property	InterContinental
4.02		Property	DoubleTree Sunrise
4.03		Property	DoubleTree Charlotte
4.04		Property	DoubleTree RTP
5		Loan	Hilton Baltimore BWI Airport	$0	$4,200,000	PIP Reserve	$30,000
6		Loan	Santa Fe Portfolio	$0	$0	NAP	$0
6.01		Property	The Peters Project
6.02		Property	Plaza Mercado
6.03		Property	Century Plaza
6.04		Property	Peters Corp. HQ
6.05		Property	Santa Fe Properties
6.06		Property	Springer Plaza
6.07		Property	132 E. Marcy
6.08		Property	Bendelier House
6.09		Property	216 Washington
6.10		Property	El Mercado Viejo
6.11		Property	417-419 Orchard
7		Loan	ExchangeRight Net Leased Portfolio 26	$0	$0	NAP	$0
7.01		Property	Hy-Vee - Oakdale (10th Street), MN
7.02		Property	Pick n Save - Wausau (Bridge), WI
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN
7.09		Property	Walgreens - McDonough (Hwy 81), GA
7.10		Property	CVS - Fayetteville, GA
7.11		Property	Tractor Supply - Conyers (Highway 20), GA
7.12		Property	Walgreens - Milwaukee (Howell), WI
7.13		Property	Advance Auto Parts - Midlothian, VA
7.14		Property	AutoZone - Merrillville (Colorado), IN
7.15		Property	Dollar General - Uniontown (Cleveland), OH
7.16		Property	Dollar General - Cleveland (Dalton), TN
7.17		Property	Dollar General - Edinburg (Hwy 107), TX
7.18		Property	Dollar General - Alton (West Main), TX
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN
8		Loan	The Box House Hotel	$0	$1,204,973	Earnout Reserve($1,000,000); Upfront Seasonality Reserve ($204,973)	Seasonality Reserve
9		Loan	787 Eleventh Avenue	$0	$46,571,799	Renovation Reserve ($6,131,548); Outstanding Tenant Improvement Reserve ($24,254,223); Outstanding Leasing Commission Reserve ($521,488); Free Rent Reserve ($15,664,540)	$0
10		Loan	Darden Headquarters	$0	$0	NAP	$0
11		Loan	Great Wolf Lodge Southern California	$0	$2,000,000	Excess FF&E Reserve	Amortization Reserve (Springing); Seasonality Reserve (Springing)
12		Loan	Ambassador Crossing	$0	$0	NAP	Ground Lease Reserve (Springing)
13		Loan	167 Graham Avenue	$0	$0	NAP	$0
14		Loan	Cardenas Market Center	$0	$0	NAP	$0
15		Loan	12-18 Meserole	$0	$0	NAP	$0

A-1-23

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(16)

Loan ID	Footnotes	Property Flag	Deal Name	Upfront Environmental Reserves(17)(18)	Initial Other Reserves(17)(18)	Initial Other Reserves Description	Ongoing Other Reserves
16		Loan	Kings Mountain Center	$0	$0	NAP	$0
17		Loan	950 2nd Avenue	$0	$54,374	Payment Reserve	$0
18		Loan	Towneplace Suites Lakeland	$0	Springing	PIP Reserve	Seasonality Reserve (Springing)
19		Loan	Equinox Bloomfield Hills	$0	$0	NAP	$0
20		Loan	Maple Research Office Park	$0	$497,335	EDAG Free Rent Reserve ($257,495); RAND TI/LC Reserve ($114,625); EDAG LC Reserve ($90,000); OSRAM LC Reserve ($24,000); Rand Free Rent Reserve ($11,215)	$0
21		Loan	Hunter Plaza	$0	$81,091	Free Rent Reserve	Trigger Lease Reserve (Springing)
22		Loan	The Grove at Winter Park	$0	$38,932	Free Rent Reserve ($8,932.00); Pet Suppy Reserve ($30,000.00)	$0
23		Loan	Quail Hollow	$0	$0	NAP	$0
24		Loan	Hampton Inn Livonia	$0	$12,140	PIP Reserve	$0
25		Loan	University Square Bozeman	$0	$0	NAP	$0
26		Loan	Schnader Properties Portfolio	$0	$0	NAP	$0
26.01		Property	Turnquist Apartments
26.02		Property	Northern Parkway Apartments
26.03		Property	Cypress Garden Apartments
26.04		Property	Harford Road Apartments (5101-5105)
27		Loan	Staybridge Suites Austin South	$0	$0	NAP	$0
28		Loan	616 Lofts on Michigan	$0	$0	NAP	$0
29		Loan	1600 Western Buildings	$0	$0	NAP	$0
30		Loan	Towneplace Suites Albuquerque	$0	Springing	PIP Reserve	Seasonality Reserve (Springing)
31		Loan	3030 Bridgeway	$0	$0	NAP	$0
32		Loan	Bell Creek Commons	$0	$300,380	Best Buy Reserve	$200,253
33		Loan	All Storage Watauga	$0	$0	NAP	$0
34		Loan	VASA Fitness Denver	$0	$0	NAP	$0
35		Loan	Ambassador Way	$0	$0	NAP	$0
36		Loan	RV Ranch of Keene	$0	$0	NAP	$0
37		Loan	Union Crossing	$0	$26,651	Asiana Reserve	$0
38		Loan	VASA Fitness Spanish Fork	$0	$0	NAP	$0
39		Loan	Comfort Suites Grand Rapids North	$0	$329,000	PIP Reserve	$0
40		Loan	27 East 20th Street	$0	$0	NAP	$0
41		Loan	VASA Fitness Kaysville	$0	$0	NAP	$0
42		Loan	Buffalo Springs Point	$0	$0	NAP	Trigger Lease Reserve (Springing)
43		Loan	CrestHill Suites - East Syracuse	$0	$0	NAP	$0
44		Loan	Albertsons	$0	$0	NAP	$0
45		Loan	Naples Retail Center	$0	$12,120	Free Rent Reserve	$9,110
46		Loan	Walnut Professional Building	$0	$0	NAP	$0
47		Loan	Microtel Michigan City	$0	$0	NAP	Seasonality Reserve; PIP Reserve (Springing)

A-1-24

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Loan ID	Footnotes	Property Flag	Deal Name	Ongoing Other Reserves Description	Other Reserves Cap(19)	Holdback(20)
1		Loan	3 Columbus Circle	If a Tenant BK Trigger or Tenant Vacancy Trigger has occurred, Borrower shall deposit with Lender all excess cash flow in the cash management account as additional security to cover expenses anticipated to be incurred in connection with re-leasing the Young & Rubicam Space.	$40,000,000	No
2		Loan	GNL Industrial Portfolio	During continuance of a Cash Sweep Period, the amounts of rents and other charges due under the Ground Sublease that will be payable by Akron Borrower as sublessee under the Ground Sublease.	NAP	No
2.01		Property	FedEx Ground Package System - San Antonio
2.02		Property	Rubbermaid - Akron
2.03		Property	Bush Industries - Jamestown
2.04		Property	Chemours - Pass Christian
2.05		Property	Wolverine World Wide - Howard City
2.06		Property	FedEx Freight - Greenville
2.07		Property	Diebold Nixdorf - North Canton
2.08		Property	FedEx Freight - Blackfoot
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village
2.10		Property	XPO Logistics - Grand Rapids
2.11		Property	XPO Logistics - Aurora
2.12		Property	XPO Logistics - Salina
2.13		Property	XPO Logistics - Riverton
2.14		Property	XPO Logistics - Waite Park
2.15		Property	XPO Logistics - Uhrichsville
2.16		Property	XPO Logistics - Vincennes
3		Loan	Embassy Suites Seattle Bellevue	Seasonality Reserve shall commence upon the occurrence of a Seasonality Trigger on the Payment Date occurring in March 2023 and on each Payment Date occurring in March, April, May, June, July, August, September and October thereafter, Borrower shall deposit with Lender an amount equal to $25,000.	NAP	No
4		Loan	SWVP Portfolio	Hotel Tax Reserve	NAP	No
4.01		Property	InterContinental
4.02		Property	DoubleTree Sunrise
4.03		Property	DoubleTree Charlotte
4.04		Property	DoubleTree RTP
5		Loan	Hilton Baltimore BWI Airport	Seasonality Reserve	NAP	No
6		Loan	Santa Fe Portfolio	NAP	NAP	No
6.01		Property	The Peters Project
6.02		Property	Plaza Mercado
6.03		Property	Century Plaza
6.04		Property	Peters Corp. HQ
6.05		Property	Santa Fe Properties
6.06		Property	Springer Plaza
6.07		Property	132 E. Marcy
6.08		Property	Bendelier House
6.09		Property	216 Washington
6.10		Property	El Mercado Viejo
6.11		Property	417-419 Orchard
7		Loan	ExchangeRight Net Leased Portfolio 26	NAP	NAP	No
7.01		Property	Hy-Vee - Oakdale (10th Street), MN
7.02		Property	Pick n Save - Wausau (Bridge), WI
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN
7.09		Property	Walgreens - McDonough (Hwy 81), GA
7.10		Property	CVS - Fayetteville, GA
7.11		Property	Tractor Supply - Conyers (Highway 20), GA
7.12		Property	Walgreens - Milwaukee (Howell), WI
7.13		Property	Advance Auto Parts - Midlothian, VA
7.14		Property	AutoZone - Merrillville (Colorado), IN
7.15		Property	Dollar General - Uniontown (Cleveland), OH
7.16		Property	Dollar General - Cleveland (Dalton), TN
7.17		Property	Dollar General - Edinburg (Hwy 107), TX
7.18		Property	Dollar General - Alton (West Main), TX
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN
8		Loan	The Box House Hotel	Borrower shall deposit on each monthly payment Date occurring in April, May, June, July, September and October of each year during the term of the Loan, an aggregate of $615,000	NAP	Yes
9		Loan	787 Eleventh Avenue	NAP	NAP	No
10		Loan	Darden Headquarters	NAP	NAP	No
11		Loan	Great Wolf Lodge Southern California	Amortization Reserve (Shall commence if (i) DY < 12.0% as of April 1, 2022, (ii) DY < 13.0% as of April 1, 2024, or (iii) DY < 14.0% as of April 1, 2026); Seasonality Reserve (From June 2019 through August 2019 and, commencing in 2020 and each year thereafter, March through August, the lesser of (i) $280,000 and (ii) available net cash flow)	NAP	No
12		Loan	Ambassador Crossing	During continuance of a Cash Sweep Period 1/12th of the rents due under the Ground Lease	NAP	No
13		Loan	167 Graham Avenue	NAP	NAP	No
14		Loan	Cardenas Market Center	NAP	NAP	No
15		Loan	12-18 Meserole	NAP	NAP	No

A-1-25

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

MORTGAGE LOAN RESERVE INFORMATION(16)

Loan ID	Footnotes	Property Flag	Deal Name	Ongoing Other Reserves Description	Other Reserves Cap(19)	Holdback(20)
16		Loan	Kings Mountain Center	NAP	NAP	No
17		Loan	950 2nd Avenue	NAP	NAP	No
18		Loan	Towneplace Suites Lakeland	During continuance of a Cash Sweep Period, $13,750 on each Payment Date occurring in January, February, March and April	$55,000	No
19		Loan	Equinox Bloomfield Hills	NAP	NAP	No
20		Loan	Maple Research Office Park	NAP	NAP	Yes
21		Loan	Hunter Plaza	On each monthly payment date occurring on or after a Trigger Period, Borrower shall deposit an amount to the Trigger Lease Reserve, for payment of Leasing Costs	NAP	No
22		Loan	The Grove at Winter Park	NAP	NAP	Yes
23		Loan	Quail Hollow	NAP	NAP	No
24		Loan	Hampton Inn Livonia	NAP	NAP	No
25		Loan	University Square Bozeman	NAP	NAP	No
26		Loan	Schnader Properties Portfolio	NAP	NAP	No
26.01		Property	Turnquist Apartments
26.02		Property	Northern Parkway Apartments
26.03		Property	Cypress Garden Apartments
26.04		Property	Harford Road Apartments (5101-5105)
27		Loan	Staybridge Suites Austin South	NAP	NAP	No
28		Loan	616 Lofts on Michigan	NAP	NAP	No
29		Loan	1600 Western Buildings	NAP	NAP	No
30		Loan	Towneplace Suites Albuquerque	During continuance of a Cash Sweep Period, $6,250 on each Payment Date occurring in July, August, September and October	$25,000	No
31		Loan	3030 Bridgeway	NAP	NAP	No
32		Loan	Bell Creek Commons	Best Buy Reserve	NAP	No
33		Loan	All Storage Watauga	NAP	NAP	No
34		Loan	VASA Fitness Denver	NAP	NAP	No
35		Loan	Ambassador Way	NAP	NAP	No
36		Loan	RV Ranch of Keene	NAP	NAP	No
37		Loan	Union Crossing	NAP	NAP	No
38		Loan	VASA Fitness Spanish Fork	NAP	NAP	No
39		Loan	Comfort Suites Grand Rapids North	NAP	NAP	No
40		Loan	27 East 20th Street	NAP	NAP	No
41		Loan	VASA Fitness Kaysville	NAP	NAP	No
42		Loan	Buffalo Springs Point	On each monthly payment date occurring on or after a Trigger Period, Borrower shall deposit an amount to the Trigger Lease Reserve, for payment of Leasing Costs	NAP	Yes
43		Loan	CrestHill Suites - East Syracuse	NAP	NAP	No
44		Loan	Albertsons	NAP	NAP	No
45		Loan	Naples Retail Center	Condominium Common Charge	NAP	No
46		Loan	Walnut Professional Building	NAP	NAP	No
47		Loan	Microtel Michigan City	Seasonality Reserve: Lesser of (x) the amount by which available cash flow and (y) Seasonality Cap Multiplied by 37% subject to the Seasonality Reserve Cap; PIP Reserve: Borrower shall deposit with Lender any New PIP imposed pursuant to the Franchise Agreement, an amount equal to (a) 125% of the estimated costs to complete, less (b) the amount of FF&E Reserve Funds not allocated for completion of FF&E Work.	Seasonality Reserve: $61,000	No

A-1-26

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

THIRD PARTY REPORTS

Loan ID	Footnotes	Property Flag	Deal Name	Holdback Amount(20)	Holdback Description(20)	Letter of Credit	Letter of Credit Description	Appraisal Value Date	Environmental Phase I Report Date(21)	Phase II Performed(21)	Engineering Report Date	Seismic Zone (Y/N)	Seismic Report Date	PML %
1		Loan	3 Columbus Circle	NAP	NAP	No	NAP	1/1/2019	1/22/2019	No	1/22/2019	NAP	NAP	NAP
2		Loan	GNL Industrial Portfolio	NAP	NAP	No	NAP	Various	Various	No	Various	NAP	NAP	NAP
2.01		Property	FedEx Ground Package System - San Antonio					1/18/2019	1/18/2019	No	1/22/2019	NAP	NAP	NAP
2.02		Property	Rubbermaid - Akron					1/17/2019	1/18/2019	No	1/22/2019	NAP	NAP	NAP
2.03		Property	Bush Industries - Jamestown					1/21/2019	1/22/2019	No	1/22/2019	NAP	NAP	NAP
2.04		Property	Chemours - Pass Christian					1/18/2019	1/22/2019	No	1/22/2019	NAP	NAP	NAP
2.05		Property	Wolverine World Wide - Howard City					1/21/2019	1/21/2019	No	1/22/2019	NAP	NAP	NAP
2.06		Property	FedEx Freight - Greenville					1/16/2019	1/22/2019	No	1/22/2019	NAP	NAP	NAP
2.07		Property	Diebold Nixdorf - North Canton					1/17/2019	1/23/2019	No	1/22/2019	NAP	NAP	NAP
2.08		Property	FedEx Freight - Blackfoot					1/23/2019	1/22/2019	No	1/14/2019	NAP	NAP	NAP
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village					1/21/2019	1/23/2019	No	1/23/2019	NAP	NAP	NAP
2.10		Property	XPO Logistics - Grand Rapids					1/21/2019	1/22/2019	No	1/22/2019	NAP	NAP	NAP
2.11		Property	XPO Logistics - Aurora					1/23/2019	1/21/2019	No	1/22/2019	NAP	NAP	NAP
2.12		Property	XPO Logistics - Salina					1/16/2019	1/17/2019	No	1/22/2019	NAP	NAP	NAP
2.13		Property	XPO Logistics - Riverton					1/21/2019	1/22/2019	No	1/22/2019	NAP	NAP	NAP
2.14		Property	XPO Logistics - Waite Park					1/21/2019	1/21/2019	No	1/24/2019	NAP	NAP	NAP
2.15		Property	XPO Logistics - Uhrichsville					1/17/2019	1/18/2019	No	1/22/2019	NAP	NAP	NAP
2.16		Property	XPO Logistics - Vincennes					1/23/2019	1/22/2019	No	1/22/2019	NAP	NAP	NAP
3		Loan	Embassy Suites Seattle Bellevue	NAP	NAP	No	NAP	12/14/2018	12/10/2018	Yes	1/18/2019	3	1/18/2019	12.0%
4		Loan	SWVP Portfolio	NAP	NAP	No	NAP	10/16/2018	02/01/2019	No	02/01/2019	NAP	NAP	NAP
4.01		Property	InterContinental					10/12/2018	02/01/2019	No	02/01/2019	NAP	NAP	NAP
4.02		Property	DoubleTree Sunrise					10/15/2018	02/01/2019	No	02/01/2019	NAP	NAP	NAP
4.03		Property	DoubleTree Charlotte					10/11/2018	02/01/2019	No	02/01/2019	NAP	NAP	NAP
4.04		Property	DoubleTree RTP					10/16/2018	02/01/2019	No	02/01/2019	NAP	NAP	NAP
5		Loan	Hilton Baltimore BWI Airport	NAP	NAP	No	NAP	1/10/2019	2/1/2019	No	1/15/2019	NAP	NAP	NAP
6		Loan	Santa Fe Portfolio	NAP	NAP	No	NAP	8/31/2018	Various	No	Various	NAP	NAP	NAP
6.01		Property	The Peters Project					8/31/2018	9/24/2018	No	9/13/2018	NAP	NAP	NAP
6.02		Property	Plaza Mercado					8/31/2018	10/5/2018	No	9/17/2018	NAP	NAP	NAP
6.03		Property	Century Plaza					8/31/2018	9/25/2018	No	9/18/2018	NAP	NAP	NAP
6.04		Property	Peters Corp. HQ					8/31/2018	9/24/2018	No	9/18/2018	NAP	NAP	NAP
6.05		Property	Santa Fe Properties					8/31/2018	9/24/2018	No	9/13/2018	NAP	NAP	NAP
6.06		Property	Springer Plaza					8/31/2018	10/8/2018	No	9/18/2018	NAP	NAP	NAP
6.07		Property	132 E. Marcy					8/31/2018	9/26/2018	No	9/18/2018	NAP	NAP	NAP
6.08		Property	Bendelier House					8/31/2018	9/24/2018	No	9/17/2018	NAP	NAP	NAP
6.09		Property	216 Washington					8/31/2018	10/5/2018	No	9/18/2018	NAP	NAP	NAP
6.10		Property	El Mercado Viejo					8/31/2018	10/5/2018	No	9/18/2018	NAP	NAP	NAP
6.11		Property	417-419 Orchard					8/31/2018	10/8/2018	No	9/18/2018	NAP	NAP	NAP
7		Loan	ExchangeRight Net Leased Portfolio 26	NAP	NAP	No	NAP	Various	Various	Various	Various	NAP	NAP	NAP
7.01		Property	Hy-Vee - Oakdale (10th Street), MN					11/20/2018	12/12/2018	Yes	11/12/2018	NAP	NAP	NAP
7.02		Property	Pick n Save - Wausau (Bridge), WI					02/04/2019	1/29/2019	No	01/29/2019	NAP	NAP	NAP
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX					02/01/2019	02/12/2019	No	02/12/2019	NAP	NAP	NAP
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA					02/12/2019	02/21/2019	No	02/20/2019	NAP	NAP	NAP
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX					02/06/2019	02/12/2019	No	02/12/2019	NAP	NAP	NAP
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX					02/15/2019	02/20/2019	No	02/20/2019	NAP	NAP	NAP
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH					02/04/2019	02/05/2019	No	02/05/2019	NAP	NAP	NAP
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN					02/02/2019	02/08/2019	No	02/08/2019	NAP	NAP	NAP
7.09		Property	Walgreens - McDonough (Hwy 81), GA					02/05/2019	02/05/2019	No	02/05/2019	NAP	NAP	NAP
7.10		Property	CVS - Fayetteville, GA					02/05/2019	02/08/2019	No	01/08/2019	NAP	NAP	NAP
7.11		Property	Tractor Supply - Conyers (Highway 20), GA					01/30/2019	12/21/2018	No	12/21/2018	NAP	NAP	NAP
7.12		Property	Walgreens - Milwaukee (Howell), WI					02/01/2019	02/11/2019	No	02/11/2019	NAP	NAP	NAP
7.13		Property	Advance Auto Parts - Midlothian, VA					02/05/2019	02/08/2019	No	02/08/2019	NAP	NAP	NAP
7.14		Property	AutoZone - Merrillville (Colorado), IN					02/04/2019	01/15/2019	No	01/15/2019	NAP	NAP	NAP
7.15		Property	Dollar General - Uniontown (Cleveland), OH					02/02/2019	01/15/2019	No	01/15/2019	NAP	NAP	NAP
7.16		Property	Dollar General - Cleveland (Dalton), TN					01/31/2019	12/21/2018	No	12/21/2018	NAP	NAP	NAP
7.17		Property	Dollar General - Edinburg (Hwy 107), TX					02/05/2019	12/21/2018	No	12/21/2018	NAP	NAP	NAP
7.18		Property	Dollar General - Alton (West Main), TX					02/05/2019	12/21/2018	No	12/21/2018	NAP	NAP	NAP
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN					02/04/2019	12/21/2018	No	12/21/2018	NAP	NAP	NAP
8		Loan	The Box House Hotel	$1,000,000	Performance Earnout	No	NAP	2/14/2019	2/26/2019	No	2/27/2019	NAP	NAP	NAP
9		Loan	787 Eleventh Avenue	NAP	NAP	No	NAP	12/2/2018	12/11/2018	No	11/16/2018	NAP	NAP	NAP
10		Loan	Darden Headquarters	NAP	NAP	No	NAP	11/29/2018	11/28/2018	No	11/29/2018	NAP	NAP	NAP
11		Loan	Great Wolf Lodge Southern California	NAP	NAP	No	NAP	11/28/2018	12/6/2018	No	12/6/2018	4	12/6/2018	4.0%
12		Loan	Ambassador Crossing	NAP	NAP	No	NAP	1/16/2019	1/23/2019	Yes	1/22/2019	NAP	NAP	NAP
13		Loan	167 Graham Avenue	NAP	NAP	No	NAP	4/16/2019	4/25/2019	No	4/25/2019	NAP	NAP	NAP
14		Loan	Cardenas Market Center	NAP	NAP	No	NAP	4/26/2019	4/29/2019	No	4/29/2019	4	4/29/2019	11.0%
15		Loan	12-18 Meserole	NAP	NAP	No	NAP	3/28/2019	4/5/2019	No	4/5/2019	NAP	NAP	NAP

A-1-27

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				MORTGAGE LOAN RESERVE INFORMATION(16)				THIRD PARTY REPORTS

Loan ID	Footnotes	Property Flag	Deal Name	Holdback Amount(20)	Holdback Description(20)	Letter of Credit	Letter of Credit Description	Appraisal Value Date	Environmental Phase I Report Date(21)	Phase II Performed(21)	Engineering Report Date	Seismic Zone (Y/N)	Seismic Report Date	PML %
16		Loan	Kings Mountain Center	NAP	NAP	No	NAP	02/07/2019	02/27/2019	No	03/20/2019	NAP	NAP	NAP
17		Loan	950 2nd Avenue	NAP	NAP	No	NAP	4/18/2019	4/24/2019	No	4/24/2019	NAP	NAP	NAP
18		Loan	Towneplace Suites Lakeland	NAP	NAP	No	NAP	3/8/2019	3/20/2019	No	3/20/2019	NAP	NAP	NAP
19		Loan	Equinox Bloomfield Hills	NAP	NAP	No	NAP	1/28/2019	2/1/2019	No	2/1/2019	NAP	NAP	NAP
20		Loan	Maple Research Office Park	$1,330,000	Loan Proceeds Holdback in the amount of $1,330,000, which will be released to the borrower upon (i) Pluto, or another tenant, signing a lease on terms as described in the loan documents and taking occupancy at the property and (ii) the debt yield (as calculated in the loan documents) being greater than or equal to 12.8%. A partial disbursement of the reserve is permitted, assuming Pluto signs its lease and takes occupancy at the property, in an amount that would cause the debt yield following such disbursement to be 12.8%.	No	NAP	3/27/2019	3/27/2019	No	3/27/2019	NAP	NAP	NAP
21		Loan	Hunter Plaza	NAP	NAP	No	NAP	4/1/2019	4/5/2019	No	4/8/2019	NAP	NAP	NAP
22		Loan	The Grove at Winter Park	$1,625,000	Capitalized Holdback Reserve	No	NAP	2/15/2019	1/31/2019	No	1/31/2019	NAP	NAP	NAP
23		Loan	Quail Hollow	NAP	NAP	No	NAP	4/9/2019	3/20/2019	No	4/3/2019	NAP	NAP	NAP
24		Loan	Hampton Inn Livonia	NAP	NAP	No	NAP	4/9/2019	4/12/2019	No	4/12/2019	NAP	NAP	NAP
25		Loan	University Square Bozeman	NAP	NAP	No	NAP	10/3/2018	10/8/2018	No	10/8/2018	Zone 2A	11/6/2018	7.0%
26		Loan	Schnader Properties Portfolio	NAP	NAP	No	NAP	4/3/2019	4/18/2019	No	4/18/2019	NAP	NAP	NAP
26.01		Property	Turnquist Apartments					4/3/2019	4/18/2019	No	4/18/2019	NAP	NAP	NAP
26.02		Property	Northern Parkway Apartments					4/3/2019	4/18/2019	No	4/18/2019	NAP	NAP	NAP
26.03		Property	Cypress Garden Apartments					4/3/2019	4/18/2019	No	4/18/2019	NAP	NAP	NAP
26.04		Property	Harford Road Apartments (5101-5105)					4/3/2019	4/18/2019	No	4/18/2019	NAP	NAP	NAP
27		Loan	Staybridge Suites Austin South	NAP	NAP	No	NAP	03/14/2019	03/28/2019	No	03/28/2019	NAP	NAP	NAP
28		Loan	616 Lofts on Michigan	NAP	NAP	No	NAP	5/1/2019	5/20/2019	No	8/9/2018	NAP	NAP	NAP
29		Loan	1600 Western Buildings	NAP	NAP	No	NAP	11/26/2018	3/5/2019	No	1/2/2019	NAP	NAP	NAP
30		Loan	Towneplace Suites Albuquerque	NAP	NAP	No	NAP	3/11/2019	3/19/2019	No	3/19/2019	NAP	NAP	NAP
31		Loan	3030 Bridgeway	NAP	NAP	No	NAP	3/7/2019	3/14/2019	No	3/12/2019	4	3/18/2019	19.0%
32		Loan	Bell Creek Commons	NAP	NAP	No	NAP	12/29/2018	1/10/2019	No	1/10/2019	NAP	NAP	NAP
33		Loan	All Storage Watauga	NAP	NAP	No	NAP	03/26/2019	04/02/2019	No	04/02/2019	NAP	NAP	NAP
34		Loan	VASA Fitness Denver	NAP	NAP	No	NAP	04/12/2019	04/12/2019	No	04/12/2019	NAP	NAP	NAP
35		Loan	Ambassador Way	NAP	NAP	No	NAP	03/26/2019	04/30/2019	No	04/27/2019	NAP	NAP	NAP
36		Loan	RV Ranch of Keene	NAP	NAP	No	NAP	2/19/2019	2/21/2019	No	2/21/2019	NAP	NAP	NAP
37		Loan	Union Crossing	NAP	NAP	No	NAP	11/7/2018	12/27/2018	No	1/4/2019	NAP	NAP	NAP
38		Loan	VASA Fitness Spanish Fork	NAP	NAP	No	NAP	04/01/2019	04/12/2019	No	04/12/2019	3	04/11/2019	7.0%
39		Loan	Comfort Suites Grand Rapids North	NAP	NAP	No	NAP	4/1/2019	4/10/2019	No	4/10/2019	NAP	NAP	NAP
40		Loan	27 East 20th Street	NAP	NAP	No	NAP	2/7/2019	2/19/2019	No	2/19/2019	NAP	NAP	NAP
41		Loan	VASA Fitness Kaysville	NAP	NAP	No	NAP	04/02/2019	04/12/2019	No	04/15/2019	3	04/11/2019	6.0%
42		Loan	Buffalo Springs Point	$1,250,000	Firefly Holdback Reserve	No	NAP	4/18/2019	4/29/2019	No	5/22/2019	NAP	NAP	NAP
43		Loan	CrestHill Suites - East Syracuse	NAP	NAP	No	NAP	01/03/2019	01/10/2019	No	01/09/2019	NAP	NAP	NAP
44		Loan	Albertsons	NAP	NAP	No	NAP	10/9/2018	10/16/2018	No	10/16/2018	NAP	NAP	NAP
45		Loan	Naples Retail Center	NAP	NAP	No	NAP	2/4/2019	2/8/2019	No	2/8/2019	NAP	NAP	NAP
46		Loan	Walnut Professional Building	NAP	NAP	No	NAP	3/29/2019	4/5/2019	No	4/5/2019	4	4/5/2019	12.0%
47		Loan	Microtel Michigan City	NAP	NAP	No	NAP	5/8/2019	5/10/2019	No	10/16/2018	NAP	NAP	NAP

A-1-28

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				ADDITIONAL PERMITTED DEBT		TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION

Loan ID	Footnotes	Property Flag	Deal Name	Additional Future Debt Permitted	Additional Future Debt Permitted Description	Cut-off Date Pari Passu Mortgage Debt Balance(3)	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
1		Loan	3 Columbus Circle	No	NAP	$490,000,000	$105,000,000	55.1%	2.40x	10.2%	NAP	55.1%	2.40x	10.2%
2		Loan	GNL Industrial Portfolio	No	NAP	$97,500,000	NAP	65.0%	1.98x	9.8%	NAP	65.0%	1.98x	9.8%
2.01		Property	FedEx Ground Package System - San Antonio					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.02		Property	Rubbermaid - Akron					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.03		Property	Bush Industries - Jamestown					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.04		Property	Chemours - Pass Christian					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.05		Property	Wolverine World Wide - Howard City					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.06		Property	FedEx Freight - Greenville					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.07		Property	Diebold Nixdorf - North Canton					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.08		Property	FedEx Freight - Blackfoot					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.09		Property	Mapes & Sprowl Steel - Elk Grove Village					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.10		Property	XPO Logistics - Grand Rapids					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.11		Property	XPO Logistics - Aurora					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.12		Property	XPO Logistics - Salina					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.13		Property	XPO Logistics - Riverton					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.14		Property	XPO Logistics - Waite Park					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.15		Property	XPO Logistics - Uhrichsville					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
2.16		Property	XPO Logistics - Vincennes					65.0%	1.98x	9.8%		65.0%	1.98x	9.8%
3		Loan	Embassy Suites Seattle Bellevue	No	NAP	NAP	NAP	64.8%	1.55x	11.9%	NAP	64.8%	1.55x	11.9%
4		Loan	SWVP Portfolio	No	NAP	$200,000,000	NAP	59.6%	2.04x	11.9%	NAP	59.6%	2.04x	11.9%
4.01		Property	InterContinental					59.6%	2.04x	11.9%		59.6%	2.04x	11.9%
4.02		Property	DoubleTree Sunrise					59.6%	2.04x	11.9%		59.6%	2.04x	11.9%
4.03		Property	DoubleTree Charlotte					59.6%	2.04x	11.9%		59.6%	2.04x	11.9%
4.04		Property	DoubleTree RTP					59.6%	2.04x	11.9%		59.6%	2.04x	11.9%
5		Loan	Hilton Baltimore BWI Airport	No	NAP	NAP	$186,039	71.2%	1.74x	12.7%	$4,241,230	78.9%	1.43x	11.5%
6		Loan	Santa Fe Portfolio	No	NAP	NAP	NAP	68.0%	1.42x	10.6%	NAP	68.0%	1.42x	10.6%
6.01		Property	The Peters Project					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.02		Property	Plaza Mercado					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.03		Property	Century Plaza					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.04		Property	Peters Corp. HQ					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.05		Property	Santa Fe Properties					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.06		Property	Springer Plaza					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.07		Property	132 E. Marcy					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.08		Property	Bendelier House					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.09		Property	216 Washington					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.10		Property	El Mercado Viejo					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
6.11		Property	417-419 Orchard					68.0%	1.42x	10.6%		68.0%	1.42x	10.6%
7		Loan	ExchangeRight Net Leased Portfolio 26	No	NAP	$55,000,000	NAP	61.7%	1.92x	9.3%	NAP	61.7%	1.92x	9.3%
7.01		Property	Hy-Vee - Oakdale (10th Street), MN					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.02		Property	Pick n Save - Wausau (Bridge), WI					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.03		Property	Tractor Supply - Conroe (Hwy 242), TX					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.04		Property	Walgreens - Chalmette (West Judge Perez), LA					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.05		Property	Tractor Supply - Santa Fe (FM 1764), TX					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.06		Property	Tractor Supply - Odessa (Interstate 20), TX					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.07		Property	Walgreens - Cincinnati (Bridgetown), OH					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.08		Property	Walgreens - Lafayette (Creasy Lane), IN					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.09		Property	Walgreens - McDonough (Hwy 81), GA					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.10		Property	CVS - Fayetteville, GA					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.11		Property	Tractor Supply - Conyers (Highway 20), GA					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.12		Property	Walgreens - Milwaukee (Howell), WI					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.13		Property	Advance Auto Parts - Midlothian, VA					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.14		Property	AutoZone - Merrillville (Colorado), IN					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.15		Property	Dollar General - Uniontown (Cleveland), OH					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.16		Property	Dollar General - Cleveland (Dalton), TN					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.17		Property	Dollar General - Edinburg (Hwy 107), TX					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.18		Property	Dollar General - Alton (West Main), TX					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
7.19		Property	Dollar General - Clarksville (Ash Ridge), TN					61.7%	1.92x	9.3%		61.7%	1.92x	9.3%
8		Loan	The Box House Hotel	No	NAP	NAP	NAP	59.6%	1.57x	11.6%	NAP	59.6%	1.57x	11.6%
9		Loan	787 Eleventh Avenue	No	NAP	$175,000,000	$235,000,000	63.1%	1.17x	6.2%	NAP	63.1%	1.17x	6.2%
10		Loan	Darden Headquarters	No	NAP	$110,000,000	NAP	69.9%	1.67x	8.1%	NAP	69.9%	1.67x	8.1%
11		Loan	Great Wolf Lodge Southern California	No	NAP	$150,000,000	$20,000,000	56.1%	1.89x	12.9%	NAP	56.1%	1.89x	12.9%
12		Loan	Ambassador Crossing	No	NAP	NAP	NAP	64.6%	1.37x	9.4%	NAP	64.6%	1.37x	9.4%
13		Loan	167 Graham Avenue	No	NAP	NAP	NAP	65.9%	1.45x	6.6%	NAP	65.9%	1.45x	6.6%
14		Loan	Cardenas Market Center	No	NAP	NAP	NAP	60.7%	2.48x	10.6%	NAP	60.7%	2.48x	10.6%
15		Loan	12-18 Meserole	No	NAP	NAP	NAP	63.1%	1.40x	7.1%	NAP	63.1%	1.40x	7.1%

A-1-29

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				ADDITIONAL PERMITTED DEBT		TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION

Loan ID	Footnotes	Property Flag	Deal Name	Additional Future Debt Permitted	Additional Future Debt Permitted Description	Cut-off Date Pari Passu Mortgage Debt Balance(3)	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
16		Loan	Kings Mountain Center	No	NAP	$42,000,000	NAP	56.0%	1.75x	11.5%	NAP	56.0%	1.75x	11.5%
17		Loan	950 2nd Avenue	No	NAP	NAP	NAP	54.1%	1.66x	7.2%	NAP	54.1%	1.66x	7.2%
18		Loan	Towneplace Suites Lakeland	No	NAP	NAP	NAP	72.5%	1.70x	11.7%	NAP	72.5%	1.70x	11.7%
19		Loan	Equinox Bloomfield Hills	No	NAP	NAP	NAP	68.8%	1.42x	8.0%	NAP	68.8%	1.42x	8.0%
20		Loan	Maple Research Office Park	No	NAP	NAP	NAP	68.3%	1.60x	12.8%	NAP	68.3%	1.60x	12.8%
21		Loan	Hunter Plaza	No	NAP	NAP	NAP	66.7%	1.58x	9.9%	NAP	66.7%	1.58x	9.9%
22		Loan	The Grove at Winter Park	No	NAP	NAP	NAP	66.7%	1.42x	10.1%	NAP	66.7%	1.42x	10.1%
23		Loan	Quail Hollow	No	NAP	NAP	NAP	73.0%	1.50x	11.0%	NAP	73.0%	1.50x	11.0%
24		Loan	Hampton Inn Livonia	No	NAP	NAP	NAP	58.9%	1.68x	11.9%	NAP	58.9%	1.68x	11.9%
25		Loan	University Square Bozeman	No	NAP	NAP	NAP	59.6%	1.45x	9.9%	NAP	59.6%	1.45x	9.9%
26		Loan	Schnader Properties Portfolio	No	NAP	NAP	NAP	61.6%	2.05x	9.8%	NAP	61.6%	2.05x	9.8%
26.01		Property	Turnquist Apartments					61.6%	2.05x	9.8%		61.6%	2.05x	9.8%
26.02		Property	Northern Parkway Apartments					61.6%	2.05x	9.8%		61.6%	2.05x	9.8%
26.03		Property	Cypress Garden Apartments					61.6%	2.05x	9.8%		61.6%	2.05x	9.8%
26.04		Property	Harford Road Apartments (5101-5105)					61.6%	2.05x	9.8%		61.6%	2.05x	9.8%
27		Loan	Staybridge Suites Austin South	No	NAP	NAP	NAP	67.8%	1.68x	13.2%	NAP	67.8%	1.68x	13.2%
28		Loan	616 Lofts on Michigan	No	NAP	NAP	$1,846,221	88.5%	1.19x	7.6%	NAP	88.5%	1.19x	7.6%
29		Loan	1600 Western Buildings	No	NAP	NAP	NAP	69.8%	1.69x	12.3%	NAP	69.8%	1.69x	12.3%
30		Loan	Towneplace Suites Albuquerque	No	NAP	NAP	NAP	69.6%	1.84x	12.7%	NAP	69.6%	1.84x	12.7%
31		Loan	3030 Bridgeway	No	NAP	NAP	$247,070	66.9%	1.71x	8.5%	NAP	66.9%	1.71x	8.5%
32		Loan	Bell Creek Commons	No	NAP	NAP	NAP	68.5%	1.68x	10.8%	NAP	68.5%	1.68x	10.8%
33		Loan	All Storage Watauga	No	NAP	NAP	NAP	61.5%	2.14x	9.5%	NAP	61.5%	2.14x	9.5%
34		Loan	VASA Fitness Denver	No	NAP	NAP	NAP	68.3%	1.42x	9.7%	NAP	68.3%	1.42x	9.7%
35		Loan	Ambassador Way	No	NAP	NAP	NAP	50.2%	2.63x	16.4%	NAP	50.2%	2.63x	16.4%
36		Loan	RV Ranch of Keene	No	NAP	NAP	NAP	55.1%	1.65x	12.4%	NAP	55.1%	1.65x	12.4%
37		Loan	Union Crossing	No	NAP	NAP	NAP	74.6%	1.64x	12.2%	NAP	74.6%	1.64x	12.2%
38		Loan	VASA Fitness Spanish Fork	No	NAP	NAP	NAP	70.0%	1.39x	9.5%	NAP	70.0%	1.39x	9.5%
39		Loan	Comfort Suites Grand Rapids North	No	NAP	NAP	NAP	60.9%	2.44x	16.9%	NAP	60.9%	2.44x	16.9%
40		Loan	27 East 20th Street	No	NAP	NAP	NAP	62.5%	1.28x	7.1%	NAP	62.5%	1.28x	7.1%
41		Loan	VASA Fitness Kaysville	No	NAP	NAP	NAP	69.2%	1.38x	9.6%	NAP	69.2%	1.38x	9.6%
42		Loan	Buffalo Springs Point	No	NAP	NAP	NAP	68.3%	1.46x	9.4%	NAP	68.3%	1.46x	9.4%
43		Loan	CrestHill Suites - East Syracuse	No	NAP	NAP	NAP	60.0%	1.90x	15.7%	NAP	60.0%	1.90x	15.7%
44		Loan	Albertsons	No	NAP	NAP	NAP	65.3%	1.37x	9.3%	NAP	65.3%	1.37x	9.3%
45		Loan	Naples Retail Center	No	NAP	NAP	NAP	70.3%	1.39x	10.4%	NAP	70.3%	1.39x	10.4%
46		Loan	Walnut Professional Building	No	NAP	NAP	NAP	35.0%	3.88x	17.0%	NAP	35.0%	3.88x	17.0%
47		Loan	Microtel Michigan City	No	NAP	NAP	NAP	59.3%	1.65x	14.6%	NAP	59.3%	1.65x	14.6%

A-1-30

CSAIL 2019-C16
FOOTNOTES TO ANNEX A-1

(1)	“Column” denotes Column Financial, Inc., “SGFC” denotes Societe Generale Financial Corporation, “LCF” denotes Ladder Capital Finance LLC, “SMC” denotes Starwood Mortgage Capital LLC and “CIBC” denotes CIBC Inc.

(2)	With respect to any Mortgaged Property securing a multi property Mortgage Loan, the amounts listed under the headings Original Balance, Cut-off Date Balance and Maturity/ARD reflect the allocated loan amount related to such Mortgaged Property.

(3)	Each of Loan Nos. 1, 2, 4, 7, 9, 10, 11 and 16 is part of a whole loan related to the Issuing Entity. For further information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans”, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, as applicable, in the preliminary prospectus.

(4)	Loan No. 1, 3 Columbus Circle, a portion of the mortgaged property is subject to a condominium regime. The borrower owns 100% of the condominiums under the condominium regime, and, therefore, owns 100% control of the related condominium board. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests” in the preliminary prospectus for additional information.

Loan No. 2, GNL Industrial Portfolio, the Diebold Nixdorf – North Canton mortgaged property is ground subleased from the borrowers. The sublease commenced on July 1, 2004 and expires December 31, 2035. The ground sublease provides for two, 20-year extension options and one 19-year extension option with a fully extended ground lease expiration date of December 31, 2094. The ground sublease payments are structured at a current annual rent of $4,806, which increases to $13,960 on July 1, 2024, and to $14,922 on January 1, 2026 continuing through the ground sublease expiration date. The ground lease is between Akron-Canton Regional Airport Authority and ASW Properties, LTD., LLC dated June 15, 1995 with a 40-year lease term expiring December 31, 2035. The ground lease provides for the same extension options as the ground sublease.

Loan No. 12, Ambassador Crossing, the mortgaged property is subject to two ground leases. The Phase I - Ground Lease has a 47-year term through September 2060 and the Phase II - Ground Lease has a 47-year term through January 31, 2063. The current rents under the Phase I – Ground Lease and Phase II – Ground Lease are currently $180,000 and $145,000 per year, respectively.

(5)	Loan No. 25, University Square Bozeman, the largest tenant, Albertsons, is a tenant at the mortgaged property pursuant to two separate leases: (i) a ground sublease for 30,207 SF and (ii) a direct lease from borrower for 23,539 SF.

Loan No. 28, 616 Lofts on Michigan, the mortgaged property includes 12,810 SF of retail space. Approximately 24.6% of UW Revenue is attributed to retail tenants.
Loan No. 32, Bell Creek Commons, the 2nd largest tenant, Chick-Fil-A, owns its respective improvements (4,312 SF; 9.2% NRA) and is subject to a ground lease.

Loan No. 40, 27 East 20th Street, square footage includes three multifamily units (2,950 SF and 48.6% of gross potential rent) and 1,548 SF of retail space (51.4% of gross potential rent), but does not include 475 SF of basement space.

(6)	Loan No. 9, 787 Eleventh Avenue, the 2nd largest tenant, Nissan North America, which leases 106,391 SF through July 31, 2032, is currently building out its space and the expected occupancy date has not been determined. The 3rd largest tenant, Regus, which leases 99,337 SF through October 31, 2031, and the 4th largest tenant, Pershing Square, which leases 66,757 SF through January 30, 2034, are both currently building out their respective spaces and are expected to take occupancy in 2019.

Loan No. 20, Maple Research Office Park, the 4th largest tenant, EDAG, presently occupies 15,060 SF, but is anticipated to relocate to a 22,115 SF suite by August 2019. At origination, the lender reserved $257,495 for the rent differential for June & July plus all free rent.

Loan No. 21, Hunter Plaza, $81,091 was reserved for free rent owed to the 2nd largest tenant, US Healthmarket, the 3rd largest tenant, Munch & Crunch, LLC, and two other non-top 5 tenants at the mortgaged

A-1-31

property. The above tenants have accepted their space but have not opened for business or commenced paying rent.

Loan No. 35, Ambassador Way, a 25,332 SF area located in the rear of the mortgaged property is currently vacant and in shell condition. The borrower does not plan to lease out this area for retail use due to its lack of visibility as a result of being located in the rear of the mortgaged property and a lack of nearby parking space. The 25,332 SF area is anticipated to remain vacant and was treated as static vacancy, resulting in a net rentable area of 172,019 SF and a current occupancy of 100%.

Loan No. 42, Buffalo Springs Point, the 3rd largest tenant, Firefly, has not accepted its space or begun paying rent. $1,250,000 was heldback at origination.

(7)	Loan No. 4, SWVP Portfolio , the Appraised Value represent the “As Is Portfolio” value of $335,600,000, includes a portfolio premium of the mortgaged property if sold together on a bulk basis. The sum of the “As Is” Appraised Values of the individual SWVP Portfolio mortgaged properties on a stand-alone basis is $316,600,000. The Cut-Off Date LTV Ratio and Maturity Date LTV Ratio representing the sum of the “As Is” Appraised Values are 63.2%. The appraisal concluded an “As Is” Appraised Value of $45,400,000 and “As Is Capital Deduction Assumed” Appraised Value of $50,000,000 for the DoubleTree Charlotte mortgaged property. The SWVP Portfolio Whole Loan borrower escrowed $5,000,000 for the PIP Reserve at origination.

Loan No. 9, 787 Eleventh Avenue, the whole loan was underwritten based on an appraised value for the mortgaged property of $650,000,000, which is the “prospective market value as-is” as of December 2, 2018. The appraised value is subject to certain extraordinary assumptions, including the establishment of certain reserves (each of which was collected at loan closing), the related borrower’s ICAP application being accepted and the mortgaged property benefiting from tax savings in an amount valued at $31,200,000 on a present value basis, which would result in a Cut-Off Date LTV Ratio of 26.9%.

Loan No. 39, Comfort Suites Grand Rapids North, the Appraised Value represents the “As-Is” appraised value of $10,000,000 as of April 1, 2019. The appraiser also concluded an “As Is – Deduction is Escrowed” appraised value of $10,300,000 as of April 1, 2019, which assumes the completion of a property improvement plan at the mortgaged property totaling approximately $330,000 ($329,000 was escrowed at origination) which would result in a Cut-Off Date LTV Ratio of 59.2%.

(8)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(9)	The classification of the lockbox types is described in the preliminary prospectus. See “Description of the Mortgage Pool–Mortgaged Property Accounts” for further details.

(10)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the interest-only period during the term of the mortgage loan.

(11)	The “L” component of the prepayment provision represents lockout payments
The “Def” component of the prepayment provision represents defeasance payment
The “YM1” component of the prepayment provision represents greater of 1% of principal balance or yield maintenance payments.
The “O” component of the prepayment provision represents the free payments including the Maturity Date

(12)	With respect to Loan Nos. 2, 4, 6, 9 and 21, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, or other release conditions in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance; Collateral Substitution” and “—Partial Releases” in the preliminary prospectus.

(13)	With respect to Loan Nos. 2, 6, 7, 9, 16, 19, 21, 22, 24, 34, 38, 40, 41, 42, 43 and 44, certain mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property and/or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did

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not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

Loan No. 6, Santa Fe Portfolio, 2016 and 2017 NOI and occupancy include only seven mortgaged properties, which were previously securitized. During such time the remaining four mortgaged properties were not yet part of the portfolio and therefore historical financials are not available.

(14)	Loan No. 1, 3 Columbus Circle, the mortgaged property is subject to a property tax exemption pursuant to an Industrial & Commercial Incentive Program (“ICIP”), which is scheduled to end in 2022. Based on the appraisal obtained at origination, the tax benefits began to phase out in fiscal year 2017/18, when the applicable exemption was 80% of the full exemption amount, resulting in the tax liability of $6,704,066 for an abatement of $479,428, and will expire in 2020/21, when the applicable exemption will be 20% of the full exemption amount, resulting in an estimated tax liability of $8,177,042 for an abatement of $138,749. The lender underwrote the real estate taxes based on the full real estate taxes without accounting for the exemption. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the preliminary prospectus for additional information.

(15)	With regards to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

(16)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in the preliminary prospectus for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

Loan No. 20, Maple Research Office Park, the 2nd largest tenant, Mackevision Corporation, has a one-time option to terminate its lease effective June 2021 with nine months’ notice and payment of a termination fee equal to approximately $394,114.

Loan No. 32, Bell Creek Commons, the largest tenant, Best Buy, has a one-time option to terminate its lease effective March 2021 with six months’ notice.

Loan No. 46, Walnut Professional Building, the 5th largest tenant, Jason Brown, has the right to terminate its lease by providing 90 days’ notice.

(17)	Represents the upfront and monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

(18)	Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

(19)	Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

(20)	Loan No. 8, The Box House Hotel, the mortgage loan included the funding of a $1.0 million earnout reserve controlled by the lender, which may be released provided that, among other conditions, an 11.0% net cash flow debt yield is achieved and underwritten gross revenue is not less than $7,397,073. In the event the earnout conditions are not met by November 2021, at the option of the lender the mortgage loan may be paid down by $1,000,000 (with the borrower paying any yield maintenance penalty separately) or the funds may be retained as additional collateral for the mortgage loan. The Cut-Off Date LTV Ratio and UW NOI/ NCF Debt Yield, based on the net mortgage loan amount of $30.0 million, are 57.7%, 12.0% and 11.0%, respectively.

Loan No. 20, Maple Research Office Park, the mortgage loan included the funding of a $1.33 million earnout reserve, which will be released to the borrower upon (i) Pluto, or another tenant, signing a lease and taking

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occupancy on terms as described in the mortgage loan documents and (ii) the debt yield being at least 12.8%. A partial disbursement of the reserve is permitted, assuming Pluto signs its lease and takes occupancy at the mortgaged property, in an amount that would cause the debt yield following such disbursement to be 12.8%. Assuming the net mortgage loan amount of $12,670,000, the Cut-Off Date LTV Ratio is 61.8%.

Loan No. 22, The Grove at Winter Park, the mortgage loan included the funding of a $1.625 million holdback reserve controlled by the lender, which may be partially released over time as certain tenants who are not yet in occupancy have accepted their leased premises and are in occupancy and are paying rent, subject to the satisfaction of certain other conditions. Any balance remaining in the holdback reserve may be released if requested by the borrower prior to October 22, 2020 and if the mortgaged property has achieved all of the following: (1) a debt yield of at least 9.35%, (2) gross revenue of at least $1,749,959 and (3) net cash flow of at least $1,140,509. Any holdback reserve funds remaining on deposit on or after November 1, 2020 will be retained as additional collateral for the mortgage loan. The Cut-off Date LTV Ratio, and UW NOI / NCF Debt Yield, based on the net mortgage loan amount of $10.575 million, are 57.8%, 11.7% and 10.9%, respectively.

Loan No. 42, Buffalo Springs Point, the mortgage loan included the funding of a $1.25 million earnout reserve related to the 3rd largest tenant, Firefly, has not accepted its space or begun paying rent. The earnout reserve is required to be released to the borrower upon the satisfaction of the following conditions: (i) no default shall then exist and be continuing, (ii) the lender has received an estoppel certificate from Firefly (or a replacement tenant) evidencing that occupancy and payment of full unabated rent, and (iii) the debt yield is not less than 8.75%.

(21)	Loan No. 3, Embassy Suites Seattle Bellevue, the borrower obtained an environmental insurance with $2,000,000 of coverage. The policy is scheduled to terminate on January 25, 2029 and names the lender as an additional insured. The policy was obtained in connection with a recognized environmental condition identified by the Phase I environmental site assessment, however, a Phase II report was not required.

Loan No. 5, Hilton Baltimore BWI Airport, the borrower obtained an environmental insurance policy with $1,000,000 aggregate limit of liability. The policy is scheduled to expire on March 12, 2029 and names the lender as the insured. The policy was obtained in connection with a recognized environmental condition identified by the Phase I environmental site assessment, however, a Phase II report was not required.

Loan No. 6, Santa Fe Portfolio, an environmental insurance policy was obtained in lieu of a Phase II ESA for the Springer Plaza mortgaged property with a policy limit of $2,000,000 per occurrence and in the aggregate for a 13-year term.

Loan No. 9, 787 Eleventh Avenue, the borrower (but not the guarantor) has provided recourse indemnities that would cover environmental cleanup costs and liabilities for the mortgaged property. The mortgaged property is covered by an environmental insurance policy for the term of the loan plus an additional three-year tail.

Loan No. 10, Darden Headquarters, in lieu of the guarantor or borrower providing an environmental indemnity, the lender obtained a lender environmental pollution liability insurance policy with $3,000,000 aggregate limit of liability, with a 13 year term (3 years past the stated loan term) and a $50,000 deductible. The Phase I environmental site assessment obtained at loan origination did not identify any recognized environmental conditions.

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ANNEX A-2

STRUCTURAL AND COLLATERAL TERM SHEET

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June 11, 2019 CSAIL 2019-C16 Commercial Mortgage Trust Free Writing Prospectus Structural and Collateral Term Sheet Credit Suisse Commercial Mortgage Securities Corp. as Depositor Commercial Mortgage Pass-Through Certificates Series 2019-C16 Column Financial, Inc. Societe Generale Financial Corporation CIBC Inc. as Sponsors and Mortgage Loan Sellers Credit Suisse Co-Lead Manager and Joint Bookrunner Société Générale Co-Lead Manager and Joint Bookrunner CIBC World Markets Co-Manager THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC (SEC FILE NO. 333-227081) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.

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Indicative Capital Structure

Publicly Offered Certificates

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)(2)	Approximate Initial Credit Support	Expected Weighted Avg. Life (years)(3)	Expected Principal Window (months)(3)	Certificate Principal to Value Ratio(4)	Underwritten NOI Debt Yield(5)
A-1	$19,153,000	30.000%(6)	2.78	1 – 60	43.0%	15.7%
A-2	$200,000,000(2)	30.000%(6)	9.60(2)	113 – 117(2)	43.0%	15.7%
A-3	$300,180,000(2)	30.000%(6)	9.84(2)	117 – 119(2)	43.0%	15.7%
A-SB	$31,923,000	30.000%(6)	7.30	60 – 113	43.0%	15.7%
X-A(7)	$615,241,000	N/A	N/A	N/A	N/A	N/A
X-B(7)	$66,938,000	N/A	N/A	N/A	N/A	N/A
A-S	$63,985,000	21.875%	9.93	119 – 120	48.0%	14.0%
B	$31,501,000	17.875%	9.97	120 – 120	50.4%	13.3%
C	$35,437,000	13.375%	9.97	120 – 120	53.2%	12.7%

Privately Offered Certificates(8)

Class	Approximate Initial Certificate Principal Balance or Notional Amount(1)(2)	Approximate Initial Credit Support	Expected Weighted Avg. Life (years)(3)	Expected Principal Window (months)(3)	Certificate Principal to Value Ratio(4)	Underwritten NOI Debt Yield(5)
X-D(7)(9)	$24,413,000	N/A	N/A	N/A	N/A	N/A
D(9)	$24,413,000	10.275%	9.97	120 – 120	55.1%	12.2%
E-RR(9)	$17,916,000	8.000%	9.97	120 – 120	56.5%	11.9%
F-RR(9)	$20,672,000	5.375%	9.97	120 – 120	58.1%	11.6%
G-RR(9)	$7,875,000	4.375%	9.97	120 – 120	58.7%	11.5%
NR-RR(9)	$34,454,331	0.000%	9.97	120 – 120	61.4%	11.0%

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to footnotes 3, 8 and 10 below. In addition, the notional amount of each class of Class X Certificates may vary depending upon the final pricing of the classes of certificates whose certificate balances comprise such notional amount and, if as a result of such pricing the pass-through rate of such class of Class X Certificates would be equal to zero, such Class X Certificates may not be issued on the closing date.

(2)	The exact initial certificate balances of the Class A-2 and Class A-3 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective approximate initial certificate balances, assumed final distribution dates, weighted average lives and expected principal windows of the Class A-2 and Class A-3 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-2 and Class A-3 certificates is expected to be approximately $500,180,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window (Months)
Class A-2	$75,000,000 - $295,000,000	February 2029 / April 2029	9.48 / 9.65	113 – 116 / 113 – 118
Class A-3	$205,180,000 - $425,180,000	May 2029 / May 2029	9.79 / 9.87	116 – 119 / 118 – 119

(3)	Assumes 0% CPR / 0% CDR and a June 27, 2019 closing date. Based on “Modeling Assumptions” as described in the Preliminary Prospectus. Capitalized terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus.

 A-2-3

Indicative Capital Structure

(4)	The “Certificate Principal to Value Ratio” for any class (other than the Class A-1, Class A-2, Class A-3 and Class A-SB certificates) is calculated as the product of (a) the weighted average Cut-off Date LTV Ratio for the mortgage loans, multiplied by (b) a fraction, the numerator of which is the total initial certificate principal balance of such class of certificates and all classes of principal balance certificates senior to such class of certificates and the denominator of which is the total initial certificate principal balance of all of the principal balance certificates. The Class A-1, Class A-2, Class A-3 and Class A-SB Certificate Principal to Value Ratios are calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that excess mortgaged property value associated with a mortgage loan will not be available to offset losses on any other mortgage loan.

(5)	The “Underwritten NOI Debt Yield” for any class (other than the Class A-1, Class A-2, Class A-3 and Class A-SB certificates) is calculated as the product of (a) the weighted average UW NOI Debt Yield for the mortgage loans and (b) the total initial certificate principal balance of all of the classes of principal balance certificates divided by the total initial certificate principal balance for such class and all classes of principal balance certificates senior to such class of certificates. The Underwritten NOI Debt Yield for each class of the Class A-1, Class A-2, Class A-3 and Class A-SB certificates is calculated in the aggregate for those classes as if they were a single class. Investors should note, however, that net operating income from any mortgaged property supports only the related mortgage loan and will not be available to support any other mortgage loan.

(6)	The credit support percentages set forth for the Class A-1, Class A-2, Class A-3 and Class A-SB certificates are represented in the aggregate.

(7)	The notional amounts of the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”) are described in the Preliminary Prospectus. In addition, the notional amount of each class of Class X Certificates may vary depending upon the final pricing of the classes of certificates whose certificate balances comprise such notional amount and, if as a result of such pricing the pass-through rate of such class of Class X Certificates would be equal to zero, such Class X Certificates may not be issued on the closing date.

(8)	The Class R certificates are not shown above.

(9)	The initial certificate balance of each of the Class D and Class E-RR certificates are subject to change based on final pricing of all certificates and the final determination of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (collectively, the “horizontal risk retention certificates”) that will be retained by the retaining sponsor as part of the U.S. risk retention requirements. Any variation in the initial certificate balances of the Class D certificates and the Class E-RR certificates would affect the credit support and yield statistics of the Class D certificates and the Class E-RR certificates, respectively, and the initial notional amount of the Class X-D certificates. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the horizontal risk retention certificates, see “Credit Risk Retention” in the Preliminary Prospectus.

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Summary of Transaction Terms

Securities:	$787,509,331 monthly pay, multi-class, commercial mortgage REMIC pass-through certificates.
Managers and Bookrunners:	Credit Suisse Securities (USA) LLC and SG Americas Securities, LLC, as Co-Lead Managers and Joint Bookrunners and CIBC World Markets Corp., as Co-Manager.
Mortgage Loan Sellers:	Column Financial, Inc. (“Column”) (39.1%), Societe Generale Financial Corporation (“SGFC”) (21.9%), Ladder Capital Finance LLC (“LCF”) (19.2%), Starwood Mortgage Capital LLC (“Starwood”) (13.4%), and CIBC Inc. (“CIBC”) (6.5%).
Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association (“Midland Loan Services”).
Special Servicer:	LNR Partners, LLC.
Directing Certificateholder:	LD II Sub IV, LLC.
Trustee:	Wells Fargo Bank, National Association (“Wells Fargo”).
Certificate Administrator:	Wells Fargo.
Operating Advisor:	Pentalpha Surveillance LLC (“Pentalpha”).
Asset Representations Reviewer:	Pentalpha.
U.S. Credit Risk Retention:

Column is expected to act as the “retaining sponsor” for this securitization and intends to satisfy the U.S. credit risk retention requirement through the purchase by LD II Sub IV, LLC (or a majority owned affiliate) as a “third party purchaser” of an “eligible horizontal residual interest”, the aggregate estimated fair value of the will equal at least 5% of the estimated fair value of all of the certificates (other than the Class R certificates) issued by the issuing entity, see “Credit Risk Retention” in the Preliminary Prospectus.

The pooling and servicing agreement will include the required provisions applicable to an operating advisor necessary for the securitization to comply with the credit risk retention rules utilizing the “third party purchaser” option. See “Operating Advisor” below.

EU Credit Risk Retention:	None of the sponsors, the depositor, the issuing entity, the underwriters or any other person is required or intends to retain a material net economic interest in the securitization constituted by the issue of the Offered Certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the European Union’s Securitization Regulation (Regulation (EU) 2017/2402). In particular, no person undertakes to take any action which may be required by any investor for the purposes of their compliance with such regulations or similar requirements.
Closing Date:	On or about June 27, 2019.
Cut-off Date:	With respect to each mortgage loan, the respective due date for the monthly debt service payment that is due in June 2019 (or, in the case of any mortgage loan that has its first due date after June 2019, the date that would have been its due date in June 2019 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).
Distribution Date:	The 4th business day following each Determination Date, commencing in July 2019.
Determination Date:	11th day of each month, or if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in July 2019.
Rated Final Distribution Date:	The Distribution Date in June 2052.
Tax Treatment:	The Publicly Offered Certificates are expected to be treated as REMIC regular interests for U.S. federal income tax purposes.
Form of Offering:	The Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C certificates will be offered publicly (the “Publicly Offered Certificates”). The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates (the “Privately Offered Certificates”) will be offered domestically to Qualified Institutional Buyers and to Institutional Accredited Investors and to institutions that are not U.S. Persons pursuant to Regulation S.
SMMEA Status:	The certificates will not constitute “mortgage related securities” for purposes of SMMEA.
ERISA:	The Publicly Offered Certificates are expected to be ERISA eligible.
Optional Termination:	1% clean-up call.
Minimum Denominations:	The Publicly Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued in minimum denominations of $1,000,000 and in integral multiples of $1 in excess of $1,000,000.
Settlement Terms:	DTC, Euroclear and Clearstream Banking.
Analytics:	Expected to be available on Bloomberg Financial Markets, L.P., CMBS.com, Inc., Thomson Reuters Corporation, Trepp, LLC, Intex Solutions, Inc., Moody’s Analytics, RealINSIGHT and BlackRock Financial Management, Inc.

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Collateral Characteristics

Loan Pool
Initial Pool Balance (“IPB”)(1):	$787,509,332
Number of Mortgage Loans:	47
Number of Mortgaged Properties:	96
Average Cut-off Date Balance per Mortgage Loan:	$16,755,518
Weighted Average Current Mortgage Rate:	4.8385%
10 Largest Mortgage Loans as % of IPB:	48.4%
Weighted Average Remaining Term to Maturity:	118
Weighted Average Seasoning:	2
Credit Statistics
Weighted Average UW NCF DSCR(2)(3):	1.87x
Weighted Average UW NOI Debt Yield(2):	11.0%
Weighted Average Cut-off Date LTV(2)(4):	61.4%
Weighted Average Maturity Date LTV(2)(4):	56.8%
Other Statistics
% of Mortgage Loans with Additional Debt:	20.2%
% of Mortgaged Properties with Single Tenants:	24.4%
Amortization
Weighted Average Original Amortization Term(5):	356
Weighted Average Remaining Amortization Term(5):	355
% of Mortgage Loans with Interest-Only:	49.8%
% of Mortgage Loans with Partial Interest-Only followed by Amortizing Balloon:	25.8%
% of Mortgage Loans with Amortizing Balloon:	25.4%
Cash Management(6)
% of Mortgage Loans with In-Place, Hard Lockboxes:	65.0%
% of Mortgage Loans with Springing Lockbox:	24.5%
% of Mortgage Loans with In-Place, Soft Lockboxes:	5.0%
% of Mortgage Loans with No Lockbox:	5.5%
Reserves
% of Mortgage Loans Requiring Upfront or Ongoing Tax Reserves:	70.3%
% of Mortgage Loans Requiring Upfront or Ongoing Insurance Reserves:	58.4%
% of Mortgage Loans Requiring Upfront or Ongoing CapEx Reserves(7):	69.7%
% of Mortgage Loans Requiring Upfront or Ongoing TI/LC Reserves(8):	54.1%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary below and Annex A-1 to the Preliminary Prospectus.
(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the initial principal and interest payment during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 5, the loan pays according to a non-standard amortization schedule. See Annex F to the Preliminary Prospectus.
(4)	In the case of Loan No. 4, the LTVs were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.
(5)	Excludes mortgage loans that are interest-only for the entire term.
(6)	For a detailed description of cash management, refer to “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Mortgaged Property Accounts—Lockbox Accounts” in the Preliminary Prospectus.
(7)	CapEx Reserves include FF&E reserves for hotel properties.
(8)	Calculated only with respect to the Cut-off Date Balance of mortgage loans secured by industrial, office, other, mixed use and retail properties.

 A-2-6

Collateral Characteristics

Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of IPB
Column(1)(2)	11	26	$307,705,655	39.1%
SGFC(3)	11	32	172,553,797	21.9
LCF	12	22	151,069,451	19.2
Starwood	8	8	105,380,430	13.4
CIBC	5	8	50,800,000	6.5
Total:	47	96	$787,509,332	100.0%

(1)	Loan No. 1 is part of a whole loan that was originated by JPMorgan Chase Bank, National Association and portions were subsequently acquired by Column. Loan No. 11 is part of a whole loan that was originated by Wells Fargo Bank, National Association and portions were subsequently acquired by Column. Loan Nos. 23 and 37 were originated by Bayview Commercial Mortgage Finance, LLC and subsequently acquired by Column.
(2)	Loan No. 2 is part of a whole loan that was co-originated by Column and SGFC.
(3)	Loan No. 4 is part of a whole loan that was co-originated by SGFC and JPMorgan Chase Bank, National Association.

Ten Largest Mortgage Loans

#	Loan Name	Loan Seller	No. of Properties	Cut-off Date Balance	% of IPB	Property Type	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)
1	3 Columbus Circle	Column	1	$50,000,000	6.3%	Office	2.91x	12.3%	45.4%
2	GNL Industrial Portfolio	Column	16	48,750,000	6.2	Industrial	1.98x	9.8%	65.0%
3	Embassy Suites Seattle Bellevue	Column	1	41,500,000	5.3	Hotel	1.55x	11.9%	64.8%
4	SWVP Portfolio	SGFC	4	40,000,000	5.1	Hotel	2.04x	11.9%	59.6%
5	Hilton Baltimore BWI Airport	Column	1	39,418,489	5.0	Hotel	1.81x	12.8%	70.9%
6	Santa Fe Portfolio	LCF	11	35,743,845	4.5	Various	1.42x	10.6%	68.0%
7	ExchangeRight Net Leased Portfolio 26	SGFC	19	35,000,000	4.4	Retail	1.92x	9.3%	61.7%
8	The Box House Hotel	LCF	1	31,000,000	3.9	Hotel	1.57x	11.6%	59.6%
9	787 Eleventh Avenue	SGFC	1	30,000,000	3.8	Mixed Use	3.01x	14.4%	26.9%
10	Darden Headquarters	Column	1	30,000,000	3.8	Office	1.67x	8.1%	69.9%
Top 3 Total/Weighted Average:			18	$140,250,000	17.8%		2.18x	11.3%	58.0%
Top 5 Total/Weighted Average:			23	$219,668,489	27.9%		2.09x	11.7%	60.6%
Top 10 Total/Weighted Average:			56	$381,412,334	48.4%		2.01x	11.3%	59.4%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary below and Annex A-1 to the Preliminary Prospectus.
(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 5, the loan pays according to a non-standard amortization schedule. See Annex F to the Preliminary Prospectus.
(3)	In the case of Loan No. 4, the LTVs were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

 A-2-7

Pari Passu Loan Summary(1)

#	Loan Name	Note(s)	Original Balance	Holder of Note	Lead Servicer for Whole Loan (Y/N)	Master Servicer Under Lead Securitization	Special Servicer Under Lead Securitization
1	3 Columbus Circle	A-1-1, A-2-1	$75,000,000	BMARK 2019-B10	Yes	KeyBank, National Association	LNR Partners, LLC
		A-1-2-A	$50,000,000	JPMCC 2019-COR5(2)	No
		A-1-2-B, A-1-4, A-1-6, A-1-7, A-1-8	$142,500,000	JPMorgan Chase Bank, National Association	No
		A-1-5	$50,000,000	CSAIL 2019-C16	No
		A-1-3, A-2-4	$100,000,000	BMARK 2019-B11(3)	No
		A-2-2, A-2-3	$50,000,000	CF 2019-CF1	No
		A-2-5-A	$12,500,000	Deutsche Bank AG, New York Branch	No
		A-2-5-B	$10,000,000	MSC 2019-H6(4)	No
2	GNL Industrial Portfolio	A-1	$48,750,000	CSAIL 2019-C16	Yes	Midland Loan Services	LNR Partners, LLC
		A-2	$48,750,000	BBCMS 2019-C3(5)	No
4	SWVP Portfolio	A-1, A-3	$45,000,000	BBCMS 2019-C3(5)	Yes	Midland Loan Services	Midland Loan Services
		A-2, A-4	$40,000,000	CSAIL 2019-C16	No
		A-5, A-6	$15,000,000	SGFC	No
		A-7, A-8	$50,000,000	BMARK 2019-B11(3)	No
		A-9	$35,000,000	JPMCC 2019-COR5(2)	No
		A-10	$15,000,000	JPMorgan Chase Bank, National Association	No
7	ExchangeRight Net Leased Portfolio 26	A-1, A-3	$35,000,000	CSAIL 2019-C16	Yes	Midland Loan Services	LNR Partners, LLC
		A-2	$20,000,000	BBCMS 2019-C3(5)	No
9	787 Eleventh Avenue	A-1A	$70,000,000	SGCMS 2019-787E	Yes	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC
		A-1B	$45,000,000	CSAIL 2019-C15	No
		A-1C	$30,000,000	BBCMS 2019-C3(5)	No
		A-1D	$30,000,000	CSAIL 2019-C16	No
10	Darden Headquarters	A-1, A-3	$80,000,000	CSAIL 2019-C15	Yes	Midland Loan Services	Midland Loan Services
		A-2	$30,000,000	CSAIL 2019-C16	No
11	Great Wolf Lodge Southern California	A-1	$35,000,000	WFCM 2019-C50	Yes	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC
		A-2	$25,000,000	BANK 2019-BNK17	No
		A-3, A-5	$40,000,000	BANK 2019-BNK18	No
		A-4A	$30,000,000	CSAIL 2019-C16	No
		A-4B	$20,000,000	Column	No
16	Kings Mountain Center	A-1, A-3, A-4	$25,000,000	BBCMS 2019-C3(5)	Yes	Midland Loan Services	Midland Loan Services
		A-2	$17,000,000	CSAIL 2019-C16	No

(1)	The lender provides no assurances that any non-securitized notes will not be split further.

(2)	The JPMCC 2019-COR5 transaction is expected to close on or about June 27, 2019.

(3)	The BMARK 2019-B11 securitization is expected to close on or about June 17, 2019.

(4)	The MSC 2019-H6 transaction is expected to close on or about June 19, 2019.

(5)	The BBCMS 2019-C3 securitization is expected to close on or about June 11, 2019.

 A-2-8

Mortgaged Properties by Type(1)

					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Balance	% of IPB	Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(2)(4)
Hotel
	Full Service	8	$181,918,489	23.1%	77.4%	1.86x	12.5%	61.6%	56.3%
	Extended Stay	4	37,663,797	4.8	77.3%	1.75x	12.8%	69.0%	55.8%
	Limited Service	3	21,080,430	2.7	68.2%	1.89x	13.8%	59.5%	48.4%
	Hotel Total	15	$240,662,715	30.6%	76.6%	1.85x	12.7%	62.6%	55.5%
Retail
	Anchored	8	$105,037,166	13.3%	93.2%	1.74x	10.6%	63.8%	58.4%
	Single Tenant	27	86,825,429	11.0	100.0%	1.61x	9.4%	65.7%	60.8%
	Unanchored	6	40,256,027	5.1	96.6%	1.51x	9.1%	63.0%	56.6%
	Retail Total	41	$232,118,622	29.5%	96.3%	1.66x	9.9%	64.4%	59.0%
Office
	Suburban	8	$70,050,581	8.9%	97.2%	1.62x	9.8%	69.4%	64.9%
	CBD	1	50,000,000	6.3	97.2%	2.91x	12.3%	45.4%	45.4%
	Data Center	1	17,000,000	2.2	100.0%	1.75x	11.5%	56.0%	51.4%
	Medical	1	3,500,000	0.4	89.5%	3.88x	17.0%	35.0%	35.0%
	Office Total	11	$140,550,581	17.8%	97.3%	2.15x	11.1%	58.4%	55.6%
Multifamily
	Mid-Rise	3	$52,650,000	6.7%	99.1%	1.42x	7.2%	66.4%	65.1%
	Garden	4	11,000,000	1.4	93.7%	2.05x	9.8%	61.6%	61.6%
	Multifamily Total	7	$63,650,000	8.1%	98.1%	1.53x	7.7%	65.6%	64.5%
Industrial
	Warehouse / Distribution	7	$25,500,000	3.2%	100.0%	1.98x	9.8%	65.0%	65.0%
	Warehouse	2	12,750,000	1.6	98.4%	1.78x	11.6%	68.4%	60.7%
	Manufacturing	3	10,700,000	1.4	100.0%	1.98x	9.8%	65.0%	65.0%
	Flex	5	8,800,000	1.1	100.0%	1.98x	9.8%	65.0%	65.0%
	Industrial Total	17	$57,750,000	7.3%	99.6%	1.93x	10.2%	65.7%	64.0%
Mixed Use
	Retail / Office	2	$31,787,192	4.0%	89.1%	2.92x	14.2%	29.2%	28.6%
	Multifamily / Retail	1	6,000,000	0.8	100.0%	1.28x	7.1%	62.5%	62.5%
	Mixed Use Total	3	$37,787,192	4.8%	90.8%	2.66x	13.1%	34.5%	34.0%
Self Storage
	Self Storage	1	$8,000,000	1.0%	83.5%	2.14x	9.5%	61.5%	61.5%
	Self Storage Total	1	$8,000,000	1.0%	83.5%	2.14x	9.5%	61.5%	61.5%
MHC
	RV Park	1	$6,990,222	0.9%	93.7%	1.65x	12.4%	55.1%	42.0%
	MHC Total	1	$6,990,222	0.9%	93.7%	1.65x	12.4%	55.1%	42.0%
Total / Wtd. Avg.:		96	$787,509,332	100.0%	90.4%	1.87x	11.0%	61.4%	56.8%

(1)	This table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts in Annex A-1 to the Preliminary Prospectus.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Preliminary Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 5, the loan pays according to a non-standard amortization schedule. See Annex F to the Preliminary Prospectus.

(4)	In the case of Loan No. 4, the LTVs were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

 A-2-9

Mortgaged Properties by Location(1)

State	Number of Properties	Cut-off Date Balance	% of IPB	Weighted Average
				Occupancy	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)	Cut-off Date LTV(2)(4)	Maturity Date LTV(2)(4)
NY	9	$186,828,062	23.7%	91.5%	2.15x	10.7%	51.6%	49.6%
FL	5	67,967,384	8.6	88.4%	1.66x	9.8%	68.8%	64.8%
MI	7	61,655,430	7.8	88.2%	1.66x	11.1%	66.4%	60.7%
CA	4	60,650,000	7.7	88.8%	2.43x	12.7%	54.3%	54.3%
LA	4	57,567,182	7.3	88.6%	1.81x	11.3%	60.7%	57.7%
TX	10	55,242,410	7.0	92.0%	1.80x	10.6%	63.7%	56.3%
MD	5	50,418,489	6.4	81.2%	1.86x	12.1%	68.9%	59.8%
NM	12	44,443,845	5.6	93.2%	1.50x	11.0%	68.3%	57.7%
WA	1	41,500,000	5.3	79.3%	1.55x	11.9%	64.8%	60.1%
NC	4	32,090,000	4.1	92.4%	1.88x	11.4%	58.3%	55.9%
OH	5	13,604,727	1.7	100.0%	1.97x	9.7%	64.4%	64.4%
TN	3	12,999,000	1.7	100.0%	1.54x	10.9%	72.0%	60.0%
UT	2	12,390,000	1.6	100.0%	1.39x	9.5%	69.6%	57.0%
IL	3	11,250,000	1.4	98.2%	1.75x	11.8%	68.8%	60.1%
MT	1	11,200,000	1.4	94.8%	1.45x	9.9%	59.6%	54.8%
VA	2	9,254,091	1.2	100.0%	1.70x	10.7%	67.9%	62.7%
CO	1	8,000,000	1.0	100.0%	1.42x	9.7%	68.3%	55.9%
MN	2	7,763,456	1.0	100.0%	1.92x	9.3%	61.9%	61.9%
AZ	1	6,937,166	0.9	91.6%	1.64x	12.2%	74.6%	62.6%
IN	4	6,312,364	0.8	75.7%	1.77x	12.3%	60.5%	53.4%
WI	2	5,701,181	0.7	100.0%	1.92x	9.3%	61.7%	61.7%
MS	1	5,650,000	0.7	100.0%	1.98x	9.8%	65.0%	65.0%
NV	1	5,600,000	0.7	100.0%	1.46x	9.4%	68.3%	58.7%
GA	3	4,391,545	0.6	100.0%	1.92x	9.3%	61.7%	61.7%
WY	1	4,243,000	0.5	100.0%	1.37x	9.3%	65.3%	57.2%
ID	1	2,250,000	0.3	100.0%	1.98x	9.8%	65.0%	65.0%
KS	1	800,000	0.1	100.0%	1.98x	9.8%	65.0%	65.0%
NE	1	800,000	0.1	100.0%	1.98x	9.8%	65.0%	65.0%
Total/ Wtd. Avg.:	96	$787,509,332	100.0%	90.4%	1.87x	11.0%	61.4%	56.8%

(1)	This table presents information relating to the mortgaged properties and not mortgage loans. The information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts in Annex A-1 to the Preliminary Prospectus.

(2)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Preliminary Prospectus.

(3)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 5, the loan pays according to a non-standard amortization schedule. See Annex F to the Preliminary Prospectus.
(4)	In the case of Loan No. 4, the LTVs were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

 A-2-10

Cut-off Date Principal Balance

				Weighted Average
Range of Cut-off Date Principal Balances	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
$3,500,000 - $9,999,999	21	$141,484,595	18.0%	4.9330%	119	1.76x	11.6%	65.1%	56.2%
$10,000,000 - $19,999,999	13	182,912,402	23.2	4.7963%	119	1.69x	10.0%	63.6%	58.7%
$20,000,000 - $29,999,999	2	51,700,000	6.6	4.6561%	119	1.41x	8.0%	65.2%	62.6%
$30,000,000 - $39,999,999	7	231,162,334	29.4	5.0117%	117	1.95x	11.6%	58.9%	54.0%
$40,000,000 - $50,000,000	4	180,250,000	22.9	4.6373%	118	2.15x	11.4%	58.3%	57.2%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

Mortgage Interest Rates

				Weighted Average
Range of Mortgage Interest Rates	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
3.9140% - 4.4999%	8	$177,400,000	22.5%	4.2130%	119	2.26x	10.3%	56.8%	56.6%
4.5000% - 4.7499%	9	138,943,027	17.6	4.5783%	118	2.11x	11.4%	55.1%	51.8%
4.7500% - 4.9999%	13	228,095,891	29.0	4.8568%	119	1.66x	10.5%	66.3%	60.1%
5.0000% - 5.4999%	9	155,472,900	19.7	5.2978%	118	1.71x	12.0%	62.3%	56.1%
5.5000% - 6.3500%	8	87,597,513	11.1	5.6549%	116	1.50x	11.0%	66.3%	57.7%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
Refinance	35	$550,274,910	69.9%	4.7464%	119	1.94x	11.0%	59.7%	55.3%
Acquisition	10	152,740,577	19.4	5.0723%	118	1.68x	11.2%	64.7%	59.3%
Recapitalization	1	48,750,000	6.2	4.4890%	119	1.98x	9.8%	65.0%	65.0%
Acquisition/Refinance	1	35,743,845	4.5	5.7340%	113	1.42x	10.6%	68.0%	57.6%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

Original Term to Maturity in Months

				Weighted Average
Original Term to Maturity in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
120	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

Remaining Term to Maturity in Months

				Weighted Average
Range of Remaining Term to Maturity in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
113 - 119	28	$558,219,332	70.9%	4.8523%	117	1.95x	11.3%	60.0%	56.2%
120	19	229,290,000	29.1	4.8049%	120	1.67x	10.2%	64.8%	58.2%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Preliminary Prospectus.
(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 5, the loan pays according to a non-standard amortization schedule. See Annex F to the Preliminary Prospectus.
(3)	In the case of Loan No. 4, the LTVs were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

 A-2-11

Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
Interest Only	17	$392,225,000	49.8%	4.5925%	118	2.12x	10.4%	56.9%	56.9%
300	4	24,954,019	3.2	5.4908%	119	1.71x	13.7%	61.5%	46.8%
360	26	370,330,313	47.0	5.0550%	118	1.60x	11.4%	66.1%	57.3%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

Remaining Amortization Term in Months

				Weighted Average
Range of Remaining Amortization Term in Months	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
Interest Only	17	$392,225,000	49.8%	4.5925%	118	2.12x	10.4%	56.9%	56.9%
297 - 300	4	24,954,019	3.2	5.4908%	119	1.71x	13.7%	61.5%	46.8%
301 - 359	6	103,547,313	13.1	5.1993%	116	1.67x	12.1%	68.2%	57.1%
360	20	266,783,000	33.9	4.9991%	119	1.57x	11.1%	65.3%	57.4%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
Interest Only	17	$392,225,000	49.8%	4.5925%	118	2.12x	10.4%	56.9%	56.9%
IO-Balloon	15	203,493,000	25.8	4.9557%	119	1.60x	11.2%	65.3%	58.5%
Balloon	15	191,791,332	24.4	5.2171%	118	1.62x	11.9%	66.3%	54.7%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

Interest Only Periods

				Weighted Average
Range of Interest Only Periods	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
None	15	$191,791,332	24.4%	5.2171%	118	1.62x	11.9%	66.3%	54.7%
12 - 48	8	79,393,000	10.1	4.9381%	120	1.60x	11.2%	69.6%	59.8%
49 - 64	7	124,100,000	15.8	4.9670%	118	1.59x	11.2%	62.6%	57.7%
120	17	392,225,000	49.8	4.5925%	118	2.12x	10.4%	56.9%	56.9%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Preliminary Prospectus.

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 5, the loan pays according to a non-standard amortization schedule. See Annex F to the Preliminary Prospectus.
(3)	In the case of Loan No. 4, the LTVs were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

 A-2-12

Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Range of Underwritten Net Cash Flow DSCRs	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
1.28x - 1.49x	15	$192,169,229	24.4%	5.1107%	118	1.41x	9.0%	66.5%	60.9%
1.50x - 1.74x	15	228,050,525	29.0	5.0563%	118	1.62x	11.0%	65.4%	57.8%
1.75x - 1.99x	7	162,496,551	20.6	4.6492%	118	1.88x	10.9%	64.9%	60.5%
2.00x - 2.49x	6	113,593,027	14.4	4.7849%	119	2.24x	12.3%	57.5%	56.9%
2.50x - 2.99x	2	57,700,000	7.3	3.9148%	117	2.87x	12.8%	46.0%	45.4%
3.00x - 3.88x	2	33,500,000	4.3	4.4854%	116	3.10x	14.7%	27.7%	27.7%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

LTV Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTVs	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
26.9% - 49.9%	4	$113,500,000	14.4%	4.4366%	117	2.83x	13.6%	41.3%	41.3%
50.0% - 59.9%	9	144,127,624	18.3	4.9309%	119	1.79x	11.5%	57.8%	52.7%
60.0% - 64.9%	10	174,671,090	22.2	4.8329%	118	1.77x	10.3%	62.8%	60.2%
65.0% - 69.9%	17	262,797,580	33.4	4.9371%	118	1.63x	9.8%	67.4%	62.3%
70.0% - 74.6%	7	92,413,038	11.7	4.9179%	119	1.65x	11.6%	71.9%	60.5%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

LTV Ratios as of the Maturity Date

				Weighted Average
Range of Maturity Date LTVs	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
26.9% - 49.9%	11	$185,248,714	23.5%	4.7174%	118	2.44x	13.4%	47.8%	43.8%
50.0% - 59.9%	18	271,798,452	34.5	4.9432%	118	1.64x	10.9%	65.3%	57.4%
60.0% - 64.9%	12	193,737,166	24.6	4.9037%	118	1.75x	10.4%	64.8%	61.4%
65.0% - 69.9%	6	136,725,000	17.4	4.7020%	118	1.70x	8.5%	67.2%	66.8%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Balance	% of IPB	Mortgage Rate	Remaining Loan Term	UW NCF DSCR(1)(2)	UW NOI Debt Yield(1)	Cut-off Date LTV(1)(3)	Maturity Date LTV(1)(3)
Defeasance	39	$651,669,332	82.8%	4.8854%	118	1.83x	10.9%	62.6%	57.7%
Yield Maintenance	6	88,840,000	11.3	4.6345%	119	1.75x	9.9%	65.6%	61.6%
Defeasance or Yield Maintenance	2	47,000,000	6.0	4.5736%	117	2.55x	13.4%	37.4%	35.8%
Total/Wtd. Avg.:	47	$787,509,332	100.0%	4.8385%	118	1.87x	11.0%	61.4%	56.8%

(1)	With respect to any mortgage loan that is part of a whole loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s). See the Pari Passu Loan Summary above and Annex A-1 to the Preliminary Prospectus.
(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 5, the loan pays according to a non-standard amortization schedule. See Annex F to the Preliminary Prospectus.
(3)	In the case of Loan No. 4, the LTVs were calculated based on the portfolio bulk appraised value of $335,600,000 including an “As Is (Capital Deduction Assumed)” appraised value of $50,000,000 for the DoubleTree Charlotte Mortgaged Property which represents a Cut-off Date LTV and Maturity Date LTV of 59.6%. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

 A-2-13

Previous Securitization History(1)

No.	Loan Name	Location	Property Type	Previous Securitization
1	3 Columbus Circle	New York, NY	Office	CGCMT 2015-GC29; COMM 2015-CCRE22; COMM 2015-CCRE23; WFCM 2015-LC20
6	Santa Fe Portfolio(2)	Santa Fe, NM	Various	CFCRE 2011-C1

(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database. While loans secured by the above mortgaged properties may have been securitized multiple times in prior transactions, mortgage loans in this securitization are only listed in the above chart if the mortgage loan in this securitization paid off a loan in another securitization.
(2)	Seven of the eleven properties were previously securitized in CFCRE 2011-C1 (The Peters Project, Plaza Mercado, Century Plaza, Santa Fe Properties, Springer Plaza, Bendelier House, and El Mercado Viejo).

Additional Subordinate and Mezzanine Debt Summary

No.	Loan Name	Cut-off Date Balance	% of IPB	Subordinate Debt Cut-off Date Balance	Mezzanine Cut-off Date Balance	Mortgage Loan UW NCF DSCR(1)(2)	Total Debt UW NCF DSCR(2)(3)	Mortgage Loan Cut-off Date LTV(1)	Total Debt Cut-off Date LTV(3)
1	3 Columbus Circle	$50,000,000	6.3%	$105,000,000	NAP	2.91x	2.40x	45.4%	55.1%
5	Hilton Baltimore BWI Airport	39,418,489	5.0	$186,039	$4,241,230	1.81x	1.43x	70.9%	78.9%
9	787 Eleventh Avenue	30,000,000	3.8	$235,000,000	NAP	3.01x	1.17x	26.9%	63.1%
11	Great Wolf Lodge Southern California	30,000,000	3.8	$20,000,000	NAP	2.41x	1.89x	49.5%	56.1%
28	616 Lofts on Michigan	9,350,000	1.2	$1,846,221	NAP	1.36x	1.19x	73.9%	88.5%
Total:		$158,768,489	20.2%

(1)	Mortgage Loan Cut-off Date LTV and Mortgage Loan UW NCF DSCR calculations include the related pari passu companion loan(s) but exclude any related subordinate loan(s) or mezzanine loan(s).

(2)	For each partial interest-only mortgage loan, the UW NCF DSCR is calculated using the first principal and interest payment to be made into the trust during the term of the mortgage loan once amortization has commenced. In the case of Loan No. 5, the loan pays according to a non-standard amortization schedule. See Annex F to the Preliminary Prospectus.
(3)	Total Debt Cut-off Date LTV and Total Debt UW NCF DSCR calculations include the related pari passu companion loan(s), any related subordinate loan(s) and/or any mezzanine loan(s).

 A-2-14

Structural Overview

Order of Distribution:

On each Distribution Date, funds available for distribution from the mortgage loans, net of specified trust expenses, yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority (in each case to the extent of remaining available funds):

First: To interest on the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: To the extent of funds allocated to principal and available for distribution: (i) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the scheduled principal balance for the related distribution date set forth in Annex E to the Preliminary Prospectus, (ii) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (iii) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (iv) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, and (v) fifth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero. If the certificate balance of each and every class of certificates other than the Class A-1, Class A-2, Class A-3 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, pro rata, based on their respective certificate balances, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third: To reimburse the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class.

Fourth: (i) first, to interest on the Class A-S certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Fifth: (i) first, to interest on the Class B certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

 A-2-15

Order of Distribution (continued):

Sixth: (i) first, to interest on the Class C certificates in the amount of their interest entitlement; (ii) second, to the extent of funds allocated to principal remaining after any distributions in respect of principal to each class of certificates with a higher payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance is reduced to zero; and (iii) third, to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

Seventh: After the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class A-S, Class B and Class C certificates are paid all amounts to which they are entitled, the remaining funds available for distribution will be used to pay interest and principal and to reimburse any unreimbursed losses to the Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates sequentially in that order in a manner analogous to that described in clause sixth above with respect to the Class C certificates, until the certificate balance of each such class is reduced to zero.

For more detailed information regarding the distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions” in the Preliminary Prospectus.

Realized Losses:	The certificate balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates will each be reduced without distribution on any Distribution Date as a write-off to the extent of any loss realized on the mortgage loans allocated to such class of certificates on such Distribution Date. On each Distribution Date, any such write-offs will be applied to such classes of certificates in the following order, in each case until the related certificate balance is reduced to zero: first, to the Class NR-RR certificates; second, to the Class G-RR certificates; third, to the Class F-RR certificates; fourth, to the Class E-RR certificates; fifth, to the Class D certificates; sixth, to the Class C certificates; seventh, to the Class B certificates; eighth, to the class A-S certificates; and, finally, pro rata, to the Class A-1, Class A-2, Class A-3 and Class A-SB certificates, based on their then-current respective certificate balances. The notional amount of the Class X-A certificates will be reduced to reflect reductions in the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-S certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-B certificates will be reduced to reflect reductions in the certificate balance of the Class B and Class C certificates resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-D certificates will be reduced to reflect reductions in the certificate balance of the Class D certificates resulting from allocations of losses realized on the mortgage loans.
Prepayment Premiums and Yield Maintenance Charges:	On each Distribution Date, each yield maintenance charge collected on the mortgage loans during the one-month period ending on the related Determination Date is required to be distributed to certificateholders (excluding the Class E-RR, Class F-RR, Class G-RR, Class NR-RR and Class R certificates) as follows: (1) pro rata, between (x) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A and Class A-S certificates, and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B, Class X-D, Class B, Class C and Class D certificates, based upon the aggregate amount of principal distributed to the classes of principal balance certificates in each YM Group on such Distribution Date, and (2) as among the respective classes of principal balance certificates in each YM Group in the following manner:

 A-2-16

Prepayment Premiums and Yield Maintenance Charges (continued):

(A) on a pro rata basis in accordance with their respective entitlements in those yield maintenance charges, to each class of principal balance certificates in such YM Group with a certificate balance in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of principal balance certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the certificates in such YM Group with certificate balances on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment with respect to such class of principal balance certificates, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group; and (B) the portion of such yield maintenance charge allocated to such YM Group remaining after such distributions to the applicable class(es) of principal balance certificates in such YM Group, in the case of amounts distributable to YM Group A, to the Class X-A certificates and in the case of amounts distributable to YM Group B, to the Class X-B and Class X-D certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any mortgage loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (a) whose numerator is the greater of (x) zero and (y) the difference between (i) the pass-through rate on such class of certificates and (ii) the discount rate used in accordance with the related mortgage loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the greater of zero and the difference between (i) the mortgage loan rate on such mortgage loan (or serviced whole loan) and (ii) the discount rate used in accordance with the related mortgage loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one or less than zero. If such discount rate is greater than or equal to the lesser of (x) the mortgage loan rate on the related mortgage loan and (y) the pass-through rate described in the preceding sentence, then the Base Interest Fraction will equal zero; provided, however, that if such discount rate is greater than or equal to the mortgage loan rate, but less than the pass-through rate, the fraction will be one.

If a prepayment premium (calculated as a fixed percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for mortgage loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the mortgage loan or, for mortgage loans that only have a prepayment premium based on a fixed percentage of the principal balance of the mortgage loan, such other discount rate as may be specified in the related loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class E-RR, Class F-RR, Class G-RR, Class NR-RR or Class R certificates. Instead, after the notional amounts of the Class X-A, Class X-B and Class X-D certificates and the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-S, Class B, Class C and Class D certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the mortgage loans will be distributed to holders of the Class X-D certificates, regardless of whether the notional amount of the Class X-D certificates has been reduced to zero. For a description of prepayment premiums and yield maintenance charges required on the mortgage loans, see Annex A-1 to the Preliminary Prospectus.

 A-2-17

Prepayment Premiums and Yield Maintenance Charges (continued):	See also “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments” in the Preliminary Prospectus. Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the mortgage loans as of the related Determination Date. See also “Description of the Certificates—Distributions” in the Preliminary Prospectus.
Advances:	The master servicer and, if the master servicer fails to do so, the trustee, will be obligated to make (i) P&I advances with respect to each mortgage loan in the issuing entity and (ii) with respect to each mortgage loan (other than the non-serviced mortgage loans) and serviced whole loan, servicing advances, including paying delinquent real estate taxes, assessments and hazard insurance premiums, but only to the extent that those advances are not deemed nonrecoverable from collections on the related mortgage loan (or, if applicable, the related serviced whole loan) and, in the case of P&I advances, subject to reduction in connection with any appraisal reduction amounts that may occur. The special servicer will have no obligation to make servicing advances; provided that with respect to a specially serviced loan, the special servicer will be entitled to make a servicing advance in an urgent or emergency situation, and the master servicer will be required to reimburse the special servicer for such advance, with interest; provided that the advance is not determined by the master servicer to be nonrecoverable. Notwithstanding the foregoing, servicing advances for the non-serviced mortgage loans will be made by the parties to, and pursuant to, the applicable lead servicing agreement.
Appraisal Reduction Amounts:

An appraisal reduction amount generally will be created with respect to a required appraisal loan (which is a serviced mortgage loan (or serviced whole loan, if applicable)) as to which certain defaults, modifications or insolvency events have occurred (as further described in the Preliminary Prospectus) in the amount, if any, by which the principal balance of such required appraisal loan, exceeds 90% of the appraised value of the related mortgaged property (as determined by one or more appraisals obtained by the special servicer) plus certain escrows and reserves (including letters of credit) held with respect to such required appraisal loan (net of other amounts overdue or advanced in connection with such required appraisal loan). In general, subject to the discussion in the succeeding paragraph, any appraisal reduction amount calculated with respect to a whole loan will be allocated to the related mortgage loan and any related pari passu companion loan(s) on a pro rata basis in accordance with their respective outstanding principal balances. In the case of the non-serviced mortgage loans, any appraisal reduction amounts will be calculated pursuant to, and by a party to, the related lead servicing agreement. As a result of an Appraisal Reduction Amount being calculated for and/or allocated to a given mortgage loan, the interest portion of any P&I advance for such mortgage loan will be reduced, which will have the effect of reducing the amount of interest available for distribution to the most subordinate class(es) of certificates (exclusive of the Class R certificates) then outstanding (i.e., first to the Class NR-RR certificates, then to the Class G-RR certificates, then to the Class F-RR certificates, then to the Class E-RR certificates, then to the Class D certificates, then to the Class C certificates, then to the Class B certificates, then to the Class A-S certificates, and then, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B and Class X-D certificates). In general, a mortgage loan (or whole loan, if applicable) serviced under the pooling and servicing agreement for this transaction will cease to be a required appraisal loan, and no longer be subject to an appraisal reduction amount, when the same has ceased to be a specially serviced loan (if applicable), has been brought current for at least three consecutive months and no other circumstances exist that would cause such serviced loan to be a required appraisal loan.

Appraisal Reduction Amounts

 A-2-18

(continued):

Appraisal Reduction Amounts with respect to each of the 3 Columbus Circle whole loan, the 787 Eleventh Avenue whole loan and the Great Wolf Lodge Southern California whole loan will be allocated to notionally reduce the outstanding principal balance of the related subordinate companion loan(s) prior to any pro rata allocation to the related mortgage loan and each related pari passu companion loans.

At any time an appraisal is ordered under the pooling and servicing agreement with respect to a property that would result in an appraisal reduction amount with respect to a mortgage loan that would result in a change in the controlling class, certain certificateholders will have a right to request a new appraisal as described in the Preliminary Prospectus.

Age of Appraisals:	Appraisals (which can be an update of a prior appraisal) with respect to a mortgage loan serviced under the pooling and servicing agreement are required to be no older than 9 months for purposes of determining appraisal reduction amounts, market value, and other calculations as described in the Preliminary Prospectus.
Sale of Defaulted Loans:	There will be no “Fair Market Value Purchase Option”, instead defaulted loans will be sold in a process similar to the sale process for REO property.
Cleanup Call:	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in the Preliminary Prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in the Preliminary Prospectus. If the aggregate certificate balances of all certificates (exclusive of the Class X Certificates) senior to the Class E-RR certificates, and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, and if the initial pool balance has been reduced to less than 5% of such balance as of the Closing Date or the master servicer has consented, the issuing entity could also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates), for the mortgage loans, but all of the holders of those classes of outstanding certificates (excluding the Class R certificates) would have to voluntarily participate in the exchange.
Directing Certificateholder / Directing Holder:

The “Directing Certificateholder” will generally be the controlling class certificateholder or other representative designated by the holder(s) of at least a majority of the voting rights of the controlling class. The controlling class is the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class NR-RR certificates (the “Control Eligible Certificates”) that has an aggregate certificate balance as notionally reduced by any Cumulative Appraisal Reduction Amounts allocated to such class, that is equal to or greater than 25% of the initial certificate balance of such class of certificates, or if no class of Control Eligible Certificates meets the preceding requirement, the most senior class of Control Eligible Certificates. The Controlling Class as of the Closing Date will be the Class NR-RR certificates. At any time when Class E-RR is the controlling class, the majority Class E-RR certificateholders may elect under certain circumstances to opt-out from its rights under the pooling and servicing agreement. See “Pooling and Servicing Agreement—The Directing Holder” in the Preliminary Prospectus. No other class of certificates will be eligible to act as the controlling class or appoint a Directing Certificateholder.

LD II Sub IV, LLC (or its affiliate) is expected to purchase the Class E-RR, Class F-RR, Class G-RR, Class NR-RR Certificates and, on the Closing Date, is expected to be the initial Directing Certificateholder.

 A-2-19

Directing Certificateholder / Directing Holder (continued):

The “Directing Holder” will be, with respect to each Serviced Mortgage Loan or Serviced Whole Loan, the directing certificateholder.

For a description of the directing holder for the Non-Serviced Whole Loans, see “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus.

Control/Consultation Rights:

The Directing Holder will be entitled to have consultation and approval rights with respect to certain decisions (including with respect to assumptions, waivers, loan modifications and workouts).

So long as a Control Termination Event does not exist, the Directing Holder will be entitled to direct the special servicer to take, or refrain from taking, actions that would constitute certain major decisions with respect to a mortgage loan or whole loan serviced under the pooling and servicing agreement and will also have the right to notice and to consent to certain actions that would constitute major decisions that the master servicer or the special servicer, as applicable, plans on taking with respect to any such mortgage loan or serviced whole loan subject to the servicing standard and other restrictions as described in the Preliminary Prospectus.

During a Control Termination Event and until the occurrence of a Consultation Termination Event, all of the rights of the Directing Holder will terminate other than a right to consult with respect to certain major decisions and other matters as to which it previously had approval rights. During an Operating Advisor Consultation Event, the operating advisor will be entitled to consult with the special servicer with respect to certain major decisions on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders, as if those certificateholders and, with respect to a serviced pari passu companion loan, the related pari passu companion loan holder(s) constituted a single lender.

A “Control Termination Event” will occur when (i) no class of Control Eligible Certificates exists that has a certificate balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) that is at least equal to 25% of the initial certificate balance of such class; (ii) such mortgage loan or whole loan is an excluded loan; or (iii) a holder of the Class E-RR certificates becomes the majority controlling class certificateholder and irrevocably waives its right, in writing, to exercise any of the rights of the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder; and provided that a Control Termination Event shall not be deemed continuing in the event that the certificate balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the mortgage loans.

The “Cumulative Appraisal Reduction Amount” as of any date of determination for any mortgage loan, is equal to the sum of (i) all appraisal reduction amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. “AB Modified Loan” means any corrected loan (1) that became a corrected loan (which includes for purposes of this definition any non-serviced mortgage loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the lead servicing agreement governing the servicing of such non-serviced mortgage loan) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified mortgage loan and (2) as to which an appraisal reduction amount is not in effect.

 A-2-20

Control/Consultation Rights (continued):

With respect to any Excluded Loan, a Control Termination Event shall be deemed to exist with respect to such Excluded Loan at all times.

A “Consultation Termination Event” will occur when (i) no class of Control Eligible Certificates exists where such class’ aggregate certificate balance is at least equal to 25% of the initial certificate balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts or (ii) a holder of the Class E-RR certificates is the majority controlling class certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the controlling class certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the pooling and servicing agreement; provided that no Consultation Termination Event shall be deemed to be continuing if the certificate balances of the certificates other than the Control Eligible Certificates have been reduced to zero; provided, further that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder.

With respect to any Excluded Loan, a Consultation Termination Event shall be deemed to exist with respect to such Excluded Loan at all times.

With respect to each non-serviced whole loan, so long as a Consultation Termination Event does not exist, the Directing Certificateholder for this transaction will have certain consultation rights with respect to certain major decisions regarding the non-serviced whole loans (other than the 3 Columbus Circle whole loan, the 787 Eleventh whole loan and the Great Wolf Lodge Southern California whole loan, unless a related control appraisal period is in effect with respect to the related subordinate companion loan), and the applicable directing holder or directing certificateholder (or equivalent entity) pursuant to the related lead servicing agreement or co-lender agreement will have consultation, approval and direction rights, with respect to certain major decisions (including with respect to assumptions, waivers, loan modifications and workouts) regarding such non-serviced whole loan, as provided for in the related co-lender agreement and in the related lead servicing agreement, and as described under “Description of the Mortgage Pool—The Whole Loans” in the Preliminary Prospectus.

Notwithstanding any contrary description set forth above, in the event that, with respect to any mortgage loan, the Directing Holder or any controlling class certificateholder is a Borrower Party (any of the above, as applicable, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder will not have any consultation or approval rights with respect to such mortgage loan and will have no right to receive asset status reports or such other information as may be specified in the pooling and servicing agreement.

A “Borrower Party” is a borrower, a mortgagor, a manager of a mortgaged property or the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, a person controlling or controlled by or under common control with the foregoing or any other such person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager of a mortgaged property or mezzanine lender.

 A-2-21

Servicing Standard:

Each of the mortgage loans (other than the non-serviced mortgage loans) and serviced whole loan(s) will be serviced by the master servicer and the special servicer pursuant to the terms of the pooling and servicing agreement. In all circumstances, each of the master servicer and the special servicer are obligated to act in the best interests of the certificateholders (and, in the case of a serviced whole loan, the holder of the related serviced companion loan) as a collective whole as if such certificateholders (and, if applicable, such companion loan holder), constituted a single lender (taking into account the pari passu or subordinate nature of any related companion loan(s)). The special servicer is required to determine the effect on net present value of various courses of action (including workout or foreclosure), using the Calculation Rate as the discount rate, and pursue the course of action that it determines would maximize recovery on a net present value basis.

“Calculation Rate” means:

(a) for principal and interest payments on a mortgage loan or proceeds from the sale of a defaulted loan, the highest of (i) the rate determined by the master servicer or the special servicer, as applicable, that approximates the market rate that would be obtainable by borrowers on similar debt of the borrowers as of such date of determination, (ii) the mortgage loan rate and (iii) the yield on 10-year US treasuries; and

(b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or update of such appraisal).

Termination of Special Servicer:

Except as limited by certain conditions described in the Preliminary Prospectus, the special servicer may generally be replaced, prior to a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder provides a replacement special servicer that meets the requirements of the pooling and servicing agreement.

During a Control Termination Event, the holders of at least 25% of the voting rights of the principal balance certificates may request a vote to replace the special servicer. The subsequent vote may result in the termination and replacement of such special servicer if, within 180 days of the initial request for that vote, the holders of (a) at least 66-2/3% of a “certificateholder quorum” (holders of certificates evidencing at least 75% of the aggregate voting rights (taking into account the application of realized losses) of the certificates (other than the Class X and Class R certificates)), or (b) more than 50% of the voting rights of each class of certificates other than any Class X and Class R certificates (but in the case of this clause (b) only such classes of principal balance certificates that, in each case, have an outstanding certificate balance, as notionally reduced by any appraisal reduction amounts allocated to such class, equal to or greater than 25% of the initial certificate balance of such class, minus all payments of principal made on such class of certificates), vote affirmatively to so replace such special servicer.

The operating advisor may also recommend the replacement of the special servicer at any time as described in “Operating Advisor” below.

Excluded Special Servicer:

In the event that the special servicer has obtained knowledge that it is a Borrower Party with respect to any mortgage loan (other than any non-serviced mortgage loan)  or serviced whole loan, the special servicer will be required to resign as special servicer of such mortgage loan (an “Excluded Special Servicer Loan”), and, if no Control Termination Event is continuing, the Directing Holder or the majority controlling class certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the pooling and servicing agreement (an “Excluded Special Servicer”) with respect to such

 A-2-22

Excluded Special Servicer (continued):

Excluded Special Servicer Loan unless such Excluded Special Servicer Loan is also an excluded loan with respect to such Directing Holder or the holder of the majority of the controlling class, in which case the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer.

Servicing Compensation:

Modification Fees: Certain fees resulting from modifications, amendments, waivers or other changes to the terms of the loan documents, as more fully described in the Preliminary Prospectus, will be used to offset expenses on the related serviced mortgage loan (i.e., a mortgage loan other than a non-serviced mortgage loan) or serviced whole loan, if applicable (i.e., reimburse the trust for certain expenses including unreimbursed advances and interest on unreimbursed advances previously incurred (other than special servicing fees, workout fees and liquidation fees) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, but not yet reimbursed to the trust or servicers), or to pay expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding, in each case unless as part of the written modification the related borrower is required to pay these amounts on a going forward basis or in the future). Any excess modification fees not so applied to offset expenses will be available as compensation to the master servicer and/or special servicer. Within any prior 12-month period, all excess modification fees earned by the master servicer or by the special servicer (after taking into account the offset described below applied during such 12-month period) with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, will be subject to a cap equal to the greater of (i) 1.0% of the outstanding principal balance of such mortgage loan after giving effect to such transaction and (ii) $25,000.

All excess modification fees earned by the special servicer will be required to offset any future workout fees or liquidation fees payable with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, or related REO property; provided that if the mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceases being a corrected loan, and is subject to a subsequent modification, any excess modification fees earned by the special servicer prior to such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceasing to be a corrected loan will no longer be offset against future liquidation fees and workout fees unless such mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, ceased to be a corrected loan within 12 months of it becoming a modified mortgage loan (or modified whole loan, if applicable).

Penalty Charges: All late fees and default interest will first be used to reimburse certain expenses previously incurred with respect to the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable (other than special servicing fees, workout fees and liquidation fees) but not yet reimbursed to the trust, the master servicer or the special servicer or to pay certain expenses (other than special servicing fees, workout fees and liquidation fees) that are still outstanding on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, and any excess received with respect to a serviced loan will be paid to the master servicer or the special servicer. To the extent any amounts reimbursed out of penalty charges are subsequently recovered on a related serviced loan, they will be paid to the master servicer or special servicer who would have been entitled to the related penalty charges that were previously used to reimburse such expense.

Liquidation / Workout Fees: Liquidation fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a liquidation fee of $1,000,000, for each mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan that is a specially serviced loan and

 A-2-23

Servicing Compensation (continued):

any REO property, subject in any case to a minimum liquidation fee of $25,000, except that the liquidation fee will be zero with respect to certain liquidation events set forth in the pooling and servicing agreement, and the liquidation fee with respect to each mortgage loan or REO mortgage loan repurchased or substituted for after more than 180 days following the mortgage loan seller’s receipt of notice or discovery of a material breach or material defect will be in an amount equal to the liquidation fee rate described above of the outstanding principal balance of such mortgage loan or REO loan. For any mortgage loan (other than a non-serviced loan) or serviced whole loan that is a corrected loan, workout fees will be calculated at the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest) on the related mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, if applicable, from the date such serviced loan becomes a corrected loan through and including the then related maturity date; or in any case such higher rate as would result in a workout fee of $25,000 when applied to each expected payment of principal and interest (other than default interest) on any mortgage loan from the date such serviced loan becomes a corrected loan through and including the then related maturity date.

Notwithstanding the foregoing, in connection with a maturity default, no liquidation or workout fee will be payable in connection with a payoff or refinancing of the related serviced loan within 90 days of the maturity default.

Operating Advisor:

The operating advisor will initially be Pentalpha Surveillance LLC. The operating advisor will have certain review and consultation rights relating to the performance of the special servicer and with respect to its actions taken in connection with the resolution and/or liquidation of specially serviced loans. With respect to each mortgage loan or serviced whole loan, the operating advisor will be responsible for: (a) reviewing the actions of the special servicer with respect to any specially serviced loan to the extent described in the Preliminary Prospectus and required under the pooling and servicing agreement; (b) reviewing (i) all reports by the special servicer made available to privileged persons on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the pooling and servicing agreement and (ii) each asset status report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and final asset status report; (c) recalculating and reviewing for accuracy and consistency with the pooling and servicing agreement the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts and Collateral Deficiency Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a specially serviced loan; and (d) preparing an annual report (if any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan was a specially serviced loan at any time during the prior calendar year if an Operating Advisor Consultation Event occurred during the prior calendar year) that sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the servicing standard with respect to its performance of its duties under the pooling and servicing agreement with respect to specially serviced loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to major decisions on non-specially serviced loans) during the prior calendar year on an “trust-level basis”. The operating advisor will identify (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the pooling and servicing agreement with respect to the resolution or liquidation of any specially serviced loan or REO property (other than with

 A-2-24

Operating Advisor (continued):

respect to any REO property related to any non-serviced mortgage loan) provided, however, that in the event the special servicer is replaced, the operating advisor annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such operating advisor annual report. In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of noncompliance with, or deviations from, the servicing standard or the special servicer’s obligations under the pooling and servicing agreement that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

With respect to each mortgage loan (other than any non-serviced mortgage loan) or serviced whole loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●    to consult (on a non-binding basis) with the special servicer in respect of asset status reports; and

●    to consult (on a non-binding basis) with the special servicer to the extent it has received a major decision reporting package (telephonically or electronically) with respect to Major Decisions processed by the special servicer.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and will submit its formal recommendation to the trustee and the certificate administrator, with a copy to the special servicer (along with relevant information justifying its recommendation) (provided that the operating advisor will not be permitted to recommend the replacement of the special servicer for any whole loan so long as the holder of the related companion loan is the Directing Holder under the related Intercreditor Agreement) and recommending a suggested replacement special servicer.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of the report being posted to the certificate administrator’s website by an affirmative vote of holders of certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of certificates that (i) evidence at least 20% of the voting rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not affiliated with each other). In the event the holders of principal balance certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a rating agency confirmation from each of the rating agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related serviced pari passu companion loan securities.

 A-2-25

Operating Advisor (continued):

An “Operating Advisor Consultation Event” will occur when (i) the HRR Certificates have an aggregate certificate balance (as notionally reduced by any Appraisal Reduction Amounts allocable to any class of the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR Certificates, or (ii) a Control Termination Event is continuing.

The operating advisor will generally have no rights or obligations with respect to any non-serviced whole loan.

Asset Representations Reviewer:	The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. An asset review will occur when either (1) mortgage loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period are delinquent loans or (2) at least 15 mortgage loans are delinquent loans as of the end of the applicable collection period and the outstanding principal balance of such delinquent loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the mortgage loans (including any REO loans (or a portion of any REO loan in the case of a whole loan)) held by the issuing entity as of the end of the applicable collection period.
Replacement of the Asset Representations Reviewer:	The asset representations reviewer may be terminated and replaced without cause. Upon (i) the written direction of certificateholders evidencing not less than 25% of the voting rights (without regard to the application of any cumulative appraisal reduction amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an eligible asset representations reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all certificateholders and the asset representations reviewer of such request. Upon the written direction of certificateholders evidencing at least 75% of a certificateholder quorum (without regard to the application of any cumulative appraisal reduction amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the pooling and servicing agreement, and the proposed successor asset representations reviewer will be appointed.
Dispute Resolution Provisions:

Each mortgage loan seller will be subject to the dispute resolution provisions set forth in the pooling and servicing agreement to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by a mortgage loan seller and such mortgage loan seller will be obligated under the related mortgage loan purchase agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Generally, in the event that a repurchase request is not “Resolved” (as defined below) within 180 days after the related mortgage loan seller receives such repurchase request, then the enforcing servicer will be required to send a notice to the “initial requesting certificateholder” (if any) and to the certificate administrator who will make such notice available to all other certificateholders and certificate owners indicating the enforcing servicer’s intended course of action with respect to the repurchase request. Such notice will notify all certificateholders and certificate owners that in the event any certificateholder disagrees with the enforcing servicer’s intended course of action, the enforcing servicer will be required to follow the

 A-2-26

Dispute Resolution Provisions (continued):

course of action agreed to and/or proposed by the majority of the responding certificateholders that involves referring the matter to mediation or arbitration, as the case may be. If (a) the enforcing servicer’s intended course of action with respect to the repurchase request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the repurchase request and the initial requesting certificateholder, if any, or any other certificateholder or certificate owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the enforcing servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the repurchase request but the initial requesting certificateholder, if any, or any other certificateholder or certificate owner does not agree with the dispute resolution method selected by the enforcing servicer, then the initial requesting certificateholder, if any, or such other certificateholder or certificate owner may deliver a written notice to the enforcing servicer indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

“Resolved” means, with respect to a repurchase request, (i) that related material defect has been cured, (ii) the related mortgage loan has been repurchased in accordance with the related mortgage loan purchase agreement, (iii) a mortgage loan has been substituted for the related mortgage loan in accordance with the related mortgage loan purchase agreement, (iv) the applicable mortgage loan seller has paid a loss of value payment, (v) a contractually binding agreement is entered into between the enforcing servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related mortgage loan purchase agreement, or (vi) the related mortgage loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the pooling and servicing agreement.

Deal Website:

The Certificate Administrator will maintain a deal website including, but not limited to:

–    all special notices delivered

–    summaries of final asset status reports

–    all appraisals in connection with appraisal reduction amounts plus any subsequent appraisal updates

–    an “Investor Q&A Forum” and a voluntary investor registry

 A-2-27

Mortgage Loan No. 1 — 3 Columbus Circle

 A-2-28

Mortgage Loan No. 1 — 3 Columbus Circle

 A-2-29

Mortgage Loan No. 1 — 3 Columbus Circle

 A-2-30

Mortgage Loan No. 1 — 3 Columbus Circle

 A-2-31

Mortgage Loan No. 1 — 3 Columbus Circle

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	6.3%	Net Rentable Area (SF):	753,713
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers:	Various	Year Built / Renovated:	1927 / 2010 - 2013
Sponsor:	Joseph Moinian	Occupancy:	97.2%
Interest Rate:	3.9140%	Occupancy Date:	1/1/2019
Note Date:	3/12/2019	Number of Tenants:	40
Maturity Date:	3/11/2029	2016 NOI:	$35,192,550
Interest-only Period:	120 months	2017 NOI:	$34,698,749
Original Term:	120 months	2018 NOI(4):	$40,091,035
Original Amortization:	None	TTM NOI:	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	97.9%
Call Protection(2):	L(27), Def(88), O(5)	UW Revenues:	$79,416,007
Lockbox(3):	Hard	UW Expenses:	$18,918,555
Additional Debt(1):	Yes	UW NOI(4):	$60,497,452
Additional Debt Balance(1):	$440,000,000 / $105,000,000	UW NCF:	$56,594,080
Additional Debt Type(1):	Pari Passu / Subordinate	Appraised Value / PSF:	$1,080,000,000 / $1,433
Additional Future Debt Permitted:	No	Appraisal Date:	1/1/2019

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$650
Taxes:	$0	Springing	N/A	Maturity Date Loan PSF:	$650
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	45.4%
Replacement Reserves:	$0	Springing	$1,000,000	Maturity Date LTV:	45.4%
Rollover Reserve:	$0	Springing	$5,000,000	UW NOI / UW NCF DSCR:	3.11x / 2.91x
TI/LC:	$1,820,891	$0	N/A	UW NOI / UW NCF Debt Yield:	12.3% / 11.5%
Free Rent:	$847,794	$0	N/A
Young & Rubicam:	$0	Springing	$40,000,000

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
A Notes:	$490,000,000	80.5%	Refinance Existing Debt(6):	$371,671,992	61.1%
B Notes:	105,000,000	17.2	Young & Rubicam Condo Purchase(7):	215,600,000	35.4
Sponsor Equity:	13,763,711	2.3	Closing Costs:	18,823,034	3.1
			Upfront Reserves:	2,668,685	0.4
Total Sources:	$608,763,711	100.0%	Total Uses:	$608,763,711	100.0%

(1)	The 3 Columbus Circle loan is part of a larger split whole loan evidenced by 15 senior pari passu notes (collectively, the “A Notes”), with an aggregate Cut-off Date balance of $490.0 million and two subordinate notes, with an aggregate Cut-off Date balance of $105.0 million (collectively, the “B Notes”, and together with the A Notes, collectively, the “Whole Loan”). The Whole Loan has an aggregate Cut-off Date balance of $595.0 million. The Whole Loan was originated by JPMorgan Chase Bank, National Association and Note A-1-5 was subsequently acquired by Column. The financial information presented in the chart above and herein reflects the balance of the A Notes.

(2)	The Whole Loan can be defeased at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) April 11, 2022.

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Mortgage Loan No. 1 — 3 Columbus Circle

(3)	For a more detailed description of Lockbox, please refer to “Lockbox / Cash Management” below.
(4)	The increase in UW NOI from 2018 NOI is primarily attributable to (i) an additional 214,372 SF lease executed with Young & Rubicam, Inc. (“Young & Rubicam”) on floors three through eight, accounting for approximately $16.3 million in underwritten base rent and (ii) rent steps through January 2020 and average rent for investment grade tenants.
(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	Includes approximately $21.7 million in defeasance costs. The most recent prior financing of the property was securitized in CGCMT 2015-GC29, COMM 2015-CCRE22, COMM 2015-CCRE23 and WFCM 2015-LC20.
(7)	In conjunction with loan closing, Moinian executed a sale-leaseback of floors three through eight to Young & Rubicam. For additional information, see “The Property” below.

The Loan. The 3 Columbus Circle Whole Loan is a first mortgage loan secured by the borrowers’ fee simple interest in 21 office condominium units, which together constitute a 753,713 SF Class A office building located on Broadway between West 57th and 58th Streets in New York, New York. The Whole Loan has a 10-year term and is interest-only for the entire term. The Whole Loan is comprised of 15 senior pari passu notes with an aggregate Cut-off Date balance of $490.0 million and two subordinate notes with an aggregate Cut-off Date balance of $105.0 million.

Note A-1-5 is being contributed to the CSAIL 2019-C16 Commercial Mortgage Trust. The Whole Loan is being serviced pursuant to the BMARK 2019-B10 pooling and servicing agreement. Under the related co-lender agreement, the “Controlling Noteholder” will be the holder of Note B-1, unless and until a control appraisal event (as defined in the co-lender agreement) exists, during which time the Controlling Noteholder will be the holder of Note A-1-1. As the holder of Note B-1 (prior to a 3 Columbus Circle control appraisal event) and of Note A-1-1 (following a 3 Columbus Circle control appraisal event), the trustee of the BMARK 2019-B10 Commercial Mortgage Trust will at all times be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holders of the remaining notes, including Note A-1-5, are entitled, under certain circumstances, to consult with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The 3 Columbus Circle Whole Loan” in the Preliminary Prospectus.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1-1, A-2-1	$75,000,000	$75,000,000	BMARK 2019-B10	N(5)
Note A-1-2-A	50,000,000	50,000,000	JPMCC 2019-COR5(2)	N
Note A-2-2, A-2-3	50,000,000	50,000,000	CF 2019-CF1	N
Note A-1-3, A-2-4	100,000,000	100,000,000	BMARK 2019-B11(3)	N
Note A-1-2-B, A-1-4, A-1-6, A-1-7, A-1-8(1)	142,500,000	142,500,000	JPMorgan Chase Bank, National Association	N
Note A-1-5	50,000,000	50,000,000	CSAIL 2019-C16	N
Note A-2-5-A(1)	12,500,000	12,500,000	Deutsche Bank AG, New York Branch	N
Note A-2-5-B	10,000,000	10,000,000	MSC 2019-H6(4)	N
Note B-1, B-2	105,000,000	105,000,000	BMARK 2019-B10	Y(5)
Total:	$595,000,000	$595,000,000

(1)	Notes are expected to be contributed to one or more future securitizations.

(2)	The JPMCC 2019-COR5 transaction is expected to close on June 27, 2019.

(3)	The BMARK 2019-B11 transaction is expected to close on June 11, 2019.

(4)	The MSC 2019-H6 transaction is expected to close on or about June 19, 2019.

(5)	The initial control note is Note B-1. Following a 3 Columbus Circle control appraisal period with respect to Note B-1, then the control note will be the Note A-1-1. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan” in the Preliminary Prospectus. The Whole Loan is serviced under the BMARK 2019-B10 pooling and servicing agreement.

 A-2-33

Mortgage Loan No. 1 — 3 Columbus Circle

Total Debt Capital Structure

(1)	Based on the total collateral SF of 753,713.

(2)	Based on an as-is appraised value of $1,080.0 million as of January 1, 2019.

(3)	Based on the UW NOI of $60,497,452.

(4)	Based on the UW NCF of $56,594,080 and the coupon of 3.9140%.

(5)	Implied Equity is based on the as-is appraised value of $1,080.0 million, less total debt of $595.0 million.

The Borrower. The borrowing entities for the Whole Loan are 3 Columbus Circle LLC, 3 Columbus Circle LLC–Series A and 3 Columbus Circle LLC–Series B, each a single purpose entity and Delaware limited liability company (collectively, the “Borrower”). The borrowing entities are 100.0% owned by The Moinian Group. Two of the borrowers, 3 Columbus Circle LLC–Series A and 3 Columbus Circle LLC–Series B, each as a series of 3 Columbus Circle LLC own the property as tenants-in-common. For additional information, please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common; Crowd Funding; Diversified Ownership” in the Preliminary Prospectus.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Joseph Moinian, the key principal of The Moinian Group (“Moinian”). Founded in 1982, Moinian is a private real estate acquisition, ownership, development and management company. Moinian has acquired commercial properties throughout the country, focusing on major cities such as New York, Chicago, Dallas and Los Angeles. Moinian develops, owns and operates properties across every asset category, including office, hotel, retail, condos and rental apartments. Notable New York City investments include the Oskar, The Sky, 17 Battery North & South and 535-545 Fifth Avenue, with a portfolio of more than 20.0 million SF. See “Description of the Mortgage Pool–Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The property is a 753,713 SF Class A office building located in the Midtown neighborhood of Manhattan, New York. The property is a 26-story building situated on approximately 0.74 acres, in the Midtown West office submarket on Columbus Circle. The property was originally constructed in 1927 and underwent a 22-story expansion by Shreve, Lamb and Harmon, the architectural firm behind the Empire State Building. From 2010 to 2013, the property underwent an approximately $82.5 million building-wide renovation. The property consists of 679,012 SF of office space with 74,701 SF of retail. The property has earned Energy Star designation and LEED Silver certification.

As of January 1, 2019, the property was 97.2% leased to a diversified roster of 40 tenants, including a mix of 32 office tenants, five telecom tenants and three investment grade retail tenants. Approximately 67.3% and 72.7% of NRA and underwritten base rent, respectively, are attributable to investment grade tenants. The property’s ten largest tenants occupy approximately 610,518 SF (81.0% of NRA) and have a weighted average remaining lease term of approximately 13.1 years.

 A-2-34

Mortgage Loan No. 1 — 3 Columbus Circle

The largest tenant at the property, Young & Rubicam, leases 375,236 SF (49.8% of the NRA) through August 2033 with two ten-year renewal options. Young & Rubicam, a subsidiary of WPP (LSE: WPP) is rated BBB+/BBB by Fitch & S&P, respectively. Young & Rubicam is a marketing and communications company specializing in advertising, digital and social media, sales promotion, direct marketing and brand identity consulting. Young & Rubicam’s clients include a variety of companies including Campbell’s Soup Company, Colgate-Palmolive, Virgin Atlantic, Revlon, LG and Land Rover. Founded in 1923 and headquartered at the property, Young & Rubicam has 189 offices in 93 countries. WPP is a global company providing communications, experience, commerce and technology services worldwide. As of 2018, WPP reported £15.6 billion in revenue. Young & Rubicam has occupied the property since 2012.

The second largest tenant at the property, Emerge 212 3CC LLC (“Emerge 212”), leases 57,359 SF (7.6% of the NRA) through November 2027. Emerge 212, a subsidiary of SL Green Realty Corp. (“SL Green”) (NYSE: SLG) is rated Baa3/BBB/BBB- by Moody’s, Fitch and S&P, respectively. Emerge 212 was founded in 1999 and is an operator of full-service office suites. The company provides fully-furnished, privately leased, flexible office space, providing tenants the ability to grow and contract along with business needs. In addition to office space, tenants receive full-service amenities such as cafe areas, charging stations, conference rooms and event space. Emerge 212 is located exclusively in New York with locations at 3 Columbus Circle, 125 Park Avenue and 1185 Avenue of the Americas. SL Green is a self-managed real estate investment trust and a commercial landlord in New York City. As of 2018, SL Green reported $1.8 billion in combined revenues and $16.9 billion in assets. Emerge 212 has been a tenant at the property since 2013 and currently occupies floors 15 and 16 through November 2027 and licenses its space as shared workspace.

The third largest tenant at the property, Nordstrom, leases 46,991 SF (6.2% of the NRA) on the lower level, ground floor and second floor through October 2039 with two ten-year renewal options. Nordstrom (NYSE: JWN) is rated Baa1/BBB+/BBB+ by Moody’s, Fitch and S&P, respectively. Nordstrom is one of the nation’s largest upscale apparel and shoe retailers serving customers through multiple retail channels, discount stores, boutiques, catalogs and the Internet. The store at the property serves as Nordstrom’s first men’s store and its first store in Manhattan. Nordstrom is expected to open its flagship women’s store across the street at Central Park Tower in fall 2019. In addition to its online business, which reaches 96 countries, Nordstrom operates 379 U.S. stores in 40 states as well as six cities in Canada. As of the fiscal year ended February 2, 2019, Nordstrom reported $15.5 billion in net sales and approximately $7.9 billion in total assets. Nordstrom has occupied the largest retail space at the property since 2017.

Moinian acquired the property in 2004 for approximately $250 million. In 2011, when the building was 33.3% occupied, Moinian sold a 48.9% interest in the building to SL Green, and together the companies began an extensive multi-year redevelopment plan to reposition the building to a Class A asset. In 2012, while the redevelopment was underway, a 214,372 SF condominium interest which covers floors three to eight was sold to Young & Rubicam for approximately $143.6 million. Renovations were completed in 2013 and the property was leased up to 97.2% as of January 1, 2019. In 2018, Moinian repurchased SL Green’s interest in the property, and in conjunction with the closing of the Whole Loan, Moinian repurchased Young & Rubicam’s condominium interest, for approximately $215.6 million. In conjunction with the repurchase of the Young & Rubicam condominium interest, a new lease to Young & Rubicam was simultaneously executed for the space with an initial base rent set at $76.00 PSF and a lease expiration coterminous with Young & Rubicam’s existing lease for floors 9, 10, 11, 18 and 19 in August 2033.

The property is located in the Midtown West office submarket, proximate to other prominent buildings on Columbus Circle including the Time Warner Center and the Museum of Arts and Design. Nordstrom’s women’s store is expected to open in 2019 across the street at Central Park Tower. The Columbus Circle neighborhood benefits from nearby attractions including Central Park, Rockefeller Center, Radio City Music Hall, Lincoln Center for the Performing Arts and the Museum of Modern Art. In particular, the property benefits from its location on Broadway, which is a major artery connecting the southern tip of Manhattan to Upper Manhattan. The property’s frontage along Broadway, 8th Avenue, West 57th Street and West 58th Street provides its retail tenants with access to the pedestrian traffic in the area. The property is accessible by public transportation with three subway lines within one block, New York Penn Station within 1.3 miles and LaGuardia Airport within 9.9 miles.

 A-2-35

Mortgage Loan No. 1 — 3 Columbus Circle

The Market. The property is located in the CBD of Manhattan, New York in the Midtown West submarket within the greater Midtown office market. The Midtown West Side submarket contains approximately 31.0 million SF of office inventory and is bordered by 72nd Street to the north, 42nd Street to the south, Seventh Avenue to the east and the Hudson River to the west. New York City’s largest employers include a diverse group of multinational corporations representing a variety of industries including healthcare, financial services, retail and education. Forty-eight of the nation’s Fortune 500 corporations are headquartered in New York City including Verizon, J.P. Morgan Chase, Citigroup, IBM, MetLife, PepsiCo, American International Group, Morgan Stanley, New York Life Insurance, Goldman Sachs Group, TIAA, American Express and Time Warner.

As of the fourth quarter of 2018, the greater Midtown Class A office market consisted of approximately 181.1 million SF of office space with an overall market vacancy of 9.3% and average asking rents of approximately $75.03 PSF. The Midtown West Side Class A submarket totaled approximately 24.5 million SF with average vacancy of 6.9% and average market asking rents of $76.87 PSF. The overall Midtown office market achieved 23.7 million SF in leasing activity in 2018 with overall and direct absorption levels, totaling 7.3 million SF and 8.1 million SF, respectively.

The appraisal identified seven directly competitive Class A office rent comparables in the Midtown West Side submarket with comparable buildings built between 1950 and 2009 and ranging in size from 242,505 SF to 790,000 SF. Direct asking rents at the comparable properties ranged between $65.00 and $108.00 PSF with a weighted average of approximately $82.47 PSF. The property’s in-place weighted average office rent is $72.18 PSF.

Historical and Current Occupancy

2016(1)	2017(1)	2018(1)	Current(2)
98.4%	91.9%	98.0%	97.2%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the January 1, 2019 rent roll.

 A-2-36

Mortgage Loan No. 1 — 3 Columbus Circle

Top Ten Tenant Summary(1)

Tenant	Ratings Moody’s/Fitch/S&P(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF(3)	% of Total UW Base Rents	Lease Expiration Date
Young & Rubicam(4)	NR / BBB+ / BBB	375,236	49.8%	$72.06	39.9%	8/31/2033
Emerge 212 3CC LLC	Baa3 / BBB / BBB-	57,359	7.6	$55.00	4.7	11/30/2027
Nordstrom(5)	Baa1 / BBB+ / BBB+	46,991	6.2	$282.15	19.6	10/31/2039
Jazz at Lincoln Center, Inc.	NR / NR / NR	30,653	4.1	$52.00	2.4	4/30/2028
Josephson(6)	NR / NR / NR	22,742	3.0	$100.00	3.4	12/31/2032
Versace USA, Inc.	NR / BBB- / BBB-	21,342	2.8	$75.00	2.4	7/31/2025
CVS Caremark Pharmacy	Baa2 / NR / BBB	21,159	2.8	$193.20	6.0	7/31/2028
Trustees of Columbia(7)	NR / NR / NR	14,162	1.9	$77.77	1.6	8/31/2025
Cohen and Company LLC	NR / NR / NR	11,166	1.5	$83.00	1.4	2/28/2029
Laura & John Arnold(8)	NR / NR / NR	9,708	1.3	$56.00	0.8	7/31/2025
Total:		610,518	81.0%	$91.04	82.0%

(1)	Based on the underwritten rent roll dated January 1, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	UW Base Rent PSF includes rent steps through January 2020 and average rent over the loan term for investment grade tenants, including Young & Rubicam, Emerge 212, Nordstrom, CVS Caremark Pharmacy, Chase Bank and AT&T Corp.

(4)	Young & Rubicam leases 375,236 SF, of which (i) 214,372 SF is leased for $76.00 PSF, (ii) 124,760 SF is leased for $68.60 PSF, (iii) 34,634 SF is leased for $62.00 PSF and (iv) 1,300 SF is leased for $32.50 PSF.

(5)	Nordstrom leases 46,991 SF, of which (i) 43,018 SF is leased for $241.25 PSF and (ii) 3,973 SF is leased for $725.00 PSF.

(6)	Josephson is an affiliate of the Borrower and its leased space serves as headquarters for affiliates of the Borrower.

(7)	Trustees of Columbia leases 14,162 SF, of which (i) 6,031 SF is leased for $76.53 PSF, (ii) 5,020 SF is leased for $78.79 PSF and (iii) 3,111 SF is leased for $78.51 PSF.

(8)	Laura & John Arnold has the right to cancel its lease at the end of any month occurring between the 5th anniversary of the rent commencement date and the 8th anniversary of the rent commencement date, with nine months’ prior notice and the payment of a termination fee (as defined in the lease agreement).

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	5	18,655	2.5	1,463,746	2.2	18,655	2.5%	$1,463,746	2.2%
2021	5	19,013	2.5	1,584,749	2.3	37,668	5.0%	$3,048,495	4.5%
2022	3	7,861	1.0	686,928	1.0	45,529	6.0%	$3,735,423	5.5%
2023	5	18,327	2.4	1,483,170	2.2	63,856	8.5%	$5,218,593	7.7%
2024	3	14,518	1.9	1,201,163	1.8	78,374	10.4%	$6,419,756	9.5%
2025	6	60,820	8.1	4,494,341	6.6	139,194	18.5%	$10,914,097	16.1%
2026	1	6,190	0.8	520,827	0.8	145,384	19.3%	$11,434,923	16.9%
2027	1	57,359	7.6	3,154,745	4.7	202,743	26.9%	$14,589,668	21.5%
2028	3	57,235	7.6	6,142,196	9.1	259,978	34.5%	$20,731,865	30.6%
2029 & Beyond(3)	13	472,404	62.7	47,012,117	69.4	732,382	97.2%	$67,743,982	100.0%
Vacant	NAP	21,331	2.8	NAP	NAP	753,713	100.0%	NAP	NAP
Total	45	753,713	100.0%	$67,743,982	100.0%

(1)	Based on the underwritten rent roll dated January 1, 2019.

(2)	Certain tenants have more than one lease. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date.

(3)	2029 and & Beyond is inclusive of a management office that has no underwritten rent.

 A-2-37

Mortgage Loan No. 1 — 3 Columbus Circle

Operating History and Underwritten Net Cash Flow

	2015	2016	2017	2018	Underwritten	PSF	%(1)
Base Rent	$35,696,175	$41,873,116	$43,763,738	$48,360,889	$67,743,982(2)	$89.88	83.6%
Straight Line Rent(3)	0	0	0	0	4,169,665	$5.53	5.1%
Vacant Income	0	0	0	0	1,977,018	$2.62	2.4%
Gross Potential Rent	$35,696,175	$41,873,116	$43,763,738	$48,360,889	$73,890,665	$98.04	91.2%
Reimbursements / Other Income	3,840,772	2,954,447	3,436,707	4,969,121	7,102,216	$9.42	8.8%
Net Rental Income	$39,536,947	$44,827,563	$47,200,445	$53,330,010	$80,992,881	$107.46	100.0%
(Vacancy/Collection Loss)	0	0	0	0	(1,587,003)	($2.11)	(2.0%)
Other Income	4,797,805	5,333,639	3,752,429	3,994,225	10,130	$0.01	0.0%
Effective Gross Income	$44,334,752	$50,161,202	$50,952,874	$57,324,235	$79,416,007	$105.37	100.0%
Total Fixed Expenses	7,341,633	7,763,377	8,781,856	9,797,054	10,509,084	$13.94	13.2%
Total Operating Expenses	7,370,199	7,205,275	7,472,268	7,436,146	8,409,471	$11.16	10.6%
Net Operating Income(4)	$29,622,920	$35,192,550	$34,698,749	$40,091,035	$60,497,452	$80.27	76.2%
Total TI/LC, Capex/RR	0	0	0	0	3,903,373	$5.18	4.9%
Net Cash Flow	$29,622,920	$35,192,550	$34,698,749	$40,091,035	$56,594,080	$75.09	71.3%

(1)	% represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the reminder of fields.

(2)	UW Base Rent is inclusive of rent steps through January 2020 and straight line rent for investment grade tenants over the loan term, accounting for approximately $4.2 million in Underwritten Base Rent. Historic base rent does not include rent from Young & Rubicam.

(3)	Represents average rent for investment grade tenants over the loan term.

(4)	The increase in Underwritten NOI from Most Recent NOI is primarily attributable to (i) an additional 214,372 SF lease executed with Young & Rubicam on floors three through eight, accounting for approximately $16.3 million in underwritten base rent and (ii) rent steps through January 2020 and average rent for investment grade tenants. In total, leases executed since January 2018 represent annual rental income of approximately $21.6 million.

Property Management. The property is managed by Columbus Property Management LLC, an affiliate of the Borrower.

Escrows and Reserves. At origination, the Borrower deposited into escrow (i) $1,820,891 into a tenant improvements and leasing commission reserve in connection with three leases and (ii) $847,794 into a free rent reserve in connection with four leases.

Tax Reserve - The Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the estimated annual real estate taxes. In the event the Borrower provides evidence reasonably satisfactory to the lender that all taxes and other charges have been paid prior to the related due date and there is no event of default continuing, the requirement for monthly deposits into the tax reserve will be waived.

Insurance Reserve - The Borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of estimated insurance premiums. In the event the Borrower obtains and maintains a blanket insurance policy acceptable to the lender and there is no event of default continuing, the requirement for monthly deposits into the insurance reserve will be waived.

Replacement Reserve - During the continuance of a Cash Sweep Event (as defined below), the Borrower is required to deposit into a replacement reserve on a monthly basis, an amount equal to $12,500 for replacement reserves (approximately $0.20 PSF annually), subject to a cap of $1,000,000 (approximately $1.33 PSF).

TI/LC Reserve - During the continuance of a Cash Sweep Event, the Borrower is required to deposit into a TI/LC reserve on a monthly basis, an amount equal to $62,900 for tenant improvement and leasing commission obligations (approximately $1.00 PSF annually), subject to a cap of $5,000,000 (approximately $6.63 PSF).

Young & Rubicam Reserve - During the continuance of a Cash Sweep Event caused by a Tenant Trigger (as defined below), the Borrower is required to deposit into a Young & Rubicam reserve an amount equal to all excess cash flow in the cash management account to cover expenses anticipated to be incurred in connection with re-leasing the Young & Rubicam space, subject to a cap of $40,000,000 (approximately $106.60 PSF of Young & Rubicam space).

 A-2-38

Mortgage Loan No. 1 — 3 Columbus Circle

Lockbox / Cash Management. The Whole Loan is structured with a hard lockbox and in place cash management. The Borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. All funds on deposit in the cash management account following the occurrence and during the continuance of a Cash Sweep Event caused only by a Tenant Trigger, following payment of debt service, required reserves and operating expenses are required to be deposited into the Young & Rubicam reserve or, to the extent the Cash Sweep Event is caused by a DSCR Trigger Event (as defined below), into the excess cash flow reserve, and in each case to be held and disbursed in accordance with the terms of the loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuation of (i) an event of default under the loan documents, (ii) any bankruptcy action of the Borrower or property manager, (iii) a DSCR Trigger Event (as defined below) or (iv) a Tenant Trigger.

A “DSCR Trigger Event” means the DSCR on the Whole Loan based on the trailing three-month period immediately preceding the date of determination is less than 1.30x.

A “Tenant Trigger” means either (i) a bankruptcy or certain insolvency actions of Young & Rubicam or its parent company (a “Tenant BK Trigger”) or (ii) if Young & Rubicam vacates, abandons or “goes dark” in 85% or more of its leased space (and no sub-tenant is then in occupancy of any of the space) (a “Tenant Vacancy Trigger”).

Additional Debt. In addition to the A Notes, the property is also security for the B Notes with an aggregate Cut-off Date balance of $105.0 million. The B Notes are coterminous with the A Notes and require interest-only payments at a rate of 3.9140% per annum through maturity. The Cut-off Date Loan / SF, Cut-off Date LTV, UW NOI DSCR, UW NCF DSCR, UW NOI Debt Yield and UW NCF Debt Yield based on the entire Whole Loan are $789, 55.1%, 2.56x, 2.40x, 10.2%, and 9.5% respectively. See “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan” in the Preliminary Prospectus.

 A-2-39

Mortgage Loan No. 2 — GNL Industrial Portfolio

 A-2-40

Mortgage Loan No. 2 — GNL Industrial Portfolio

 A-2-41

Mortgage Loan No. 2 — GNL Industrial Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Portfolio of 16 Assets
Original Principal Balance(1):	$48,750,000	Title:	Various
Cut-off Date Principal Balance(1):	$48,750,000	Property Type - Subtype:	Industrial – Various
% of Pool by IPB:	6.2%	Net Rentable Area (SF):	2,443,208
Loan Purpose:	Recapitalization	Location:	Various
Borrowers:	Various	Year Built / Renovated:	Various
Sponsor:	Global Net Lease Operating Partnership, L.P.	Occupancy:	100.0%
Interest Rate:	4.4890%	Occupancy Date:	3/31/2019
Note Date:	4/12/2019	Number of Tenants:	16
Maturity Date:	5/6/2029	2016 NOI(3):	$5,140,849
Interest-only Period:	120 months	2017 NOI(3):	$5,080,862
Original Term:	120 months	2018 NOI(3)(4):	$7,699,119
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$13,786,508
Call Protection:	YM1(116), O(4)	UW Expenses:	$4,190,341
Lockbox(2):	Hard	UW NOI(4):	$9,596,167
Additional Debt(1):	Yes	UW NCF:	$8,808,266
Additional Debt Balance(1):	$48,750,000	Appraised Value / PSF:	$150,090,000 / $61
Additional Debt Type(1):	Pari Passu	Appraisal Date(5):	Various
Additional Future Debt Permitted:	No

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$40
Taxes:	$0	Springing	N/A	Maturity Date Loan PSF:	$40
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	65.0%
Replacement Reserves:	$0	Springing	$2,443,208	Maturity Date LTV:	65.0%
TI/LC:	$0	Springing	$6,108,020	UW NOI / UW NCF DSCR:	2.16x / 1.98x
Ground Sublease:	$0	Springing	N/A	UW NOI / UW NCF Debt Yield:	9.8% / 9.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$97,500,000	100.0%	Corporate Debt Repayment:	$90,197,578	92.5%
			Return of Equity(7):	4,961,235	5.1
			Closing Costs:	2,341,187	2.4
Total Sources:	$97,500,000	100.0%	Total Uses:	$97,500,000	100.0%

(1)	The GNL Industrial Portfolio loan is part of a larger split whole loan evidenced by two pari passu senior notes with an aggregate Cut-off Date balance of $97.5 million (the “Whole Loan”) co-originated by Column and SGFC. The financial information presented above and herein reflects the balance of the Whole Loan.

(2)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(3)	The Rubbermaid – Akron, Bush Industries – Jamestown, Chemours – Pass Christian, FedEx Freight – Greenville and FedEx Freight – Blackfoot properties were acquired in 2018. As such, these properties were excluded from 2016 NOI and 2017 NOI and partial year operating financials were provided for 2018 NOI.

(4)	The increase in UW NOI from 2018 NOI is primarily attributed to (i) the Rubbermaid – Akron, Bush Industries – Jamestown, Chemours – Pass Christian, FedEx Freight – Greenville and FedEx Freight – Blackfoot properties being acquired in 2018 and reflecting partial year financials, (ii) contractual rent steps through March 2020 in the amount of $64,016 and (iii) straight-line rent for investment grade tenants Rubbermaid Industrial and FedEx Corporation in the amount of $60,450.

(5)	Appraisal Dates for the properties range from January 16, 2019 to January 23, 2019.

(6)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	The sponsor has a total cost basis of approximately $150.6 million and will have approximately $49.3 million of remaining cash equity following the recapitalization of the GNL Industrial Portfolio properties.

 A-2-42

Mortgage Loan No. 2 — GNL Industrial Portfolio

The Loan. The GNL Industrial Portfolio Whole Loan is a $97.5 million first mortgage loan secured by the fee simple (15 properties) and leasehold (one property) interests in 16 industrial properties located in 12 states. The Whole Loan has a 10-year term and is interest-only for the term of the loan.

The Whole Loan is evidenced by two pari passu notes. The controlling Note A-1 is being contributed to the CSAIL 2019-C16 Commercial Mortgage Trust. The Whole Loan is expected to be serviced under the CSAIL 2019-C16 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2019-C16 Commercial Mortgage Trust will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holder of Note A-2 will be entitled, under certain circumstances, to consult with respect to major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1	$48,750,000	$48,750,000	CSAIL 2019-C16	Y
Note A-2	48,750,000	48,750,000	BBCMS 2019-C3(1)	N
Total	$97,500,000	$97,500,000

(1)	The BBCMS 2019-C3 transaction is expected to close on June 11, 2019.

The Borrowers. The borrowing entities for the Whole Loan are ARC CWARANE001, LLC, ARC CWGRDMI001, LLC, ARC CWRVTIL001, LLC, ARC CWSALKS001, LLC, ARC CWUVLOH001, LLC, ARC CWVININ001, LLC, ARC CWWPKMN001, LLC, ARC DINCNOH001, LLC, ARC FESANTX001, LLC, ARC MSELGIL001, LLC, ARC WWHWCMI001, LLC, ARG BIJTNNY001, LLC, ARG CMPCRMS001, LLC, ARG FEBLCID001, LLC, ARG FEGRNNC001, LLC and ARG RMAKROH001, LLC, each a Delaware limited liability company and special purpose entity with two independent directors (collectively, the “Borrower”). Legal counsel to the Borrower delivered a non-consolidation opinion in connection with the origination of the Whole Loan.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and the business operations entity of Global Net Lease, Inc. (NYSE: GNL) (“GNL”). Founded in 2011, GNL is a publicly traded real estate investment trust focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical, income producing net-lease assets across the United States and western and northern Europe. As of December 31, 2018, GNL owned a portfolio of 342 properties totaling approximately 27.5 million SF, which were 99.2% leased, with a weighted-average remaining lease term of 8.3 years. GNL is an affiliate of AR Global Investments, LLC, which has raised and invested over $30.0 billion in capital, served over 150,000 shareholders and grown to one of the largest external managers of direct investment programs in the United States. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

The Properties. The properties are comprised of 16 single-tenant industrial buildings with an aggregate of 2,443,208 SF. The sponsor acquired the properties in separate transactions between November 2013 and September 2018.

The properties are geographically diverse with properties located in 12 different states and 14 different markets. The five largest states by allocated loan amount are Ohio (22.8%), Texas (17.6%), Michigan (13.2%), New York (12.9%) and Mississippi (11.6%).

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Portfolio Summary

#	Property Name, State	NRA (SF)	Year Built / Renovated	Property Type	UW NCF	Allocated Whole Loan Amount(1)	% of Allocated Whole Loan Amount	Appraised Value
1	FedEx Ground Package System – San Antonio, TX	168,576	2008, 2012 / NAP	Warehouse / Distribution	$1,461,850	$17,200,000	17.6%	$26,400,000
2	Rubbermaid – Akron, OH	668,592	1953, 1969, 2005 / 2018	Warehouse / Distribution	1,276,531	16,000,000	16.4	21,900,000
3	Bush Industries – Jamestown, NY	456,094	1985, 1986, 1989 / 2007	Manufacturing	1,062,035	12,600,000	12.9	18,300,000
4	Chemours – Pass Christian, MS	300,000	2018 / NAP	Flex	1,047,948	11,300,000	11.6	18,700,000
5	Wolverine – Howard City, MI	468,635	1998 / 2003	Warehouse / Distribution	1,127,117	10,800,000	11.1	15,000,000
6	FedEx Freight – Greenville, NC	29,051	2018 / NAP	Warehouse	643,506	7,500,000	7.7	11,100,000
7	Diebold – North Canton, OH	158,330	2005 / NAP	Manufacturing	653,393	5,300,000	5.4	10,500,000
8	FedEx Freight – Blackfoot, ID	21,574	2017 / NAP	Warehouse / Distribution	376,999	4,500,000	4.6	6,550,000
9	Mapes & Sprowl Steel – Elk Grove Village, IL	60,798	1980 / NAP	Manufacturing	388,566	3,500,000	3.6	8,200,000
10	XPO Logistics – Grand Rapids, MI	28,070	2003 / NAP	Flex	167,331	2,100,000	2.2	3,200,000
11	XPO Logistics – Aurora, NE	15,700	2004 / 2013	Flex	143,110	1,600,000	1.6	2,470,000
12	XPO Logistics – Salina, KS	15,029	2002 / NAP	Flex	164,986	1,600,000	1.6	2,300,000
13	XPO Logistics – Riverton, IL	14,881	1989 / 2009	Flex	80,735	1,000,000	1.0	1,600,000
14	XPO Logistics – Waite Park, MN	14,160	2001 / NAP	Warehouse / Distribution	68,836	1,000,000	1.0	1,530,000
15	XPO Logistics – Uhrichsville, OH	15,068	1991 / 2001	Warehouse / Distribution	83,386	900,000	0.9	1,400,000
16	XPO Logistics – Vincennes, IN	8,650	2001 / NAP	Warehouse / Distribution	61,939	600,000	0.6	940,000
Total/Wtd Avg.:		2,443,208			$8,808,266	$97,500,000	100.0%	$150,090,000

(1)	Based on the Whole Loan.

The Tenants. The portfolio has a diverse mix of national, regional and local retailers with nine different tenants. The property’s tenancy caters to mid-price point customers with national tenants that include FedEx and Rubbermaid. Four tenants, or their parent entities, are investment grade, representing 36.3% of NRA, and 14 tenants are publicly traded, representing 78.8% of NRA.

FedEx Ground Package System, Inc. (“FedEx Ground”) (168,576 SF, 6.9% of NRA, 17.6% of ALA). The FedEx Ground Package System – San Antonio property consists of one single-story industrial building constructed in 2008 and expanded in 2012. The building was built-to-suit and is used by FedEx Ground for package sorting and delivery. The facility has 42 dock-height loading doors, 16 drive-in doors and 30-foot clear-heights with approximately 7.0% of the property NRA utilized as office space. FedEx Ground occupies 6.9% of portfolio NRA through August 2022, with two, five-year renewal options and pays annual rent of $10.43 PSF.

Located on approximately 22.8 acres, the FedEx Ground Package System – San Antonio property is located in the northwestern portion of San Antonio, Texas. The immediately surrounding area predominantly consists of industrial, office and residential uses. Primary access to the area is provided by Loop 410, a two-way, eight-lane major arterial that provides access to all of the San Antonio MSA. Access to the FedEx Ground Package System – San Antonio property from Loop 410 is provided by Culebra Road, a two-way, four-lane primary roadway that runs in an east/west direction. According to a third-party market research report, the FedEx Ground Package System – San Antonio property is located in the San Antonio Industrial market and Northwest submarket. The submarket contains approximately 15.9 million SF of industrial inventory, has an overall vacancy of 5.7% and an average annual rental rate of $9.62 PSF.

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FedEx Ground is a subsidiary of FedEx Corporation (NYSE: FDX, M/S&P/Baa2/BBB), which provides transportation, e-commerce and business services worldwide. FedEx Corporation was founded in 1971, is headquartered in Memphis, Tennessee, and employed more than 450,000 in 2018. The tenant is a leading North American provider of small package ground delivery services. FedEx Ground provides low-cost, day-certain service to any business address in the U.S. and Canada, as well as residential delivery to 100% of U.S. residences through its FedEx Home Delivery service. FedEx SmartPost is a FedEx Ground service that specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business-to-consumer packages primarily using the U.S. Postal Service for final delivery to residences. As of February 28, 2019, FedEx Ground employed over 115,000 employees.

Rubbermaid Incorporated (“Rubbermaid”) (668,592 SF, 27.4% of NRA, 16.4% of ALA). The Rubbermaid – Akron property is a one-story single-tenant industrial building constructed between 1953 and 1969, expanded in 2005 and renovated in 2018. The Rubbermaid – Akron property functions as a distribution facility for Newell Brands’ products, in addition to serving as a storage and distribution center for the Rubbermaid manufacturing facility located directly across Gilchrist Road. The facility has 50 dock-height loading doors and 24-foot clear-heights. Rubbermaid occupies 27.4% of portfolio NRA through January 2029, with two, five-year renewal options with annual rent escalations.

The Rubbermaid – Akron property is located in Akron, Ohio east of the central business district within the Cleveland metropolitan statistical area on two non-contiguous parcels totaling 26.5 acres. Primary highway access to the Rubbermaid – Akron property is provided by Interstate 76, a major arterial, that runs east/west through Akron with access approximately one-mile northwest from the Rubbermaid – Akron property. According to a third-party market research report, the Rubbermaid – Akron property is located in the Cleveland market and Akron Industrial submarket. The submarket contains approximately 98.5 million SF of industrial inventory, has an overall vacancy of 2.8% and an average annual rental rate of $4.83 PSF.

Rubbermaid is a subsidiary company of Newell Brands Inc. (NYSE: NWL, M/S&P/F: Baa3/BBB-/BB+). Newell Brands Inc. designs, manufactures, sources and distributes consumer and commercial products worldwide. Newell Brands Inc. sells its products in approximately 200 countries around the world and has operations in approximately 100 countries as of December 31, 2018. Rubbermaid designs and markets a full range of home organization, storage and cleaning products.

Bush Industries, Inc. (“Bush Industries”) (456,094 SF, 18.7% of NRA, 12.9% of ALA). The Bush Industries – Jamestown property is a two-story industrial building constructed in 1985, 1986 and 1989 and expanded in 2007. The building was built-to-suit and serves as the global headquarters of Bush Industries. The facility has 21 dock-height doors, 13 drive in doors, 28-foot clear-heights and rail access with approximately 6.0% of the property NRA utilized as office space. Bush Industries occupies 18.7% of portfolio NRA through September 2038, with four, five-year renewal options with annual rent escalations.

Located on approximately 78.6 acres, the Bush Industries – Jamestown property is located in Jamestown, New York approximately 2.5 miles northeast of the Jamestown central business district. The immediately surrounding area land uses include a mix of industrial uses and vacant land. Primary access to the area is provided by Interstate 86, a major arterial that crosses the southern tier of New York state in an east/west direction, with the nearest onramp to I-86 located 1.6 miles north of the Bush Industries – Jamestown property. According to a third-party market research report, the Bush Industries – Jamestown property is located in the Jamestown Industrial market and 10-Mile Radius submarket. The submarket contains approximately 5.7 million SF of industrial inventory, has an overall vacancy of 7.5% and an average annual rental rate of $3.15 PSF.

Bush Industries is a designer and manufacturer of ready-to-assemble furniture for the home office and home entertainment living spaces. Bush Industries distributes products nationally through furniture retailers, department stores, mass merchandisers, wholesale clubs, catalog showrooms, office furniture dealers, electronics stores and e-commerce. Bush Industries was founded in 1959 and is headquartered in Jamestown, New York, with manufacturing facilities in Jamestown and China.

According to a third-party market research provider, the average population within a 5-mile radius is 73,023 and the average household income within a 5-mile radius is $51,720 (see chart below). The average population and household income are based on all properties.

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Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	# of Locations	NRA (SF)	% of Total NRA(3)	UW Base Rent PSF	% of Total UW Base Rents	Lease Expiration Date
FedEx Ground Package System, Inc.	Baa2 / BBB / NR	1	168,576	6.9%	$10.43	16.2%	8/31/2022
Rubbermaid Incorporated	Baa3 / BBB- / BB+	1	668,592	27.4	$2.38	14.7	1/31/2029
Bush Industries, Inc.	NR / NR / NR	1	456,094	18.7	$3.14	13.2	9/27/2038
Wolverine World Wide, Inc.	Ba1 / BB+ / NR	1	468,635	19.2	$2.89	12.5	1/31/2023
The Chemours Company	Ba2 / BB / NR	1	300,000	12.3	$4.21	11.7	1/31/2028
Diebold Nixdorf Incorporated(4)	Caa2 / B- / NR	1	158,330	6.5	$5.41	7.9	6/30/2025
XPO Logistics, Inc.(4)	Ba3 / BB / NR	7	111,558	4.6	$8.41	8.7	11/30/2023
Mapes & Sprowl Steel, LTD.	NR / NR / NR	1	60,798	2.5	$7.57	4.2	1/9/2030
FedEx Freight Corporation	Baa2 / BBB / NR	2	50,625	2.1	$23.25	10.9	9/6/2032 - 7/31/2033
Total:			2,443,208	100.0%	$4.43	100.0%

(1)	Based on the underwritten rent roll, including rent increases occurring through March 1, 2020.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	% of Total NRA is based on SF including ground leased units.

(4)	Diebold Nixdorf Incorporated has a right to terminate its lease effective December 31, 2021 upon written notice provided by June 30, 2021 and payment of a termination fee of $320,589.26. XPO Logistics, Inc., can terminate its leases at any time and upon 60 days’ written notice during the Lease term by paying the entire base rent for the remainder of the lease term.

Historical and Current Occupancy(1)(2)

2016	2017	2018	Current(3)
100.0%	100.0%	100.0%	100.0%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	The Rubbermaid – Akron, Bush Industries – Jamestown, Chemours – Pass Christian, FedEx Freight – Greenville and FedEx Freight – Blackfoot properties were acquired in 2018. As such, these tenants are excluded from occupancy figures for the years prior to the respective acquisition dates.

(3)	Based on the March 2019 underwritten rent roll.

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Mortgage Loan No. 2 — GNL Industrial Portfolio

Demographic Summary(1)(2)

#	Property Name, State	1-mile Population	3-mile Population	5-mile Population	1-mile Median Household Income	3-mile Median Household Income	5-mile Median Household Income
1	FedEx Ground Package System – San Antonio, TX	8,970	114,191	353,153	$ 32,338	$41,054	$45,309
2	Rubbermaid – Akron, OH	6,300	54,458	129,056	$47,133	$50,155	$42,781
3	Bush Industries – Jamestown, NY	800	19,955	40,381	$47,869	$33,898	$39,735
4	Chemours – Pass Christian, MS	9	6,074	15,976	$50,000	$67,314	$63,817
5	Wolverine – Howard City, MI	1,810	4,743	9,282	$42,179	$46,292	$49,672
6	FedEx Freight – Greenville, NC	506	19,741	65,696	$28,475	$25,366	$34,573
7	Diebold – North Canton, OH	260	23,889	83,328	$69,086	$71,542	$71,255
8	FedEx Freight – Blackfoot, ID	357	8,720	19,539	$68,343	$53,058	$50,664
9	Mapes & Sprowl Steel – Elk Grove Village, IL	2,222	60,309	204,722	$78,160	$63,682	$68,618
10	XPO Logistics – Grand Rapids, MI	31	13,797	74,596	$85,566	$69,302	$63,346
11	XPO Logistics – Aurora, NE	20	2,810	5,046	$50,000	$56,879	$57,438
12	XPO Logistics – Salina, KS	863	18,293	44,907	$44,421	$47,403	$45,452
13	XPO Logistics – Riverton, IL	269	7,183	14,723	$52,289	$60,513	$58,155
14	XPO Logistics – Waite Park, MN	105	24,266	68,358	$43,722	$51,831	$52,645
15	XPO Logistics – Uhrichsville, OH	605	12,287	18,450	$43,958	$41,492	$44,089
16	XPO Logistics – Vincennes, IN	445	6,914	21,162	$53,843	$41,887	$39,974

(1)	Source: third party market research reports.

(2)	Demographic information is as of 2017.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring(3)	% of NRA Expiring(3)	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring(3)	Cumulative % of NRA Expiring(3)	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	1	168,576	6.9	1,758,552	16.2	168,576	6.9%	$1,758,552	16.2%
2023	8	580,193	23.7	2,293,774	21.2	748,769	30.6%	$4,052,326	37.4%
2024	0	0	0.0	0	0.0	748,769	30.6%	$4,052,326	37.4%
2025	1	158,330	6.5	856,565	7.9	907,099	37.1%	$4,908,891	45.3%
2026	0	0	0.0	0	0.0	907,099	37.1%	$4,908,891	45.3%
2027	0	0	0.0	0	0.0	907,099	37.1%	$4,908,891	45.3%
2028	1	300,000	12.3	1,263,000	11.7	1,207,099	49.4%	$6,171,891	57.0%
2029	1	668,592	27.4	1,589,846	14.7	1,875,691	76.8%	$7,761,738	71.7%
2030 & Beyond	4	567,517	23.2	3,067,888	28.3	2,443,208	100.0%	$10,829,625	100.0%
Vacant	NAP	0	0.0	NAP	NAP	2,443,208	100.0%	NAP	NAP
Total	16	2,443,208	100.0%	$10,829,625	100.0%

(1)	Based on the underwritten rent roll. Rent includes base rent and rent increases occurring through March 1, 2020.

(2)	Certain tenants have more than one lease.

(3)	Including improvements SF for ground lease tenants.

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Mortgage Loan No. 2 — GNL Industrial Portfolio

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	2018(1)	Underwritten(1)	PSF	%(2)
Rents in Place(3)	$5,285,718	$5,308,224	$7,954,718	$10,769,175	$4.41	74.2%
Straight-Line Rent	0	0	0	60,450	$0.02	0.4%
Gross Potential Rent	$5,285,718	$5,308,224	$7,954,718	$10,829,625	$4.43	74.6%
Total Reimbursements	232,678	874,667	425,809	3,682,488	$1.51	25.4%
Net Rental Income	$5,518,396	$6,182,891	$8,380,527	$14,512,113	$5.94	100.0%
(Vacancy/Collection Loss)	0	0	0	(725,606)	($0.30)	(5.0%)
Other Income	0	0	0	0	$0.00	0.0%
Effective Gross Income	$5,518,396	$6,182,891	$8,380,527	$13,786,508	$5.64	100.0%
Total Expenses	$377,547	$1,102,029	$681,408	$4,190,341	$1.72	30.4%
Net Operating Income(4)	$5,140,849	$5,080,862	$7,699,119	$9,596,167	$3.93	69.6%
Total TI/LC, Capex/RR	0	0	0	787,901	$0.32	5.7%
Net Cash Flow	$5,140,849	$5,080,862	$7,699,119	$8,808,266	$3.61	63.9%

(1)	The Rubbermaid – Akron, Bush Industries – Jamestown, Chemours – Pass Christian, FedEx Freight – Greenville and FedEx Freight – Blackfoot properties were acquired in 2018. As such, these properties were excluded from 2017 and 2016 historical cash flows and partial year operating financials were provided for 2018 cash flows.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place are based on the underwritten rent roll dated March 31, 2019 and include contractual rent steps through March 2020 in the amount of $64,016.

(4)	The increase in NOI from 2018 to Underwritten is primarily due to (i) the Rubbermaid – Akron, Bush Industries – Jamestown, Chemours – Pass Christian, FedEx Freight – Greenville and FedEx Freight – Blackfoot properties being acquired in 2018, (ii) contractual rent steps through March 2020 in the amount of $64,016 and (iii) straight-line rent for investment grade tenants Rubbermaid and FedEx Ground in the amount of $60,450.

Property Management. The properties are managed by Global Net Lease Properties, LLC, an affiliate of the Borrower.

Escrows and Reserves.

Taxes Reserve – The requirement to make monthly deposits to the into tax reserve accounts is waived so long as a Cash Sweep Period (as defined below) has not occurred or is not continuing. Following the occurrence and during the continuance of a Cash Sweep Period, the Borrower is required to make monthly deposits equal to an amount sufficient to pay all taxes and other charges at least 30 days prior to the due date.

Insurance Reserve – The requirement of the Borrower to make monthly deposits to the insurance reserve is waived so long as (i) no Cash Sweep Period has occurred and is continuing or so long as (ii) no event of default exists and the Borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the Whole Loan documents. Following the occurrence and during the continuance of a Cash Sweep Period, the Borrower is required to make monthly deposits equal to an amount sufficient to renew the insurance coverage at least 30 days prior to the expiration of the insurance policies.

Replacement Reserve – During the continuance of a Cash Sweep Period, the Borrower is required to make monthly deposits equal to $0.20 multiplied by the then-existing aggregate rentable SF comprising all of the portfolio properties, divided by 12, for replacement reserves, up to a cap of $1.00 multiplied by the then existing aggregate rentable SF comprising all of the portfolio properties.

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Mortgage Loan No. 2 — GNL Industrial Portfolio

TI/LC Reserve – During the continuance of a the continuance of a Cash Sweep Period, the Borrower is required to make monthly deposits equal to 1/12th of $0.50 multiplied by the then-existing aggregate rentable SF comprising all of the properties for TI/LC reserves, up to a cap of $2.50 multiplied by the then-existing aggregate rentable SF comprising all of the properties. During the continuance of a Lease Sweep Period (as defined below), provided that no Cash Sweep Period or event of default is continuing, on each payment date during the continuance of such Lease Sweep Period, (i) first, an amount equal to all cash flow attributable to any lease which caused the Lease Sweep Period or would have caused a Lease Sweep Period to commence if a Lease Sweep Period did not already exist, up to a cap amount for each individual property as detailed in the Whole Loan documents (an aggregate amount of $10,720,000 for all properties), will be deposited into the TI/LC reserve account for the affected property and (ii) second, to the Borrower. In addition, the Borrower will deposit into the TI/LC reserve account all funds received by the Borrower in connection with any cancellation, termination or surrender of any lease or any default under any lease, including any surrender or cancellation fees, buy-out fees, default fees or reimbursements for tenant improvements and leasing commissions.

Ground Sublease Reserve – During the continuance of a Cash Sweep Period, on a monthly basis, the Borrower will be required to deposit the amount of rents (including both base and additional rents) and other charges due under the ground sublease that will be payable by the Diebold Nixdorf – North Canton borrower as sub-lessee under the ground sublease to accumulate sufficient funds to pay all ground rent at least 30 days prior to the respective due date.

Lockbox / Cash Management. The Whole Loan is structured with a hard lockbox and in place cash management. The Borrower was required to send direction letters to all tenants instructing them to deposit all rents directly into a clearing account controlled by the lender. Notwithstanding the foregoing, the Borrower and property manager are required to deposit all revenues otherwise received into the clearing account within two business days of receipt. In the event that a Cash Sweep Period (as defined below) exists and no Lease Sweep Period (as defined below) exists, excess cash flow will be deposited into the excess cash flow account. If a Cash Sweep Period does not exist, but a Lease Sweep Period is continuing, (i) first, an amount equal to all cash flow attributable to the lease, up to the amount defined within the Whole Loan documents, that caused the Lease Sweep Period will be deposited into the TI/LC reserve account and (ii) second, any excess will be disbursed to the Borrower. Provided no Cash Sweep Period or Lease Sweep Period exists, excess cash will be disbursed to the Borrower.

A “Cash Sweep Period” will commence upon: (i) the occurrence of an event of default under the loan documents, (ii) any bankruptcy action of any affiliate property manager, (iii) any bankruptcy action of any property manager that is not an affiliated property manager, only with the respect to the filing of any involuntary petition against such property manager not being dismissed or discharged for 60 days after the filing of such involuntary petition or (iv) a debt yield of less than 9.0% as of the last day of any fiscal quarter.

A “Lease Sweep Period” will commence upon the occurrence of (i) two or more tenants “going dark” in or ceasing to occupy their respective demised premises and will continue until one or more of such tenants are no longer “dark” and in occupancy, or a replacement tenant has occupied the applicable demised premises, (ii) any tenant gives written notice of its election to either terminate or not renew its lease or any tenant failing to renew its lease during its renewal notice period and will continue until such tenant renews its respective lease or a replacement tenant has executed a new lease, (iii) any bankruptcy action of any tenant and will continue until such bankruptcy action is dismissed or discharged or a replacement tenant has executed a new lease, and (iv) any monetary default or any material non-monetary default exists under any lease until such default has been cured. Notwithstanding the foregoing, in the event any tenant “goes dark”, such event will not be counted as a lease sweep event so long as (i) such tenant or the guarantor of such tenant’s lease is rated “BBB+” (or the equivalent) or higher by any rating agency, (ii) such tenant has not given written notice of its election to vacate, terminate or not renew its lease, and (iii) such tenant has not failed to renew its lease prior to the expiration of its renewal notice period.

A “Portfolio Tenant Event” means that tenants have “gone dark” or ceased to operate in more than 40% of the gross leasable area of the properties.

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Mortgage Loan No. 2 — GNL Industrial Portfolio

The Borrower may delivery a letter of credit (i) in lieu of making all or any cash deposits to any of the reserve accounts, (ii) to replace cash deposits previously made to the reserve accounts, (iii) every three months in lieu of making the deposits of excess cash flow to the excess cash flow reserve, the Borrower may deliver a letter of credit in an amount equal to three months of funds that the Borrower reasonably anticipates would otherwise be deposited into the excess cash flow reserve during the impending three-month period, and (iv) as a substitute for cash on deposit in the excess cash flow reserve.

Property Release. The Borrower may obtain the release of any of the properties included in the Whole Loan, provided that, among other things, (i) no event of default has occurred and is continuing (other than an event of default which applies only to the property to be released), (ii) the Borrower prepays a portion of the Whole Loan (together with the payment of the applicable yield maintenance premium if such payment occurs prior to February 6, 2029) equal to (a) 110% (120% if released to a borrower affiliate) of the allocated loan amount of the property being released until such time the outstanding principal balance of the Whole Loan is reduced to $87,750,000 and (b) after the outstanding principal balance of the Whole Loan is reduced below $87,750,000, 115% (125% if released to a borrower affiliate) of the allocated loan amount of the property being released (notwithstanding the foregoing, in the event the property being released is vacant, the release amount for such property will be 100% of the allocated loan amount of such property), (iii) the debt yield for the remaining properties based on the trailing 12 months is no less than the greater of (1) the debt yield immediately preceding such release and (2) 10.45% and (iv) the satisfaction of customary REMIC requirements following such release.

Substitution. If a Lease Sweep Period or default has occurred (but not beyond any applicable notice or grace periods), the Borrower may replace one or more of the properties (individually or collectively, the “Replaced Property” or “Replaced Properties”) by providing one or more substitute properties (individually or collectively, the “Property Substitution”) solely to the extent necessary to cure such Lease Sweep Period or default, provided that, among other things, (i) no event of default is continuing (beyond any applicable notice or cure periods) or would result from the substitution of one or more of the properties, (ii) if the Property Substitution occurs after a securitization, the Borrower will obtain a rating agency confirmation, (iii) the Borrower will deliver current appraisals of the substitute property and Replaced Property, (iv) after giving effect to the substitution, the debt yield based on the trailing 12 months for the properties will be equal to or greater than (1) 10.45% and (2) the debt yield for the properties immediately prior to such release, (v) the aggregate Allocated Loan Amounts of all Replaced Properties during the term of the Whole Loan may not exceed $39,000,000 and (vi) the lender will, in its sole discretion, have approved the Property Substitution. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus.

Ground Lease. The Diebold Nixdorf - North Canton property is subject to a ground sublease with CAK Land Holdings, LLC. The sublease commenced on July 1, 2004 and expires December 31, 2035. The ground sublease provides for two, 20-year extension options and one 19-year extension option with a fully extended ground lease expiration date of December 31, 2094. The ground sublease payments are structured at a current annual rent of $4,806, which increases to $13,960 on July 1, 2024, and to $14,922 on January 1, 2026 continuing through the ground sublease expiration date. The ground lease is between Akron-Canton Regional Airport Authority and CAK Land Holdings, LLC is dated June 15, 1995 and has a 40-year lease term expiring December 31, 2035. The ground lease provides for the same extension options as the ground sublease. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus.

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Mortgage Loan No. 3 — Embassy Suites Seattle Bellevue

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Mortgage Loan No. 3 — Embassy Suites Seattle Bellevue

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Mortgage Loan No. 3 — Embassy Suites Seattle Bellevue

 A-2-54

Mortgage Loan No. 3 — Embassy Suites Seattle Bellevue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$41,500,000	Title:	Fee
Cut-off Date Principal Balance:	$41,500,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	5.3%	Net Rentable Area (Rooms):	240
Loan Purpose:	Acquisition	Location:	Bellevue, WA
Borrower:	Lakeview Hospitality Property Investment LLC	Year Built / Renovated:	1990 / 2015 - 2016
Sponsors:	Parkview International, Inc.; Aimbridge Hospitality	Occupancy / ADR / RevPAR:	79.3% / $184.87 / $146.61
Interest Rate:	5.3740%	Occupancy / ADR / RevPAR Date:	4/30/2019
Note Date:	1/25/2019	Number of Tenants:	NAP
Maturity Date:	2/6/2029	2016 NOI:	$4,482,029
Interest-only Period:	60 months	2017 NOI:	$5,034,252
Original Term:	120 months	2018 NOI:	$4,898,975
Original Amortization:	360 months	TTM NOI(2):	$4,873,242
Amortization Type:	IO-Balloon	UW Occupancy / ADR / RevPAR:	79.3% / $184.87 / $146.61
Call Protection:	L(28), Def(84), O(8)	UW Revenues:	$15,473,316
Lockbox(1):	Hard	UW Expenses:	$10,545,469
Additional Debt:	No	UW NOI:	$4,927,847
Additional Debt Balance:	N/A	UW NCF:	$4,308,914
Additional Debt Type:	N/A	Appraised Value / Per Room:	$64,000,000 / $266,667
Additional Future Debt Permitted:	No	Appraisal Date:	12/14/2018

Escrows and Reserves(3)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Room:	$172,917
Taxes:	$186,059	$37,212	N/A	Maturity Date Loan Per Room:	$160,371
Insurance:	$16,088	$8,044	N/A	Cut-off Date LTV:	64.8%
PIP Reserve:	$1,334,950	$0	N/A	Maturity Date LTV:	60.1%
FF&E Reserve:	$0	$51,578	N/A	UW NOI / UW NCF IO DSCR:	2.18x / 1.91x
Required Repairs:	$19,470	$0	N/A	UW NOI / UW NCF Amortizing DSCR:	1.77x / 1.55x
Seasonality Reserve:	$0	Springing	N/A	UW NOI / UW NCF Debt Yield:	11.9% / 10.4%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$41,500,000	66.3%	Purchase Price:	$59,126,241	94.4%
Sponsor Equity:	21,137,062	33.7	Closing Costs:	1,954,254	3.1
			Upfront Reserves:	1,556,567	2.5
Total Sources:	$62,637,062	100.0%	Total Uses:	$62,637,062	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	Represents trailing twelve months ending April 30, 2019.

(3)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

 A-2-55

Mortgage Loan No. 3 — Embassy Suites Seattle Bellevue

The Loan. The Embassy Suites Seattle Bellevue loan is a $41.5 million first mortgage loan secured by the fee interest in a 240-room, full-service hotel located in Bellevue, Washington. The loan has a 10-year term and will amortize on a 30-year schedule following an initial interest-only period of 60 months.

The Borrower. The borrowing entity for the loan is Lakeview Hospitality Property Investment LLC, a Delaware limited liability company.

The Sponsors. The loan’s sponsors are Parkview International, Inc. (“Parkview”) and Aimbridge Hospitality who each contributed 85% and 15% of the equity, respectively. The nonrecourse carve-out guarantors are KAJ Investments I, Limited and Washington Square Guarantor LLC. Both guarantors are controlled by Parkview. Parkview is an investment office responsible for sourcing, analyzing, and executing investments across various asset classes and geographies. Parkview’s current investments include real estate holdings (commercial, residential, and hospitality), automobile import and distribution operations, energy-related operating companies, and farmland operations. Parkview is the international investment office of Khaled A. Juffali. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

The Property. The property is a 240-key, Embassy Suites flagged, full-service all-suite hotel located in Bellevue, Washington. The property is a five-story hotel constructed in 1990 situated on a 3.9 acre site originally. The property underwent a comprehensive $10.07 million ($41,977 per room) renovation between 2015 and 2016 with an additional $570,000 spent in 2017. Approximately 85% of the capital investment benefited guest-facing areas including $5.8 million invested in guest room upgrades and $1.6 million for common area improvements. The remaining capital expenditures were contributed to the restaurant, meeting spaces and construction of the Embassy Suites atrium concept. As part of the change in ownership the property is scheduled to undergo an estimated $1.3 million property improvement plan (“PIP”), which will include new fire life safety upgrades, new exterior signage and upgrades, atrium skylight restoration, meeting facility upgrades and fitness center upgrades. The borrower deposited $1.3 million at closing for the PIP which is expected to be completed in the second quarter of 2020. Additionally, the sponsor plans to invest another $1.6 million in discretionary capital expenditures over the next five years on various projects including fire alarm system upgrades, banquet equipment, kitchen renovations, technology upgrades and elevator modernization. In total, $2.9 million ($12,100 per room) is expected to be invested during the first five years of the loan.

The unit mix at the property consists of 197 king units, 40 double units, 2 hospitality suites, and 1 presidential suite. Each unit features two flat-panel televisions, a large sectional sofa, wet-bar, microwave, and a refrigerator. Amenities at the property include Cascades Restaurant & Bar, fitness room, indoor pool, business center, gift shop and complimentary breakfast area including free cooked-to-order breakfast, complimentary appetizers and beverages at the nightly evening reception. In addition, the property offers 210 parking spaces.

The hotel is located in the Seattle-Bellevue-Everett Metropolitan Division, and garners significant corporate demand from the surrounding companies including T-Mobile (adjacent), Boeing (0.5 miles), Microsoft (0.3 miles), and Amazon Corporate Headquarters and Bellevue facilities, which employ approximately 140,000 people in the area. It was recently disclosed that Amazon plans to move thousands of employees out of downtown Seattle to downtown Bellevue. Amazon’s planned move is underway and expected to be complete by 2023 and will include its Worldwide Operations team, which is a large, critical team that overs more than 175 operating fulfillment centers, and approximately 250,000 employees, along with the supporting fleet of planes and trucks worldwide. The third largest employer in the area is the University of Washington, a public university that employs approximately 30,200 people locally.

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Mortgage Loan No. 3 — Embassy Suites Seattle Bellevue

Historical Occupancy, ADR, RevPAR

	Competitive Set(1)			Embassy Suites Seattle Bellevue(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	75.0%	$174.05	$130.51	79.9%	$173.97	$138.99	106.5%	100.0%	106.5%
2017	73.1%	$180.21	$131.65	82.8%	$181.42	$150.15	113.3%	100.7%	114.1%
2018	70.6%	$180.48	$127.38	81.0%	$183.32	$148.55	114.8%	101.6%	116.6%
TTM(3)	70.6%	$180.18	$127.17	79.3%	$184.87	$146.61	112.4%	102.6%	115.3%

(1)	Source: Third party report. Competitive set includes Hyatt House Seattle/Bellevue, Silver Cloud Eastgate, Hilton Garden Inn, Homewood Suites, Holiday Inn Issaquah, and Springhill Suites.

(2)	Source: Borrower Financials.

(3)	Represents trailing twelve ending April 30, 2019

The Market. The property is located in the Eastgate Neighborhood of Bellevue, WA. Land uses in the immediate vicinity of the subject include a mixture of office, hotel, retail, commercial and residential. Numerous office buildings surround the subject along I-90 and include tenants such as T-Mobile, Verizon, REI, Siemens and Microsoft. In addition, the T-Mobile Headquarters campus is only one exit west along I-90. T-Mobile reportedly extended their lease to 2030 and $160 million in renovations are planned.

Bellevue College is located just to the northwest of the property. The college has an annual enrollment of 37,000 students. The 100-acre campus includes a planetarium, gymnasium, fitness center, art gallery, library, cafeteria, coffee shops, theater, and a variety of common areas. The Sunset Corporate Park office campus located several blocks west, is a multi-building facility totaling approximately 967,000 SF. The major tenants are Booking.com, EF Financial, and Toyota Motor Credit.

According to the appraisal, the estimated five-year population projection within a one-, three-, and five-mile radius of the property is expected to be 11,051, 100,017 and 245,801, respectively; the estimated five-year average household income projection within the same one-, three-, and five-mile radius is expected to be $146,398, $168,188, and $174,708, respectively. According to the appraisal, the Seattle/Bellevue area includes a total approximately 2.0 million employees and has a 5.2% unemployment rate. The top three industries within the area are Health Care/Social Assistance, Prof/Scientific/Tech Services and Retail Trade, which employ a combined total of 36.0% of the population.

The appraiser identified six comparable rental properties, ranging from 100 units to 179 units that were constructed between 1900 and 2010. The competitive set reported a weighted average occupancy of approximately 75.0%. The properties in the appraisal’s competitive set are all located in Seattle within approximately 5.3 miles of the property and are shown in the below table.

Competitive Hotels Profile(1)

				2018 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Occupancy	ADR	RevPAR
Embassy Suites	240	1990	14,741	82%	$181.37	$148.34
Hyatt House Seattle/Bellevue	160	2007	N/A	80% - 85%	$165 - $175	$140 - $145
Silver Cloud Eastgate	145	2010	N/A	65% - 70%	$145 - $155	$95 - $100
Hilton Garden Inn	179	1998	3,700	65% - 70%	$165 - $175	$110 - $115
Homewood Suites	123	1990	N/A	70% - 75%	$175 - $185	$125 - $130
Holiday Inn Issaquah	100	1900	3,558	70% - 75%	$145 - $150	$100 - $105
Springhill Suites	145	1935	N/A	75% - 80%	$155 - $165	$120 - $125
Total(2)	852

(1)	Source: Appraisal.

(2)	Excludes the subject property.

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Mortgage Loan No. 3 — Embassy Suites Seattle Bellevue

Operating History and Underwritten Net Cash Flow

	2016	2017	2018	TTM(1)	Underwritten	Per Room	%(2)
Occupancy	79.9%	82.8%	81.0%	79.3%	79.3%
ADR	$173.97	$181.42	$183.32	$184.87	$184.87
RevPAR	$138.99	$150.15	$148.55	$146.61	$146.61
Room Revenue	$12,208,801	$13,152,960	$13,013,069	$12,843,294	$12,843,294	$53,514	83.0%
Food and Beverage	2,015,110	2,498,277	2,564,690	2,519,444	2,519,444	$10,498	16.3%
Other Departmental Revenues	42,595	70,630	91,048	110,578	110,578	$461	0.7%
Total Revenue	$14,266,506	$15,721,867	$15,668,807	$15,473,316	$15,473,316	$64,472	100.0%
Room Expense	2,997,484	3,302,577	3,186,633	$3,028,078	3,028,078	$12,617	23.6%
Food and Beverage Expense	1,714,848	1,917,390	2,070,172	2,184,416	2,184,416	$9,102	86.7%
Departmental Expenses	$4,712,332	$5,219,967	$5,256,805	$5,212,494	$5,212,494	$21,719	33.7%
Departmental Profit	$9,554,174	$10,501,900	$10,412,002	$10,260,822	$10,260,822	$42,753	66.3%
Operating Expenses	4,687,617	4,965,754	5,002,537	$4,863,312	4,785,195	$19,938	30.9%
Gross Operating Profit	$4,866,557	$5,536,146	$5,409,465	$5,397,510	$5,475,627	$22,815	35.4%
Fixed Expenses	384,528	501,894	510,490	524,268	547,780	$2,282	3.5%
Net Operating Income	$4,482,029	$5,034,252	$4,898,975	$4,873,242	$4,927,847	$20,533	31.8%
FF&E	572,784	634,926	632,566	618,766	618,933	$2,579	4.0%
Net Cash Flow	$3,909,245	$4,399,326	$4,266,409	$4,254,476	$4,308,914	$17,954	27.8%

(1)	Represents trailing twelve months ending April 30, 2019.

(2)	% column represents percent of Total Revenue except for Room Expense and Food and Beverage Expense, which is based on their corresponding revenue line items.

Property Management. The property is managed by Aimbridge Management West, LLC, the largest independent hotel investment and management company in the United States.

Franchise Agreement. The property operates as an Embassy Suites by Hilton under a franchise agreement that expires on January 31, 2034, approximately five years beyond the loan term. The Hilton brand operates over 5,284 hotels, resorts, and timeshare properties, totaling over 856,115 rooms.

Escrows and Reserves. At origination, the borrower deposited into reserves $1,334,950 for the property improvement plan, $186,059 for real estate taxes, $19,470 for required repairs, and $16,088 for insurance.

Tax Escrow – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments which currently equates to $37,212.

Insurance Escrow – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments which currently equates to $8,044.

Seasonality Reserve – Commencing March 2023, if, as of February 2023, the amortizing DSCR is less than 1.0x for any month in the trailing 12 months, the borrower will deposit $25,000 on each monthly payment date occurring in March through October of each year for the remainder of the loan term.

FF&E Reserve – On a monthly basis, the borrower is required to deposit into reserves at least the greater of (a) 4.0% of borrower‘s gross revenues for the month occurring two calendar months prior and (b) the amount required under the management agreement and/or franchise agreement. The monthly FF&E Reserve deposit currently equates to approximately $51,578.

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Mortgage Loan No. 3 — Embassy Suites Seattle Bellevue

Lockbox / Cash Management. The loan is structured with a hard lockbox with springing cash management. The property manager is required to send direction letters to instruct credit card companies to deposit all credit card deposits and other income directly into the lockbox account controlled by the lender. So long as no Cash Management Period (as defined below) is continuing, all funds in the lockbox account are swept daily to the borrower’s operating account. During the continuance of a Cash Management Period, all funds in the lockbox account are swept daily into a cash management account under the control of the lender and disbursed on each monthly payment date during the term of the loan in accordance with the loan documents. During the continuance of a Cash Management Period, all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

A “Cash Management Period” will commence upon: (i) the occurrence and continuance of any event of default under the loan documents; (ii) the debt yield falling below 7.75%; and (iii) a bankruptcy event has occurred with respect to the borrower or property manager that has not been discharged or dismissed within 60 days of the filing thereof, unless in the case of property manager, a replacement property manager acceptable to the lender is appointed in accordance with the loan documents within such 60-day period.

 A-2-59

Mortgage Loan No. 4 — SWVP Portfolio

 A-2-60

Mortgage Loan No. 4 — SWVP Portfolio

 A-2-61

Mortgage Loan No. 4 — SWVP Portfolio

 A-2-62

Mortgage Loan No. 4 — SWVP Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	SGFC	Single Asset / Portfolio:	Portfolio of 4 assets
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	5.1%	Net Rentable Area (Rooms):	1,192
Loan Purpose:	Refinance	Location:	Various
Borrowers:	Various	Year Built / Renovated:	Various
Sponsor:	Southwest Value Partners Fund XVI, LP	Occupancy / ADR / RevPAR:	80.3% / $150.49 / $120.89
Interest Rate:	4.9580%	Occupancy / ADR / RevPAR Date:	1/31/2019
Note Date:	4/18/2019	Number of Tenants:	NAP
Maturity Date:	5/1/2029	2016 NOI:	$21,390,216
Interest-only Period:	120 months	2017 NOI:	$23,153,479
Original Term:	120 months	2018 NOI:	$23,248,958
Original Amortization:	None	TTM NOI(4):	$23,723,247
Amortization Type:	Interest Only	UW Occupancy / ADR / RevPAR:	80.3% / $150.49 / $120.88
Call Protection(2):	L(25),Def(91),O(4)	UW Revenues:	$67,719,285
Lockbox(3):	Hard	UW Expenses:	$43,853,764
Additional Debt:	Yes	UW NOI:	$23,865,520
Additional Debt Balance:	$160,000,000	UW NCF:	$20,479,556
Additional Debt Type:	Pari Passu	Appraised Value / Per Room(5):	$335,600,000 / $281,544
Additional Future Debt Permitted:	No	Appraisal Date(5):	10/16/2018

Escrows and Reserves(6)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Room:	$167,785
Taxes:	$822,222	$205,555	N/A	Maturity Date Loan Per Room:	$167,785
Insurance:	$990,844	$82,570	N/A	Cut-off Date LTV(5):	59.6%
FF&E Reserve:	$0	$281,676	N/A	Maturity Date LTV(5):	59.6%
PIP Reserves:	$5,000,000	$0	N/A	UW NOI / UW NCF DSCR:	2.37x / 2.04x
Immediate Repairs:	$97,938	$0	N/A	UW NOI / UW NCF Debt Yield:	11.9% / 10.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$200,000,000	100.0%	Payoff Existing Debt:	$134,273,134	67.1%
			Return of Equity:	55,704,926	27.9
			Upfront Reserves:	6,911,003	3.5
			Closing Costs:	3,110,937	1.6
Total Sources:	$200,000,000	100.0%	Total Uses:	$200,000,000	100.0%

(1)	The SWVP Portfolio loan is part of a larger split whole loan evidenced by ten pari passu notes with an aggregate Cut-off Date balance of approximately $200.0 million (collectively, the “Whole Loan”) that was co-originated by SGFC and JPMorgan Chase Bank, National Association. The financial information presented in the chart above and herein reflects the balance of the Whole Loan.

(2)	The lockout period will be at least 25 payments beginning with and including June 1, 2019. Defeasance of the full $200.0 million Whole Loan is permitted following the date after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) May 1, 2022 (the “Lockout Period”).

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	Represents trailing twelve months ending January 31, 2019.

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Mortgage Loan No. 4 — SWVP Portfolio

(5)	The Appraised Value / Per Room, Appraisal Date, Cut-off Date LTV and Maturity Date LTV are calculated based on the appraised value of $335,600,000, which reflects the bulk value of the properties. The portfolio appraisal utilized the “As Is (Capital Deduction Assumed)” Appraised Value of $50,000,000 for the DoubleTree Charlotte property which has an “As Is” Appraised Value of $45,400,000. The borrower escrowed $5,000,000 for the property improvement plan (“PIP”) at the DoubleTree Charlotte property at origination of the Whole Loan. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV and Maturity Date LTV of 63.2%.

(6)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Whole Loan has a Cut-off Date balance of $200.0 million and is secured by the fee interest in four full-service hotel properties located in located in New Orleans, Louisiana; Sunrise, Florida; Charlotte, North Carolina; and Durham, North Carolina. The Whole Loan has a 10-year term and is interest-only for the term of the loan.

The Whole Loan is evidenced by ten pari passu notes. Notes A-2 and A-4 are being contributed to the CSAIL 2019-C16 Commercial Mortgage Trust. The Whole Loan is being serviced pursuant to the pooling and servicing agreement for the BBCMS 2019-C3 securitization. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the BBCMS 2019-C3 Commercial Mortgage Trust is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holders of the remaining notes are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1, A-3	$45,000,000	$45,000,000	BBCMS 2019-C3(2)	Y
Note A-2, A-4	40,000,000	40,000,000	CSAIL 2019-C16	N
Note A-5, A-6(1)	15,000,000	15,000,000	SGFC	N
Note A-7, A-8	50,000,000	50,000,000	BMARK 2019-B11(3)	N
Note A-9	35,000,000	35,000,000	JPMCC 2019-COR5(4)	N
Note A-10(1)	15,000,000	15,000,000	JPMorgan Chase Bank, National Association	N
Total	$200,000,000	$200,000,000

(1)	Notes are expected to be contributed to one or more future securitizations.

(2)	The BBCMS 2019-C3 transaction is expected to close on June 11, 2019.

(3)	The BMARK 2019-B11 transaction is expected to close on June 17, 2019.

(4)	The JPMCC 2019-COR5 transaction is expected to close on or about June 27, 2019.

The Borrower. The borrowing entities for the loan are SWVP New Orleans LLC, SWVP Sawgrass Mills LLC, SWVP Raleigh LLC and SWVP Charlotte LLC, each a Delaware limited liability company and special purpose entity with two independent directors. SWVP New Orleans LLC, is 100.0% owned by SWVP DDC New Orleans Holdings LLC; SWVP Sawgrass Mills LLC is 100.0% owned by SWVP DDC Sawgrass Mills Holdings LLC; SWVP Raleigh LLC is 100.0% owned by SWVP DDC Raleigh Holdings LLC and SWVP Charlotte LLC is 100.0% owned by SWVP DDC Charlotte Holdings LLC.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Southwest Value Partners Fund XVI, LP. Southwest Value Partners (“SWVP”) is a private real estate investment firm based in San Diego. SWVP currently owns and manages over 30 assets with an aggregate value over $3.0 billion, including 13 hotels with a combined 3,867 rooms. SWVP’s consolidated hospitality portfolio consists of 13 operating properties and one hotel under construction for a total of 4,459 rooms, each of which (other than one boutique hotel property) is flagged by either Hilton (five), Marriott (four), Hyatt (three) or IHG (one). Since its inception, SWVP has invested more than $1.0 billion of equity in over 100 transactions with a total capitalization of approximately $3.0 billion.

 A-2-64

Mortgage Loan No. 4 — SWVP Portfolio

The Portfolio. The portfolio is comprised of four full-service hotel properties built between 1983 and 2001 with a combined 1,192 rooms. As of January 31, 2019, the properties were 80.3% occupied. The sponsor acquired the properties between 2013 and 2015 for approximately $164.4 million. Since acquisition, the sponsor has invested approximately $40.0 million in capital improvements at the properties.

SWVP Portfolio Summary

#	Property Name, Location	Property Subtype	No. of Rooms	Year Built / Renovated	Allocated Whole Loan Amount	% of ALA	Appraised Values(1)	UW NCF
1	InterContinental, New Orleans, LA	Full-Service	484	1983 / 2015	$106,300,000	53.2%	$170,000,000	$10,344,521
2	DoubleTree Sunrise, Sunrise, FL	Full-Service	252	2001 / 2016	37,000,000	18.5	61,000,000	3,980,206
3	DoubleTree Charlotte, Charlotte, NC	Full-Service	207	1985 / 2019	30,000,000	15.0	50,000,000	3,256,464
4	DoubleTree RTP, Durham, NC	Full-Service	249	1988 / 2016	26,700,000	13.4	40,200,000	2,898,365
	Total		1,192		$200,000,000	100.0%	$335,600,000	$20,479,556

(1)	Total Appraised Value reflects the portfolio bulk value of $335,600,000, which reflects the bulk value of the properties. The portfolio appraisal utilized the “As Is (Capital Deduction Assumed)” Appraised Value of $50,000,000 for the DoubleTree Charlotte property which has an “As Is” Appraised Value of $45,400,000. The borrower escrowed $5,000,000 for the PIP at the DoubleTree Charlotte property at origination of the Whole Loan. The sum of the “As Is” Appraised Values for properties on an individual basis is $316,600,000, which represents a Cut-off Date LTV of 63.2%.

InterContinental

The InterContinental property is a 484-room, 15-story, full-service hotel located in downtown New Orleans, Louisiana. The InterContinental property is situated on a 1.10-acre lot and has a long-term lease that extends beyond the term of the Whole Loan for 120 parking spaces with the adjacent property owner, resulting in a parking ratio of approximately 0.25 spaces per room. The InterContinental property was built in 1983 and renovated in 2015. The hotel has standard and suite-style guestrooms on levels 4 through 14. Hotel amenities include two restaurants, 24-hour room service, a rooftop pool with changing rooms and shower facilities, poolside dining, a fitness facility, an on-site laundry facility, nanny/babysitting services, a business center and over 30,000 SF of flexible meeting/banquet space that can accommodate over 1,000 people. Since acquisition in 2013, the sponsor has invested approximately $28.5 million ($58,942/key) in capital improvements consisting of a redesigned lobby, removal of an escalator and elimination of leased outlets to create more meeting space that was completed in 2015.

Historical Occupancy, ADR, RevPAR(1)

	Competitive Set			InterContinental(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	75.4%	$174.34	$131.42	73.1%	$164.61	$120.38	97.0%	94.4%	91.6%
2017	78.7%	$174.63	$137.52	75.8%	$169.07	$128.16	96.3%	96.8%	93.2%
2018	78.0%	$179.15	$139.72	78.9%	$167.35	$132.12	101.2%	93.4%	94.6%
TTM(3)	78.0%	$179.41	$139.98	79.6%	$169.13	$134.65	102.0%	94.3%	96.2%

(1)	Data provided by a third party market research report. The competitive set contains the following properties: Le Meridien New Orleans, Westin New Orleans Canal Place, DoubleTree by Hilton Hotel New Orleans, JW Marriott New Orleans, Hyatt French Quarter, Crowne Plaza New Orleans French Quarter and Lowes New Orleans.

(2)	The variances between the underwriting, the appraisal and the third party market research provider data with respect to Occupancy, ADR and RevPAR at the InterContinental property are attributable to differing reporting methodologies and/or timing differences.

(3)	TTM represents the trailing 12-month period ending January 31, 2019.

 A-2-65

Mortgage Loan No. 4 — SWVP Portfolio

DoubleTree Sunrise

The DoubleTree Sunrise property is a 252-room, 10-story, full-service hotel located in Sunrise, Florida. The DoubleTree Sunrise property is situated on a 4.22-acre site and has 293 parking spaces either onsite or available by way of a title insured easement and license, resulting in a parking ratio of approximately 1.16 spaces per room. The DoubleTree Sunrise property was built in 2001 and renovated in 2016. Guestrooms are configured as either standard or suite-style. Hotel amenities include a restaurant, an outdoor pool and whirlpool, a fitness facility, laundry/valet service, shuttle service to the airport and local locations, a business center and over 10,000 SF of flexible meeting space. Since acquisition in 2014, the sponsor has invested approximately $4.3 million ($16,984/key) in capital improvements consisting of a general refresh of all areas of the DoubleTree Sunrise property including the reconstruction of the retail shop, a refinishing and reupholstering of the bar/lounge, a new soft goods package in meeting rooms and a refresh of corridors, elevators and elevator lobbies. Guestrooms received new headboards, nightstands and desk chairs and guestroom bathrooms were refinished and received new tile shower surrounds.

Historical Occupancy, ADR, RevPAR(1)

	Competitive Set			DoubleTree Sunrise(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	75.4%	$118.92	$89.72	85.7%	$140.03	$119.94	113.5%	117.7%	133.7%
2017	77.2%	$124.41	$95.99	89.0%	$144.43	$128.49	115.3%	116.1%	133.9%
2018	76.8%	$127.14	$97.67	86.7%	$148.39	$128.61	112.8%	116.7%	131.7%
TTM(3)	76.8%	$123.16	$94.54	87.0%	$148.91	$129.53	113.3%	120.9%	137.0%

(1)	Data provided by a third party market research report. The competitive set contains the following properties for 2016-2018: Sawgrass Grand Hotel & Suites, Sheraton Suites Fort Lauderdale Plantation, Renaissance Fort Lauderdale Plantation Hotel and Courtyard Fort Lauderdale Weston. The competitive set contains the following properties for TTM: Holiday Inn Express & Suites Fort Lauderdale, Sawgrass Grand Hotel & Suites, Sheraton Suites Fort Lauderdale Plantation, Hyatt Place Fort Lauderdale Plantation and Renaissance Fort Lauderdale Plantation Hotel.

(2)	The variances between the underwriting, the appraisal and the third party market research provider data with respect to Occupancy, ADR and RevPAR at the DoubleTree Sunrise property are attributable to differing reporting methodologies and/or timing differences.

(3)	TTM represents the trailing 12-month period ending January 31, 2019.

DoubleTree Charlotte

The DoubleTree Charlotte property is a 207-room, six-story, full-service hotel located in Charlotte, North Carolina. The DoubleTree Charlotte property is situated on a 6.53-acre site and has 259 parking spaces, resulting in a parking ratio of approximately 1.25 spaces per room. The DoubleTree Charlotte property was built in 1985 and is being renovated in 2019. The hotel is comprised of two connected towers; the original tower is three stories and features the public spaces and guestrooms while the other tower is six stories and only contains guestrooms. All guestrooms are configured in a suite style. Hotel amenities include two full-service restaurants, a “Grab and Go Market”, an outdoor pool, a business center, a fitness center, a gift shop and over 12,000 SF of meeting space. Since acquisition in 2014, the sponsor has invested approximately $5.3 million ($25,792/key) in capital improvements including over $4.0 million for the DoubleTree Charlotte property improvement plan. Improvements included upgrading 14 suites, renovating the fitness center and replacing the phone system. In 2019, the DoubleTree Charlotte property started an approximately $5.0 million ($24,155/key) capital improvement project that will include improvements to the guestrooms, guest suite bathrooms, corridors, lobby and dining area. The renovation of the lobby and restaurant are expected to commence in the fourth quarter of 2019. At origination, the borrower reserved $5.0 million representing approximately 100% of the cost of the capital improvement project.

 A-2-66

Mortgage Loan No. 4 — SWVP Portfolio

Historical Occupancy, ADR, RevPAR(1)

	Competitive Set			DoubleTree Charlotte(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	76.1%	$143.31	$109.08	82.8%	$146.36	$121.12	108.7%	102.1%	111.0%
2017	73.3%	$145.86	$106.85	80.6%	$150.23	$121.01	110.0%	103.0%	113.2%
2018	68.4%	$145.23	$99.29	79.6%	$144.54	$115.01	116.4%	99.5%	115.8%
TTM(3)	68.0%	$144.92	$98.55	78.9%	$144.77	$114.29	116.1%	99.9%	116.0%

(1)	Data provided by a third party market research report. The competitive set contains the following properties: Marriott Charlotte Southpark, Hilton Charlotte Executive Park, Renaissance Charlotte South Park Hotel, Hyatt House Charlotte Airport, Hampton Inn Charlotte South Park at Phillips Place, La Quinta Inn & Suites Charlotte Airport South and Residence Inn Charlotte Southpark.

(2)	The variances between the underwriting, the appraisal and the third party market research provider data with respect to Occupancy, ADR and RevPAR at the DoubleTree Charlotte property are attributable to differing reporting methodologies and/or timing differences.

(3)	TTM represents the trailing 12-month period ending January 31, 2019.

DoubleTree RTP

The DoubleTree RTP property is a 249-room, five-story, full-service hotel located in Durham, North Carolina. The DoubleTree RTP property is situated on a 12.50-acre site and has 366 parking spaces, resulting in a parking ratio of approximately 1.47 spaces per room. The DoubleTree RTP property was built in 1988 and renovated in 2016. The hotel offers a mix of guestrooms and suites, which are located on all levels of the DoubleTree RTP property’s single building. Hotel amenities include a restaurant and lounge adjacent to the lobby and seven meeting rooms on the first floor, which includes a large ballroom. Additional amenities consist of an outdoor pool, a fitness room, a lobby workstation, a market pantry and a vending area. Since acquisition in 2015, the sponsor has invested approximately $1.8 million ($7,291/key) in capital improvements including upgrades to the exterior lighting, parking lot, public spaces and restaurant that was completed in 2016.

Historical Occupancy, ADR, RevPAR(1)

	Competitive Set			DoubleTree RTP(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2016	73.6%	$119.30	$87.85	72.5%	$119.29	$86.51	98.5%	100.0%	98.5%
2017	73.6%	$118.04	$86.83	73.8%	$119.69	$88.31	100.3%	101.4%	101.7%
2018	75.8%	$119.48	$90.58	76.0%	$120.60	$91.67	100.3%	100.9%	101.2%
TTM(3)	76.3%	$114.19	$87.11	76.2%	$120.56	$91.85	99.9%	105.6%	105.4%

(1)	Data provided by a third party market research report. The competitive set contains the following properties for 2016-2018: DoubleTree by Hilton Hotel Guest Suites Raleigh Durham, Marriott @ Research Triangle Park, Sheraton Imperial Hotel Raleigh Durham Airport Research Triangle Park, Hilton Garden Inn Durham Raleigh Research Triangle Park, Homewood Suites by Hilton Raleigh Durham Airport Research Triangle, Springhill Suites Raleigh Durham Airport Research Triangle Park, Hotel Indigo Raleigh Durham Airport @ RTP and Hyatt Place Durham Southpoint. The competitive set contains the following properties for TTM: DoubleTree by Hilton Hotel Guest Suites Raleigh Durham, Marriott @ Research Triangle Park, Hilton Garden Inn Durham Raleigh Research Triangle Park, La Quinta Inns & Suites Durham Research Triangle Park and Hotel Indigo Raleigh Durham Airport @ RTP.

(2)	The variances between the underwriting, the appraisal and the third party market research provider data with respect to Occupancy, ADR and RevPAR at the DoubleTree RTP property are attributable to differing reporting methodologies and/or timing differences.

(3)	TTM represents the trailing 12-month period ending January 31, 2019.

 A-2-67

Mortgage Loan No. 4 — SWVP Portfolio

The Markets.

InterContinental

The InterContinental property is located in New Orleans, Louisiana. Known for its multicultural heritage, music and cuisine, New Orleans is predominantly recognized as a tourist destination. In addition to tourism, the greater New Orleans area is a significant logistics center due to its access to the Mississippi River, the Gulf of Mexico and numerous railways. Major employers within the market include Ochsner Health System, University Medical Center, Tulane University and University of New Orleans. The InterContinental’s top corporate accounts represent many of the primary employers in the local marketplace, as well as high-volume demand drivers in the immediate vicinity of the hotel. According to the sponsor, Shell, Pan America, Iberia Bank, Bank of America, the United States Fifth Circuit Court of Appeals, Louisiana State Bar Association and Jones Walker are some of the top corporate accounts at the InterContinental property and are located blocks from the hotel. Access to the InterContinental property is provided by St. Charles Avenue. The neighborhood surrounding the InterContinental property is comprised of high-rise office and residential buildings, hotels, world-renowned restaurants, upscale retail establishments, entertainment venues and tourism attractions. Some specific facilities in the area include the Ernest N. Morial Convention Center, the Mercedes-Benz Superdome, the Smoothie King Center and Harrah’s New Orleans Hotel & Casino. New Orleans has hosted two NBA All-Star games, the NCAA Final Four, WWE’s WrestleMania XXX and Super Bowl XLVII. The InterContinental property is served by the Louis Armstrong New Orleans International Airport, which is located approximately 12.0 miles to the northwest of the hotel.

The appraiser identified four competitive hotel properties, ranging from 252 units to 501 units that were constructed between 1977 and 2001. The appraisal identified a 234-room hotel estimated to open in September 2019 that is expected to directly compete with the InterContinental property. The properties in the appraisal’s competitive set are all located in New Orleans, Louisiana within approximately 0.4 miles of the InterContinental property and are shown in the below table.

Competitive Hotels Profile(1)

				Estimated Market Mix			2017 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
InterContinental	484	1983	27,871	25%	55%	20%	75.6%	$168	$127
DoubleTree by Hilton Hotel New Orleans	367	1977	13,922	10%	30%	60%	75% - 80%	$160 - 170	$125 - 130
Westin New Orleans Canal Place	437	1984	19,172	25%	35%	40%	75% - 80%	$180 - 190	$140 - 150
Hilton New Orleans Saint Charles Avenue	252	2001	10,119	30%	30%	40%	80% - 85%	$160 - 170	$130 - 140
JW Marriott New Orleans	501	1984	21,866	20%	50%	30%	80% - 85%	$190 - 200	$150 - 160
Total(2)	1,557

(1)	Source: Appraisal.

(2)	Excludes the InterContinental property.

 A-2-68

Mortgage Loan No. 4 — SWVP Portfolio

DoubleTree Sunrise

The DoubleTree Sunrise property is located in Sunrise, Florida. Sunrise is a suburb of Fort Lauderdale, a popular tourism and yachting destination in the South Florida region. Sunrise has a diverse economic base, with employers in finance, health care, manufacturing, marine, aviation, technology, life sciences and tourism. Major employers within the market include Nova Southeastern University, American Express, Spirit Airlines and Citrix. American Express is the #1 corporate account for the DoubleTree Sunrise property and had an ADR of approximately $155.73 for 2018. The American Express Company corporate offices is a regional headquarters office designed for 3,000 employees that opened in early 2017 and is located less than a mile north of the DoubleTree Sunrise property. Sawgrass Mills is a 2.1 million square foot outlet mall located 1.0 mile north of the DoubleTree Sunrise property that draws approximately 23.0 million visitors annually from more than 110 countries. Other major demand generators located within six miles of the DoubleTree Sunrise property include BB&T Center, MDLIVE, Sawgrass Technology Park and Cigna Healthcare. BB&T Center is home to the NHL’s Florida Panthers and hosts numerous events throughout the year. Access to the DoubleTree Sunrise property is provided by Yellow Toucan Road. The DoubleTree Sunrise property’s neighborhood will also feature Metropica, a 65 acre, $1.5 billion mixed-use development. Metropica will feature 785,000 SF of office space and a major residential condominium component. The DoubleTree Sunrise property is served primarily by the Fort Lauderdale Hollywood International Airport, which is located approximately 10 miles southeast of the hotel.

The appraiser identified two competitive hotel properties, ranging from 250 units to 263 units that were constructed in 1990 and 2002. In addition, the appraisal identified a 174-room hotel estimated to open in August 2020 that is expected to directly compete with the DoubleTree Sunrise property. The properties in the appraisal’s competitive set are all located in Plantation, Florida within approximately 4.7 miles of the DoubleTree Sunrise property and are shown in the below table.

Competitive Hotels Profile(1)

				Estimated Market Mix			2017 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
DoubleTree Sunrise	252	2001	6,500	60%	20%	20%	89.1%	$144	$129
Sheraton Suites Fort Lauderdale Plantation	263	1990	6,380	55%	10%	35%	90% - 95%	$130 - 140	$125 - 130
Renaissance Fort Lauderdale Plantation	250	2002	7,812	50%	20%	30%	75% - 80%	$150 - 160	$115 - 120
Total(2)	513

(1)	Source: Appraisal.

(2)	Excludes the DoubleTree Sunrise property.

DoubleTree Charlotte

The DoubleTree Charlotte property is located in Charlotte, North Carolina. The Charlotte market is the third largest financial center in the nation according to the appraisal. The area is also home to manufacturing, retail and wholesale trade, information and an increasing number of international companies. Charlotte is home to eight Fortune 500 company headquarters that represent the finance, energy and manufacturing industries, as well as the retail sector. Major employers within the market include Carolinas Healthcare System, Wells Fargo, Charlotte-Mecklenburg Schools, Wal-Mart Inc. and Bank of America. The neighborhood surrounding the DoubleTree Charlotte property is comprised of restaurants, office buildings and retail shopping centers along the primary thoroughfares, with residential areas located along the secondary roadways. Other businesses in the area include the SouthPark shopping mall, Coca-Cola Bottling Company and Nucor Corporation. Other demand generators include Bank of America Stadium, BB&T Ballpark, EpiCentre, Spectrum Center, NASCAR Hall of Fame, Blumenthal Performing Arts Center and AvidXchange Music Factory, as well as the Carowinds amusement park located south of Charlotte. Access to the DoubleTree Charlotte property is provided by Morrison Boulevard, South Park Drive, Interstate 77 and Interstate 485, providing access to the airport and Uptown Charlotte. The DoubleTree Charlotte property is served primarily by the Charlotte Douglas International Airport, which is located approximately seven miles northwest of the hotel.

 A-2-69

Mortgage Loan No. 4 — SWVP Portfolio

The appraiser identified two competitive hotel properties, ranging from 199 units to 264 units that were constructed in 1984 and 2007. In addition, the appraisal identified two new hotels with a combined 320-rooms estimated to open in 2020 that are expected to directly compete with the DoubleTree Charlotte property. The properties in the appraisal’s competitive set are all located in Charlotte, North Carolina within approximately 0.3 miles of the DoubleTree Charlotte property and are shown in the below table.

Competitive Hotels Profile(1)

				Estimated Market Mix			2017 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
DoubleTree Charlotte	207	1985	8,950	43%	32%	25%	80.8%	$150	$121
Marriott Charlotte SouthPark	199	1984	8,142	55%	25%	20%	65% - 70%	$180 - $190	$120 - $125
Renaissance Charlotte SouthPark	264	2007	8,701	50%	30%	15%	70% - 75%	$170 - $180	$125 - $130
Total(2)	463

(1)	Source: Appraisal.

(2)	Excludes the DoubleTree Charlotte property.

DoubleTree RTP

The DoubleTree RTP property is located in Durham, North Carolina. Durham is part of the greater Raleigh/Durham economic base and is part of the Research Triangle Park, which includes the neighboring cities of Chapel Hill and Raleigh. The Durham economy has a diverse economic base within the healthcare, bioscience, technology and education sectors, including healthy employment levels at companies in the Research Triangle Park. Major employers in the market include Duke University, Duke University Health System, IBM, North Carolina State University, WakeMed Health & Hospitals and UNC Rex Healthcare. Access to the DoubleTree RTP property is provided by Page Creek Lane, Old Page Road and Interstate 40, which is the nearest major highway. The neighborhood surrounding the DoubleTree RTP property is comprised of restaurants, office buildings and retail shopping centers along the primary thoroughfares, with residential areas located along some secondary roadways. Other specific businesses and entities in the area include Duke Medical Plaza Page Road, Alcami, Cenduit and Merrill Lynch Wealth Management. The DoubleTree RTP property is served by the Raleigh-Durham International Airport, which is located approximately two miles to the east of the hotel.

The appraiser identified three competitive hotel properties, ranging from 203 units to 331 units that were constructed between 1986 and 1988. The properties in the appraisal’s competitive set are all located in Durham, North Carolina within approximately 3.5 miles of the DoubleTree RTP property and are shown in the below table.

Competitive Hotels Profile(1)

				Estimated Market Mix			2017 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
DoubleTree RTP	249	1988	8,996	50%	20%	30%	74.1%	$119	$88
Marriott Research Triangle Park Durham	225	1988	4,300	60%	25%	15%	70% - 75%	$130 - $140	$95 - $100
DoubleTree Suites by Hilton Hotel Raleigh-Durham	203	1986	6,914	60%	20%	20%	75% - 80%	$110 - $115	$85 - $90
Sheraton Imperial Hotel & Convention Center Durham	331	1986	31,504	60%	25%	15%	65% - 70%	$125 - $130	$85 - $90
Total(2)	759

(1)	Source: Appraisal.

(2)	Excludes the DoubleTree Charlotte property.

 A-2-70

Mortgage Loan No. 4 — SWVP Portfolio

Operating History and Underwritten Net Cash Flow

	2016	2017	2018	TTM(1)	Underwritten	Per Room(2)	%(3)
Occupancy	77.8%	79.1%	79.8%	80.3%	80.3%
ADR	$146.17	$149.79	$150.15	$150.49	$150.49
RevPAR	$113.60	$118.36	$119.90	$120.89	$120.88
Room Revenue	$49,492,887	$51,496,118	$52,165,543	$52,476,386	$52,593,360	$44,122	77.7%
Food and Beverage	11,453,086	13,034,557	12,432,826	12,931,530	12,931,530	$10,849	19.1%
Other Departmental Revenues	1,767,360	1,834,540	2,130,803	2,194,395	2,194,395	$1,841	3.2%
Total Revenue	$62,713,333	$66,365,215	$66,729,172	$67,602,311	$67,719,285	$56,811	100.0%
Room Expense	10,639,861	11,122,787	11,210,546	11,329,879	11,352,438	$9,524	21.6%
Food and Beverage Expense	6,962,035	7,516,095	7,378,949	7,493,877	7,493,876	$6,287	58.0%
Other Departmental Expenses	443,506	427,338	434,921	436,195	436,432	$366	19.9%
Departmental Expenses	$18,045,402	$19,066,220	$19,024,416	$19,259,951	$19,282,745	$16,177	28.5%
Departmental Profit	$44,667,931	$47,298,995	$47,704,756	$48,342,360	$48,436,539	$40,635	71.5%
Operating Expenses	19,927,656	20,733692	20,922,700	21,068,780	21,066,083	$17,673	31.1%
Gross Operating Profit	$24,740,275	$26,565,303	$26,782,056	$27,273,580	$27,370,456	$22,962	40.4%
Fixed Expenses	3,350,059	3,411,824	3,533,098	3,550,333	3,504,936	$2,940	5.2%
Net Operating Income	$21,390,216	$23,153,479	$23,248,958	$23,723,247	$23,865,520	$20,021	35.2%
FF&E	0	0	0	0	3,385,964	$2,841	5.0%
Net Cash Flow(4)	$21,390,216	$23,153,479	$23,248,958	$23,723,247	$20,479,556	$17,181	30.2%

(1)	TTM represents the trailing twelve month period ending January 31, 2019.

(2)	Per Room values are based on 1,192 guest rooms.

(3)	% column represents percent of Total Revenue except for Room Expense, Food and Beverage and Other Department Expenses, which is based on their corresponding revenue line items.

(4)	The increase in Net Cash Flow from 2016 to 2017 is primarily the result of an approximately $23.6 million renovation occurring between 2014 to February 2015 at the InterContinental property.

Property Management. The properties are managed by Dimension Development Two, LLC, a third party operator.

Franchise Agreements. The InterContinental property has a license agreement with Holiday Hospitality Franchising, LLC, a Delaware limited liability company that is an affiliate of InterContinental Hotels Group. The current franchise agreement has a term of approximately 20 years, with an expiration date of January 23, 2033. The franchise agreement provides for a royalty fee of 5.0% and a services contribution of 3.0%.

The DoubleTree Sunrise property has a franchise agreement with Doubletree Franchise LLC, a Delaware limited liability company. The current franchise agreement has a term of approximately 15 years, with an expiration date of May 31, 2029. The franchise agreement provides for a royalty fee of 5.0% and a program fee of 4.0%.

The DoubleTree Charlotte property has a franchise agreement with Doubletree Franchise LLC, a Delaware limited liability company. The current franchise agreement has a term of approximately 15 years, with an expiration date of October 31, 2029. The franchise agreement provides for a royalty fee of 5.0% and a program fee of 4.0%.

The DoubleTree RTP property has a franchise agreement with Hilton Franchise Holding LLC, a Delaware limited liability company. The current franchise agreement has a term of approximately 15 years, with an expiration date of May 31, 2030. The franchise agreement provides for a royalty fee of 5.0% and a program fee of 4.0%.

Escrows and Reserves. At origination, the borrowers deposited into escrow (i) $5,000,000 for property improvement reserves for the DoubleTree Charlotte, (ii) $990,844 for insurance reserves, (iii) $822,222 for real estate taxes and (iv) $97,938 for deferred maintenance.

 A-2-71

Mortgage Loan No. 4 — SWVP Portfolio

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated tax payments, which currently equates to $205,555.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance payments, which currently equates to $82,570.

FF&E Reserves – On a monthly basis, the borrowers are required to deposit an amount equal to the greater of (i) 1/12th of the amount required to be reserved annually for FF&E expenses with respect to its property under the applicable franchise agreement and (ii) 1/12th of 5.0% of aggregate annual rents (excluding hotel taxes) of its property based on the prior year. The current monthly FF&E reserve is approximately $281,676.

PIP Reserves – In the event the borrowers are required to complete a property improvement plan, the borrowers are required to deposit an amount by which (A) the estimated cost approved by the lender for such property improvement plan over the immediately succeeding 12-month period exceeds (B) the sum of (i) the amount on deposit in reserves applicable to the property to which such property improvement plan applies for capital and FF&E expenses and (ii) the amount of required deposits to the FF&E reserves for such property over the immediately succeeding 12-month period less the greater of (x) the base FF&E amounts (as defined in the loan documents) for each property not subject to such property improvement plan and (y) the aggregate amount of budgeted approved capital/FF&E expenses for such period for all properties; provided, that such deposit amount will never be less than $0 and provided, further, that the borrowers will be entitled to certain credits set forth in the loan documents.

Hotel Tax Reserves – During the continuance of any Cash Management Period (as defined below) the borrowers are required to deposit an amount equal to the hotel taxes for the preceding the monthly hotel tax reporting period.

Lockbox / Cash Management. The loan documents require a hard lockbox and springing cash management. The borrowers were required to send direction letters to all tenants, credit card companies and other payees instructing them to deposit all rents directly into a lender controlled lockbox account per property. The loan documents require that all rents received by the borrowers or property manager be deposited into the lockbox account within one business day of receipt. During the continuance of a Cash Management Period, all sums on deposit in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lenders and applied and disbursed in accordance with the Whole Loan documents. Excess cash on deposit will be applied as follows: (a) to the extent a Cash Management Period is in effect solely due to a Franchise Trigger Event (as defined below) to the property improvement plan reserve subaccount and (b) to the extent a Cash Management Period is in effect (other than solely as a result of a Franchise Trigger Event (as defined below), to the cash collateral subaccount.

A “Cash Management Period” will commence upon (i) the maturity date, (ii) the occurrence of an event of default under the loan documents, (iii) the DSCR as of the last day of each calendar quarter during the term is less than 1.40x, (iv) the date that is 12 months prior to the maturity date, if both (a) the franchise agreement with respect to any property is scheduled to terminate earlier than 24 months after the maturity date and (b) the Capital/FF&E subaccount does not then have a balance that is equal to or greater than the product of the number of units at each property that has a franchise agreement expiring less than 24 months after the maturity date, multiplied by $20,000, (v) the date that is 12 months prior to the expiration or early termination or the date upon which the expiration or early termination date becomes known to the borrowers and the borrowers have not provided evidence of the satisfaction of the New License Conditions (as defined below), (vi) a property improvement plan for the property is required by the franchisor or replacement franchisor and the borrowers have not deposited the required property improvement deposit, (clauses (iv), (v) or (vi) are referred to as a “Franchise Trigger Event”), or (vii) any involuntary or voluntary petition or bankruptcy action of the borrowers or a property manager a “Insolvency Cash Management Trigger Event”.

An “Insolvency Cash Management Trigger Cure” means (i) with respect to an Insolvency Cash Management Trigger Event, any such petition or proceeding against the borrowers or property manager that caused an Insolvency Cash Management Trigger Event is subject to a final non-appealable dismissal or (ii) with respect to an Insolvency Cash Management Trigger Event pertaining to the property manager, a replacement property manager has been appointed for all of the properties.

 A-2-72

Mortgage Loan No. 4 — SWVP Portfolio

The “New License Conditions” means (i) a replacement franchise agreement with an approved replacement flag or the extension or renewal of an existing franchise agreement, in each case for a term that does not expire until a date that is as least two years beyond the maturity date of the Whole Loan and contains market terms consistent with other license agreements issued by the approved replacement flag and (ii) a tri-party agreement or comfort letter issued by the approved replacement flag for the benefit of the lenders.

Property Release. At any time on or after the first payment date after the Lockout Period, any of the borrowers, with the exception of the SWVP New Orleans LLC borrower, may obtain the release of any of the properties, with the exception of the InterContinental property, provided that, among other things, (i) no event of default has occurred and is continuing (other than an event of default which applies only to the property to be released), (ii) the borrowers prepay a portion of the Whole Loan equal to the greater of (a) 120% of the allocated loan amount of the property being released and (b) an amount by which the principal balance of the Whole Loan would need to be reduced to cause (x) the DSCR for the remaining properties following the release to be not less than the greater of (1) the DSCR immediately preceding such release and (2) 2.03x and (y) the LTV ratio for the remaining properties to be not greater than the lesser of (1) the LTV ratio immediately preceding such release and (2) 59.6%, and (iii) all defeasance conditions set forth in the Whole Loan documents are satisfied.

 A-2-73

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

 A-2-74

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

 A-2-75

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

 A-2-76

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$39,500,000	Title:	Fee
Cut-off Date Principal Balance:	$39,418,489	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	5.0%	Net Rentable Area (Rooms):	280
Loan Purpose:	Refinance	Location:	Linthicum Heights, MD
Borrower:	BPG Hotel Partners XI LLC	Year Built / Renovated:	2006 / 2014 - 2018
Sponsors:	David B. Pollin; Robert E. Buccini; Christopher F. Buccini	Occupancy / ADR / RevPAR:	77.7% / $135.20 / $105.00
Interest Rate:	4.7990506%	Occupancy / ADR / RevPAR Date:	2/28/2019
Note Date:	3/12/2019	Number of Tenants:	NAP
Maturity Date:	4/6/2029	2017 NOI:	$4,740,282
Interest-only Period:	0 months	2018 NOI:	$5,187,308
Original Term:	120 months	TTM NOI(3):	$5,141,980
Original Amortization(1):	360 months	UW Occupancy / ADR / RevPAR:	78.1% / $134.63 / $105.17
Amortization Type(1):	Balloon	UW Revenues:	$16,901,863
Call Protection:	L(26), Def(90), O(4)	UW Expenses:	$11,854,923
Lockbox(2):	Hard	UW NOI:	$5,046,940
Additional Debt:	Yes	UW NCF:	$4,370,866
Additional Debt Balance:	$186,039 / $4,241,230	Appraised Value / Per Room(4):	$55,600,000 / $198,571
Additional Debt Type:	Subordinate / Mezzanine	Appraisal Date:	1/10/2019
Additional Future Debt Permitted:	No

Escrows and Reserves(5)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Room:	$140,780
Taxes:	$293,357	$41,908	N/A	Maturity Date Loan Per Room:	$117,685
Insurance:	$10,104	$10,104	N/A	Cut-off Date LTV(4):	70.9%
PIP Reserve:	$4,200,000	$0	N/A	Maturity Date LTV:	59.3%
Required Repairs:	$575	$0	N/A	UW NOI / UW NCF DSCR(1):	2.09x / 1.81x
Seasonality Reserve:	$0	$30,000	N/A	UW NOI / UW NCF Debt Yield:	12.8% / 11.1%
FF&E Reserve:	$0	(4)	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$39,500,000	76.6%	Payoff Existing Debt:	$36,470,641	70.8%
Mezzanine Loan:	4,250,000	8.2	AllianceBernstein Buyout:	7,814,670	15.2
Sponsor Equity:	7,783,810	15.1	PM Hotel Group Buyout:	750,000	1.5
			Upfront Reserves:	4,504,036	8.7
			Closing Costs:	1,994,463	3.9
Total Sources:	$51,533,810	100.0%	Total Uses:	$51,533,810	100.0%

(1)	The loan amortizes based on a non-standard amortization schedule and the UW NOI / UW NCF DSCR is calculated using the sum of the first 12 payments based on the assumed amortization schedule. See Annex F to the Preliminary Prospectus.

(2)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(3)	Represents trailing twelve months ending February 28, 2019.

(4)	The appraiser concluded to an “as-is” PIP Complete Value of $60,000,000 which would result in a 65.7% Cut-off Date LTV.

(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

 A-2-77

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

The Loan. The Hilton Baltimore BWI Airport loan is a $39.5 million first mortgage loan secured by the fee interest in a 280-room, full-service hotel located 2.4 miles from the Baltimore-Washington International Airport in Linthicum Heights, Maryland. The loan has a 10-year term and will amortize over a non-standard 30-year schedule.

The Borrower. The borrowing entity for the loan is BPG Hotel Partners XI LLC, a Delaware limited liability company, wholly-owned by The Buccini/Pollin Group, Inc (“BPG”).

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are David B. Pollin, Robert E. Buccini, and Christopher F. Buccini, co-founders and co-presidents of The Buccini/Pollin Group, Inc. BPG is a privately held, integrated real estate acquisition, development, and management company with offices in Washington DC; Wilmington, DE; Philadelphia, PA; and Baltimore, MD. Formed in 1993, BPG owns real estate assets valued in excess of $5.0 billion, including 36 hotels, 6 million SF of office and retail space, 10 major residential communities and multiple entertainment venues as of May 1, 2019. Under the loan documents, the guarantors are required to maintain a minimum aggregate net worth of not less than $25.0 million and aggregate liquid assets of not less than $4.0 million during the term of the loan. See “Description of the Mortgage Pool–Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The property is a 280-room, 11-story full-service Hilton hotel located 2.4 miles from the Baltimore-Washington International Airport in Linthicum Heights, Maryland. The property was originally constructed in 2006 as a Hilton by the sponsors and recently upgraded between 2014 and 2018. Amenities include approximately 17,285 SF of meeting space, a fitness center and an indoor pool. The sponsors invested approximately $2.8 million ($10,175/key) in capital expenditures at the property since 2014 including upgrades to guestrooms, meeting space, public spaces, food and beverage outlets and additional amenities. Common area upgrades include a completely made-over lobby and gathering spaces, a new approximately 5,000 SF function room called the Flight Deck, a newly renovated concierge lounge and a refurbished fitness center.

The unit mix at the property consists of 123 standard king rooms, 153 standard queen rooms, and 4 standard suite rooms. All guestrooms feature a sitting area with an overstuffed chair and matching ottoman, mini-fridge, executive desk, 49” HDTV, wired and wireless HSIA, laptop safe, dual-line telephones and the ability to print documents from the room. The suites feature a wet bar with a refrigerator and coffeemaker, and the executive rooms have access to the executive lounge featuring complimentary breakfast and an evening reception. Traditional rooms average 350 SF. Property amenities include Acqua Restaurant, Bar at Acqua, and The Pantry, providing grab-n-go snacks, sandwiches and salads. The property also provides a fitness center, indoor pool, business center, gift shop, lobby work station, Park & Fly, and complimentary shuttle service. The property features approximately 17,285 SF of meeting space throughout 11 flexible meeting rooms ranging from 130 to 8,246 SF, making it the largest provider of meeting space amongst its competitive set in the market. The property’s largest meeting room, the Thurgood Marshall Ballroom, provides 8,246 SF with a capacity of 900 people. The property provides 286 designated spaces directly adjacent to the property. The property is currently subject to an agreement with Parkway Parking, in which 50 spaces per day can be reserved online at any time, and Parkway Parking pays a commission of $7,000 per month.

The sponsor reserved $4,200,000 ($15,000/key) at closing for a property improvement plan which is expected to be completed over the next two years. Improvements will include exterior signage replacement, meeting rooms carpet/vinyl replacement, guestroom corridor renovation, guestroom vinyl/case goods/soft seating/artwork/lamps replacement, and guest bathroom vinyl/vanity mirror replacement. The guestroom component is expected to be approximately $2,473,000, or $8,832/key.

The property is located off I-195 at 1739 West Nursery Road, within the Baltimore-Washington Corridor, approximately 2.4 miles from the Baltimore-Washington International Airport, 8.8 miles from downtown Baltimore and 37.3 miles from Washington DC, making it one of the closest full-service hotels to the BWI Airport. The property is proximate to Arundel Mills (featuring the largest mall in Maryland), Maryland Live! Casino, Baltimore’s Inner Harbor, University of Maryland Baltimore County, and the Baltimore Aquarium.

 A-2-78

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

The NSA Friendship Annex complex of buildings is only 0.7 miles from the subject. The NSA- Friendship Annex has expanded since being established in 1967 and is home to a cyber espionage station, electronic intelligence facility and the National Cryptologic School. Support contractors are a major demand driver in the immediate market including Northrop Grumman’s 10,000-person campus located less than one mile from the property, the Cyber Command center at Fort Meade, and robust government contracting, healthcare and entertainment sectors. The property has experienced historically strong relationships with the largest employers in the market. The top corporate accounts for 2018 by rooms included Northrop Grumman, Regents Consulting, General Electric, Lockheed Martin, IBM, Under Armour and Coca Cola.

The hotel is easily accessible, located off of Interstate 195, providing access throughout the entire Baltimore-Washington, DC greater metro area. In addition to vehicular access, the Hotel is also accessible via Amtrak, MARC rail, and MTA Light Rail.

Historical Occupancy, ADR, RevPAR

	Competitive Set(1)			Hilton Baltimore BWI Airport (2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2017	75.3%	$122.89	$92.57	78.4%	$130.47	$102.29	104.1%	106.2%	110.5%
2018	74.5%	$122.85	$91.56	78.1%	$134.63	$105.17	104.8%	109.6%	114.9%
TTM(3)	74.8%	$122.97	$91.92	77.7%	$135.20	$105.00	103.9%	109.9%	114.2%

(1)	Source: Third party reports. Competitive Set includes DoubleTree by Hilton Hotel Baltimore BWI Airport, Embassy Suites by Hilton Baltimore @ BWI Airport, Marriott Baltimore Washington International Airport, Hyatt Place Baltimore Washington Airport, Holiday Inn Baltimore BWI Airport Area, Westin Baltimore Washington Airport, The Hotel @ Arundel Preserve.

(2)	Source: Borrower Financials.

(3)	Representing the trailing twelve month period ending February 28, 2019.

The Market. The property is located in Linthicum Heights, Maryland, in the BWI Hotel submarket. Since 2015, the BWI Hotel submarket has averaged 111.4% RevPAR penetration as compared to the competitive set. The BWI Hotel submarket has experienced several years of positive growth, with the Baltimore-Columbia-Towson, MD metropolitan statistical area unemployment rate at 3.5% as of November 2018 according to the Bureau of Labor Statistics.

The appraiser identified seven comparable properties, ranging from 127 to 315 rooms that were constructed between 1973 and 2011. The competitive set reported a weighted average occupancy of approximately 75%, with average daily rates ranging from $113 to $132 per unit. The properties in the appraisal’s competitive set are all located in the BWI Hotel submarket, within 5 miles of the property and are shown in the below table.

 A-2-79

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

Competitive Hotels Profile(1)

				Estimated Market Mix			2018 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
Hilton Baltimore BWI Airport	280	2006	17,285	50%	30%	16%	78%	$132.83	$103.74
DoubleTree by Hilton Hotel Baltimore BWI Airport	260	1973	10,000	40%	30%	25%	64%	$117.00	$74.88
Embassy Suites by Hilton Baltimore at BWI Airport	251	1987	7,000	55%	26%	9%	78%	$118.00	$92.04
Marriott Baltimore Washington International Airport	315	1988	15,662	50%	38%	8%	76%	$132.00	$100.32
Hyatt Place Baltimore Washington Airport	127	1996	1,200	55%	10%	30%	76%	$113.00	$85.88
Holiday Inn Baltimore BWI Airport Area	137	1997	288	40%	15%	39%	76%	$117.00	$88.92
Westin Baltimore Washington Airport	260	2007	13,342	50%	32%	13%	71%	$119.00	$84.49
The Hotel at Arundel Preserve	150	2011	10,000	50%	30%	15%	80%	$131.00	$104.80
Total(2)	1,500

(1)	Source: Appraisal.

(2)	Excludes the subject property.

Operating History and Underwritten Net Cash Flow

	2017	2018	TTM(1)	Underwritten	Per Room(2)	%(3)
Occupancy	78.4%	78.1%	77.7%	78.1%
ADR	$130.47	$134.63	$135.20	$134.63
RevPAR	$102.29	$105.17	$105.00	$105.17
Room Revenue	$10,454,534	$10,748,199	$10,730,506	$10,748,199	$38,386	63.6%
Food and Beverage	5,349,488	5,861,217	5,756,000	5,861,217	$20,933	34.7%
Other Departmental Revenues	323,771	292,447	309,181	292,447	$1,044	1.7%
Total Revenue	$16,127,793	$16,901,863	$16,795,687	$16,901,863	$60,364	100.0%
Room Expense	2,401,054	2,431,918	2,404,674	2,431,918	$8,685	22.6%
Food and Beverage Expense	3,041,345	3,168,966	3,121,378	3,168,966	$11,318	54.1%
Other Departmental Expenses	76,556	79,282	80,113	79,282	$283	27.1%
Departmental Expenses	$5,518,955	$5,680,166	$5,606,165	$5,680,166	$20,286	33.6%
Departmental Profit	$10,608,838	$11,221,697	$11,189,522	$11,221,697	$40,077	66.4%
Operating Expenses	$5,304,217	$5,475,568	$5,491,289	$5,507,131	$19,668	32.6%
Gross Operating Profit	$5,304,621	$5,746,129	$5,698,233	$5,714,566	$20,409	33.8%
Fixed Expenses	564,339	558,821	556,253	667,626	$2,384	4.0%
Net Operating Income	$4,740,282	$5,187,308	$5,141,980	$5,046,940	$18,025	29.9%
FF&E	645,112	676,075	671,827	676,075	$2,415	4.0%
Net Cash Flow	$4,095,170	$4,511,233	$4,470,153	$4,370,866	$15,610	25.9%

(1)	Representing the trailing twelve month period ending February 28, 2019.

(2)	Per Room metrics calculated using 280 rooms.

(3)	Column represents percent of total revenue except for Room Expense, Food and Beverage Expense and Other Departmental Expense, which is based on their corresponding revenue line items.

Property Management. The property is managed by Pollin/Miller Hospitality Strategies, Inc. d/b/a PM Hotel Group, an affiliate of the sponsor. The group operates over 40 hotels and development projects comprised of more than 9,000 rooms throughout the United States, providing development, technical consulting, on-site management, revenue leadership and strategy, and accounting expertise.

 A-2-80

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

Franchise Agreement. The property operates under a franchise agreement with Hilton that expires on March 31, 2039. The Hilton brand operates over 5,284 hotels, resorts, and timeshare properties, with over 856,115 rooms.

Escrows and Reserves. At origination, the borrower deposited $293,357 into the tax reserve and $10,104 into the insurance reserve.

Insurance Escrow – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated insurance payments which currently equates to $10,104.

Tax Escrow – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments which currently equates to $41,908.

Seasonality Reserve – The borrower is required to deposit monthly payments of $30,000 on the payment dates occurring in May, June, July, September, October and November. The seasonality reserve cap currently equals $180,000 and will be adjusted annually on April 1st based on the sum of December, January and February NCF shortfall months where a 1.05x DSCR is not achieved and reserved for in equal amounts on the six subsequent payment dates.

FF&E Reserve – The borrower is required to deposit on each payment date an amount equal to the greater of (a) 1/12th of 4% of Gross Income from Operations for the trailing twelve calendar month period ending two calendar months prior to each such Payment Date or (b) the amount required to be funded monthly for any FF&E reserve pursuant to any management agreement, replacement management agreement, franchise agreement, or replacement franchise agreement. The monthly FF&E Reserve deposit currently equates to approximately $56,340.

Lockbox / Cash Management. The loan is structured with a hard lockbox with springing cash management. The borrower and property manager are required to send direction letters to instruct credit card companies to deposit all credit card deposits and other income directly into the lockbox account controlled by the lender. So long as no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are swept daily to the borrower’s operating account. During the continuance of a Cash Sweep Period, all funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed on each monthly payment date during the term of the loan in accordance with the loan documents. During the continuance of a Cash Management Period, all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

A “Cash Sweep Event” will commence upon the occurrence of: (i) an Event of Default under the loan documents; (ii) any Bankruptcy Action of the borrower or the property manager that results in the filing of a voluntary or involuntary petition against the borrower or the property manager under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law that is not dismissed within 60 days of the filing thereof; (iii) the DSCR based on the loan and the Mezzanine Loan for calendar quarter immediately preceding the date of such determination is less than 1.15x; or (iv) Lender’s receipt of notice from mezzanine lender of the occurrence of a mezzanine event of default.

A “Cash Sweep Period” shall mean each period commencing upon the occurrence of a Cash Sweep Event and continuing until the earlier of (i) the date that such Cash Sweep Event is cured by the related Cash Sweep Event Cure or (ii) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents or defeasance of the Loan in accordance with the terms and provisions of the Loan Documents.

Additional Debt. At origination, Morrison St Capital LLC provided a $4.25 million mezzanine loan secured by 100.0% of the equity interests in the borrower. The mezzanine loan is coterminous with the loan, has an interest rate of 11.50% per annum and will amortize on a non-standard 30-year schedule. The Cut-off Date Loan Per Room, Cut-off Date LTV, UW NCF DSCR and UW NCF Debt Yield based on the loan and mezzanine loan are $155,928, 78.5%, 1.47x and 10.0% respectively. See “Annex F Hilton Baltimore BWI Airport Amortization Schedule” and “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

 A-2-81

Mortgage Loan No. 5 — Hilton Baltimore BWI Airport

The borrower is also subject to a loan with the Maryland Energy Administration dated August 15, 2014 with an initial principal balance of  $531,500 secured by an interest in installed equipment at the property (the “Conservation Loan”). The Conservation Loan was originated in connection with certain energy efficiency improvements at the property. As of April 1, 2019, the Conservation Loan had a principal balance of approximately $186,000. The loan amortizes over a six-year period with semi-annual payments at a 2.5% interest rate. The Conservation Loan is senior to the Hilton Baltimore BWI Airport loan solely as it relates to the installed equipment at the property. A Subordination and Intercreditor Agreement is in place providing the lender notice and cure rights. See “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness” in the Preliminary Prospectus.

 A-2-82

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 A-2-83

Mortgage Loan No. 6 — Santa Fe Portfolio

 A-2-84

Mortgage Loan No. 6 — Santa Fe Portfolio

 A-2-85

Mortgage Loan No. 6 — Santa Fe Portfolio

 A-2-86

Mortgage Loan No. 6 — Santa Fe Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCF	Single Asset / Portfolio:	Portfolio of 11 assets
Original Principal Balance:	$36,000,000	Title:	Fee
Cut-off Date Principal Balance:	$35,743,845	Property Type - Subtype:	Various
% of Pool by IPB:	4.5%	Net Rentable Area (SF):	218,058
Loan Purpose:	Acquisition / Refinance	Location:	Santa Fe, NM
Borrower:	Santa Fe Portfolio, LLC	Year Built / Renovated:	Various
Sponsor:	Gerald P. Peters	Occupancy:	95.4%
Interest Rate:	5.7340%	Occupancy Date:	12/31/2018
Note Date:	10/31/2018	Number of Tenants:	92
Maturity Date:	11/6/2028	2016 NOI(3):	$2,982,458
Interest-only Period:	None	2017 NOI(3):	$3,057,840
Original Term:	120 months	2018 NOI(3):	$3,757,568
Original Amortization:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	Balloon	UW Revenues:	$5,364,362
Call Protection:	L(31), Def(86), O(3)	UW Expenses:	$1,579,250
Lockbox(1):	Springing	UW NOI:	$3,785,111
Additional Debt:	No	UW NCF:	$3,567,053
Additional Debt Balance:	N/A	Appraised Value / PSF:	$52,575,000 / $241
Additional Debt Type:	N/A	Appraisal Dates:	8/31/2018
Additional Future Debt Permitted:	No

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$164
Taxes:	$67,390	$33,695	N/A	Maturity Date Loan PSF:	$139
Insurance:	$65,797	$13,159	N/A	Cut-off Date LTV:	68.0%
Replacement Reserves:	$0	$4,543	N/A	Maturity Date LTV:	57.6%
Engineering Reserve:	$173,625	$0	N/A	UW NOI / UW NCF DSCR:	1.50x / 1.42x
TI/LC:	$0	$13,629	817,717	UW NOI / UW NCF Debt Yield:	10.6% / 10.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$36,000,000	100.0%	Payoff Existing Debt(4):	$28,552,334	79.3%
			Purchase of 132 E. Marcy (4):	2,380,675	6.6
			Return of Equity:	3,503,488	9.7
			Closing Costs:	1,256,691	3.5
			Upfront Reserves:	306,812	0.9
Total Sources:	$36,000,000	100.0%	Total Uses:	$36,000,000	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(3)	NOI for 2016 and 2017 only includes properties previously securitized in CFCRE 2011-C1 (The Peters Project, Plaza Mercado, Century Plaza, Santa Fe Properties, Springer Plaza, Bendelier House, and El Mercado Viejo) and does not include the additional four properties included as collateral for the loan that were acquired between 2017 and 2018. Underwritten historical operating history for 2018 reflects expenses set forth in the appraisal for the properties because actual expenses are unavailable. Please refer to “Operating History and Underwritten Net Cash Flow” below for further information.

(4)	Seven properties were previously securitized in CFCRE 2011-C1 (The Peters Project, Plaza Mercado, Century Plaza, Santa Fe Properties, Springer Plaza, Bendelier House, and El Mercado Viejo). The remaining four properties were acquired by the sponsor from 2017 to 2018, including 132 E. Marcy, which was purchased at closing.

 A-2-87

Mortgage Loan No. 6 — Santa Fe Portfolio

The Loan. The Santa Fe Portfolio loan is a $35.7 million first mortgage loan secured by the fee interest in a 218,058 SF mixed-use portfolio consisting of retail and office properties located in Santa Fe, New Mexico. The loan has a 10-year term and amortizes on a 30-year schedule.

The Borrower. The borrowing entity for the loan is Santa Fe Portfolio, LLC, a Delaware limited liability company and special purpose entity.

The Sponsor. The loan’s sponsor is Gerald P. Peters, who, along with Kathleen K. Peters, are trustees of the Kathleen K. Peters and Gerald P. Peters III Revocable Trust (the “Peters Trust”). Mr. Peters and The Peters Trust provided a full recourse guarantee for the loan and an environmental indemnity. Mr. Peters and his affiliated companies own commercial real estate developments in Santa Fe encompassing 485,477 SF of commercial, office and retail space. Mr. Peters and his family own Santa Fe Properties, a real estate firm employing over 100 agents and brokering over $330,000,000 in annual real estate sales. Mr. Peters has been involved in the art business for over 40 years as a dealer, collector, appraiser and consultant and owns a gallery in New York City on the upper east side, two galleries in Santa Fe, as well as auction houses in Santa Fe and Jackson Hole, Wyoming.

The Portfolio. The portfolio consists of ten retail and office properties and one mixed use property, totaling 218,058 SF, all located in Santa Fe, New Mexico. The properties were constructed between 1880 and 2000 and had a weighted average occupancy of 95.4% as of December 2018. Retail tenants occupy approximately 173,423 SF of the portfolio (79.5% of total SF), and office tenants occupy approximately 44,635 SF (20.5% of total SF). Out of the 173,423 SF of retail space, approximately 122,116 SF (56.0% of total SF) is traditional retail and approximately 51,307 SF (23.5% of total SF) is art gallery space. According to the appraisal, Santa Fe is the third largest art market in the United States by total annual sales. The portfolio contains 98,422 SF (45.0% of total SF) of sponsor-affiliated tenants who pay 53.5% of base rent, each of whom signed 15-year leases at market rates that are guaranteed by the sponsor. Seven of the eleven properties were previously securitized in CFCRE 2011-C1 and collectively have maintained an average occupancy of 92% between 2008 and 2018, never dipping below 87% occupancy. An additional four properties were acquired between 2017 and 2018 and are included as collateral for the loan, including 132 E. Marcy, which was acquired by the sponsor at closing.

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Mortgage Loan No. 6 — Santa Fe Portfolio

The following table represents certain details relating to the properties.

#	Property Name	Year Built / Renovated	NRA (SF)	Property Type	Occupancy(1)	UW NCF(1)	% of UW NCF	Allocated Loan Amount(2)	% of Allocated Loan Amount	Appraised Value
1	The Peters Project	1998 / NAP	46,928	Retail	100.0%	$1,094,543	30.7%	$11,070,663	31.0%	$16,000,000
2	Plaza Mercado	1890 / NAP	61,185	Retail	96.1%	795,856	22.3	8,489,163	23.8	12,300,000
3	Century Plaza	1994 / NAP	47,318	Retail	85.7%	535,079	15.0	5,163,000	14.4	7,200,000
4	Peters Corp. HQ	1987 / NAP	9,924	Office	100.0%	237,949	6.7	1,960,947	5.5	2,650,000
5	Santa Fe Properties	1950 / 1990	12,473	Office	100.0%	224,699	6.3	1,936,125	5.4	2,600,000
6	Springer Plaza	1927 / 1965	18,081	Retail	95.4%	190,617	5.3	1,886,481	5.3	4,100,000
7	132 E. Marcy	1970 / NAP	9,309	Mixed Use	100.0%	138,779	3.9	1,787,192	5.0	2,400,000
8	Bendelier House	1880 / 1998	4,379	Retail	100.0%	113,349	3.2	1,191,462	3.3	2,200,000
9	216 Washington	1937 / NAP	4,373	Office	100.0%	105,846	3.0	968,062	2.7	1,300,000
10	El Mercado Viejo	2000 / NAP	2,004	Retail	100.0%	75,753	2.1	655,304	1.8	950,000
11	417-419 Orchard	1950 / 2018	2,084	Office	100.0%	54,584	1.5	635,446	1.8	875,000
	Total/Wtd Avg.		218,058		95.4%	$3,567,053	100.0%	$35,743,845	100.0%	$52,575,000

(1)	Based on the December 31, 2018 underwritten rent roll.

(2)	Based on the Cut-off Date balance of the loan.

The Market. The properties are located in Santa Fe, New Mexico, which is part of the Santa Fe metropolitan statistical area (“MSA”). The city of Santa Fe is the state capital and is the fourth largest city in the New Mexico. According to the Census Bureau’s 2018 population estimate, the Santa Fe MSA and county had approximately 149,690 residents. The city of Santa Fe is located approximately 64 miles northeast of Albuquerque, New Mexico. Albuquerque is the most populous city in New Mexico and is the home to University of New Mexico, Kirtland Air Force Base, Sandia National Laboratories, in addition to other regional employers.

According to the appraisal, Santa Fe receives an average of 1.6 million tourists annually, bringing in more than $1 billion in annual retail sales. Downtown Santa Fe is comprised of numerous art galleries, museums and historical buildings. The downtown Santa Fe art district is walking distance to most of the city’s major hotels and has more than twenty member galleries in addition to the Georgia O’Keeffe Museum and the New Mexico Museum of Art.

Santa Fe, New Mexico is located approximately 22.1 miles northeast from Los Alamos National Laboratory. Operated by the University of California for the U.S. Department of Energy, the Los Alamos National Laboratory is one of the largest research laboratories in the United States. Over one third of the Los Alamos National Laboratory employees live in Santa Fe, and several new research-related firms and high technology spin-off companies are located in Santa Fe. St. Vincent Regional Medical Center is located approximately 1.1 miles from downtown Santa Fe and has 200 beds serving seven counties with an aggregate population of nearly 300,000.

Interstate 25 connects Santa Fe with Albuquerque, New Mexico in the southwest and Colorado Springs and Denver, Colorado to the northeast. The city of Santa Fe provides bus transport throughout the downtown arts district and other primary destinations in Santa Fe. The Rail Runner provides railway transportation between Santa Fe, Albuquerque and other locations in New Mexico. The Santa Fe Municipal airport is located 9.5 miles from downtown Santa Fe. Albuquerque International Sunport Airport is located approximately 67.6 miles from downtown Santa Fe and is the largest commercial airport in New Mexico and serviced approximately 5.0 million passengers in 2017.

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Mortgage Loan No. 6 — Santa Fe Portfolio

According to a third party report, the 2018 median household income in the Santa Fe MSA was $62,300, which represented a compounded annual increase of 3.0% from 2013 to 2018. According to the appraisal, the downtown Santa Fe retail market rent PSF and vacancy were $24.00 and 2.7%, respectively, which is in line with the weighted average retail rents per square foot at the Santa Fe Portfolio of $23.19 and approximately 3.3% less than Santa Fe Portfolio retail vacancy of 6.0%. The appraisal concluded the downtown Santa Fe office market rents PSF and vacancy of $23.48 and 8.7%, respectively, were in line with the weighted average office rents per square foot at the Santa Fe Portfolio of $20.98 and wider than the Santa Fe Portfolio office vacancy of 0.4%.

Historical and Current Occupancy

2016(1)(2)	2017(1)(2)	2018(1)(2)	Current(3)
93.1%	90.8%	95.4%	95.4%

(1)	Historical Occupancy is provided by the sponsor.

(2)	Occupancies are as of December 31 of each respective year. Historical occupancies for 2016 and 2017 only include properties previously securitized in CFCRE 2011-C1 (The Peters Project, Plaza Mercado, Century Plaza, Santa Fe Properties, Springer Plaza, Bendelier House, and El Mercado Viejo) and do not include the additional four properties since acquired.

(3)	Based on the December 2018 underwritten rent roll.

Top Ten Tenant Summary(1)

Tenant	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rents	Lease Expiration Date
Gerald Peters Gallery(2)	51,307	23.5%	$26.12	28.4%	9/30/2033
Santa Fe Properties(2)	18,930	8.7	$22.53	9.0	9/30/2033
Blue Corn Café(2)	15,332	7.0	$30.59	9.9	9/30/2033
Pier One Imports	10,244	4.7	$11.98	2.6	4/30/2021
The Peters Corp 2(2)	9,924	4.6	$26.00	5.5	9/30/2033
HRV Hotel Partners, LLC	5,447	2.5	$11.02	1.3	1/31/2020
Santa Fe Reporter	5,254	2.4	$27.41	3.0	MTM
Momeni Gallery	5,227	2.4	$30.05	3.3	Various(3)
Silk Road Collection	4,458	2.0	$9.42	0.9	4/30/2020
Melo Velo	4,055	1.9	$17.04	1.5	9/30/2019
Top Ten Total:	130,178	59.7%	$23.73	65.4%
Remaining Tenants	77,870	35.7%	$21.02
Occupied Subtotal:	208,048	95.4%	$22.71
Vacant	10,010	4.6%	NAP
Total:	218,058	100.0%

(1)	Based on the underwritten rent roll.

(2)	Sponsor-affiliated tenants.

(3)	With respect to Momeni Gallery, 2,554 SF are leased MTM, 1,673 SF expire in October 31, 2020, and 1,000 SF expire in September 11, 2023.

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Mortgage Loan No. 6 — Santa Fe Portfolio

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	26	24,442	11.2%	$499,903	10.6%	24,442	11.2%	$499,903	10.6%
2019	29	30,305	13.9	691,676	14.6	54,747	25.1%	$1,191,579	25.2%
2020	10	17,678	8.1	335,353	7.1	72,425	33.2%	$1,526,932	32.3%
2021	8	14,242	6.5	253,992	5.4	86,667	39.7%	$1,780,924	37.7%
2022	2	5,131	2.4	156,053	3.3	91,798	42.1%	$1,936,977	41.0%
2023	9	15,682	7.2	259,919	5.5	107,480	49.3%	$2,196,896	46.5%
2024	0	0	0.0	0	0.0	107,480	49.3%	$2,196,896	46.5%
2025	0	0	0.0	0	0.0	107,480	49.3%	$2,196,896	46.5%
2026	0	0	0.0	0	0.0	107,480	49.3%	$2,196,896	46.5%
2027	0	0	0.0	0	0.0	107,480	49.3%	$2,196,896	46.5%
2028	0	0	0.0	0	0.0	107,480	49.3%	$2,196,896	46.5%
2029 & Beyond(3)	15	100,568	46.1	2,528,814	53.5	208,048	95.4%	$4,725,710	100.0%
Vacant	NAP	10,010	4.6	NAP	NAP	218,058	100.0%	NAP	NAP
Total	99	218,058	100.0%	$4,725,710	100.0%

(1)	Based on the underwritten rent roll.

(2)	Certain tenants have more than one lease.

(3)	2029 & Beyond includes common area, storage, hallway, security office, restroom space, and art space and does not have rent associated with it.

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	2018	Underwritten	PSF	%(2)
Rents in Place	$4,002,880	$4,091,143	$4,682,585	$4,725,710	$21.67	84.1%
Vacant Income	0	0	0	127,700	$0.59	2.3%
Gross Potential Rent	$4,002,880	$4,091,143	$4,682,585	$4,853,410	$22.26	86.3%
Total Reimbursements	283,248	278,462	420,088	768,023	$3.52	13.7%
Net Rental Income	$4,286,128	$4,369,605	$5,102,673	$5,621,433	$25.78	100.0%
(Vacancy/Collection Loss)	0	0	($27,349)	(281,072)	($1.29)	(5.0%)
Other Income	26,974	27,554	48,026	24,000	$0.11	0.4%
Effective Gross Income	$4,313,102	$4,397,160	$5,123,351	$5,364,362	$24.60	100.0%
Total Expenses	$1,330,644	$1,339,319	$1,365,783	$1,579,250	$7.24	29.4%
Net Operating Income	$2,982,458	$3,057,840	$3,757,568	$3,785,111	$17.36	70.6%
Total TI/LC, Capex/RR	0	0	0	218,058	$1.00	4.1%
Net Cash Flow	$2,982,458	$3,057,840	$3,757,568	$3,567,053	$16.36	66.5%

(1)	Historical operating history for 2016 and 2017 only includes properties previously securitized in CFCRE 2011-C1 (The Peters Project, Plaza Mercado, Century Plaza, Santa Fe Properties, Springer Plaza, Bendelier House, and El Mercado Viejo) and does not include the additional four properties included as collateral for the Santa Fe Portfolio loan that were acquired between 2017 and 2018.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

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Mortgage Loan No. 6 — Santa Fe Portfolio

Property Management. The property is managed by Southwest Asset Management Inc., an affiliate of the sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $173,625 for engineering reserve, $67,390 for taxes, and $65,797 for insurance.

Tax Escrows – On a monthly basis, the borrower is required to deposit into escrow 1/12th of the annual estimated tax payments, which currently equals $33,695.

Insurance Escrows – On a monthly basis, the borrower is required to deposit into escrow 1/12th of the annual estimated insurance premium payments, which currently equals $13,159.

Replacement Reserves – On a monthly basis, the borrower is required to deposit into escrow $4,543 for replacement reserves.

TI/LC Reserves – On a monthly basis, the borrower is required to deposit into escrow $13,629 for TI/LC reserves. The TI/LC reserve is capped at $817,717, so long as no event of default is continuing under the loan.

Lockbox / Cash Management. The loan is structured with a springing lockbox and springing cash management. No later than ten business days following the first occurrence of an Cash Management Trigger Event (as defined below), the borrower is required to promptly establish and maintain a lockbox account with the lockbox bank in trust for the benefit of the lender into which all rents and other income from the property will be deposited. Upon the occurrence and during the continuance of a Cash Management Trigger Event (as defined below) all funds in the lockbox account will be swept daily to a cash management account under the control of the lender and all excess cash flow, after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, and any excess cash flow, will be held as additional collateral for the loan.

A “Cash Management Trigger Event” will occur upon the occurrence of any of the following: (i) an event of default under the loan; (ii) an event of default under the property management agreement; (iii) the DSCR being less than 1.20x; or (iv) (x) any tenant(s) representing over 15% of NRA or annual rent of the portfolio (a “Significant Tenant”) vacating, surrendering, subleasing or ceasing to conduct normal business operations at substantially all of its demised premises or giving notices with respect to any of the foregoing, (y) any Significant Tenant becoming insolvent or a debtor in a bankruptcy action or (z) 12-months prior to each expiration date under any Significant Tenant’s lease.

Property Release. The borrower has the right, at any time after the permitted defeasance date and before the open prepayment date to obtain a release of only the Springer Plaza property upon satisfaction of the following conditions: (i) no event of default then exists under the loan; (ii) the borrower has defeased an amount of principal equal to 150% of the original allocated loan amount for the Springer Plaza property; (iii) the DSCR for the remaining Santa Fe Portfolio properties will not be less than the greater of (a) 1.37x and (b) the DSCR in effect immediately prior to the partial release; and (iv) the LTV ratio for the remaining Santa Fe Portfolio properties will not be greater than the lesser of (a) 68.5% and (b) the LTV ratio in effect immediately prior to the partial release.

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Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

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Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

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Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

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Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Portfolio of 19 assets
Original Principal Balance(1):	$35,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$35,000,000	Property Type - Subtype:	Retail – Single Tenant
% of Pool by IPB:	4.4%	Net Rentable Area (SF):	403,547
Loan Purpose:	Acquisition	Location:	Various
Borrower:	ExchangeRight Net Leased Portfolio 26 DST	Year Built / Renovated:	Various
Sponsors:	David Fisher; Joshua Ungerecht; Warren Thomas; ExchangeRight Real Estate, LLC	Occupancy:	100.0%
Interest Rate:	4.5820%	Occupancy Date:	2/15/2019
Note Date:	3/6/2019	Number of Tenants:	8
Maturity Date:	4/1/2029	2016 NOI(4):	N/A
Interest-only Period:	120 months	2017 NOI(4):	N/A
Original Term:	120 months	TTM NOI(4):	N/A
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$5,336,942
Call Protection(2):	L(26), Def(90), O(4)	UW Expenses:	$229,205
Lockbox(3):	Hard	UW NOI:	$5,107,737
Additional Debt(1):	Yes	UW NCF:	$4,909,165
Additional Debt Balance(1):	$20,000,000	Appraised Value / PSF:	$89,145,000 / $221
Additional Debt Type(1):	Pari Passu	Appraisal Date:	Various
Additional Future Debt Permitted:	No

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$136
Taxes:	$38,000	$9,535	N/A	Maturity Date Loan PSF:	$136
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	61.7%
Replacement Reserves:	$0	$2,047	N/A	Maturity Date LTV:	61.7%
TI/LC:	$500,000	Springing	N/A	UW NOI / UW NCF DSCR:	2.00x / 1.92x
Engineering Reserve:	$346,601	$0	N/A	UW NOI / UW NCF Debt Yield:	9.3% / 8.9%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$55,000,000	62.4%	Purchase Price:	$85,997,352	97.6%
Sponsor Equity:	33,089,062	37.6	Closing Costs:	1,207,109	1.4
			Upfront Reserves:	884,601	1.0
Total Sources:	$88,089,062	100.0%	Total Uses:	$88,089,062	100.0%

(1)	The ExchangeRight Net Leased Portfolio 26 loan is part of a larger split whole loan evidenced by three pari passu notes with an aggregate Cut-off Date balance of $55.0 million (collectively, the “Whole Loan”). The financial information presented in the chart above and herein reflects the balance of the Whole Loan.

(2)	At any time after the earlier to occur of (i) March 6, 2022 and (ii) two years after the closing date of the securitization that includes the last pari passu note of the Whole Loan to be securitized, the borrower has the right to defease the Whole Loan.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	Historical cash flows are unavailable as the properties were acquired by the borrower between January 18, 2019 and March 6, 2019. The sellers of the properties did not provide historical operating statements to the borrower.

(5)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

The Loan. The ExchangeRight Net Leased Portfolio 26 Whole Loan has a Cut-off Date balance of $55.0 million and is secured by the fee interest in a 403,547 SF, 19-property single tenant retail portfolio located across Texas, Georgia, Indiana, Ohio, Tennessee, Wisconsin, Louisiana, Minnesota and Virginia. The loan has a 10-year term and is interest-only for the entire term of the loan.

The Whole Loan is evidenced by three pari passu notes. The controlling Note A-1 and non-controlling Note A-3 are being contributed to the CSAIL 2019-C16 Commercial Mortgage Trust. The Whole Loan is expected to be serviced under the CSAIL 2019-C16 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2019-C16 Commercial Mortgage Trust is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holders of the remaining notes are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1, A-3	$35,000,000	$35,000,000	CSAIL 2019-16	Y
Note A-2	20,000,000	20,000,000	BBCMS 2019-C3(1)	N
Total:	$55,000,000	$55,000,000

(1)	The BBCMS 2019-C3 transaction is expected to close on June 11, 2019.

The Borrower. The borrowing entity is ExchangeRight Net Leased Portfolio 26 DST, a Delaware statutory trust. At origination, the properties were purchased directly by the borrower. The borrower has master leased the properties to ExchangeRight NLP 26 Master Lessee, LLC (the “Master Lessee”), a Delaware limited liability company that is an affiliate of the sponsors. The Master Lessee is structured as a special purpose entity in which the sponsors collectively have a 100% ownership interest. The Master Lessee’s interest in the master lease and all tenant rents are assigned to the lender as collateral. The master lease is subordinate to the Whole Loan. There is one independent trustee for the borrower and one independent manager for the Master Lessee. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Whole Loan.

The Sponsors. The sponsors and nonrecourse carve-out guarantors are David Fisher, Joshua Ungerecht, Warren Thomas and ExchangeRight Real Estate, LLC (“ExchangeRight”). David Fisher, Joshua Ungerecht and Warren Thomas are the managing members of ExchangeRight. ExchangeRight has more than $1.7 billion in assets under management that includes 500 properties located across 38 states totaling over 12 million SF as of February 1, 2019. ExchangeRight’s focus is in providing long-term stable income and asset preservation through long-term net-leased portfolios backed by investment grade corporations.

The Property. The properties total 403,547 SF and are located in Texas, Georgia, Indiana, Ohio, Tennessee, Wisconsin, Louisiana, Minnesota and Virginia. Built between 1965 and 2019, the properties range in size from 8,077 SF to 96,336 SF. The borrower acquired the properties between January 18, 2019 and March 6, 2019 for a combined purchase price of approximately $86.0 million.

As of March 6, 2019, the properties were 100.0% occupied by eight different tenants, six of which are investment grade. The investment grade tenants include, Advance Auto Parts (BBB-/Baa2, S&P/Moody’s), AutoZone (BBB/BBB/Baa1, Fitch/S&P/Moody’s), CVS (BBB/Baa1, S&P/Moody’s), Dollar General (BBB/Baa2, S&P/Moody’s), Walgreens (BBB/BBB/Baa2, Fitch/S&P/Moody’s) and Pick ‘n Save (*Kroger guaranty: BBB/BBB/Baa1, Fitch/S&P/ Moody’s), which collectively account for 56.4% of total UW Base Rent. Investment grade tenants occupy 14 of the 19 properties, collectively representing 55.2% of NRA and 56.4% of underwritten base rent and, with respect to those tenants, the leases are either directly with such rated entities or are guaranteed by either such rated entities or its parent entity. The largest property, Hy-Vee - Oakdale (10th Street), MN, comprises approximately 96,336 SF (23.9% of NRA) and has an underwritten base rent of $1,109,400 (20.0% of underwritten base rent). With the exception of Hy-Vee – Oakdale (10th Street), MN and Pick n Save - Wausau (Bridge), WI, no individual property accounts for more than 5.4% of NRA or 8.2% of underwritten base rent. All leases are triple-net or double-net and the weighted average remaining lease term for tenants at the properties is approximately 14.2 years. Leases representing approximately 80.2% of NRA and 83.9% of underwritten base rent expire after the Whole Loan maturity date.

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Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

The Market. The properties are located across nine states and 15 markets. The following table presents certain market information relating to the properties:

Property Name	Market/Submarket(1)	Market Vacancy(1)	Rental Rate PSF
			Actual(2)	Market/Submarket(1)
Hy-Vee - Oakdale (10th Street), MN	Twin Cities	10.8%	$11.52	$12.09
Pick n Save - Wausau (Bridge), WI	Marathon County	2.8%	$11.04	$11.00
Tractor Supply - Conroe (Hwy 242), TX	Houston	5.2%	$14.66	$21.00
Walgreens - Chalmette (West Judge Perez), LA	New Orleans/Metarie/Kenner	3.6%	$20.98	$26.79
Tractor Supply - Santa Fe (FM 1764), TX	Houston	5.2%	$15.00	$15.00
Tractor Supply - Odessa (Interstate 20), TX	Odessa	1.3%	$7.51	$14.50
Walgreens - Cincinnati (Bridgetown), OH	Cincinnati	1.8%	$11.00	$22.00
Walgreens - Lafayette (Creasy Lane), IN	Lafayette	3.6%	$26.79	$19.50
Walgreens - McDonough (Hwy 81), GA	Atlanta	4.8%	$19.64	$19.00
CVS - Fayetteville, GA	Atlanta	4.8%	$18.69	$20.00
Tractor Supply - Conyers (Highway 20), GA	Atlanta	5.1%	$22.68	$11.00
Walgreens - Milwaukee (Howell), WI	Milwaukee	4.8%	$9.98	$9.00
Advance Auto Parts - Midlothian, VA	Richmond	4.7%	$20.10	$12.00
AutoZone - Merrillville (Colorado), IN	Chicago	6.0%	$11.82	$14.50
Dollar General - Uniontown (Cleveland), OH	Cleveland, OH	2.3%	$10.08	$11.91
Dollar General - Cleveland (Dalton), TN	Cleveland, TN	4.3%	$9.29	$11.00
Dollar General - Edinburg (Hwy 107), TX	McAllen/Edinburg/Pharr	4.9%	$9.80	$10.00
Dollar General - Alton (West Main), TX	McAllen/Edinburg/Pharr	4.9%	$10.87	$9.80
Dollar General - Clarksville (Ash Ridge), TN	Nashville	3.2%	$14.30	$9.50
Weighted Average:(3)		5.5%	$13.59	$13.94

(1)	Based on the appraisals and third-party research reports.

(2)	Based on the February 15, 2019 underwritten rent roll.

(3)	Weighted Average Market Vacancy, Actual and Market/Submarket Rental Rate PSF is based on each property’s SF.

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Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

Historical and Current Occupancy(1)

2016(2)	2017(2)	Current(3)
100.0%	100.0%	100.0%

(1)	Historical Occupancies are based on the tenant leases for the properties were acquired between January 18, 2019 and March 6, 2019.

(2)	Occupancies are as of December 31 of each respective year and exclude properties that were built and occupied after the reporting date.

(3)	Based on the February 15, 2019 underwritten rent roll.

Tenant Summary(1)

Tenant	Number of Properties	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA	Weighted Average UW Base Rent PSF	% of Total UW Base Rent	Weighted Average Remaining Lease Term
Walgreens(3)	5	Baa2 / BBB / BBB	79,310	19.7%	$18.20	26.0%	13.9
Tractor Supply	4	NR / NR / NR	84,431	20.9	$15.54	23.6	13.5
Hy-Vee	1	NR / NR / NR	96,336	23.9	$11.52	20.0	19.9
Pick n Save	1	Baa1 / BBB / NR	67,951	16.8	$11.41	14.0	10.0
Dollar General	5	Baa2 / BBB / NR	45,278	11.2	$10.37	8.5	12.1
CVS	1	Baa2 / BBB / NR	10,164	2.5	$20.10	3.7	14.2
Advance Auto Parts	1	Baa2 / BBB- / NR	12,000	3.0	$9.98	2.2	9.8
Auto Zone	1	Baa1 / BBB / BBB	8,077	2.0	$14.30	2.1	10.8
Total/Weighted Average:	19		403,547	100.0%		100.0%	14.2

(1)	Based on the February 15, 2019 underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Walgreens has the right to terminate its lease at (i) Walgreens - Milwaukee (Howell), WI effective as of July 31, 2032, (ii) Walgreens - Chalmette (West Judge Perez), LA effective as of November 30, 2036, (iii) Walgreens - Lafayette (Creasy Lane), IN effective as of June 30, 2033, (iv) Walgreens - McDonough (Hwy 81), GA effective as of March 31, 2033 and (v) Walgreens - Cincinnati (Bridgetown), OH effective as of February 28, 2029. The Weighted Average Remaining Lease Term is based off the termination options.

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	1	12,000	3.0	119,760	2.2	12,000	3.0%	$119,760	2.2%
2029 & Beyond	18	391,547	97.0	5,429,655	97.8	403,547	100.0%	$5,549,415	100.0%
Vacant	NAP	0	0.0	NAP	NAP	0	100.0%	NAP	NAP
Total	19	403,547	100.0%	$5,549,415	100.0%

(1)	Based on the February 15, 2019 underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

 A-2-100

Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place	N/A	N/A	N/A	$5,549,415	$13.75	98.8%
Vacant Income	N/A	N/A	N/A	0	$0.00	0.0%
Percentage Rent	N/A	N/A	N/A	0	$0.00	0.0%
Gross Potential Rent	N/A	N/A	N/A	$5,549,415	$13.75	98.8%
Total Reimbursements(4)	N/A	N/A	N/A	68,419	$0.17	1.2%
Net Rental Income	N/A	N/A	N/A	$5,617,833	$13.92	100.0%
(Vacancy/Collection Loss)	N/A	N/A	N/A	(280,892)	($0.70)	(5.0%)
Other Income	N/A	N/A	N/A	0	$0.00	0.0%
Effective Gross Income	N/A	N/A	N/A	$5,336,942	$13.23	100.0%
Total Expenses(5)	N/A	N/A	N/A	$229,205	$0.57	4.3%
Net Operating Income	N/A	N/A	N/A	$5,107,737	$12.66	95.7%
Total TI/LC, Capex/RR	N/A	N/A	N/A	198,572	$0.49	3.7%
Net Cash Flow	N/A	N/A	N/A	$4,909,165	$12.17	92.0%

(1)	Historical cash flows are unavailable as the properties were acquired by the borrower between January 18, 2019 and March 6, 2019. The sellers of the properties did not provide historical operating statements to the borrower.

(2)	Underwritten Rents in Place is based on in-place rent under the existing leases.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Underwritten Total Reimbursements are underwritten based on tenant leases. There are no reimbursements at eleven of the properties as tenants pay their respective property expenses directly.

(5)	Underwritten Total Expenses include real estate taxes, actual insurance premiums and management fees calculated as 3.0% of the properties’ effective gross income.

Property Management. The property is managed by NLP Management, LLC, which is wholly owned by ExchangeRight Real Estate, LLC.

Escrows and Reserves. At origination, the borrower deposited into escrow $500,000 for tenant improvement and leasing commissions, $346,601 for deferred maintenance and $38,000 for real estate taxes.

Tax & Insurance Reserve – On a monthly basis, the borrower is required to escrow $9,535 in real estate taxes for tenants that do not pay real estate taxes directly. Collection of monthly real estate taxes and insurance reserves (and common charges, if applicable) will be waived as they relate to certain tenants who have the right or obligation pursuant to their related leases to directly pay such expenses so long as, among other conditions, (i) no event of default under the loan documents has occurred and is continuing and (ii) the borrower provides proof of payment by the tenant (or the borrower) directly to the taxing authority or the applicable insurance company, as applicable, (iii) the lease(s) with the applicable tenant(s) is in full force and effect and is not subject to any default beyond any applicable grace or notice and cure period by either the borrower or the tenant, and (iv) no material adverse change has occurred with respect to the applicable tenant such that the tenant is no longer able to timely pay the taxes or insurance premiums.

Until a Reparcelization Event (as defined below) occurs, the monthly deposit into the tax and insurance reserve for real estate taxes for the AutoZone - Merrillville (Colorado), IN property (the “AutoZone Property”) will be payable during the next 12 months for the entirety of the shared tax parcel. Following the occurrence of a Reparcelization Event, the lender will return to the borrower the portion of funds in the tax and insurance reserve solely attributable to real estate taxes for the non-collateral portion of the tax parcel of which the AutoZone Property was previously a part. Notwithstanding the foregoing, to the extent the tenant at the AutoZone Property satisfies the requirements of a direct pay tenant, deposits into the tax and insurance reserve for the AutoZone Property on real estate taxes will be suspended in accordance with the terms of the loan documents.

 A-2-101

Mortgage Loan No. 7 — ExchangeRight Net Leased Portfolio 26

A “Reparcelization Event” means the separation of the AutoZone Property from any non-collateral property such that (i) the AutoZone Property constitutes a separate tax lot and (ii) any and all taxes attributable to the previously shared tax parcel have been paid in full. The process of separating the AutoZone Property from the shared tax parcel was begun immediately after the origination date and is anticipated to be completed in 2020.

Replacement Reserves – On a monthly basis the borrower is required to escrow $2,047 for replacement reserves.

TI/LC Reserve – During an event of default under the loan documents the borrower is required to escrow $23,540 on a monthly basis for leasing expenses.

Lockbox / Cash Management. The Whole Loan is structured with a hard lockbox and springing cash management. All rents are required to be paid directly into an eligible account maintained by the borrower at a local bank selected by the borrower, which bank is required at all times to be an eligible institution as defined in the loan documents. Without limiting the foregoing, if the borrower, the Master Lessee or the manager receives any rents, then (i) such amounts will be deemed to be collateral for the Whole Loan and will be held in trust by the borrower, the Master Lessee or the manager, as applicable, for the benefit, and as the property, of the lender, (ii) such amounts may not be commingled with any other funds or property of the borrower, the Master Lessee, or the manager and (iii) the borrower, the Master Lessee, or the manager, as applicable, is required to deposit such amounts into a clearing account within two business days of receipt. Funds deposited into the clearing account will be swept by the clearing bank on a daily basis into the Master Lessee’s operating account at the clearing bank, unless a Cash Management Period (as defined below) is continuing, in which event such funds will be swept on a daily basis into an eligible account at a deposit bank controlled by the lender. To the extent any Cash Management Period expires or terminates, any funds deposited into the clearing account will be swept by the clearing bank on a daily basis into the Master Lessee’s operating account by the lender’s delivery of a notice to the clearing bank, with the lender being entitled to send a subsequent notice to the clearing bank upon the occurrence of a subsequent Cash Management Period to redirect all amounts from the clearing account to the deposit account.

A “Cash Management Period” will commence upon the lender giving notice to the clearing bank of the occurrence of any of the following: (i) the stated maturity date; (ii) any default or an event of default under the loan documents; (iii) if, as of any calculation date, the DSCR is less than 1.50x; or (iv) the payment date that occurs in 36th month sweep date, to the extent a one-time transfer of all of the outstanding ownership interests in the borrower to an approved transferee has not occurred as of such date.

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 A-2-103

Mortgage Loan No. 8 — The Box House Hotel

 A-2-104

Mortgage Loan No. 8 — The Box House Hotel

 A-2-105

Mortgage Loan No. 8 — The Box House Hotel

 A-2-106

Mortgage Loan No. 8 — The Box House Hotel

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	LCF	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$31,000,000	Title:	Fee
Cut-off Date Principal Balance:	$31,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.9%	Net Rentable Area (Rooms):	126
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrower:	77 Box Street Holding Company LLC	Year Built / Renovated:	1952 / 2018
Sponsor:	Joseph Torres	Occupancy / ADR / RevPAR:	67.5% / $216.42 / $146.17
Interest Rate:	5.400%	Occupancy / ADR / RevPAR Date:	4/30/2019
Note Date:	5/13/2019	Number of Tenants:	N/A
Maturity Date:	6/6/2029	2016 NOI(4):	$1,320,539
Interest-only Period:	None	2017 NOI(4):	$2,227,838
Original Term:	120 months	2018 NOI(4):	$3,433,989
Original Amortization:	360 months	TTM NOI(4)(5):	$3,582,587
Amortization Type:	Balloon	UW Occupancy / ADR / RevPAR:	67.5% / $216.42 / $146.17
Call Protection:	L(24),Def(92),O(4)	UW Revenues:	$7,664,076
Lockbox(1):	Hard	UW Expenses:	$4,070,461
Additional Debt:	No	UW NOI:	$3,593,615
Additional Debt Balance:	N/A	UW NCF:	$3,287,052
Additional Debt Type:	N/A	Appraised Value / Per Room:	$52,000,000 / $412,698
Additional Future Debt Permitted:	No	Appraisal Date:	2/14/2019

Escrows and Reserves(2)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Room:	$246,032
Taxes:	$48,404	$48,404	N/A	Maturity Date Loan Per Room:	$204,921
Insurance:	$120,491	$13,388	N/A	Cut-off Date LTV(3):	59.6%
Replacement Reserves:	$0	(2)	N/A	Maturity Date LTV:	49.7%
Seasonality Reserve	$204,973	(2)	N/A	UW NOI / UW NCF DSCR:	1.72x / 1.57x
Earnout Reserve(3)	$1,000,000	$0	N/A	UW NOI / UW NCF Debt Yield(3):	11.6% / 10.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$31,000,000	100.0%	Payoff Existing Debt:	$22,715,239	73.3%
			Return of Equity:	5,643,157	18.2
			Upfront Reserves:	1,373,867	4.4
			Closing Costs:	1,267,736	4.1
Total Sources:	$31,000,000	100.0%	Total Uses:	$31,000,000	100.0%

(1)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(2)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(3)	The Mortgage Loan included the funding of a $1.0 million earnout reserve controlled by the lender, which may be released provided that, among other conditions, an 11% net cash flow debt yield is achieved and underwritten gross revenue shall be not less than $7,397,073. In the event the earnout conditions are not met by November 2021, the lender may pay down the loan by $1,000,000 (with the borrower being obligated to separately pay any yield maintenance premium) or the funds may be retained as additional collateral for the loan. The Cut-off Date LTV, and UW NOI / UW NCF Debt Yield, based on the net loan amount of $30.0 million are 57.7%, 12.0% and 11.0%, respectively.

(4)	The property was renovated from 2017 to 2018, which included adding three new stories with 79 new rooms and a rooftop event space atop the existing structure. As a result, NOI increased from 2016 to TTM.

(5)	Represents trailing twelve months ending April 30, 2019.

 A-2-107

Mortgage Loan No. 8 — The Box House Hotel

The Loan. The Box House Hotel loan, is a $31.0 million first mortgage loan secured by the fee interest in a 126 room full-service hotel property located in Brooklyn, NY The loan has a 10-year term and amortizes on a 30-year schedule.

The Borrower. The borrowing entity for the loan is 77 Box Street Holding Company LLC, a New York limited liability company and special purpose entity. The managing member of the borrowing entity is 77 Box Street Delaware LLC, a Delaware limited liability company and special purpose entity with an independent director and springing member. The borrowing entity is owned by Joseph Torres.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor is Joseph Torres. Mr. Torres has over 30 years of real estate experience. Mr. Torres is the founder of JES Property Management services, which specializes in the acquisition, development, construction and restoration of real estate properties. The sponsor’s portfolio consists of 10 properties in the New York area, including two other hotels in Brooklyn. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “ —Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The property is a 126 room, full-service hotel property located in Brooklyn, New York. The property was originally constructed in 1952 and now consists of a 6-story hotel building with a 10,000 SF rooftop event space, located on a 0.8 acre site. The property was renovated from 2017 to 2018, which included adding three new stories with 79 new rooms and a rooftop event space atop the existing structure. Capital expenditures at the property were approximately $9.8 million or $77,873 per key between 2016 and 2018.

The unit mix at the property consists of 64 standard rooms, 30 loft suites, 20 duplex suites, 9 one-bedroom suites, 2 two-bedroom suites and a penthouse. Each unit features a flat-panel television, dresser, bedside tables, desk with chair, wall sconces, floor lamps and a lounge chair. Some guest units feature full kitchens with an electric stove, refrigerator, microwave, dishwasher, kitchen sink, dishes, china, flatware and related cooking utensils. Amenities at the property include an on-site ground floor restaurant and bar, 10,000 SF of rooftop event space, a business center, a fitness center with steam showers and dry sauna, and complimentary shuttles in classic 1970s checker cabs.

The Brooklyn Lantern is a 50-seat full-service restaurant & bar specializing in creative American cuisine, craft beer and cocktails. The restaurant is open for breakfast, lunch and dinner and features a projector and surround sound speakers. The newly built rooftop event space includes panoramic views of the Manhattan, Brooklyn and Long Island skylines. The rooftop features a fully retractable roof awning, wrap-around marble bar, heating and air-conditioning, and is completely encapsulated with glass sliding doors. The rooftop supports 293 guests seated or standing for weddings and other catered events.

The property is located on Box Street in the North Greenpoint neighborhood of Brooklyn in New York City. The property is located between Manhattan Avenue and McGuinness Boulevard and approximately 0.1 miles from the East River, which separates Greenpoint from the lower east side of Manhattan.

Historical Occupancy, ADR, RevPAR

	Competitive Set(1)			The Box House Hotel(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy(3)	ADR(3)	RevPAR	Occupancy	ADR	RevPAR
2016(4)	N/A	N/A	N/A	79.8%	$220.70	$176.19	N/A	N/A	N/A
2017	82.9%	$189.55	$157.16	66.6%	$212.45	$141.51	80.3%	112.1%	90.0%
2018	84.1%	$180.76	$152.04	69.8%	$218.83	$152.69	82.9%	121.1%	100.4%
TTM	83.9%	$190.42	$159.84	67.5%	$216.42	$146.17	80.5%	113.7%	91.5%

(1)	Source: Third party reports. Competitive Set includes Sheraton Hotel Brooklyn New York, Nu Hotel, Holiday Inn Brooklyn Downtown, aloft Hotel New York Brooklyn, McCarren Hotel, Hotel Indigo Brooklyn, Hampton Inn Brooklyn Downtown and The Tillary Hotel Brooklyn.

(2)	Source: Borrower financials.

(3)	The sponsor added three stories with 79 rooms and a 10,000 SF rooftop event space, finishing construction in 2018. As a result, Occupancy and RevPAR decreased from 2016 to TTM.

(4)	2016 Competitive Set information was not provided.

 A-2-108

Mortgage Loan No. 8 — The Box House Hotel

The Market. The property is located in the North Greenpoint neighborhood of Brooklyn in New York City at the foot of Newton Creek. Greenpoint is located approximately 1.9 miles west of midtown Manhattan and directly adjacent to Long Island City. In 2005, the New York City Planning Board approved the rezoning of 175 blocks in Greenpoint and Williamsburg. The rezoning includes a 28 acre waterfront park along Newton Creek. The Parker Tower group is in the process of developing 20 acres along Newtown creek that will include 4.2 million SF of mixed-use commercial properties along Newton Creek in Greenpoint.

The property is located 0.5 miles from the G train, which provides service to the rest of Brooklyn and Queens, and 0.4 miles from the 7 train which provides east-west access between Flushing in Queens and Hudson Yards in Manhattan. The property is located approximately 1.7 miles from the Brooklyn Queens Expressway and approximately 1.5 miles from the Long Island Expressway. The property is located approximately 7.0 miles from La Guardia Airport, 15.0 miles from John F. Kennedy International Airport and 18.0 miles from Newark Liberty International Airport. As of year-end 2018, population within a one-, three-, and five-mile radius is 55,998, 1,379,488, and 3,263,509, respectively, and average household income within the same radius is $125,018, $118,465, and $110,031, respectively.

Competitive Hotels Profile(1)

				Estimated Market Mix				2018 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Extended-Stay	Occupancy	ADR	RevPAR
The Box House	126	1952	10,000	32%	30%	33%	5%	70%	$218.76	$152.69
Z Hotel	100	2011	8,262	33%	27%	35%	5%	77%	$241.00	$185.57
Trademark Hotel Collection Ravel Hotel	113	1998	17,000	27%	41%	28%	4%	74%	$235.00	$173.90
The Tillary Hotel Brooklyn	174	2015	4,000	36%	21%	37%	6%	82%	$180.00	$147.60
aloft Hotel New York Brooklyn	176	2011	11,758	30%	33%	32%	5%	85%	$235.00	$199.75
McCarren Hotel	64	2011	N/A	38%	15%	41%	6%	81%	$405.00	$328.05
The Williamsburg Hotel	147	2016	8,500	33%	28%	34%	5%	75%	$246.00	$184.50
The William Vale	183	2016	24,342	22%	52%	23%	3%	75%	$241.00	$180.75
Total(2)	957

(1)	Source: Appraisal.

(2)	Excludes the subject property.

 A-2-109

Mortgage Loan No. 8 — The Box House Hotel

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	2018(1)	TTM(1)(2)	Underwritten	Per Room	%(3)
Occupancy	79.8%	66.6%	69.8%	67.5%	67.5%
ADR	$220.70	$212.45	$218.83	$216.42	$216.42
RevPAR	$176.19	$141.51	$152.69	$146.17	$146.17
Room Revenue	$3,675,731	$5,685,911	$6,994,667	$6,722,432	$6,722,432	$53,352.63	87.7%
Food and Beverage(4)	22,237	16,987	489,452	920,000	920,000	$7,301.59	12.0%
Other Departmental Revenues	39,666	23,186	21,860	21,644	21,644	$171.78	0.3%
Total Revenue	$3,737,634	$5,726,084	$7,505,979	$7,664,076	$7,664,076	$60,826.00	100.0%
Room Expense	1,382,416	975,415	1,128,083	1,187,525	1,187,525	$9,424.80	17.7%
Food and Beverage Expense(4)	16,067	0	0	0	0	$0.00	0.0%
Other Departmental Expenses	0	0	0	0	0	$0.00	0.0%
Departmental Expenses	$1,398,483	$975,415	$1,128,083	$1,187,525	$1,187,525	$9,424.80	15.5%
Departmental Profit	$2,339,151	$4,750,669	$6,377,896	$6,476,551	$6,476,551	$51,401.20	84.5%
Operating Expenses	$787,652	$1,856,174	$2,091,753	$2,071,784	$2,103,477	$16,694.26	27.4%
Gross Operating Profit	$1,551,499	$2,894,495	$4,286,143	$4,404,767	$4,373,074	$34,706.94	57.1%
Fixed Expenses	230,960	666,657	852,154	822,180	779,459	$6,186.18	10.2%
Net Operating Income	$1,320,539	$2,227,838	$3,433,989	$3,582,587	$3,593,615	$28,520.76	46.9%
FF&E	0	0	0	0	306,563	$2,433.04	4.0%
Net Cash Flow	$1,320,539	$2,227,838	$3,433,989	$3,582,587	$3,287,052	$26,087.72	42.9%

(1)	The sponsor added three stories with 79 rooms and a 10,000 SF rooftop event space, finishing construction in 2018. As a result, NOI shown above increased from 2016 to TTM.

(2)	TTM represents the trailing twelve month period ending April 30, 2019.

(3)	% column represents percent of Total Revenue except for Room Expense, Food and Beverage and Other Department Expenses, which is based on their corresponding revenue line items.

(4)	TTM and Underwritten Food and Beverage revenue represents two sponsor affiliated leases for the rooftop operator and ground floor restaurant. The sponsor executed a guarantee under both leases.

Property Management. The property is managed by Greenpoint Hotel LLC and JES Property Management Services, both affiliates of the sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $204,973 as a seasonality reserve, $120,491 for insurance premiums and $48,404 for real estate taxes. In addition the borrower deposited $1,000,000 into an earnout reserve that will be released if by November 2021, the property achieves a net cash flow debt yield of 11% based on the trailing 12-months financials and the underwritten gross revenue is not less than $7,397,073. In the event the earnout conditions are not met by November 2021, the lender may pay down the loan by $1,000,000 or the funds may be held as additional collateral for the loan. The borrower is responsible for paying any yield maintenance premium due and owing in connection with the pay down from its own funds and not from funds in the earnout reserve. The obligation to pay such yield maintenance is recourse to borrower and guarantor.

Tax Escrow – On a monthly basis, the borrower is required to deposit into escrow 1/12th of the annual estimated tax payments which currently equals $48,404

Insurance Escrow – On a monthly basis, the borrower is required to deposit into escrow 1/12th of the annual estimated insurance payments which currently equals $13,388.

 A-2-110

Mortgage Loan No. 8 — The Box House Hotel

FF&E Reserve – On a monthly basis, the borrower is required to deposit into escrow 1/12th of 4.0% of gross revenue based on the greater of (A) the gross revenue generated during the 12-month period ending on the last day of the most recent calendar quarter for which the borrower has furnished financial statements and (B) the gross revenue projected in the then-effective approved annual budget for the 12-month period covered by such budget. The monthly FF&E Reserve deposit currently equates to approximately $25,547.

Seasonality Reserve – On monthly payment dates in April, May, June, July, September and October, the borrower is required to deposit into escrow an aggregate of $615,000 and then the lender will disburse to the borrower an aggregate of $615,000 in the months December through March pursuant to a schedule set forth in the loan documents. Amounts are subject to change and adjusted on an annual basis based on lender discretion.

Lockbox / Cash Management. The loan is structured with a hard lockbox with springing cash management. The property manager is required to send direction letters to instruct credit card companies to deposit all credit card deposits and other income directly into the lockbox account controlled by the lender. So long as no Cash Management Period (as defined below) is continuing, all funds in the lockbox account are swept daily to the borrower’s operating account. During the continuance of a Cash Management Period, all funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed on each monthly payment date during the term of the loan in accordance with the loan documents. During the continuance of a Cash Management Period, all excess cash flow, after payments are made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan.

A “Cash Management Period” will commence upon: (i) the occurrence and continuance of any event of default under the loan documents; (ii) the occurrence and continuance of any event of default under the property management agreement; (iii) the NCF DSCR falling below 1.30x; and (iv) the delivery of notice by a franchisor/manager (if any) of any breach or default by the borrower under any franchise/management agreement that, with the passage of time or delivery of notice, could result in the termination of such agreement.

 A-2-111

Mortgage Loan No. 9 — 787 Eleventh Avenue

 A-2-112

Mortgage Loan No. 9 — 787 Eleventh Avenue

 A-2-113

Mortgage Loan No. 9 — 787 Eleventh Avenue

 A-2-114

Mortgage Loan No. 9 — 787 Eleventh Avenue

 A-2-115

Mortgage Loan No. 9 — 787 Eleventh Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SGFC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Mixed Use – Retail / Office
% of Pool by IPB:	3.8%	Net Rentable Area (SF):	513,638
Loan Purpose:	Refinance	Location:	New York, NY
Borrower:	Georgetown Eleventh Avenue Owners, LLC	Year Built / Renovated:	1929 / 2019
Sponsors:	TABLE Holdings, L.P.; Georgetown Company; William A. Ackman; Adam R. Flatto	Occupancy(4):	88.4%
Interest Rate:	4.53031685470085%	Occupancy Date(4):	11/1/2018
Note Date:	1/9/2019	Number of Tenants:	5
Maturity Date:	2/8/2029	2016 NOI(5):	N/A
Interest-only Period:	120 months	2017 NOI(5):	N/A
Original Term:	120 months	2018 NOI(5):	N/A
Original Amortization:	None	TTM NOI(5):	N/A
Amortization Type:	Interest Only	UW Economic Occupancy:	88.2%
Call Protection(2):	L(28), Def or YM1(85), O(7)	UW Revenues:	$33,408,153
Lockbox(3):	Hard	UW Expenses:	$8,150,648
Additional Debt(1):	Yes	UW NOI:	$25,257,505
Additional Debt Balance(1):	$145,000,000 / $235,000,000	UW NCF:	$24,178,865
Additional Debt Type(1):	Pari Passu / Subordinate	Appraised Value / PSF:	$650,000,000 / $1,265
Additional Future Debt Permitted:	No	Appraisal Date:	12/2/2018

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$341
Taxes:	$0	Springing	N/A	Maturity Date Loan PSF:	$341
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	26.9%
TI/LC Reserve:	$24,775,711	Springing	N/A	Maturity Date LTV:	26.9%
Free Rent Reserve:	$15,664,540	$0	N/A	UW NOI / UW NCF DSCR:	3.14x / 3.01x
Renovation Reserve:	$6,131,548	$0	N/A	UW NOI / UW NCF Debt Yield:	14.4% / 13.8%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$410,000,000	100.0%	Payoff Existing Debt:	$320,367,552	78.1%
			Upfront Reserves:	46,571,799	11.4
			Return of Equity:	36,281,750	8.8
			Closing Costs:	6,778,899	1.7
Total Sources:	$410,000,000	100.0%	Total Uses:	$410,000,000	100.0%

(1)	The 787 Eleventh Avenue loan is part of a larger split whole loan evidenced by four pari passu notes with an aggregate Cut-off Date balance of $175.0 million (collectively, the “A Notes”), one senior subordinate note with Cut-off Date balance of $117.5 million (the “A-2 Note”) and one junior subordinate note with Cut-off Date balance of $117.5 million (the “Note B”) (collectively, the “Whole Loan”). The financial information presented in the chart above and herein reflects the balance of the A Notes, but not the A-2 Note and Note B.

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Mortgage Loan No. 9 — 787 Eleventh Avenue

(2)	At any time after the earlier to occur of (i) January 9, 2022 and (ii) two years from the closing date of the securitization that includes the last A Note of the Whole Loan to be securitized, the borrower has the right to either (a) defease the Whole Loan or (b) prepay the Whole Loan, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal balance being prepaid.

(3)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(4)	Regus and Pershing Square are currently building out their respective spaces and are expected to take occupancy in 2019. Nissan is currently building out its space and its expected occupancy date is yet to be determined.

(5)	Historical cash flows are unavailable as the property was acquired by the sponsors in 2015 and subsequently redeveloped through 2019.

(6)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The 787 Eleventh Avenue Whole Loan has a Cut-off Date balance of $410.0 million and is secured by the fee interest in a 513,638 SF, 10-story, mixed-use Class A office building and automotive retail showroom and service center space located on 11th Avenue between West 54th and 55th Streets in the Midtown West neighborhood of Manhattan. The Whole Loan has a 10-year term and is interest-only for the entire term of the loan. The Whole Loan consists of the A Notes with an aggregate Cut-off Date balance of $175.0 million, the A-2 Note with a Cut-off Date balance of $117.5 million and the B-Note with a Cut-off Date balance of $117.5 million.

Note A-1D is being contributed to the CSAIL 2019-C16 Commercial Mortgage Trust. The Whole Loan is being serviced pursuant to the SGCMS 2019-787E trust and servicing agreement. Note B was sold to a third-party investor. As the holder of Note B (the “Controlling Noteholder”), a third-party investor is currently entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holders of the remaining notes are entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1A	$70,000,000	$70,000,000	SGCMS 2019-787E	N(2)
Note A-1B	45,000,000	45,000,000	CSAIL 2019-C15	N
Note A-1C	30,000,000	30,000,000	BBCMS 2019-C3(1)	N
Note A-1D	30,000,000	30,000,000	CSAIL 2019-C16	N
Note A-2	117,500,000	117,500,000	SGCMS 2019-787E	N
Note B	117,500,000	117,500,000	Third-Party Investor	Y(2)
Total:	$410,000,000	$410,000,000

(1)	The BBCMS 2019-C3 transaction is expected to close on June 11, 2019.

(2)	The initial control note is Note B. If and for so long as a 787 Eleventh Avenue Junior Subordinate Companion Loan Control Appraisal Period is continuing, then the control note will be Note A-2. Thereafter, if and for so long as a 787 Eleventh Avenue Senior Subordinate Companion Loan Control Appraisal Period is continuing, then the control note will be Note A-1-A. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans—The 787 Eleventh Avenue Whole Loan” in the Preliminary Prospectus. The Whole Loan is serviced under the SGCMS 2019-787E pooling and servicing agreement.

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Mortgage Loan No. 9 — 787 Eleventh Avenue

Total Debt Capital Structure

(1)	Based on the “as-is” appraised value of $650.0 million as of December 2, 2018 per the appraisal.

(2)	Based on the UW NOI of $25,257,505.

(3)	Based on the UW NCF of $24,178,865 and the interest rate of 4.53031685470085% for both the A Notes and Note A-2 and an interest rate of 6.099424% for the B-Note.

(4)	Implied Equity is based on the as-is appraised value of $650.0 million, less total debt of $410.0 million.

The Borrower. The borrowing entity for the loan is Georgetown Eleventh Avenue Owners, LLC, a Delaware limited liability company and special purpose entity. The borrower is 50.0% owned by TABLE Holdings, L.P. (“Table”) and 50.0% owned by the Georgetown Company (“Georgetown”).

The Sponsors. The sponsors are Adam R. Flatto, Georgetown, William A. Ackman and Table. The nonrecourse carve-out guarantors are Adam R. Flatto and William A. Ackman.

Founded in 1978, Georgetown is a privately-held diversified real estate company headquartered in New York. Georgetown and its principals have developed, owned and overseen in excess of 20.0 million SF of office, residential, retail and recreational properties and currently have assets under management of over $3.0 billion. Examples of their work include the renovation of the IAC building in Manhattan; the master development of the Easton project in Columbus, OH; a venture with CNA Insurance to reposition the 1.1 million SF Continental Center in Manhattan; and, in partnership with Sony Pictures Entertainment, the master planned redevelopment of Sony’s Culver City Studio Lot in Los Angeles.

Table is the investment office of William A. Ackman and his family. Table has invested more than $300.0 million of equity at cost in various real estate investments and has ownership interests in more than 2,200 multifamily apartments and hotels in New York City, Florida, California and other markets, as well as other property interests. William A. Ackman is the CEO and Portfolio Manager of Pershing Square Capital Management L.P. (“Pershing Square”), a SEC-registered investment adviser founded in 2003 with assets under management of $6.8 billion as of December 31, 2018.

The Property. The property is a 513,638 SF, 10-story, mixed-use, Class A office and automotive retail showroom and service center building occupying the entire block on the west side of 11th Avenue between West 54th and 55th Streets in the Midtown West neighborhood of Manhattan. Originally built in 1929, the property formerly housed Ford’s automotive flagship showroom facility.

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Mortgage Loan No. 9 — 787 Eleventh Avenue

The property was acquired by the sponsors in 2015 for approximately $255.5 million ($497 PSF). Following the acquisition, the sponsors commenced a $275.2 million ($536 PSF) redevelopment and expansion of the existing improvements that created a mixed-use building with Class A office space while retaining a portion of the original automotive retail showroom and service center. The redevelopment included converting three floors of the existing building from automotive retail showroom and service center use to office use, the addition of two new office floors, renovation of the lobby, entrance and façade (including the installation of oversized windows), executive parking in the basement, a wrap-around terrace on the 9th floor and a roof deck with a private tennis court and views of Manhattan, the Hudson River and New Jersey. Additional office tenant amenities include shuttle service to public transportation and access to the Mercedes Club across the street that offers a fitness center.

Located in the Midtown West neighborhood of Manhattan known as “Automobile Row”, the property benefits from zoning that allows automotive tenants to perform both sales and service operations, a designation which is limited to properties west of 11th Avenue (unless otherwise grandfathered). The property’s close proximity to the West Side Highway, Lincoln Tunnel and 57th Street east / west corridor provides convenient access for automobile customers. According to the appraisal, the property is the only building in the surrounding marketplace that features a double-helix ramp allowing for two-way, floor-by-floor vehicular access without reliance on an elevator like neighboring properties. This access feature provides valuable time and cost savings to tenants. As of November 1, 2018, the property was 88.4% leased by five tenants.

The largest tenant at the property, GJM OPCO LLC – Jaguar Land Rover, leases 161,195 SF (31.4% of NRA) through November 2032 with GJM OPCO LLC – Jaguar Land Rover (“GJM OPCO”) as the franchise dealership operator. GJM OPCO is owned by Jonathan Sobel, a former partner at Goldman Sachs and owner of car dealerships throughout the New York region, including BMW, Mini, Porsche, Audi, Chrysler, Jeep, Dodge and Ram. GJM OPCO operates a Jaguar Land Rover dealership (“Jaguar Land Rover”) under a lease expiring in 2032 with two, five-year renewal options. Jaguar Land Rover is a British multinational automotive company and a subsidiary of Tata Motors, a publicly traded Indian automotive company rated AA by Crisil, an India based ratings firm owned by Standard & Poor’s. As of March 2018, the company reported total revenue of £25.8 billion and profit before taxes of £1.5 billion with reported retail sales of 614,309 cars. North America accounted for approximately 129,319 cars or 21.1% of those sales.

The second largest tenant at the property, Nissan North America, Inc. (“Nissan”), leases 106,391 SF (20.7% of NRA) through July 2032 with two, ten-year renewal options. Nissan is engaged in the manufacturing, sales and related business of automotive products and marine equipment. Nissan’s business segments include automobile sales and financing. The company offers products and services in over 160 countries across the world selling approximately 60 models under the Nissan, Infiniti and Datsun brands. As of March 2018, Nissan reported total net revenue of approximately $112.4 billion, net income from operations of approximately $7.0 billion and total assets of approximately $176.4 billion. According to the sponsors, Nissan has not yet taken occupancy but is expected to have a flagship store at the property, which would be its only dealership location in Manhattan. Nissan leases its space directly and is expected to have a third-party franchisee manage the day to day operations. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

The third largest tenant at the property, Regus, leases 99,337 SF (19.3% of NRA) through October 2031 with one, five-year renewal option. The company is listed on the London Stock Exchange under the name IWG Plc. Regus’s network includes a global community of 2.5 million members, over 3,000 business centers, spanning more than 1,000 cities across more than 110 countries. As of December 2017, Regus reported total revenue of £2.4 billion, operating profit of £163.2 million and total assets of approximately £2.9 billion. Regus’ Americas operations accounted for approximately £984.4 million, representing approximately 41.9% of its total revenues for 2017. Regus has not yet taken occupancy but is expected to operate at the property as a Spaces International Workplace Group (“Spaces”) location, Regus’ premium brand that provides creative workspaces that aim to promote entrepreneurial ingenuity and a collaborative work environment. The Spaces lease is guaranteed by Regus and its United States subsidiary on a joint and several basis for an amount up to approximately $14.4 million. The property will house one of only two locations in Manhattan at which Regus signed leases in 2018, with the other location being the Chrysler Building. Regus has an option to terminate its lease in October 2028 with 12 months’ notice and the payment of a termination fee equal to $7,325,110 ($73.74 PSF) to be used for re-tenanting the space.

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Mortgage Loan No. 9 — 787 Eleventh Avenue

Leasing Costs

	Leasing Costs(1)	Reserved Leasing Costs	Total Tenant Leasing Costs	Total Leasing Costs PSF
Jaguar Land Rover
Tenant Improvements	$12,282,214	$0	$12,282,214	$76
Leasing Commissions	9,229,880	0	9,229,880	$57
Jaguar Land Rover Total	$21,512,094	$0	$21,512,094	$133
Nissan
Tenant Improvements	$4,629,732	$3,960,268	$8,590,000	$81
Leasing Commissions	4,067,520	0	4,067,520	$38
Nissan Total	$8,697,252	$3,960,268	$12,657,520	$119
Regus
Tenant Improvements	$588,080	$12,528,382	$13,116,462	$132
Leasing Commissions	3,128,916	521,488	3,650,404	$37
Regus Total	$3,716,996	$13,049,870	$16,766,866	$169
Pershing Square
Tenant Improvements	$4,482,749	$7,765,573	$12,248,322	$183
Leasing Commissions	400,000	0	400,000	$6
Pershing Square Total	$4,882,749	$7,765,573	$12,648,322	$189
Dwight Capital
Tenant Improvements	$3,385,275	$0	$3,385,275	$167
Leasing Commissions	698,264	0	698,264	$34
Dwight Capital Total	$4,083,539	$0	$4,083,539	$201
Total:	$42,892,631	$24,775,711	$67,668,342	$149

(1)	Based on borrower provided information as of December 17, 2018.

The Market. The property is located on the Westside of Manhattan in New York, New York in the Westside office submarket of Midtown. The property is also located one block east of the Westside Highway and two blocks south of the 57th Street east/west corridor. This provides tenants with multiple means of access via public and private transportation. The 59th Street - Columbus Circle Transit Stop is located approximately 0.8 miles from the property, which provides commuters with access to the 1, 2, A, B, C and D subway trains. MTA bus lines with stops at or near the property include the M12, M31, M57 (which stops at West 54th Street and 11th Avenue) and the M11. The New York Waterway ferry terminal, with service to New Jersey and lower Manhattan, is available at 39th Street and the West Side Highway.

According to a third-party report, the 2018 estimated population within a 0.5-mile radius of the property is 50,379 people. Population in the area has grown approximately 1.9% since 2010 and this trend is projected to continue with compound annual growth of 1.6% through 2023. The 2018 median household income within a 0.25-mile and 0.5-mile radius is $61,398 and $90,297, respectively.

According to the appraisal, the property is located in the Westside office submarket, which contained approximately 25.7 million SF and had an overall vacancy rate of 5.0% and an average rental rate of $66.92 PSF as of the third quarter 2018. The appraiser analyzed 32 competitive properties offering newly redeveloped Class A office space, which exhibited an average occupancy rate of 96.2% and a direct asking rent of $76.75 PSF.

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Mortgage Loan No. 9 — 787 Eleventh Avenue

According to the appraisal, the Manhattan market comprises the largest market in the five boroughs of rentable automobile retail space (43.6% of NRA). Within the Manhattan market, approximately 88.6% of the total automotive space is located along the stretch of 11th Avenue known as “Automotive Row”, which evolved after the passing of the Special Clinton District rezoning of 2011. According to the appraisal, several brands including Mercedes-Benz, BMW, VW, Audi and Porsche have collectively spent more than $1.0 billion on newly re-imagined showrooms and service centers. The appraisal noted that the only vacant space available in the entire corridor is at 748 11th Avenue, which previously housed the Nissan Infiniti dealership.

Underwritten rents for the occupied spaces at the property are approximately 15.7% below the appraiser’s concluded market rents, driven primarily by the automotive retail spaces which have a weighted average rent that is approximately 25.1% below market rents. The automotive retail leases were initially signed in 2015.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date
Jaguar Land Rover	NR / NR / NR	161,195	31.4%	$57.88	29.8%	11/30/2032
Nissan(3)	NR / A / NR	106,391	20.7	$66.83	22.7	7/31/2032
Regus(3)(4)	NR / NR / NR	99,337	19.3	$72.50	23.0	10/31/2031
Pershing Square(3)(5)	NR / NR / NR	66,757	13.0	$89.73	19.1	1/30/2034
Dwight Capital	NR / NR / NR	20,322	4.0	$82.55	5.4	5/30/2029
Total:		454,002	88.4%		100.0%

(1)	Based on the November 1, 2018 underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Nissan is currently building out its respective space and its expected occupancy date is yet to be determined. Regus and Pershing Square are currently building out their respective spaces and are expected to take occupancy in 2019. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in the Preliminary Prospectus.

(4)	Regus and its U.S. subsidiary, on a joint and several basis, provided a limited guarantee of the tenant’s obligation under its lease in an amount up to $14.4 million. Regus has an option to terminate the lease in October 2028, with 12 months’ notice, and payment of a termination fee equal to $7,325,110 ($73.74 PSF).

(5)	Pershing Square is an affiliate of Table, one of the sponsors; the appraisal indicates that the lease is within current market levels. Mr. Ackman provided a limited personal guarantee of the tenant’s obligations under its lease in an amount up to $6.04 million. See “Description of the Mortgage Pool–Tenant Issues—Affiliated Leases” in the Preliminary Prospectus.

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Mortgage Loan No. 9 — 787 Eleventh Avenue

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029 & Beyond	5	454,002	88.4	31,309,531	100.0	454,002	88.4%	$31,309,531	100.0%
Vacant	NAP	59,636	11.6	NAP	NAP	513,638	100.0%	NAP	NAP
Total	5	513,638	100.0%	$31,309,531	100.0%

(1)	Based on the November 1, 2018 underwritten rent roll.

(2)	Certain tenants have more than one lease. Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	UW Base Rent includes rent steps based on straight line rent of $889,660 associated with the investment grade tenant, Nissan, through the term of its lease.

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	TTM(1)	Underwritten	PSF	%(2)
Rents in Place	N/A	N/A	N/A	$30,419,871	$59.22	80.5%
Vacant Income	N/A	N/A	N/A	4,472,700	$8.71	11.8%
Rent Steps(3)	N/A	N/A	N/A	889,660	$1.73	2.4%
Percentage Rent(4)	N/A	N/A	N/A	114,081	$0.22	0.3%
Gross Potential Rent	N/A	N/A	N/A	$35,896,311	$69.89	95.0%
Total Reimbursements(5)	N/A	N/A	N/A	1,886,554	$3.67	5.0%
Net Rental Income	N/A	N/A	N/A	$37,782,865	$73.56	100.0%
(Vacancy/Collection Loss)	N/A	N/A	N/A	(4,472,700)	($8.71)	(11.8%)
Amenity Income	N/A	N/A	N/A	51,088	$0.10	0.2%
Mailroom Income(6)	N/A	N/A	N/A	46,900	$0.09	0.1%
Effective Gross Income	N/A	N/A	N/A	$33,408,153	$65.04	100.0%
Total Expenses	N/A	N/A	N/A	$8,150,648	$15.87	24.4%
Net Operating Income	N/A	N/A	N/A	$25,257,505	$49.17	75.6%
Total TI/LC, Capex/RR	N/A	N/A	N/A	1,078,640	$2.10	3.2%
Net Cash Flow	N/A	N/A	N/A	$24,178,865	$47.07	72.4%

(1)	Historical cash flows are unavailable as the property was acquired by the sponsors in 2015 and subsequently redeveloped through 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rent Steps are based on straight line rent of $889,660 associated with the investment grade tenant, Nissan, through the term of its lease.

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Mortgage Loan No. 9 — 787 Eleventh Avenue

(4)	Underwritten Percentage Rent is based Jaguar Land Rover’s contractual agreement of 2.0% over $145,000,000 in new car sales per annum. The car sales figure of $150,704,039 was utilized for the concluded percentage rent based on new car dealership sales.

(5)	Underwritten Total Reimbursements are based on each tenant’s recoveries per the contractual lease. All tenants are currently in a base year assessment period for operating expenses. For real estate tax recoveries, tenants generally pay a fixed amount in addition to their pro-rated shares over a tax base year. Tax base years and the applied real estate tax expense are calculated on the basis of the full real estate tax expense without any adjustments for the Industrial & Commercial Abatement Program. Tax base years are based on the appraiser’s estimates. See “Tax Abatement” below.

(6)	Underwritten Mailroom Income is attributed to the Pershing Square lease, under which the tenant is contractually responsible for $46,900 in mailroom income.

Property Management. The property is managed by Cushman & Wakefield U.S., Inc.

Escrows and Reserves. At origination, the borrower deposited into escrow $24,775,711 for outstanding tenant improvements and leasing costs, $15,664,540 for free rent and $6,131,548 for renovations.

Tax & Insurance Reserve - Collection of monthly tax and insurance reserves (and common charges, if applicable) will be waived so long as (i) no event of default under the loan documents has occurred and is continuing and (ii) the borrower timely pays the tax, insurance and common charge costs when incurred and promptly provides evidence to the lender of the payment of same.

TI/LC Reserve - From and after July 1, 2020 the borrower is required to deposit any amounts required in connection with a permitted lease modification or permitted surrender in connection with various lease modifications and/or terminations.

Lockbox / Cash Management. The Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver to all existing and new tenants at the property a written notice instructing that all rents under leases at the property are to be delivered by such tenants directly to the deposit account. All funds in the lockbox account are required to be remitted to the borrower on a daily basis in the absence of a Cash Management Period (as defined below). Upon the commencement of a Cash Management Period, the lender will give notice thereof to the cash management bank, after which the borrower and cash management bank must establish a cash management account into which all funds on deposit in the deposit account (less any minimum peg balance required under the loan documents) will be swept on a daily basis. The cash management account is required to be in the name of the borrower but for the sole and exclusive benefit of the lender.

A “Cash Management Period” will commence upon (i) February 8, 2029 or (ii) an event of default under the loan documents.

Property Release. Following a permitted condominium conversion of all or a portion of the property in accordance with the loan documents, the borrower may obtain a one-time release of the retail condominium unit from the lien of the Whole Loan, upon conveyance of the retail condominium unit to another entity; provided that each of the following conditions, among others, are satisfied: (a) the borrower either (i) pays a prepayment of the principal in an amount equal to 105.0% of the appraised value of the retail condominium unit (together with any applicable yield maintenance premium), or (ii) elects a partial defeasance event, in which case the defeased note will be in an amount equal to 105.0% of the appraised value of the retail condominium unit; (b) after giving effect to such prepayment or defeasance, the debt yield on the Whole Loan is greater than or equal to the greater of (i) 6.2% or (ii) the debt yield on the Whole Loan immediately preceding the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the Whole Loan in an amount sufficient to pass such debt yield test); (c) the LTV ratio on the Whole Loan is required to be equal to or less than the lesser of (i) 63.1% and (ii) the LTV ratio on the Whole Loan of the property immediately prior to the retail condominium release (provided that the borrower may make an additional prepayment or partially defease the Whole Loan in an amount sufficient to pass such test); (d) no event of default under the loan documents is continuing; and (e) the lender has either received a rating agency confirmation from each rating agency or each rating agency has waived such condition. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus.

 A-2-123

Mortgage Loan No. 9 — 787 Eleventh Avenue

Tax Abatement. The sponsors have applied for a tax abatement for the property under the Industrial & Commercial Abatement Program (“ICAP”) program. The borrower projects that the ICAP application will be fully approved by the end of 2019 and that the abatement benefits will take effect in the 2020/2021 tax year. As projected by the sponsors, the ICAP abatement would phase out over a 10-year period with full savings being realized in years one through five of the program, which subsequently burns off at a rate of 20.0% per year over the next five years decreasing to 20.0% in years nine and ten of the abatement period. The borrower is required under the loan documents to submit a timely ICAP notice of completion reflecting completion of construction on or before December 29, 2020 and satisfy all conditions and obtain all licenses and permits required under the loan documents, in order to fully vest in the property all rights for benefits under the ICAP. The borrower is also required to comply with all legal requirements necessary to maintain, and is required to maintain, the abatement of taxes under the ICAP on or before July 1, 2020, subject to extension to July 1, 2021, including, without limitation, the filing of all certificates of continuing use and filing real property income and expense statements. The borrower is required to provide to the lender all material notices it receives from the applicable governmental authorities with respect to the ICAP within ten business days after receipt. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

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 A-2-125

Mortgage Loan No. 10 — Darden Headquarters

 A-2-126

Mortgage Loan No. 10 — Darden Headquarters

 A-2-127

Mortgage Loan No. 10 — Darden Headquarters

 A-2-128

Mortgage Loan No. 10 — Darden Headquarters

Mortgage Loan Information	Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	3.8%	Net Rentable Area (SF):	525,000
Loan Purpose:	Refinance	Location:	Orlando, FL
Borrower:	Orlando Garden Property LLC	Year Built / Renovated:	2009 / NAP
Sponsor:	U.S. Realty Advisors, LLC	Occupancy:	100.0%
Interest Rate:	4.7700%	Occupancy Date:	11/20/2018
Note Date:	12/21/2018	Number of Tenants:	1
Maturity Date:	1/6/2029	2016 NOI:	$8,014,298
Interest-only Period:	120 months	2017 NOI:	$8,142,009
Original Term:	120 months	2018 NOI:	$8,324,426
Original Amortization:	None	UW Economic Occupancy:	97.0%
Amortization Type:	Interest Only	UW Revenues:	$13,482,829
Call Protection:	L(29), Def(86), O(5)	UW Expenses:	$4,570,793
Lockbox(2):	Hard	UW NOI(43:	$8,912,036
Additional Debt(1):	Yes	UW NCF:	$8,859,480
Additional Debt Balance(1):	$80,000,000	Appraised Value / PSF:	$157,400,000 / $300
Additional Debt Type(1):	Pari Passu	Appraisal Date:	11/29/2018
Additional Future Debt Permitted:	No

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan PSF:	$210
Taxes:	$0	Springing	N/A	Maturity Date Loan PSF:	$210
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	69.9%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	69.9%
				UW NOI / UW NCF DSCR:	1.68x / 1.67x
				UW NOI / UW NCF Debt Yield:	8.1% / 8.1%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$110,000,000	100.0%	Payoff Existing Debt:	$90,471,473	82.2%
			Return of Equity:	18,190,198	16.5
			Closing Costs:	1,338,329	1.2
Total Sources:	$110,000,000	100.0%	Total Uses:	$110,000,000	100.0%

(1)	The Darden Headquarters loan is part of a larger split whole loan evidenced by three pari passu notes with an aggregate Cut-off Date balance of $110.0 million (collectively, the “Whole Loan”). The financial information presented in the chart above and herein reflects the balance of the Whole Loan.

(2)	For a more detailed description of lockbox, please refer to “Lockbox / Cash Management” below.

(3)	UW NOI includes $847,248 of straight line rent assuming 2.0% annual rent increases.

(4)	For a more detailed description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

 A-2-129

Mortgage Loan No. 10 — Darden Headquarters

The Loan. The Darden Headquarters Whole Loan is a $110.0 million first mortgage loan secured by the fee simple interest a 525,000 SF, Class A office building located in Orlando, Florida. The office is the headquarters for Darden Restaurants, Inc. (“Darden”). The loan has a 10-year term and is interest-only for the entire term.

The Whole Loan is evidenced by three pari passu notes. The non-controlling Note A-2 is being contributed to the CSAIL 2019-C16 Commercial Mortgage Trust. The Whole Loan is being serviced under the CSAIL 2019-C15 pooling and servicing agreement. As the holder of Note A-1 (the “Controlling Noteholder”), the trustee of the CSAIL 2019-C15 Commercial Mortgage Trust is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holder of Note A-2 is entitled, under certain circumstances, to consult with respect to certain major decisions.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-1, A-3	$80,000,000	$80,000,000	CSAIL 2019-C15	Y
Note A-2	30,000,000	30,000,000	CSAIL 2019-C16	N
Total:	$110,000,000	$110,000,000

The Borrower. The borrowing entity for the Whole Loan is Orlando Garden Property LLC, a special purpose Delaware limited liability company. The borrowing entity is 100% owned by USRA Net Lease Investors III, LLC.

The Sponsor. The loan’s sponsor is U.S. Realty Advisors, LLC (“USRA”). The non-recourse carve-out guarantor of the Whole Loan is USRA Net Lease II Capital Corp., which is controlled by USRA. Established in 1989, USRA is a single-tenant real estate investment and asset management firm. With a 30-year, $20 billion history in the net lease process as both an advisor and investor, USRA specializes in sale-leasebacks and acquisitions from third parties or built-to-suit properties under triple-net leases. From 1990 to 2015, USRA executed over 98 real estate transactions totaling more than $4.6 billion of single-tenant assets ranging from individual properties to large portfolios involving properties leased to a single tenant, with transaction sizes ranging from $3.0 million to $1.4 billion. USRA’s current portfolio exceeds $2.7 billion of investments, including assets for USRA’s own account, institutional investors, corporate clients and private families.

The Property. The property is a Class A, 3-story, 525,000 SF, LEED Gold certified, office headquarter campus situated on 45.9 acres in Orlando, Florida. The property was constructed in 2009 by Darden as its corporate headquarters to consolidate its eight restaurant brands, which were previously located across 12 locations, under a single roof. The property includes a freestanding single story data center, 605 surface parking spaces and a four-story parking garage with 1,065 spaces resulting in a parking ratio of 3.18 spaces per 1,000 SF. USRA acquired the property from Darden in a sale-leaseback transaction in 2015 for $133.3 million ($254 PSF) with the sponsor investing approximately $40.0 million of equity. The property is leased to a subsidiary of Darden, Darden Corporation (“Darden Tenant”), and the lease is guaranteed by Darden.

Darden Tenant has occupied 100.0% of the property since construction in 2009 as its global headquarters. The property is leased on a triple-net, 20-year lease through 2035 with four, 5-year and one, 10-year extension options through 2065. Darden, rated Baa2/BBB/BBB by Moody’s, S&P and Fitch, respectively, guarantees the lease (which does not have optional termination rights). The lease is structured with no landlord responsibilities and features annual rent increases at the lesser of 2.0% or the consumer price index, with annual catch-up provisions up to 2.0%.

As the global headquarters location for Darden, the property is the hub of the full-service restaurateur, housing more than 1,200 employees that make up the home office, creative, marketing, technology and executive staff. The property is home to Darden’s manager training program, bringing in nearly 700 managers-in-training to the property each year. In addition, corporate executives of each brand are located at the property as well as customized test kitchens that operate daily.

 A-2-130

Mortgage Loan No. 10 — Darden Headquarters

The comprehensive amenity package includes 30,000 SF of test kitchen space and 25,000 SF of meeting spaces, as well as a data center designed to support and protect Darden’s entire technology footprint. Additional amenities include a 5,000 SF full-service fitness center, a credit union and a 16,000 SF cafeteria, as well as smaller cafés throughout the campus. The solar electric system on the roof of the main building and parking garage generate approximately 20% of the required power for the property. The property’s versatile dual wing floorplan features a main building with a central common area connected with two perpendicular flexible office wings, allowing for effective segregated division configuration options while also providing the ability to convert the property for multi-tenant use.

Founded in 1938, Darden has a long history of developing and acquiring restaurant concepts. Darden is the world’s largest full-service restaurant company and is a member of the S&P 500 and the Fortune 500 (#396 in 2017). Darden is a leading owner and operator of full-service restaurants in the United States and Canada with more than 1,700 restaurants across eight brands (including Olive Garden, LongHorn Steakhouse, Cheddar’s Scratch Kitchen, Yard House, The Capital Grille, Bahama Breeze, Seasons 52, and Eddie V’s), and over 180,000 full-time workers. Darden serves nearly 390 million guests each year.

During fiscal year 2018, Darden added 51 new company restaurants in the United States, including Cheddar’s Scratch Kitchen restaurants, which was acquired in August 2017 for $780 million. Organic growth is expected to continue, as 45 to 50 new restaurants are expected to open in the United States in fiscal year 2019. Darden finished fiscal year 2018 with $596.0 million in net income, as compared to $479.1 million in fiscal year 2017 and $375.0 million in fiscal year 2016.

The Market. The property is located 12.8 miles southwest of the Orlando central business district and 10.4 miles from the Orlando International Airport in the Tourist Corridor Submarket. The property is in the southwest corner of the intersection of FL Highway 528 (Beachline Expressway) and South John Young Parkway. The Beachline Expressway is the primary artery connecting I-4 and the Florida Turnpike as well as providing access to the Orlando International Airport, the FL417 Loop, and the Port Canaveral/Cocoa Beach area to the east.

According to the appraisal, Orlando is one of the busiest cities in America for conferences and conventions, as the Orange County Convention Center is the second largest convention facility in the United States. A record 72 million visitors came to the Orlando region in 2017, making it the top tourist destination in the United States. In addition, many industry leaders including the American Automobile Association (AAA), Deloitte Consulting LLP, Electronic Arts, Lockheed Martin, Northrop Grumman, Tupperware Brands Corporation, Verizon Communications and the Walt Disney Company are either headquartered in or have a significant presence in the metropolitan statistical area.

The median household and average incomes within a five-mile radius of the property are estimated at $49,481 and $68,869, respectively. The population grew 16.41% from 2010 to 2018 and is projected to increase 8.81% through 2023. The average household growth rate through 2023 is expected to be 5.8%.

The Tourist Corridor Submarket is also known as “The Theme Park Capital of the World” as it is home to Walt Disney World Resort, Universal Orlando Resort, SeaWorld Orlando and the Fun Spot America Theme Parks. According to a third party market data provider, the Orlando area features seven of the ten most visited theme parks in North America, as well as the four most visited water parks in the United States. The property is located in close proximity to the Orlando Convention Center (3.8 miles), Walt Disney World Resort (7.8 miles), and SeaWorld (3.4 miles).

According to a third party market data provider for Q3 2018, the Tourist Corridor Office Submarket contained 8.9 million SF of office space with an overall vacancy rate of 5.7%. There is only one office project under construction in the Tourist Corridor Office market totaling 125,000 SF. The appraisal concluded per square foot market rents of $24.61 PSF NNN for the office space. According to the appraisal, the property’s competitive set consists of the six properties detailed in the following table with an average occupancy of 98.5%.

 A-2-131

Mortgage Loan No. 10 — Darden Headquarters

Competitive Set Summary(1)

Property	Year Built / Renovated	NRA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Anchor Tenants
Darden Headquarters	2009	525,000(2)	$16.16(2)	100%	N/A	Darden Corporation
Millenia Lakes I, II & III	2005	414,472	$26.00	91%	4.7	Blue Green Vacations
Clarington Commons	2007	28,224	$19.50	100%	8.3	Undisclosed
Millenia Lakes II	2006	107,052	$25.50	100%	4.8	Hilton Grand Vacations
Former Nova Southeastern	2000	71,900	$16.50	100%	5.1	Asurion
LPL Financial Headquarters	2016	450,000	$16.21	100%	457.5	LPL Financial Inc.
Verizon Hidden Ridge Campus	1991	1,150,000	$16.00	100%	971.9	Verizon

(1)	Source: Appraisal.

(2)	Based on the November 20, 2018 underwritten rent roll.

Historical and Current Occupancy(1)

2015	2016	2017	Current(2)
100.0%	100.0%	100.0%	100.0%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the November 20, 2018 underwritten rent roll.

Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA	UW Base Rent PSF	% of Total UW Base Rent	Lease Expiration Date(3)
Darden Tenant	Baa2 / BBB / BBB	525,000	100.0%	$16.16	100.0%	10/31/2035

(1)	Based on the November 20, 2018 underwritten rent roll. The property is 100.0% leased to Darden Tenant.

(2)	Ratings are of Darden Restaurants, Inc. which is the parent company of the tenant and guarantor of the lease.

(3)	The lease has four, 5-year and one, 10-Year extension options through 2065.

Operating History and Underwritten Net Cash Flow

	2015(1)	2016	2017	2018	Underwritten(2)(3)	PSF	%(4)
Rents in Place	N/A	$8,014,298	$8,142,009	$8,324,426	$8,481,783	$16.16	61.0%
Straight line Rent	N/A	0	0	0	847,248	$1.61	6.1%
Gross Potential Rent	N/A	$8,014,298	$8,142,009	$8,324,426	$9,329,031	$17.77	67.1%
Total Reimbursements	N/A	0	0	0	4,570,793	$8.71	32.9%
Net Rental Income	N/A	$8,014,298	$8,142,009	$8,324,426	$13,899,824	$26.48	100.0%
(Vacancy/Collection Loss)	N/A	0	0	0	416,995	($0.79)	(3.0%)
Effective Gross Income	N/A	$8,014,298	$8,142,009	$8,324,426	$13,482,829	$25.68	100.0%
Total Expenses	N/A	$0	$0	$0	$4,570,793	$8.71	33.9%
Net Operating Income	N/A	$8,014,298	$8,142,009	$8,324,426	$8,912,036	$16.98	66.1%
Total TI/LC, Capex/RR	N/A	0	0	0	52,556	$0.10	0.4%
Net Cash Flow	N/A	$8,014,298	$8,142,009	$8,324,426	$8,859,480	$16.88	65.7%

(1)	2015 cash flows are not available as the sale-leaseback transaction was completed in 2015.

(2)	Underwritten Rents In Place is based on the current in-place rent, which is year 4 of the lease.

(3)	Straight Line Rent assumes 2.0% annual rent increases. Under the lease annual rent increases at the lesser of 2.0% or the consumer price index, with annual catch-up provisions up to 2.0%.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

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Mortgage Loan No. 10 — Darden Headquarters

Property Management. The property is self-managed by the Darden Tenant.

Escrows and Reserves.

Taxes & Insurance Reserve – The requirement to make monthly deposits of (i) 1/12th of the annual estimated tax payments and (ii) 1/12th of the estimated insurance premiums into tax & insurance reserve accounts is waived unless (i) a Trigger Period (as defined below) is continuing and (ii) the Darden Tenant lease is not in full force and effect or the Darden Tenant is in monetary default thereunder.

Replacement Reserves – During the continuance of a Trigger Period, on a monthly basis, the borrower is required to deposit an amount equal to 1/12th of $0.10 per rentable SF.

Lockbox / Cash Management. The Whole Loan is structured with a hard lockbox and in-place cash management. At origination, the borrower sent a direction letter to Darden Tenant instructing it to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept daily to a cash management account under the control of the lender and disbursed on each monthly payment date in accordance with the loan documents. During the continuance of a Trigger Period, all excess cash flow (unless such Trigger Period exists solely due to the existence of a Partial Go Dark Trigger Period (as defined below), in which event only 50% of excess cash flow), after payments made in accordance with the loan documents for, amongst other things, debt service, required reserves and operating expenses, will be held as additional collateral for the loan until such time as the amount of excess cash flow held as additional collateral for the loan equals or exceeds $15,750,000. Any amounts in excess of the $15,750,000 shall be disbursed to the borrower.

“Trigger Period” means (i) the occurrence of any event of default under the loan documents, (ii) any period that commences when the debt yield falls below 7.0%, (iii) notice is given by Darden Tenant or the borrower of the termination of the existing lease, (iv) the occurrence of any Go Dark Trigger Period (as defined below), (v) any period during which a bankruptcy event has occurred with respect to the borrower, Darden, Darden Tenant or any property manager, that has not been discharged or dismissed with 90 days of the filing thereof, or (vi) a monetary default under the Darden Tenant lease after 10 days’ prior notice to Darden Tenant.

“Go Dark Trigger Period” means (a) either (i) if the Darden Tenant vacates, surrenders, ceases to conduct its normal business operations or otherwise goes dark at more than 35.0% but not more than 50.0% of its current space at the property for more than 60 consecutive days (“Partial Go Dark Trigger Period”) or (ii) if the Darden Tenant goes dark or ceases operations at more than 50.0% of its current space at the property for more than 60 consecutive days, and (b) Darden is rated below “Baa3” by Moody’s or “BBB-” by S&P.

 A-2-133

Mortgage Loan No. 11 — Great Wolf Lodge Southern California

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type - Subtype:	Hotel – Full Service
% of Pool by IPB:	3.8%	Net Rentable Area (Rooms):	603
Loan Purpose:	Refinance	Location:	Garden Grove, CA
Borrower:	GWGG, LLC	Year Built / Renovated:	2016 / NAP
Sponsors:	Chad McWhinney; McWhinney Real Estate Services, Inc.; Troy McWhinney; Great Wolf Resorts, Inc.	Occupancy / ADR / RevPAR:	80.8% / $280.55 / $226.80
Interest Rate:	5.2533%	Occupancy / ADR / RevPAR Date:	1/31/2019
Note Date:	3/11/2019	Number of Tenants:	NAP
Maturity Date:	3/11/2029	TTM 1/31/2017 NOI(3):	$10,271,409
Interest-only Period:	120 months	2017 NOI(3):	$16,784,192
Original Term:	120 months	2018 NOI(3):	$21,673,034
Original Amortization:	None	TTM NOI(3)(4):	$22,017,852
Amortization Type:	Interest Only	UW Occupancy / ADR / RevPAR:	80.8% / $280.55 / $226.80
Call Protection(2):	L(27), Def (86), O(7)	UW Revenues:	$84,732,839
Lockbox:	Soft	UW Expenses:	$62,846,900
Additional Debt(1):	Yes	UW NOI:	$21,885,939
Additional Debt Balance(1):	$120,000,000 / $20,000,000	UW NCF:	$19,245,379
Additional Debt Type(1):	Pari Passu / Subordinate	Appraised Value / Per Room(5):	$302,900,000 / $502,322
Additional Future Debt Permitted:	No	Appraisal Date:	11/28/2018

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Room:	$248,756
Taxes:	$0	$244,016	N/A	Maturity Date Loan Per Room:	$248,756
Insurance:	$0	Springing	N/A	Cut-off Date LTV(6):	49.5%
FF&E Reserves:	$0	Springing	N/A	Maturity Date LTV:	49.5%
Excess FF&E Reserve:	$2,000,000	$0	N/A	UW NOI / UW NCF DSCR:	2.74x / 2.41x
Seasonality Reserve:	$0	Springing	N/A	UW NOI / UW NCF Debt Yield:	14.6% / 12.8%
Amortization Reserve:	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
A Notes:	$150,000,000	81.1%	Refinance Existing Debt:	$180,192,917	97.4%
B Note:	20,000,000	10.8	Closing Costs:	2,818,045	1.5
Sponsor Equity:	15,010,961	8.1	Upfront Reserves:	2,000,000	1.1
Total Sources:	$185,010,961	100.0%	Total Uses:	$185,010,961	100.0%

(1)	The Great Wolf Lodge Southern California loan is part of a larger split whole loan evidenced by six senior pari passu notes (collectively, the “A Notes”), with an aggregate Cut-off Date Balance of $150.0 million and one subordinate note, with a Cut-off Date Balance of $20.0 million (the “B Note”, and together with the A Notes, the “Whole Loan”). The Whole Loan has an aggregate Cut-off Date Balance of $170.0 million. The Whole Loan was originated by Wells Fargo Bank, National Association and Notes A-4A and A-4B were subsequently acquired by Column. The financial information presented in the chart above and herein reflects the balance of the A Notes.

 A-2-134

Mortgage Loan No. 11 — Great Wolf Lodge Southern California

(2)	Following the lockout period, the Whole Loan can be defeased at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last A Note to be securitized and (ii) April 11, 2022.

(3)	The increase in historical NOI was partly due to the fact that the property opened in 2016 and was ramping up in performance over such time period.

(4)	TTM represents the trailing twelve-month period ending January 31, 2019.

(5)	The Appraised Value assumes that the property is encumbered by the Disposition and Development Agreement and that Transient Occupancy Tax rebates are due (see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”, “—Appraised Value” and “—Real Estate and Other Tax Considerations” in the Preliminary Prospectus). The appraisal also concluded to a value of $293,300,000, which assumes that the property is not encumbered by the Disposition and Development Agreement and that no Transient Occupancy Tax rebates are due, which would equate to a (i) a Cut-off Date LTV based on the A Notes of 51.1% and (ii) a Cut-off Date LTV based on the Whole Loan of 58.0%.

The Loan. The Great Wolf Lodge Southern California Whole Loan is a $170.0 million first mortgage loan secured by the fee simple interest in a 603-room, full-service hotel located in Garden Grove, California. The Whole Loan has a 10-year term and is interest-only for the entire term.

The Whole Loan is comprised of six senior pari passu notes with an aggregate Cut-off Date balance of $150.0 million and one subordinate note with a Cut-off Date balance of $20.0 million. Note A-4A is being contributed to the CSAIL 2019-C16 Commercial Mortgage Trust. The Whole Loan is being serviced pursuant to the WFCM 2019-C50 pooling and servicing agreement. Under the related co-lender agreement, the “Controlling Noteholder” will be the holder of Note B-1, unless and until a control appraisal event (as defined in the co-lender agreement) exists, during which time the Controlling Noteholder will be the holder of Note A-1. As the holder of Note B-1, KSL Capital Partners Co Trust II is entitled to exercise all of the rights of the Controlling Noteholder with respect to the Whole Loan; however, the holders of the remaining notes will be entitled, under certain circumstances, to consult with respect to certain major decisions. See “Description of the Mortgage Pool— The Whole Loans—The Non-Serviced AB Whole Loans—The Great Wolf Lodge Southern California Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Note Summary

	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece (Y/N)
Note A-4A	$30,000,000	$30,000,000	CSAIL 2019-C16	N(1)
Note A-1	35,000,000	35,000,000	WFCM 2019-C50	N
Note A-4B(2)	20,000,000	20,000,000	Column	N
Note A-2	25,000,000	25,000,000	BANK 2019-BNK17	N
Note A-3, A-5	40,000,000	40,000,000	BANK 2019-BNK18	N
Note B-1	20,000,000	20,000,000	KSL Capital Partners Co Trust II	Y(1)
Total	$170,000,000	$170,000,000

(1)	The holder of Note B-1 will have the right to appoint the special servicer of the Whole Loan and to direct certain decisions with respect to the Whole Loan, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event (as defined in the related co-lender agreement) with respect to Note B-1, the holder of Note A-1 (or the directing certificateholder for the WFCM 2019-C50 securitization trust on its behalf) will have such rights.

(2)	Note is expected to be contributed to one or more future securitizations.

 A-2-135

Mortgage Loan No. 11 — Great Wolf Lodge Southern California

Total Debt Capital Structure

(1)	Based on 603 rooms.
(2)	Based on the “as-is” appraised value of $302.9 million.
(3)	Based on the UW NOI of $21,885,939
(4)	Based on the UW NCF of $19,245,379 and coupon of 5.2533% on the A Notes and 10.7500% on the B Note.
(5)	Implied Equity is based on the “as-is” appraised value of $302.9 million less total debt of $170.0 million.

The Borrower. The borrowing entity for the Whole Loan is GWGG, LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is 84.7% owned by MGWGG Investments, LLC and 15.3% owned by GWR Garden Grove, LLC.

The Sponsors. The Whole Loan’s sponsors are Chad McWhinney, McWhinney Real Estate Services, Inc., Troy McWhinney, Great Wolf Resorts, Inc. (“Great Wolf”), and the nonrecourse carve-out guarantor is McWhinney Holding Company, LLLP. The borrower is owned by GWGG JV, LLC, a joint venture between MGWGG Investments, LLC (84.7% ownership interest), an entity managed by Chad McWhinney and in which affiliates of McWhinney Real Estate Services, Inc. hold an ownership interest of at least 70.3% and GWR Garden Grove, LLC (15.3% ownership interest), an affiliate of Great Wolf.

Founded in 1991 by Chad McWhinney, McWhinney Holding Company, LLLP holdings include approximately 1.2 million SF of commercial space (office, industrial, retail and mixed use), 2,293 hotel rooms, 708 multifamily units and more than 2,700 acres of land. McWhinney Holding Company, LLLP holds ownership interest in three other hotels in the Anaheim area including the Hilton Garden Inn – Anaheim Homewood Suites – Anaheim, and Hampton Inn – Anaheim.

Founded in 1997, Great Wolf is the largest indoor water park family resort company in North America and currently operates 15 properties across the United States and Canada, as well as two additional properties under construction and land owned for potential future developments. Great Wolf caters to family travelers, particularly those seeking a resort atmosphere that caters to both children and adults.

The Property. The property is a 603-room, full-service hotel and resort located in Garden Grove, California. The property was originally constructed in 2016 and consists of a nine-story hotel with an approximately 105,000-SF indoor waterpark, fitness center, outdoor pool area, miniature golf course, bowling alley, movie theater, arcade, kid-friendly spa, approximately 21,226 SF of meeting space, and multiple restaurants and retail outlets, located on an approximately 11.7 acre site. The indoor waterpark includes a four-story treehouse and water fort, 14 water slides, four splash pads and play pools, a surf simulator and a large wave pool.

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Mortgage Loan No. 11 — Great Wolf Lodge Southern California

The unit mix at the property consists of 452 standard suites, which sleep up to six people; 133 themed suites, including six-person Wolf Den suites with bunk beds and seven-person Kid Cabin suites with bunk beds and a day bed; and 18 premium suites, which sleep six to eight people. Each unit generally features standard hotel amenities such as coffee maker, safe, mini-refrigerator, microwave, and hairdryer; some of the suites feature lofts, balconies, and whirlpool tubs. Amenities at the property include seven food and beverage facilities, five meeting and banquet facilities, four retail stores, indoor water park, outdoor pool, arcade, bowling alley, mini golf, kid’s spa, business center, vending areas, and a fitness center. In addition, the property offers a five-story, 1,048-space parking garage equating to a parking ratio of 1.7 spaces per room. According to the appraisal, the demand segmentation at the Great Wolf Lodge Southern California property is 91% leisure and 9% meeting & group.

The property is not subject to a franchise agreement; however, a management and license agreement is in-place with GWR Manager LLC (an affiliate of Great Wolf) through February 2041. The loan documents require the property to be managed by a “Qualified Manager”, which means one of the following entities: an affiliate of the current manager, Walt Disney Parks and Resorts, Kalahari, Wilderness, Marriott International, Hyatt Hotels Corporation, MGM Resorts International, Hilton Worldwide, IHG, Cedar Fair, Six Flags Great Adventure, SeaWorld Parks and Entertainment, Merlin Entertainment, Wyndham, or an affiliate controlled by one of the foregoing operating any full-service flag or brand with an industry rating of “Upscale” or higher, if such Qualified Manager has experience operating a substantial water amenity, or “Upper Upscale”, if such Qualified Manager does not have experience operating a substantial water amenity (or, in the case of IHG, “Upper Upscale” or higher), or a reputable and experienced organization possessing experience in managing or franchising full-service hotels (with an associated waterpark) similar to the property. Any replacement management agreement with a Qualified Manager is subject to written approval by the lender in the lender’s reasonable discretion, and such approval may be conditioned upon the lender’s receipt of rating agency confirmation.

Historical Occupancy, ADR, RevPAR(1)(2)

	Competitive Set			Great Wolf Lodge Southern California(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR(3)	RevPAR	Occupancy	ADR	RevPAR
TTM 1/31/2017(4)	84.7%	$232.72	$197.16	55.8%	$281.50	$157.01	65.9%	121.0%	79.6%
TTM 1/31/2018(4)	84.8%	$238.85	$202.59	71.2%	$264.26	$188.19	84.0%	110.6%	92.9%
TTM 1/31/2019	84.3%	$249.47	$210.31	82.1%	$251.45	$206.42	97.4%	100.8%	98.2%
(1)	Source: Third party report. Competitive set includes the following hotels: Anaheim Majestic Garden Hotel, Hilton Anaheim, Disney’s Disneyland Hotel, Sheraton Park Hotel @ The Anaheim Resort, Disney’s Paradise Pier Hotel, Hyatt Regency Orange County, Delta Hotel Anaheim Garden Grove, Hyatt Regency Huntington Beach & Spa, Disney’s Grand Californian Hotel & Spa, DoubleTree by Hilton Suites Anaheim Resort Convention Center, Legoland California Resort Hotel, and Courtyard Anaheim Theme Park Entrance.

(2)	Variances between the underwriting, the appraisal, and third party research report with respect to Occupancy, ADR and RevPAR at the Great Wolf Lodge Southern California property are attributable to variances in reporting methodologies and/or timing differences.

(3)	The ADRs shown in the chart above for the property exclude the daily resort fee. The historical and underwritten ADRs represented in the “Operating History and Underwritten Net Cash Flow” section below is inclusive of the daily resort fee.

(4)	The increase in historical performance is partly due to the fact that the property opened in 2016 and was improving performance over such time period.

The Market. The property is located in Garden Grove, California, approximately 4.3 miles south of downtown Anaheim, 2.2 miles south of Disneyland, 11.1 miles north of John Wayne Airport, 30.3 miles southeast of downtown Los Angeles, and 35.0 miles southeast of the Los Angeles International Airport. The property is situated on Harbor Boulevard, which is a main north/south thoroughfare that connects the property to the Anaheim Resort Area, Disneyland and the Interstate 5 on-ramp to the north. Additional attractions in the area include Knott’s Berry Farm (8.8 miles northwest), Angel Stadium (home to Major League Baseball’s Los Angeles Angels; 2.9 miles northeast) and the Anaheim Convention Center (1.7 miles north). The Anaheim Convention Center is the largest convention center on the West Coast and recently completed a $190.0 million expansion.

According to the appraisal, the Orange County economy is primarily driven by the tourism industry, which employs more than 140,000 people in the area. Orange County hosted approximately 49.5 million visitors in 2017, a 2.7% increase from 2016, which led to an economic impact of more than $12.5 billion, marking a 3.1% increase in visitor spending from 2016. The Walt Disney Corporation (“Disney”) is the largest private-sector employer in Orange County, with approximately 31,000 employees, and Disneyland is one of the largest demand generators in the area. A 2018 third party research report estimated that Disneyland hosted approximately 18.3 million visitors in 2017, which surpassed the previous peak in 2015 for the park’s 60th anniversary.

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Mortgage Loan No. 11 — Great Wolf Lodge Southern California

According to the appraisal, the 2018 population within a three- and five-mile radius of the property was 305,784 and 856,177, respectively. The 2018 average household income within the same radii was $76,916 and $76,996, respectively.

The following table presents historical occupancy, ADR, RevPAR and penetration rates relating to the property’s competitive set:

Competitive Hotels Profile(1)

				Estimated Market Mix			2017 Estimated Operating Statistics
Property	Rooms	Year Built	Meeting Space (SF)	Commercial	Meeting & Group	Leisure	Occupancy	ADR	RevPAR
Great Wolf Lodge Southern California	603	2016	21,226	N/A	9%	91%	69.6%	$265.78	$185.01
Disneyland Hotel	969	1955	136,000	N/A	15%	85%	80-85%	$325-$350	$280-$290
Disney’s Grand Californian Hotel & Spa	948	2001	20,000	N/A	5%	95%	85-90%	$400-$425	$350-$375
Disney’s Paradise Pier Hotel	481	1984	24,000	N/A	10%	90%	85-90%	$290-$300	$250-$260
Total(2)	2,398

(1)	Source: Appraisal.

(2)	Excludes the property.

Operating History and Underwritten Net Cash Flow

	TTM 1/31/2017 NOI(1)	2017(1)	2018(1)	TTM(2)	Underwritten	Per Room	%(3)
Occupancy	57.6%	69.6%	80.3%	80.8%	80.8%
ADR	$302.82	$293.48	$280.43	$280.55	$280.55
RevPAR	$174.35	$204.29	$225.14	$226.80	$226.80
Room Revenue	$37,321,683	$44,962,428	$49,532,819	$49,916,915	$49,916,915	$82,781	58.9%
Food and Beverage	12,651,097	15,786,521	18,549,243	18,659,206	18,659,206	$30,944	22.0%
Other Departmental Revenues(4)	9,801,978	12,432,751	15,836,332	16,156,718	16,156,718	$26,794	19.1%
Total Revenue	$59,774,758	$73,181,700	$83,918,394	$84,732,839	$84,732,839	$140,519	100.0%
Room Expense	8,229,012	9,459,551	11,101,315	11,308,530	11,308,530	$18,754	22.7%
Food and Beverage Expense	10,057,613	11,069,358	11,906,573	12,095,948	12,095,948	$20,060	64.8%
Other Departmental Expenses	9,251,797	9,750,793	11,103,942	11,333,895	11,333,895	$18,796	70.1%
Departmental Expenses	$27,538,422	$30,279,702	$34,111,830	$34,738,373	$34,738,373	$57,609	41.0%
Departmental Profit	$32,236,336	$42,901,998	$49,806,564	$49,994,466	$49,994,466	$82,910	59.0%
Operating Expenses	17,738,878	22,740,580	24,239,081	24,085,395	24,085,395	$39,943	28.4%
Gross Operating Profit	$14,497,458	$20,161,418	$25,567,483	$25,909,071	$25,909,071	$42,967	30.6%
Fixed Expenses	4,226,049	3,377,226	3,894,449	3,891,219	4,023,132	$6,672	4.7%
Net Operating Income	$10,271,409	$16,784,192	$21,673,034	$22,017,852	$21,885,939	$36,295	25.8%
FF&E	0	0	0	0	(3,389,314)	($5,621)	(4.0%)
TOT Reimbursement(5)	560,083	667,889	743,272	749,023	748,754	$1,242	0.9%
Net Cash Flow	$10,831,492	$17,452,081	$22,416,306	$22,766,875	$19,245,379	$31,916	22.7%

(1)	The increases in historical NOI were driven primarily by increases in Occupancy, Food & Beverage Revenue, and Other Income. The property opened for business in 2016 and was increasing performance over such time period.

(2)	TTM represents the trailing twelve month period ending January 31, 2019.

(3)	% column represents percent of Total Revenue except for Room Expense, Food and Beverage and Other Department Expenses, which is based on their corresponding revenue line items.

(4)	Other Departmental Revenues consists of revenue from the waterpark, miniature golf, arcade games and other attractions, gift shop revenue, parking revenue, spa revenue, and other miscellaneous income.

(5)	Underwritten TOT Reimbursement is based on underwritten Room Revenue of $49,916,915 multiplied by the 2018 TOT Differential (as defined below) of 1.5%. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for further details on TOT reimbursement.

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Mortgage Loan No. 12 — Ambassador Crossing

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	Column	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$26,000,000	Title:	Fee & Leasehold
Cut-off Date Principal Balance:	$26,000,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	3.3%	Net Rentable Area (SF):	123,405
Loan Purpose:	Refinance	Location:	Lafayette, LA
Borrower:	Ambassador Crossing LLC	Year Built / Renovated:	2014 / 2017
Sponsors:	Michael C. Ainbinder; Barton L. Duckworth	Occupancy:	92.2%
Interest Rate:	4.8500%	Occupancy Date:	4/3/2019
Note Date:	4/9/2019	Number of Tenants:	24
Maturity Date:	5/6/2029	2016 NOI(1):	$1,899,274
Interest-only Period:	60 months	2017 NOI(1):	$2,189,117
Original Term:	120 months	2018 NOI(1):	$2,341,010
Original Amortization:	360 months	UW Economic Occupancy:	91.4%
Amortization Type:	IO-Balloon	UW Revenues:	$3,378,622
Call Protection:	L(35), Def(81), O(4)	UW Expenses:	$939,416
Lockbox:	Hard	UW NOI(1):	$2,439,206
Additional Debt:	No	UW NCF:	$2,262,861
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$40,250,000 / $326
Additional Debt Type:	N/A	Appraisal Date:	1/16/2019
Additional Future Debt Permitted:	No

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per SF:	$211
Taxes:	$66,835	$13,367	N/A	Maturity Date Loan Per SF:	$194
Insurance:	$0	$4,771	N/A	Cut-off Date LTV:	64.6%
Replacement Reserves:	$1,472	$1,472	N/A	Maturity Date LTV:	59.4%
TI/LC(2):	$500,000	Springing	$353,166	UW NOI / UW NCF IO DSCR:	1.91x / 1.77x
Ground Rent Reserve(3):	$0	Springing	N/A	UW NOI / UW NCF Amortizing DSCR:	1.48x / 1.37x
				UW NOI / UW NCF Debt Yield:	9.4% / 8.7%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$26,000,000	100.0%	Payoff Existing Debt:	$17,867,786	68.7%
			Return of Equity:	7,155,593	27.5
			Upfront Reserves:	568,307	2.2
			Closing Costs:	408,314	1.6
Total Sources:	$26,000,000	100.0%	Total Uses:	$26,000,000	100.0%

(1)	The increase in NOI from 2016 to underwritten is a result of a combination of the lease up of Phase I and the opening of Phase II in 2017.

(2)	Monthly deposits of $9,810 are required upon the balance of such reserve being less than $353,166 until the reserve balance reaches $353,166. If J. Crew Factory does not terminate its lease during the 90-day sales kick-out period beginning September 1, 2019, $146,834 will be released to the borrower.

(3)	Following the occurrence of a cash sweep event the borrower will deposit 1/12th of the rents and other charges due under the ground lease, which amount shall initially be $27,083, during the next ensuing twelve months in order to accumulate with Lender sufficient funds to pay all such ground rent at least 30 days prior to the respective due dates.

 A-2-140

Mortgage Loan No. 12 — Ambassador Crossing

The Loan. The Ambassador Crossing loan is a $26.0 million first mortgage loan secured by the fee simple and leasehold interests in a 123,405 SF grocery-anchored neighborhood retail center located in Lafayette, Louisiana. The loan has a 10-year term and will amortize on a 30-year schedule following an initial interest-only period of 60 months.

The Borrower. The borrowing entity for the loan is Ambassador Crossing LLC, a Delaware limited liability company and special purpose entity. The borrowing entity is 100.0% owned by Ambassador Crossing Holdco LLC, which is owned and controlled by Michael C. Ainbinder and Barton L. Duckworth, related entities and Class B individual investors.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are Michael C. Ainbinder and Barton L. Duckworth, both principals of the Ainbinder Company. The Ainbinder Company is a Houston-based real estate firm specializing in the acquisition, development and redevelopment of retail real estate throughout the United States. In addition to the property, the sponsors own a portfolio of real estate including: Center at River Oaks in Houston, Texas, a 100,000 SF mixed-use office/retail development; Washington Heights in Houston, Texas, a 215,000 SF retail center; West Crossing in Houston, Texas, a 13,335 SF retail center; and Barnes & Noble Superstore in Billings, Montana, a 25,000 SF free-standing building. Mr. Ainbinder and Mr. Duckworth have been involved in the development of over 3.0 million SF of shopping centers with a value exceeding $350 million.

The Property. The property is an approximately 123,405 SF, single-story, grocery-anchored neighborhood retail center located in Lafayette, Louisiana, approximately 135 miles west of New Orleans. Built in 2014 and expanded in 2017, the property includes a Phase I site and a Phase II site, totaling 14.0 acres. The property is anchored by Whole Foods Market (“Whole Foods”) and has approximately 77,637 SF of major and in-line tenants. The property offers 676 parking spaces, at a ratio of 5.5 spaces per 1,000 SF.

As of April 3, 2019, the property, inclusive of Whole Foods, was approximately 92.2% leased by 24 tenants. The property includes national and local tenants such as Whole Foods, Chopsticks-Fresh Asian Cuisine, Carter’s, Oshkosh B’Gosh, Massage Envy and J. Crew Factory. The largest tenant at the property, Whole Foods, leases 36,170 SF (29.3% of the NRA) through September 2034. Whole Foods, a wholly-owned subsidiary of Amazon (Moody’s/S&P/Fitch: A3/AA-/A+), is a supermarket chain that specializes in the sale of organic products and has approximately 470 locations across North America and the U.K. In 2017, Whole Foods was acquired by Amazon at a purchase price of $13.7 billion. The Ambassador Crossing location is Whole Foods’ only location in the Lafayette area with the next closest location approximately 66 miles away. The second largest tenant at the property, Chopsticks-Fresh Asian Cuisine, leases 7,159 SF (5.8% of the NRA) through July 2025. Chopsticks-Fresh Asian Cuisine is a locally owned and operated restaurant that serves Sichuan inspired Asian dishes. The third largest tenant at the property, J. Crew Factory, leases 6,525 SF (5.3% of the NRA) through January 2025. J. Crew Factory is an American retailer that sells apparel and accessories for men, women and children. J. Crew offers multiple brands across a variety of channels, including retail, factory, catalogs, and online.

The initial Phase I inline development opened in 2014 and includes tenants such as Whole Foods (36,170 SF / 29.3% of NRA), Chopsticks-Fresh Asian Cuisine (7,159 SF / 5.8% of NRA) and J. Crew Factory (6,525 SF / 5.3% of NRA) and is owned fee simple (“Phase I – Fee Simple”) by the borrower. Additionally, the property is currently subject to two separate ground leases, both leased to the borrower. Tracts A and B are combined under one ground lease (“Phase I - Ground Lease”). Tract A is a multi-tenant outparcel building that includes tenants Sleep Number (2,952 SF / 2.4% of NRA), Louisiana Orthopaedic Specialists (2,438 SF / 2.0% of NRA), Chipotle Mexican Grill (2,349 SF / 1.9% of NRA), and Smashburger (2,266 SF / 1.8% of NRA). Tract B is a single-tenant outparcel building ground subleased to Lee Michaels Jewelers (5,683 SF / 4.6% of NRA). Tract C (“Phase II - Ground Lease”) includes the Phase II development that opened in 2017. It is improved with a multi-tenant outparcel building approximately 14,815 SF under a separate ground lease that includes end-cap tenants Mattress Firm (4,017 SF / 3.3% of NRA) and Chicken Salad Chick (2,800 SF / 2.3% of NRA). Phase II includes 7,998 SF of available divisible space being marketed also for single tenant use. Phase II represents all but 1,600 SF of the available space.

 A-2-141

Mortgage Loan No. 12 — Ambassador Crossing

Ground Leases.  The property is subject to two third-party ground leases. The Phase I - Ground Lease has a 47-year term through September 2060, 31 years beyond loan maturity.  The ground lessors are RSCT, L.L.C., Pine Farm Limited Partnership and Saloom, L.L.C. The Phase II - Ground Lease has a 47-year term through January 31, 2063, 34 years beyond loan maturity. The ground lessors are Lake Farm, L.L.C., Pine Farm Limited Partnership and Saloom, L.L.C.  Current rents under the Phase I - Ground Lease and Phase II - Ground Lease are $180,000 and $145,000 per year, respectively. Both ground rent payments increase by a set schedule every five years until year 33, when the amount of the annual base rent will be 10.0% of the fair market value of each respective leased premises.  During the last 10 years, there are two, 5-year rent steps where rent is calculated at a 10.0% increase from the prior five years.

The Market. The property is located at the northeast corner of Ambassador Caffery Parkway (State Highway 3073) and Settlers Trace Boulevard, which provides access and visibility to the property and experiences traffic counts of approximately 47,492 cars per day, according to a third party market research report. Primary access to the location is provided by State Highway 3073, US Highway 167, State Highway 342, Camellia Boulevard and Kaliste Saloom Road. Regional access to the area is provided by Interstate 10.

The property is located in a growing community southwest of the central business district of Lafayette, Louisiana in the Lafayette core-based statistical area (“CBSA”). The property’s immediate area was developed in the 2000s. Major retailers near the property along Ambassador Caffery Parkway include Target, Costco, and Kohl’s. The largest employer in the Lafayette CBSA, Lafayette General Medical Center, is located approximately 4.6 miles from the property. According to the appraisal, the total population in a one-, three- and five-mile radius around the property for 2018 were 6,092, 65,393 and 133,876, respectively, and average household incomes for 2018 for those radii were $136,906, $107,908 and $90,509, respectively.

As of the fourth quarter of 2018, the Greater Lafayette retail submarket had a total inventory of approximately 14.4 million SF with an overall vacancy rate of 4.6%. The average asking rent for the Greater Lafayette retail submarket is $14.51 PSF. According to a third party market research report as of the fourth quarter 2018, the Lafayette retail market contained approximately 19.3 million SF of retail space with an overall vacancy rate of approximately 4.0% and rents of $15.49 PSF. The appraisal concluded per square foot market rents of $28.00 for in-line space, $32.00 for restaurant space, $35.00 for drive-thru space and $16.00 for anchor space. According to the appraisal, the property’s competitive set consists of the five properties detailed in the table below.

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Mortgage Loan No. 12 — Ambassador Crossing

Competitive Set Summary(1)

Property	Year Built / Renovated	Total NRA (SF)	Est. Rent PSF	Est. Occ.	Proximity (miles)	Anchor Tenants
Ambassador Crossing	2014 / 2017	123,405(2)	$16.00 - $37.50(2)	92.2%(2)	N/A	Whole Foods
Crossroads South	NAV / NAV	195,000	$16.00 - $24.00	87.0%	0.3	Albertson’s
Ambassador Town Center	2016 / NAP	438,269	$33.00 - $36.00	96.0%	0.3	Costco, Field and Stream, Dick’s Sporting Goods, Marshall’s Home Goods
River Marketplace	2003 / NAP	343,756	$13.00 - $33.00	92.0%	0.6	Super Target, Ross Dress for Less, Stage
Parc Lafayette	2011 / NAP	124,260	NAV	100.0%	1.2	N/A
Market at River Ranch	2006 / NAP	408,977	NAV	100.0%	1.1	Paul Michael Company, Fresh Market

(1)	Source: Appraisal.

(2)	Based on the April 3, 2019 underwritten rent roll.

Historical and Current Occupancy

2016(1)	2017(1)(2)	2018(1)	Current(3)
94.4%	89.9%	92.2%	92.2%

(1)	2016, 2017 and 2018 occupancies based on underwriting as of December 31 of each year.

(2)	The decrease in the occupancy percentage in 2017 is the result of the addition of Phase II comprising approximately 14,815 SF.

(3)	Based on the April 3, 2019 underwritten rent roll.

Top Ten Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA(3)	UW Base Rent PSF	% of Total UW Base Rents	Sales PSF(4)(5)	Occupancy Costs(4)	Lease Expiration Date
Whole Foods Market	A3 / AA- / A+	36,170	29.3%	$17.88	22.6%	N/A	N/A	9/30/2034
Chopsticks-Fresh Asian Cuisine	NR / NR / NR	7,159	5.8	$30.00	7.5	N/A	N/A	7/31/2025
J.Crew Factory	NR / NR / NR	6,525	5.3	$29.71	6.8	$197	15.1%	1/31/2025
Lee Michaels Jewelers	NR / NR / NR	5,683	4.6	$22.00	4.4	$765	2.9%	12/31/2030
Shades Sunglasses & Casual Apparel	NR / NR / NR	5,425	4.4	$25.00	4.7	N/A	N/A	2/28/2023
DXL	NR / NR / NR	5,400	4.4	$23.13	4.4	N/A	N/A	10/31/2024
Newk’s	NR / NR / NR	4,200	3.4	$28.50	4.2	N/A	N/A	10/31/2025
Mattress Firm	NR / NR / NR	4,017	3.3	$29.40	4.1	N/A	N/A	11/30/2026
Carter’s Retail	NR / NR / NR	3,588	2.9	$26.40	3.3	$355	7.4%	1/31/2025
Massage Envy	NR / NR / NR	3,500	2.8	$25.00	3.1	N/A	N/A	2/28/2025
Total:		81,667	66.2%	$22.79	65.0%

(1)	Based on the underwritten rent roll and rent increases occurring through November 30, 2019.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	% of Total NRA is based off SF including ground leased units.

(4)	Sales PSF and Occupancy Costs represent comparable tenant sales (tenants with 12 months reported sales) and occupancy costs for the 12-month period ending on December 31, 2018 as provided by the sponsors.

(5)	J. Crew Factory, Carter’s Retail and Oshkosh B’Gosh each have sales kick-out clauses. Commencing in October 2019, J. Crew Factory has a 120-day period to terminate if sales for the preceding year are below $300 PSF and Carter’s Retail and Oshkosh B’Gosh have a 120-day period to terminate if sales for the preceding year are less than $1,100,000 and $800,000, respectively.

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Mortgage Loan No. 12 — Ambassador Crossing

Lease Rollover Schedule(1)

Year	Number of Leases Expiring(2)	NRA Expiring(3)	% of NRA Expiring(3)	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative NRA Expiring(3)	Cumulative % of NRA Expiring(3)	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	1	2,661	2.2	74,508	2.6	2,661	2.2%	$74,508	2.6%
2023	4	11,476	9.3	307,681	10.7	14,137	11.5%	$382,189	13.3%
2024	4	12,801	10.4	393,394	13.7	26,938	21.8%	$775,583	27.1%
2025	9	32,533	26.4	918,859	32.1	59,471	48.2%	$1,694,442	59.2%
2026	3	9,683	7.8	292,610	10.2	69,154	56.0%	$1,987,052	69.4%
2027	1	2,800	2.3	105,000	3.7	71,954	58.3%	$2,092,052	73.1%
2028	0	0	0.0	0	0.0	71,954	58.3%	$2,092,052	73.1%
2029	0	0	0.0	0	0.0	71,954	58.3%	$2,092,052	73.1%
2030 & Beyond	2	41,853	33.9	771,702	26.9	113,807	92.2%	$2,863,754	100.0%
Vacant	NAP	9,598	7.8	NAP	NAP	123,405	100.0%	NAP	NAP
Total	24	123,405	100.0%	$2,863,754	100.0%

(1)	Based on the underwritten rent roll. Rent includes base rent, rent increases occurring through November 30, 2019 and straight-line rent averaging for Whole Foods.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Including the SF of the improvements for ground lease tenants.

Operating History and Underwritten Net Cash Flow

	2016(1)	2017(1)	2018(1)	Underwritten(1)(2)	PSF(3)	%(4)
Rents in Place	$2,261,579	$2,675,199	$2,781,437	$2,863,754	$23.21	77.6%
Vacant Income	0	0	0	275,144	$2.23	7.5%
Gross Potential Rent	$2,261,579	$2,675,199	$2,781,437	$3,138,898	$25.44	85.0%
Total Reimbursements	353,931	409,075	535,566	553,426	$4.48	15.0%
Net Rental Income	$2,615,510	$3,084,275	$3,317,003	$3,692,323	$29.92	100.0%
(Vacancy/Collection Loss)	0	0	0	(317,491)	($2.57)	(8.6%)
Other Income	520	3,656	3,790	3,790	$0.03	0.1%
Effective Gross Income	$2,616,030	$3,087,931	$3,320,793	$3,378,622	$27.38	91.5%
Total Expenses	$716,756	$898,814	$979,782	$939,416	$7.61	27.8%
Net Operating Income	$1,899,274	$2,189,117	$2,341,010	$2,439,206	$19.77	72.2%
Total TI/LC, Capex/RR	0	0	0	176,345	$1.43	5.2%
Net Cash Flow	$1,899,274	$2,189,117	$2,341,010	$2,262,861	$18.34	67.0%

(1)	The increase in NOI from 2016 to underwritten is a result of a combination of the lease up of Phase I and the opening of Phase II in 2017.

(2)	Underwritten Rents in Place include rent steps of $92,090 occurring through November 30, 2019 and straight-line rent averaging of $21,684 of for Whole Foods.

(3)	PSF based of total SF including ground lease tenant improvements.

(4)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

 A-2-144

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 A-2-145

Mortgage Loan No. 13 — 167 Graham Avenue

Mortgage Loan Information	Property Information

Mortgage Loan Seller:	SMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$25,700,000	Title:	Fee
Cut-off Date Principal Balance:	$25,700,000	Property Type - Subtype:	Multifamily – Mid-Rise
% of Pool by IPB:	3.3%	Net Rentable Area (Units):	56
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrower:	Graham Terrace LLC	Year Built / Renovated:	2012 / NAP
Sponsors:	Joseph Brunner; Meir David Tabak; Malky Landau; Toby Mandel	Occupancy:	100.0%
		Occupancy Date:	4/30/2019
Interest Rate:	4.4600%	Number of Tenants:	NAP
Note Date:	5/16/2019	2016 NOI:	$1,677,648
Maturity Date:	6/6/2029	2017 NOI:	$1,622,570
Interest-only Period:	120 months	2018 NOI:	$1,764,463
Original Term:	120 months	TTM NOI(1):	$1,748,370
Original Amortization:	None	UW Economic Occupancy:	94.6%
Amortization Type:	Interest Only	UW Revenues:	$2,582,511
Call Protection:	L(24), Def(90),O(6)	UW Expenses:	$880,215
Lockbox:	None	UW NOI:	$1,702,297
Additional Debt:	No	UW NCF:	$1,686,475
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$39,000,000 / $696,429
Additional Debt Type:	N/A	Appraisal Date:	4/16/2019
Additional Future Debt Permitted:	No

Escrows and Reserves	Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Unit:	$458,929
Taxes:	$269,057	$44,843	N/A	Maturity Date Loan Per Unit:	$458,929
Insurance:	$46,391	$3,715	N/A	Cut-off Date LTV:	65.9%
Replacement Reserves:	$0	$1,313	N/A	Maturity Date LTV:	65.9%
				UW NOI / UW NCF DSCR:	1.46x / 1.45x
				UW NOI / UW NCF Debt Yield:	6.6% / 6.6%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$25,700,000	100.0%	Payoff Existing Debt:	$22,222,891	86.5%
			Return of Equity:	2,549,252	9.9
			Closing Costs:	612,409	2.4
			Upfront Reserves:	315,448	1.2
Total Sources:	$25,700,000	100.0%	Total Uses:	$25,700,000	100.0%

(1)	Represents the trailing twelve months ending March 31, 2019.

 A-2-146

Mortgage Loan No. 13 — 167 Graham Avenue

The Loan. The 167 Graham Avenue loan, is a $25.7 million first mortgage loan secured by the fee interest in a 56-unit mid-rise multifamily property located in the Williamsburg neighborhood of Brooklyn, New York. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is Graham Terrace LLC, a New York limited liability company and special purpose entity. The borrowing entity is owned by Joseph Brunner, Meir David Tabak, Malky Landau and Toby Mandel on a 25/25/25/25 basis.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are Joseph Brunner, Meir David Tabak, Malky Landau and Toby Mandel. The sponsors have real estate experience within the Brooklyn multifamily submarket and as of March 2019 collectively owned over 280 properties, with an aggregate market value of approximately $2.3 billion. See “Description of the Mortgage Pool–Litigation and Other Considerations” and “–Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The property is a 56-unit mid-rise multifamily property located in Brooklyn, New York that was built in 2012. The property consists of a five-story apartment building located on approximately 0.4 acres. As of April 30, 2019, the property was 100.0% leased.

The property contains 52 two-bedroom units (92.9%) and 4 three-bedroom units (7.1%). Two-bedroom units average approximately 492SF, and three-bedroom units average 661 SF. The units have high-end finishes with large, airy windows, tiled bathrooms, hardwood flooring throughout and stainless steel appliances. In addition, many of the units feature outdoor space via a patio or balcony. Amenities include a fitness center and a lounge and game room. The property also features 13,308 SF of commercial space occupied by two tenants: Knickerbocker Dialysis Inc. (a subsidiary of DaVita) and Eris Evolution LLC, an art, music and performance event space. Knickerbocker Dialysis Inc. has a lease that expires in July 2026, while Eris Evolution has a lease that expires in January 2028.

The property is well-located with access points at Graham Avenue and Meserole Street, near the intersection of Graham Avenue and Meserole Street. The property is situated between Union Avenue and Bushwick Avenue, both of which are major north-south thoroughfares within the area. The property is accessible via the L Line (approximately a 4 minute walk) and the M Line (approximately a 10 minute walk), and Interstate 278 is approximately 0.5 miles from the property. In addition, there are numerous retail and restaurant amenities within walking distance of the property.

Multifamily Unit Mix

Unit Type	No. of Units	% of Total	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate PSF(1)	Monthly Market Rental Rate(1)	Monthly Market Rental Rate PSF(1)
Two Bedroom, One Bath	52	92.9%	52	100.0%	492	$2,978	$6.05	$3,000	$6.10
Three Bedroom, One Bath	4	7.1	4	100.0%	661	$3,325	$5.03	$3,500	$5.30
Total/Wtd. Avg.	56	100.0%	56	100.0%	504	$3,003	$5.95	$3,036	$6.02

(1)	Source: Appraisal.

The Market. The property is located in the Williamsburg neighborhood of Brooklyn, New York in the Kings County submarket. According to a third party research provider, over the past decade Brooklyn’s private employment sector grew by 19.8% and the number of businesses has grown by 21.0%, making it the fastest growing borough in New York City. In recent years, Brooklyn and its neighborhoods have seen growth in large-scale development including cultural, housing, retail and technology projects. About 15 million people visit Brooklyn each year and contribute to the borough’s economy by spending on restaurants, hotels and other attractions. The popularity of this area continues to grow, especially since Williamsburg is less expensive than Downtown Brooklyn and boasts similar retail amenities. The recent openings of an Apple store and a Whole Foods Market, both on Bedford Avenue, are two recent examples of such amenities.

 A-2-147

Mortgage Loan No. 13 — 167 Graham Avenue

The property is part of the Williamsburg multifamily market. Over the past ten years, the submarket had a compound annual growth rate of 7.2% per year. Vacancy has ranged from 1.7% to 7.1% with an average of 3.7%. As of the fourth quarter of 2018, the Williamsburg multifamily submarket had a vacancy rate of 2.6%.

The appraiser identified six comparable two-bedroom rental units, with properties ranging from 12 units to 41 units that were constructed between 1910 and 2017. The comparable set reported rents ranging from $2,350 to $3,100 per unit. Average rents at the property are in-line with the comparable rental set. The two-bedroom properties in the appraisal’s comparable set are all located in Williamsburg and are shown in the below table.

Two-Bedroom Comparable Set Summary(1)

Property	Year Built	No. of Units	Unit Size (SF)	Monthly Rental Rate	Monthly Rental Rate PSF	Proximity (miles)
167 Graham Avenue	2012	52	492	$2,978	$6.05	N/A
383 S. 3rd Street	1915	41	670	$2,350	$3.51	0.5
387 Manhattan Avenue	2017	12	725	$2,975	$4.10	0.8
384 Keap Street	1910	27	700	$2,800	$4.00	0.7
854 Driggs Avenue	1910	32	750	$3,100	$4.13	1.1
310 S. 3rd Street	1913	35	800	$2,700	$3.38	0.7
11 Meserole Street	2013	20	703	$2,900	$4.13	0.4
Total/Weighted Avg.(2)		167	725	$2,804	$3.88

(1)	Source: Appraisal.

(2)	Excludes the subject property.

The appraiser identified eight comparable three-bedroom rental units, with properties ranging from four units to 100 units that were constructed between 1917 and 2017. The comparable set reported rents ranging from $3,000 to $4,200 per unit. Average rents for three-bedroom units at the property are in-line with the comparable rental set. The properties in the appraisal’s competitive set are all located in Williamsburg and are shown in the below table.

Three-Bedroom Comparable Set Summary(1)

Property	Year Built	No. of Units	Unit Size (SF)	Monthly Rental Rate	Monthly Rental Rate PSF	Proximity (miles)
167 Graham Avenue	2012	4	661	$3,325	$5.03	N/A
607 Lorimer Street	1930	4	750	$3,300	$4.40	0.8
83 Graham Avenue	2017	15	900	$3,892	$4.32	0.2
102 Scholes Street (Unit 2F)	2017	8	600	$3,200	$5.33	0.2
102 Scholes Street (Unit 2B)	2017	-	750	$3,250	$4.33	0.2
385 Union Avenue	2008	47	970	$4,185	$4.31	0.7
617 Grand Street	1920	4	850	$3,000	$3.53	0.5
140 Hope Street	2007	100	1,000	$4,200	$4.20	0.8
360 South 1st Street	1917	35	990	$3,200	$3.23	0.7
Total/Weighted Avg.(2)		213	851	$3,528	$4.21

(1)	Source: Appraisal.

(2)	Excludes the subject property.

Historical and Current Occupancy(1)

2016	2017	2018	Current(2)
97.0%	97.2%	96.9%	100.0%

(1)	Source: Historical Occupancy is provided by the sponsors. Occupancies are as of December 31 of each respective year.

(2)	Based on the April 30, 2019 underwritten rent roll.

 A-2-148

Mortgage Loan No. 13 — 167 Graham Avenue

Operating History and Underwritten Net Cash Flow

	2016	2017	2018	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place – Multifamily(3)	$2,107,501	$2,202,028	$2,413,942	$2,426,165	$2,017,200	$36,021	79.6%
Rents in Place – Commercial(3)	0	0	0	0	517,570	$9,242	20.4%
Vacant Income	0	0	0	0	0	$0	0.0%
Gross Potential Rent	$2,107,501	$2,202,028	$2,413,942	$2,426,165	$2,534,770	$45,264	100.0%
Total Reimbursements	0	0	0	0	0	$0	0.0%
Net Rental Income	$2,107,501	$2,202,028	$2,413,942	$2,426,165	$2,534,770	$45,264	100.0%
Vacancy/Collection Loss	0	0	0	0	(135,922)	($2,427)	(5.3%)
Other Income	128,987	53,165	119,069	125,959	183,663	$3,280	7.1%
Effective Gross Income	$2,236,488	$2,255,193	$2,533,012	$2,552,125	$2,582,511	$46,116	100.0%
Total Expenses	$558,840	$632,622	$768,549	$803,755	$880,215	$15,718	34.1%
Net Operating Income	$1,677,648	$1,622,570	$1,764,463	$1,748,370	$1,702,297	$30,398	65.9%
Capex/RR	0	0	0	0	$15,822	$283	0.6%
Net Cash Flow	$1,677,648	$1,622,570	$1,764,463	$1,748,370	$1,686,475	$30,116	65.3%

(1)	TTM represents the trailing twelve month period ending March 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Rents In Place – Multifamily historically included commercial income. Residential and commercial income have been broken out for the Underwritten Net Cash Flow.

 A-2-149

Mortgage Loan No. 14 — Cardenas Market Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$18,500,000	Title:	Fee
Cut-off Date Principal Balance:	$18,500,000	Property Type - Subtype:	Retail – Anchored
% of Pool by IPB:	2.3%	Net Rentable Area (SF):	67,129
Loan Purpose:	Refinance	Location:	Fontana, CA
Borrower:	F.C. Fontana, L.P.	Year Built / Renovated:	2006 / NAP
Sponsors:	Edward S. Franklin; Steve Glusker	Occupancy:	98.1%
Interest Rate:	4.0380%	Occupancy Date:	5/13/2019
Note Date:	5/14/2019	Number of Tenants:	15
Maturity Date:	6/6/2029	2016 NOI:	$1,890,313
Interest-only Period:	120 months	2017 NOI:	$1,921,554
Original Term:	120 months	2018 NOI:	$2,037,257
Original Amortization:	None	TTM NOI(1):	$2,020,479
Amortization Type:	Interest Only	UW Economic Occupancy:	95.3%
Call Protection:	L(24), Def(92), O(4)	UW Revenues:	$2,532,552
Lockbox:	Springing	UW Expenses:	$567,765
Additional Debt:	No	UW NOI:	$1,964,787
Additional Debt Balance:	N/A	UW NCF:	$1,877,885
Additional Debt Type:	N/A	Appraised Value / Per SF:	$30,500,000 / $454
Additional Future Debt Permitted:	No	Appraisal Date:	4/26/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per SF:	$276
Taxes:	$63,097	$21,032	N/A	Maturity Date Loan Per SF:	$276
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	60.7%
Replacement Reserves:	$0	$839	$30,000	Maturity Date LTV:	60.7%
TI/LC:	$0	$5,594	$150,000	UW NOI / UW NCF DSCR:	2.59x / 2.48x
				UW NOI / UW NCF Debt Yield:	10.6% / 10.2%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$18,500,000	100.0%	Payoff Existing Debt:	$18,305,471	98.9%
			Closing Costs:	100,396	0.5
			Upfront Reserves:	63,097	0.3
			Return of Equity:	31,036	0.2
Total Sources:	$18,500,000	100.0%	Total Uses:	$18,500,000	100.0%

(1)	Represents the trailing twelve month period ending March 31, 2019.

 A-2-150

Mortgage Loan No. 14 — Cardenas Market Center

The Loan. The Cardenas Market Center loan, is an $18.5 million first mortgage loan secured by the fee interest in a 67,129 SF grocery anchored retail center located in Fontana, California. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is F.C. Fontana, L.P., a California limited partnership and special purpose entity. The borrowing entity’s general partner is 50% owned by Edward S. Franklin and 50% owned by Steve Glusker.

The Sponsors. The loan’s sponsors and nonrecourse carve-out guarantors are Steve Glusker and Edward S. Franklin. Mr. Glusker and Mr. Franklin have more than 60 years of combined real estate experience. In 1990, they formed Pacific Properties Group (“PPG”), a real estate brokerage firm that also owns, develops and manages office, industrial and retail properties. PPG, based in Los Angeles, represented various institutional and private real estate investors in the sale of commercial and industrial real estate. Mr. Glusker and Mr. Franklin owns 32 commercial real estate properties totaling approximately 2.4 million SF as of April 2019. Property types within their portfolio include retail, industrial, land and office and are located in California, Nevada, Arizona and Texas.

The Property. The property is a 67,129 SF grocery anchored retail center located in Fontana, California. The property was constructed in 2006 and is situated on approximately 7.3 acres, approximately 50 miles east of the Los Angeles central business district. The property is anchored by Cardenas Markets and includes 20,175 SF of inline space. In addition, the property includes two tenants, Bank of America and Starbucks, that pad lease their respective sites and built their respective improvements. There are 375 surface parking spaces at the property, which are included in the collateral, resulting in a parking ratio of 5.6 spaces per 1,000 SF of NRA.

As of May 13, 2019, the property was approximately 98.1% leased by 15 tenants. The property’s tenancy caters to mid-price point customers with both national and local tenants that include Cardenas Markets, Bank of America, Starbucks, AT&T Mobility, T-Mobile and GameStop, among others. The largest tenant at the property, Cardenas Markets, leases 46,954 SF (69.9% of the NRA) through August 2036. Cardenas Markets is a privately-owned, regional grocery store that is headquartered in Ontario, California. The company was founded in 1981 and operates 47 stores in Los Angeles, San Diego, San Francisco and Las Vegas. Cardenas Markets was purchased by KKR in November 2016. The second largest tenant at the property, AT&T Mobility, leases 2,709 SF (4.0% of the NRA) through January 2024. AT&T Mobility provides wireless communications services. AT&T Mobility is rated Baa2/BBB/A- by Moody’s, S&P and Fitch, respectively. The third largest tenant at the property, T-Mobile, leases 2,542 SF (3.8% of the NRA) through January 2022. T-Mobile provides wireless communications services. The three largest tenants each have been located at the property in excess of ten years.

The property is located at the intersection of East Foothills Boulevard and Citrus Avenue. Primary access to the location is provided by the 210 Freeway and Interstate 10.

The Market. The property is located at 16184, 16192, 16212 and 16232 East Foothills Boulevard, and 8023 Citrus Avenue in Fontana, California in the San Bernardino retail market. Fontana’s economy is driven largely by industrial uses, particularly trucking-based industries. The city is home to several truck dealerships, and other industrial equipment sales centers, and many product distribution centers for such companies as Toyota, Target, Sears, Mercedes-Benz, Southern California Edison, Home Shopping Network and Avery Dennison. The city is also home to numerous small manufacturers of building materials, and many small auto dealerships and salvage yards. Fontana’s economy has also heavily encouraged the planning, developing and construction of new housing tracts. The city has numerous local shopping centers, such as the Summit Heights Gateway and Falcon Ridge Town Center at the north end of the city, and Palm Court in the southern section. The city also features commercial strip zoning along several of its major avenues and boulevards, such as the “Miracle Mile” straddling the 210 Freeway between Citrus and Sierra Avenues. The official Fontana Auto Center is part of that zone, with two major dealerships already in place. Possibly the city’s largest economic engine, however, is the Auto Club Speedway. Although not within the city limits, the speedway brings tens of thousands of racing fans and dozens of teams to the region for a few days each year, which can be a major boom for local restaurants, motels, hotels and auto service stations.

 A-2-151

Mortgage Loan No. 14 — Cardenas Market Center

According to the appraisal, the population within a one-, three- and five mile radius is 26,871, 178,432 and 347,130 people, respectively, with average household incomes of $59,337, $73,963 and $82,147 in the same respective radii, as of 2018. The appraisal concluded per square foot market rents of $45.00 for in-line space and $18.00 for anchor space. According to the appraisal, the Airport Area submarket reported an overall vacancy rate of 4.2% as of the first quarter of 2019. The appraisal listed five comparable in-line and four anchor properties detailed in the tables below.

In-Line Comparable Set Summary(1)

Property	Year Built	Total NRA (SF)	Est. Rent PSF(2)	Est. Occ.	Proximity (miles)	Anchor Tenants
Cardenas Market Center	2006	67,129	$44.19	98.1%	N/A	Cardenas Markets
Winery Estate Marketplace	2005	48,111	$46.80	90.0%	4.9	N/A
Retail Pad	2018	6,000	$47.28	100.0%	5.3	N/A
Retail Freestanding	2004	2,800	$41.04	100.0%	4.5	N/A
Heritage Village Center	1999	89,650	$36.00	98.0%	2.3	N/A
Neighborhood Center	1990	97,547	$36.00	99.0%	0.3	N/A

(1)	Source: Appraisal.

(2)	Represents in-line space at the property and adjusted rent PSF of a comparable tenant according to the appraisal. The appraiser adjusted rents based on property condition, anchor tenant quality, access and parking ratio.

Anchor Comparable Set Summary(1)

Property	Year Built	Total NRA (SF)	Est. Rent PSF(2)	Est. Occ.	Proximity (miles)	Anchor Tenants
Cardenas Market Center	2006	67,129	$20.19	98.1%	N/A	Cardenas Markets
Chino Spectrum Marketplace	1994	165,302	$18.96	98.0%	16.9	Cravings by 99 Ranch Market
27550 Base Line Street	2017	27,524	$15.00	100.0%	14.2	Smart & Final
928 East Ontario Avenue	2017	26,102	$21.00	100.0%	18.7	Smart & Final
Norco Village Shopping Center	2017	44,200	$13.56	100.0%	7.1	Stater Bros.

(1)	Source: Appraisal.

(2)	Represents anchor space at the property and adjusted rent PSF of a comparable tenant according to the appraisal. The appraiser adjusted rents based on property condition, anchor tenant quality and parking ratio.

Historical and Current Occupancy(1)

2017	2018	3/31/2019	Current(2)
97.9%	100.0%	100.0%	98.1%

(1)	Source: Historical Occupancy is provided by the sponsors. Occupancies are as of December 31 of each respective year unless otherwise specified.

(2)	Based on the May 2019 underwritten rent roll.

 A-2-152

Mortgage Loan No. 14 — Cardenas Market Center

Top Ten Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	NRA (SF)	% of Total NRA(3)	UW Base Rent PSF	% of Total UW Base Rents	Lease Expiration Date
Cardenas Markets	N/A / N/A / N/A	46,954	69.9%	$20.19	45.8%	8/31/2036
Bank of America(3)	A2 / A- / A+	N/A	N/A	N/A	6.7	6/30/2026
Starbucks Coffee(3)	Baa1 / BBB+ / BBB+	N/A	N/A	N/A	6.6	1/31/2027
AT&T Mobility	Baa2 / BBB / A-	2,709	4.0	$48.64	6.4	1/31/2024
T-Mobile	N/A / N/A / N/A	2,542	3.8	$47.93	5.9	1/31/2022
Forever Nails	N/A / N/A / N/A	1,500	2.2	$46.68	3.4	12/14/2021
Fresh Wok	N/A / N/A / N/A	1,528	2.3	$45.00	3.3	3/31/2027
Metro PCS	N/A / N/A / N/A	1,500	2.2	$43.08	3.1	2/28/2023
Waba Grill	N/A / N/A / N/A	1,813	2.7	$35.21	3.1	12/31/2025
Gamestop	N/A / N/A / N/A	1,528	2.3	$41.60	3.1	3/31/2021
Total:		60,074	89.5%		87.4%

(1)	Based on the underwritten rent roll, including rent increases occurring through February 2020 ($15,937) and averaged rent for two investment grade tenants ($21,244).

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Tenant owns its improvements subject to a ground lease. Ground lease base rent and lease expiration provisions are presented.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
MTM	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	3	4,236	6.3	187,227	9.1	4,236	6.3%	$187,227	9.1%
2022	1	2,542	3.8	121,838	5.9	6,778	10.1%	$309,065	14.9%
2023	4	4,755	7.1	219,025	10.6	11,533	17.2%	$528,090	25.5%
2024	2	4,019	6.0	184,874	8.9	15,552	23.2%	$712,964	34.5%
2025	1	1,813	2.7	63,828	3.1	17,365	25.9%	$776,792	37.6%
2026(2)	1	0	0.0	137,600	6.7	17,365	25.9%	$914,392	44.2%
2027(2)	2	1,528	2.3	205,529	9.9	18,893	28.1%	$1,119,921	54.2%
2028	0	0	0.0	0	0.0	18,893	28.1%	$1,119,921	54.2%
2029 & Beyond	1	46,954	69.9	948,083	45.8	65,847	98.1%	$2,068,004	100.0%
Vacant	NAP	1,282	1.9	NAP	NAP	67,129	100.0%	NAP	NAP
Total	15	67,129	100.0%	$2,068,004	100.0%

(1)	Based on the underwritten rent roll. Rent includes base rent and rent increases occurring through February 2020 ($15,937) and averaged rent for two investment grade tenants ($21,244).

(2)	Includes a tenant that owns its own improvements subject to a ground lease. Ground lease base rent and lease expiration provisions are presented.

 A-2-153

Mortgage Loan No. 14 — Cardenas Market Center

Operating History and Underwritten Net Cash Flow

	2016	2017	2018	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place	$1,931,326	$2,016,903	$2,077,017	$2,049,981	$2,030,823	$30.25	76.5%
Vacant Income	0	0	0	0	57,690	$0.86	2.2%
Rent Increases(4)	0	0	0	0	37,181	$0.55	1.4%
Gross Potential Rent	$1,931,326	$2,016,903	$2,077,017	$2,049,981	$2,125,694	$31.67	80.0%
Total Reimbursements	488,103	487,168	536,738	553,044	530,654	$7.90	20.0%
Net Rental Income	$2,419,429	$2,504,071	$2,613,755	$2,603,025	$2,656,348	$39.57	100.0%
Vacancy/Collection Loss	0	0	0	0	(123,796)	($1.84)	(4.9%)
Other Income	6,500	6,018	1,667	2,393	0	$0.00	0.0%
Effective Gross Income	$2,425,929	$2,510,089	$2,615,422	$2,605,418	$2,532,552	$37.73	100.0%
Total Expenses	$535,616	$588,535	$578,165	$584,939	$567,765	$8.46	22.4%
Net Operating Income	$1,890,313	$1,921,554	$2,037,257	$2,020,479	$1,964,787	$29.27	77.6%
Total TI/LC, Capex/RR	0	0	0	0	86,902	$1.29	3.4%
Net Cash Flow	$1,890,313	$1,921,554	$2,037,257	$2,020,479	$1,877,885	$27.97	74.1%

(1)	TTM represents the trailing twelve month period ending March 31, 2019.

(2)	Rent includes Base Rent and Rent Increases occurring through February 2020 and averaged rent for two tenants.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(4)	Rent Increases includes rent steps and averaged rents for investment grade tenants.

 A-2-154

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-2-155

Mortgage Loan No. 15 — 12-18 Meserole

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$17,600,000	Title:	Fee
Cut-off Date Principal Balance:	$17,600,000	Property Type - Subtype:	Multifamily – Mid-Rise
% of Pool by IPB:	2.2%	Net Rentable Area (Units):	28
Loan Purpose:	Refinance	Location:	Brooklyn, NY
Borrower:	The Messorle Project LLC	Year Built / Renovated:	2005 / NAP
Sponsor:	Devorah Lefkowitz	Occupancy:	100.0%
Interest Rate:	4.9600%	Occupancy Date:	4/16/2019
Note Date:	4/18/2019	Number of Tenants:	NAP
Maturity Date:	5/6/2029	2016 NOI:	$1,256,104
Interest-only Period:	120 months	2017 NOI:	$1,287,030
Original Term:	120 months	2018 NOI:	$1,318,856
Original Amortization:	None	TTM NOI(1):	$1,323,437
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(25), Def(89),O(6)	UW Revenues:	$1,367,207
Lockbox:	None	UW Expenses:	$121,454
Additional Debt:	No	UW NOI:	$1,245,752
Additional Debt Balance:	N/A	UW NCF:	$1,238,752
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$27,900,000 / $996,429
Additional Future Debt Permitted:	No	Appraisal Date:	3/28/2019

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan Per Unit:	$628,571
Taxes:	$1,012	$202	N/A	Maturity Date Loan Per Unit:	$628,571
Insurance:	$17,500	$1,458	N/A	Cut-off Date LTV:	63.1%
Replacement Reserves:	$0	$583	N/A	Maturity Date LTV:	63.1%
				UW NOI / UW NCF DSCR:	1.41x / 1.40x
				UW NOI / UW NCF Debt Yield:	7.1% / 7.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan:	$17,600,000	100.0%	Payoff Existing Debt:	$10,844,670	61.6%
			Return of Equity:	6,219,272	35.3
			Closing Costs:	517,546	2.9
			Upfront Reserves:	18,512	0.1
Total Sources:	$17,600,000	100.0%	Total Uses:	$17,600,000	100.0%

(1)	Represents the trailing twelve months ending March 31, 2019.

 A-2-156

Mortgage Loan No. 15 — 12-18 Meserole

The Loan. The 12-18 Meserole loan, is a $17.6 million first mortgage loan secured by the fee interest in a 28-unit mid-rise multifamily property located in the Williamsburg neighborhood of Brooklyn, New York. The loan has a 10-year term and is interest-only for the term of the loan.

The Borrower. The borrowing entity for the loan is The Messorle Project LLC, a New York limited liability company and special purpose entity. The borrowing entity is 90.0% owned by Devorah Lefkowitz.

The Sponsor. The loan’s sponsor and nonrecourse carve-out guarantor are Devorah Lefkowitz. Ms. Lefkowitz has over 20 years of real estate experience and currently owns and manages a portfolio of nine multifamily properties in Brooklyn, totaling 99 units.

The Property. The property is a 28-unit mid-rise multifamily property located in Brooklyn, New York that was built in 2005. The property consists of a five-story apartment building located on approximately 0.2 acres. As of April 16, 2019, the property was 100.0% leased.

The property contains 24 two-bedroom units (85.7%) and 4 one-bedroom units (14.3%). The two-bedroom units have various layouts: four standard two-bedroom units (approximately 724 SF), 16 two-bedroom units with lofts (approximately 1,086 SF) and four two-bedroom units with cellar and patio (approximately 1,448 SF). Additionally, there are four one-bedroom penthouse units with loft space (approximately 2,895 SF). The units have high-end finishes with large, airy windows, tiled bathrooms, hardwood flooring throughout and stainless steel appliances. In addition, the majority of units are situated with loft space or include cellars and patios.

The property is located along Meserole Street, near the intersection with Union Avenue, a north-south thoroughfare within the area, and less than two blocks north of Broadway. The property is accessible via the G Line (approximately a three minute walk), J,M Line (approximately a four minute walk); and the Nostrand and Flatbush Avenue Station Commuter Rail stops are approximately a ten and 12 minute drive away, respectively. In addition, there are numerous retail and restaurant amenities within a short walking distance of the property.

Multifamily Unit Mix

Unit Type	No. of Units	% of Total	Occupied Units(1)	Occupancy(1)	Average Unit Size (SF)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate PSF(1)	Monthly Market Rental Rate(1)	Monthly Market Rental Rate PSF(1)
Two Bedroom	4	14.3%	4	100.0%	724	$2,944	$4.07	$2,950	$4.07
Two Bedroom with Loft	16	57.1	16	100.0%	1,086	$3,869	$3.56	$3,875	$3.57
Two Bedroom with Cellar & Patio	4	14.3	4	100.0%	1,448	$5,313	$3.67	$5,300	$3.66
One Bedroom PH with Loft	4	14.3	4	100.0%	2,895	$6,250	$2.16	$6,250	$2.16
Total/Wtd. Avg.	28	100.0%	28	100.0%	1,344	$4,283	$3.45	$4,286	$3.45

(1)	Source: Appraisal.

The Market. The property is located in the Williamsburg neighborhood of Brooklyn, New York in the Kings County submarket. According to a third party research provider, over the past decade Brooklyn’s private employment sector grew by 19.8% and the number of businesses has grown by 21.0%, making it the fastest growing borough in New York City. In recent years, Brooklyn and its neighborhoods have seen growth in large-scale development including cultural, housing, retail and technology projects. According to the appraisal, about 15 million people visit Brooklyn each year and contribute to the borough’s economy by spending on restaurants, hotels and other attractions. The popularity of this area continues to grow, especially since Williamsburg is less expensive than Downtown Brooklyn and boasts similar retail amenities. The recent openings of an Apple store and a Whole Foods Market, both on Bedford Avenue, are two recent examples of such amenities. The property is part of the Williamsburg multifamily market. Over the past ten years, the submarket had a compound annual growth rate of 7.2% per year. Vacancy has ranged from 1.7% to 7.1% with an average of 3.7%. As of the fourth quarter of 2018, the Williamsburg multifamily submarket had a vacancy rate of 2.6%.

 A-2-157

Mortgage Loan No. 15 — 12-18 Meserole

The appraiser identified 16 comparable two-bedroom rental units, with properties ranging from two units to 46 units that were constructed between 1910 and 2013. The comparable set reported rents ranging from $2,125 to $4,300 per unit. Average rents at the property are in-line with the comparable rental set.

Two-Bedroom Comparable Set Summary(1)

Property	Year Built	No. of Two Bedroom Units	Unit Size (SF)	Monthly Rental Rate	Monthly Rental Rate PSF	Proximity (miles)
12-18 Meserole	2005	24	1,086	$3,956	$3.66	N/A
854 Driggs Avenue	1910	32	750	$3,100	$4.13	0.8
91 Knickerbocker Avenue	1931	6	650	$2,300	$3.54	1.2
255 Berry Street	2013	14	1,000	$4,300	$4.30	1.0
310 S. 3rd Street	1913	35	800	$2,700	$3.38	0.4
705 Grand Street	1920	4	1,000	$3,200	$3.20	0.6
11 Meserole Street	2013	20	703	$2,900	$4.13	0.0
360 South 1st	1917	35	606	$2,125	$3.51	0.3
31 Montrose Avenue	1920	6	800	$2,698	$3.37	0.2
508 Grand Street	1920	3	935	$3,000	$3.21	0.3
158 Powers Street	1910	2	900	$2,500	$2.78	0.6
56 Stagg Street	1920	5	600	$2,150	$3.58	0.2
390 Hooper Street	1924	46	890	$2,370	$2.66	0.3
385 Union Avenue	2008	46	1,085	$3,988	$3.68	0.4
623 Metropolitan Avenue	1920	20	1,000	$2,599	$2.60	0.6
333 Graham Avenue	1930	4	1,000	$2,399	$2.40	0.8
244 Union Avenue	2007	9	1,000	$3,200	$3.20	0.0
Total/Weighted Avg.(2)		287	857	$2,846	$3.35

(1)	Source: Appraisal.

(2)	Excludes the subject property.

The appraiser identified five comparable one-bedroom rental units, with properties ranging from three units to 25 units that were constructed between 1899 and 2009. The comparable set reported rents ranging from $2,450 to $4,500 per unit. Average rents at the property are in-line with the comparable rental set.

One-Bedroom Comparable Set Summary(1)

Property	Year Built	No. of One Bedroom Units	Unit Size (SF)	Monthly Rental Rate	Monthly Rental Rate PSF	Proximity (miles)
12-18 Meserole	2005	4	2,895	$6,250	$2.16	N/A
425 Keap Street	2009	22	1,500	$4,500	$3.00	0.5
317 Union Avenue	1950	6	1,050	$3,350	$3.19	0.2
300 Graham Avenue	1900	25	1,000	$3,000	$3.00	0.7
200 Meserole Street	1899	3	1,000	$2,450	$2.45	0.5
92 Scholes Street	2009	7	900	$2,599	$2.89	0.2
Total/Weighted Avg.(2)		63	1,090	$3,180	$2.91

(1)	Source: Appraisal.

(2)	Excludes the subject property.

 A-2-158

Mortgage Loan No. 15 — 12-18 Meserole

Historical and Current Occupancy(1)

2016	2017	2018	Current(2)
100.0%	100.0%	100.0%	100.0%

(1)	Source: Historical Occupancy is provided by the sponsor. Occupancies are as of December 31 of each respective year.

(2)	Based on the April 16, 2019 underwritten rent roll.

Operating History and Underwritten Net Cash Flow

	2016	2017	2018	TTM(1)	Underwritten	Per Unit	%(2)
Rents in Place	$1,351,606	$1,396,259	$1,427,494	$1,430,019	$1,439,165	$51,399	100.0%
Vacant Income	0	0	0	0	0	$0	0.0%
Gross Potential Rent	$1,351,606	$1,396,259	$1,427,494	$1,430,019	$1,439,165	$51,399	100.0%
Total Reimbursements	0	0	0	0	0	$0	0.0%
Net Rental Income	$1,351,606	$1,396,259	$1,427,494	$1,430,019	$1,439,165	$51,399	100.0%
Vacancy/Collection Loss	0	0	0	0	(71,958)	($2,570)	(5.3%)
Effective Gross Income	$1,351,606	$1,396,259	$1,427,494	$1,430,019	$1,367,207	$48,829	100.0%
Total Expenses	$95,501	$109,229	$108,638	$106,582	$121,454	$4,338	8.9%
Net Operating Income	$1,256,104	$1,287,030	$1,318,856	$1,323,437	$1,245,752	$44,491	91.1%
Capex/RR	0	0	0	0	7,000	$250	0.5%
Net Cash Flow	$1,256,104	$1,287,030	$1,318,856	$1,323,437	$1,238,752	$44,241	90.6%

(1)	TTM represents the trailing twelve month period ending March 31, 2019.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

 A-2-159

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor

Credit Suisse Commercial Mortgage Securities Corp.	Midland Loan Services, a Division of PNC Bank,	LNR Partners, LLC	Pentalpha Surveillance LLC
11 Madison Avenue,	National Association	1601 Washington Avenue	PO Box 4839
4th Floor	10851 Mastin Street	Suite 700	Greenwich, CT 06831
New York, NY 10010	Building 82, Suite 300	Miami Beach, FL 33139
Overland Park, KS 66210

Contact: General Information Number	Contact: Heather Wagner	Contact: lnr.cmbs.notices@lnrproperty.com	Contact: Don Simon
Phone Number: (212) 325-2000	Phone Number: (913) 253-9570	Phone Number: (305) 695-5600	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	CSAIL 2019-C16 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-C16	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	7/17/19
8480 Stagecoach Circle		Record Date:	6/30/19
Frederick, MD 21701-4747		Determination Date:	7/11/19

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “US Risk Retention Special Notices” tab for the CSAIL 2019-C16 Commercial Mortgage Trust transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the applicable risk retention agreement. Investors should refer to the Certificate Administrator’s website for all such information.

Disclosable Special Servicer Fees would be disclosed here.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: If during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of June 1, 2019 (the “Pooling and Servicing Agreement”), among Credit Suisse Commercial Mortgage Securities Corp., as the depositor, Midland Loan Services, a Division of PNC Bank, National Association, as the master servicer, LNR Partners, LLC, as the special servicer, Wells Fargo Bank, National Association, as the certificate administrator and as the trustee and Pentalpha Surveillance, LLC, as the operating advisor and the asset representations reviewer.
Transaction: CSAIL 2019-C16 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-C16
Operating Advisor: Pentalpha Surveillance, LLC
Special Servicer for period: LNR Partners, LLC
Directing Certificateholder: LD II Sub IV, LLC

I.       Population of Mortgage Loans that Were Considered in Compiling this Report

1.      The Special Servicer has notified the Operating Advisor that [●] Specially        Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.       Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision        with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed         approved by the Directing Certificateholder to the Operating Advisor concurrently with delivery to the Directing Certificateholder.

3.       After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

(a)	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

________

________

________

________

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the PSA, including, without limitation, provisions relating to Privileged Information.

(b)	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

________

________

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level” basis. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard, as a result of the following material deviations.]

[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.       Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loan pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating

Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined in this report have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

The mortgage loan seller will make the representations and warranties set forth below as of the date specified below or, if no such date is specified, generally as of the Closing Date, in each case subject to the exceptions to those representations and warranties that are described on Annex D-2. Prior to the execution of the related final mortgage loan purchase agreement (the “MLPA”), there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 shall have the meanings set forth in the main body of the prospectus or, if not defined therein, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related Mortgage Loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the master servicer with respect to each Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not an interest in a mortgage loan. Each Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the mortgage loan seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the mortgage loan seller had good and marketable title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller). The mortgage loan seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

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(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums)) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the mortgage loan seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the issuing entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since May 29, 2019.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) from the mortgage loan seller constitutes a legal, valid and binding endorsement or assignment from the mortgage loan seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or Allocated Cut-off Date Loan Amount (subject only to Permitted Encumbrances (as defined below)), except as the

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enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the mortgage loan seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the mortgage loan seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the Mortgage Loans to the depositor validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the master servicer and the mortgage loan seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the mortgage loan seller thereunder and no claims have been paid thereunder. Neither the mortgage loan seller, nor to the mortgage loan seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The mortgage loan seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

(10)      Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)     Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)     Condition of Property. The mortgage loan seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the mortgage loan seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The mortgage loan seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the mortgage loan seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)     Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and

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delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)     Condemnation. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)      Actions Concerning Mortgage Loan. As of the date of origination and to the mortgage loan seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)     Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the mortgage loan seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the mortgage loan seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)     No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursement of any such escrow fund prior to the Cut-off Date.

(18)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor

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and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period of not less than 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the mortgage loan seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the mortgage loan seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee or the Non-Serviced Trustee for Non-Serviced Mortgage Loans. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising

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because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the mortgage loan seller.

(19)      Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)     No Encroachments. To the mortgage loan seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)     No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the mortgage loan seller.

(22)     REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but determined without regard to the rule in Treasury regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan or related Whole Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or related Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan or related Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Code Section 1001, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or related Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan or related Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage

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Loan or related Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury regulations.

(23)     Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(24)      Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(25)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)     Local Law Compliance. To the mortgage loan seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the mortgage loan seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)     Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the mortgage loan seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the mortgage loan seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

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(28)     Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that, as of the date of origination of the related Mortgage Loan, has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the principal balance of the Mortgage Loan or related Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or related Whole Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a

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proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or related Whole Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

(30)     Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million, shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)     Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the mortgage loan seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the mortgage loan seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan (as set forth on Schedule D-1 to this Annex D-1), or future permitted mezzanine debt (as set forth on Schedule D-2 to this Annex D-1) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any

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subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)     Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)     Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)     Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

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(36)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the mortgage loan seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the mortgage loan seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The mortgage loan seller has not received any written notice of default under or notice of termination of such ground lease. To the mortgage loan seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and, to the mortgage loan seller’s knowledge, such ground lease is in full force and effect as of the Closing Date;

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

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(I)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the mortgage loan seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)     Servicing. The servicing and collection practices used by the mortgage loan seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with mortgage loan seller’s customary commercial mortgage servicing practices.

(38)      ARD Loan. Each Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the Mortgage Loan or a unilateral option (as defined in Treasury regulations under Code Section 1001) in the Mortgage Loan exercisable during the term of the Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)     Rent Rolls; Operating Histories. The mortgage loan seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The mortgage loan seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the

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related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

(40)     No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the mortgage loan seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the mortgage loan seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)     Bankruptcy. In respect of each Mortgage Loan, as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)     Organization of Mortgagor. The mortgage loan seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (i.e., the “Major Sponsors”). The mortgage loan seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the mortgage loan seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)     Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to

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its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the mortgage loan seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the date of origination of the Mortgage Loan and to the mortgage loan seller’s knowledge as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the mortgage loan seller, its successors and assigns, is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the mortgage loan seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the mortgage loan seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

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(44)     Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the mortgage loan seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the mortgage loan seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the mortgage loan seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the mortgage loan seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)     Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a member of the Appraisal Institute (“MAI”) and, to the mortgage loan seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. The related appraisal contained a statement or was accompanied by a letter from the related appraiser to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date the related appraisal was completed.

(46)     Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)     Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)     Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the mortgage loan seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the mortgage loan seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the mortgage loan seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)     Compliance with Anti-Money Laundering Laws. The mortgage loan seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the mortgage loan seller’s knowledge” or “the mortgage loan seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the mortgage loan seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the mortgage loan seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

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“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the mortgage loan seller, provided that the mortgage loan seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH CURRENT MEZZANINE DEBT

Column Financial, Inc.	Ladder Capital Finance LLC	CIBC Inc.	Societe Generale Financial Corporation	Starwood Mortgage Capital LLC
Hilton Baltimore BWI Airport	None.	None.	None.	None.

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH PERMITTED MEZZANINE DEBT

Column Financial, Inc.	Ladder Capital Finance LLC	CIBC Inc.	Societe Generale Financial Corporation	Starwood Mortgage Capital LLC
None.	None.	None.	None.	None.

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED AND CROSS-DEFAULTED MORTGAGE LOANS

None.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Column Financial, Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	3 Columbus Circle (Loan No. (1) GNL Industrial Portfolio (Loan No. (2) Great Wolf Lodge Southern California (Loan No. (11) Darden Headquarters (Loan No. (10)	(Lien; Valid Assignment) - The related mortgage and any related assignments of leases secure the related Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable related Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the related Mortgage Loan in right of payment.
7 8	3 Columbus Circle (Loan No. (1)	(Lien; Valid Assignment); (Permitted Liens; Title Insurance) - Tenant JPMorgan Chase Bank, National Association (“JPMCB”) occupies a condominium unit at the Mortgaged Property and has the right to purchase such condominium unit if the Mortgagor, as the landlord, seeks to sell such condominium unit to a third party (the “Purchase Option”). The Purchase Option does not apply to foreclosure or deed-in-lieu foreclosure. JPMCB has executed a Subordination, Non-Disturbance and Attornment Agreement in connection with the Mortgage Loan origination that subordinates the lease to the Mortgage Loan.
7 8	Hilton Baltimore BWI Airport (Loan No. (5)	(Lien; Valid Assignment); (Permitted Liens; Title Insurance) - The Mortgaged Property is subject to a loan with an initial principal balance of $531,500 secured by an interest in installed equipment at the Mortgaged Property (the “Conservation Loan”). The Conservation Loan was originated by the Maryland Energy Administration. Pursuant to a certain Subordination and Intercreditor Agreement dated March 12, 2019, the Conservation Loan is senior to the Mortgage Loan solely as it relates to the installed equipment at the Mortgaged Property.
7 8	Great Wolf Lodge Southern California (Loan No. (11)	(Lien; Valid Assignment); (Permitted Liens; Title Insurance) - The sponsor acquired the site to construct the Mortgaged Property through a disposition and development agreement (“DDA”) with the Garden Grove Agency for Community Development (the “Agency”) in 2009. The sponsor-affiliated developers have completed the construction requirements contemplated by the DDA, and a release of construction covenants has been recorded. The DDA provides, following the release of the construction covenants, that the Mortgagor’s right to transfer the Mortgaged Property is subject to certain conditions relating to (i) the transferee’s net worth, development and operational qualifications and experience and (ii) financial commitments and resources being reasonably satisfactory to the Agency. The Agency’s approval is not required, however, in connection with any transfer that is a result of a foreclosure or deed-in-lieu thereof, or the lender’s transfer to a third party

 D-2-1

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
purchaser thereafter.
7 8	Darden Headquarters (Loan No. (10)	(Lien; Valid Assignment); (Permitted Liens; Title Insurance) - The sole tenant, Darden Corporation, Inc., has a right of first offer (“ROFO”) to purchase the Mortgaged Property or the offered interests in the Mortgaged Property owner (as applicable) if the Mortgagor markets all or an undivided 50% or greater interest in the Mortgaged Property or the entity constituting the landlord under the lease for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed-in-lieu foreclosure.
7 8	TownePlace Suites Lakeland (Loan No. (18) TownePlace Suites Albuquerque (Loan No. (30)	(Lien; Valid Assignment); (Permitted Liens; Title Insurance) - Marriott International, Inc., the related franchisor, has an ongoing right of first refusal (“ROFR”) to purchase the Mortgaged Property in the event of a proposed sale or transfer of the Mortgaged Property by the Mortgagor to a competitor of the franchisor. In connection with such sale or transfer, the Mortgagor shall first give notice of the sale or transfer to the franchisor, from which time the franchisor will have 30 days to either: (i) accept the proposed terms for the sale or transfer of the Mortgaged Property; (ii) place the Mortgagor in default under the related franchise agreement and give notice of its intent to terminate the franchise agreement within 14 days; or (iii) consent to the proposed sale or transfer. The ROFR applies to a sale or transfer of the Mortgaged Property to a competitor by way of foreclosure of the Mortgaged Property.
18	3 Columbus Circle (Loan No. (1)	(Insurance) - The related Mortgage Loan documents permit insurance through a syndicate of insurers, subject to certain conditions, including, but not limited to: (i) if such syndicate consists of five or more members, at least 60.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and the remaining 40.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P and (ii) if such syndicate consists of four or fewer members, at least 75.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and the remaining 25.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.
18	GNL Industrial Portfolio (Loan No. (2)

(Insurance) - The related Mortgage Loan documents permit insurance through a syndicate of insurers, subject to certain conditions, including, but not limited to: (i) if such syndicate consists of five or more members, at least 60.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “A” or better by S&P and, if applicable, “A2” or better by Moody’s and the remaining 40.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P and, if applicable, “Baa2” by Moody’s and (ii) if such syndicate consists of four or fewer members, at least 75.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “A” or better by S&P and, if applicable, “A2” or better by Moody’s and the

 D-2-2

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

remaining 25.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P and, if applicable, “Baa2” by Moody’s.

Certain insurance requirements in the related Mortgage Loan documents are satisfied by the self-insurance of tenants (i) Mapes & Sprowl Steel Ltd. (“Mapes & Sprowl”) at the Mapes & Sprowl Steel – Elk Grove Village Mortgaged property, (ii) Bush Industries, Inc. (“Bush Industries”) at the Bush Industries – Jamestown Mortgaged Property and (iii) FedEx Ground Package System, Inc. San Antonio (“FedEx”) at the FedEx Ground Package System – San Antonio Mortgaged Property. Pursuant to the Mortgage Loan documents, to the extent that any of Mapes & Sprowl, Bush Industries and/or FedEx are not required to comply with certain of the insurance requirements, the Mortgagor is required to provide such additional insurance coverage as to comply with the insurance requirements of the Mortgage Loan documents.

With respect to the Diebold Nixdorf – North Canton Mortgaged Property, pursuant to the related ground lease documents the lender is required to use insurance proceeds to restore the Mortgaged Property to grade and remove any destroyed improvements to the extent that the related Mortgagor fails to satisfy its restoration obligations as set forth in the related sublease.

18	Embassy Suites Seattle Bellevue (Loan No. (3) Hilton Baltimore BWI Airport (Loan No. (5)	(Insurance) - The related Mortgage Loan documents permit insurance through a syndicate of insurers, subject to certain conditions, including, but not limited to: (i) if such syndicate consists of five or more members, at least 60.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “A” or better by S&P and the equivalent thereof by the second applicable rating agency and the remaining 40.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and the equivalent thereof by the second applicable rating agency and (ii) if such syndicate consists of four or fewer members, at least 75.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “A” or better by S&P and the equivalent thereof by the second applicable rating agency and the remaining 25.0% of the insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and the equivalent thereof by the second applicable rating agency.

 D-2-3

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18

3 Columbus (Loan No. (1)

Embassy Suites Seattle Bellevue (Loan No. (3)

Hilton Baltimore BWI Airport (Loan No. (5)

Darden Headquarters (Loan No. (10)

Ambassador Crossing (Loan No. (12)

TownePlace Suites Lakeland (Loan No. (18)

Quail Hollow (Loan No. (23)

TownePlace Suites Albuquerque (Loan No. (30)

Union Crossing (Loan No. (37)

(Insurance) - With respect to a property loss, the related Mortgage Loan documents permit the related lender to apply certain excess insurance proceeds, which have not been applied to the restoration of the related Mortgaged Property or deposited into the related cash management account, to either (i) pay down the outstanding principal balance of the related Mortgage Loan or (ii) in the related lender’s sole discretion, pay the related Mortgagor for such purposes as the related lender shall approve, in its discretion.
18	Darden Headquarters (Loan No. (10)

(Insurance) - (i) The Mortgage Loan documents permit the required property insurance to be maintained by the sole tenant, Darden Corporation, Inc. Subject to certain conditions, including the sole tenant’s related lease being in full force and effect and tenant or lease guarantor (Darden Restaurants, Inc.) maintaining a rating from S&P of at least “BBB,” the loan documents permit a portion of the tenant’s property insurance program (up to an aggregate of $10,000,000 when combined with any deductible or self-insured retention) to be self-insured by the tenant.

(ii) The Mortgage Loan documents permit required insurance to be provided by a syndicate, subject to certain conditions, including: (A) 60.0% (if such syndicate consists of five or more members) or 75.0% (if such syndicate consists of four or fewer members) of aggregate policy limits must be provided by carriers with a rating of “A-” or better by S&P or a rating of “A3” or better by Moody’s, and (B) each carrier in syndicate must have a minimum rating of “BBB+” by S&P or a minimum rating of “Baa2” by Moody’s. Notwithstanding the forgoing, Starr Surplus Lines Insurance Company shall be acceptable in its current participation amounts and position within the syndicate provided it maintains its current rating with AM Best or otherwise satisfies the requirements set forth in the Mortgage Loan documents.

(iii) The sole tenant’s related lease allows casualty proceeds to be held by tenant so long as there is no event of default continuing under such lease, in which event casualty proceeds shall be held by a depositary institution mutually agreed upon between the Mortgagor and such tenant. The Mortgagor and lender are entitled to participate with the sole tenant in negotiations regarding the adjustment, settlement and compromise of any insurance claim.

18	Quail Hollow (Loan No. (23)	(Insurance) - The Mortgage Loan documents permit the required property insurance to be maintained by the sole tenant, Crye-Leike,

 D-2-4

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Inc, subject to the lender’s prior approval in its discretion.
28	3 Columbus Circle (Loan No. (1)

(Recourse Obligations) - With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents provide for losses related to misappropriation by the Mortgagor, guarantor or affiliated manager, but do not address conversion or misapplication.

With respect to clause (b)(ii), the relevant provisions of the Mortgage Loan documents provide for losses for intentional material misrepresentation by the Mortgagor or guarantor under the Mortgage Loan documents only (rather than broadly in connection with the loan).

With respect to clause (b)(iii), the Mortgage Loan documents do not provide for losses in connection with willful misconduct by the Mortgagor or guarantor.

With respect to clause (b)(iv), in the event that the Mortgagors obtain and maintain an environmental insurance policy naming the lender (together with its successors and assigns) as an additional named insured (the “3CC Environmental Insurance”), then the lender is required to first seek recovery under such 3CC Environmental Insurance before seeking indemnity, reimbursement or recovery from the Mortgagors or the guarantor for losses within the scope of the indemnity under the environmental indemnity agreement that are within the scope of coverage and are not specifically excluded from the terms of the 3CC Environmental Insurance.

With respect to clause (b)(v), the relevant provisions of the Mortgage Loan documents provide for losses arising out of intentional physical waste caused by the Mortgagor, guarantor or affiliated manager; provide that the Mortgagor will not be liable to the extent that such physical waste results solely from the failure of the Mortgaged Property to generate sufficient cash flow to prevent such physical waste or the Mortgagor lacks access to such revenue as a result of any action by the lender.

28	GNL Industrial Portfolio (Loan No. (2)

(Recourse Obligations) - With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents provide for losses related to misappropriation, conversion or intentional misapplication.

With respect to clause (b)(ii), the relevant provisions of the Mortgage Loan documents provide for losses for intentional material misrepresentation by the Mortgagor or guarantor in connection with the loan.

With respect to clause (b)(v), the relevant provisions of the Mortgage Loan documents provide for losses arising out of material physical waste caused by the intentional acts or intentional omissions of the Mortgagor or guarantor; provide that the Mortgagor will not be liable to the extent that such physical waste results solely from the failure of the Mortgaged Property to generate sufficient cash flow to prevent such physical waste or the Mortgagor lacks access to such revenue as a result of any cash trap by the lender during a cash sweep period or any exercise of the lender’s

 D-2-5

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
remedies under the Mortgage Loan documents.
28	Embassy Suites Seattle Bellevue (Loan No. (3)

(Recourse Obligations) - With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents provide for losses related to (i) misappropriation, conversion or intentional misapplication of insurance proceeds or condemnation awards and (ii) intentional misapplication of any rents following an event of default.

With respect to clause (b)(v), the relevant provisions of the Mortgage Loan documents provide for losses arising out of material physical waste caused by the intentional or willful acts or omissions of the Mortgagor or guarantor; provide that the Mortgagor will not be liable to the extent that such physical waste results solely from the failure of the Mortgaged Property to generate sufficient cash flow to prevent such physical waste.

28	Hilton Baltimore BWI Airport (Loan No. (5)

(Recourse Obligations) - With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents provide for losses related to misappropriation or conversion by the Mortgagor, guarantor or affiliated manager, but do not address misapplication.

With respect to clause (b)(iii), the Mortgage Loan documents provide for losses in connection with gross negligence or willful misconduct by the Mortgagor or guarantor in connection with the operation of the Mortgaged Property.

With respect to clause (b)(v), the relevant provisions of the Mortgage Loan documents provide for losses arising out of material physical waste, provide that the Mortgagor will not be liable to the extent that such physical waste results solely from the failure of the Mortgaged Property to generate sufficient revenue, after payment of debt service and normal operating expenses, to prevent such physical waste.

28	Great Wolf Lodge Southern California (Loan No. (11)

(Recourse Obligations) - With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents address (i) misappropriation or conversion, but do not specifically address misapplication, of insurance proceeds and/or condemnation awards and (ii) the intentional failure to turn over any rents following an event of default.

With respect to clause (b)(v), pursuant to the related Mortgage Loan documents, recourse for physical waste is limited to intentional material physical waste of the Mortgaged Property by or on behalf of the Mortgagor or the related guarantor, provide that the Mortgagor will not be liable to the extent that such physical waste results solely from the failure of the Mortgaged Property to generate sufficient cash flow to prevent such physical waste.

28	Darden Headquarters (Loan No. (10)

(Recourse Obligations) - With respect to clause (a), the related Mortgage Loan documents provide for recourse against the related Mortgagor (and not specifically the guarantor).

With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents address intentional misapplication or conversion, but do not specifically address misappropriation.

 D-2-6

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

With respect to clause (b)(ii), the relevant provisions of the Mortgage Loan documents provide for losses for intentional misrepresentation under the Mortgage Loan documents only (rather than broadly in connection with the loan).

With respect to clause (b)(iv), the lender accepted an environmental pollution liability environmental insurance policy in lieu of recourse against the Mortgagor and guarantor for breaches of the environmental covenants in the Mortgage Loan documents. The Phase I environmental site assessment obtained in connection with origination of the Mortgage Loan did not identify any recognized environmental conditions.

With respect to clause (b)(v), the relevant provisions of the Mortgage Loan documents provide for losses for intentional physical waste of the Mortgaged Property committed or permitted by the Mortgagor, principal or guarantor; provided that neither the Mortgagor, principal nor guarantor shall be responsible or liable for (1) any matter that is the obligation of the sole tenant under the terms of the related lease (or any party claiming by, through or under the sole tenant) or (2) any act or omission of the sole tenant (or any party claiming by, through or under the sole tenant), as long as the Mortgagor is enforcing its rights under the related lease in a commercially reasonable manner.

28	Ambassador Crossing (Loan No. (12)	(Recourse Obligations) - With respect to clause (b)(i)(A), the relevant provisions of the Mortgage Loan documents address (i) misapplication or conversion, but do not specifically address misappropriation, with respect to insurance proceeds, condemnation awards, and rents and (ii) misapplication or misappropriation, but not specifically conversion, with respect to security deposits.
28	Quail Hollow (Loan No. (23)	(Recourse Obligations) - With respect to clause (b)(v), pursuant to the related Mortgage Loan documents, recourse for physical waste is limited to intentional material physical waste of the Mortgaged Property by or on behalf of the Mortgagor.
29	3 Columbus Circle (Loan No. (1) Great Wolf Lodge Southern California (Loan No. (11)	(Mortgage Releases) - Immediately following a release of any portion of the lien of the related Mortgage Loan following a casualty or condemnation (but taking into account any proposed restoration of the related Mortgaged Property or Mortgaged Properties, as applicable), if the loan-to-value ratio of the related Mortgage Loan exceeds 125%, the related Mortgagor is required to pay down the principal balance of the related Mortgage Loan by an amount equal to the lesser of (i) the condemnation proceeds, (ii) the fair market value of the released property or properties at the time of such release or (iii) an amount such that the loan-to-value ratio does not increase following such release, unless the related lender receives an opinion of counsel to the effect that the failure to make such pay down will not cause the related securitization to lose its status as a REMIC Trust.
29	GNL Industrial Portfolio (Loan No. (2)	(Mortgage Releases) - Pursuant to the related Mortgage Loan documents, the Mortgagor may obtain a release of one or more individual Mortgaged Properties (each a “GNL Release Property”)

 D-2-7

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
from the lien of the Mortgage Loan in connection with an arm’s-length transaction with an unrelated third party. In connection with any such release, the Mortgagor is required to prepay the Whole Loan in an amount equal to (i) until such time as the outstanding principal balance of the Whole Loan is reduced to $87,750,000, 110% of the allocated loan amount of each GNL Release Property and (ii) after the outstanding principal balance of the Whole Loan is reduced below $87,750,000, 115% of the allocated loan amount of each GNL Release Property. Notwithstanding the foregoing, in the event that a GNL Release Property is vacant, the Mortgagor is required to prepay the Whole Loan in amount equal to 100% of the allocated loan amount of such GNL Release Property. After giving effect to such release, (i) the debt yield for the Mortgaged Properties remaining as security for the Mortgage Loan (the “GNL Remaining Properties”) may not be less than the greater of (A) 10.45% and (B) the debt yield for the Mortgaged Properties immediately prior to such release and (ii) if the loan-to-value ratio of the GNL Remaining Properties is greater than 125%, the Mortgagor must pay down the outstanding principal balance of the Mortgage Loan by an amount such that the loan-to-value ratio is no more than 125%.
29	GNL Industrial Portfolio (Loan No. (2) Embassy Suites Seattle Bellevue (Loan No. (3) Hilton Baltimore BWI Airport (Loan No. (5) Darden Headquarters (Loan No. (10) Ambassador Crossing (Loan No. (12)	(Mortgage Releases) - Immediately following a release of any portion of the lien of the related Mortgage Loan following a casualty or condemnation (but taking into account any proposed restoration of the related Mortgaged Property or Mortgaged Properties, as applicable), if the loan-to-value ratio of the related Mortgaged Property or Mortgaged Properties exceeds 125%, the related Mortgagor is required to pay down the principal balance of the Mortgage Loan by an amount equal to the lesser of (i) the net proceeds and (ii) a “qualified amount” as defined by IRS Revenue Procedure 2010-30, unless the related lender receives an opinion of counsel to the effect that the failure to make such pay down will not cause the related securitization to lose its status as a REMIC Trust.
30	3 Columbus Circle (Loan No. (1)	(Financial Reporting and Rent Rolls) - Pursuant to the related Mortgage Loan documents, the annual financial statements that are required to be provided are a complete copy of the Mortgagors’ financial statements (which may be on a consolidated basis), including statements of profit and loss for the Mortgagors and a balance sheet for the Mortgagors. Such financial statements are not required to be provided on a combined basis.
30	GNL Industrial Portfolio (Loan No. (2)	(Financial Reporting and Rent Rolls) - The related Mortgage Loan documents do not specifically provide that, upon the lender’s request, the quarterly and annual financial reporting documents that are required to be provided by the Mortgagor to the lender are required to be audited by an independent certified public accountant.
33	Ambassador Crossing (Loan No. (12)	(Single-Purpose Entity) - The Mortgage Loan has an original principal balance greater than $20,000,000 and the related Mortgagor did not obtain a counsel’s opinion regarding non-consolidation of the Mortgagor in connection with origination of

 D-2-8

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
such Mortgage Loan.
43	Darden Headquarters (Loan No. (10)	(Environmental Conditions) - In connection with origination of the Mortgage Loan, the Mortgagor obtained a pollution legal liability environmental insurance policy, which has a $50,000 deductible and a 13-year term expiring December 20, 2031, which is beyond the Mortgage Loan’s stated maturity date is January 6, 2029. The Phase I environmental site assessment obtained in connection with origination of the Mortgage Loan did not identify any recognized environmental conditions.
47	3 Columbus Circle (Loan No. (1) GNL Industrial Portfolio (Loan No. (2) Darden Headquarters (Loan No. (10) Great Wolf Lodge Southern California (Loan No. (11)	(Cross Collateralization) - The related Mortgage Loan is cross-collateralized and cross-defaulted with the related companion loans.

 D-2-9

Societe Generale Financial Corporation

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	All Societe Generale Financial Corporation Mortgage Loans (Loan Nos. 4, 7, 9, 16, 27, 33, 34, 35, 38, 41 and 43)	(Lien; Valid Assignment) - The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
7	SWVP Portfolio (Loan No. 4)	(Lien; Valid Assignment) - The related mortgage and any related assignments of leases secure the subject Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the Mortgage Loan in right of payment.
7	ExchangeRight Net Leased Portfolio 26 (Loan No. 7)	(Lien; Valid Assignment) - The related mortgage and any related assignments of leases secure the subject Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the Mortgage Loan in right of payment.
7	787 Eleventh Avenue (Loan No. 9)	(Lien; Valid Assignment) - The related mortgage and any related assignments of leases secure the subject Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the Mortgage Loan in right of payment.
7	Kings Mountain Center (Loan No. 16)	(Lien; Valid Assignment) - The related mortgage and any related assignments of leases secure the subject Mortgage Loan and the related companion loan(s). Pursuant to the applicable intercreditor agreement, the pari passu companion loans, if any, are pari passu to the applicable Mortgage Loan in right of payment and the subordinate companion loans, if any, are subordinate to the Mortgage Loan in right of payment.
8	All Societe Generale Financial Corporation Mortgage Loans (Loan Nos. 4, 7, 9, 16, 27, 33, 34, 35, 38, 41 and 43)	(Permitted Liens; Title Insurance) - The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.

 D-2-10

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	ExchangeRight Net Leased Portfolio 26 (Loan No. 7)	(Permitted Liens; Title Insurance) - The sole tenant at each of the Mortgaged Properties identified on Annex A-1 as Hy-Vee - Oakdale (10th Street), MN, Pick n Save - Wausau (Bridge), WI, Tractor Supply - Conroe (Hwy 242), TX, Walgreens - Chalmette (West Judge Perez), LA, Tractor Supply - Santa Fe (FM 1764), TX, Tractor Supply - Odessa (Interstate 20), TX, Walgreens - Cincinnati (Bridgetown), OH, Walgreens - Lafayette (Creasy Lane), IN, Walgreens - McDonough (Hwy 81), GA, CVS - Fayetteville, GA, Tractor Supply - Conyers (Highway 20), GA, Walgreens - Milwaukee (Howell), WI and AutoZone - Merrillville (Colorado), IN, each have a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to an unaffiliated third party. Each right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.
8	SWVP Portfolio (Loan No. 4)	(Permitted Liens; Title Insurance) - The franchisor at the Mortgaged Property identified on Annex A-1 as Intercontinental, Holiday Hospitality Franchising, LLC, has a right of first offer to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure.
14	VASA Fitness Spanish Fork (Loan No. 38)	(Condemnation) - A road project has been proposed by the City of Spanish Fork and the Utah Department of Transportation along US Highway 6 and 800 East, which may lead to a condemnation of a portion of the Mortgaged Property along its southern and/or eastern boundary. It is anticipated that any condemnation (i) will only concern a portion of the parking lot at the Mortgaged Property and (ii) will not cause the Mortgaged Property to be non-conforming with the local zoning code. However, the planned condemnation proceedings are currently only in the design and development stage. Consequently, there can be no assurance that any condemnation will only concern the anticipated portion of the parking lot at the Mortgaged Property.
18	SWVP Portfolio (Loan No. 4)	(Insurance) - The Mortgage Loan documents permit insurance through a syndicate of insurers through which (A) if four (4) or fewer insurance companies issue the policies for all of the Mortgaged Properties, then at least 75% of the required coverage must be provided by insurance companies with a rating of “A-” or better by S&P (and the equivalent by any other Rating Agency), with no remaining carrier below “BBB” by S&P (and the equivalent by any other Rating Agency), or (B) if five (5) or more insurance companies issue the policies for all of the Mortgaged Properties, then at least 60% of the required coverage must be provided by

 D-2-11

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
insurance companies with a rating of “A-” or better by S&P (and the equivalent by any other Rating Agency), with no remaining carrier below “BBB” by S&P (and the equivalent by any other Rating Agency).
18	ExchangeRight Net Leased Portfolio 26 (Loan No. 7)	(Insurance) - The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by any of the tenants at the related Mortgaged Properties, provided such insurance meets the requirements in the Mortgage Loan documents. To the extent such insurance does not meet the requirements under the Mortgage Loan documents, the Mortgagor is required to maintain insurance sufficient to satisfy any gap in coverage.
18	Kings Mountain Center (Loan No. 16)	(Insurance) - The Mortgage Loan documents permit the Mortgagor to rely upon the insurance maintained by the sole tenant at the Mortgaged Property, provided such insurance meets the requirements in the Mortgage Loan documents. To the extent such insurance does not meet the requirements under the Mortgage Loan documents, the Mortgagor is required to maintain insurance sufficient to satisfy any gap in coverage.
18	VASA Fitness Denver (Loan No. 34)	(Insurance) - The Mortgage Loan documents permit the respective Mortgagors to rely upon the insurance maintained by the sole tenant at each Mortgaged Property, provided such insurance meets the requirements in the respective Mortgage Loan documents. To the extent such insurance does not meet the requirements under the Mortgage Loan documents, the Mortgagor is required to maintain insurance sufficient to satisfy any gap in coverage. In addition, insurance proceeds in respect to a property loss are required to be applied to the repair or restoration of the Mortgaged Property; however, neither the lender nor a trustee appointed by it has the right to hold and disburse such proceeds.
18	VASA Fitness Spanish Fork (Loan No. 38)	(Insurance) - The Mortgage Loan documents permit the respective Mortgagors to rely upon the insurance maintained by the sole tenant at each Mortgaged Property, provided such insurance meets the requirements in the respective Mortgage Loan documents. To the extent such insurance does not meet the requirements under the Mortgage Loan documents, the Mortgagor is required to maintain insurance sufficient to satisfy any gap in coverage. In addition, insurance proceeds in respect to a property loss are required to be applied to the repair or restoration of the Mortgaged Property; however, neither the lender nor a trustee appointed by it has the right to hold and disburse such proceeds.
18	VASA Fitness Kaysville (Loan No. 41)	(Insurance) - The Mortgage Loan documents permit the respective Mortgagors to rely upon the insurance maintained by the sole tenant at each Mortgaged Property, provided such insurance meets the requirements in the respective Mortgage Loan

 D-2-12

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
documents. To the extent such insurance does not meet the requirements under the Mortgage Loan documents, the Mortgagor is required to maintain insurance sufficient to satisfy any gap in coverage. In addition, insurance proceeds in respect to a property loss are required to be applied to the repair or restoration of the Mortgaged Property; however, neither the lender nor a trustee appointed by it has the right to hold and disburse such proceeds.
26	SWVP Portfolio (Loan No. 4)	(Local Law Compliance) - The Mortgaged Property identified on Annex A-1 as DoubleTree Charlotte is legal non-conforming as to use as hotel uses are no longer permitted under the current zoning code. If a structure containing a non-conforming use is damaged or destroyed, such structure may be restored to its prior non-conforming use provided that a building permit for such restoration is issued within 12 months of the date of damage or destruction.
28	SWVP Portfolio (Loan No. 4)	(Recourse Obligations) - The loss carveout for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to (i) misappropriation or conversion by or on behalf of any Mortgagor (including failure to turn over to the lender on demand following an event of default) of any gross revenues and (ii) insurance proceeds or condemnation awards not applied in accordance with the provisions of the Mortgage Loan documents (except to the extent that a Mortgagor did not have the legal right, because of bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments). In addition, the loss carveout for waste is limited to intentional physical waste. The following transfers made in violation of the Mortgage Loan documents will trigger nonrecourse liability for losses, rather than full recourse liability under the Mortgage Loan: a transfer made without the consent of the lender as and to the extent required by the Mortgage Loan agreement consisting solely of (a) a lease not entered into in accordance with the terms and conditions of the Mortgage Loan agreement (other than a lease of all or substantially all of the Mortgaged Property), (b) any non-consensual lien, (c) any transfer that would otherwise be a permitted transfer under the Mortgage Loan documents solely but for the Mortgagor’s failure to give the lender any notice required, or (d) the granting or modification of any utility easement or right of way to any utility company or governmental authority that could not reasonably be expected to be adverse to the use, operation or value of the Mortgaged Property.
28	787 Eleventh Avenue (Loan No. 9)	(Recourse Obligations) - The Mortgage Loan documents do not provide recourse to a guarantor distinct from the Mortgagor for a breach of the environmental covenants in the Mortgage Loan documents.

 D-2-13

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	Ambassador Way (Loan No. 35)	(Recourse Obligations) - The Mortgage Loan documents do not provide recourse to a guarantor distinct from the Mortgagor for (a) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents and (b) for losses and damages sustained in the case of (i) willful misconduct by the Mortgagor or guarantor and (ii) commission of material physical waste at the Mortgaged Property, which may, in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.
29	All Societe Generale Financial Corporation Mortgage Loans (Loan Nos. 4, 7, 9, 16, 27, 33, 34, 35, 38, 41 and 43)	(Mortgage Releases) - If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
30	SWVP Portfolio (Loan No. 4)	(Financial Reporting and Rent Rolls) - The Mortgage Loan documents do not require the Mortgagors to deliver financial reports on a combined basis.
47	SWVP Portfolio (Loan No. 4)	(Cross Collateralization) - The Mortgage Loan is cross-collateralized and cross-defaulted with the related companion loans.
47	ExchangeRight Net Leased Portfolio 26 (Loan No. 7)	(Cross Collateralization) - The Mortgage Loan is cross-collateralized and cross-defaulted with the related companion loans.
47	787 Eleventh Avenue (Loan No. 9)	(Cross Collateralization) - The Mortgage Loan is cross-collateralized and cross-defaulted with the related companion loans.
47	Kings Mountain Center (Loan No. 16)	(Cross Collateralization) - The Mortgage Loan is cross-collateralized and cross-defaulted with the related companion loans.

 D-2-14

Ladder Capital Finance LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	3030 Bridgeway (Loan No. 31)	(Lien; Valid Assignment) - The related Mortgaged Property is subject to existing property assessed clean energy (“PACE”) financing for the prior installation of solar panels at the related Mortgaged Property. The original balance of the PACE financing was $269,010.98, entered into in March 2018. The amount of the annual assessment is $21,941.35, due in June of each year through June 2048. The lien of the PACE assessment is coequal with real estate taxes.
7	Albertsons (Loan No. 44)	(Lien; Valid Assignment) - Commencing on October 31, 2021, the sole tenant at the related Mortgaged Property has the right of first refusal to purchase all the landlord’s right, title and interest in and to the related Mortgaged Property and appurtenances thereof. A subordination and non-disturbance agreement was obtained from the sole tenant. The right of first refusal does not apply to a foreclosure sale, trustee sale or deed-in-lieu of foreclosure with respect to any mortgage or deed of trust encumbering the related Mortgaged Property.
8	All LCF Mortgage Loans (Loan Nos. 6, 8, 17, 19, 22, 28, 31, 36, 40, 44, 45 and 47)	(Permitted Liens; Title Insurance) - For purposes of clause (a) of Representation and Warranty No. 8, any current real property taxes, water charges, sewer rents and assessments are not considered due and payable until the date on which interest and/or penalties would be payable thereon.
8	3030 Bridgeway (Loan No. 31)	(Permitted Liens; Title Insurance) - The related Mortgaged Property is subject to existing PACE financing for the prior installation of solar panels at the related Mortgaged Property. The original balance of the PACE financing was $269,010.98, entered into in March 2018. The amount of the annual assessment is $21,941.35, due in June of each year through June 2048. The lien of the PACE assessment is coequal with real estate taxes.
8	Albertsons (Loan No. 44)	(Permitted Liens; Title Insurance) - Commencing on October 31, 2021, the sole tenant at the related Mortgaged Property has the right of first refusal to purchase all the landlord’s right, title and interest in and to the related Mortgaged Property and appurtenances thereof. A subordination and non-disturbance agreement was obtained from the sole tenant. The right of first refusal does not apply to a foreclosure sale, trustee sale or deed-in-lieu of foreclosure with respect to any mortgage or deed of trust encumbering the related Mortgaged Property.
9	616 Lofts on Michigan (Loan No. 28)	(Junior Liens) - The related Mortgaged Property is enrolled in the Michigan Community Revitalization Program (“CRP”), an incentive program designed to promote community revitalization that will accelerate private investment in areas of historical disinvestment. As part of the CRP, the Mortgaged Property is currently encumbered by the lien of a subordinate loan (the “CRP Loan”) from the Michigan Strategic Fund (“MSF”), which subordinate loan is in the amount of $1,846,221.08. The CRP Loan is secured by a subordinate mortgage on the related Mortgaged Property and MSF and the lender entered into a subordination and standstill

 D-2-15

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
agreement with respect thereto (the “Subordination Agreement”). Pursuant to the Subordination Agreement, MSF can (i) foreclose its mortgage, subject to satisfying the senior lender’s standard loan assumption provisions, and/or (ii) bring actions against its full recourse guarantors, but if, at the time MSF is bringing a claim or has recovered any amount under its guaranty, the senior lender is pursuing a claim under its non-recourse guaranty, any recovery by MSF under its guaranty must be turned over to the senior lender until the senior lender’s guaranty claim is satisfied. Other than clauses (i) and (ii) above, MSF may not bring any enforcement or bankruptcy action against the related Mortgagor while the subject Mortgage Loan is outstanding.
12	Microtel Michigan City (Loan No. 47)	(Condition of Property) - The related Mortgage Loan Seller inspected the related Mortgaged Property on November 28, 2018. Therefore, the related Mortgaged Property has not been inspected within four (4) months of origination.
18	All LCF Mortgage Loans (Loan Nos. 6, 8, 17, 19, 22, 28, 31, 36, 40, 44, 45 and 47)

(Insurance) - Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 18 (a “Qualified Insurer”) or, in the event that such terrorism coverage is not available from a Qualified Insurer, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 18, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statute is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of origination of the subject Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the subject Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

Subject to the other exceptions to Representation and Warranty No. 18, the related loan documents may require that, if insurance proceeds in respect of a property loss are to be applied to the repair or restoration of all or part of the related Mortgaged Property, then the insurance proceeds may be held by a party other than the

 D-2-16

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
lender (or a trustee appointed by it) if such proceeds are less than or equal to 5% of the original principal balance of the related Mortgage Loan, rather than 5% of the then outstanding principal amount of the related Mortgage Loan.
18	Santa Fe Portfolio (Loan No. 6)	(Insurance) - Business interruption insurance is not required to cover the actual loss sustained during restoration, but is required to cover an amount equal to one-hundred percent (100%) of the projected gross revenue from the applicable Mortgaged Property for a period of 18 months from the date of the casualty. The amount of such business income insurance will be determined at least once each year during the subject Mortgage Loan term based on the related Mortgagor’s reasonable estimate of the gross revenue from the applicable Mortgaged Property for the succeeding 18-month period.
18	Albertsons (Loan No. 44)	(Insurance) - With respect to the related Mortgaged Property, the sole tenant’s lease requires a minimum insurer rating of “A-:VII” by A.M. Best Company (or the equivalent), but the insurance actually in place as of origination of the subject Mortgage Loan meets the Insurance Ratings Requirements set forth under Representation and Warranty No. 18. So long as the sole tenant’s lease is in full force and effect, the sole tenant maintains insurance required pursuant to the lease that satisfies the requirements of the related loan agreement or that is otherwise acceptable to the lender in its discretion (including (a) the sole tenant’s $1,000,000 property deductible, (b) the sole tenant’s $2,000,000 general liability deductible/self-insured retention, (c) the sole tenant’s 60-day extended period of indemnity and (d) the sole tenant’s “per policy” general liability aggregate), and no event of default exists under the related loan documents, the related Mortgagor’s obligation to maintain the required insurance is suspended. If any of these requirements are not satisfied, the related Mortgagor is required to promptly obtain all “Primary” insurance coverage required by the related loan agreement. If the sole tenant maintains insurance coverage on the related Mortgaged Property that does not fully satisfy the related loan agreement, the related Mortgagor must provide “excess and contingent” insurance, over and above any insurance coverage provided by the sole tenant, as is necessary to bring the insurance coverage into compliance with the related loan agreement. Insurance coverage, whether obtained solely or jointly by the related Mortgagor and sole tenant, must pay proceeds in an amount equal to 100% of the full replacement cost of the related Mortgaged Property.
18	Naples Retail Center (Loan No. 45)	(Insurance) - The business income interruption/rental loss insurance is an amount equal to 100% of the projected gross revenue of the related Mortgaged Property for a period of 12 months from the date of casualty, with an extended period of indemnity endorsement which provides the continued loss of income must be insured until such income either returns to the same level it was prior to the loss or the expiration of six (6) months from the date the related Mortgaged Property is repaired or replaced and operations are resumed, whichever occurs first,

 D-2-17

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
notwithstanding the policy may expire prior to the end of such period.
19	Santa Fe Portfolio (Loan No. 6)	(Access; Utilities; Separate Tax Lots) - Access to the public sewer at the Springer Plaza Mortgaged Property is dependent upon an adjacent property. There is no easement in place to provide for such access.
26	Santa Fe Portfolio (Loan No. 6) 3030 Bridgeway (Loan No. 31) RV Ranch of Keene (Loan No. 36) 27 East 20th Street (Loan No. 40)	(Local Law Compliance) - For each of the subject Mortgage Loans, the related Mortgaged Property constitutes (or, in the case of a portfolio of related Mortgaged Properties, one or more of the related Mortgaged Properties constitute) a legal non-conforming use which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the pre-casualty/pre-destruction use is not restored (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.
27	Santa Fe Portfolio (Loan No. 6)	(Licenses and Permits) - Certificates of occupancy were not available for the related Mortgaged Properties due to the ages of the related Mortgaged Properties. The lender’s zoning reports indicate that the failure to have certificates of occupancy is not a violation and will not give rise to any enforcement action.
27	950 2nd Avenue (Loan No. 17)	(Licenses and Permits) - The related Mortgaged Property currently operates under a temporary certificate of occupancy.
27	Equinox Bloomfield Hills (Loan No. 19)	(Licenses and Permits) - The related Mortgaged Property does not currently have a final certificate of occupancy.
27	RV Ranch of Keene (Loan No. 36)	(Licenses and Permits) - The city does not have a copy of the certificates of occupancy (required for each permanent structure) on file due to age of the related Mortgaged Property. Absence is not a violation, but the related Mortgagor is required to display the certificates at the related Mortgaged Property. The related Mortgagor no longer has these copies.
27	3030 Bridgeway (Loan No. 31)	(Licenses and Permits) - Each tenant at the related Mortgaged Property is required to have an occupational use permit. The occupational use permit is required for a tenant to obtain a business license. Neither the related Mortgagor nor the city is aware of which tenants have received this permit. Failure to have such permit is a zoning code violation.
28	All LCF Mortgage Loans except Santa Fe Portfolio (Loan Nos. 8, 17, 19, 22, 28, 31, 36, 40, 44, 45 and

(Recourse Obligations) - The related loan documents may limit recourse for the related Mortgagor’s commission of material physical waste only to the extent that there is sufficient cash flow from the related Mortgaged Property to make the requisite

 D-2-18

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
47)

payments to prevent the waste.

Misapplication (as opposed to misappropriation) of insurance proceeds, condemnation awards and/or rents following an event of default may not give rise to recourse.

The related loan documents may provide that transfers of interests in the related Mortgagor in violation of such loan documents only give rise to recourse for losses (as opposed to full recourse) if the transfer was otherwise permitted and the related Mortgagor’s breach was failure to provide notice to the lender, so long as the related Mortgagor provides all required documentation within five business days of receipt by the related Mortgagor.

With respect to clause (a)(ii) of Representation and Warranty No. 28, the related loan documents may not refer to the related guarantor but may instead refer to “[the] Borrower, an Affiliate, officer, director or representative that controls Borrower.”

28	Equinox Bloomfield Hills (Loan No. 19)	(Recourse Obligations) - The related loan documents provide for full recourse in the event that the related Mortgagor fails to obtain the lender’s prior consent to any transfer except to the extent expressly permitted by the related loan agreement or the security instrument (but excluding a Non-Voluntary Transfer). A “Non-Voluntary Transfer” is (i) an involuntary lien (such as a tax, judgment or mechanic’s lien), other than a lien for which the related Mortgagor and the related non-recourse carveout guarantor have personal liability pursuant to Section 11.22(vii) (tax liens) and Section 11.22(viii) (mechanic’s liens) of the related loan agreement, that is not held, placed, or consented to by the related Mortgagor or any affiliate of the related Mortgagor and (ii) any conveyance of the related Mortgaged Property as a result of the judicial enforcement of any lien covered by clause (i).
29	All LCF Mortgage Loans (Loan Nos. 6, 8, 17, 19, 22, 28, 31, 36, 40, 44, 45 and 47)	(Mortgage Releases) - If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the subject Mortgage Loan to fail to qualify as such.
30	Microtel Michigan City (Loan No. 47)	(Financial Reporting and Rent Rolls) - Financial statements are required for each related Mortgagor, but are not required to be combined.
31	All LCF Mortgage Loans (Loan Nos. 6, 8, 17, 19, 22, 28, 31, 36, 40, 44, 45 and 47)

(Acts of Terrorism Exclusion) - Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of certain insurance policies (including the all-risk/special form property policy and the rental loss and/or business interruption policy) required under the related loan documents contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the related Mortgagor must obtain and maintain terrorism coverage to cover such exclusions from an insurer meeting the Insurance Rating Requirements specified in Representation and Warranty No. 18 (a “Qualified Insurer”) or, in the event that such terrorism

 D-2-19

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

coverage is not available from a Qualified Carrier, the related Mortgagor must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

In addition, subject to the other exceptions to Representation and Warranty No. 31, even where terrorism insurance is required, and regardless of whether TRIA or a similar or subsequent statute is or is not in effect, the related Mortgagor may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake) either at the time of origination of the subject Mortgage Loan or at the time the terrorism insurance is to be obtained (as applicable for the subject Mortgage Loan), and if the cost of such terrorism insurance exceeds such amount, then the related Mortgagor is only required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32	All LCF Mortgage Loans (Loan Nos. 6, 8, 17, 19, 22, 28, 31, 36, 40, 44, 45 and 47)	(Due on Sale or Encumbrance) - With respect to clause (a)(v), mergers, acquisitions and other business combinations involving a publicly traded company may be permitted. In addition, transfers contemplated by an exception to Representation and Warranty No. 29 are also permitted transfers.
32

Santa Fe Portfolio (Loan No. 6)

The Box House Hotel (Loan No. 8)

950 2nd Avenue (Loan No. 17)

Equinox Bloomfield Hills (Loan No. 19)

The Grove at Winter Park (Loan No. 22)

616 Lofts on Michigan (Loan No. 28)

3030 Bridgeway (Loan No. 31)

RV Ranch of Keene (Loan No. 36)

27 East 20th Street (Loan No. 40)

Naples Retail Center (Loan No. 45)

(Due on Sale or Encumbrance) - With respect to each of the subject Mortgage Loans, transfers and sales of direct or indirect equity interests in the related Mortgagor may be permitted if such equity interests are limited partnership interests, non-managing member interests in a limited liability company or other passive equity interests.
32	Equinox Bloomfield Hills (Loan No. 19)	(Due on Sale or Encumbrance) - The related loan documents permit pledges of direct or indirect interests in the related

 D-2-20

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Mortgagor that are to secure a corporate or parent level credit facility or a credit facility for principals of any direct or indirect parent company or manager of the Mortgagor, in either case, from one or more financial institutions involving multiple underlying real estate assets and where the value of the related Mortgaged Property will not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate, parent level or other credit facility.
32	616 Lofts on Michigan (Loan No. 28)	(Due on Sale or Encumbrance) - The related Mortgaged Property is enrolled in the Michigan Community Revitalization Program (“CRP”), an incentive program designed to promote community revitalization that will accelerate private investment in areas of historical disinvestment. As part of the CRP, the related borrower sponsor received a subordinate loan (the “CRP Loan”) from the Michigan Strategic Fund (“MSF”), which is currently in the amount of $1,846,221.08. The CRP Loan is secured by a subordinate mortgage on the related Mortgaged Property and MSF and the lender entered into a subordination and standstill agreement with respect thereto (the “Subordination Agreement”). Pursuant to the Subordination Agreement, MSF can (i) foreclose its mortgage, subject to satisfying the senior lender’s standard loan assumption provisions, and/or (ii) bring actions against its full recourse guarantors, but if, at the time MSF is bringing a claim or has recovered any amount under its guaranty, the senior lender is pursuing a claim under its non-recourse guaranty, any recovery by MSF under its guaranty must be turned over to the senior lender until the senior lender’s guaranty claim is satisfied. Other than clauses (i) and (ii) above, MSF may not bring any enforcement or bankruptcy action against the related Mortgagor while the subject Mortgage Loan is outstanding.

 D-2-21

Starwood Mortgage Capital LLC

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	Walnut Professional Building (Loan No. 46)	(Permitted Liens; Title Insurance) - Pursuant to the terms of its lease, Center for Oral & Facial Surgery, the largest tenant at the Mortgaged Property has a right of first offer to purchase the Mortgaged Property in the event that the Mortgaged Property is offered for sale. Such right of first offer will not apply in the event of a foreclosure or deed-in-lieu thereof.
15	Bell Creek Commons (Loan No. 32)	(Actions Concerning Mortgage Loan) - The borrower sponsor, who is also the non-recourse carveout guarantor of the Mortgage Loan, is subject to several pending lawsuits from investors in the related sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $10,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The related sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, and the related sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount. The related sponsor has a net worth of approximately $253 million and liquidity of approximately $39.5 million. In addition, the Mortgage Loan documents provide for a non-recourse carveout for any losses associated with any litigation currently pending against the related sponsor and certain affiliates thereof or any litigation filed against the related sponsor and certain affiliates thereof on or after the origination date of the Mortgage Loan by any party that currently holds, or previously held, a direct or indirect interest in the Mortgagor, certain affiliates of the related sponsor or any entity that owned the related Mortgaged Property and was under control, directly or indirectly, of the related sponsor and certain affiliates of the related sponsor.
26	167 Graham Avenue (Loan No. 13)	(Local Law Compliance) - The Mortgaged Property is the subject of a municipal building code violation.
26	12-18 Meserole (Loan No. 15)	(Local Law Compliance) - Certain tenants at the Mortgaged Property and their tenant spaces are the subject of municipal building code violations.

 D-2-22

CIBC Inc.

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
12	University Square Bozeman (Loan No. 25)	(Condition of Property) - The related Mortgaged Property was inspected on October 23, 2018 and the Mortgage Loan closed on April 25, 2019.
18	Hunter Plaza (Loan No. 21)	(Insurance) - With respect to insurance for windstorm and/or windstorm related perils, the related Mortgage Loan documents permit a deductible for such coverage in an amount equal to two percent (2%) of the insured value of the related Mortgaged Property with a minimum deductible of $50,000.00. The amount of such deductible may be considered higher than customary.
18	Schnader Properties Portfolio (Loan No. 26)	(Insurance) - With respect to general liability insurance, the related Mortgage Loan documents for each of the respective Loans permit a deductible for such coverage in an amount equal to $10,000.00. The amounts of such deductibles may be considered higher than customary.
18	1600 Western Buildings (Loan No. 29)	(Insurance) - With respect to property insurance, the related Mortgage Loan documents permit a deductible for such coverage in an amount equal to $100,000.00. The amount of such deductible may be considered higher than customary.
28	Buffalo Springs Point (Loan No. 42)	(Recourse Obligations) - With respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, the recourse obligations for environmental indemnification shall terminate five (5) years after payment in full of such Mortgage Loan if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, including, without limitation, that the holder of the Mortgage Loan shall have received an environmental inspection report for the Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, and there exists no condition or matter with respect to the Mortgaged Property for which Lender is entitled to be indemnified under such indemnity.
28	All CIBC Mortgage Loans other than Buffalo Springs Point (Loan Nos. 21, 25, 26 and 29)	(Recourse Obligations) - With respect to the recourse obligation for misrepresentation for all Mortgage Loans from Seller, the obligation in all of the related Mortgage Loan documents is limited to “material” misrepresentation.
42	All CIBC Mortgage Loans (Loan Nos. 21, 25, 26, 29 and 42)	(Organization of Mortgagor) - With respect to searches on Major Sponsors for all Mortgage Loans from Seller, Seller’s criteria for a Major Sponsor is for any owner that holds a 25% or greater direct ownership share in the respective Mortgagor.

 D-2-23

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance
07/15/19	$31,923,000.00
08/15/19	$31,923,000.00
09/15/19	$31,923,000.00
10/15/19	$31,923,000.00
11/15/19	$31,923,000.00
12/15/19	$31,923,000.00
01/15/20	$31,923,000.00
02/15/20	$31,923,000.00
03/15/20	$31,923,000.00
04/15/20	$31,923,000.00
05/15/20	$31,923,000.00
06/15/20	$31,923,000.00
07/15/20	$31,923,000.00
08/15/20	$31,923,000.00
09/15/20	$31,923,000.00
10/15/20	$31,923,000.00
11/15/20	$31,923,000.00
12/15/20	$31,923,000.00
01/15/21	$31,923,000.00
02/15/21	$31,923,000.00
03/15/21	$31,923,000.00
04/15/21	$31,923,000.00
05/15/21	$31,923,000.00
06/15/21	$31,923,000.00
07/15/21	$31,923,000.00
08/15/21	$31,923,000.00
09/15/21	$31,923,000.00
10/15/21	$31,923,000.00
11/15/21	$31,923,000.00
12/15/21	$31,923,000.00
01/15/22	$31,923,000.00
02/15/22	$31,923,000.00
03/15/22	$31,923,000.00
04/15/22	$31,923,000.00
05/15/22	$31,923,000.00
06/15/22	$31,923,000.00
07/15/22	$31,923,000.00
08/15/22	$31,923,000.00
09/15/22	$31,923,000.00
10/15/22	$31,923,000.00
11/15/22	$31,923,000.00
12/15/22	$31,923,000.00
01/15/23	$31,923,000.00
02/15/23	$31,923,000.00
03/15/23	$31,923,000.00
04/15/23	$31,923,000.00
05/15/23	$31,923,000.00
06/15/23	$31,923,000.00
07/15/23	$31,923,000.00
08/15/23	$31,923,000.00
09/15/23	$31,923,000.00
10/15/23	$31,923,000.00
11/15/23	$31,923,000.00
12/15/23	$31,923,000.00
01/15/24	$31,923,000.00
02/15/24	$31,923,000.00
03/15/24	$31,923,000.00
Distribution Date	Balance
04/15/24	$31,923,000.00
05/15/24	$31,923,000.00
06/15/24	$31,922,449.19
07/15/24	$31,361,477.05
08/15/24	$30,851,753.85
09/15/24	$30,339,772.93
10/15/24	$29,772,015.30
11/15/24	$29,255,250.15
12/15/24	$28,682,841.96
01/15/25	$28,161,250.50
02/15/25	$27,637,348.37
03/15/25	$26,951,757.28
04/15/25	$26,422,492.40
05/15/25	$25,837,933.70
06/15/25	$25,303,732.50
07/15/25	$24,714,375.41
08/15/25	$24,175,194.45
09/15/25	$23,633,624.34
10/15/25	$23,037,104.22
11/15/25	$22,490,489.50
12/15/25	$21,889,065.72
01/15/26	$21,337,362.00
02/15/26	$20,783,213.24
03/15/26	$20,070,180.68
04/15/26	$19,510,411.71
05/15/26	$18,896,201.19
06/15/26	$18,331,227.42
07/15/26	$17,711,957.51
08/15/26	$17,141,733.13
09/15/26	$16,568,981.03
10/15/26	$15,942,150.11
11/15/26	$15,364,078.93
12/15/26	$14,732,077.51
01/15/27	$14,148,640.41
02/15/27	$13,562,616.60
03/15/27	$12,820,665.16
04/15/27	$12,228,749.75
05/15/27	$11,583,290.87
06/15/27	$10,985,887.63
07/15/27	$10,335,094.23
08/15/27	$9,732,154.83
09/15/27	$9,126,541.64
10/15/27	$8,467,767.66
11/15/27	$7,856,546.01
12/15/27	$7,192,320.26
01/15/28	$6,575,440.77
02/15/28	$5,955,825.23
03/15/28	$5,233,418.72
04/15/28	$4,607,848.43
05/15/28	$3,929,674.87
06/15/28	$3,298,320.35
07/15/28	$2,614,524.14
08/15/28	$1,977,334.43
09/15/28	$1,337,317.95
10/15/28	$645,101.77
11/15/28 and thereafter	$0.00

E-1

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ANNEX F

HILTON BALTIMORE BWI AIRPORT AMORTIZATION SCHEDULE

Date	Balance	Coupon	Interest	Scheduled Principal	Balloon Principal	Cashflow
04/06/19	$39,500,000.00
05/06/19	$39,456,356.75	4.7990506	$157,968.75	$43,643.25	$-	$201,612.00
06/06/19	$39,418,488.54	4.7990506	$163,054.02	$37,868.21	$-	$200,922.23
07/06/19	$39,374,475.09	4.7990506	$157,642.77	$44,013.45	$-	$201,656.22
08/06/19	$39,336,222.61	4.7990506	$162,715.64	$38,252.48	$-	$200,968.13
09/06/19	$39,297,790.60	4.7990506	$162,557.56	$38,432.01	$-	$200,989.57
10/06/19	$39,253,228.98	4.7990506	$157,160.07	$44,561.62	$-	$201,721.69
11/06/19	$39,214,407.48	4.7990506	$162,214.59	$38,821.50	$-	$201,036.09
12/06/19	$39,169,467.17	4.7990506	$156,826.60	$44,940.32	$-	$201,766.92
01/06/20	$39,130,252.57	4.7990506	$161,868.44	$39,214.60	$-	$201,083.04
02/06/20	$39,090,853.93	4.7990506	$161,706.39	$39,398.63	$-	$201,105.02
03/06/20	$39,039,434.56	4.7990506	$151,121.41	$51,419.38	$-	$202,540.78
04/06/20	$38,999,609.71	4.7990506	$161,331.08	$39,824.85	$-	$201,155.93
05/06/20	$38,953,693.85	4.7990506	$155,967.58	$45,915.86	$-	$201,883.44
06/06/20	$38,913,466.62	4.7990506	$160,976.76	$40,227.23	$-	$201,203.99
07/06/20	$38,867,159.53	4.7990506	$155,623.08	$46,307.09	$-	$201,930.17
08/06/20	$38,826,526.18	4.7990506	$160,619.15	$40,633.34	$-	$201,252.50
09/06/20	$38,785,702.14	4.7990506	$160,451.23	$40,824.04	$-	$201,275.27
10/06/20	$38,738,814.79	4.7990506	$155,112.12	$46,887.35	$-	$201,999.48
11/06/20	$38,697,579.12	4.7990506	$160,088.76	$41,235.67	$-	$201,324.44
12/06/20	$38,650,291.54	4.7990506	$154,759.70	$47,287.58	$-	$202,047.28
01/06/21	$38,608,640.42	4.7990506	$159,722.94	$41,651.12	$-	$201,374.06
02/06/21	$38,566,793.83	4.7990506	$159,550.82	$41,846.59	$-	$201,397.41
03/06/21	$38,507,235.10	4.7990506	$143,954.22	$59,558.73	$-	$203,512.95
04/06/21	$38,464,912.61	4.7990506	$159,131.76	$42,322.49	$-	$201,454.25
05/06/21	$38,416,568.34	4.7990506	$153,829.22	$48,344.27	$-	$202,173.49
06/06/21	$38,373,820.34	4.7990506	$158,757.08	$42,747.99	$-	$201,505.07
07/06/21	$38,325,062.36	4.7990506	$153,464.92	$48,757.98	$-	$202,222.90
08/06/21	$38,281,884.92	4.7990506	$158,378.93	$43,177.44	$-	$201,556.36
09/06/21	$38,238,504.85	4.7990506	$158,200.49	$43,380.07	$-	$201,580.57
10/06/21	$38,189,132.31	4.7990506	$152,923.77	$49,372.54	$-	$202,296.31
11/06/21	$38,145,316.95	4.7990506	$157,817.19	$43,815.36	$-	$201,632.56
12/06/21	$38,095,521.18	4.7990506	$152,551.09	$49,795.77	$-	$202,346.86
01/06/22	$38,051,266.49	4.7990506	$157,430.34	$44,254.69	$-	$201,685.03
02/06/22	$38,006,804.11	4.7990506	$157,247.46	$44,462.38	$-	$201,709.84
03/06/22	$37,944,871.65	4.7990506	$141,864.00	$61,932.46	$-	$203,796.47
04/06/22	$37,899,909.96	4.7990506	$156,807.78	$44,961.69	$-	$201,769.47
05/06/22	$37,848,999.63	4.7990506	$151,569.65	$50,910.33	$-	$202,479.98
06/06/22	$37,803,588.00	4.7990506	$156,411.59	$45,411.63	$-	$201,823.21
07/06/22	$37,752,240.21	4.7990506	$151,184.44	$51,347.79	$-	$202,532.23
08/06/22	$37,706,374.49	4.7990506	$156,011.73	$45,865.72	$-	$201,877.45
09/06/22	$37,660,293.52	4.7990506	$155,822.19	$46,080.97	$-	$201,903.16
10/06/22	$37,608,294.93	4.7990506	$150,611.38	$51,998.58	$-	$202,609.96
11/06/22	$37,561,753.67	4.7990506	$155,416.87	$46,541.27	$-	$201,958.14
12/06/22	$37,509,307.55	4.7990506	$150,217.30	$52,446.12	$-	$202,663.42
01/06/23	$37,462,301.73	4.7990506	$155,007.81	$47,005.82	$-	$202,013.63
02/06/23	$37,415,075.31	4.7990506	$154,813.55	$47,226.42	$-	$202,039.97
03/06/23	$37,350,634.57	4.7990506	$139,655.32	$64,440.74	$-	$204,096.06
04/06/23	$37,302,884.09	4.7990506	$154,352.09	$47,750.48	$-	$202,102.57

Date	Balance	Coupon	Interest	Scheduled Principal	Balloon Principal	Cashflow
05/06/23	$37,249,262.27	4.7990506	$149,182.02	$53,621.82	$-	$202,803.84
06/06/23	$37,201,036.04	4.7990506	$153,933.16	$48,226.23	$-	$202,159.39
07/06/23	$37,146,951.67	4.7990506	$148,774.71	$54,084.38	$-	$202,859.09
08/06/23	$37,098,245.29	4.7990506	$153,510.36	$48,706.38	$-	$202,216.74
09/06/23	$37,049,310.33	4.7990506	$153,309.08	$48,934.96	$-	$202,244.04
10/06/23	$36,994,536.87	4.7990506	$148,167.93	$54,773.47	$-	$202,941.40
11/06/23	$36,945,115.20	4.7990506	$152,880.51	$49,421.67	$-	$202,302.18
12/06/23	$36,889,868.51	4.7990506	$147,751.23	$55,246.69	$-	$202,997.92
01/06/24	$36,839,955.63	4.7990506	$152,447.96	$49,912.88	$-	$202,360.85
02/06/24	$36,789,808.51	4.7990506	$152,241.70	$50,147.13	$-	$202,388.82
03/06/24	$36,728,286.90	4.7990506	$142,225.79	$61,521.61	$-	$203,747.39
04/06/24	$36,677,615.71	4.7990506	$151,780.23	$50,671.19	$-	$202,451.42
05/06/24	$36,621,154.13	4.7990506	$146,681.44	$56,461.58	$-	$203,143.02
06/06/24	$36,569,980.16	4.7990506	$151,337.50	$51,173.97	$-	$202,511.47
07/06/24	$36,513,029.73	4.7990506	$146,250.99	$56,950.42	$-	$203,201.41
08/06/24	$36,461,348.33	4.7990506	$150,890.67	$51,681.41	$-	$202,572.08
09/06/24	$36,409,424.37	4.7990506	$150,677.10	$51,923.95	$-	$202,601.05
10/06/24	$36,351,744.76	4.7990506	$145,608.89	$57,679.61	$-	$203,288.51
11/06/24	$36,299,306.43	4.7990506	$150,224.16	$52,438.33	$-	$202,662.49
12/06/24	$36,241,126.70	4.7990506	$145,168.51	$58,179.73	$-	$203,348.24
01/06/25	$36,188,169.24	4.7990506	$149,767.03	$52,957.46	$-	$202,724.49
02/06/25	$36,134,963.24	4.7990506	$149,548.18	$53,206.00	$-	$202,754.18
03/06/25	$36,065,096.25	4.7990506	$134,877.18	$69,866.99	$-	$204,744.17
04/06/25	$36,011,312.67	4.7990506	$149,039.58	$53,783.58	$-	$202,823.16
05/06/25	$35,951,824.96	4.7990506	$144,016.76	$59,487.71	$-	$203,504.47
06/06/25	$35,897,509.79	4.7990506	$148,571.48	$54,315.17	$-	$202,886.66
07/06/25	$35,837,505.23	4.7990506	$143,561.64	$60,004.56	$-	$203,566.20
08/06/25	$35,782,653.55	4.7990506	$148,099.06	$54,851.68	$-	$202,950.74
09/06/25	$35,727,544.45	4.7990506	$147,872.38	$55,109.10	$-	$202,981.48
10/06/25	$35,666,767.96	4.7990506	$142,881.91	$60,776.49	$-	$203,658.40
11/06/25	$35,611,115.00	4.7990506	$147,393.48	$55,652.96	$-	$203,046.44
12/06/25	$35,549,809.73	4.7990506	$142,416.29	$61,305.27	$-	$203,721.56
01/06/26	$35,493,607.88	4.7990506	$146,910.15	$56,201.85	$-	$203,112.00
02/06/26	$35,437,142.27	4.7990506	$146,677.90	$56,465.61	$-	$203,143.51
03/06/26	$35,364,317.29	4.7990506	$132,272.50	$72,824.98	$-	$205,097.47
04/06/26	$35,307,244.92	4.7990506	$146,143.60	$57,072.38	$-	$203,215.98
05/06/26	$35,244,559.57	4.7990506	$141,201.05	$62,685.35	$-	$203,886.39
06/06/26	$35,186,925.16	4.7990506	$145,648.70	$57,634.41	$-	$203,283.11
07/06/26	$35,123,693.36	4.7990506	$140,719.86	$63,231.80	$-	$203,951.66
08/06/26	$35,065,491.72	4.7990506	$145,149.22	$58,201.64	$-	$203,350.86
09/06/26	$35,007,016.94	4.7990506	$144,908.70	$58,474.78	$-	$203,383.48
10/06/26	$34,942,968.06	4.7990506	$140,000.37	$64,048.88	$-	$204,049.25
11/06/26	$34,883,918.26	4.7990506	$144,402.37	$59,049.79	$-	$203,452.16
12/06/26	$34,819,310.31	4.7990506	$139,508.07	$64,607.96	$-	$204,116.03
01/06/27	$34,759,680.18	4.7990506	$143,891.35	$59,630.13	$-	$203,521.48
02/06/27	$34,699,770.21	4.7990506	$143,644.93	$59,909.97	$-	$203,554.90
03/06/27	$34,623,819.60	4.7990506	$129,520.19	$75,950.61	$-	$205,470.80
04/06/27	$34,563,272.02	4.7990506	$143,083.48	$60,547.57	$-	$203,631.06
05/06/27	$34,497,207.80	4.7990506	$138,225.74	$66,064.22	$-	$204,289.97
06/06/27	$34,436,066.03	4.7990506	$142,560.26	$61,141.77	$-	$203,702.03
07/06/27	$34,369,424.08	4.7990506	$137,717.02	$66,641.95	$-	$204,358.97
08/06/27	$34,307,682.61	4.7990506	$142,032.19	$61,741.47	$-	$203,773.66
09/06/27	$34,245,651.38	4.7990506	$141,777.04	$62,031.22	$-	$203,808.26
10/06/27	$34,178,144.63	4.7990506	$136,955.51	$67,506.75	$-	$204,462.26

Date	Balance	Coupon	Interest	Scheduled Principal	Balloon Principal	Cashflow
11/06/27	$34,115,505.48	4.7990506	$141,241.72	$62,639.15	$-	$203,880.87
12/06/27	$34,047,407.65	4.7990506	$136,435.03	$68,097.83	$-	$204,532.86
01/06/28	$33,984,154.94	4.7990506	$140,701.45	$63,252.71	$-	$203,954.16
02/06/28	$33,920,605.39	4.7990506	$140,440.06	$63,549.56	$-	$203,989.61
03/06/28	$33,846,487.18	4.7990506	$131,133.73	$74,118.20	$-	$205,251.94
04/06/28	$33,782,291.54	4.7990506	$139,871.14	$64,195.64	$-	$204,066.78
05/06/28	$33,712,680.37	4.7990506	$135,102.44	$69,611.18	$-	$204,713.62
06/06/28	$33,647,856.77	4.7990506	$139,318.18	$64,823.60	$-	$204,141.79
07/06/28	$33,577,635.03	4.7990506	$134,564.81	$70,221.73	$-	$204,786.54
08/06/28	$33,512,177.65	4.7990506	$138,760.11	$65,457.38	$-	$204,217.48
09/06/28	$33,446,413.08	4.7990506	$138,489.60	$65,764.57	$-	$204,254.18
10/06/28	$33,375,276.46	4.7990506	$133,759.19	$71,136.62	$-	$204,895.82
11/06/28	$33,308,869.40	4.7990506	$137,923.86	$66,407.06	$-	$204,330.91
12/06/28	$33,237,108.10	4.7990506	$133,209.12	$71,761.30	$-	$204,970.43
01/06/29	$33,170,052.61	4.7990506	$137,352.87	$67,055.49	$-	$204,408.36
02/06/29	$33,102,682.42	4.7990506	$137,075.77	$67,370.18	$-	$204,445.95
03/06/29	$33,019,961.93	4.7990506	$123,558.90	$82,720.49	$-	$206,279.40
04/06/29	$-	4.7990506	$136,455.51	$68,074.57	$32,951,887.36	$33,156,417.45

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	21
Risk Factors	52
Description of the Mortgage Pool	133
Transaction Parties	221
Credit Risk Retention	278
Description of the Certificates	290
Description of the Mortgage Loan Purchase Agreements	325
Pooling and Servicing Agreement	334
Certain Legal Aspects of Mortgage Loans	435
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	450
Pending Legal Proceedings Involving Transaction Parties	451
Use of Proceeds	452
Yield and Maturity Considerations	452
Material Federal Income Tax Considerations	465
Certain State and Local Tax Considerations	477
Method of Distribution (Underwriter conflicts of interest)	477
Incorporation of Certain Information by Reference	479
Where You Can Find More Information	480
Financial Information	480
Certain ERISA Considerations	480
Legal Investment	484
Legal Matters	485
Ratings	485
Index of Significant Definitions	488

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers effecting transactions in these certificates, whether or not participating in the initial distribution, will deliver a prospectus until the date that is ninety (90) days from the date of this prospectus.

$682,179,000
(Approximate)

Credit Suisse
Commercial Mortgage

Securities Corp.
Depositor

CSAIL 2019-C16
Commercial Mortgage Trust
Issuing Entity
(Central Index Key Number 0001776086)

Commercial Mortgage Pass-Through

Certificates, Series 2019-C16

Class A-1	$19,153,000
Class A-2	$75,000,000 – 295,000,000
Class A-3	$205,180,000 – 425,180,000
Class A-SB	$31,923,000
Class X-A	$615,241,000
Class X-B	$66,938,000
Class A-S	$63,985,000
Class B	$31,501,000
Class C	$35,437,000

PROSPECTUS

Credit Suisse
Co-Lead Manager and Joint Bookrunner

Société Générale
Co-Lead Manager and Joint Bookrunner

CIBC World Markets

Co-Manager

June      , 2019